FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-207132-21

PROSPECTUS

$728,129,000 (Approximate)

BENCHMARK 2019-B9 MORTGAGE TRUST
(Central Index Key number 0001764759)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

German American Capital Corporation

(Central Index Key number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key number 0000835271)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-B9

The Benchmark 2019-B9 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-B9, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties. The mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in March 2019. The rated final distribution date for the offered certificates is March 2052.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$15,600,000		3.015%	Fixed
Class A-2	$15,800,000		3.952%	Fixed
Class A-3	$8,867,000		3.746%	Fixed
Class A-4	$130,000,000		3.750%	Fixed
Class A-5	$385,272,000		4.015%	Fixed
Class A-AB	$32,000,000		3.932%	Fixed
Class X-A	$649,440,000	(5)	1.049%	Variable IO(6)
Class A-S	$61,901,000		4.266%	Fixed
Class B	$38,820,000		4.468%	Fixed
Class C	$39,869,000		4.970%	WAC Cap(7)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 61 of this prospectus.

Neither the Series 2019-B9 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2019-B9 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Academy Securities, Inc. and The Williams Capital Group, L.P., the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 49.9% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 28.9% of each class of offered certificates, and J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 21.2% of each class of offered certificates. Academy Securities, Inc. and The Williams Capital Group, L.P. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about February 14, 2019. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately 109.97% of the aggregate principal balance of the offered certificates, plus accrued interest from February 1, 2019, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$728,129,000	100%	$728,129,000	$88,249.23

(1)       Estimated solely for the purpose of calculating the registration fee.

(2)       Calculated according to Rule 457(s) of the Securities Act of 1933.

Citigroup	J.P. Morgan	Deutsche Bank Securities

Co-Lead Managers and Joint Bookrunners

Academy Securities Co-Manager		The Williams Capital Group, L.P. Co-Manager
February 1, 2019

BENCHMARK 2019-B9 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2019-B9

Washington
1 property
$19,000,000
2.2% of total
South Dakota
1 property
$8,400,000
1.0% of total
Iowa
5 properties
$18,773,245
2.1% of total
Minnesota
6 properties
$51,045,937
5.8% of total
Wisconsin
1 property
$3,136,400
0.4% of total
Illinois
8 properties
$76,778,679
8.7% of total
Indiana
4 properties
$22,055,900
2.5% of total
Pennsylvania
1 property
$6,750,000
0.8% of total
New York
6 properties
$172,790,052
19.6% of total
Michigan
5 properties
$31,544,427
3.6% of total
Massachusetts
1 property
$32,000,000
3.6% of total
Oregon
2 properties
$20,405,000
2.3% of total
Ohio
1 property
$4,302,141
0.5% of total
Connecticut
2 properties
$3,538,858
0.4% of total
Nevada
1 property
$3,000,000
0.3% of total
New Jersey
4 properties
$64,750,000
7.3% of total
Maryland
2 properties
$22,614,512
2.6% of total
California
3 properties
$60,295,000
6.8% of total
North Carolina
4 properties
$10,872,396
1.2% of total
Arizona
5 properties
$80,413,909
9.1% of total
Georgia
2 properties
$21,100,000
2.4% of total
South Carolina
2 properties
$10,286,443
1.2% of total
Nebraska
1 property
$15,873,826
1.8% of total
Oklahoma
1 property
$7,200,000
0.8% of total
Texas
1 property
$12,250,000
1.4% of total
Louisiana
2 properties
$4,818,449
0.5% of total
Tennessee
2 properties
$3,885,212
0.4% of total
Florida
3 properties
$54,800,000
6.2% of total
Missouri
7 properties
$18,280,265
2.1% of total
Mississippi
3 properties
$18,032,168
2.0% of total
Kentucky
1 property
$4,525,000
0.5% of total
Mortgaged Properties by Property Type
Self Storage 7.3%
Mixed Use 3.0%
Office 40.4%
Multifamily 8.7%
Industrial 10.2%
Hospitality 10.3%
Retail 20.1%
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.3 – 1.0%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2019-B9 certificates, including the non-offered VRR Interest discussed in footnote (10) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$15,600,000		30.000%	3.015%	Fixed	2.86	3/19-11/23
Class A-2	$15,800,000		30.000%	3.952%	Fixed	4.81	11/23-12/23
Class A-3	$8,867,000		30.000%	3.746%	Fixed	7.00	2/26-2/26
Class A-4	$130,000,000		30.000%	3.750%	Fixed	9.71	7/28-12/28
Class A-5	$385,272,000		30.000%	4.015%	Fixed	9.85	12/28-1/29
Class A-AB	$32,000,000		30.000%	3.932%	Fixed	7.30	12/23-9/28
Class X-A	$649,440,000	(5)	N/A	1.049%	Variable IO(6)	N/A	N/A
Class A-S	$61,901,000		22.625%	4.266%	Fixed	9.92	1/29-1/29
Class B	$38,820,000		18.000%	4.468%	Fixed	9.92	1/29-1/29
Class C	$39,869,000		13.250%	4.970%	WAC Cap(7)	9.92	1/29-1/29

Non-Offered Certificates
Class X-B	$78,689,000	(5)	N/A	0.279%	Variable IO(6)	N/A	N/A
Class X-D	$46,163,000	(5)	N/A	2.002%	Variable IO(6)	N/A	N/A
Class X-F	$20,984,000	(5)	N/A	1.250%	Fixed IO(6)	N/A	N/A
Class X-G	$9,443,000	(5)	N/A	1.250%	Fixed IO(6)	N/A	N/A
Class X-H	$9,442,000	(5)	N/A	1.250%	Fixed IO(6)	N/A	N/A
Class X-J	$25,180,928	(5)	N/A	1.250%	Fixed IO(6)	N/A	N/A
Class D	$26,229,000		10.125%	3.000%	Fixed	9.92	1/29-1/29
Class E	$19,934,000		7.750%	3.000%	Fixed	9.95	1/29-2/29
Class F	$20,984,000		5.250%	3.752%	WAC – 1.250%(8)	10.00	2/29-2/29
Class G	$9,443,000		4.125%	3.752%	WAC – 1.250%(8)	10.00	2/29-2/29
Class H	$9,442,000		3.000%	3.752%	WAC – 1.250%(8)	10.00	2/29-2/29
Class J	$25,180,928		0.000%	3.752%	WAC – 1.250%(8)	10.00	2/29-2/29
Class S(9)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(9)	N/A		N/A	N/A	N/A	N/A	N/A

Non-Offered Vertical Risk Retention Interest
VRR Interest(10)	$44,175,891		N/A	5.002%(11)	WAC(11)	9.50	3/19-2/29

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates (collectively, the “non-vertically retained principal balance certificates”), on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”. The VRR Interest and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”.

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D and Class E
Class X-F	Class F
Class X-G	Class G
Class X-H	Class H
Class X-J	Class J

(6)	The pass-through rate for the Class X-A, Class X-B and Class X-D certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a

360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus. The pass-through rate for the Class X-F, Class X-G, Class X-H and Class X-J certificates will be a fixed per annum rate equal to 1.250%.

(7)	The pass-through rate for the Class C certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class specified in the table above and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(8)	The pass-through rates for the Class F, Class G, Class H and Class J certificates will each generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 1.250%, as described in this prospectus.

(9)	Neither the Class S certificates nor the Class R certificates will have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates as set forth in “Description of the Certificates—Distributions—Excess Interest”. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(10)	German American Capital Corporation, as retaining sponsor, is expected to acquire (or cause one or more other retaining parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” (as such term is defined in Regulation RR) in the form of a “single vertical security” (as defined in Regulation RR) with an initial certificate balance of approximately $44,175,891 (the “VRR Interest”), representing at least 5.0% of the aggregate initial certificate balance of all of the ABS interests issued by the issuing entity on the closing date. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”. The VRR Interest is a class of certificates.

(11)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H, Class J, Class S and Class R certificates and the VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the VRR Interest is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	10
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	10
Summary of Terms	17
Risk Factors	61
The Offered Certificates May Not Be a Suitable Investment for You	61
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	61
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	61
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	62
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	62
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the VRR Interest	67
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	67
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	67
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	67
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	68
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	68
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	68
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	69
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	72
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	72
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	73
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	76
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	76
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	77
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	77
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	78
Historical Information Regarding the Mortgage Loans May Be Limited	79
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	79
Static Pool Data Would Not Be Indicative of the Performance of This Pool	79
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	79
A Tenant Concentration May Result in Increased Losses	80
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	81
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	81

Tenant Bankruptcy Could Result in a Rejection of the Related Lease	81
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	81
Early Lease Termination Options May Reduce Cash Flow	82
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	82
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	82
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	83
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	83
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	84
The Types of Properties That Secure the Mortgage Loans Present Special Risks	90
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	106
Changes in Pool Composition Will Change the Nature of Your Investment	109
Tenancies-in-Common May Hinder Recovery	109
Risks Relating to Enforceability of Cross-Collateralization Arrangements	109
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	110
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	110
Risks of Anticipated Repayment Date Loans	111
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	111
Various Other Laws Could Affect the Exercise of Lender’s Rights	111
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	112
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	113
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	115
Appraisals May Not Reflect Current or Future Market Value of Each Property	115
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	116
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	117
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	117
Risks Relating to Tax Credits	117
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	118
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	118
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	119
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	119
Leased Fee Properties Have Special Risks	121
Risks Related to Zoning Non-Compliance and Use Restrictions	121
Risks Relating to Inspections of Properties	122
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	122
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	122

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	123
Terrorism Insurance May Not Be Available for All Mortgaged Properties	124
Risks Associated with Blanket Insurance Policies or Self-Insurance	125
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	125
The Borrower’s Form of Entity May Cause Special Risks	126
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	129
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	130
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	130
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	131
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	131
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	132
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	133
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	135
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	138
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	138
Potential Conflicts of Interest of the Operating Advisor	138
Potential Conflicts of Interest of the Asset Representations Reviewer	139
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	139
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	141
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	142
Other Potential Conflicts of Interest May Affect Your Investment	142
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	143
The Servicing of the Servicing Shift Loan Combination Will Shift to Other Servicers	144
Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment	144
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	145
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	146
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	147
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	147
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	147
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	147
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	148
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	149
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	149
State, Local and Other Tax Considerations	151

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	151
Description of the Mortgage Pool	153
General	153
Certain Calculations and Definitions	154
Statistical Characteristics of the Mortgage Loans	163
Delinquency Information	174
Environmental Considerations	174
Litigation and Other Legal Considerations	177
Redevelopment, Expansion and Renovation	178
Default History, Bankruptcy Issues and Other Proceedings	179
Tenant Issues	180
Insurance Considerations	191
Zoning and Use Restrictions	191
Non-Recourse Carveout Limitations	192
Real Estate and Other Tax Considerations	193
Certain Terms of the Mortgage Loans	195
Additional Indebtedness	206
The Loan Combinations	211
Additional Mortgage Loan Information	222
Transaction Parties	224
The Sponsors and the Mortgage Loan Sellers	224
Compensation of the Sponsors	247
The Depositor	247
The Issuing Entity	248
The Trustee	249
The Certificate Administrator	250
Servicers	252
The Operating Advisor and the Asset Representations Reviewer	269
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	270
Credit Risk Retention	273
General	273
Qualifying CRE Loans; Required Credit Risk Retention Percentage	274
The VRR Interest	274
Hedging, Transfer and Financing Restrictions	276
Description of the Certificates	278
General	278
Distributions	280
Allocation of Yield Maintenance Charges and Prepayment Premiums	292
Assumed Final Distribution Date; Rated Final Distribution Date	294
Prepayment Interest Shortfalls	294
Subordination; Allocation of Realized Losses	295
Reports to Certificateholders; Certain Available Information	297
Voting Rights	306
Delivery, Form, Transfer and Denomination	307
Certificateholder Communication	310
The Mortgage Loan Purchase Agreements	311
Sale of Mortgage Loans; Mortgage File Delivery	311
Representations and Warranties	316
Cures, Repurchases and Substitutions	316
Dispute Resolution Provisions	319
Asset Review Obligations	319
The Pooling and Servicing Agreement	320
General	320
Certain Considerations Regarding the Outside Serviced Loan Combinations	323
Assignment of the Mortgage Loans	324
Servicing of the Mortgage Loans	325
Subservicing	331
Advances	331
Accounts	335
Withdrawals from the Collection Account	337
Application of Loss of Value Payments	339
Servicing and Other Compensation and Payment of Expenses	339
Application of Penalty Charges and Modification Fees	353
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	354
Appraisal Reduction Amounts	356
Inspections	361
Evidence as to Compliance	361
Limitation on Liability; Indemnification	362
Servicer Termination Events	365
Rights Upon Servicer Termination Event	367
Waivers of Servicer Termination Events	368
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	369
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	372
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	372
Amendment	374
Realization Upon Mortgage Loans	376
Directing Holder	383
Operating Advisor	390
Asset Status Reports	397
The Asset Representations Reviewer	398
Limitation on Liability of the Risk Retention Consultation Parties	405
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	406
Dispute Resolution Provisions	407
Rating Agency Confirmations	410

Termination; Retirement of Certificates	412
Optional Termination; Optional Mortgage Loan Purchase	412
Servicing of the Outside Serviced Mortgage Loans	413
Use of Proceeds	419
Yield, Prepayment and Maturity Considerations	419
Yield	419
Yield on the Class X-A Certificates	422
Weighted Average Life of the Offered Certificates	422
Price/Yield Tables	427
Material Federal Income Tax Consequences	432
General	432
Qualification as a REMIC	432
Status of Offered Certificates	434
Taxation of the Regular Interests	434
Taxes That May Be Imposed on a REMIC	440
Bipartisan Budget Act of 2015	440
Taxation of Certain Foreign Investors	441
FATCA	442
Backup Withholding	442
Information Reporting	442
3.8% Medicare Tax on “Net Investment Income”	442
Reporting Requirements	443
Tax Return Disclosure and Investor List Requirements	443
Certain State, Local and Other Tax Considerations	443
ERISA Considerations	444
General	444
Plan Asset Regulations	445
Prohibited Transaction Exemptions	446
Underwriter Exemption	447
Exempt Plans	450
Insurance Company General Accounts	450
Ineligible Purchasers	450
Further Warnings	450
Consultation with Counsel	451
Tax Exempt Investors	451
Legal Investment	451
Certain Legal Aspects of the Mortgage Loans	452
General	453
Types of Mortgage Instruments	453
Installment Contracts	454
Leases and Rents	454
Personalty	455
Foreclosure	455
Bankruptcy Issues	460
Environmental Considerations	466
Due-On-Sale and Due-On-Encumbrance Provisions	469
Junior Liens; Rights of Holders of Senior Liens	470
Subordinate Financing	470
Default Interest and Limitations on Prepayments	470
Applicability of Usury Laws	471
Americans with Disabilities Act	471
Servicemembers Civil Relief Act	471
Anti-Money Laundering, Economic Sanctions and Bribery	472
Potential Forfeiture of Assets	472
Ratings	473
Plan of Distribution (Underwriter Conflicts of Interest)	475
Incorporation of Certain Information by Reference	477
Where You Can Find More Information	477
Financial Information	477
Legal Matters	477
Index of Certain Defined Terms	478

ANNEX A – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1
ANNEX B – SIGNIFICANT LOAN SUMMARIES	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1A-1
ANNEX E-1B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1B-1
ANNEX E-2A – SPONSOR REPRESENTATIONS
AND WARRANTIES (JPMCB)	E-2A-1
ANNEX E-2B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (JPMCB)	E-2B-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE RISK RETENTION CONSULTATION PARTIES, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■    This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms”, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

■    In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THE UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)       IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE DISTRIBUTED OR DIRECTED UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY

TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED (THE INSURANCE DISTRIBUTION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTORS”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET

ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUER, THE DEPOSITOR NOR ANY INITIAL PURCHASER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF MIFID II;

(B) A CUSTOMER WITHIN THE MEANING OF THE INSURANCE DISTRIBUTION DIRECTIVE, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE OFFERED CERTIFICATES.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC

OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Benchmark 2019-B9 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-B9.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing Entity	Benchmark 2019-B9 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of February 1, 2019, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citi Real Estate Funding Inc., a New York corporation (25 mortgage loans (49.9%));

●	German American Capital Corporation, a Maryland corporation (14 mortgage loans (28.9%)); and

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America (11 mortgage loans (21.2%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans		Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	25		$441,277,378	49.9%
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	11	(1)	187,240,118	21.2
Deutsche Bank AG, acting through its New York Branch	German American Capital Corporation(2)	8		151,893,323	17.2
German American Capital Corporation	German American Capital Corporation	6		103,107,000	11.7
	Total	50		$883,517,820	100.0%

(1)	Includes the Aventura Mall mortgage loan (1.7%), which is part of a loan combination that was co-originated by JPMorgan Chase Bank, National Association, Wells Fargo Bank, National Association, Deutsche Bank AG, acting through its New York Branch, and Morgan Stanley Bank, N.A., and is evidenced by the promissory note designated as note A-2-A-5-B, with an outstanding principal balance of $15,000,000 as of the cut-off date.
(2)	German American Capital Corporation has acquired or will acquire the mortgage loans that were originated or co-originated by Deutsche Bank AG, acting through its New York Branch, on or prior to the closing date.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC-A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The Liberty Station Retail mortgage loan is part of a loan combination that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, the servicing of the related loan combination will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction. Accordingly, the Liberty Station Retail mortgage loan, the related companion loan(s) and the related loan combination will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced loan combination, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced loan combination, respectively, after the related shift in servicing occurs. The Liberty Station Retail mortgage loan, the related companion loan(s) and the related loan combination are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift loan combination”, respectively.

See the chart entitled “Loan Combination Summary” under “The Mortgage Pool—Loan Combinations” below in this summary and the chart entitled “Servicing of the Loan Combinations” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced loan combinations, outside serviced loan combinations and servicing shift loan combinations.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305) 695-5600. See “Transaction Parties—Servicers—The Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

LNR Partners, LLC, was selected to be the initial special servicer by Prime Finance Long Duration (B-Piece) II, L.P., one or more affiliates of which are expected to : (a) purchase a majority interest in the Class F, Class G, Class H, Class J, Class X-F, Class X-G, Class X-H, Class X-J and Class S certificates on the closing date; and (b) appoint Prime Finance Long Duration (B-Piece) II, L.P. or an affiliate as the initial controlling class representative and the initial directing holder with respect to the serviced loans other than any serviced outside controlled loan combination and any excluded mortgage loan. See “—Directing

Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”. LNR Securities Holding, LLC, an affiliate of LNR Partners, LLC, or an affiliate is expected to purchase a minority interest in the Class F, Class G, Class H, Class J, Class X-F, Class X-G, Class X-H, Class X-J and Class S certificates equal to approximately 40% of the initial certificate balance or notional amount of each such class (or, in the case of the Class S certificates, equal to an approximately 40% percentage interest in such class).

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Significant Primary Servicer	Midland Loan Services, a Division of PNC Bank, National Association, will act as primary servicer with respect to the serviced mortgage loans sold to the depositor by JPMorgan Chase Bank, National Association. See “Transaction Parties—Servicers—Significant Primary Servicer—Midland Loan Services, a Division of PNC Bank, National Association”.

The master servicer (or related outside servicer, in the case of an outside serviced mortgage loan) will be responsible to pay the fees of Midland Loan Services and each other primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction or the related outside servicing agreement, as applicable.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Benchmark 2019-B9. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to each servicing shift loan combination, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the loan combination becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift loan combination, the trustee of the securitization of the related controlling pari passu companion loan will become the mortgagee of record. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – Benchmark 2019-B9, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	after the occurrence and during the continuance of a control termination event, reviewing the actions of the special servicer with respect to specially serviced loans;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	after the occurrence and during the continuance of a control termination event (and under the circumstances described in this prospectus), issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	after the occurrence and during the continuance of a consultation termination event, recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and

●	after the occurrence and during the continuance of a control termination event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be (or, in the case of a servicing shift loan combination, following the inclusion of the applicable companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
Kawa Mixed Use Portfolio	CREFI	Benchmark 2018-B8 PSA (12/1/18)	4.1%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC
Staples Strategic Industrial	GACC	Benchmark 2018-B8 PSA (12/1/18)	4.0%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC
10 Brookline Place	JPMCB	Benchmark 2018-B8 PSA (12/1/18)	3.6%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
Liberty Station Retail	JPMCB	(4)	3.4%	(4)	(4)	(4)	(4)	(4)	(5)
Aventura Mall	JPMCB	Aventura Mall Trust 2018-AVM TSA (6/29/18)	1.7%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	BREDS HG SD (Delaware) L.P.
1421 West Shure Drive	JPMCB	Benchmark 2018-B8 PSA (12/1/18)	1.4%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.

(3)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder / Controlling Class Representative” below.

(4)	The Liberty Station Retail mortgage loan is a servicing shift mortgage loan that (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.

(5)	With respect to the Liberty Station Retail mortgage loan, there will be no initial outside controlling class representative until the securitization of the controlling pari passu companion loan in a future commercial mortgage securitization transaction. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identity of the related controlling note holder for the related loan combination.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no serviced AB loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class

Representative	The “directing holder” with respect to any serviced mortgage loan or serviced loan combination will be:

●	except in the case of an excluded mortgage loan or a serviced loan combination as to which the controlling note is held outside the issuing entity, the controlling class representative; and

●	with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class F will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class F, Class G, Class H and Class J certificates.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced loan combinations:

●	the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the related directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans, provided that so long as LNR Securities Holdings, LLC or an affiliate owns at least 25% of the certificate balance of the then-controlling class of certificates, LNR Partners, LLC may not be removed or replaced as special servicer without cause;

provided that if the controlling class representative is the related directing holder, it will only have the foregoing rights if a control termination event (or, solely with respect to consultation rights, a consultation termination event) does not exist, and it will not have the foregoing rights with respect to an excluded mortgage loan.

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Affiliates of Prime Finance Long Duration (B-Piece) II, L.P. are expected, on the closing date, (i) to purchase a majority interest in the Class F, Class G, Class H, Class J, Class X-F, Class X-G, Class X-H, Class X-J and Class S certificates, and (ii) to appoint Prime Finance Long Duration (B-Piece) II, L.P. or an affiliate as the initial controlling class representative (and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans, other than (x) any serviced outside controlled loan combination, and (y) any excluded mortgage loan). LNR Securities Holdings, LLC, or an affiliate is expected to purchase a minority interest in the Class F, Class G, Class H, Class J, Class X-F, Class X-G, Class X-H, Class X-J and Class S certificates equal to approximately 40% of the initial certificate balance or notional amount of each such class (or, in the case of the Class S certificates, equal to an approximately 40% percentage interest in such class).

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, a servicing shift loan combination will be a serviced outside controlled loan combination and, after the related shift in servicing occurs, such loan combination will be an outside serviced loan combination.

Any serviced loan combination with a subordinate companion loan will initially be a serviced outside controlled loan combination. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, except in the case of a servicing shift loan combination, the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Risk Retention

Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be: (i) the party selected by Citi Real Estate Funding Inc., (ii) the party selected by Deutsche Bank AG, acting through its New York Branch, and (iii) the party selected by JPMorgan Chase Bank, National Association. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, none of the risk retention consultation parties will have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Citi Real Estate Funding Inc., Deutsche Bank AG, acting through its New York Branch, and JPMorgan Chase Bank, National Association, are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or loan combination with respect to which such risk retention consultation party, or the person(s) entitled to appoint such risk retention consultation party, is a borrower party.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in February 2019 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to February 2019, the date that would have been its due date in February 2019 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about February 14, 2019.

Distribution Date	The 4th business day following the related determination date of each month, beginning in March 2019.

Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in March 2019.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in March 2019, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	November 2023
	Class A-2	December 2023
	Class A-3	February 2026
	Class A-4	December 2028
	Class A-5	January 2029
	Class A-AB	September 2028
	Class X-A	January 2029
	Class A-S	January 2029
	Class B	January 2029
	Class C	January 2029

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in March 2052.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers of the VRR Interest or any of the non-vertically retained certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-B9:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-AB

●	Class X-A

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2019-B9 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H, Class J, Class S and Class R certificates and the VRR Interest. The offered certificates, together with the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H, Class J, Class S and Class R certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates.” The non-vertically retained certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class S and Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates.” The non-vertically retained principal balance certificates and the VRR Interest are collectively referred to in this prospectus as the “principal balance certificates”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rates with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates will each be fixed at the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

The pass-through rate with respect to the Class C certificates will generally be a per annum rate equal to the lesser of the (a) initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.05250% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) the servicing shift mortgage loan set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or, in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to the servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate(3)	Outside Liquidation Fee Rate(3)
Kawa Mixed Use Portfolio	Outside Serviced	0.00250%	0.25000%	1.00%	1.00%
Staples Strategic Industrial	Outside Serviced	0.00250%	0.25000%	1.00%	1.00%
10 Brookline Place	Outside Serviced	0.00250%	0.25000%	1.00%	1.00%
Liberty Station Retail	Servicing Shift	0.02250%	(4)	(4)	(4)
Aventura Mall	Outside Serviced	0.00125%	0.25000%	0.50000%	0.5000%
1421 West Shure Drive	Outside Serviced	0.00250%	0.25000%	1.00%	1.00%

(1)	Includes the servicing shift mortgage loan which will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.
(2)	Includes any applicable sub-servicing fee rate.

(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).
(4)	The fees set forth are those specified in the related co-lender agreement as being permitted under the related future outside servicing agreement following the occurrence of the related shift in servicing. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization.

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of (i) 0.00174% per annum with respect to each such mortgage loan other than the 3 Park Avenue mortgage loan, the Fairbridge Office Portfolio mortgage loan and the AC Marriott Downtown Tucson mortgage loan, (ii) 0.00231% per annum with respect to the 3 Park Avenue mortgage loan, (iii) 0.00327% per annum with respect to the Fairbridge Office Portfolio mortgage loan, and (iv) 0.00374% per annum with respect to the AC Marriott Downtown Tucson mortgage loan. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00034%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00800% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between VRR

 Interest and Non-Vertically

Retained Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates; and (b) the non-vertically retained certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-vertically retained certificates, the applicable percentage referred to in the preceding sentence is referred to in this prospectus as its/their “percentage allocation entitlement”.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above;

(F)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above; and

(G)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (F) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of interest-bearing certificates, including the VRR Interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”, “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of the non-vertically retained certificates (other than the Class X-F, Class X-G, Class X-H, Class X-J, Class S and Class R certificates), on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.” Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-vertically retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.

On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-vertically retained certificates in accordance with their respective percentage allocation entitlements, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-vertically retained certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-vertically retained certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-vertically retained certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-vertically retained certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Other than the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class S and Class R certificates and the VRR Interest.

Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class X-A, Class X-B, Class

X-D, Class X-F, Class X-G, Class X-H, Class X-J Class S or Class R certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B or Class C certificates), the Class X-D certificates (to the extent such losses are allocated to the Class D or Class E certificates), the Class X-F certificates (to the extent such losses are allocated to the Class F certificates), the Class X-G certificates (to the extent such losses are allocated to the Class G certificates), the Class X-H certificates (to the extent such losses are allocated to the Class H certificates), and the Class X-J certificates (to the extent such losses are allocated to the Class J certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the non-vertically retained certificates (as a collective whole, but excluding the Class R certificates), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-vertically retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-vertically retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-vertically retained certificates are required to be further allocated between the classes of non-vertically retained certificates (other than the Class S and Class R certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

G. Excess Interest	On each distribution date, any excess interest resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR Interest on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s).

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 50 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $883,517,820. The mortgage loans are secured by first liens on various types of commercial and multifamily properties, located in 31 states. See “Risk Factors—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	Eighty-five (85) mortgaged properties (93.0%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Two (2) mortgaged properties (3.6%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

One (1) mortgaged property (3.4%) is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Nine (9) mortgage loans (34.7%) are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, then such loan combination would constitute a “pari passu-AB loan combination” and the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Type of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
3 Park Avenue	CREFI	$88,000,000	9.96%	$94,000,000	—	$182,000,000	Serviced	Pari Passu	Y
Kawa Mixed Use Portfolio	CREFI	$36,500,000	4.13%	$38,000,000	—	$74,500,000	Outside Serviced	Pari Passu	N
Staples Strategic Industrial	GACC	$35,000,000	3.96%	$91,100,000	—	$126,100,000	Outside Serviced	Pari Passu	N
Fairbridge Office Portfolio	CREFI	$32,750,000	3.71%	$15,000,000	—	$47,750,000	Serviced	Pari Passu	Y
10 Brookline Place	JPMCB	$32,000,000	3.62%	$50,000,000	—	$82,000,000	Outside Serviced	Pari Passu	N
Liberty Station Retail	JPMCB	$30,000,000	3.40%	$87,000,000	—	$117,000,000	Servicing Shift	Pari Passu	N
AC Marriott Downtown Tucson	GACC	$25,000,000	2.83%	$15,000,000	—	$40,000,000	Serviced	Pari Passu	Y
Aventura Mall	JPMCB	$15,000,000	1.70%	$1,391,700,000	$343,300,000	$1,750,000,000	Outside Serviced	Pari Passu-AB	N
1421 West Shure Drive	JPMCB	$12,376,000	1.40%	$17,000,000	—	$29,376,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced” and “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to the servicing shift mortgage loans, are expected to become) outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no serviced AB loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$883,517,820
Number of Mortgage Loans	50
Number of Mortgaged Properties	88
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$1,666,753 to $88,000,000
Average Cut-off Date Balance	$17,670,356
Range of Mortgage Rates	4.12125% to 6.00200%
Weighted Average Mortgage Rate	5.02182%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	118 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	57 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	117 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	356 months
Range of remaining amortization terms(3)	297 months to 360 months
Weighted average remaining amortization term(3)	356 months
Range of Cut-off Date LTV Ratios(4)(5)	26.1% to 77.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	62.2%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	26.1% to 77.0%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	58.1%
Range of UW NCF DSCR(4)(6)	1.21x to 4.72x
Weighted average UW NCF DSCR(4)(6)	1.72x
Range of Debt Yield on Underwritten NOI(4)(7)	6.6% to 23.2%
Weighted average Debt Yield on Underwritten NOI(4)(7)	10.4%
Percentage of Initial Pool Balance consisting of:
Interest Only	53.3%
Interest Only, then Amortizing Balloon	33.4%
Amortizing Balloon	13.3%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	20.3%
Mortgage Loans with mezzanine debt	9.2%
Mortgage Loans with subordinate debt	1.7%
Mortgage Loans with mezzanine debt and subordinate debt	0.0%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.
(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur or (ii) the cut-off date balance net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 62.7% and 58.5%, respectively.
(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(7)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-

to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;

●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Seven (7) of the mortgaged properties (8.3%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Three (3) of the mortgaged properties (5.5%) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Nine (9) of the mortgaged properties (4.7%) are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”. Certain of the mortgage loans may vary from those underwriting guidelines.

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Three (3) mortgage loans (9.1%) were originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation—Exceptions”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended, see “Credit Risk Retention”.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT;

●	The certificate administrator’s website initially located at https://sf.citidirect.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (excluding, for the purposes of this calculation, the Staples Strategic Industrial mortgage loan, the PSM Building mortgage loan, and the Midwest Dollar General Portfolio mortgage loan if the option referred to below is exercised on or after the distribution date in February 2029) certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class S and Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions

of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of the Aventura Mall loan combination, the related subordinate companion loan(s)) as a single whole loan.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H and Class J certificates and a REMIC regular interest that corresponds to the VRR Interest excluding the right to receive excess interest (the “VRR REMIC regular interest”) as classes of regular interests in the upper-tier REMIC.

The portion of the issuing entity consisting of (i) collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates and the VRR Interest, and (ii) the VRR REMIC regular interest and distributions thereon, beneficial ownership of which is represented by the VRR Interest, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class X-A certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings

The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates. Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

In addition, with respect to the Class A-AB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-AB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-AB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and/or Class A-5 certificates were outstanding.

 Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class J certificates, then the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates.

No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata allocations of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the European Union (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified EU Directives and Regulations (“Institutional Investors”) including: institutions for occupational retirement; credit institutions; alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (as defined in Regulation (EU) No 575/2013 (the “CRR”)); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “Securitization Regulation”). These requirements restrict such investors from investing in securitizations unless such investors have verified that: (i) the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent. in the securitization determined in accordance with the Securitization Regulation and the risk retention is disclosed to Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Pursuant to Article 14 of the CRR consolidated subsidiaries of credit institutions and investment firms subject to the CRR may also be subject to these requirements.

Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to European national regulators remain unclear. Prospective investors should make themselves aware of the EU Risk Retention and Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity will retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with any EU Risk Retention and Due Diligence Requirements, provide information allowing a prospective investor to comply with its due diligence obligations under the EU Risk Retention and Due Diligence Requirements, or to take any other action which may be required by prospective investors for the purposes of their compliance with any EU Risk Retention and Due Diligence Requirements. Consequently, the certificates may not be a suitable investment for investors that are now or may in the future be subject to any EU Risk Retention and Due Diligence Requirements. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact any such non-compliance may have on it.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If it is ultimately determined in the American Fidelity Assurance Co. case, which is pending for trial, that the subject mortgage-backed securities are not exempt under Section 304(a)(2) of the TIA and that holding is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining party to be in compliance with the credit risk retention rules at any time will have on the certificateholders or the market value or liquidity of the certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected four of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the four nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial or multifamily property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial or multifamily mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.”—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.  A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation —Review of GACC Mortgage Loans” and “—The Sponsors and the Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans.  If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, retail, hospitality, industrial, multifamily and self-storage. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, Arizona, Illinois, New Jersey, California, Florida and Minnesota. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;

●	whether management contracts or franchise agreements are renewed or extended upon expiration;

●	the quality of hospitality property management;

●	ability to convert to alternative uses which may not be readily made;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”. See Annex A for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.	availability of labor services,

2.	proximity to supply sources and customers, and

3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.	ceiling heights,

2.	column spacing,

3.	number and depth of loading bays,

4.	divisibility,

5.	floor loading capacities,

6.	truck turning radius,

7.	overall functionality, and

8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator, the sole source of income will be the lease to such operator. Accordingly, such properties will be subject to business risks associated with such operator. If the lease with the sole operator is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-

collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

Risks of Anticipated Repayment Date Loans

Three (3) mortgage loans, which are secured by the Staples Strategic Industrial mortgaged properties (4.0%), the PSM Building mortgaged property (3.1%) and the Midwest Dollar General Portfolio mortgaged properties (1.3%), respectively, each provide that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan rate for such mortgage loan. Generally, from and after the anticipated repayment date for each such mortgage loan, cash flow in excess of that required for debt service, the funding of reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property or portfolio of mortgaged properties will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay each such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan rate continues to accrue and be payable on a current basis on each such mortgage loan after its related anticipated repayment date, payment of the additional interest accrued by reason of the marginal increase in the interest rate (“excess interest”) will be deferred until (and such deferred excess interest will accrue interest, if and to the extent permitted under applicable law and the related loan documents, and will be required to be paid only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of the Mortgage Loans”.

In addition, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—General—One Action and Security First Rules” and “—Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, R&D facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Seven (7) of the mortgaged properties (11.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 19%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire May 31, 2019. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (16) (Insurance) on Annex E-1A to this prospectus and Sponsor representation and warranty no. (18) (Insurance) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan in this securitization. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. In connection therewith, each of Citi Real Estate Funding Inc. (as an expected holder of a portion of the VRR Interest and an expected initial risk retention consultation party), German American Capital Corporation (the retaining sponsor), Deutsche Bank AG, acting through its New York Branch (as an expected holder of a portion of the VRR Interest as a “majority-owned affiliate” (as defined in Regulation RR) of German

American Capital Corporation, and an expected initial risk retention consultation party), and JPMorgan Chase Bank, National Association (as an expected holder of a portion of the VRR Interest and an expected initial risk retention consultation party) is an Underwriter Entity that is expected to hold certificates as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator, an initial risk retention consultation party and an expected holder of a portion of the VRR Interest, (ii) Citibank, N.A., the certificate administrator and custodian, and (iii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

In addition, Citi Real Estate Funding Inc., as an originator, Deutsche Bank AG, acting through its New York Branch, as a “majority-owned affiliate” (as defined in Regulation RR) of German American Capital Corporation, the retaining sponsor, and JPMorgan Chase Bank, National Association, as an originator, are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”; and Citi Real Estate Funding Inc., Deutsche Bank AG, acting through its New York Branch, and JPMorgan Chase Bank, National Association are expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the parties by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or any party that can appoint a risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is a risk retention consultation party or the person entitled to appoint such risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent a risk retention consultation party or a holder of the VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), any risk retention consultation party or any holder of the VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of such risk retention consultation party or such holder of a VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that any of Citi Real Estate Funding Inc., Deutsche Bank AG, acting through its New York Branch, or JPMorgan Chase Bank, National Association (in each case as the parties with the right to appoint a risk retention consultation party) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or loan combination or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or loan combination becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

LNR Partners, LLC, the expected special servicer for this transaction, is an affiliate of LNR Securities Holdings, LLC, which is (or is an affiliate of the entity that is) anticipated to purchase a minority interest in each class of the Class F, Class G, Class H, Class J, Class X-F, Class X-G, Class X-H, Class X-J and Class S certificates. LNR Partners, LLC or an affiliate assisted Prime Finance Long Duration (B-Piece) II, L.P. and/or one or more of its affiliates and LNR Securities Holdings, LLC and/or one or more of its affiliates with its due diligence of the mortgage loans, prior to the closing date.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of a control termination event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, the risk retention consultation parties or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, a risk retention consultation party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that (i) Prime Finance Long Duration (B-Piece) II, L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations (other than (x) any excluded mortgage loan and (y) any serviced outside controlled loan combination) and (ii) JPMorgan Chase Bank, National Association will, as of the closing date, be the holder of the Liberty Station Retail controlling pari passu companion loan and, as such, will be the initial directing holder with respect to the Liberty Station Retail loan combination. See “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “The Pooling and Servicing Agreement—Directing Holder”.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the controlling class representative or other directing holder, as applicable (and, in the case of the controlling class representative, for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan), provided that so long as LNR Securities Holdings, LLC or an affiliate owns at least 25% of the certificate balance of the then-controlling class of certificates, LNR Partners, LLC may not be removed or replaced as special servicer without cause. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan. The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the Class F, Class G, Class H and Class J certificates (collectively, the “B-Piece Buyer”) were each given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class F,

Class G, Class H and Class J certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that Prime Finance Long Duration (B-Piece) II, L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists and, in the case of a termination without cause, subject to the applicable restrictions). In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) after the occurrence and during the continuance of a consultation termination event, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Servicing of the Servicing Shift Loan Combination Will Shift to Other Servicers

The servicing of the Liberty Station Retail loan combination will initially be governed by the pooling and servicing agreement for this securitization transaction but is expected to be governed by such pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the Liberty Station Retail loan combination will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with (i) after the occurrence and during the continuance of a control termination event, the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved), (ii) after the occurrence and during the continuance of a control termination event, the operating advisor, and (iii) each risk retention consultation party to the extent set forth in the pooling and servicing agreement; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. See “The Pooling and Servicing Agreement—Directing Holder”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor and/or the controlling class representative. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or any risk retention consultation party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests (or, in the case of the controlling class representative, in the interests of the holders of the controlling class or, in the case of any risk retention consultation party, the interests of the holder of the applicable portion of the VRR Interest, as applicable); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the holder of the controlling class or, in the case of any risk retention consultation party, the holder of the applicable portion of the VRR Interest, as applicable); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class or, in the case of any risk retention consultation party, the interests of the holder of the applicable portion of the VRR Interest, as applicable) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or any risk retention consultation party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any risk retention consultation party for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan.   Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage

Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances.  In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Benchmark 2019-B9 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 50 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of their respective due dates in February 2019 (or, in the case of any Mortgage Loan that has its first due date subsequent to February 2019, the date that would have been its due date in February 2019 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date”), after deducting payments of principal due on such respective dates, of approximately $883,517,820 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in an office, retail, hospitality, industrial, multifamily, self storage or mixed-use property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Nine (9) of the Mortgage Loans (collectively, 34.7%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Loan Combination may be referred to in this prospectus as a “Pari Passu-AB Loan Combination” and the discussions in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	25 (the “CREFI Mortgage Loans”)	$441,277,378	49.9%
German American Capital Corporation (“GACC”)	14 (the “GACC Mortgage Loans”)	255,000,323	28.9
JPMorgan Chase Bank, National Association (“JPMCB”)	11 (the “JPMCB Mortgage Loans”)	187,240,118	21.2
Total	50	$883,517,820	100.0%

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans		Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance

Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	25		$441,277,378	49.9%
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	11	(1)	187,240,118	21.2
Deutsche Bank AG, acting through its New York Branch	German American Capital Corporation(2)	8		151,893,323	17.2
German American Capital Corporation	German American Capital Corporation	6		103,107,000	11.7
	Total	50		$883,517,820	100.0%

(1)	Includes the Aventura Mall mortgage loan (1.7%), which is part of a loan combination that was co-originated by JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch, and Morgan Stanley Bank, N.A., and is evidenced by the promissory note designated as note A-2-A-5-B with an outstanding principal balance of $15,000,000 as of the cut-off date.

(2)	German American Capital Corporation has acquired or will acquire the mortgage loans that were originated or co-originated by Deutsche Bank AG, acting through its New York Branch, on or prior to the closing date.

CREFI, JPMCB, Deutsche Bank AG, acting through its New York Branch and GACC are referred to in this prospectus as the originators.

GACC has acquired or will acquire the GACC Mortgage Loans that were originated by Deutsche Bank AG, acting through its New York Branch, on or prior to the Closing Date.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, GACC and JPMCB (collectively, the “Sponsors”) on or about February 14, 2019 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the 3 Park Avenue Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the 3 Park Avenue Mortgage Loan or the 3 Park Avenue Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a 3 Park Avenue Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, 3 Park Avenue) is combined with any Loan Combination-related defined term (for example, 3 Park Avenue Companion Loan Holder), reference is being made to such combined term (for example, “3 Park Avenue Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of February 2019 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to February 2019, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of February 2019); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than 5 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment):

●	In the case of the Kawa Mixed Use Portfolio Mortgage Loan (4.1%), the Appraised Value of the related Mortgaged Properties ($113,250,000) includes a prospective “as-stabilized” value as of November 1, 2019 with respect to the Essence Group Headquarters Mortgaged Property, which assumes completion of certain tenant improvements. The “as-is” appraised value of the Mortgaged Properties (without taking into account such assumption) as of dates ranging from November 1, 2018 through November 7, 2018 is $109,500,000.

●	In the case of the 10 Brookline Place Mortgage Loan (3.6%), the Appraised Value of the related Mortgaged Property ($166,000,000) is the “as-stabilized” value provided by the related appraisal, which assumed that the Mortgaged Property would achieve stabilized occupancy as of January 1, 2019. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of May 11, 2018 is $156,000,000.

●	In the case of the AC Marriott Downtown Tucson Mortgage Loan (2.8%), the Appraised Value of the related Mortgaged Property ($59,420,000) is the sum of the “as-is” appraised values of the hotel/parking garage portion and the retail portion of the Mortgaged Property, inclusive of the contributory value of development incentives as described under “—Real Estate and Other Tax Considerations”. The sum of the “as-is” appraised values of the hotel/parking garage portion and the retail portion of the Mortgaged Property (exclusive of the contributory value of development incentives) as of November 13, 2018 is $48,950,000.

●	In the case of the 21 Astor Mortgage Loan (1.4%), the Appraised Value of the related Mortgaged Property ($18,750,000) is a prospective “as-stabilized” value as of December 1, 2018, which assumes that construction of the retail space will be completed as of the appraisal date. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of November 2, 2018 is $18,650,000.

●	In the case of the La Quinta Inn Berkeley Mortgage Loan (1.2%), the Appraised Value of the related Mortgaged Property represents the “as complete” value of $21,800,000 for the Mortgaged Property,

effective December 11, 2018, which assumes the funds for the related property improvement plan required by the franchise agreement have been fully escrowed and will be available to fund the proposed capital improvements following the borrower’s purchase of the Mortgaged Property. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of December 11, 2018 is $19,800,000.

●	In the case of the Hampton Inn Princeton Indiana Mortgage Loan (0.7%), the Appraised Value of the related Mortgaged Property ($10,400,000) includes a prospective market value “as completed” as of October 15, 2019, which assumes completion of a property improvement plan. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of October 15, 2018 is $7,200,000.

●	In the case of the Dupont Office Center Mortgage Loan (0.6%), the Appraised Value of the related Mortgaged Property ($8,300,000) includes a prospective market value “as-stabilized” as of October 1, 2019, which assumes increased occupancy. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of September 24, 2018 is $7,500,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
CubeSmart Phoenix & AAA Portfolio	2.4%	71.2%	$250,000	70.3%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Kawa Mixed Use Portfolio(2)	4.1%	65.8%	$113,250,000	68.0%	$109,500,000
10 Brookline Place	3.6%	49.4%	$166,000,000	52.6%	$156,000,000
AC Marriott Downtown Tucson	2.8%	67.3%	$59,420,000	81.7%	$48,950,000
21 Astor	1.4%	64.8%	$18,750,000	65.2%	$18,650,000
La Quinta Inn Berkeley	1.2%	48.2%	$21,800,000	53.0%	$19,800,000
Hampton Inn Princeton Indiana	0.7%	59.1%	$10,400,000	85.3%	$7,200,000
Dupont Office Center	0.6%	61.3%	$8,300,000	67.9%	$7,500,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

(2)	The Essence Group Headquarters Mortgaged Property Appraised Value is an “as-stabilized” value, as described in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
CubeSmart Phoenix & AAA Portfolio	2.4%	8.8%	$250,000	8.9%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
CubeSmart Phoenix & AAA Portfolio	2.4%	9.0%	$250,000	9.1%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Kawa Mixed Use Portfolio(2)	4.1%	65.8%	$113,250,000	68.0%	$109,500,000
10 Brookline Place	3.6%	49.4%	$166,000,000	52.6%	$156,000,000
AC Marriott Downtown Tucson	2.8%	60.1%	$59,420,000	72.9%	$48,950,000
21 Astor	1.4%	64.8%	$18,750,000	65.2%	$18,650,000
La Quinta Inn Berkeley	1.2%	42.8%	$21,800,000	47.1%	$19,800,000
Hampton Inn Princeton Indiana	0.7%	48.9%	$10,400,000	70.7%	$7,200,000
Dupont Office Center	0.6%	50.8%	$8,300,000	56.3%	$7,500,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above..

(2)	The Essence Group Headquarters Mortgaged Property Appraised Value is an “as-stabilized” value, as described in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In the case of the Plymouth Corporate Center Mortgage Loan (5.3%), the 10 Brookline Place Mortgage Loan (3.6%), the PSM Building Mortgage Loan (3.1%), the 1421 West Shure Drive Mortgage Loan (1.4%) and the 120 Spring Street Mortgage Loan (1.3%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. In the case of the Plymouth Corporate Center Mortgage Loan (5.3%), the 10 Brookline Place Mortgage Loan (3.6%), the PSM Building Mortgage Loan (3.1%), the 1421 West Shure Drive Mortgage Loan (1.4%) and the 120 Spring Street Mortgage Loan (1.3%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self storage properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial

“free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units” and “Rooms,” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$883,517,820
Number of Mortgage Loans	50
Number of Mortgaged Properties	88
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$1,666,753 to $88,000,000
Average Cut-off Date Balance	$17,670,356
Range of Mortgage Rates	4.12125% to 6.00200%
Weighted Average Mortgage Rate	5.02182%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	118 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	57 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	117 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	356 months
Range of remaining amortization terms(3)	297 months to 360 months
Weighted average remaining amortization term(3)	356 months
Range of Cut-off Date LTV Ratios(4)(5)	26.1% to 77.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	62.2%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	26.1% to 77.0%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	58.1%
Range of UW NCF DSCR(4)(6)	1.21x to 4.72x
Weighted average UW NCF DSCR(4)(6))	1.72x
Range of Debt Yield on Underwritten NOI(4)(7)	6.6% to 23.2%
Weighted average Debt Yield on Underwritten NOI(4)(7)	10.4%
Percentage of Initial Pool Balance consisting of:
Interest Only	53.3%
Interest Only, then Amortizing Balloon	33.4%
Amortizing Balloon	13.3%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	20.3%
Mortgage Loans with mezzanine debt	9.2%
Mortgage Loans with subordinate debt	1.7%
Mortgage Loans with mezzanine debt and subordinate debt	0.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.

(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Loan Combination, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the Cut-off Date Balance, net of a related earnout or holdback reserve, or (b) the “as-is” Appraised Value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”. In addition, the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 62.7% and 58.5%, respectively.

(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(7)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the Underwritten NOI for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance(s) of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 19 Mortgage Loans (53.3%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 18 Mortgage Loans (33.4%) that pay interest-only for a portion of their respective terms and 13 Mortgage Loans (13.3%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	16	356,736,538	40.4%
Suburban	10	211,073,728	23.9%
CBD	3	116,773,826	13.2%
Medical	3	28,888,985	3.3%

Retail	30	177,885,323	20.1%
Anchored	7	110,997,113	12.6%
Single Tenant Retail	19	45,463,612	5.1%
Super Regional Mall	1	15,000,000	1.7%
Unanchored	3	6,424,598	0.7%

Hospitality	8	91,104,252	10.3%
Limited Service	6	65,066,871	7.4%
Select Service	1	13,487,380	1.5%
Extended Stay	1	12,550,000	1.4%

Industrial	14	90,257,414	10.2%
Flex	5	50,277,493	5.7%
Warehouse/Distribution	9	39,979,921	4.5%

Multifamily	4	77,305,000	8.7%
Garden	3	43,405,000	4.9%
High-Rise	1	33,900,000	3.8%

Self Storage	11	64,125,000	7.3%

Mixed Use	5	26,104,293	3.0%

Retail/Office	4	19,098,253	2.2%
Office/Education	1	7,006,040	0.8%

Total	88	883,517,820	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

Office Properties

Sixteen (16) office properties (40.4%) secure, in whole or in part, fourteen (14) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property.

Retail Properties

Thirty (30) retail properties (20.1%) secure, in whole or in part, twelve (12) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

Hospitality Properties

Eight (8) hospitality properties (10.3%) secure, in whole or in part, eight (8) of the Mortgage Loans. Eight (8) of the hospitality properties (10.3%) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
AC Marriott Downtown Tucson	$25,000,000	2.8%	9/21/2047	1/6/2029
Courtyard Farmington Hills	$13,487,380	1.5%	3/3/2037	1/6/2029
Home2 Suites Tampa USF	$12,550,000	1.4%	12/31/2038	1/6/2029
Hilton Garden Inn Flowood	$11,987,986	1.4%	10/31/2033	1/1/2029
La Quinta Inn Berkeley	$10,500,000	1.2%	7/26/2027	2/1/2026
Best Western State College(2)	$6,750,000	0.8%	11/30/2019	2/6/2029
Hampton Inn Princeton Indiana	$6,143,753	0.7%	12/31/2033	1/6/2029
Hampton Inn & Suites West Point	$4,685,133	0.5%	1/31/2030	1/1/2029

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

(2)	The related membership application and agreement has a one-year term expiring on November 30th of each year with automatic one-year renewal upon satisfaction of certain terms and conditions set forth in the bylaws of Best Western International, Inc.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Courtyard Farmington Hills Mortgage Loan (1.5%), La Quinta Inn Berkeley Mortgage Loan (1.2%) and the Best Western State College Mortgage Loan (0.8%) each require a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis.

See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

Mixed Use Properties

Five (5) mixed use properties (3.0%) secure, in whole or in part, three (3) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail, educational and/or other components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties”, “—Private Schools and Other Cultural and Educational Institutions”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, R&D facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

Four (4) multifamily properties (8.7%) secure, in whole or in part, four (4) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the 210 East 39th Street Mortgage Loan (3.8%), the related Mortgaged Property is comprised of 55 units, all of which are subject to rent stabilization (unless deregulated in the manner set forth in the statute) through the expiration of a partial tax abatement pursuant to Section 421-a of the New York Real Property Tax Law at the Mortgaged Property in 2039, except for 11 units designated as “affordable units” pursuant to a regulatory agreement with the City of New York, which remain subject to the affordable rent guidelines following the expiration of the tax abatement. See “—Real Estate and Other Tax Considerations” below for additional information.

With respect to the Thunderbird Village Mortgage Loan (2.2%), four tenants (representing approximately 2.2% of the total units) at the related Mortgaged Property rely in part on subsidies under a Section 8 Tenant-Based Assistance Program through the Vancouver Housing Authority. We cannot assure you that such programs will be continued in their present form or that the level of assistance provided will be sufficient to generate enough revenues for the related borrower to meet its obligations under the related Mortgage Loan.

With respect to the 21 Astor Mortgaged Property (1.4%), the related Mortgage Loan is secured in part by the borrower’s interest in a retail component consisting of two tenants. The retail tenants represented approximately 13.3% of the aggregate underwritten effective gross income at the related Mortgaged Property.

Industrial Properties

Fourteen (14) industrial properties (10.2%) secure, in whole or in part, seven (7) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

With respect to the Staples – Dayville, CT Mortgaged Property (0.3%) and the Staples – Putnam, CT Mortgaged Property (0.1%), the related borrower and borrower sponsor currently own properties within a 5-mile radius of the Mortgaged Properties that compete with such Mortgaged Properties.

Self Storage Properties

Eleven (11) self storage properties (7.3%) secure, in whole or in part, six (6) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Grocery(1)	2	6.9%
Restaurant(2)	2	3.9%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(3)	4	3.6%
School, educational facility and/or beauty and cosmetology school(4)	1	0.8%
R&D facility and/or data center(5)	1	0.8%
Gym, fitness center, spa, salon, pool or health club(6)	1	0.3%

(1)	Includes the following Mortgaged Properties: Oracle Crossings and Liberty Station Retail.

(2)	Includes the following Mortgaged Properties: Liberty Station Retail and 26 All Souls Crescent.

(3)	Includes the following Mortgaged Properties: Woodbury Medical Office, Monarch Corporate Center, Village at Pelican Point, Fresenius Medical Care South Elgin and Fresenius Medical Center Potosi.

(4)	Includes the following Mortgaged Property: Northland Innovation Campus.

(5)	Includes the following Mortgaged Property: Oerlikon Industrial Facility.

(6)	Includes the following Mortgaged Property: Village at Pelican Point

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; (vi) mismanagement at the private school; and (vii) loss of accreditation leading to ineligibility for federal student loans. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance

Largest Mortgage Loan	$88,000,000	9.96%
Five (5) Largest Mortgage Loans	$253,500,000	28.7%
Ten (10) Largest Mortgage Loans	$412,945,000	46.7%
Largest Related-Borrower Concentration(1)	$42,900,000	4.9%
Next Largest Related-Borrower Concentration(1)	$25,525,000	2.9%

(1)	Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.1% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Kawa Mixed Use Portfolio	$36,500,000	4.1%
Staples Strategic Industrial	35,000,000	4.0%
Fairbridge Office Portfolio	32,750,000	3.7%
Biltmore Portfolio	22,100,000	2.5%
CubeSmart Phoenix & AAA Portfolio	21,000,000	2.4%
New Jersey Self Storage Portfolio	17,750,000	2.0%
Midwest Dollar General Portfolio	11,757,000	1.3%
Compass Self Storage MI & GA Portfolio	9,000,000	1.0%
Grand Total	$185,857,000	21.0%

Four (4) groups of Mortgage Loans (10.1%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 4.9% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Liberty Station Retail	$30,000,000	3.4%
8701 Georgia Avenue	12,900,000	1.5
Total for Group 1:	$42,900,000	4.9%

Group 2
CubeSmart Phoenix & AAA Portfolio	$21,000,000	2.4%
AAA Bypass Storage	4,525,000	0.5
Total for Group 2:	$25,525,000	2.9%

Group 3
Hilton Garden Inn Flowood	$11,987,986	1.4%
Hampton Inn & Suites West Point	4,685,133	0.5
Total for Group 3:	$16,673,118	1.9%

Group 4
Fresenius Medical Care South Elgin	$2,722,232	0.3%
Fresenius Medical Center Potosi	1,666,753	0.2
Total for Group 4:	$4,388,985	0.5%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
New York	6	$172,790,052	19.6%
Arizona	5	$80,413,909	9.1%
Illinois	8	$76,778,679	8.7%
New Jersey	4	$64,750,000	7.3%
California	3	$60,295,000	6.8%
Florida	3	$54,800,000	6.2%
Minnesota	6	$51,045,937	5.8%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Florida, Georgia and Texas, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, New York, Illinois, New Jersey, California, Florida, Massachusetts, Mississippi, Maryland, Indiana and Georgia among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Seven (7) Mortgaged Properties (11.4%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Seven (7) of the Mortgaged Properties (8.3%), namely, Home2 Suites Tampa USF, AC Marriott Downtown Tucson, 21 Astor, 735 Bedford Avenue, Fresenius Medical Care Center South Elgin, Fresenius Medical Center Potosi, and 120 Spring Street were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Three (3) of the Mortgaged Properties (5.5%), namely, Midwest Dollar General Portfolio, 1421 West Shure Drive and Woodbury Medical Office, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Nine (9) of the Mortgaged Properties (4.7%), namely, Staples Strategic Industrial Mortgaged Properties and Kawa Mixed Use Portfolio—Oerlikon Industrial Facility, are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Liberty Station Retail Mortgage Loan (3.4%), the PSM Building Mortgage Loan (3.1%), the Home2 Suites Tampa USF Mortgage Loan (1.4%) and the Lynn Corporate Center Mortgage Loan (0.5%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests and Other Shared Interests

Four (4) Mortgage Loans (17.4%), namely, the 3 Park Avenue Mortgage Loan (9.96%), the 210 East 39th Street Mortgage Loan (3.8%), the AC Marriott Downtown Tucson Mortgage Loan (2.8%) and the Best Western State College Mortgage Loan (0.8%), are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

One (1) Mortgaged Property, namely, Liberty Station Retail (3.4%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

Two (2) Mortgaged Properties, namely, AC Marriott Downtown Tucson (2.8%) and Northland Innovation Campus (0.8%), are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Kawa Mixed Use Portfolio Mortgage Loan (4.1%), the ground lease for a parking lot with respect to the Northland Innovation Campus Mortgaged Property (i) expires on December 31, 2039 (which is approximately eleven years beyond the related maturity date) without an extension option and (ii) does not contain a provision providing that the ground lessor has agreed to enter into a new lease with lender upon termination of such ground lease.

With respect to the AC Marriott Downtown Tucson Mortgage Loan (2.8%), to receive a tax abatement and certain sales tax savings, the predecessor-in-interest to the borrower conveyed (i) its fee interest to the portions of the Mortgaged Property consisting of the “Hotel Unit”, the “Retail Unit” and the “Retail Parcel” to the City of Tucson, and, in return, the City of Tucson leased such portions of the Mortgaged Property back to the predecessor-in-interest to the borrower pursuant to a ground lease (the “Hotel/Retail Ground Lease”) that expires in October 2025, and (ii) its fee interest to the “Parking Unit” portion of the Mortgaged Property to the Rio Nuevo Multipurpose Facilities District, a special taxing district of the State of Arizona (the “District”), and, in return, the District leased such portion of the Mortgaged Property back to the predecessor-in-interest to the borrower pursuant to a ground lease (the “Parking Ground Lease”) that expires in October 2042, unless the District’s charter is not renewed by the State of Arizona on or before the expiration date on or about July 1, 2035, at which time the Parking Ground Lease will automatically terminate. Upon any expiration, cancellation or other cessation of the existence of either ground lease, the fee interest in the Mortgaged Property will automatically revert to the borrower; however, in order to preserve certain tax benefits under the Hotel/Retail Ground Lease, upon the termination of the Hotel/Retail Ground Lease the borrower will be required to convey its interest in the portions of the Mortgaged Property consisting of the Hotel Unit, the Retail Unit and the Retail Parcel to the District, which will be held subject to the provisions of the Parking Ground Lease. At the origination of the Mortgage Loan, the Mortgage Loan was secured by the borrower’s leasehold interests in the Mortgaged Property and any after-acquired interest of the borrower in the foregoing fee interests.  See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-1A to this prospectus and Sponsor representations and warranties no. (36) (Ground Leases) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated with the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 10 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the Staples Strategic Industrial Mortgage Loan (4.0%), the related ESA for the Staples – Dayville, CT Mortgaged Property (0.3%) identified a REC in connection with suspected groundwater and soil pollution and recommended further sampling in accordance with the Connecticut Property Transfer Act’s assessment requirements to determine if long-term monitoring or remediation is necessary. The first round of sampling was completed in April 2018 and results indicated that additional delineation and characterization was needed at five of the areas of concern at the related Mortgaged Property. On July 31, 2018 and August 1, 2018, a second round of investigation was conducted including 16 soil borings and the installation of two additional monitoring wells. The results of the second round of sampling concluded that additional delineation was still required for three remaining areas of concern at the related Mortgaged Property. At origination, the borrower obtained a Lender Environmental Collateral Protection and Liability Insurance Policy from Steadfast Insurance Company which names the lender as the insured party, with individual claim limits and an aggregate claim limit of $1,000,000, a $25,000 deductible and an expiration date of September 29, 2031. The borrower is required to maintain such Lender Environmental Collateral Protection and Liability Insurance Policy until the borrower delivers (i) a “no further action” letter from the applicable governmental authority indicating that no additional monitoring or remediation is required, and such letter is approved by the lender and (ii) a “clean” ESA, reasonably acceptable to the lender. The borrower is required, on or prior to the Mortgage Loan’s Anticipated Repayment Date, to obtain a new secured lender’s policy (on terms and with limits substantially similar to the policy in place at origination) with a term of no less than eight years unless, prior to the Anticipated Repayment Date, the borrower delivers (i) a “no further action” letter from the applicable governmental authority indicating that no additional monitoring or remediation is required and (ii) a “clean” Phase I ESA. The related tenant, Staples, Inc., also purchased a premises pollution liability policy, with individual claim limits and an aggregate claim limit of $5,000,000, a $25,000 deductible and a term of 10 years, that named the lender as an additional insured.

With respect to the PSM Building Mortgaged Property (3.1%), the related ESA indicated that the Mortgaged Property was previously occupied by a tenant that manufactured semiconductors with onsite plating operations as well as Freon degreasers with filtration systems. Various investigations and related remedial actions have been performed over the years at the Mortgaged Property, including certain groundwater Monitoring-Only Plan sampling events that were conducted through February 2018. The most recent 2018 Semi-Annual Groundwater Sampling Report dated September 12, 2018, indicated that, while the remedial efforts had addressed many Contaminants of Concern (“COCs”), certain COCs still remained at levels exceeding acceptable concentration levels under applicable regulations. According to the ESA, continued semi-annual groundwater monitoring and the implementation of a proposed Remedial Action Modification Plan have been recommended. The ESA identified the presence of contaminated groundwater and the ongoing requirements for monitoring and remedial actions as RECs. According to the ESA, Philip North America LLC, which occupied the Mortgaged Property from 1990 through 1998, is required to perform such actions. In addition, the ESA identified a large quantity of hazardous materials (including, without limitation, petroleum products, hazardous wastes and chemicals) stored and used at the Mortgaged Property. The ESA noted that, while they appear to be properly stored and managed, such materials can still be released and negatively impact the Mortgaged Property. The ESA indicated that such risk, coupled with the 17 years of the current tenant’s operation at the Mortgaged Property, constitutes an REC, and recommended an investigation to evaluate the vapor conditions at the Mortgaged Property. The borrower was required at origination to reserve $193,750, which accounts for the vapor conditions testing and, if required pursuant to the results of such vapor testing, all remediation recommended by the ESA, including the installation of a mitigation system.

With respect to the Walgreens Chicago Mortgaged Property (2.1%), the Phase I ESA identifies as a REC for the Mortgaged Property the historical operation on its northeastern corner of a gasoline station with three underground storage tanks (USTs). The three USTs were removed from the Mortgaged Property in 1969. However, no documentation was available for the Phase I ESA consultant’s review to indicate whether, during removal of the USTs, soil samples were collected and analyzed for the presence of petroleum hydrocarbon impacts. Based on this lack of documentation, the Phase I ESA consultant concluded that there exists the potential for residual impacts associated with the historic USTs to exist at the Mortgaged Property, and thus, that there also exists the potential for vapor intrusion into the site building. The Phase I ESA consultant noted that subsurface sampling may not be viable due to a high water table in the area, and therefore recommended indoor air sampling in the basement to address any vapor intrusion concerns. In lieu of the recommended further investigation and to mitigate the potential of environmental liability caused by the historic use, present use and future use of the property, a Lender Environmental Collateral Protection and Liability Insurance environmental insurance policy was put in place at the time of closing with Citi Real Estate Funding Inc. as the named insured. The policy, issued by Great American Insurance Group for a 13-year term, includes a limit of liability of $1,000,000 per claim and in the aggregate, and a deductible of $25,000.

With respect to the GRM Indianapolis Mortgaged Property (0.6%), the related Phase I ESA for the Mortgaged Property identified two RECs due to the lack of regulatory records and potential environmental impacts based on (i) long-standing industrial and manufacturing uses of the Mortgaged Property for the manufacture of cans and food canning operations and (ii) four USTs (two 20,000-gallon diesel USTs, one 1000-gallon gasoline UST, and one 1000-gallon UST (which was listed as permanently out of use and had unknown contents)), for which no prior investigations or closure documentation has been provided. At origination, the borrower paid for, and the lender obtained, a lender’s environmental insurance policy issued from Steadfast Insurance Company, with individual claim limits and an aggregate claim limit of $3,000,000, a $50,000 deductible and an expiration date of November 5, 2026.

With respect to the Kitchin Place Mortgaged Property (0.5%), the Phase I ESA identifies as a Controlled Recognized Environmental Condition for the Mortgaged Property residual groundwater impacts associated with a historic 250-gallon heating oil underground storage tank (UST), which was removed from the Mortgaged Property in May 2013. A subsurface investigation conducted in 2014 identified impacts to groundwater in the area of the former UST above applicable assessment levels. Based on information provided from the investigation, the North Carolina Department of Environmental Quality (NCDEQ) issued a Notice of No Further Action (NFA) for the former UST on November 17, 2014. The NFA indicates that groundwater impacts meet the cleanup requirements for low-risk, but exceed groundwater quality standards. Because identified impacts exceed groundwater quality standards, an approved Notice of Residual Petroleum (NORP) was filed with the Register of Deeds in Buncombe County on November 4, 2014. The NORP prohibits groundwater use and the installation or operation of wells of any kind at the Mortgaged Property. Given that the historic leaking UST received a NFA and that a groundwater use restriction has been recorded for the Mortgaged Property, the Phase I ESA consultant determined that no further investigation was necessary.

With respect to the 26 All Souls Crescent Mortgaged Property (0.5%), the Phase I ESA identifies as an Historic Recognized Environmental Condition for the Mortgaged Property a former leaking Underground Storage Tank (LUST). An historic heating oil UST was discovered at the Mortgaged Property during construction activities in 2011. The UST was removed and petroleum impacts to soils caused by the UST were identified. The Phase I ESA indicates that impacted soils were generally excavated and removed from the Mortgaged Property; however, some residually-impacted soils were left in-place. The North Carolina Department of Environmental Quality (NCDEQ) issued a No Further Action (NFA) for the LUST on May 8, 2012, which required that the Mortgaged Property issue a public notice. A public notice was issued to the Mayor’s office on May 15, 2012. Based on regulatory closure of the LUST, the Phase I ESA consultant determined that no further investigation was necessary.

With respect to the Harbison Crossing Mortgaged Property (0.3%), the Phase I ESA identifies as a REC for the Mortgaged Property its former use as a gasoline fueling station from approximately 1996 through 2008. A subsurface investigation was conducted at the Mortgaged Property in 2009, which identified impacts to groundwater associated with historic underground storage tanks formerly used by the fueling station. The groundwater impacts were determined to be above South Carolina Department of Health and Environmental Conservation (SCDHEC) applicable assessment levels. Subsequent to the 2009 investigation, the Mortgaged Property was enrolled in the State Underground Petroleum Emergency Response Bank (SUPERB) trust fund, indicating that assessment and remediation activities will be accomplished at the Mortgaged Property by the state once funding becomes available. The Mortgaged Property received a low priority ranking in relation to Trust Fund assessment and remediation, which means that the Mortgaged Property is not slated for clean up at this time. According to the Phase I ESA, there have been no remedial actions at the Mortgaged Property since 2009, and this matter remains open with the SCDHEC. Given that impacts remain on the Mortgaged Property above applicable assessment levels, the Phase I ESA consultant recommended that a vapor assessment be completed on site to evaluate the potential for vapor intrusion at the Mortgaged Property. In the event that, following the vapor assessment, the environmental consultant recommends the installation of a sub-slab depressurization system, the cost would be approximately $25,000. At origination of the Mortgage Loan, the lender reserved $44,850 with respect to such environmental costs.

With respect to the Fresenius Medical Center Potosi Mortgaged Property (0.2%), the Phase I ESA identifies as a REC for the Mortgaged Property its location within a larger Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) National Priority List (NPL) site identified as the Washington County Lead District - Potosi site. The Washington County Lead District - Potosi site involves impacts to soil and groundwater associated with historical mining practices in southeast Missouri, including historical mining activities on the Mortgaged Property. The Phase I ESA indicates that there has been no known sampling of surface soils or underlying groundwater resources beneath the Mortgaged Property. However, because the Mortgaged Property is covered by improvements, which would make contact with any impacted soil unlikely, is connected to the municipal water supply, and is used for commercial purposes, the Phase I ESA consultant determined that no further action or investigation was necessary.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the Walgreens Chicago Mortgage Loan (2.1%), an affiliate of the related borrower and sponsor is involved in a pending lawsuit filed by a previous employee. The employee obtained a judgment in a wrongful termination action in 2008 in the amount of $11,544,119, and such affiliate did not have sufficient assets to satisfy the entire judgment amount. As a result, the employee filed the current lawsuit against other affiliates of the borrower and sponsor in an attempt to collect the judgment.

●	With respect to the Aventura Mall Mortgage Loan (1.7%), the successor-in-interest to the adjacent Sears parcel, Seritage SRC Finance LLC (“Seritage”) filed suit in 2016 against the borrower in connection with certain developments rights issues, including those affecting the so-called “expansion parcel” at the Mortgaged Property. The parties entered into an interim settlement agreement in August 2016 that, among other things, committed the parties to support the respective development applications then pending before the City of Aventura, and allocated financial responsibility for contributions to obtain city approval for increasing available lot coverage. In connection with the closing of the Mortgage Loan, Seritage delivered an estoppel certificate to the borrower and the lender alleging that the borrower’s amendment to an existing Declaration of Restrictive Covenants affecting the Seritage-owned property constituted a breach of the Interim Settlement Agreement, slander of title and a title defect. The borrower disputes the Seritage allegations, and has demanded Seritage re-issue a clean estoppel certificate. The Mortgage Loan documents provide for personal liability to the borrower and guarantors for losses incurred by the lender arising from alleged breaches or defaults as set forth in the Seritage estoppel, including settlement of claims, payment or performance of work or resulting litigation.

●	With respect to the 120 Spring Street Mortgage Loan (1.3%), in September 2017, the nonrecourse carveout guarantors and certain of their affiliates (collectively, “ICON”) entered into an order and a voluntary settlement agreement with the Tenant Harassment Task Force (the “Task Force”) after an investigation by the Task Force found that ICON had engaged in certain prohibited practices, including, among others, unsafe construction that failed to comply with relevant laws and regulations, failure to timely respond to rent-regulated tenants’ requests for repairs and failure to timely correct violations of the Housing Maintenance Code and the Construction Codes of the City of New York. The Task Force is comprised of certain city and state agencies in New York and was created for the purpose of investigating and enforcing actions against landlords alleged to have created unsafe conditions due to illegal construction, with a particular focus on rent-regulated tenants. The settlement resulted in an Assurance of Discontinuance (the “AOD”), which the Task Force permitted ICON to enter into without any formal action or enforcement following a series of meetings and the production of documents related to construction at certain properties owned and/or managed by ICON. The AOD did not make any finding that ICON engaged in harassment, and ICON voluntarily adopted new policies and procedures related to its management and construction and hire a third party property manager. In addition, ICON was required to pay certain fines in the approximate aggregate amount of $568,733 in connection with the aforementioned violations and to cover the Task Force’s administrative costs for the investigation. According to a letter from the sponsor’s counsel based on the initial quarterly report from the Task Force, as of October 2018, there has not been any finding by the Task Force that ICON had breached its obligations under the AOD. However, the Task Force may bring both civil and criminal actions against ICON for breaching the order or engaging in actions that constitute harassment.

●	With respect to the La Quinta Inn Berkeley Mortgage Loan (1.2%), the borrower and the guarantor are named defendants in a civil case filed on October 31, 2018 in the Superior Court of California for Alameda County. The plaintiff, who was an employee of the defendants from May 15, 2011 until January 2017 as a senior engineer, alleges, among other things, that the plaintiff was misclassified as an independent contractor (rather than as a W-2 employee) for purposes of overtime payments, and further alleges that he regularly worked more than 40 hours a week and was not paid overtime or minimum wage as required by California law, was required to pay Medicare and social security taxes, and was disqualified for unemployment compensation when he was terminated due to his status as an independent contractor. The plaintiff is asking for damages of $200,000, statutory penalties, prejudgment interest, costs of litigation, attorneys’ fees and all other relief as the court deems appropriate. The Mortgage Loan documents provide for a nonrecourse carveout for any losses associated with any litigation relating to the borrower, guarantor or the Mortgaged Property. However, there can be no assurance that the guarantor will be in a position to fulfill its obligations with respect to any such losses.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors.  Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the 3 Park Avenue Mortgage Loan (9.96%), the Mortgaged Property is currently undergoing renovations to the lobby anticipated to cost approximately $3,000,000 and is required to be completed by November 30, 2020 pursuant to the related Mortgage Loan documents. A reserve for such renovation work was not required at origination of the Mortgage Loan, but in the event that any event of default occurs under the Mortgage Loan documents, the related borrower is required to deposit cash or a letter of credit with lender in an amount that lender reasonably determines is necessary to complete such renovation.

With respect to the Country Club Plaza Mortgage Loan (5.3%), the borrower provided the largest tenant at the Mortgaged Property, Octapharma, with a tenant improvement allowance of $3,379,333 and reserved the entire amount. The tenant is currently completing its build-out, which is estimated to cost approximately $15.4 million and is projected to be completed in the second quarter of 2019.

With respect to the La Quinta Inn Berkeley Mortgage Loan (1.2%), the borrower is required to complete a PIP with an estimated cost of $2,004,387, which includes comprehensive renovations to, among other areas, the lobby, front desk, business center, fitness area, and guestrooms. At origination of the Mortgage Loan, the borrower escrowed $2,204,826 in connection with the PIP. The related franchise agreement requires the PIP to be completed by September 19, 2019. The failure to complete the PIP as required may constitute an event of default under the franchise agreement and may cause the franchisor to terminate the franchise agreement. The Mortgage Loan documents provide for a non-recourse carveout for losses associated with the termination of the franchise agreement without the lender’s consent or for any failure to comply with the PIP. However, there can be no assurance that the non-recourse carveout guarantor will be in a position to fulfill its obligations with respect to any such losses.

With respect to the Hampton Inn Princeton Indiana Mortgage Loan (0.7%), the borrower is required to complete a change of ownership PIP with an estimated cost of $3,030,000, which includes renovations to, among other areas, the breakfast area, lobby, corridors, elevators, building exterior, fitness center, and guest rooms. At origination of the Mortgage Loan, the borrower escrowed $2,963,312 in connection with the PIP. The related franchise agreement requires that the PIP be completed by December 13, 2020.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants.  See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency, nor were any of the Mortgage Loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the Mortgage Loan.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, criminal or civil legal proceedings, pending investigations, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or mortgage loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the Plymouth Corporate Center Mortgage Loan (5.3%), one of the related borrower sponsors was involved in short sales (i.e., sale for less than the outstanding secured debt) or deeds-in-lieu of foreclosure on 12 unrelated mortgaged properties from 2009 to 2012.

●	With respect to the 10 Brookline Place Mortgage Loan (3.6%), an entity under common control with the borrower was involved in a loan workout at a separate property due to a default, which was ultimately resolved with an agreement that resulted in a payoff of the loan and a discharge and release of the lender’s lien.

●	With respect to the Oracle Crossings Mortgage Loan (3.5%), between 2008 and 2015, affiliates of the borrower sponsor were involved in a mortgage loan modification and workout, a discounted payoff and a foreclosure, in each case, with respect to unrelated mortgaged properties.

●	With respect to the PSM Building Mortgage Loan (3.1%), various affiliates of the borrower sponsor have owned nine properties throughout the United States that became subject to foreclosures, workouts or discounted payoffs in the last 15 years. One such property was sold in a foreclosure sale in February 2017 and is currently being overseen by a receiver.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, industrial, mixed use and self storage Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Thirty-six (36) of the Mortgaged Properties, securing, in whole or in part, eleven (11) Mortgage Loans (20.3%), are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 3.6% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate approx. % of Initial Pool Balance(1)
TJ Maxx	2	3.6%
US Retail Inc	3	2.1%

(1)	Refers to the percentage of the Initial Pool Balance represented by the related Mortgage Loan(s) or allocated loan amount.

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each office, retail, mixed use and industrial Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, retail, mixed use and industrial Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
Plymouth Corporate Center	5.3%	TCF National Bank	72.2%	12/31/2025	1/6/2029
PSM Building	3.1%	Power Systems MFG, LLC	100.0%	6/30/2029	1/1/2029
1421 West Shure Drive	1.4%	HSBC Technology & Services	79.7%	3/31/2027	11/1/2028
Quail Springs Shopping Center	0.8%	Gold’s Gym	68.3%	4/30/2027	11/6/2028
Essence Group Headquarters	0.8%	Essence Group Holdings Corp.	100.0%	7/31/2029	12/6/2028
Sahara Durango Shopping Center	0.3%	Smart & Final	54.1%	10/31/2028	1/6/2029
1 All Souls Crescent	0.2%	Brooks Brothers	59.3%	7/31/2021	2/6/2029
Dollar General – Chattanooga	0.1%	Dollar General	100.0%	9/30/2028	12/6/2028
39 Dogwood Road	0.0%	Hayes and Lunsford Electrical Contractors	100.0%	6/30/2020	2/6/2029

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
Overlook Shopping Center	1.8%	51.9%	2026	1/6/2029

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii)	if the borrower fails to provide a designated number of parking spaces,

(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi)	if a tenant’s use is not permitted by zoning or applicable law,

(vii)	if the tenant is unable to exercise an expansion right,

(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii)	if the borrower defaults on any other obligations under the lease, or

(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Country Club Plaza Mortgage Loan (5.3%), the second largest tenant, Sony Electronics, representing approximately 18.4% of the net rentable square footage, has a one-time termination option effective May 31, 2024 with 12 months’ notice and payment of an approximately $3.4 million termination fee. The third largest tenant, Merrill Lynch, representing approximately 16.0% of the net rentable square footage, has a termination option effective November 30, 2022 with 12 months’ notice and payment of a termination fee in the amount of $1,068,566. The fifth largest tenant, Nuvolo Technologies, representing approximately 3.9% of the net rentable square footage, has a one-time option to terminate its lease effective February 28, 2021 with 12 months’ notice and payment of a termination fee equal to $402,710.

●	With respect to the Plymouth Corporate Center Mortgage Loan (5.3%), the largest tenant, TCF National Bank, representing approximately 72.2% of the net rentable square footage, has the following two rights to contract its leased space, in each case with at least 12 months’ notice: (i) on or around December 31, 2020, by 20,641 square feet (4.7% of leased space) constituting Suite 150, and (ii) on or around December 31, 2022, by either (a) 20,641 square feet (4.7% of leased space) constituting Suite 150 (if not already exercised pursuant to clause (i)) or (b) up to 20,000 square feet (4.6% of leased space) of space mutually acceptable to such tenant and the borrower (which contraction right described in clause (ii)(b) may be exercised irrespective of whether or not the contraction right relating to Suite 150 was exercised in 2020). In addition, the second largest tenant, Comm-Works, representing approximately 10.8% of the net rentable square footage, has the one-time right to terminate its lease effective as of February 29, 2024, with delivery of notice on or before May 31, 2023 and payment of a termination fee equal to $172,000.

●	With respect to the Kawa Mixed Use Portfolio Mortgage Loan (4.1%),the third largest tenant at the Northland Innovation Campus Mortgaged Property (0.8%), Edward D. Jones & Co, LP, representing 1.4% of the net rentable square footage, has the right to terminate its lease effective on September 30, 2022 or on September 30, 2024 with 180 days’ notice and payment of a termination fee equal to four months’ rent and unamortized tenant improvement and leasing commission costs paid on the initial term of the lease, provided that such termination fee may not exceed $71,336.

●	With respect to the Fairbridge Office Portfolio Mortgage Loan (3.7%), the fifth largest tenant at the Oak Brook Gateway Mortgaged Property (2.5%), Aerotek, Inc., representing approximately 6.3% of the net rentable square footage, has the right to terminate its lease on May 31, 2021 with 12 months’ notice and payment of a termination fee equal to 50% of the unamortized balance of tenant improvements and leasing commissions, plus three months’ rent, plus three months’ of the tenant’s share of taxes and expenses.

●	With respect to the Woodbury Medical Office Mortgage Loan (2.8%), the largest tenant, Hospice Care Network (Northwell), representing approximately 11.8% of the net rentable square footage, has the right to terminate its lease effective as of July 31, 2023 with written notice no later than July 31, 2022 and payment of a termination fee equal to $406,177.

●	With respect to the 120 Spring Street Mortgage Loan (1.3%), the sole tenant, Birkenstock, has a one-time right to terminate its lease on or after December 6, 2021, with one year’s prior written notice and the payment of a termination fee in the amount equal to the aggregate base rent amount that would have been payable for the one-year period immediately succeeding the early termination date of the lease.

●	With respect to the Dupont Office Center Mortgage Loan (0.6%), the largest tenant, Cooper Standard, representing approximately 26.1% of the net rentable square footage, has a one-time right to terminate its lease at any time after the 84th month of the term with at least nine months’ written notice and upon the payment of a termination fee in the amount of unamortized tenant improvement allowances and brokerage commissions, discounted at an 8% interest, plus two months’ base rent.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Oracle Crossings Mortgage Loan (3.5%), in the event that, for more than 180 consecutive days, (i) each of Sprouts Farmers Market and Kohl’s are not open for business, and (ii) less than 60% of the remaining gross leaseable area of the Mortgaged Property is open for business, then the third largest tenant, Home Goods, occupying approximately 9.5% of the net rentable square footage at the Mortgaged Property, will be obligated to pay alternate rent in an amount equal to the lesser of (a) the minimum rent that otherwise would have been due, and (b) 2% of gross sales. If such condition exists for more than 18 months, then the tenant may terminate its lease at any time within 6 months following the expiration of such 18-month period

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the Oracle Crossings Mortgaged Property (3.5%), the largest tenant, Kohl’s, occupying approximately 35.4% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time. In the event that the tenant is dark for more than one year, the related borrower has the right to terminate the lease and recapture the space upon 60 days’ notice. The second largest tenant, Sprouts Farmers Market, occupying approximately 12.0% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time upon 90 days’ notice if gross sales during the most recent lease year are less than $12,252,240. In the event that the tenant exercises its right to go dark, the related borrower has the right to terminate the lease upon written notice at any time. The third largest tenant, Home Goods, occupying approximately 9.5% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time. In the event that the tenant is dark for more than 180 days, the related borrower has the right to terminate the lease and recapture the space upon 30 days’ notice.

●	With respect to the Liberty Station Retail Mortgaged Property (3.4%), the largest tenant, VONS Companies, may go dark and discontinue operations as a grocery store at any time during its lease term, so long as it continues to pay minimum rent and complies with the provisions of its lease. After 180 days of darkness, the borrower may terminate the lease, with a 60 days’ prior written notice.

●	With respect to the 26 All Souls Crescent Mortgaged Property (0.5%), Ruth’s Chris, the largest tenant, occupying approximately 65.2% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time with 30 days’ notice. The related borrower has the right to terminate the lease and recapture the space upon 10 days’ notice.

●	With respect to the 1 All Souls Crescent Mortgaged Property (0.2%), Brooks Brothers, the largest tenant, occupying approximately 59.3% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time with 120 days’ notice. In the event that the tenant is dark for at least 30 days, the related borrower has the right to terminate the lease and recapture the space upon 10 days’ notice. The second largest tenant, Lilly Pulitzer, occupying approximately 40.7% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time with 60 days’ notice. In the event that the tenant is dark for at least 30 days, the related borrower has the right to terminate the lease and recapture the space upon 10 days’ notice.

●	With respect to the Kitchin Place Mortgaged Property (0.5%), Jos. A. Bank, the largest tenant, occupying approximately 32.9% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time with 60 days’ notice. In the event that the tenant is dark for at least 30 days, the related borrower has the right to terminate the lease and recapture the space upon 10 days’ notice.

●	With respect to the Village at Pelican Point Mortgaged Property (0.3%), Jos. A. Bank, the largest tenant, has the right to go dark at any time with 60 days’ notice. In the event that the tenant is dark for at least 30 days, the related borrower has the right to terminate the lease and recapture the space upon 10 days’ notice.

●	With respect to the Melrose Place Mortgaged Property (0.3%), Sherwin-Williams, the third largest tenant, occupying approximately 16.6% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time. In the event that the tenant is dark for at least 45 days, the related borrower has the right to terminate the lease and recapture the space upon prior written notice.

●	With respect to the Harbison Crossing Mortgaged Property (0.3%), Jos. A. Bank, the largest tenant, occupying approximately 34.6% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time with 60 days’ notice. In the event that the tenant is dark for at least 30 days, the related borrower has the right to terminate the lease and recapture the space upon 10 days’ notice. The second largest tenant, Eyemart Express Ltd, occupying approximately 27.4% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time with 60 days’ notice. In the event that the tenant is dark for at least 30 days, the related borrower has the right to terminate the lease and recapture the space upon 10 days’ notice.

●	With respect to the Jos. A Bank North Causeway Mortgaged Property (0.3%), Jos. A. Bank, the sole tenant, has the right to go dark at any time with 60 days’ notice. In the event that the tenant is dark for at least 30 days, the related borrower has the right to terminate the lease and recapture the space upon 10 days’ notice.

●	With respect to the Jos. A. Bank I-55 Frontage Road Mortgaged Property (0.2%), Jos. A. Bank, the sole tenant, has the right to go dark at any time with 60 days’ notice. In the event that the tenant is dark for at least 30 days, the related borrower has the right to terminate the lease and recapture the space upon 10 days’ notice.

●	With respect to the Walgreens Chicago Mortgaged Property (2.1%), the sole tenant, Walgreens, has the right to go dark at any time. The related borrower does not have the right to terminate the lease and recapture the space.

●	With respect to the Midwest Dollar General Portfolio Mortgaged Properties (1.3%), the sole tenant at each Mortgaged Property has the right to go dark at any time. The related borrower does not have the right to terminate the lease and recapture the space.

●	With respect to the 120 Spring Street Mortgaged Property (1.3%), in the event the sole tenant at the Mortgaged Property, Birkenstock, ceases to conduct business at the Mortgaged Property for more than 60 days during any 180-day period, the borrower has the right, upon 10 business days’ prior written notice, to treat such failure to do business as an offer by the tenant to cancel the lease. In the event the borrower accepts the tenant’s offer to cancel the lease, the tenant will be required to pay a cancellation payment equal to the lesser of (i) the base rent and additional rent then payable for the remaining term of the lease and (ii) six months base rent and additional rent then payable under the lease.

●	With respect to the Quail Springs Shopping Center Mortgaged Property (0.8%), the largest tenant, Gold’s Gym, has the right to go dark at any time. In the event that the tenant is dark for more than 14 days, the related borrower has the right to terminate the lease and recapture the space upon 10 days’ notice.

●	With respect to the Sahara Durango Shopping Center Mortgaged Property (0.3%), Smart & Final, the largest tenant at the Mortgaged Property (representing approximately 54.1% of the net rentable square footage) has the right to go dark at any time. The related borrower does not have the right to terminate the lease and recapture the space.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property.  One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
Oak Brook Gateway	2.5%	U.S. Census Bureau	12.5%	23.5%
Monarch Corporate Center	2.2%	The Regents of the U of CA	7.8%	9.9%
Vista Park Office	1.0%	United States of America	18.3%	25.9%
Vista Park Office	1.0%	US Postal Service	22.3%	20.5%

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the Gavilon Headquarters Mortgaged Property (1.8%), The Gavilon Group, LLC, the sole tenant, subleases 31.9% of its space to two sub-tenants, Marubeni America Corporation (1,521 square feet) and MetLife (39,293 square feet). The sublease for Marubeni America Corporation expires November 30, 2033, and the sublease for MetLife expires September 30, 2028. The lease for The Gavilon Group, LLC expires on November 30, 2033, which is after the maturity date of December 6, 2028.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Country Club Plaza Mortgage Loan (5.3%), Octapharma, the largest tenant at the Mortgaged Property, has a free rent period until June 12, 2019. The borrower was required at origination to reserve $2,072,233 for such free rent period. The second largest tenant at the Mortgaged Property, Sony Electronics, has a free rent period until June 2019. The borrower was required at origination to reserve $759,234 for such free rent period.

●	With respect to the Kawa Mixed Use Portfolio Mortgage Loan (4.1%), the sole tenant at the Essence Group Headquarters Mortgaged Property (0.8%), Essence Group Holdings Corp., is currently in a free rent period with respect to the first floor of its space (37,074 square feet, representing 26.2% of the net rentable square footage leased by such tenant). The borrower was required at origination to reserve $242,650 for the current free rent period running from December 1, 2018 to February 28, 2019 and another free rent period running from August 2019 to October 2019.

●	With respect to the 10 Brookline Place Mortgage Loan (3.6%), Dana Farber, the sole tenant at the Mortgaged Property, has a free rent period until November 1, 2019. The borrower was required at origination to reserve $1,073,194 for the free rent period.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis. For example, with respect to the Rockwood Plaza Shopping Center Mortgage Loan (0.9%), the related Mortgaged Property is approximately 4.0% leased to two tenants on a month-to-month basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 50% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Northland Innovation Campus Mortgaged Property (0.8%), the largest tenant, North Kansas City School District, representing approximately 69.1% of the net rentable square footage, relies on government subsidies.

●	With respect to the Oak Brook Gateway Mortgaged Property (2.5%), the largest tenant, Lewis University, representing approximately 14.0% of the net rentable square footage, is a not-for-profit organization.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the Plymouth Corporate Center Mortgage Loan (5.3%), the largest tenant, TCF National Bank, has a one-time right of first refusal to purchase the entire Mortgaged Property if the borrower is prepared to sell the Mortgaged Property. Such right has been subordinated to the exercise of the lender’s rights under the Mortgage Loan documents and the right of first refusal does not apply to a sale of the Mortgaged Property by the lender or its designee following a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Staples Strategic Industrial Mortgage Loan (4.0%), the sole tenant at each of the related Mortgaged Property has a right of first offer to purchase the related individual Mortgaged Property in the event of a proposed sale of any such individual Mortgaged Property to a third party. Pursuant to the related lease as well as separately executed subordination, non-disturbance and attornment agreements, each such tenant has agreed to subordinate its right of first offer to the related mortgage and the right of first offer does not apply to a transfer of the related individual Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure or to the first transfer from any lender if such lender succeeds to borrower’s interest.

●	With respect to the Walgreens Chicago Mortgage Loan (2.1%), the sole tenant, Walgreens, has a right of first refusal to purchase the Mortgaged Property in the event the related borrower desires to sell the Mortgaged Property. The right of first refusal to purchase the Mortgaged Property does not apply to a sale or conveyance of the Mortgaged Property in foreclosure or pursuant to a deed-in-lieu of foreclosure.

●	With respect to the Delta Self Storage Mortgage Loan (0.4%), American Tower Asset Sub, LLC, which leases a cell tower pad site located on the Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property. The right of first refusal to purchase the Mortgaged Property does not apply to a sale or conveyance of the Mortgaged Property in foreclosure or pursuant to a deed-in-lieu of foreclosure.

●	With respect to the Sahara Durango Shopping Center Mortgage Loan (0.3%), the third largest tenant, Del Taco, has a right of first refusal to purchase its leased premises at the Mortgaged Property in the event of a proposed sale of such leased premises (but not the entire Mortgaged Property) to a third party. At any time during the lease term, Del Taco may demolish and replace the current improvements located on the leased premises with improvements of greater or equal value and of the same type.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the AC Marriott Downtown Tucson Mortgage Loan (2.8%), the three largest retail tenants, which represent in the aggregate approximately 75.6% of the net rentable square footage of the Retail Parcel and 5.4% of total revenue at the Mortgaged Property, are affiliates of the borrower. The affiliated tenants entered into subordination agreements with the lender and the leases are each guaranteed by Matthew Scott Stiteler and David R. Dabdoub, two of the three AC Marriott Downtown Tucson Mortgage Loan guarantors, for the term of the leases (unless, subject to the lender’s consent, such affiliated lease is assigned to a non-affiliated third-party tenant, in which case the guarantors will be released from its respective lease guaranty). Additionally, the Mortgage Loan is recourse for any losses if: (i) a default occurs under the affiliated leases, (ii) any such affiliated lease is terminated prior to expiration, (iii) any such affiliated lease is modified in any respect without the lender’s consent and (iv) if any specified affiliate lease condition set forth in the loan agreement is not satisfied. However, there can be no assurance that the guarantors will be in a position to fulfill their obligations with respect to any such losses.

●	With respect to the Biltmore Portfolio Mortgage Loan (2.5%), the second largest tenant at the Kitchin Place Mortgaged Property (0.5%), Biltmore Property Group Real Estate Trust, LLC, representing approximately 31.1% of the of the net rentable square footage, is the sole member of the borrower, and the fifth largest tenant, representing approximately 7.8% of the of the net rentable square footage, The Bell Company, Inc. is an affiliate of the borrower.

●	With respect to the Aventura Mall Mortgage Loan (1.7%), the borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The master lease requires annual rent in the amount of $3,426,159, payable monthly, provided that no master rents are required to be paid until the occurrence of certain triggering events under the Mortgage Loan documents. The annual rent under the master lease will be reduced in connection with the leasing to retail tenants of space within the portions of the Mortgaged Property covered by the master lease (so long as the tenant under any such lease has taken occupancy and has commenced the payment of rent and the rent payable is above certain thresholds set forth in the master lease). The master lease will terminate on the earlier to occur of (i) the date that the annual rent under the master lease is reduced to $0 or (ii) the date that the annualized lease payments under all leases (excluding rent paid under the master lease) (not including percentage rent) at the Mortgaged Property exceeds $181,850,000.

●	With respect to the 735 Bedford Avenue Mortgage Loan (0.8%), the largest tenant, All Year Management, representing approximately 30.6% of the of the net rentable square footage, and the fourth largest tenant, Apt Developers representing approximately 13.9% of the of the net rentable square footage, are affiliates of the borrower.

●	With respect to the GRM Indianapolis Mortgage Loan (0.6%), the sole tenant, GRM, is an affiliate of the borrower. The non-recourse carveout guarantor, who controls both the borrower and the sole tenant, also guarantees the rent obligations of the affiliated sole tenant. However, there can be no assurance that the guarantor will be in a position to fulfill its obligations with respect to any such rent obligations.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Insurance Considerations

In the case of 65 Mortgaged Properties, which secure, in whole or in part, 34 Mortgage Loans (69.4%), the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Staples Strategic Industrial Mortgage Loan (4.0%), the Mortgage Loan documents permit the borrower to rely on the self-insurance by the sole tenant of each related Mortgaged Property provided that such sole tenant maintains a rating of “A-” or better by S&P and certain other conditions in the Mortgage Loan documents are satisfied, including, without limitation that the related sole tenant’s lease is in full force and effect and will be required to remain in full force and effect following a casualty and the related tenant thereunder is obligated under the lease to rebuild and restore the Mortgaged Property at its sole cost and expense and is entitled to no period of abatement.

●	With respect to the Midwest Dollar General Portfolio Mortgage Loan (1.3%), the Mortgage Loan documents provide that the borrower may rely upon the insurance coverage obtained by the sole tenant at the related Mortgaged Properties, subject to certain conditions in the Mortgage Loan documents, including that such insurance coverage meets the requirements in the Mortgage Loan documents, the lease to the single tenant at each such Mortgaged Property is in full force and effect and no default exists under the single tenant’s lease.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the 10 Brookline Place Mortgage Loan (3.6%), the Mortgaged Property is subject to a remediation and release agreement and notice of activity and use limitation (the “AUL”) due to prior environmental issues at the Mortgaged Property. Under the AUL, the Mortgaged Property is restricted from certain uses and activities including, (i) use as a single family residence, (ii) future excavation of soil not being conducted in accordance with certain conditions and obligations as set forth in an AUL opinion (“AUL Opinion”) attached as an exhibit to the AUL, (iii) future excavation that will disturb the soil located deeper than 10 feet below grade not being conducted in accordance with certain conditions and obligations as set forth in an AUL Opinion attached as an exhibit to the AUL, and (iv) construction and use of occupied building space within the lower garage AUL area without prior evaluation of the vapor intrusion pathways, due to the potential risk of vapor intrusion to future occupied structures within the AUL area if the lower garage area is converted to office or commercial space.

●	With respect to the Liberty Station Retail Mortgage Loan (3.4%), the Mortgaged Property is situated within an approximately 360-acre site that was previously a naval training center which was redeveloped pursuant to a site plan approval by the City of San Diego. The site plan approval provides for limitations with respect to the use and development of said 360-acre site. Additionally, the Mortgaged Property is subject to that certain Amended and Restated Master Declaration of Covenants, Conditions, Restrictions and Reservation of Easements for Liberty Station and that certain Declaration of Covenants, Conditions, Restrictions and Reservation of Easements for Liberty Station 7 Association, which require that the Mortgaged Property be used in accordance with the aforementioned site plan approval and restrict the use of certain portions of the Liberty Mortgaged Property as follows: (i) the portion of the Mortgaged Property known as “Marketplace” and “Building 193” are limited to retail uses typically found in neighborhood or community shopping centers; provided, however, portions of the floor area on the second level of the improvements located thereon may also be used for general office purposes by professional service individuals or entities; (ii) the portion of the Mortgaged Property known as “The Chapel” is limited to use as a venue for special events such as private parties, wedding ceremonies and awards ceremonies; and (iii) no portion of the Mortgaged Property known as “The Landing” may be used for (a) private or commercial golf course, (b) country club, (c) massage parlor, (d) hot tub facility, (e) suntan facility, (f) racetrack or other facility used for gambling, (g) any store the principal business of which is the sale of alcoholic beverages for consumption off premises (e.g., liquor store) and/or (h) residential housing.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-1A to this prospectus and representations and warranties no. (26) (Local Law Compliance) and no. (27) (Licenses and Permits) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B or Annex E-2B to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the 10 Brookline Place Mortgage Loan (3.6%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. In lieu of having a non-recourse carveout guarantor be a party to the indemnity, the borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Sirius Group, with individual claim limits and an aggregate claim limit of $5,000,000 and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of November 7, 2031 with an automatic extended reporting period of 90 days following the expiration date and an option to purchase an optional extended reporting period of up to 48 months beginning on the effective date of termination of the policy.

●	With respect to the Aventura Mall Mortgage Loan (1.7%), the liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The guarantors for the Mortgage Loan are Simon Property Group, L.P., a Delaware limited partnership (the “Simon Guarantor”) and Jeffrey Soffer and Jacquelyn Soffer (individually and collectively, the “Turnberry Guarantor”). The related guaranty provides that (i) the liability of the Simon Guarantor and the Turnberry Guarantor is on a several and not joint basis and (ii) the Turnberry Guarantor is liable only for the acts or omissions of the Turnberry Guarantor and any party that controls or is controlled by the Turnberry Guarantor (a “Turnberry Guarantor Affiliate”) and the Simon Guarantor is liable only for the acts or omissions of the Simon Guarantor and any party that controls or is controlled by the Simon Guarantor (a “Simon Guarantor Affiliate”), except with respect to any guaranteed obligations that (A) are not attributable to any act or omission of a Turnberry Guarantor (or a Turnberry Guarantor Affiliate) or the Simon Guarantor (or a Simon Guarantor Affiliate) or (B) are attributable to an act or omission of both the Turnberry Guarantor (or a Turnberry Guarantor Affiliate) and the Simon Guarantor (or the Simon Guarantor Affiliate), liability is required to be allocated between the Turnberry Guarantor (66.7%) and the Simon Guarantor (33.3%). In addition, the Mortgage Loan does not have a separate environmental indemnity in place.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Kawa Mixed Use Portfolio Mortgage Loan (4.1%), the Northland Innovation Campus Mortgaged Property is subject to tax abatements related to the issuance of the Taxable Industrial Development Redevelopment Revenue Bonds (Northland Innovation Center Project), Series 2015 (the “Northland Innovation Chapter 100 Bonds”) issued by the City of Gladstone, Missouri, to finance the acquisition and construction of the Northland Innovation Campus property improvements, and the related lease. In connection therewith, the Northland Innovation Campus property was leased by the City of Gladstone to KCP Fee Owner 4, LLC (the “Northland Innovation Campus Borrower”). The lease agreement terminates in December 2039, at which time the

Northland Chapter 100 Bonds are cancelled, and the Northland Innovation Campus Borrower is obligated to repurchase fee title to the Northland Innovation Campus property for $1,000. Pursuant to the lease agreement, the Northland Innovation Campus property is exempt from payment of real estate taxes, except for an annual payment in lieu of real estate taxes in the amount of $2,047 under the lease agreement, through December 2039.

With respect to the 210 East 39th Street Mortgage Loan (3.8%), pursuant to Section 421-a of the New York Real Property Tax Law and a certain Final Certificate of Eligibility issued by the City of New York acting by and through the Department of Housing Preservation and Development, the Mortgaged Property is entitled to a 20-year partial abatement of the real estate taxes attributable to the Mortgaged Property. The tax abatement begins in the 2018/2019 tax year and expires in the 2038/2039 tax year. Real estate taxes at the Mortgaged Property were underwritten based on projected abated real estate tax due over the term of the Mortgage Loan. In order to continue to qualify for the tax abatement, at least 20% of the units at the Mortgaged Property are required to be leased as “affordable-rate units”.  Of the 55 units at the Mortgaged Property, 11 (or approximately 20%) of the units are “affordable-rate units”, which units are currently 100% leased.  There can be no assurances that there will be no changes in the Section 421-a program or its application or that the related borrower will realize the full benefits of the entire abatement. The Mortgage Loan is recourse to the related borrower and guarantor for any losses in the event any real estate taxes that are currently abated (or were abated) under the Section 421-a program are assessed (including retroactively) against the Mortgaged Property as a result of any non-compliance with Section 421-a by the related borrower. We cannot assure you that the related borrower or guarantor would, or would be able to, make such recourse payments.

With respect to the AC Marriott Downtown Tucson Mortgage Loan (2.8%), the Mortgaged Property benefits from an 8-year property tax abatement program with the City of Tucson and a 25-year tax increment financing plan (“TIF”) with the Rio Nuevo Multipurpose Facilities District, a special taxing district of the State of Arizona (the “District”). To receive the tax abatement, the predecessor-in-interest to the borrower, as the original fee owner of the Mortgaged Property, transferred the fee title to the portions of the Mortgaged Property consisting of the “Hotel Unit”, the “Retail Unit” and the “Retail Parcel” to the City of Tucson, and, in return, the City of Tucson leased such portions of the Mortgaged Property back to the predecessor-in-interest to the borrower pursuant to a ground lease (the “Hotel/Retail Ground Lease”) that expires in October 2025. To receive certain sales tax savings, the predecessor-in-interest to the borrower, as the original fee owner of the Mortgaged Property, transferred the fee title to the “Parking Unit” portion of the Mortgaged Property to the District, and, in return, the District leased such portion of the Mortgaged Property back to the predecessor-in-interest to the borrower pursuant to a ground lease (the “Parking Ground Lease”) that expires in October 2042, unless the District’s charter is not renewed by the State of Arizona on or before the expiration date on or about July 1, 2035, at which time the Parking Ground Lease will automatically terminate. During the terms of the Hotel/Retail Ground Lease and the Parking Ground Lease, no property taxes are due with respect to the Mortgaged Property, other than a business improvement district assessment (which assessment totaled approximately $12,000 in 2018) and a government property lease excise tax (“GPLET”), which is abated with respect to the Hotel Unit, the Retail Unit and the Retail Parcel for 8 years after the commencement of the Hotel/Retail Ground Lease. In addition, under the TIF, the District will make quarterly payments to the borrower as a rebate of sales tax proceeds actually received by the District from the Arizona Department of Revenue as a direct result of payments actually made by all owners, contractors, tenants, sub-tenants or other occupants of the Mortgaged Property until the District has disbursed to the borrower an aggregate amount equal to the lesser of (A) the sum of (i) $4,300,000 plus (ii) the costs incurred by the borrower to renovate, refurbish and improve the Retail Parcel and (B) $7,750,000. The Mortgaged Property also benefits from a sales tax reimbursement program with the City of Tucson pursuant to a Development Agreement entered into between the City of Tucson and the predecessor-in-interest to the borrower. The City of Tucson agreed to reimburse the predecessor-in-interest to the borrower for public improvement costs up to a maximum of $875,000, which payments are required to be made over a three-year period commencing at the issuance of the certificate of occupancy for the hotel. The reimbursement is paid from (i) 45% of the sales tax revenues associated with the Mortgaged Property (excluding those business known as “Saint House”, “District Tavern”, “Hub” and “Playground” located at 256, 260, 264, 266 and 276 East Congress) and (ii) 100% of the construction sales tax revenues associated with the Mortgaged Property, until the earlier of payment of the reimbursement in full or the expiration of such three-year period. Following the reimbursement period, and continuing until the eighth anniversary of the issuance of the certificate of occupancy for the hotel, the City of Tucson is required to pay to the borrower an amount equal to 30% of the sales tax revenues associated with the Mortgaged Property (excluding those business known as “Saint House”, “District Tavern”, “Hub” and “Playground” located at 256, 260, 264, 266 and 276 East Congress), but not to exceed the sum of $200,000 per annum.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus and Sponsor representations and warranties no. (19) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	10	19.0%
1	5	3	2.7%
6	0	37	78.3%
Total		50	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Nineteen (19) of the Mortgage Loans (53.3%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 31 Mortgage Loans (46.7%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 31 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Thirteen (13) of these 31 Mortgage Loans (13.3%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining 18 of these 31 Mortgage Loans (33.4%) provide for monthly payments of interest-only for a period of 12 months to 60 months following the related origination date and then provide for amortizing debt service payments for the remainder of their loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

Three (3) Mortgage Loans, namely, the Staples Strategic Industrial Mortgage Loan (4.0%), the PSM Building Mortgage Loan (3.1%) and the Midwest Dollar General Portfolio Mortgage Loan (1.3%), are ARD Loans.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan.  While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any certificates evidencing an interest in such Excess Interest (if applicable).

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the CubeSmart Phoenix & AAA Portfolio Mortgage Loan (2.4%), the borrowing entities with respect to the CubeSmart PHX - E Washington St. Mortgaged Property and the CubeSmart PHX - N 43rd Mortgaged Property, are not required to have independent directors.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance

L, D, O	37	76.2%
L, YM1%, O	9	12.1%
L, D or YM1%, O	4	11.8%
Total	50	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 25 months;

●	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 11 months; and

●	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 23 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance

3	12	21.1%
4	23	46.3
5	9	15.8
6	2	4.1
7	4	12.8
Total	50	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

With respect to the Clocktower Square Mortgage Loan (1.8%), if casualty and condemnation proceeds applied by the lender are in excess of 35% of the outstanding principal balance of the related Mortgage Loan, then the related borrower will have a one-time right to prepay the debt in full, without the payment of a prepayment premium or any other penalty, provided that (i) the related borrower gives written notice of such election to prepay the outstanding principal balance of the related Mortgage Loan in full not later than one month after the date which is the earlier of (x) the date the lender notifies related borrower that it has elected to apply the casualty and condemnation proceeds to the outstanding principal balance of the related Mortgage Loan and (y) the date the lender applies the casualty and condemnation proceeds to the outstanding principal balance of the related Mortgage Loan; (ii) the outstanding principal balance of the related Mortgage Loan is prepaid in full not later than three months after the related borrower gives the lender such notice; provided that such period will be extended by two months if the related borrower is diligently pursuing financing necessary to prepay the outstanding principal balance of the related Mortgage Loan; and (iii) if such prepayment is not made on a related monthly payment date, the related borrower is required to pay interest that would have accrued on the outstanding principal balance of the related Mortgage Loan to, but not including, the next related monthly payment date.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of 37 of the Mortgage Loans (76.2%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last pari passu note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

With respect to the Liberty Station Retail Mortgage Loan (3.4%), the related borrowers have the option to (i) prepay the Mortgage Loan on or after January 4, 2021 (the first business day following the date that is the second anniversary of the first due date), with payment of a yield maintenance premium, or (ii) defease the Mortgage Loan at any time after the date that is 24 months after the closing date of the securitization that includes the last note in the related Loan Combination to be securitized.

With respect to the Monarch Corporate Center Mortgage Loan (2.2%), the related borrowers have the option to (i) prepay the Mortgage Loan on or after February 2, 2021 (the first business day following the date that is the second anniversary of the first due date), with payment of a yield maintenance premium, or (ii) defease the Mortgage Loan at any time after the date that is 24 months after the Closing Date.

With respect to the Aventura Mall Mortgage Loan (1.7%), the related Mortgage Loan documents permit the related borrower to prepay the Mortgage Loan upon the occurrence of a certain date with a yield maintenance premium if the related Defeasance Lock Out Period has not expired by such date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Kawa Mixed Use Portfolio Mortgage Loan (4.1%), the related borrower has the right to obtain a release of one or more individual Mortgaged Properties in connection with a prepayment of the Mortgage Loan as described below under “—Property Releases; Partial Defeasance”.

●	With respect to the New Jersey Self Storage Portfolio Mortgage Loan (2.0%), the related borrower has the right to obtain a release of one or more individual Mortgaged Properties in connection with a prepayment of the Mortgage Loan as described below under “—Property Releases; Partial Defeasance”.

Property Releases; Partial Defeasance

●	With respect to the Kawa Mixed Use Portfolio Mortgage Loan (4.1%), at any time after the second anniversary of the Closing Date, provided no event of default is continuing under the related

Mortgage Loan documents, the related borrower may obtain release of one or more individual Mortgaged Properties, provided that, among other conditions (i) the borrower partially prepays the Mortgage Loan or delivers defeasance collateral, in each case in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property and (b) the net sales proceeds attributed to the subject individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation from each applicable rating agency, (iv) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release (whether by partial prepayment or partial defeasance) or the consummation of the partial release, as applicable and (b) 1.56x, (v) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 64.8% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release (whether by partial prepayment or partial defeasance) or the consummation of the partial release, as applicable, and (vi) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 10.17% and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release (whether by partial prepayment or partial defeasance) or the consummation of the partial release, as applicable. In the case of a partial prepayment of the Kawa Mixed Use Portfolio Mortgage Loan, the borrower will also be required to pay a yield maintenance premium.

●	With respect to the Fairbridge Office Portfolio Mortgage Loan (3.7%), at any time after the second anniversary of the Closing Date, provided no event of default is continuing under the related Mortgage Loan documents, the related borrower may obtain release of any individual Mortgaged Property, provided that, among other conditions (i) the borrower delivers defeasance collateral in an amount equal to the greater of (a) (i) 120% of the allocated loan amount for the Cornerstone Mortgaged Property or (ii) 130% of the allocated loan amount for the Oak Brook Mortgaged Property and (b) 90% of the net sales proceeds attributed to the subject individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Property is greater than the greater of (a) 1.40x and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 75.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Property is greater than the greater of (a) 10.25%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

●	With respect to the Biltmore Portfolio Mortgage Loan (2.5%), at any time after the second anniversary of the Closing Date, provided no event of default is continuing under the related Mortgage Loan documents, the related borrower may obtain release of any one or more individual Mortgaged Properties (except with respect to the (a) 26 All Souls Crescent Mortgaged Property or (b) 5614 Kingston Pike Mortgaged Property, neither of which may be released), provided that, among other conditions (i) the borrower delivers defeasance collateral in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual Mortgaged Property and (b) 90% of the net sales proceeds attributed to the subject individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.42x and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 61.77% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a)

10.0%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

●	With respect to the CubeSmart Phoenix & AAA Portfolio Mortgage Loan (2.4%), at any time after the second anniversary of the Closing Date, provided no event of default is continuing under the related Mortgage Loan documents, the related borrower may obtain release of one or more individual Mortgaged Properties, provided that, among other conditions (i) the borrower delivers defeasance collateral in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property and (b) 100% of the net sales proceeds attributed to the subject individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greater of (a) 1.32x and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 71.2% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is no less than the greater of (a) 8.77%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable (provided that, if after the partial defeasance the sole individual mortgaged property remaining is the AAA Storage City Mortgaged Property, the debt yield must not be less than 9.5%).

●	With respect to the New Jersey Self Storage Portfolio Mortgage Loan (2.0%), at any time after the second anniversary of the Closing Date, provided no event of default is continuing under the related Mortgage Loan documents, the related borrower may obtain release of one or more individual Mortgaged Properties, provided that, among other conditions (i) the borrower partially prepays the Mortgage Loan or delivers defeasance collateral, in each case in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property and (b) the net sales proceeds attributed to the subject individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation from each applicable rating agency, (iv) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.28x and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release (whether by partial prepayment or partial defeasance) or the consummation of the partial release, as applicable, (v) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 70.7% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release (whether by partial prepayment or partial defeasance) or the consummation of the partial release, as applicable, and (vi) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 8.65% and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release (whether by partial prepayment or partial defeasance) or the consummation of the partial release, as applicable. In the case of a partial prepayment of the New Jersey Self Storage Portfolio, the borrower will also be required to pay a yield maintenance premium.

●	With respect to the Midwest Dollar General Portfolio Mortgage Loan (1.3%), at any time after the second anniversary of the Closing Date, the borrower is permitted to defease a portion of the Mortgage Loan and obtain the release of individual Mortgaged Properties in connection with the sale of such Mortgaged Property pursuant to an arm’s-length agreement to a third party not affiliated with the borrower or the guarantor, upon the following terms and conditions, among others: (i) the borrower defeases an amount of principal equal to 120% of the allocated loan amount for the applicable individual Mortgaged Property; (ii) after giving effect to such sale, the borrower will remain a special purpose entity, (iii) after giving effect to such sale and defeasance, the debt service coverage ratio for all of the remaining Mortgaged Properties will be no less than the greater of (x) the debt service coverage ratio immediately preceding such sale and (y) 1.45x, (iv) after giving effect to such sale and defeasance, the loan-to value ratio for the remaining Mortgaged Properties (such value to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC Trust and which excludes the value of a personal property or going concern value, if any) is no more than 125%, and (v) the borrower delivers an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC as a result of such defeasance.

Property Releases; Free Releases

Certain of the Mortgage Loans, including the Staples Strategic Industrial Mortgage Loan (4.0%), the 10 Brookline Place Mortgage Loan (3.6%), the Aventura Mall Mortgage Loan (1.7%), and the Delta Self Storage Mortgage Loan (0.4%), permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. We cannot assure you that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

With respect to the Kawa Mixed Use Portfolio Mortgage Loan (4.1%), the borrower, at any time, may obtain a termination of the parking lease with respect to property adjacent to the Northland Innovation Campus Mortgaged Property and the release of such parking lease from the lien of the mortgage, provided that, among other conditions (including, at the lender’s request, the delivery of a REMIC opinion), the borrower enters into a parking easement, lease or other similar agreement pursuant to which the borrower is granted the right to use such property for automobile parking.

With respect to the Aventura Mall Mortgage Loan (1.7%), in the event that J.C. Penney Co. (“JCPenney”) or any of Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s and Nordstrom ceases operations or seeks to assign the related lease, as applicable, to any person or in any manner that is not expressly permitted under the related lease, as applicable, the borrower has the right without the consent of the lender to (x) enter into a ground lease for the entirety of the JCPenney parcel or department store parcel (a “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the borrower and (y) obtain the release of the related mortgage lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the JCPenney parcel or applicable department store parcel from the lien of the Mortgage Loan upon satisfaction of certain terms and conditions including, without limitation: (i) the Department Store Ground Lease is in form and substance reasonably satisfactory to the lender; (ii) the lessee under the Department Store Ground Lease (or an affiliated guarantor) is a credit-worthy party acceptable to the lender; and (iii) the Department Store Ground Lease expires not less than 20 years after the related maturity date of the Mortgage Loan. The Mortgage Loan documents provide that no release or transfer will be permitted unless the loan-to-value of the remaining Mortgaged Property is equal to or less than 125%, unless the borrower pays down the Mortgage Loan by the amount specified in the Mortgage Loan documents or delivers an opinion of counsel that the Issuing Entity will not fail to maintain its status as a REMIC trust as a result of the related transfer or release.

Escrows

Forty-four (44) Mortgage Loans (86.5%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Forty-two (42) Mortgage Loans (82.7%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-one (21) Mortgage Loans (37.2%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-two (22) Mortgage Loans (70.5%) secured by office, retail, mixed use and industrial, one (1) self storage property and one (1) multifamily property with commercial tenants properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use and industrial properties only.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	24	$502,384,342	56.9%
Springing	23	319,983,478	36.2
Soft	2	46,150,000	5.2
Hard; Master Lease Rents (Soft Springing) (1)	1	15,000,000	1.7
Total:	50	$883,517,820	100.0%

(1)	With respect to the Aventura Mall Mortgage Loan (1.7%), the borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a “Soft Springing Hard Lockbox” for rents from the master lease (which means that the borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox), and a Hard Lockbox for the remaining tenants at the mortgaged property. Following the occurrence and during the continuance of either (i) a cash sweep period or (ii) the period of time commencing on the date that the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.50x for two consecutive quarters until cured in accordance with the loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account.

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries—Loan #1: 3 Park Avenue”; “Significant Loan Summaries—Loan #4: Kawa Mixed Use Portfolio”, “Significant Loan Summaries—Loan #5: Staples Strategic Industrial”; “Significant Loan Summaries—Loan #7: Fairbridge Office Portfolio”; “Significant Loan Summaries—Loan #8: 10 Brookline Place”; “Significant Loan Summaries—Loan #10: Liberty Station Retail”; “Significant Loan Summaries—Loan #12: AC Marriott Downtown Tucson” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(2)	Cut-off Date Total Debt Yield on Underwritten NCF(1)
Country Club Plaza	$47,000,000	$12,200,000	—	—	$59,200,000	5.90632%	61.8%	77.9%	1.90x	1.37x	10.3%	8.2%

210 East 39th Street	$33,900,000	$2,400,000	—	—	$36,300,000	5.55600%	64.8%	69.4%	1.30x	1.13x	6.8%	6.4%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.

(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

The mezzanine loans related to the Country Club Plaza Mortgage Loan (5.3%) and the 210 East 39th Street Mortgage Loan (3.8%) identified in the table above, are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for, in the case of the Country Club Plaza Mortgage Loan, payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the equity collateral, any accounts established under the mezzanine loan documents, funds distributed to the mezzanine lender under the Mortgage Loan documents, certain insurance proceeds, and any proceeds thereof not directly constituting security for the Mortgage Loan, and in the case of the 210 East 39th Street Mortgage Loan, any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related Mortgage Loan lender does not hold a corresponding claim or right, or in certain circumstances, even if the related Mortgage Loan lender holds a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums, and (g) an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required

3 Park Avenue	$88,000,000	49.0%	1.85x	8.85%	Y
Thunderbird Village(1)	$19,000,000	60.7%	1.30x	8.25%	Y
New Jersey Self Storage Portfolio	$17,750,000	80.0%	1.28x	8.65%	Y
Hilton Garden Inn Flowood(2)	$11,987,986	66.7%	1.68x	N/A	Y
Rockwood Plaza Shopping Center	$8,250,000	71.7%	1.67x	10.60%	Y
Hampton Inn & Suites West Point(2)	$4,685,133	64.69%	1.85x	N/A	Y

(1)	The principal amount of such permitted mezzanine debt is not permitted to exceed $5,000,000.

(2)	The borrower is required to obtain approval of the franchisor in connection with a mezzanine loan, unless the applicable equity owner of the borrower is the sole borrower under the mezzanine loan and the mezzanine loan is not secured by any other hotels or collateral.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Permitted Unsecured Debt and Other Debt

With respect to the 10 Brookline Place Mortgage Loan (3.6%), the Mortgage Loan documents permit the single purpose entity principal of the borrower, any affiliated manager or any equity owner (collectively and individually, a “10 Brookline Place Restricted Party”) to pledge a security interest in up to 75% of the direct ownership interests in HSRE-BP, LLC, which is the owner of 100% of the direct equity interests in the borrower, to an institutional investor for the purpose of securing indebtedness incurred by a 10 Brookline Place Restricted Party, subject to the satisfaction of certain terms and conditions including, without limitation: (i) the pledge will not result in the change of control of the borrower; (ii) at all times following the pledge, at least 15% or more of the legal and beneficial interests in the borrower will be held by the joint venture sponsors; (iii) at least 25% of the direct and indirect equity interests in the sole member of the borrower are owned by parties other than the proposed pledgee; and (iv) such proposed pledgee will have no right to remove any party that controls the borrower.

With respect to the Liberty Station Retail Mortgage Loan (3.4%), certain loans (the “Liberty Station Subordinate Loans”) were made to the upper-tier indirect owner of each borrower and were secured by a pledge of such indirect upper-tier owner’s equity interest in the sole member of each borrower, to facilitate a “reverse” 1031 exchange under the Internal Revenue Code (each such transfer, a “Liberty Station 1031 Reverse Exchange Transfer”). The borrowers were required to complete within 180 days following the origination date, such Liberty Station 1031 Reverse Exchange Transfer, upon which the Liberty Station Subordinate Loans would be paid off and the pledges released. On January 28, 2019, the Liberty Station 1031 Reverse Exchange Transfer was completed and the Liberty Station Subordinate Loans were paid off in full and the above-referenced pledges were released.

With respect to the Aventura Mall Mortgage Loan (1.7%), the borrower is permitted to obtain a Property-Assessed Clean Energy (PACE) loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s prior consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

With respect to the 8701 Georgia Avenue Mortgage Loan (1.5%), the owner of a 20% interest in the related borrower (the “Seller JV”) has pledged its interest in the related borrower to the 80% owner of the related borrower (the “Buyer JV”) in connection with a loan from Buyer JV to Seller JV (the “Subordinate Loan”). Buyer JV and Seller JV have executed a subordination and standstill agreement subordinating the Subordinate Loan to the Mortgage Loan and postponing any payment or enforcement under the Subordinate Loan until the Mortgage Loan is satisfied in full, except that Seller JV may prepay the Subordinate Loan in February 2020, from a source of funds other than the Mortgage Property and provided no event of default is continuing under the Mortgage Loan. Buyer JV may also purchase Seller JV’s interest in the related borrower provided that no event of default exists under the Mortgage Loan and such purchase is with funds other than from the Mortgaged Property, except for distributions pursuant to the related borrower’s operating agreement in accordance with the terms of the Mortgage Loan.

With respect to the GRM Indianapolis Mortgage Loan (0.6%), Goldman Sachs Bank USA currently extends a corporate credit facility to GRM Information Management Services, Inc. (“GRM”) and its affiliates secured by a lien on GRM personal property (including the personal property owned by the GRM-affiliated sole tenant at the Mortgaged Property) and a leasehold mortgage on the lease with the GRM-affiliated sole tenant at the Mortgaged Property. Pursuant to such credit facility, Goldman Sachs has the right to foreclose on its collateral and assume control of GRM, its direct and indirect subsidiaries, and the personal property owned by GRM and such subsidiaries (including the personal property and fixtures owned by the GRM related tenant at the Mortgaged Property) if there is an event of default under such credit facility.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Loan Combination LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Loan Combination Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NCF(2)	Loan Combination Debt Yield on Underwritten NCF(3)	Controlling Note Included in Issuing Entity (Y/N)
3 Park Avenue	CREFI	$88,000,000	9.96%	$94,000,000	—	$182,000,000	36.0%	36.0%	1.84x	1.84x	8.8%	8.8%	Y
Kawa Mixed Use Portfolio	CREFI	$36,500,000	4.13%	$38,000,000	—	$74,500,000	65.8%	65.8%	1.85x	1.85x	9.5%	9.5%	N
Staples Strategic Industrial	GACC	$35,000,000	3.96%	$91,100,000	—	$126,100,000	62.6%	62.6%	1.72x	1.72x	8.6%	8.6%	N
Fairbridge Office Portfolio	CREFI	$32,750,000	3.71%	$15,000,000	—	$47,750,000	73.8%	73.8%	1.66x	1.66x	10.5%	10.5%	Y
10 Brookline Place	JPMCB	$32,000,000	3.62%	$50,000,000	—	$82,000,000	49.4%	49.4%	2.19x	2.19x	9.6%	9.6%	N
Liberty Station Retail	JPMCB	$30,000,000	3.40%	$87,000,000	—	$117,000,000	68.8%	68.8%	1.45x	1.45x	7.7%	7.7%	N
AC Marriott Downtown Tucson	GACC	$25,000,000	2.83%	$15,000,000	—	$40,000,000	67.3%	67.3%	1.71x	1.71x	11.5%	11.5%	Y
Aventura Mall	JPMCB	$15,000,000	1.70%	$1,391,700,000	$343,300,000	$1,750,000,000	40.8%	50.7%	2.58x	2.07x	10.8%	8.7%	N
1421 West Shure Drive	JPMCB	$12,376,000	1.40%	$17,000,000	—	$29,376,000	71.6%	71.6%	1.61x	1.61x	10.4%	10.4%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Loan Combination will be a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
3 Park Avenue	Serviced	Note A-1	Yes	—	Benchmark 2019-B9	$88,000,000
		Note A-2	No	Citi Real Estate Funding Inc.	Not Identified	$34,000,000
		Note A-3	No	Citi Real Estate Funding Inc.	Not Identified	$30,000,000
		Note A-4	No	Citi Real Estate Funding Inc.	Not Identified	$30,000,000

Kawa Mixed Use Portfolio	Outside Serviced	Note A-1	Yes	—	Benchmark 2018-B8	$38,000,000
		Note A-2	No	—	Benchmark 2019-B9	$36,500,000

Staples Strategic Industrial	Outside Serviced	Note A-1-1	Yes	—	Benchmark 2018-B8	$30,000,000
		Note A-1-2	No	—	Benchmark 2019-B9	$20,000,000
		Note A-2-1	No	—	UBS 2018-C15	$30,000,000
		Note A-2-2	No	—	UBS 2018-C15	$5,000,000
		Note A-2-3	No	—	Benchmark 2019-B9	$5,000,000
		Note A-3	No	—	Benchmark 2018-B8	$26,100,000
		Note A-4	No	—	Benchmark 2019-B9	$10,000,000

Fairbridge Office Portfolio	Serviced	Note A-1	Yes	—	Benchmark 2019-B9	$32,750,000
		Note A-2	No	Citi Real Estate Funding Inc.	Not Identified	$15,000,000

10 Brookline Place	Outside Serviced	Note A-1	Yes	—	Benchmark 2018-B8	$50,000,000
		Note A-2	No	—	Benchmark 2019-B9	$32,000,000

Liberty Station Retail	Servicing Shift	Note A-1	Yes	JPMorgan Chase Bank, National Association	Not Identified	$50,000,000
		Note A-2	No	JPMorgan Chase Bank, National Association	Not Identified	$37,000,000
		Note A-3	No	—	Benchmark 2019-B9	$30,000,000

AC Marriott Downtown Tucson	Serviced	Note A-1	Yes	—	Benchmark 2019-B9	$25,000,000
		Note A-2	No	Deutsche Bank AG, acting through its New York Branch	Not Identified	$15,000,000

Aventura Mall	Outside Serviced	Notes A-1-A, A-1-B, A-1-C, A-1-D	Yes (Note A-1-A)	—	Aventura Mall Trust 2018-AVM	$406,700,000
		Notes A-2-A-1, A-2-B-3	No	—	Benchmark 2018-B4	$115,000,000
		Notes A-2-A-2, A-2-B-2-A	No	—	Benchmark 2018-B5	$103,000,000
		Notes A-2-A-4, A-2-B-4	No	—	Benchmark 2018-B6	$110,000,000
		Note A-2-A-3	No	—	Benchmark 2018-B7	$50,000,000
		Note A-2-A-5-A	No	—	Benchmark 2018-B8	$60,000,000
		Note A-2-A-5-B	No	—	Benchmark 2019-B9	$15,000,000
		Notes A-2-B-2-B, A-2-B-2-C, A-2-B-5	No	—	DBGS 2018-C1	$47,000,000
		Note A-2-B-1	No	—	CD 2018-CD7	$60,000,000
		Note A-2-C-1	No	—	MSC 2018-L1	$60,000,000
		Notes A-2-C-2, A-2-D-1	No	—	BANK 2018-BNK14	$100,000,000
		Notes A-2-C-3, A-2-C-5	No	—	MSC 2018-H4	$60,000,000
		Notes A-2-C-4, A-2-D-4	No	—	BANK 2018-BNK15	$100,000,000
		Note A-2-D-2	No	—	CSAIL 2018-CX12	$50,000,000
		Note A-2-D-3	No	—	WFCM 2018-C47	$50,000,000
		Note A-2-D-5	No	—	WFCM 2018-C48	$20,000,000
		Notes B-1, B-2, B-3, B-4	No	—	Aventura Mall Trust 2018-AVM	$343,300,000

1421 West Shure Drive	Outside Serviced	Note A-1	Yes	—	Benchmark 2018-B8	$17,000,000
		Note A-2	No	—	Benchmark 2019-B9	$12,376,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization that has closed or as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission that has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations and Servicing Shift Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Servicing Shift Loan Combinations. With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the Controlling Class Representative will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder.”

Control Rights with respect to Servicing Shift Loan Combinations. With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General.” The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

The Special Servicer will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Controlling Class Representative with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination within the same time frame it is required to provide such notice, information or report to the Controlling Class Representative (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Representative due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will expire 10 business days (or, with respect to an “acceptable insurance default” in relation to the 3 Park Avenue Loan Combination, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30 day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan. If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may)

make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights. With respect to each Outside Serviced Loan Combination, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General.” With respect to any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File. The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan. If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The Aventura Mall Pari Passu-AB Loan Combination

Servicing

The Aventura Mall Mortgage Loan is evidenced by one (1) senior promissory note with a Cut-off Date Balance of $15,000,000. The Aventura Mall Loan Combination consists of (i) the Aventura Mall Mortgage Loan, (ii) twenty-six (26) companion loans (the “Aventura Mall Pari Passu Companion Loans”) that are pari passu with the related Aventura Mall Mortgage Loan and (iii) four (4) companion loans (evidenced by promissory notes B-1, B-2, B-3 and B-4) (the “Aventura Mall Subordinate Companion Loans” and together with the Aventura Mall Pari Passu Companion Loans, the “Aventura Mall Companion Loans”) that are subordinate to the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans. None of the Aventura Mall Companion Loans are included in the Issuing Entity.

The Aventura Mall Pari Passu Companion Loans evidenced by promissory notes A-2-A-1 and A-2-B-3 (with an aggregate outstanding principal balance of $115,000,000) were included in the Benchmark 2018-B4 securitization. The Aventura Mall Pari Passu Companion Loans evidenced by promissory notes A-2-A-2 and A-2-B-2-A (with an aggregate outstanding principal balance of $103,000,000) were included in the Benchmark 2018-B5 securitization. The Aventura Mall Pari Passu Companion Loans evidenced by promissory notes A-2-A-4 and A-2-B-4 (with an aggregate outstanding principal balance of $110,000,000) were included in the Benchmark 2018-B6 securitization. The Aventura Mall Pari Passu Companion Loan evidenced by promissory note A-2-A-3 (with an outstanding principal balance of $50,000,000) was included in the Benchmark 2018-B7 securitization. The Aventura Mall Pari Passu Companion Loan evidenced by promissory notes A-2-A-5-A (with an outstanding principal balance of $60,000,000) was included in the Benchmark 2018-B8 securitization. The Aventura Mall Pari Passu Companion Loans evidenced by promissory notes A-1-A, A-1-B, A-1-C and A-1-D (with an aggregate outstanding principal balance of $406,700,000) and the Aventura Mall Subordinate Companion Loans (with an aggregate outstanding principal balance of $343,300,000) (together, the “Aventura Mall Lead Securitization Companion Loans”) were included in the Aventura Mall Trust 2018-AVM securitization. The remaining notes are held by the parties identified in the “Loan Combination Controlling Notes and Non-Controlling Notes” chart above under “—General.”

The rights of the holders of the promissory notes evidencing the Aventura Mall Loan Combination (the “Aventura Mall Noteholders”) are subject to a Co-Lender Agreement (the “Aventura Mall Co-Lender Agreement”).

The Aventura Mall Loan Combination and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of June 29, 2018 (the “Aventura Mall Trust 2018-AVM Trust and Servicing Agreement”) between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Aventura Mall Trust 2018-AVM Depositor”), Wells Fargo Bank, National Association, as servicer (in such capacity, the “Aventura Mall Trust 2018-AVM Servicer”), CWCapital Asset Management LLC, as special servicer (the “Aventura Mall Trust 2018-AVM Special Servicer” ), Wilmington Trust, National Association, as trustee (the “Aventura Mall Trust 2018-AVM Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Aventura Mall Trust 2018-AVM Certificate Administrator”) and Park Bridge Lender Services LLC, as operating advisor (the “Aventura Mall Trust 2018-AVM Operating Advisor”). The Aventura Mall Trust 2018-AVM Trust and Servicing Agreement was entered into in connection with the securitization of the Aventura Mall Lead Securitization Companion Loans.

The master servicer or the trustee, as applicable, under the Pooling and Servicing Agreement will be responsible for making any required P&I Advance on the Aventura Mall Mortgage Loan (but not any advances of principal and/or interest on the Aventura Mall Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement, unless the master servicer or the trustee, as applicable, or the special servicer under the Pooling and Servicing Agreement determines that such an advance would not be recoverable from collections on the Aventura Mall Mortgage Loan. The Aventura Mall Trust 2018-AVM Servicer or Aventura Mall Trust 2018-AVM Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the Aventura Mall Lead Securitization Companion Loans if and to the extent provided in the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement and the Aventura Mall Co-Lender Agreement (but not on the Aventura Mall Mortgage Loan) and (B) any required property protection advances with respect to the Aventura Mall Loan Combination, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, is expected to be the custodian of the mortgage file related to the Aventura Mall Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Application of Payments

The Aventura Mall Co-Lender Agreement sets forth the respective rights of the Aventura Mall Noteholders with respect to distributions of funds received in respect of the Aventura Mall Loan Combination, and provides, in general, that:

●	Each of the Aventura Mall Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective Aventura Mall Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the Aventura Mall Mortgage Loan, and the holders of the Aventura Mall Pari Passu Companion Loans to receive payments with respect to the Aventura Mall Mortgage Loan and their respective Aventura Mall Pari Passu Companion Loans.

●	all payments, proceeds and other recoveries on or in respect of the Aventura Mall Loan Combination (other than amounts for reserves or escrows required by the Aventura Mall Loan Combination documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement) will be applied in the following order of priority:

○

first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans (other than default interest) to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

○	second, on a pro rata and pari passu basis, to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

○	third, on a pro rata and pari passu basis, to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the Aventura Mall Co-Lender Agreement, plus interest thereon at the net note rate for the Aventura Mall Mortgage Loan and Aventura Mall Pari Passu Companion Loan compounded monthly from the date the related realized loss was allocated to Aventura Mall Mortgage Loan and each Aventura Mall Pari Passu Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

○	fourth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Aventura Mall Subordinate Companion Loans (other than default interest) to each holder of an Aventura Mall Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

○	fifth, on a pro rata and pari passu basis, to each holder of an Aventura Mall Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

○	sixth, on a pro rata and pari passu basis, to each holder of an Aventura Mall Subordinate Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the Aventura Mall Co-Lender Agreement, plus interest thereon at the net note rate for Aventura Mall Subordinate Companion Loan compounded monthly from the date the related realized loss was allocated to each Aventura Mall Subordinate Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

○	seventh, to pay any yield maintenance premium (as defined in the related Mortgage Loan documents) then due and payable in respect of the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans in connection with a permitted prepayment in accordance with the related mortgage loan documents, on a pro rata and pari passu basis;

○	eighth, to pay any yield maintenance default premium (as defined in the related Mortgage Loan documents) then due and payable in respect of the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans, on a pro rata and pari passu basis, then to the Aventura Mall Subordinate Companion Loans, on a pro rata and pari passu basis;

○	ninth, to pay default interest and late payment charges then due and owing under the Aventura Mall Loan Combination, all of which will be applied in accordance with the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement; and

○	tenth, if any excess amount is available to be distributed in respect of the Aventura Mall Loan Combination, and not otherwise applied in accordance with the foregoing clauses first to eighth), any remaining amount will be paid pro rata to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan and each holder of an Aventura Mall Subordinate Companion Loan based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Aventura Mall Mortgage Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the trust’s right to reimbursement from future payments and other collections on the Aventura Mall Subordinate Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Aventura Mall Loan Combination, see “The Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Pursuant to the Aventura Mall Co-Lender Agreement, the controlling noteholder for the Aventura Mall Loan Combination (the “Aventura Mall Controlling Noteholder”) will be the holder of the Aventura Mall Pari Passu Companion Loan evidenced by promissory note A-1-A provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the Aventura Mall Trust 2018-AVM securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder; provided, further, that if at any time 50% or more of promissory note A-1-A (or the “controlling class” of the Aventura Mall Trust 2018-AVM securitization or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder) is held by a borrower affiliate, the holder of promissory note A-1-A (or such class) will not be entitled to exercise any rights of the controlling noteholder under the Aventura Mall Co-Lender Agreement or the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement. Certain decisions to be made with respect to the Aventura Mall Loan Combination, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Aventura Mall Loan Combination or any related REO Property will require the approval of the Aventura Mall Controlling Noteholder.

Pursuant to the terms of the Aventura Mall Co-Lender Agreement, the issuing entity, as holder of the Aventura Mall Mortgage Loan, or its representative (unless the “controlling class” is held by a borrower affiliate), will (i) have the right to receive (1) notice, information and reports with respect to any “major decisions” (as defined in the Aventura Mall Co-Lender Agreement) to be taken with respect to the Aventura Mall Loan Combination (similar to such notice, information or report the Aventura Mall Trust 2018-AVM Special Servicer is required to deliver to the directing holder under the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement) (without regard to whether such items are actually required to be provided to the directing holder under the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement due to the occurrence of a control event or a consultation termination event (in each case as defined in the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement) and (2) a summary of the asset status report relating to the Aventura Mall Loan Combination (at the same time as it is required to deliver to the directing holder under the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Aventura Mall Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Aventura Mall Loan Combination (and the Aventura Mall Trust 2018-AVM Special Servicer will be required to consider alternative actions recommended by the holder of the Aventura Mall Mortgage Loan). The consultation rights of the issuing entity, as the holder of the Aventura Mall Mortgage Loan, or its representative will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the Aventura Mall Trust 2018-AVM Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the Aventura Mall Mortgage Loan, or its representative described above, the Aventura Mall Trust 2018-AVM Special Servicer is permitted to make any “major decision” (as defined in the Aventura Mall Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Aventura Mall Noteholders; and the Aventura Mall Trust 2018-AVM Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Aventura Mall Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the Aventura Mall Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the Aventura Mall Trust 2018-AVM Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable) with the Aventura Mall Trust 2018-AVM Servicer or the Aventura Mall Trust 2018-AVM Special Servicer at the offices of the Aventura Mall Trust 2018-AVM Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Aventura Mall Trust 2018-AVM Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable, in which servicing issues related to the Aventura Mall Loan Combination are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the Aventura Mall Trust 2018-AVM Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable, and the Aventura Mall Controlling Noteholder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the Aventura Mall Co-Lender Agreement, if the Aventura Mall Loan Combination becomes a defaulted loan under the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement, and if the Aventura Mall Trust 2018-AVM Special Servicer determines to sell the Aventura Mall Lead Securitization Companion Loans in accordance with the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement, then the Aventura Mall Trust 2018-AVM Special Servicer will be required to sell the Aventura Mall Companion Loans together with the Aventura Mall Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement.

Notwithstanding the foregoing, the Aventura Mall Trust 2018-AVM Special Servicer will not be permitted to sell the Aventura Mall Loan Combination if such Loan Combination becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the Aventura Mall Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement)) unless the Aventura Mall Trust 2018-AVM Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Aventura Mall Trust 2018-AVM Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Aventura Mall Loan Combination, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Aventura Mall Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Aventura Mall Trust 2018-AVM Servicer or the Aventura Mall Trust 2018-AVM Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Loan Combination unless it is a borrower affiliate (as defined in the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement).

Special Servicer Appointment Rights

Pursuant to the Aventura Mall Co-Lender Agreement, subject to the terms of the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement, the Aventura Mall Controlling Noteholder will have the right at any time and from time to time and without cause, to replace the Aventura Mall Trust 2018-AVM Special Servicer then acting with respect to the Aventura Mall Loan Combination and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “The Pooling and Servicing Agreement—Servicer Termination Events” and “—Rights Upon a Servicer Termination Event”.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association and German American Capital Corporation are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters) and Citibank, N.A. (the Certificate Administrator, Custodian, certificate registrar and paying agent). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related mortgaged properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related mortgaged properties;

●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;

●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are zoning issues at the mortgaged properties;

●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and the Certificateholders and the Trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any of the CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-

specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2018. CREFI’s Central Index Key is 0001701238. As of December 31, 2018, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $22,063,870 initial Certificate Balance of the VRR Interest (i.e., the CREFI VRR Interest Portion) as described under “Credit Risk Retention”. However, CREFI and/or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time. CREFI or a “majority-owned affiliate” (as defined in Regulation RR) thereof will be required to retain the CREFI VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. GACC or DBNY, an affiliate of GACC, originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, it is expected that GACC or an affiliate will, as of the initial issuance of the certificates, hold the AC Marriott Downtown Tucson Pari Passu Companion Loan designated as note A-2.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of Deutsche Bank AG, acting through its New York Branch (“DBNY”), an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2018 is approximately $71.12 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes

General. GACC and DBNY are each an originator and are affiliated with each other and with Deutsche Bank Securities Inc., one of the underwriters. GACC and DBNY are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with GACC’s acquisition and reunderwriting of a mortgage loan, GACC relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a GACC opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and GACC relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Staples Strategic Industrial Mortgage Loan (4.0%), the Mortgage Loan is structured with a 10-year ARD and an approximately 15-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan is 62.6% in comparison to the loan-to-value ratio of 75.0% that is provided for in GACC’s underwriting guidelines for industrial properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan is 1.72x, in comparison to a net cash flow debt service coverage ratio of 1.25x that is provided for in GACC’s underwriting guidelines for industrial properties and (iii) the financial strength of the loan sponsor. The loan sponsors for the Staples Strategic Industrial Mortgage Loan are Edward V. LaPuma and Bryan York Colwell, the co-founders and managing partners of LCN Capital Partners (“LCN”). LCN is a private equity firm that specializes in sale-leaseback, built-to-suit and select net lease investments that range from $20 million to $200 million across North America and Europe and over $1.2 billion in discretionary equity capital committed and owns over $2 billion in real estate assets.

With respect to the 210 East 39th Street Mortgage Loan (3.8%), the Mortgage Loan is structured with annual replacement reserve deposits equal to approximately $169 per unit which is less than the annual replacement reserve deposit requirement of $250 per unit generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the Mortgaged Property being newly built Class A multifamily building located in the Murray Hill neighborhood of New York City, and having been 100% leased as of November 2018, (ii) the loan-to-value ratio of the Mortgage Loan is 64.8% in comparison to the loan-to-value ratio of 75.0% that is provided for in GACC’s underwriting guidelines for multifamily properties, and (iii) the financial strength of the Mortgage Loan sponsors, Charles Blaichman, Scott Shnay, Abram Shnay and Ironstate Holdings LLC, which have a collective net worth exceeding $700 million.

With respect to the Midwest Dollar General Portfolio Mortgage Loan (1.3%), the Mortgage Loan is structured with a 10-year ARD and an approximately 12-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan is 68.5% in comparison to the loan-to-value ratio of 75.0% that is provided for in GACC’s underwriting guidelines for retail properties, (ii) the net cash flow debt service coverage ratio, after the initial five year interest only period, of the Mortgage Loan is 1.47x, in comparison to a net cash flow debt service coverage ratio of 1.30x that is provided for in GACC’s underwriting guidelines for retail properties and (iii) the financial strength of the loan sponsor. The loan sponsor for the Midwest Dollar General Portfolio Mortgage Loan is CC Real Estate Income Master Fund, which is an affiliate of Colony Capital, a global real estate and investment management firm with approximately $43 billion in assets under management, including its balance sheet investments and third party managed investments, as of June 30, 2018.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2018. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2016 to and including December 31, 2018, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that DBNY (an affiliate of GACC and an originator of certain of the GACC Mortgage Loans) will retain approximately $12,750,016 initial Certificate Balance of the VRR Interest (the “DBNY VRR Interest Portion”) as described under “Credit Risk Retention”. However, GACC and/or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the DBNY VRR Interest Portion) at any time. DBNY or another “majority-owned affiliate” (as defined in Regulation RR) of GACC will be required to retain the DBNY VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2017, of JPMorgan Chase & Co., the 2017 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2018, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $141.4 billion. Of that amount, approximately $120.4 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2018, JPMCB originated and securitized approximately $7.3 billion of commercial mortgage loans, of which approximately $5.4 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, mixed-use, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

General

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-2A and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2B.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Mortgage Loan Information” and Annex A to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●
Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

JPMCB has disclosed generally its underwriting guidelines with respect to JPMCB’s Mortgage Loans. However, one or more of JPMCB’s Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, JPMCB may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 5, 2019. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on February 7, 2019. The Central Index Key (or CIK) number for JPMCCMSC is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. With respect to the period from and including January 1, 2016 to and including December 31, 2018, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Retained Interests in This Securitization

Neither JPMCB nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that JPMCB (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $9,362,005 initial Certificate Balance of the VRR Interest (i.e., the JPMCB VRR Interest Portion) as described under “Credit Risk Retention”. JPMCB or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the JPMCB VRR Interest Portion) at any time. JPMCB or a “majority-owned affiliate” (as defined in Regulation RR) thereof will be required to retain the JPMCB VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Wells Fargo Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of (i) CREFI, a Sponsor, an originator, an initial Risk Retention Consultation Party and the holder of the CREFI VRR Interest Portion, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, custodian, certificate registrar and paying agent.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Benchmark 2019-B9 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the

Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee,” “—The Certificate Administrator,” “—Servicers—The Master Servicer,” “—Servicers—The Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor and the Asset Representations Reviewer,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee (the “Trustee”) on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2018, WTNA served as trustee on over 1,718 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $350 billion, of which approximately 451 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $296 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – Benchmark 2019-B9 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the fourth quarter of 2018, Citibank’s Agency and Trust group managed in excess of $5.8 trillion in fixed income and equity investments on behalf of approximately 2,700 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the fourth quarter of 2018, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 142 transactions backed by commercial mortgages with an aggregate principal balance of approximately $154.8 billion. The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns and Grantor Trust tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage file with respect to each underlying mortgage loan on behalf of the trustee and the certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by transaction and/or issuer. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank, through its affiliates and third-party vendors, maintains its commercial document custody facilities in Chicago, Illinois and St. Paul, Minnesota. One such third-party vendor separately engaged by Citibank in its capacity as custodian under the Pooling and Servicing Agreement is U.S. Bank National Association which will hold and safeguard the mortgage notes and other contents of the mortgage files with respect to the underlying mortgage loans.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, as amended (the “TIA”), breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. On April 7, 2017, Citibank filed a motion for summary judgment. Plaintiffs filed its consolidated opposition brief and cross motion for partial summary judgment on May 22, 2017. Briefing on those motions was completed on August 4, 2017. On March 22, 2018, the court granted Citibank’s motion for summary judgment in its entirety, denied plaintiffs’ motion for summary judgment and ordered the clerk to close the case. On April 20, 2018, plaintiffs filed a notice of appeal. Plaintiffs’ opening brief was filed on August 3, 2018. Citibank filed its opposition on November 2, 2018. Plaintiffs filed their reply on November 16, 2018.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors assert claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act (the “Streit Act”). Following oral argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. On June 27, 2017, the state court issued a decision, dismissing the event of default claims, mortgage-file-related claims, the fiduciary duty claims, and the conflict of interest claims. The decision sustained certain breach of contract claims including the claim alleging discovery of breaches of representations and warranties, a claim related to robo-signing, and the implied covenant of good faith claim. Citibank appealed the lower court’s decision and on January 16, 2018, the Appellate Division, First Department dismissed the claims related to robo-signing and the implied covenant of good faith, but allowed plaintiffs’ claim alleging discovery of breaches of representations and warranties to proceed.

On August 19, 2015, the FDIC as receiver for a failed financial institution filed a civil action against Citibank in the Southern District of New York. This action relates to one private-label RMBS trust for which Citibank formerly served as trustee. The FDIC asserts claims for breach of contract, violation of the Streit Act, and violation of the TIA. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, N.A. entities that have also been sued by the FDIC in their capacity as trustee, and these cases have all been consolidated in front of Judge Carter. On September 30, 2016, the court granted Citibank’s motion to dismiss without prejudice for lack of subject matter jurisdiction. On October 14, 2016, FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On July 11, 2017, Judge Carter ruled on the motion for reconsideration regarding his dismissal of the action. He denied reconsideration of his decision on standing, but granted leave to amend the complaint by October 9, 2017. The FDIC subsequently requested an extension of time to file its amended complaint, which was granted. The FDIC filed its amended complaint on December 8, 2017. Defendants jointly filed a motion to dismiss the amended complaint on March 13, 2018. On April 18, 2018, plaintiff filed its opposition. Defendants filed their joint reply on May 3, 2018.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, and except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain the CREFI VRR Interest Portion as described under “Credit Risk Retention”. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement.  For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the Issuing Entity and as the primary servicer for certain of the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (a) the Outside Trustee, the Outside Certificate Administrator and the Outside Custodian under the Benchmark 2018-B8 Pooling and Servicing Agreement, which governs the servicing of the Kawa Mixed Use Portfolio Loan Combination, the Staples Strategic Industrial Loan Combination, the 10 Brookline Place Loan Combination, and the 1421 West Shure Drive Loan Combination, and (b) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement, which governs the servicing of the Aventura Mall Loan Combination.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018
By Approximate Number:	32,716	31,128	30,017	30,491
By Approximate Aggregate Unpaid Principal Balance (in billions):	$503.34	$506.83	$527.63	$569.88

Within this portfolio, as of December 31, 2018, are approximately 21,897 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $443.7 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of December 31, 2018, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%
Calendar Year 2018	$426,656,784,434	$509,889,962	0.12%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing & tracking;

●	credit investigation & background checks; and

●	defeasance calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo will enter into one or more agreements with the Mortgage Loan Sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Outside Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the Master Servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CREFI, a Sponsor and an originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the GACC Mortgage Loans.

Wells Fargo expects to enter into a primary servicing agreement with Midland Loan Services, a Division of PNC Bank, National Association pursuant to which Midland Loan Services, a Division of PNC Bank, National Association is expected to assume primary servicing duties with respect to all of the JPMCB Mortgage Loans that are Serviced Mortgage Loans and any related Serviced Companion Loans.

Neither Wells Fargo nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding Wells Fargo under the heading “—Servicers—The Master Servicer” has been provided by Wells Fargo.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the Issuing Entity (other than any Outside-Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Mortgage Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the Pooling and Servicing Agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 175 as of December 31, 2018. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;

●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion; and

●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $78.6 billion.

As of December 31, 2018, LNR Partners has resolved approximately $75.4 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, and approximately $3.8 billion of U.S. commercial and multifamily mortgage loans through December 31, 2018.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of December 31, 2018, LNR Partners and its affiliates specially service a portfolio, which included approximately 5,796 assets across the United States with a then current face value of approximately $83.9 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the Mortgage Loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Securities Holdings, LLC, an affiliate of LNR Partners, is anticipated to purchase a minority interest in the Class F, Class G, Class H, Class J, Class X-F, Class X-G, Class X-H, Class X-J and Class S certificates (and may purchase certain other classes of certificates). LNR Partners or its affiliate assisted Prime Finance Long Duration (B-Piece) II, L.P. or its affiliate and LNR Securities Holdings, LLC (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool. The Controlling Class Representative will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then Controlling Class of Certificates.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer nor any sponsor.

Except as disclosed in this prospectus and except for LNR Partners acting as special servicer for this securitization transaction, an affiliate of LNR Partners purchasing a minority interest in the Class F, Class G, Class H, Class J, Class X-F, Class X-G, Class X-H, Class X-J and Class S certificates equal to approximately 40% of the initial certificate balance or notional amount of each such class (or, in the case of the Class S certificates, equal to an approximately 40% percentage interest in such class), and LNR Partners assisting Prime Finance Long Duration (B-Piece) II, L.P. or its affiliate and LNR Securities Holdings, LLC or its affiliate with due diligence relating to the mortgage loans to be included in the mortgage pool, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Except as described above and the special servicing compensation described in this prospectus, neither LNR Partners nor any of its affiliates will retain on the Closing Date any Certificates issued by the issuing entity or any other economic interest in this securitization. However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding LNR Partners under the heading “—Servicers—The Special Servicer” has been provided by LNR Partners.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination) (a) for cause at any time and (b) without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing), and (ii) the Controlling Class Representative (if a Control Termination Event does not exist), in each case, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement, provided that so long as LNR Securities Holdings, LLC or an affiliate owns at least 25% of the Certificate Balance of the then-Controlling Class of Certificates, LNR Partners, LLC may not be removed or replaced as special servicer by the Controlling Class Representative without cause. The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder, provided that its rights to remove LNR Partners, LLC as Special Servicer without cause shall be limited as described above if so provided in the related Co-Lender Agreement or related Outside Servicing Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Significant Primary Servicer

Midland Loan Services, a Division of PNC Bank, National Association

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the primary servicer of the JPMCB Mortgage Loans (other than (i) the 10 Brookline Place Loan Combination and the 1421 West Shure Drive Loan Combination that are in each case currently being serviced by Midland, as master servicer and as primary servicer, under the Benchmark 2018-B8 Pooling and Servicing Agreement and (ii) the Aventura Mall Loan Combination) (such Mortgage Loans, the “Midland Serviced Mortgage Loans”) and the Liberty Station Retail Pari Passu Companion Loans (together with the Midland Serviced Mortgage Loans, the “Midland Serviced Loans”). In such capacity, Midland is expected to be initially responsible for the primary servicing and administration of such JPMCB Mortgage Loans and any such Serviced Companion Loans pursuant to a certain primary servicing agreement expected to be entered into between Midland, as primary servicer, and Wells Fargo Bank, National Association, as Master Servicer (the “Midland Primary Servicing Agreement"). Certain servicing and administrative functions may also be provided by one or more subservicers that previously serviced the mortgage loans for the applicable loan seller. Midland is also the master servicer and primary servicer with respect to the Kawa Mixed Use Portfolio Loan Combination and the Staples Strategic Industrial Loan Combination which are currently being serviced under the Benchmark 2018-B8 Pooling and Servicing Agreement.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P, Moody’s, Fitch, Morningstar, DBRS, Inc. (“DBRS”) and Kroll Bond Rating Agency, Inc. (“KBRA”). Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard or the servicing standard under the Benchmark 2018-B8 Pooling and Servicing Agreement, as applicable.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Midland Primary Servicing Agreement, the Pooling and Servicing Agreement or the Benchmark 2018-B8 Pooling and Servicing Agreement, as applicable.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2018, Midland was master and/or primary servicing approximately 36,638 commercial and multifamily mortgage loans with a principal balance of approximately $482 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,831 of such loans, with a total principal balance of approximately $181 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of December 31, 2018, Midland was named the special servicer in approximately 331 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $158 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 96 assets with an outstanding principal balance of approximately $954 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2016 to 2018.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
Total	$121	$145	$158

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Issuing Entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including Certificates issued in this offering, in the secondary market.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the JPMCB Mortgage Loans.

The information set forth under this “—Midland Loan Services, a Division of PNC Bank, National Association” sub-heading has been provided by Midland.

The Midland Primary Servicing Agreement

Midland has acquired the right to be appointed as the primary servicer of the Midland Serviced Mortgage Loans and the Liberty Station Retail Pari Passu Companion Loans. Accordingly, Wells Fargo Bank, National Association, as Master Servicer, and Midland, as primary servicer, will be required to enter into a primary servicing agreement to be dated as of February 1, 2019 (the “Midland Primary Servicing Agreement”). The primary servicing of the Midland Serviced Mortgage Loans and the Liberty Station Retail Pari Passu Companion Loans will be governed by the Midland Primary Servicing Agreement (and in the case of the Liberty Station Retail Loan Combination, until the related Controlling Pari Passu Companion Loan Securitization Date). The following summary describes certain provisions of the Midland Primary Servicing Agreement relating to the primary servicing and administration of the Midland Serviced Mortgage Loans. Any reference to Mortgage Loans (or related defined terms) in this section is intended to only apply to the Midland Serviced Mortgage Loans.

Pursuant to the Midland Primary Servicing Agreement, Midland, as primary servicer, on behalf of the Master Servicer, will be responsible for certain of the obligations of the Master Servicer with respect to the Midland Serviced Loans described in “Pooling and Servicing Agreement”, including, but not limited to: collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts (consistent with the requirements of the Pooling and Servicing Agreement) to hold such collections; remitting to the Master Servicer on a timely basis monthly payments less any primary servicing fees, escrow and reserve payments, funds allocated for payment to any related Serviced Companion Loan Holder and payments in the nature of additional servicing compensation due to Midland, as primary servicer; collecting borrower reports, budgets, operating statements, income statements, and rent rolls; preparing reports (including, but not limited to, collection reports, monthly remittance reports, and various CREFC® reports) and performing annual inspections of the related Mortgaged Property; promptly notifying Master Servicer of any defaults under the Midland Serviced Loans, collection issues or customer issues; provided that Midland will not take any action with respect to enforcing such loans without the prior written approval of the Master Servicer; monitoring borrower insurance obligations on such loans and obtaining such property level insurance when the borrower fails to maintain such insurance; maintaining an appropriate fidelity bond and errors and omissions insurance (or self-insurance). Midland will be responsible for performing the primary servicing of the Midland Serviced Loans in a manner consistent with the Servicing Standard under the Pooling and Servicing Agreement.

Midland may hold certain original letters of credit on behalf of the Master Servicer for the benefit of the Certificateholders, but will not hold any other portion of the Mortgage File; provided that from time to time, Midland may temporarily have possession of certain other documents in the Mortgage File in connection with certain servicing duties. Additionally, Midland will be responsible for maintaining the servicing file (or any portion thereof) and releasing files in accordance with the Pooling and Servicing Agreement and the Midland Primary Servicing Agreement. Any portion of the servicing file or the Mortgage File in Midland’s possession will be required to be held by Midland, on behalf of the Master Servicer for the benefit of the Certificateholders and will be identified in accordance with Midland’s customary procedures by assigning a loan number that will reflect the ownership of the related Mortgage Loan by the Trustee.

Midland will have no obligation to make any principal and interest advance or any servicing advances. Midland will not be permitted to make any principal and interest advance and will not be permitted to make any servicing advance except as described in the following sentence. With respect to any servicing advance required to be made on an urgent or emergency basis such that Midland is unable to provide the Master Servicer with sufficient notice to enable the Master Servicer to make such servicing advance, Midland may, in Midland’s sole discretion, make such servicing advance with prior notice to the Master Servicer if reasonably practicable and the Master Servicer will be required to reimburse Midland for such servicing advance and interest thereon within five (5) Business Days of receipt of written request therefor.

Midland will not communicate directly with any Rating Agency regarding the Midland Serviced Mortgage Loans or the Midland Primary Servicing Agreement except in limited circumstances set forth in the Midland Primary Servicing Agreement.

For so long as Midland is not the Special Servicer under the Pooling and Servicing Agreement, Midland may not take any action with respect to any Special Servicer Decision, Major Decision or certain other actions as set forth in the Midland Primary Servicing Agreement unless Midland has confirmed with the Master Servicer that the Master Servicer is either obligated to process or that the Master Servicer and the Special Servicer have mutually agreed that the Master Servicer shall process such request pursuant to the Pooling and Servicing Agreement.  Following such confirmation, Midland may not permit or consent to any Special Servicer Decision, Major Decision or take any other action requiring the approval of the Master Servicer under the Midland Primary Servicing Agreement without the prior written approval of the Master Servicer. Such consent will be subject to the consent of the Special Servicer to the extent set forth in the Pooling and Servicing Agreement. Midland will process and close any defeasance and obtain any required consent of the Master Servicer to such defeasance. The Master Servicer will be required to request any such approvals or any Rating Agency Confirmation, if applicable.

During any such time that Midland is acting as the Special Servicer under the Pooling and Servicing Agreement (if Midland were to be appointed as a successor Special Servicer), and subject to the following paragraph, if pursuant to the Pooling and Servicing Agreement the Master Servicer is responsible for processing any Special Servicer Decision, Major Decision or certain other actions as set forth in the Midland Primary Servicing Agreement, then Midland will be required to perform the obligations of the Master Servicer with respect to such transaction (including dealing directly with, and obtaining the consent of, the Special Servicer on matters for which the Pooling and Servicing Agreement requires the Master Servicer to deal with, or obtain the consent of, the Special Servicer) without the approval of the Master Servicer, but subject to all requirements and restrictions set forth in the relevant provisions of the Pooling and Servicing Agreement and the paragraph below; provided, however, that the Midland will be required to copy the Master Servicer on all correspondence to the Special Servicer and the related mortgagor regarding such matters and Midland will be required to prepare any package and analysis necessary to obtain any required Rating Agency Confirmation and forward such package to the Master Servicer. Midland will process and close any defeasance and obtain any required consent of the Master Servicer to such defeasance. The Master Servicer (not Midland) will deal with the 17g-5 Information Provider and the Rating Agencies to the extent required by the Pooling and Servicing Agreement with respect to such matters. Notwithstanding the foregoing, with respect to any assumption, transfer, defeasance, or certain other actions as set forth in the Midland Primary Servicing Agreement for which the Pooling and Servicing Agreement does not require the Master Servicer to obtain the consent or approval of the Special Servicer, Midland will not be permitted to consent to any such action without the prior written consent of the Master Servicer. With respect to any such proposed action requiring the consent of the Master Servicer, Midland will be required to perform and forward to the Master Servicer any analysis, recommendation or other information required to be prepared and/or delivered by the Master Servicer and, if the Master Servicer consents to any such modification, extension, waiver, consent or other action, Midland shall close such transaction or grant such consent. Midland will not be permitted to permit any principal prepayment or defeasance with respect to any Mortgage Loan or Serviced Companion Loan without the written consent of the Master Servicer.

In the event that Midland, in the good faith and reasonable judgment of the Master Servicer, violates the Servicing Standard or otherwise commits a “Servicer Termination Event” under the Pooling and Servicing Agreement in connection with the granting or withholding of any approval as described in the prior paragraph, Midland thereafter will no longer be permitted to exercise the approval rights described in the prior paragraph and will thereafter be required to seek the approval of the Master Servicer. Midland, in processing each of these transactions, will be required to apprise the Master Servicer of its actions from time to time, to the extent and as further set forth in the Midland Primary Servicing Agreement. Midland will also be required to provide all reasonable cooperation to the Master Servicer in connection with the Master Servicer’s duties under the Pooling and Servicing Agreement to oversee Midland as a sub-servicer.

Midland will also timely provide such certifications, reports and registered public accountant attestations required by the Midland Primary Servicing Agreement or by the Master Servicer to permit it to comply with the Pooling and Servicing Agreement and the Depositor to comply with its Exchange Act reporting obligations.

With respect to all servicing responsibilities of the Master Servicer under the Pooling and Servicing Agreement which are not being performed by Midland under the Midland Primary Servicing Agreement, Midland will be required to reasonably cooperate with the Master Servicer to facilitate the timely performance of such servicing responsibilities.

As compensation for its activities under the Midland Primary Servicing Agreement, Midland will be paid a primary servicing fee with respect to the Midland Serviced Loans only to the extent that the Master Servicer receives the servicing fee with respect to such Midland Serviced Loans under the Pooling and Servicing Agreement. Midland will be entitled to certain additional servicing compensation as further set forth in the Midland Primary Servicing Agreement with respect to the Midland Serviced Loans, including, but not limited to, a portion of Modification Fees, assumption fees and defeasance fees, but only from amounts to which the Master Servicer is entitled under the Pooling and Servicing Agreement.

Neither Midland nor any directors, members, managers, officers, employees or agents of Midland (the “Midland Parties”) will be under any liability to the Master Servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Midland Primary Servicing Agreement, or for errors in judgment. However, this will not protect the Midland Parties against any breach of warranties or representations made in the Midland Primary Servicing Agreement, or against any liability that would otherwise be imposed on Midland by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the Midland Primary Servicing Agreement for a breach of the Servicing Standard) in the performance of its duties under the Midland Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the Midland Primary Servicing Agreement. The Midland Parties will be indemnified by the Master Servicer against any loss, liability or expense (collectively, the “Losses”) incurred by Midland in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to the Midland Primary Servicing Agreement resulting from the Master Servicer’s willful misconduct, bad faith, fraud, or negligence in the performance of duties under the Midland Primary Servicing Agreement or negligent disregard of its obligations under the Midland Primary Servicing Agreement. The Midland Parties will be indemnified by the Issuing Entity, to the extent provided in the Pooling and Servicing Agreement, against any Losses incurred by Midland in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to the Midland Primary Servicing Agreement or the Certificates, other than any Losses (i) that are specifically required to be borne by Midland without right of reimbursement pursuant to the terms of the Midland Primary Servicing Agreement, (ii) which constitutes an Advance that is otherwise reimbursable under the Midland Primary Servicing Agreement or (iii) that are incurred by reason of (A) a breach of any representation or warranty by Midland or (B) willful misconduct, bad faith, fraud or negligence of Midland in the performance of duties under the Midland Primary Servicing Agreement or negligent disregard of obligations and duties under the Midland Primary Servicing Agreement; provided, however, that the indemnification described in this sentence will be strictly limited to any actual amount of indemnification received by the Master Servicer under the Pooling and Servicing Agreement as a result of pursuing the Issuing Entity on behalf of Midland for such indemnification.

Midland will indemnify and hold harmless the Master Servicer and its directors, officers, members, managers, agents, or employees against any Losses incurred by the Master Servicer in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to the Midland Primary Servicing Agreement, the Pooling and Servicing Agreement or the Certificates by reason of (1) any breach by Midland of a representation or warranty made by Midland in the Midland Primary Servicing Agreement or (2) any willful misconduct, bad faith, fraud or negligence by Midland in the performance of its obligations or duties under the Midland Primary Servicing Agreement or under the Pooling and Servicing Agreement or by reason of negligent disregard of such obligations and duties.

The Midland Primary Servicing Agreement may be terminated with respect to Midland if any of the following occurs:

●	the Master Servicer (or the Depositor to the extent the Depositor has the right to terminate Midland under the Pooling and Servicing Agreement) elects to terminate Midland following an event of default under the Midland Primary Servicing Agreement (which will generally be similar in nature and scope to the Servicer Termination Events described under “The Pooling and Servicing Agreement—Servicer Termination Events”);

●	upon resignation by Midland in accordance with the terms of the Midland Primary Servicing Agreement;

●	at the option of the purchaser of any Midland Serviced Loans pursuant to the terms of the Pooling and Servicing Agreement; provided that any such termination pursuant to this clause will only be effective with respect to the purchased Midland Serviced Loans and not with respect to the entire agreement;

●	upon the later of the final payment or other liquidation of the last Midland Serviced Loans and disposition of all REO Property and remittance of all funds thereunder;

●	upon termination of the Pooling and Servicing Agreement;

●	with respect to any Midland Serviced Loan that is a Servicing Shift Loan Combination, upon the related Controlling Pari Passu Companion Loan Securitization Date; or

●	by mutual consent of Midland and the Master Servicer in writing.

Notwithstanding the foregoing, upon any termination of Midland, Midland will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and is required to cooperate fully with the Master Servicer to transition primary servicing of the Midland Serviced Loans to the Master Servicer or its designee.

The information set forth under this “—The Midland Primary Servicing Agreement” sub-heading has been provided by Wells Fargo.

The Outside Servicers and the Outside Special Servicers

For information on each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus), under which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Loan Combinations, see “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Benchmark 2018-B8 Special Servicer and the Aventura Mall Trust 2018-AVM Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM”), currently serves as (a) the special servicer under the Benchmark 2018-B8 Pooling and Servicing Agreement which governs the servicing of the Kawa Mixed Use Portfolio Loan Combination, the Staples Strategic Industrial Loan Combination, the 10 Brookline Place Loan Combination and the 1421 West Shure Drive Loan Combination, and (b) the special servicer under the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement, which governs the servicing of the Aventura Mall Loan Combination. In such capacities, CWCAM is responsible for the servicing and administration of the above-identified mortgage loans upon such Mortgage Loans becoming specially serviced mortgage loans and REO properties pursuant to the Benchmark 2018-B8 Pooling and Servicing Agreement or the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement, as applicable. CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the management, investment management and disposition of commercial real estate assets, which may include:

●	special servicing of commercial and multifamily real estate loans;

●	commercial real estate property management and risk management and insurance services;

●	commercial mortgage and commercial real estate brokerage services;

●	commercial mortgage note and commercial real estate sale and disposition services; and

●	investing in, managing, surveilling and acting as special servicer for commercial real estate assets including investment grade, non-investment grade and unrated securities issued pursuant to CRE, CMBS and CDO transactions.

CWCAM was organized in June 2005. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own, manage and sell assets similar in type to the assets of the issuing entity. Accordingly, the assets of CWCAM and its affiliates may, depending on the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress Investment Group LLC managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

On February 14, 2017, Fortress and SoftBank Group Corp., a corporation organized under the laws of Japan (“SoftBank”), issued a joint press release announcing that they had entered into definitive agreements pursuant to which SoftBank agreed to acquire Fortress. On December 27, 2017, SoftBank completed its acquisition of Fortress and announced that Fortress will operate within SoftBank as an independent business headquartered in New York.

As of December 31, 2016, CWCAM acted as special servicer with respect to 137 domestic CMBS pools containing approximately 5,700 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $79 billion. As of December 31, 2017, CWCAM acted as special servicer with respect to 133 domestic CMBS pools containing approximately 4,900 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $74 billion. As of December 31, 2018, CWCAM acted as special servicer with respect to 145 domestic CMBS pools containing approximately 5,010 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $91 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of December 31, 2018, CWCAM had 50 employees responsible for the special servicing of commercial real estate assets. As of December 31, 2018, within the CMBS pools described in the preceding paragraph, 108 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending on the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time, CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “State Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York securing loans held by those trusts. CWCAM was the special servicer of such property. The petition requests the State Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust. On February 24, 2016, CWCAM made a limited appearance with the State Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens. On July 19, 2016, the State Court denied CWCAM’s motion to dismiss. On July 22, 2016, the action was removed to federal court in Minnesota (“Federal Court”). On October 21, 2016, the Federal Court held a hearing on the motion to transfer the action to the United States District Court for the Southern District of New York (“SDNY Court”), a motion to remand to state court and a motion to hear CWCAM’s request for reconsideration of the motion to dismiss. On March 14, 2017, the Federal Court reserved the determination on the motion to hear CWCAM’s request for reconsideration of the motion to dismiss, denied the motion to remand the matter to state court and granted the motion to transfer the proceeding to the SDNY Court. All fact discovery was completed in December, 2018 and expert discovery is scheduled to be concluded in March, 2019. There can be no assurances as to possible impact on CWCAM of these rulings and the transfer to the SDNY Court. Cross motions for judgment on the pleadings were filed but the SDNY Court was unable to decide the case based on the pleadings and the parties are in the midst of discovery. However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On March 31, 2016, RAIT Preferred Funding II LTD. (“RAIT Preferred Funding”) commenced a complaint (“RAIT Complaint”) with the Supreme Court of the State of New York, County of New York (the “RAIT Court”), claiming it owns $18,500,000 of a mortgage loan secured by the development of the One Congress Street property in Boston, Massachusetts (the “One Congress Street Loan”) and seeking (a) a declaratory judgment stating that RAIT Preferred Funding is the directing lender under a co-lender agreement dated March 28, 2007 and a pooling and servicing agreement dated March 1, 2007 (collectively, the “Operative Agreements”) and was the directing lender at the time of the improper modification of the One Congress Street Loan, (b) a declaratory judgment stating that RAIT Preferred Funding has the right to terminate the special servicer, (c) monetary damages for the value of the bonds and fees paid to CWCAM as the special servicer of the One Congress Street Loan and (d) other things. On May 17, 2016, CWCAM filed a motion to dismiss the RAIT Complaint (“Motion to Dismiss”) stating that the RAIT Complaint did not state a claim and the essential facts of the RAIT Complaint are negated by affidavits and evidentiary materials submitted with the RAIT Complaint. On June 14, 2016, RAIT Preferred Funding filed a memorandum of law in opposition to the Motion to Dismiss (“Opposition”) stating that the claims in the RAIT Complaint were properly stated. On June 30, 2016, CWCAM filed a reply in support of the Motion to Dismiss and in response to the Opposition, stating that each of CWCAM’s arguments is supported by the express language of the agreements between the parties, the documentary evidence and New York case law. On September 30, 2016, RAIT Preferred Funding and CWCAM entered into a confidential settlement agreement (the “2016 Settlement”), which provides for a stay of the RAIT Preferred Funding litigation (the “Litigation Stay”) through August 25, 2017. Pursuant to the terms of the 2016 Settlement, upon satisfaction of a term of the 2016 Settlement by August 25, 2017 (or such later date agreed to by the parties), the RAIT Preferred Funding litigation will be dismissed, with prejudice. On May 19, 2017 the borrower repaid the One Congress Street Loan in accordance with the terms of the notes and satisfied the condition to dismissal with prejudice. RAIT has refused to dismiss the case and is claiming that the B note should be paid in full. CWCAM believes that it has performed its obligations under the Operative Agreements in good faith, and that the action should be dismissed with prejudice. On August 29, 2017, the RAIT Court granted leave to RAIT Preferred Funding to amend its complaint. On September 20, 2017, RAIT Preferred Funding filed an amended complaint (the “RAIT Amended Complaint”), which omits its original claims, adds Wells Fargo as a defendant, and seeks (a) specific performance requiring repayment of the $18,500,000 principal amount of the B note or, in the alternative, monetary damages, including the $18,500,000 principal amount of the B note, in an amount to be determined at trial, (b) monetary damages on any fees paid to CWCAM as special servicer or Wells Fargo as master servicer in connection with the borrower’s repayment of the One Congress Street Loan, (c) a declaratory judgment that RAIT Preferred Funding is entitled to recover the full $18,500,000 principal amount of the B note, (d) punitive damages against CWCAM, and (e) other things. On October 11, 2017, CWCAM filed a motion to dismiss the RAIT Amended Complaint (“CWCAM Motion to Dismiss Amended Complaint”) stating that the RAIT Amended Complaint did not state a claim and the essential facts of the RAIT Amended Complaint are negated by the Operative Agreements and other admissible evidentiary materials. On November 13, 2017, Wells Fargo filed a motion to dismiss the RAIT Amended Complaint (the “Wells Fargo Motion to Dismiss Amended Complaint”) and joined the CWCAM Motion to Dismiss Amended Complaint. On January 29, 2018, the court dismissed all claims but for breach of contract and discovery has commenced.

On December 1, 2017, a complaint against CWCAM and others was filed in the United States District Court for the Southern District of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., No. 17-cv-9463 (the “Original Complaint”). The gravamen of the Original Complaint alleged breaches of a contract and fiduciary duties by CWCAM’s affiliate, CWCapital Investments LLC in its capacity as collateral manager for the collateralized debt obligation transaction involving CWCapital Cobalt Vr, Ltd. In total, there are 14 counts pled in the Original Complaint. Of those 14, 5 claims were asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment. On May 23, 2018, the Original Complaint was dismissed for lack of subject matter jurisdiction. On June 28, 2018, CWCapital Cobalt Vr Ltd. filed a substantially similar complaint in the Supreme Court of the State of New York, County of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., Index No. 653277/2018 (the “New Complaint”). The gravamen of the New

Complaint is the same as the previous complaint filed in the United State District Court for the Southern District of New York. In total there are 16 counts pled in the New Complaint. Of those 16 counts, 4 claims were asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment, 1 count seeks a declaratory judgement that the plaintiff has the right to enforce the contracts in question and 1 count seeks an injunction requiring the defendants to recognize the plaintiff as the directing holder for the trusts in question. The New Complaint and related summons was not served on the defendants until July 13, 2018 and July 16, 2018. The plaintiff’s motion for a preliminary injunction was denied by the court on July 31, 2018. On August 3, 2018, the defendants, including CWCAM, filed a motion to dismiss the New Complaint in its entirety, which has not been decided. CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith and the allegations in the New Complaint are without merit. CWCAM intends to vigorously contest each of the claims.

CWCAM may enter into one or more arrangements with any directing certificateholder, any controlling class certificateholder, any person with the right to appoint or remove and replace CWCAM as the special servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as special servicer under the applicable pooling and servicing agreement and limitations on the right of such person to replace CWCAM as the special servicer.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

CWCAM is not an affiliate of the Depositor, the underwriters, the Issuing Entity, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any Sponsor.

Except for special servicing compensation under (i) the Benchmark 2018-B8 Pooling and Servicing Agreement with respect to the Kawa Mixed Use Portfolio Loan Combination, the Staples Strategic Industrial Loan Combination, the 10 Brookline Place Loan Combination and the 1421 West Shure Drive Loan Combination, and (ii) the Aventura Mall Trust 2018-AVM Trust and Servicing Agreement with respect to the Aventura Mall Loan Combination, neither CWCAM nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, CWCAM or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding CWCAM under this “—Servicers—The Outside Servicers and the Outside Special Servicers —The Benchmark 2018-B8 Special Servicer and the Aventura Mall Trust 2018-AVM Special Servicer” sub-heading has been provided by CWCAM.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2018, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $186.9 billion issued in 224 transactions.

As of December 31, 2018, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $81.6 billion issued in 92 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator, an initial Risk Retention Consultation Party and the expected holder of the CREFI VRR Interest Portion, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, Custodian, certificate registrar and paying agent.

GACC, a Sponsor, an originator and the Retaining Sponsor, is an affiliate of DBNY, an originator, an initial Risk Retention Consultation Party and the expected holder (as a “majority-owned affiliate” (as defined in Regulation RR) of GACC) of the DBNY VRR Interest Portion, and Deutsche Bank Securities Inc., one of the underwriters.

JPMCB, a Sponsor, an originator, an initial Risk Retention Consultation Party and the expected holder of the JPMCB VRR Interest Portion, is an affiliate of J.P. Morgan Securities LLC, one of the underwriters.

Wells Fargo, the Master Servicer, is also (i) the Outside Trustee, the Outside Certificate Administrator and the Outside Custodian under the Outside Servicing Agreement that governs the servicing of the Kawa Mixed Use Portfolio Loan Combination, the Staples Strategic Industrial Loan Combination, the 10 Brookline Place Loan Combination, and the 1421 West Shure Drive Loan Combination, and (ii) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the Outside Servicing Agreement that governs the servicing of the Aventura Mall Loan Combination.

LNR Partners, the Special Servicer, is an affiliate of LNR Securities Holdings, LLC (“LNRSH”), which is expected to purchase a minority interest in the Class F, Class G, Class H, Class J, Class X-F, Class X-G, Class X-H, Class X-J and Class S Certificates equal to approximately 40% of the initial certificate balance or notional amount of each such Class (or, in the case of the Class S Certificates, equal to an approximately 40% percentage interest in such Class).

WTNA, the Trustee, is also the Outside Trustee under the Outside Servicing Agreement that governs the servicing of the Aventura Mall Loan Combination. In its capacity as Outside Trustee under such Outside Servicing Agreement, WTNA serves as mortgagee of record with respect to the subject Loan Combination.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also the Outside Operating Advisor under the Outside Servicing Agreement that governs the servicing of the Aventura Mall Loan Combination.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between Wells Fargo, the Master Servicer, and CREFI, a Sponsor and an originator, and/or certain of its affiliates, Wells Fargo acts as interim servicer with respect to three (3) of the Mortgage Loans (6.3%) (with an aggregate Cut-off Date Balance of approximately $55,866,753) to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between Wells Fargo, the Master Servicer, and GACC, a Sponsor and an originator, and/or certain of its affiliates, Wells Fargo acts as interim servicer with respect to four (4) of the Mortgage Loans (5.9%) (with an aggregate Cut-off Date Balance of approximately $51,689,034) to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between Midland, a primary servicer, and CREFI, a Sponsor and an originator, and/or certain of its affiliates, Midland acts as interim servicer with respect to 19 of the Mortgage Loans (36.4%) (with an aggregate Cut-off Date Balance of approximately $321,275,626) to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between Midland, a primary servicer, and GACC, a Sponsor and an originator, and/or certain of its affiliates, Midland acts as interim servicer with respect to seven (7) of the Mortgage Loans (16.6%) (with an aggregate Cut-off Date Balance of approximately $146,423,909) to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between Midland, a primary servicer, and JPMCB, a Sponsor and an originator, and/or certain of its affiliates, Midland acts as interim servicer with respect to one (1) of the Mortgage Loans (1.4%) (with an aggregate Cut-off Date Balance of approximately $12,250,000) to be contributed to this securitization transaction by JPMCB.

Interim and Other Custodial Arrangements

Set forth below are certain interim and other custodial arrangements that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Wells Fargo, the Master Servicer, is also acting as the interim custodian (pursuant to an interim custodial arrangement) of the loan files for all of the CREFI Mortgage Loans prior to the Closing Date, other than with respect to the Kawa Mixed Use Portfolio Mortgage Loan, as to which Wells Fargo is holding the related Mortgage Loan documents in its capacity as the Outside Custodian for the Benchmark 2018-B8 securitization.

Wells Fargo, the Master Servicer, is currently holding the related Mortgage Loan documents for the Kawa Mixed Use Portfolio Loan Combination, the Staples Strategic Industrial Loan Combination, the 10 Brookline Place Loan Combination and the 1421 West Shure Drive Loan Combination in its capacity as the Outside Custodian for the Benchmark 2018-B8 securitization.

Loan Combinations and Mezzanine Loan Arrangements

CREFI, an originator and a Sponsor, is the current holder of one or more of the 3 Park Avenue Pari Passu Companion Loans and the Fairbridge Office Portfolio Pari Passu Companion Loan, but is expected to transfer the Companion Loans to one or more future commercial mortgage securitization transactions.

DBNY, an originator and an affiliate of GACC, a Sponsor and an originator, is the current holder of the AC Marriott Downtown Tucson Pari Passu Companion Loan, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

JPMCB, an originator and a Sponsor, is the current holder of one or more of the Liberty Station Retail Pari Passu Companion Loans, which are expected to be securitized in one or more future securitizations.

Other Arrangements

Wells Fargo, the Master Servicer, is expected to enter into a primary servicing agreement with Midland, pursuant to which Midland will act as primary servicer with respect to eight (8) of the JPMCB Mortgage Loans (14.5%) (with an aggregate Cut-off Date Balance of approximately $127,990,118). Midland will be entitled to receive a primary servicing fee for such JPMCB Mortgage Loans.

LNR Partners, the Special Servicer and an affiliate of LNRSH, or an affiliate, assisted each of (i) Prime Finance Long Duration (B-Piece) II, L.P. (or its affiliate), which is expected to purchase a majority interest in the Class F, Class G, Class H, Class J, Class X-F, Class X-G, Class X-H, Class X-J and Class S Certificates, and (ii) LNRSH (or its affiliate), which is expected to purchase a minority interest in the Class F, Class G, Class H, Class J, Class X-F, Class X-G, Class X-H, Class X-J and Class S Certificates equal to approximately 40% of the initial certificate balance or notional amount of each such Class (or, in the case of the Class S Certificates, equal to an approximately 40% percentage interest in such Class), with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq) (“Regulation RR”) which implements the Credit Risk Retention Rules, as a combination of the following:

●	GACC has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”);

●	The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire) from the Depositor, on the Closing Date, portions of a “single vertical security” (as defined in Regulation RR) that is an “eligible vertical interest” (as defined in Regulation RR) in the Issuing Entity, with an aggregate Certificate Balance of approximately $44,175,891 (the “VRR Interest”) as of the Closing Date; the VRR Interest will represent at least 5.0% of all “ABS interests” (as defined in Regulation RR) in the Issuing Entity as of the Closing Date; and the VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date and retained by CREFI as originator of the CREFI Mortgage Loans, which portion of the VRR Interest will have an initial Certificate Balance equal to approximately $22,063,870, representing approximately 49.9% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); and CREFI originated approximately 49.9% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●	CREFI will acquire the CREFI VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby CREFI will sell to the Depositor the CREFI Mortgage Loans that it originated in exchange for cash consideration and the CREFI VRR Interest Portion; and payment for the CREFI VRR Interest Portion (i) will be in the form of a reduction in the price received by CREFI from the Depositor for the CREFI Mortgage Loans sold by CREFI to the Depositor for inclusion in this securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by the offset to CREFI in accordance with Regulation RR;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date and retained by JPMorgan Chase Bank, National Association, a national banking association (“JPMCB”), as originator of the JPMCB Mortgage Loans, which portion of the VRR Interest will have an initial Certificate Balance equal to approximately $9,362,005, representing approximately 21.2% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”); and JPMCB originated approximately 21.2% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●	JPMCB will acquire the JPMCB VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby JPMCB will sell to the Depositor the JPMCB Mortgage Loans that it originated in exchange for cash consideration and the JPMCB VRR Interest Portion; and payment for the JPMCB VRR Interest Portion (i) will be in the form of a reduction in the price received by JPMCB from the Depositor for the JPMCB Mortgage Loans sold by JPMCB to the Depositor for inclusion in this securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by the offset to JPMCB in accordance with Regulation RR; and

●	The Retaining Sponsor is expected to retain (through its “majority-owned affiliate” (as defined in Regulation RR) Deutsche Bank AG, acting through its New York Branch (“DBNY”)) the portion of the VRR Interest remaining (following the acquisition by or on behalf of each of CREFI and JPMCB of the CREFI VRR Interest Portion and the JPMCB VRR Interest Portion, respectively), which remaining portion will have an initial Certificate Balance equal to approximately $12,750,016, representing approximately 28.9% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “DBNY VRR Interest Portion”).

The Retaining Sponsor, CREFI and JPMCB are collectively referred to herein as the “Retaining Parties”. The percentage of the aggregate Certificate Balance of all ABS interests in the Issuing Entity as of the Closing Date represented by the VRR Interest will equal at least 5%, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “—The Originators”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Certificates will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the Vertically Retained Percentage and the Non-Vertically Retained Percentage, respectively.

VRR Available Funds

The amount available for distribution of interest and principal to the holders of the VRR Interest on each Distribution Date will, in general, equal the Vertically Retained Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

On each Distribution Date, any VRR Realized Loss will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the VRR Interest after giving effect to distributions of principal on that Distribution Date.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are subsequently recovered, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-Vertically Retained Percentage” is 100% minus the Vertically Retained Percentage.

The “Vertically Retained Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates (including the VRR Interest).

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to the VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-Second, Twenty-Fifth and Twenty-Eighth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to the VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-Third, Twenty-Sixth and Twenty-Ninth and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth, Twenty-Seventh and Thirtieth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the VRR Interest a portion of any Excess Interest received with respect to an ARD Loan during the applicable Collection Period or otherwise distributable on such Distribution Date, in an amount equal to the Vertically Retained Percentage of such Excess Interest distributable to all Certificates (including the VRR Interest). Excess Interest will not be available to make distributions to any other Class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Hedging, Transfer and Financing Restrictions

The VRR Interest will be required to be subject to certain hedging, transfer and financing restrictions and are expected to be held in definitive form by the Certificate Administrator on behalf of the beneficial owners of the VRR Interest, as and to the extent provided in the Pooling and Servicing Agreement.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, any “originator” and any respective “affiliate” (each as defined in Regulation RR) as applicable, for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by each Retaining Party not to transfer its respective VRR Interest, except to a “majority-owned affiliate”. In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the VRR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (iii) two years after the Closing Date.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2019-B9 (the “Certificates”) will be issued on or about February 14, 2019 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; (ii) the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H, Class J, Class S and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus; and (iii) the VRR Interest, which is also not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class S and Class R Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Regular Certificates (other than the Class X Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Certificates (other than the VRR Interest) are collectively referred to in this prospectus as the “Non-Vertically Retained Certificates”. The Non-Vertically Retained Certificates that are Regular Certificates are collectively referred to in this prospectus as the “Non-Vertically Retained Regular Certificates”. The Non-Vertically Retained Certificates that are Principal Balance Certificates are collectively referred to in this prospectus as the “Non-Vertically Retained Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5% and the further variance contemplated by footnote (1) below):

Class	Approximate Initial Certificate Balance or Notional Amount
Class A-1	$15,600,000
Class A-2	$15,800,000
Class A-3	$8,867,000
Class A-4	$130,000,000
Class A-5	$385,272,000
Class A-AB	$32,000,000
Class X-A	$649,440,000
Class X-B	$78,689,000
Class X-D	$46,163,000
Class X-F	$20,984,000
Class X-G	$9,443,000
Class X-H	$9,442,000
Class X-J	$25,180,928
Class A-S	$61,901,000
Class B	$38,820,000
Class C	$39,869,000
Class D	$26,229,000
Class E	$19,934,000
Class F	$20,984,000
Class G	$9,443,000
Class H	$9,442,000
Class J	$25,180,928
VRR Interest	$44,175,891

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” above.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the aggregate of the Certificate Balances of the Class B and Class C Certificates outstanding from time to time. The Notional Amount of the Class X-D Certificates will equal the aggregate of the Certificate Balances of the Class D and Class E Certificates outstanding from time to time. The Notional Amount of the Class X-F Certificates will equal the Certificate Balance of the Class F Certificates outstanding from time to time. The Notional Amount of the Class X-G Certificates will equal the Certificate Balance of the Class G Certificates outstanding from time to time. The Notional Amount of the Class X-H Certificates will equal the Certificate Balance of the Class H Certificates outstanding from time to time. The Notional Amount of the Class X-J Certificates will equal the Certificate Balance of the Class J Certificates outstanding from time to time. Accordingly, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-A Certificates, the Class B and Class C Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-B

Certificates, the Class D and Class E Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-D Certificates, the Class F Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-F Certificates, the Class G Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-G Certificates, the Class H Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-H Certificates and the Class J Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-J Certificates.

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive any collections of the Excess Interest that may accrue after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in March 2019. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in March 2019.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of Realized Losses and VRR Realized Losses to holders of the Certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums (which are separately distributed to holders of the Regular Certificates);

(vi)	Excess Interest on the ARD Loans (which is separately distributed to holders of the Class S Certificates);

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2020, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account;

(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus; and

(f)            with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and the Distribution Date occurring in March 2019 (if and to the extent not already included in clause (a) of this definition for the subject Distribution Date), the related Initial Interest Deposit Amount.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in March 2019, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Each Mortgage Loan Seller will be required to deliver to the Master Servicer on the Closing Date for deposit in the Collection Account, with respect to each of its Mortgage Loans that accrues interest on an Actual/360 Basis, a cash amount (the “Initial Interest Deposit Amount”) equal to two days of interest on the Cut-off Date Balance of such Mortgage Loan at the related Net Mortgage Rate.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(vi)	to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vii)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class H Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the holders of the Class H Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class H Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Eighth, to the holders of the Class J Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Ninth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have been reduced to zero, to the holders of the Class J Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Thirtieth, to the holders of the Class J Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates; and (iii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”. Except for tax reporting purposes, the VRR Interest will not have a specified Pass-Through Rate.

The Pass-Through Rates with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class D and Class E Certificates for any Distribution Date will each be fixed at the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate with respect to the Class C Certificates will be a per annum rate equal to the lesser of the (a) initial Pass-Through Rate for such class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rates with respect to the Class F, Class G, Class H and Class J Certificates for any Distribution Date will each be a per annum rate equal to the WAC Rate for such Distribution Date, minus 1.250%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class D and Class E Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F Certificates for such Distribution Date. The Pass-Through Rate for the Class X-G Certificates for any Distribution Date will equal the Class X Strip Rate for the Class G Certificates for such Distribution Date. The Pass-Through Rate for the Class X-H Certificates for any Distribution Date will equal the Class X Strip Rate for the Class H Certificates for such Distribution Date. The Pass-Through Rate for the Class X-J Certificates for any Distribution Date will equal the Class X Strip Rate for the Class J Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year subsequent to 2019 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year beginning in 2019, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date (or, alternatively, for the Distribution Date in March 2019, the related to the Initial Interest Deposit Amount). In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity’s interest therein, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses and VRR Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the

Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Class S Certificates the Non-Vertically Retained Percentage of any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date and to the holders of the VRR Interest the Vertically Retained Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other Class of Certificates or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class X-F, Class X-G, Class X-H, Class X-J, Class F, Class G, Class H, Class J, Class S and Class R Certificates) as follows: (1)(a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group BC”) of the Class X-B, Class B and Class C Certificates, and (iii) the group (the “YM Group DE” and, collectively with the YM Group A and the YM Group BC, the “YM Groups”) of the Class X-D, Class D and Class E Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group; and (2) the Vertically Retained Percentage of such yield maintenance charge will be distributed to holders of the VRR Interest. If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated: (1) to the extent of the Non-Vertically Retained Percentage thereof, to the holders of the Class F, Class G, Class H and Class J Certificates in the manner provided in the Pooling and Servicing Agreement; and (2) to the extent of the Vertically Retained Percentage thereof, to the holders of the VRR Interest.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class X-F, Class X-G, Class X-H, Class X-J, Class S or Class R Certificates;

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	November 2023
Class A-2	December 2023
Class A-3	February 2026
Class A-4	December 2028
Class A-5	January 2029
Class A-AB	September 2028
Class X-A	January 2029
Class A-S	January 2029
Class B	January 2029
Class C	January 2029

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in March 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will, to the extent of the Non-Vertically Retained Percentage thereof, be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G, Class H and Class J

Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G, Class H and Class J Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates and the Class J Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i) the product of (A) the Non-Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J Certificates;

second, to the Class H Certificates;

third, to the Class G Certificates;

fourth, to the Class F Certificates;

fifth, to the Class E Certificates;

sixth, to the Class D Certificates;

seventh, to the Class C Certificates;

eighth, to the Class B Certificates; and

ninth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest or to the Class S or Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amounts of the Classes of Interest-Only Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forebearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)         Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending June 30, 2019, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)        Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person (including any Risk Retention Consultation Party) who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class

Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative, each Controlling Class Certificateholder and the Special Servicer will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Controlling Class Representative or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), a Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including the VRR Interest) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including the VRR Interest) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer;

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the

SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder or any Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “https://sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

The VRR Interest will be evidenced by one or more Certificates and is expected to be held in definitive form by the Certificate Administrator on behalf of the beneficial owners of the VRR Interest for so long as the VRR

Interest is subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Global Transaction Services – Benchmark 2019-B9

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”):

(i)         (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)        the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)       the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)      an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)     originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)       an original or copy of the related loan agreement, if any;

(xi)      an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(xii)     an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)    an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)    an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)     if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)    in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement;

(xvii)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)  an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)    the original or copy of any related environmental insurance policy;

(xx)     a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)    copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document

Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)        a copy of each of the following documents:

(i)        (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)      any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)       final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)     the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)    the related ground lease, if any, and any ground lessor estoppel;

(vii)    the related loan agreement, if any;

(viii)  the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)   the related lockbox agreement or cash management agreement, if any;

(x)    the environmental indemnity from the related borrower, if any;

(xi)   the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)   in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)  any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)   any mezzanine loan intercreditor agreement;

(xv)    any related environmental insurance policy;

(xvi)   any related letter of credit and any related assignment thereof; and

(xvii)   any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)        a copy of any engineering reports or property condition reports;

(c)        other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)        for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)        a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)         a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)        a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)        for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)         a copy of the applicable mortgage loan seller’s asset summary;

(j)         a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)        a copy of all zoning reports;

(l)         a copy of financial statements of the related mortgagor;

(m)       a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)        a copy of all UCC searches;

(o)        a copy of all litigation searches;

(p)        a copy of all bankruptcy searches;

(q)        a copy of the origination settlement statement;

(r)         a copy of any insurance summary report;

(s)        a copy of the organizational documents of the related mortgagor and any guarantor;

(t)         a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)         the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)         unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)        unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI and GACC) and Annex E-2A (in the case of JPMCB), subject to the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage

Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (i.e., the Special Servicer) (subject to the consent of the Controlling Class Representative so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review“ relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of February 1, 2019 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Loan Combination.

●	“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Pari Passu Loan Combination.

●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Pari Passu-AB Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.

●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion

Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Loan Combination will be an Outside Serviced Subordinate Companion Loan.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Loan Combination, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Loan Combinations and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Loan Combination, (i) whether such Loan Combination is a Pari Passu Loan Combination, an AB Loan Combination or a Pari Passu-AB Loan Combination, and (ii) whether such Loan Combination is a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination.

Type and Servicing Status of Loan Combinations

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Type of Loan Combination	Servicing Status of Loan Combination
3 Park Avenue	$88,000,000	9.96%	$94,000,000	—	$182,000,000	Pari Passu	Serviced
Kawa Mixed Use Portfolio	$36,500,000	4.13%	$38,000,000	—	$74,500,000	Pari Passu	Outside Serviced
Staples Strategic Industrial	$35,000,000	3.96%	$91,100,000	—	$126,100,000	Pari Passu	Outside Serviced
Fairbridge Office Portfolio	$32,750,000	3.71%	$15,000,000	—	$47,750,000	Pari Passu	Serviced
10 Brookline Place	$32,000,000	3.62%	$50,000,000	—	$82,000,000	Pari Passu	Outside Serviced
Liberty Station Retail	$30,000,000	3.40%	$87,000,000	—	$117,000,000	Pari Passu	Servicing Shift
AC Marriott Downtown Tucson	$25,000,000	2.83%	$15,000,000	—	$40,000,000	Pari Passu	Serviced
Aventura Mall	$15,000,000	1.70%	$1,391,700,000	$343,300,000	$1,750,000,000	Pari Passu-AB	Outside Serviced
1421 West Shure Drive	$12,376,000	1.40%	$17,000,000	—	$29,376,000	Pari Passu	Outside Serviced

There are no Serviced AB Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Loan Combination(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Loan Combinations” for further information with respect to each Loan Combination, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. This substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.        with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.        with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the Pooling and Servicing Agreement, the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.        the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.        in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.        any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.        the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.        the obligation, if any, of the Master Servicer to make Advances;

4.        the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.        the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) one business day after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other, the Operating Advisor (following the occurrence and during the continuance of a Control Termination Event) and the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing)), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b)         there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)         a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)        the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)         the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)          the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)         the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and (a) with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) and (b) with respect to a Specially Serviced Loan, after non-binding consultation with the Risk Retention Consultation Parties pursuant to the Pooling and Servicing Agreement (in the case of either of clause (a) or (b), other than with respect to any Mortgage Loan that is an Excluded Mortgage Loan or Excluded RRCP Mortgage Loan, as applicable, as to such party)), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will be required to respond to the Special Servicer’s request for such consent (or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder or the Risk Retention Consultation Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower, (ii) in the case of a Major Decision described in sub-clause (i) or (ii) of clause (R) of the definition of “Major Decision”, or (iii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of the Directing Holder and will be required to consult with the Operating Advisor and the Risk Retention Consultation Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)        approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)        approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)        approving annual budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.30x (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)        approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)        agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)          in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)        approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)        in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral; or (iii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property;

(i)         any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to the which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto;

(j)         approving any transfers of an interest in the borrower under a Serviced Mortgage Loan or an assumption agreement, unless such transfer or assumption (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer or assumption set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

(k)        any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(l)         any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied), and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, (ii) in the case of a Major Decision described in sub-clause (i) or (ii) of clause (R) of the definition of “Major Decision”, or (iii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) and any Risk Retention Consultation Party (to the extent such Risk Retention Consultation Party has consultation rights as described under “—Directing Holder” below) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer, or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to take (or determine not to take) action with respect to Major Decisions or Special Servicer Decisions without the consent of the Special Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent on deposit in the Collection Account, the Aggregate Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2020) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2020), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates and the VRR Interest will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates (exclusive of the VRR Interest) on such Distribution Date. If the Certificate Administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation

Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses and other shortfalls in payments on the Regular Certificates, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC, (ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)          to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)         to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)        to offset any portion of Realized Losses and/or VRR Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)        following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)         on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses and/or VRR Realized Losses that are attributable to such Mortgage Loan or related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the

Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), and (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)

and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan that is being processed by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00800% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Mortgage Loan for any Interest Accrual Period is a rate equal to (i) 0.00174% per annum with respect to each such Mortgage Loan other than the 3 Park Avenue Mortgage Loan, the Fairbridge Office Portfolio Mortgage Loan and the AC Marriott Downtown Tucson Mortgage Loan, (ii) 0.00231% per annum with respect to the 3 Park Avenue Mortgage Loan, (iii) 0.00327% per annum with respect to the Fairbridge Office Portfolio Mortgage Loan, and (iv) 0.00374% per annum with respect to the AC Marriott Downtown Tucson Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property

Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00034% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(4)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time

Type/Recipient	Amount(1)	Frequency	Source of Funds
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00800% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to (i) 0.00174% per annum with respect to each such Mortgage Loan other than the 3 Park Avenue Mortgage Loan, the Fairbridge Office Portfolio Mortgage Loan and the AC Marriott Downtown Tucson Mortgage Loan, (ii) 0.00231% per annum with respect to the 3 Park Avenue Mortgage Loan, (iii) 0.00327% per annum with respect to the Fairbridge Office Portfolio Mortgage Loan, and (iv) 0.00374% per annum with respect to the AC Marriott Downtown Tucson Mortgage Loan, in each case on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00034% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers

Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	(i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans“), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3) (6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections
Interest on Property Advances(3) (6) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds
Indemnification Expenses(3)(6) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate“) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to each Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below. Also see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Kawa Mixed Use Portfolio	0.00250%	0.25000%	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate.	1.00%, provided that if the aggregate liquidation fee would be less than $25,000, then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum of $1,000,000
Staples Strategic Industrial	0.00250%	0.25000%	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate	1.00%, provided that if the aggregate liquidation fee would be less than $25,000, then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum of $1,000,000
10 Brookline Place	0.00250%	0.25000%	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate	1.00%, provided that if the aggregate liquidation fee would be less than $25,000, then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum of $1,000,000
Liberty Station Retail	0.02250%	(3)(4)(5)	(3)(4)(5)	(3)(4)(5)
Aventura Mall	0.001250%	0.25000%	0.50000%	0.5000%
1421 West Shure Drive	0.00250%	0.25000%	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate	1.00%, provided that if the aggregate liquidation fee would be less than $25,000, then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum of $1,000,000

(1)	Includes the Servicing Shift Mortgage Loan which will become an Outside Serviced Mortgage Loan after the related shift in servicing occurs. Until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	The fees set forth are those specified in the related Co-Lender Agreement as being permitted under the related Future Outside Servicing Agreement following the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date. However, prior to the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement.

(4)	The stated fees may be subject to any market minimum special servicing compensation, caps and offsets, as and to the extent set forth in the related Future Outside Servicing Agreement and the related Co-Lender Agreement.

(5)	Until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan

(including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special

Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), that does not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the related Serviced Loan, and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the Vertically Retained Percentage of the reduction of such P&I Advance), on the one hand, and to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class J Certificates, then to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then, to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class X-J Certificates) (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance), on the other hand. See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance. Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Notwithstanding the foregoing discussion in this “—Appraisal Reduction Amounts” section, the Special Servicer will be entitled to conduct an internal valuation, in lieu of an appraisal, with respect to any Mortgage Loan or Serviced Loan Combination with an outstanding principal balance of less than $2,000,000.

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, the Vertically Retained Percentage of any Appraisal Reduction

Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J Certificates, then to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J Certificates, then to the Class H Certificates, then to the Class G Certificates and then to the Class F Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class shall be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2020; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer and only after the occurrence and during the continuance of a Control Termination Event) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)        the Master Servicer or the Special Servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)       either of DBRS, Inc. (“DBRS”) or Kroll Bond Rating Agency, Inc. (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)         the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the

Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a

Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may also be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, as follows:

(a)       if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan), with or without cause, at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation), provided that so long as LNR Securities Holdings, LLC or an affiliate owns, as of the date of the delivery of the related notice of termination, at least 25% of the Certificate Balance of the then-Controlling Class of Certificates, LNR Partners, LLC may not be removed or replaced as special servicer without cause;

(b)       if a Control Termination Event has occurred and is continuing, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates;

(c)       if a Consultation Termination Event has occurred and is continuing, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the Voting Rights allocable to each Class of Non-Reduced Certificates affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)       solely with respect to a Serviced Outside Controlled Loan Combination, at the direction of the related Outside Controlling Note Holder, with or without cause, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

“Certificateholder Quorum” means a quorum that, for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Certificates (other than the Class S and Class R Certificates), on an aggregate basis.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan (or if, despite being so entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a replacement special servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than the Class S and Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

Any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the Voting Rights allocable to each Class of Non-Reduced Certificates, and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, the Controlling Class Representative and the Risk Retention Consultation Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the Class X-F Certificates, the Class X-G Certificates, the Class X-H Certificates, the Class X-J Certificates, the Class S Certificates, the VRR Interest and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “BBB+” by S&P, (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch, (C) a rating on its unsecured long-term debt of at least “A” by DBRS (or, if not rated by DBRS, an equivalent rating by two (2) other NRSROs (which may include S&P and Fitch) and (D) if rated by KBRA, a rating on its unsecured long-term debt of at least “A-” by KBRA; provided, however, that Wilmington Trust, N.A. as the initial trustee will be deemed to have met the eligibility requirements in (A) through (D) above for so long as (a) it has a rating on its unsecured long-term debt of at least “BBB” from S&P and a short term debt rating of at least “A-2” from S&P, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch, (c) it has a rating on its unsecured long-term debt of at least “A(low)” by DBRS and a rating on its short term debt of at least “R-1(low)” by DBRS (or, if not rated by DBRS, an equivalent rating by two (2) other NRSROs (which may include S&P and Fitch)) and (d) the master servicer has (i) a rating on its unsecured long-term debt of at least “A” by S&P and a rating on its short-term debt of at least “A-1” from S&P, (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (iii) a rating on its unsecured long-term debt of at least “A” by DBRS (or, if not rated by DBRS, an equivalent rating by two (2) other NRSROs (which may include S&P and Fitch) (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).  In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act.  The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “BBB+” by S&P (or “BBB” by S&P if the Certificate Administrator’s unsecured short term debt is rated at least “A-2” by S&P), (B) “BBB+” by Fitch, (C) at least “BBB” by DBRS (or, if not rated by DBRS, an equivalent rating by two (2) other NRSROs (which may include S&P and Fitch) and (D) if rated by KBRA, “A-” by KBRA (or, in the case of any Rating Agency’s ratings requirement set forth above in this sentence, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-

trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside Controlling Note Holder, the Operating Advisor, each Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan) and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder, each Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the

Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence.  The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.  See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell the related Serviced Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved or an Excluded Mortgage Loan is involved), the Operating Advisor (if a Control Termination Event exists), each Risk Retention Consultation Party (unless an Excluded RRCP Mortgage Loan with respect thereto is involved) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related

Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists or an Excluded Mortgage Loan is involved), the Operating Advisor (if a Control Termination Event exists) and each Risk Retention Consultation Party (unless an Excluded RRCP Mortgage Loan with respect thereto is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, any Risk Retention Consultation Party, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (to the extent the Operating Advisor has consultation rights as described under “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section), the consent and/or consultation rights of the related Directing Holder with respect to Major Decisions, and any applicable consultation rights of the Risk Retention Consultation Parties (to the extent the Risk Retention Consultation Parties have consultation rights as described under “—Directing Holder” below) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer, (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by subclause (i) or (ii) of clause (R) of the definition of “Major Decision” with the consent of the Special Servicer, and (iii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by clause (b), clause (c) or subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the related Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Directing Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), each Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan), the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), each Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced

Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Special Servicer. The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings or if such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected pursuant to the terms of the related loan agreement and without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion (for the avoidance of doubt the determination of whether conditions precedent to a borrower’s right to obtain release have been satisfied will be a matter of lender discretion), but solely with respect to any specifically identified Serviced Loans;

(I)         any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan or the exercise of any other remedy following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement, in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(M)      any determination of an Acceptable Insurance Default;

(N)       in the case of any Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(O)      in the case of any Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease (other than a ground lease) at a Mortgaged Property or REO Property, if (a) the lease affects an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property and (b) such transaction is not a routine leasing matter;

(P)       any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, other than such debt that is permitted pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion (for the avoidance of doubt, the determination of whether conditions precedent to the right to incur additional debt or additional mezzanine debt will not be a matter of lender discretion);

(Q)      in the case of any Specially Serviced Loan, any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to such Specially Serviced Loan;

(R)       agreeing to any modification, waiver, consent or amendment of the related Serviced Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral) that would permit the defeasance of the subject Serviced Loan, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; and

(S)       determining whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer’s possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1) and (i)(2) in the definition of “Major Decision Reporting Package” in the form of an Asset Status Report.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that the Special Servicer will be required to consult with (i) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event and only until the occurrence and continuance of a Consultation Termination Event), (ii) the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) in connection with any Major Decision (as described under “—The Operating Advisor—Consultation Rights” below), and (iii) the Risk Retention Consultation Parties under the circumstances set forth in the following paragraph, and to consider alternative actions recommended by the Controlling Class Representative, the Operating Advisor and the Risk Retention Consultation Parties, but, in the case of the Controlling Class Representative, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing

Agreement, and a Risk Retention Consultation Party will not have consultation rights with respect to any related Excluded RRCP Mortgage Loan.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Outside Serviced Mortgage Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Outside Serviced Mortgage Loan), in each case upon request of a Risk Retention Consultation Party, the Master Servicer and the Special Servicer will also be required to consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of such Risk Retention Consultation Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with such Risk Retention Consultation Party). In the event the Master Servicer or the Special Servicer receives no response from a Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by such Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Mortgage Loan.

Furthermore, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be Prime Finance Long Duration (B-Piece) II, L.P. or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer,

the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class F will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J Certificates.

The “Control Eligible Certificates” will be any of the Class F, Class G, Class H and Class J Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

With respect to any Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party.

“Risk Retention Consultation Party” will be each of (i) the party selected by CREFI, (ii) the party selected by JPMCB, and (iii) the party selected by DBNY. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded RRCP Mortgage Loan. The initial Risk Retention Consultation Parties are expected to be CREFI, JPMCB and DBNY.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding Serviced Loans, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of a Control Termination Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) after the occurrence and during the continuance of a Control Termination Event, upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) after the occurrence and during the continuance of a Consultation Termination Event, under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Potential Conflicts of Interest of the Operating Advisor.”

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

With respect to each Serviced Loan, following the occurrence and during continuance of a Control Termination Event, the Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor (prior to the occurrence and continuance of a Consultation Termination Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Holder) with respect to each Major Decision as to which the Operating Advisor has consultation rights.

Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer will deliver to the Operating Advisor each related Final Asset Status Report and, if a Control Termination Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or any Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan) or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and the related Directing Holder, any Risk Retention Consultation Party and/or any related Serviced Companion Loan Holder (or its representative), on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if a Control Termination Event exists, Major Decisions on Serviced Loans, (ii) each related Final Asset Status Report, (iii) if a Control Termination Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) if a Control Termination Event exists, each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights if a Control Termination Event exists, any Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder or a Risk Retention Consultation Party (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement, the consultation rights of such Risk Retention Consultation Party under the Pooling and Servicing Agreement and/or the consent or consultation rights of any related Serviced Companion Loan Holder (or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Risk Retention Consultation Parties (other than with respect to any related Excluded RRCP Mortgage Loan) the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to such Serviced Mortgage Loans under the Pooling and Servicing Agreement.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after they have been finalized. Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount, Collateral Deficiency Amount and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor will be required to notify the Special Servicer of such error.

After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer and provided to the Operating Advisor by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. In the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Following the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of a Control Termination Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the related Directing Holder, any Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, any Serviced Mortgage Loans were Specially Serviced Loans and there existed a Control Termination Event, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee, the Special Servicer and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. Notwithstanding the foregoing, no Operating Advisor Annual Report will be required from the Operating Advisor with respect to the Special Servicer if during the prior calendar year no asset status report was prepared by the Special Servicer in connection with a Specially

Serviced Loan or REO Property or was otherwise in the process of being implemented in connection with a Specially Serviced Loan or REO Property.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, following the occurrence and continuance of a Control Termination Event, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the related Directing Holder, a Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c) the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

Following the occurrence and during the continuance of a Control Termination Event, in each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

At any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and

Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, the Risk Retention Consultation Parties, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, (iv) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, any Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates, (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless a Control Termination Event exists), the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan), each Risk Retention Consultation Party (other than with respect to any related Excluded RRCP Mortgage Loan) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Controlling Class Representative, and after the occurrence and during the continuance of a Control Termination Event, the Operating Advisor, will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), or (b) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event). With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of a Control Termination Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent approximately 20.6% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 74 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between January 1, 2013 and December 31, 2018 was approximately 13.45%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 74 reviewed transactions (taking into account all reporting periods between January 1, 2013 and December 31, 2018 for each such transaction) in the identified reporting periods was approximately 0.36%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder, the Risk Retention Consultation Parties and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such

150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Special

Servicer, who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide to the Special Servicer and the Asset Representations Reviewer any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, the Directing Holder, or any Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in the interests of the holders of the VRR Interest;

(c)           does not have any liability or duties to the holders of any Class of Certificates;

(d)           may take actions that favor the interests of the holders of one or more Classes including the VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(e)           will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means the Special Servicer.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders or Consultation Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s) and/or Consultation Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than a holder of the VRR Interest) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder or Consultation Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders and/or Consultation Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a

Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master

Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)        with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer or special servicer, as applicable, is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if DBRS is the non-responding Rating Agency, as applicable; and

(4)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)        with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class S and Class R Certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date (excluding, for the purposes of this calculation, the Staples Strategic Industrial Mortgage Loan, the PSM Building Mortgage Loan, and the Midwest Dollar General Portfolio Mortgage Loan if the option referred to above is exercised on or after the Distribution Date in February 2029). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the following table:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
Kawa Mixed Use Portfolio	CREFI	Benchmark 2018-B8 PSA(4) (12/1/18)	4.1%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC
Staples Strategic Industrial	GACC	Benchmark 2018-B8 PSA(4) (12/1/18)	4.0%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC
10 Brookline Place	JPMCB	Benchmark 2018-B8 PSA(4) (12/1/18)	3.6%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC
Liberty Station Retail	JPMCB	(5)	3.4%	(5)	(5)	(5)	(5)	(5)	(6)
Aventura Mall	JPMCB	Aventura Mall Trust 2018-AVM TSA(7) (6/29/18)	1.7%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	BREDS HG SD (Delaware) L.P.
1421 West Shure Drive	JPMCB	Benchmark 2018-B8 PSA(4) (12/1/18)	1.4%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

(1)	Includes Servicing Shift Mortgage Loans which, in each case, will become Outside Serviced Mortgage Loans after the related shift in servicing occurs. However, until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	“PSA” means Pooling and Servicing Agreement and “TSA” means Trust and Servicing Agreement.

(3)	The initial Outside Controlling Class Representative may instead be an affiliate of the entity listed.

(4)	The Benchmark 2018-B8 PSA is referred to herein as the “Benchmark 2018-B8 Pooling and Servicing Agreement”.

(5)	The Liberty Station Retail Mortgage Loan is a Servicing Shift Mortgage Loan that (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement, and (ii) upon the inclusion of the related Controlling Pari Passu Companion Loan in a future commercial mortgage securitization transaction, will be an Outside Serviced Mortgage Loan, and will be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future commercial mortgage securitization transaction. The parties to the related Outside Servicing Agreement for the securitization of the related Controlling Pari Passu Companion Loan giving rise to a servicing shift have not been definitively identified.

(6)	With respect to the Liberty Station Retail Mortgage Loan, there will be no initial Outside Controlling Class Representative until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identity of the related Controlling Note Holder for the related Loan Combination.

(7)	The Aventura Mall Trust 2018-AVM TSA is referred to herein as the “Aventura Mall Trust 2018-AVM Trust and Servicing Agreement”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Loan Combination.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and

Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the Aventura Mall Loan Combination, there are no mortgage loans other than the related Outside Serviced Loan Combination serviced under such Outside Servicing Agreement.

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause (and without restrictions similar to the limitations on terminating LNR Partners, LLC as Special Servicer without cause under the Pooling and Servicing Agreement), and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of each of the Aventura Mall Loan Combination, the Kawa Mixed Use Portfolio Loan Combination, the Staples Strategic Industrial Loan Combination, the 10 Brookline Place Loan Combination and the 1421 West Shure Drive Loan Combination, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time.

●	With respect to the Kawa Mixed Use Portfolio Loan Combination, the Staples Strategic Industrial Loan Combination, the 10 Brookline Place Loan Combination and the 1421 West Shure Drive Loan Combination, the Outside Operating Advisor will be entitled to consult with the related Outside Special Servicer under different circumstances than those under which the Operating Advisor is entitled to consult with the Special Servicer. In particular, such Outside Operating Advisor will be entitled to consult on major decisions when the principal balance of the “eligible horizontal residual interest” (as defined under Regulation RR) issued by the related Outside Securitization is 25% or less than the initial balance thereof (taking into account cumulative appraisal reduction amounts).

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement).

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Mortgaged Property with a stated principal balance of $2,000,000 or more and (b) at least once every other calendar year with respect to any Mortgaged Property with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.

●	With respect to the Aventura Mall Loan Combination, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Loan Combinations”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the

Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately 109.97% of the aggregate principal balance of the Offered Certificates, plus accrued interest from February 1, 2019, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)       each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)       there are no delinquencies or defaults;

(iii)      scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)      no prepayment premiums or yield maintenance charges are collected;

(v)       no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)      no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)      the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)     there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)      distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in March 2019;

(x)       the Certificates will be issued on February 14, 2019;

(xi)      the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)     the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates;

(xiii)    all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)     with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)     the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”;

(xvi)     there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)    with respect to each Mortgage Loan that is part of a Loan Combination that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	89%	89%	89%	89%	89%
February 15, 2021	73%	73%	73%	73%	73%
February 15, 2022	52%	52%	52%	52%	52%
February 15, 2023	22%	22%	22%	22%	22%
February 15, 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.86	2.85	2.85	2.85	2.85
First Principal Payment Date	March 2019	March 2019	March 2019	March 2019	March 2019
Last Principal Payment Date	November 2023	September 2023	August 2023	July 2023	July 2023

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.81	4.80	4.77	4.72	4.45
First Principal Payment Date	November 2023	September 2023	August 2023	July 2023	July 2023
Last Principal Payment Date	December 2023	December 2023	December 2023	December 2023	December 2023

Percentages of the Initial Certificate Balance
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.00	7.00	6.99	6.98	6.84
First Principal Payment Date	February 2026	December 2025	December 2025	December 2025	December 2025
Last Principal Payment Date	February 2026	February 2026	February 2026	February 2026	December 2025

Percentages of the Initial Certificate Balance
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	99%	99%	98%	89%
February 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.71	9.63	9.56	9.50	9.28
First Principal Payment Date	July 2028	January 2028	January 2028	January 2028	December 2025
Last Principal Payment Date	December 2028	November 2028	November 2028	October 2028	June 2028

Percentages of the Initial Certificate Balance
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.85	9.84	9.83	9.79	9.58
First Principal Payment Date	December 2028	November 2028	November 2028	October 2028	June 2028
Last Principal Payment Date	January 2029	January 2029	January 2029	December 2028	October 2028

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	97%	97%	97%	97%	97%
February 15, 2025	77%	77%	77%	77%	77%
February 15, 2026	56%	56%	56%	56%	56%
February 15, 2027	35%	35%	35%	35%	35%
February 15, 2028	13%	13%	13%	13%	13%
February 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.30	7.30	7.30	7.30	7.31
First Principal Payment Date	December 2023	December 2023	December 2023	December 2023	December 2023
Last Principal Payment Date	September 2028	September 2028	September 2028	September 2028	September 2028

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.92	9.92	9.92	9.89	9.67
First Principal Payment Date	January 2029	January 2029	January 2029	December 2028	October 2028
Last Principal Payment Date	January 2029	January 2029	January 2029	January 2029	October 2028

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.92	9.92	9.92	9.92	9.67
First Principal Payment Date	January 2029	January 2029	January 2029	January 2029	October 2028
Last Principal Payment Date	January 2029	January 2029	January 2029	January 2029	October 2028

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.92	9.92	9.92	9.92	9.67
First Principal Payment Date	January 2029	January 2029	January 2029	January 2029	October 2028
Last Principal Payment Date	January 2029	January 2029	January 2029	January 2029	October 2028

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	4.9195%	4.9247%	4.9268%	4.9282%	4.9282%
96.00000	4.5226%	4.5267%	4.5283%	4.5294%	4.5294%
97.00000	4.1314%	4.1344%	4.1357%	4.1364%	4.1364%
98.00000	3.7459%	3.7478%	3.7487%	3.7492%	3.7492%
99.00000	3.3659%	3.3668%	3.3672%	3.3674%	3.3674%
100.00000	2.9913%	2.9911%	2.9911%	2.9910%	2.9910%
101.00000	2.6219%	2.6207%	2.6202%	2.6199%	2.6199%
102.00000	2.2576%	2.2554%	2.2545%	2.2539%	2.2539%
103.00000	1.8983%	1.8951%	1.8938%	1.8929%	1.8929%
104.00000	1.5439%	1.5396%	1.5379%	1.5368%	1.5368%
105.00000	1.1942%	1.1890%	1.1868%	1.1854%	1.1854%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	5.1445%	5.1481%	5.1544%	5.1644%	5.2304%
96.00000	4.8997%	4.9025%	4.9075%	4.9154%	4.9674%
97.00000	4.6578%	4.6599%	4.6636%	4.6694%	4.7076%
98.00000	4.4189%	4.4202%	4.4226%	4.4263%	4.4510%
99.00000	4.1828%	4.1834%	4.1845%	4.1862%	4.1974%
100.00000	3.9495%	3.9494%	3.9492%	3.9489%	3.9469%
101.00000	3.7189%	3.7181%	3.7167%	3.7144%	3.6992%
102.00000	3.4910%	3.4895%	3.4868%	3.4826%	3.4545%
103.00000	3.2657%	3.2635%	3.2596%	3.2534%	3.2125%
104.00000	3.0430%	3.0400%	3.0349%	3.0268%	2.9733%
105.00000	2.8227%	2.8191%	2.8128%	2.8028%	2.7368%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	4.6011%	4.6017%	4.6025%	4.6038%	4.6187%
96.00000	4.4271%	4.4276%	4.4283%	4.4293%	4.4410%
97.00000	4.2553%	4.2557%	4.2561%	4.2569%	4.2655%
98.00000	4.0855%	4.0858%	4.0861%	4.0865%	4.0921%
99.00000	3.9177%	3.9178%	3.9180%	3.9182%	3.9208%
100.00000	3.7519%	3.7519%	3.7519%	3.7519%	3.7514%
101.00000	3.5880%	3.5879%	3.5877%	3.5874%	3.5840%
102.00000	3.4260%	3.4258%	3.4254%	3.4249%	3.4186%
103.00000	3.2658%	3.2655%	3.2650%	3.2642%	3.2550%
104.00000	3.1075%	3.1070%	3.1063%	3.1052%	3.0932%
105.00000	2.9508%	2.9502%	2.9494%	2.9481%	2.9332%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	4.4049%	4.4092%	4.4128%	4.4162%	4.4289%
96.00000	4.2732%	4.2765%	4.2794%	4.2821%	4.2921%
97.00000	4.1431%	4.1455%	4.1476%	4.1496%	4.1570%
98.00000	4.0145%	4.0161%	4.0175%	4.0188%	4.0235%
99.00000	3.8875%	3.8882%	3.8889%	3.8895%	3.8916%
100.00000	3.7620%	3.7619%	3.7618%	3.7617%	3.7613%
101.00000	3.6380%	3.6370%	3.6362%	3.6354%	3.6325%
102.00000	3.5154%	3.5136%	3.5120%	3.5106%	3.5052%
103.00000	3.3942%	3.3916%	3.3893%	3.3872%	3.3794%
104.00000	3.2744%	3.2710%	3.2680%	3.2652%	3.2549%
105.00000	3.1559%	3.1517%	3.1480%	3.1446%	3.1319%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	4.6738%	4.6741%	4.6750%	4.6767%	4.6881%
96.00000	4.5418%	4.5420%	4.5427%	4.5441%	4.5531%
97.00000	4.4115%	4.4116%	4.4121%	4.4132%	4.4198%
98.00000	4.2827%	4.2828%	4.2831%	4.2838%	4.2880%
99.00000	4.1555%	4.1555%	4.1557%	4.1560%	4.1579%
100.00000	4.0298%	4.0298%	4.0298%	4.0297%	4.0294%
101.00000	3.9056%	3.9056%	3.9053%	3.9049%	3.9023%
102.00000	3.7829%	3.7828%	3.7824%	3.7816%	3.7768%
103.00000	3.6615%	3.6614%	3.6608%	3.6597%	3.6526%
104.00000	3.5416%	3.5414%	3.5407%	3.5392%	3.5299%
105.00000	3.4230%	3.4228%	3.4218%	3.4201%	3.4086%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	4.7691%	4.7691%	4.7691%	4.7691%	4.7689%
96.00000	4.5991%	4.5991%	4.5991%	4.5991%	4.5990%
97.00000	4.4314%	4.4314%	4.4314%	4.4314%	4.4313%
98.00000	4.2656%	4.2656%	4.2656%	4.2656%	4.2656%
99.00000	4.1020%	4.1020%	4.1020%	4.1020%	4.1019%
100.00000	3.9403%	3.9403%	3.9403%	3.9403%	3.9403%
101.00000	3.7805%	3.7805%	3.7805%	3.7805%	3.7805%
102.00000	3.6226%	3.6226%	3.6226%	3.6226%	3.6227%
103.00000	3.4666%	3.4666%	3.4666%	3.4666%	3.4667%
104.00000	3.3124%	3.3124%	3.3124%	3.3124%	3.3125%
105.00000	3.1599%	3.1599%	3.1599%	3.1599%	3.1601%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
6.75000	9.6089%	9.5727%	9.5289%	9.4671%	9.1173%
7.00000	8.6857%	8.6486%	8.6036%	8.5402%	8.1813%
7.25000	7.8126%	7.7745%	7.7284%	7.6635%	7.2957%
7.50000	6.9848%	6.9459%	6.8987%	6.8322%	6.4560%
7.75000	6.1983%	6.1586%	6.1104%	6.0424%	5.6580%
8.00000	5.4496%	5.4091%	5.3599%	5.2906%	4.8982%
8.25000	4.7356%	4.6943%	4.6441%	4.5734%	4.1735%
8.50000	4.0535%	4.0114%	3.9603%	3.8883%	3.4810%
8.75000	3.4007%	3.3579%	3.3059%	3.2327%	2.8182%
9.00000	2.7752%	2.7316%	2.6788%	2.6043%	2.1830%
9.25000	2.1749%	2.1306%	2.0770%	2.0013%	1.5732%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	4.9327%	4.9327%	4.9327%	4.9343%	4.9457%
96.00000	4.7997%	4.7997%	4.7997%	4.8010%	4.8100%
97.00000	4.6684%	4.6684%	4.6684%	4.6694%	4.6760%
98.00000	4.5388%	4.5388%	4.5388%	4.5394%	4.5436%
99.00000	4.4107%	4.4107%	4.4107%	4.4109%	4.4129%
100.00000	4.2841%	4.2841%	4.2841%	4.2841%	4.2837%
101.00000	4.1591%	4.1591%	4.1591%	4.1587%	4.1560%
102.00000	4.0355%	4.0355%	4.0355%	4.0348%	4.0299%
103.00000	3.9134%	3.9134%	3.9134%	3.9123%	3.9052%
104.00000	3.7927%	3.7927%	3.7927%	3.7913%	3.7820%
105.00000	3.6733%	3.6733%	3.6733%	3.6716%	3.6601%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	5.1430%	5.1430%	5.1430%	5.1430%	5.1560%
96.00000	5.0087%	5.0087%	5.0087%	5.0087%	5.0189%
97.00000	4.8760%	4.8760%	4.8760%	4.8760%	4.8835%
98.00000	4.7450%	4.7450%	4.7450%	4.7450%	4.7499%
99.00000	4.6156%	4.6156%	4.6156%	4.6156%	4.6178%
100.00000	4.4878%	4.4878%	4.4878%	4.4878%	4.4873%
101.00000	4.3615%	4.3615%	4.3615%	4.3615%	4.3584%
102.00000	4.2367%	4.2367%	4.2367%	4.2367%	4.2311%
103.00000	4.1134%	4.1134%	4.1134%	4.1134%	4.1052%
104.00000	3.9914%	3.9914%	3.9914%	3.9914%	3.9808%
105.00000	3.8709%	3.8709%	3.8709%	3.8709%	3.8577%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	5.6692%	5.6692%	5.6692%	5.6692%	5.6821%
96.00000	5.5314%	5.5314%	5.5314%	5.5314%	5.5415%
97.00000	5.3953%	5.3953%	5.3953%	5.3953%	5.4027%
98.00000	5.2609%	5.2609%	5.2609%	5.2609%	5.2657%
99.00000	5.1282%	5.1282%	5.1282%	5.1282%	5.1303%
100.00000	4.9972%	4.9972%	4.9972%	4.9972%	4.9966%
101.00000	4.8677%	4.8677%	4.8677%	4.8677%	4.8646%
102.00000	4.7398%	4.7398%	4.7398%	4.7398%	4.7341%
103.00000	4.6133%	4.6133%	4.6133%	4.6133%	4.6051%
104.00000	4.4884%	4.4884%	4.4884%	4.4884%	4.4777%
105.00000	4.3650%	4.3650%	4.3650%	4.3650%	4.3518%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H and Class J Certificates and a regular interest that corresponds to the VRR Interest excluding the right to receive Excess Interest (the “VRR REMIC Regular Interest”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portions of the Issuing Entity consisting of (a) collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account) and (b) the VRR REMIC Regular Interest and distributions thereon, will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii) (a) the Class S Certificates and the VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(a) above and (b) the VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(b) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Under new legislation enacted on December 22, 2017, taxpayers that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described under this section. This rule generally is effective for tax years beginning after December 31, 2017 or, for Regular Interests issued with original issue discount, for tax years beginning after December 31, 2018. Prospective investors are urged to consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the right to receive Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures. These new audit rules are effective for taxable years beginning with 2018 and apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates.

Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996), each as amended by PTE 2013-08 (July 9, 2013), and J.P. Morgan Securities LLC, PTE 2002-19 (March 28, 2002) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Six (6) of the Mortgaged Properties (19.6%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some

Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and/or Class A-S Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Academy Securities, Inc., The Williams Capital Group, L.P. and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as co-lead managers and joint bookrunners with respect to approximately 49.9%, 28.9% and 21.2%, respectively, of each Class of the Offered Certificates, and Academy Securities, Inc. and The Williams Capital Group, L.P. are acting as co-managers.

Class	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC	Academy Securities, Inc.	The Williams Capital Group, L.P.

Class A-1	$7,791,497.75	$4,502,461.58	$3,306,040.67	$0	$0
Class A-2	$7,891,388.75	$4,560,185.45	$3,348,425.80	$0	$0
Class A-3	$4,428,667.34	$2,559,187.62	$1,879,145.04	$0	$0
Class A-4	$64,929,147.90	$37,520,513.21	$27,550,338.89	$0	$0
Class A-5	$192,426,020.55	$111,196,947.40	$81,649,032.05	$0	$0
Class A-AB	$15,982,559.49	$9,235,818.63	$6,781,621.88	$0	$0
Class X-A	$324,366,044.74	$187,440,939.16	$137,633,016.10	$0	$0
Class A-S	$30,916,762.96	$17,865,825.29	$13,118,411.75	$0	$0
Class B	$19,388,842.47	$11,204,202.48	$8,226,955.05	$0	$0
Class C	$19,912,770.75	$11,506,964.16	$8,449,265.09	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4,650,000.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 109.97% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2019, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank (the Certificate Administrator and Custodian), and (iii) CREFI (a Sponsor, an originator, a Retaining Party, a Risk Retention Consultation Party and the current holder (or an affiliate of the current holder) of one or more of the 3 Park Avenue Pari Passu Companion Loans and the Fairbridge Office Portfolio Pari Passu Companion Loan. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of Deutsche Bank AG, acting through its New York Branch (an originator, a Retaining Party, a Risk Retention Consultation Party and the current holder of the AC Marriott Downtown Tucson Pari Passu Companion Loan), and GACC (a Sponsor, the Retaining Sponsor and an originator). J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMCB (a Sponsor, an originator, a Retaining Party, a Risk Retention Consultation Party and the current holder (or an affiliate of the current holder) of one or more of the Liberty Station Retail Pari Passu Companion Loans). See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, Deutsche Bank Securities Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and J.P. Morgan Securities LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans and (iii) the payment by the Depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a Sponsor, of the purchase price for the JPMCB Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York.

Index of Certain Defined Terms

10 Brookline Place Restricted Party	210
17g-5 Information Provider	306
1986 Act	434
2015 Budget Act	440
2016 Settlement	268
30/360 Basis	287
AB Loan Combination	153
AB Modified Loan	359
ABS interests	273
Accelerated Mezzanine Loan	388
Acceptable Insurance Default	327
ACM	E-2A-16
Actual/360 Basis	195
Administrative Fee Rate	346
ADR	155
Advance Rate	333
Advances	332
Affiliate	E-1A-13
Affirmative Asset Review Vote	399
Aggregate Available Funds	280
Aggregate Principal Distribution Amount	288
Allocated Cut-off Date Loan Amount	155
Ancillary Fees	341
Annual Debt Service	156
Anticipated Repayment Date	195
Appraisal Reduction Amount	357
Appraisal Reduction Event	356
Appraised Value	156
Appraised-Out Class	360
Appraiser	358
Approved Exchange	14
ARD	157
ARD Loan	195
Assessment of Compliance	361
Asset Representations Reviewer	269
Asset Representations Reviewer Asset Review Fee	347
Asset Representations Reviewer Ongoing Fee	347
Asset Representations Reviewer Ongoing Fee Rate	347
Asset Representations Reviewer Termination Event	403
Asset Representations Reviewer Upfront Fee	347
Asset Review	401
Asset Review Notice	400
Asset Review Quorum	400
Asset Review Report	402
Asset Review Report Summary	402
Asset Review Standard	401
Asset Review Trigger	399
Asset Review Vote Election	399
Assumed Final Distribution Date	294
Assumption Fees	342
Attestation Report	362
AUL	191
AUL Opinion	191
Available Funds	282
Aventura Mall Co-Lender Agreement	219
Aventura Mall Companion Loans	218
Aventura Mall Controlling Noteholder	221
Aventura Mall Lead Securitization Companion Loans	218
Aventura Mall Noteholders	219
Aventura Mall Pari Passu Companion Loans	218
Aventura Mall Subordinate Companion Loans	218
Aventura Mall Trust 2018-AVM Certificate Administrator	219
Aventura Mall Trust 2018-AVM Depositor	219
Aventura Mall Trust 2018-AVM Operating Advisor	219
Aventura Mall Trust 2018-AVM Servicer	219
Aventura Mall Trust 2018-AVM Special Servicer	219
Aventura Mall Trust 2018-AVM Trust and Servicing Agreement	219, 414
Aventura Mall Trust 2018-AVM Trustee	219
Balloon Balance	157
Balloon Mortgage Loans	195
Bankruptcy Code	72
Base Interest Fraction	293
BCBS	70
Benchmark 2018-B8 Pooling and Servicing Agreement	414
Borrower Delayed Reimbursements	341
Borrower Party	388
B-Piece Buyer	141
BSCMI	240
CAM	E-2A-16
CBE	427
CDI 202.01	71
Certificate Administrator	250
Certificate Balance	279
Certificate Owner	301
Certificate Summary	10
Certificateholder	300
Certificateholder Quorum	369
Certificateholder Repurchase Request	406
Certificates	278
Certified Operating Histories	E-2A-14
Certified Rent Roll	E-2A-14
Certifying Certificateholder	310
CGMRC	224
Citi Data File	225
Citi Securitization Database	225
Citibank	250
Class	278
Class A-AB Scheduled Principal Balance	283
Class X Certificates	3, 278
Class X Strip Rate	287
Clearstream	307

Clearstream Participants	309
Closing Date	154, 278
CMBS	68, 232, 261
COCs	175
Code	432
Co-Lender Agreement	213
Collateral Deficiency Amount	359
Collection Account	335
Collection Period	282
Collective Investment Scheme	11
COMM Conduit/Fusion	232
COMM FL	232
Communication Request	310
Companion Loan	153
Companion Loan Holder	320
Companion Loan Rating Agency	367
Companion Note	211
Compensating Interest Payment	295
Consent Fees	340
Consultation Election Notice	407
Consultation Requesting Certificateholder	408
Consultation Termination Event	387
Control Eligible Certificates	387
Control Termination Event	387
Controlling Class	387
Controlling Class Certificateholder	387
Controlling Class Representative	386
Controlling Companion Loan	322
Controlling Note	211
Controlling Note Holder	211
Controlling Owner	E-2A-15
Controlling Pari Passu Companion Loan	322
Controlling Pari Passu Companion Loan Securitization Date	322
Corrected Loan	327
Corresponding Principal Balance Certificates	3, 279, 280
CPR	423
Credit Risk Retention	273
Credit Risk Retention Rules	273
CREFC®	298
CREFC® Intellectual Property Royalty License Fee	346
CREFC® Intellectual Property Royalty License Fee Rate	346
CREFC® Reports	298
CREFI	154, 224
CREFI Mortgage Loans	154
CREFI VRR Interest Portion	273
Crossed Group	157
Crossed Mortgage Loan	E-1A-3
Cross-Over Date	285
CRR	69
Cumulative Appraisal Reduction Amount	359
Cure/Contest Period	402
Custodian	250, 382
Cut-off Date	153
Cut-off Date Balance	153
Cut-off Date DSCR	159
Cut-off Date Loan-to-Value Ratio	157
Cut-off Date LTV Ratio	157
CWCAM	266
CWCAM Motion to Dismiss Amended Complaint	268
DBNY	232, 274
DBNY VRR Interest Portion	239, 274
DBRS	261, 366
Debt Service Coverage Ratio	159
Debt Yield on Underwritten NCF	158
Debt Yield on Underwritten Net Cash Flow	158
Debt Yield on Underwritten Net Operating Income	158
Debt Yield on Underwritten NOI	158
Defaulted Mortgage Loan	344
Defeasance	E-1A-10, E-2A-11
Defeasance Deposit	200
Defeasance Loans	200
Defeasance Lock Out Period	200
Defeasance Option	200
Defective Mortgage Loan	318
Definitive Certificate	307
Delegated Directive	13
Delinquent Loan	399
Department Store Ground Lease	204
Depositaries	307
Depositor	154, 247
Determination Date	280
Deutsche Bank	232
Diligence File	313
Directing Holder	386
Disclosable Special Servicer Fees	345
Dispute Resolution Consultation	408
Dispute Resolution Cut-off Date	407
Disputed Proceeds	267
Distribution Account	336
Distribution Date	280
District	194
DMARC	232
Document Defect	312
Dodd-Frank Act	70
DOJ	232
DSCR	159
DTC	307
DTC Participants	307
DTC Rules	308
Due Date	195, 282
Due Diligence Questionnaire	225
Due Period	282
EDGAR	477
EEA	12
Eligible Asset Representations Reviewer	403
Eligible Operating Advisor	396
Enforcing Party	406
Enforcing Servicer	406
Environmental Condition	467, E-1A-13, E-2A-15
Environmental Insurance Policy	E-2A-16
ERISA	444
ESA	174, 236, 244, E-1A-13, E-2A-15

Escrow/Reserve Mitigating Circumstances	238, 246
EU Risk Retention and Due Diligence Requirements	69
Euroclear	307
Euroclear Operator	309
Euroclear Participants	309
excess interest	111
Excess Interest	195
Excess Interest Distribution Account	336
Excess Liquidation Proceeds Reserve Account	336
Excess Modification Fees	340
Excess Penalty Charges	341
Excess Prepayment Interest Shortfall	295
Exchange Act	223, 239
Excluded Controlling Class Holder	141, 304
Excluded Controlling Class Mortgage Loan	141, 388
Excluded Information	141, 304
Excluded Mortgage Loan	387
Excluded Mortgage Loan Special Servicer	370
Excluded RRCP Mortgage Loan	387
excluded special servicer	135
Excluded Special Servicer Information	304
Excluded Special Servicer Mortgage Loan	370
Exemption Rating Agency	447
FATCA	442
FDIC	126
Federal Court	267
FETL	15
FIEL	15
Final Asset Status Report	391
Final Dispute Resolution Election Notice	408
Financial Promotion Order	11
FIRREA	235, 243
Fitch	366
Form 8-K	223
FPO Persons	11
FSCMA	15
FSMA	11
Future Outside Servicing Agreement	322
GACC	154, 232
GACC Data Tape	233
GACC Deal Team	233
GACC Mortgage Loans	154, 233
GPLET	194
Grantor Trust	432
GRM	210
Ground Lease	E-1A-10, E-2A-12
Hard Lockbox	159
High Net Worth Companies, Unincorporated Associations, Etc.	11, 12
Hotel/Retail Ground Lease	194
Indirect Participants	307
Initial Interest Deposit Amount	282
Initial Pool Balance	153
Initial Rate	195
Initial Requesting Certificateholder	406
In-Place Cash Management	159
Insolvency Qualifications	E-2A-2
Institutional Investor	14
Institutional Investors	69
Insurance Rating Requirements	E-2A-6
Interest Accrual Amount	287
Interest Accrual Period	288
Interest Distribution Amount	287
Interest Only Mortgage Loans	195
Interest Reserve Account	336
Interest Shortfall	288
Interested Person	381
Interest-Only Certificates	278
Investment Company Act	1
Investor Certification	300
IRS	433
Issuing Entity	153
JCMCB Mortgage Loans	154
JCPenney	204
JPMCB	154, 239, 273
JPMCB Data Tape	241
JPMCB Deal Team	241
JPMCB Mortgage Loans	241
JPMCB VRR Interest Portion	273
JPMCB’s Qualification Criteria	242
JPMCCMSC	240
KBRA	261, 366
Largest Tenant	159
Largest Tenant Lease Expiration	159
LBP	E-2A-16
LCN	238
Lender Liability Act	467
Liquidation Fee	343
Liquidation Fee Rate	343
Liquidation Proceeds	344
Litigation Stay	268
LNR Partners	256
LNRSH	271
Loan	268
Loan Combination	153
Loan Combination Custodial Account	335
Loan Per Unit	159
Loss of Value Payment	317
Loss of Value Reserve Fund	337
Losses	265
Lower-Tier Regular Interests	432
Lower-Tier REMIC	432
Lower-Tier REMIC Distribution Account	336
LTV Ratio at Maturity/ARD	159
LUST	175
MAI	357, E-1A-13, E-2A-16
Major Decision	383
Major Decision Reporting Package	385
Major Sponsors	E-2A-15
MAS	14
Master Servicer	252
Master Servicer Remittance Date	331
Material Breach	316
Material Defect	316
Material Document Defect	313
Maturity Date/ARD Loan-to-Value Ratio	159

Maturity Date/ARD LTV Ratio	159
Midland	260
Midland Parties	264
Midland Primary Servicing Agreement	260, 262
Midland Serviced Loans	260
Midland Serviced Mortgage Loans	260, 262
MIFID II	12
Modeling Assumptions	423
Modification Fees	341
Monthly Payment	282
Moody’s	254
Morningstar	254, 396
Mortgage	153
Mortgage File	311
Mortgage Loan Purchase Agreement	311
Mortgage Loan Schedule	324
Mortgage Loan Sellers	154
Mortgage Loans	153
Mortgage Note	153
Mortgage Pool	153
Mortgage Rate	287
Mortgaged Property	153
Most Recent NOI	160
Motion to Dismiss	268
Net Cash Flow	161
Net Mortgage Pass-Through Rate	287
Net Mortgage Rate	287
New Complaint	268
NFIP	123
NI 33-105	16
Non-Controlling Note	211
Non-Controlling Note Holders	211
Non-Offered Certificates	278
Nonrecoverable Advance	333
Non-Reduced Certificates	301
Non-U.S. Tax Person	442
Non-Vertically Retained Certificates	278
Non-Vertically Retained Percentage	275
non-vertically retained principal balance certificates	3, 25, 27, 33, 43, 65
Non-Vertically Retained Principal Balance Certificates	3, 278
Non-Vertically Retained Regular Certificates	278
Northland Innovation Campus Borrower	193
Northland Innovation Chapter 100 Bonds	193
Notional Amount	279
NRSRO	299, 452
NRSRO Certification	301
Occupancy	160
Occupancy Date	161
Offer	13
Offered Certificates	278
OID Regulations	435
OLA	126
Operating Advisor	269
Operating Advisor Annual Report	393
Operating Advisor Consulting Fee	346
Operating Advisor Fee	346
Operating Advisor Fee Rate	346
Operating Advisor Standard	390
Operating Advisor Termination Event	394
Operative Agreements	268
Opposition	268
Original Balance	161
Original Complaint	268
Other Crossed Loans	318
Outside Certificate Administrator	322
Outside Controlling Class Representative	322
Outside Controlling Note Holder	321
Outside Custodian	322
Outside Depositor	322
Outside Operating Advisor	322
Outside Securitization	322
Outside Serviced Companion Loan	321
Outside Serviced Loan Combination	321
Outside Serviced Mortgage Loan	322
Outside Serviced Pari Passu Companion Loan	321
Outside Serviced Pari Passu Loan Combination	321
Outside Serviced Pari Passu-AB Loan Combination	321
Outside Serviced Subordinate Companion Loan	321
Outside Servicer	322
Outside Servicer Fee Rate	352
Outside Servicing Agreement	322
Outside Special Servicer	322
Outside Trustee	322
P&I	253
P&I Advance	331
PACE	111, 210
PAR	236, 244
Pari Passu Companion Loan	153
Pari Passu Indemnified Items	365
Pari Passu Indemnified Parties	365
Pari Passu Loan Combination	153
Pari Passu-AB Loan Combination	153
Park Bridge Financial	269
Park Bridge Lender Services	269
Parking Ground Lease	194
Participants	307
Party in Interest	444
Pass-Through Rate	286
PCIS Persons	12
PCO	192
PCR	231
Penalty Charges	341
Percentage Interest	280
Permitted Encumbrances	E-1A-3, E-2A-3
Permitted Investments	280
Permitted Special Servicer/Affiliate Fees	345
PILOT	117
PIPs	116, 178
Plan Asset Regulations	445
PML	E-1A-5, E-2A-6
Policy Issuer	E-2A-16

Pooling and Servicing Agreement	320
Pooling and Servicing Agreement Party Repurchase Request	406
PPA	253
PRC	13
Preliminary Asset Review Report	401
Preliminary Dispute Resolution Election Notice	407
Prepayment Assumption	436
Prepayment Interest Excess	294
Prepayment Interest Shortfall	294
Prepayment Penalty Description	161
Prepayment Provision	161
PRIIPS Regulation	12
Prime Rate	333
Principal Balance Certificates	3, 278
Principal Distribution Amount	288
Principal Shortfall	289
Privileged Information	392
Privileged Information Exception	392
Privileged Person	299
Professional Investors	14
Prohibited Prepayment	295
Promotion of Collective Investment Schemes Exemptions Order	12
Property Advances	332
Proposed Course of Action Notice	407
Prospectus	14
Prospectus Directive	12
PTE	447
Qualified Investors	12
Qualified Mortgage	313
Qualified Substitute Mortgage Loan	317
Qualifying CRE Loan Percentage	274
RAIT Amended Complaint	268
RAIT Complaint	268
RAIT Court	268
RAIT Preferred Funding	268
Rated Final Distribution Date	294
Rating Agencies	473
Rating Agency	473
Rating Agency Confirmation	411
Rating Agency Declination	412
RCRA	467
Realized Loss	296
REC	174
Recognized Collective Investment Scheme	11
Record Date	280
Registration Statement	477
Regular Certificates	278
Regular Interestholder	434
Regular Interests	432
Regulation AB	362
Regulation RR	273
Related Group	161
Release Date	200
Relevant Member State	12
Relevant Persons	12
REMIC	432
REMIC LTV Test	151
REMIC Regulations	432
REO Account	337
REO Companion Loan	289
REO Loan	289
REO Mortgage Loan	289
REO Property	278
Repurchase Price	316
Repurchase Request	406
Requesting Certificateholder	408
Requesting Holders	360
Requesting Investor	310
Requesting Party	410
Required Credit Risk Retention Percentage	274
Requirements	472
Residual Certificates	278
Resolution Failure	407
Resolved	407
Restricted Group	448
Restricted Party	392
Retail Investor	13
Retaining Parties	274
Retaining Sponsor	273
Review Materials	400
Revised Rate	195
RevPAR	161
RG	E-2A-16
Risk Factors	10
Risk Retention Consultation Party	387
Rooms	163
Rule 15Ga-1	246
Rule 17g-5	301, 375
S&P	254
Scheduled Principal Distribution Amount	288
SDNY Court	267
SEC	223, 239
Securities Act	362
Securitization Accounts	278
Securitization Regulation	69
SEL	E-1A-5
Senior Certificates	278
Seritage	177
Serviced AB Loan Combination	320
Serviced Companion Loan	320
Serviced Companion Loan Holder	320
Serviced Companion Loan Securities	136, 367
Serviced Loan Combination	320
Serviced Loans	320
Serviced Mortgage Loans	320
Serviced Outside Controlled Companion Loan	321
Serviced Outside Controlled Loan Combination	320
Serviced Outside Controlled Mortgage Loan	321
Serviced Pari Passu Companion Loan	320
Serviced Pari Passu Companion Loan Holder	320
Serviced Pari Passu Loan Combination	320

Serviced Subordinate Companion Loan	320
Serviced Subordinate Companion Loan Holder	320
Servicer Termination Events	365
Servicing Fee	339
Servicing Fee Rate	339
Servicing Function Participant	362
Servicing Shift Companion Loan	322
Servicing Shift Loan Combination	322
Servicing Shift Mortgage Loan	322
Servicing Standard	325
Servicing Transfer Event	326
SFA	14
SFO	14
Similar Law	450
Simon Guarantor	193
Simon Guarantor Affiliate	193
Single-Purpose Entity	E-1A-10, E-2A-11
SMMEA	451
Soft Lockbox	161
Soft Springing Lockbox	161
SoftBank	266
Special Servicer Decision	329
Special Servicing Fee	342
Special Servicing Fee Rate	342
Specially Serviced Loan	326
Split Mortgage Loan	153
Sponsor Diligence	E-2A-15
Sponsors	154, 224
Springing Cash Management	161
Springing Lockbox	161
Standard Qualifications	E-1A-1
Startup Day	432
State Court	267
Stated Principal Balance	289
Streit Act	251
Structured Product	14
STWD	256
Subject Loans	347, 351
Subordinate Certificates	278
Subordinate Companion Loan	153
Sub-Servicing Agreement	331
Summary of Terms	10
TCO	192
Termination Purchase Amount	413
Terms and Conditions	309
Tests	401
Third Party Report	155
TIA	70, 251
TIF	194
Title Exception	E-1A-2
Title Policy	E-1A-2, E-2A-3
Title V	471
Trailing 12 NOI	160
TRIA	E-1A-9, E-2A-10
TRIPRA	124
Trust REMICs	432
Trustee	249
Trustee/Certificate Administrator Fee	345
Trustee/Certificate Administrator Fee Rate	345
TSA	413
Turnberry Guarantor	193
Turnberry Guarantor Affiliate	193
U.S. Tax Person	442
UCC	E-1A-2
Underwriter Entities	132
Underwriter Exemption	447
Underwriting Agreement	475
Underwritten EGI	162
Underwritten Expenses	161
Underwritten NCF	161
Underwritten NCF DSCR	159
Underwritten Net Cash Flow	161
Underwritten Net Operating Income	162
Underwritten NOI	162
Underwritten Revenues	162
Units	163
Unscheduled Principal Distribution Amount	289
Unsolicited Information	400
UPB	253
Updated Appraisal	376
Upper-Tier REMIC	432
Upper-Tier REMIC Distribution Account	336
UST	175
UW NCF DSCR	159
Vertical Risk Retention Allocation Percentage	276
Vertically Retained Percentage	275
Volcker Rule	70
Voting Rights	306
VRR Available Funds	274
VRR Interest	4, 273
VRR Interest Distribution Amount	276
VRR Principal Distribution Amount	276
VRR Realized Loss	275
VRR Realized Loss Interest Distribution Amount	276
VRR REMIC Regular Interest	432
WAC Rate	287
Weighted Average Mortgage Rate	163
Wells Fargo	252
Wells Fargo Motion to Dismiss Amended Complaint	268
Withheld Amounts	336
Workout Fee	342
Workout Fee Rate	343
Workout-Delayed Reimbursement Amount	335
WTNA	249
YM Group A	292
YM Group B	292
YM Group DB	292
YM Groups	293
Zoning Regulations	E-1A-7, E-2A-8

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Rooms, SF
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	NAP	NAP	3 Park Avenue	New York	New York	10016	Office	CBD	1977	2001	667,446
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	NAP	NAP	115 & 117 West Century Road	Paramus	New Jersey	07652	Office	Suburban	1988, 2008	2018	303,777
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	NAP	NAP	1405 Xenium Lane North	Plymouth	Minnesota	55441	Office	Suburban	1973	2015	605,767
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	NAP	NAP					Various	Various			435,763
4.01	Property				Gavilon Headquarters			1331 Capitol Avenue	Omaha	Nebraska	68102	Office	CBD	2013	NAP	127,810
4.02	Property				Northland Innovation Campus			6889 North Oak Trafficway	Gladstone	Missouri	64118	Mixed Use	Office/Education	2016	NAP	86,778
4.03	Property				Oerlikon Industrial Facility			41144 Concept Drive	Plymouth	Michigan	48170	Industrial	Flex	2018	NAP	79,401
4.04	Property				Essence Group Headquarters			13900 Riverport Drive	Maryland Heights	Missouri	63043	Office	Suburban	1999	NAP	141,774
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	NAP	NAP					Industrial	Warehouse/Distribution			4,031,127
5.01	Property				Staples - Hagerstown, MD			11540 Hopewell Road	Hagerstown	Maryland	21740	Industrial	Warehouse/Distribution	1996	2005	1,022,145
5.02	Property				Staples - Montgomery, NY			100 Hadden Drive	Montgomery	New York	12549	Industrial	Warehouse/Distribution	1985	2001	766,484
5.03	Property				Staples - Terre Haute, IN			700 East Industrial Drive	Terre Haute	Indiana	47802	Industrial	Warehouse/Distribution	2000	2006	809,560
5.04	Property				Staples - London, OH			500 East High Street	London	Ohio	43140	Industrial	Warehouse/Distribution	2001	NAP	496,818
5.05	Property				Staples - Beloit, WI			3140 East Colley Road	Beloit	Wisconsin	53511	Industrial	Warehouse/Distribution	2006	NAP	399,652
5.06	Property				Staples - Dayville, CT			155 Tracy Road	Killingly	Connecticut	06241	Industrial	Warehouse/Distribution	1997	NAP	310,157
5.07	Property				Staples - Arden Hills, MN			1233 County Road East West	Arden Hills	Minnesota	55112	Industrial	Warehouse/Distribution	1969	NAP	113,096
5.08	Property				Staples - Putnam, CT			15 Ridge Road	Putnam	Connecticut	06260	Industrial	Warehouse/Distribution	1988	NAP	113,215
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	NAP	NAP	210 East 39th Street	New York	New York	10016	Multifamily	High-Rise	2017	NAP	55
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	NAP	NAP					Office	Suburban			385,525
7.01	Property				Oak Brook Gateway			1111 West 22nd Street	Oak Brook	Illinois	60523	Office	Suburban	1984	NAP	233,050
7.02	Property				Cornerstone I at Cantera			4320 Winfield Road	Warrenville	Illinois	60555	Office	Suburban	1998	NAP	152,475
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	NAP	NAP	10 Brookline Place	Brookline	Massachusetts	02445	Office	Suburban	1969	2010	173,439
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	NAP	NAP	7607-7841 North Oracle Road	Oro Valley	Arizona	85704	Retail	Anchored	2006	NAP	251,194
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	Group 1	NAP	2401, 2445 & 2495 Truxtun Road, 2850 Womble Road, 2400 Historic Decatur, 2881 Roosevelt Road, 2816, 2863 & 2965 Historic Decatur Road, 2860 & 2865 Sims Road, 2855 Perry Road, 2750 Dewey Road and 2556, 2560, 2588 Laning Road	San Diego	California	92106	Retail	Anchored	1923, 1932, 1942, 2007	2007, 2009	327,704
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	NAP	NAP	1440 West Indiantown Road	Jupiter	Florida	33458	Industrial	Flex	1968, 1990, 2010	NAP	187,103
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	NAP	NAP	151 East Broadway Boulevard & 256-278 East Congress Street	Tucson	Arizona	85701	Hospitality	Limited Service	1916-1928, 2017	2017	136
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	NAP	NAP	800 Woodbury Road, 65, 105, 175 and 225 Froehlich Farm Road and 99 Sunnyside Boulevard	Woodbury	New York	11797	Office	Medical	1978-1987	1996, 2000-2001	192,915
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio	NAP	NAP					Various	Various			108,010
14.01	Property				Kitchin Place			1-9 Kitchin Place	Asheville	North Carolina	28803	Mixed Use	Retail/Office	1926-1965	2005, 2011-2012	17,274
14.02	Property				26 All Souls Crescent			26 All Souls Crescent	Asheville	North Carolina	28803	Mixed Use	Retail/Office	2011	NAP	14,028
14.03	Property				Melrose Place			5614 Kingston Pike	Knoxville	Tennessee	37919	Mixed Use	Retail/Office	1987	2004	29,668
14.04	Property				Village at Pelican Point			2735 Highway 190	Mandeville	Louisiana	70471	Retail	Unanchored	2012	NAP	11,992
14.05	Property				Harbison Crossing			201 Harbison Boulevard	Columbia	South Carolina	29212	Retail	Unanchored	2010	NAP	12,460
14.06	Property				Jos. A Bank North Causeway			3320 North Causeway Boulevard	Metairie	Louisiana	70002	Retail	Single Tenant Retail	1991	2007	5,895
14.07	Property				1 All Souls Crescent			1 All Souls Crescent	Asheville	North Carolina	28803	Retail	Unanchored	1964	2010	5,360
14.08	Property				Jos. A. Bank on I-55 Frontage Road			4870 Interstate 55 North	Jackson	Mississippi	39211	Retail	Single Tenant Retail	1985	2005	4,808
14.09	Property				39 Dogwood Road			39 Dogwood Road	Asheville	North Carolina	28806	Industrial	Flex	1998	NAP	6,525
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	Group 2	NAP					Self Storage	Self Storage			263,425
15.01	Property				AAA Storage City			3715 Argent Boulevard	Ridgeland	South Carolina	29936	Self Storage	Self Storage	1994	NAP	78,690
15.02	Property				CubeSmart PHX - E Washington St.			3036 & 3122 East Washington Street	Phoenix	Arizona	85034	Self Storage	Self Storage	1977	NAP	83,360
15.03	Property				CubeSmart PHX - N 43rd			1844 North 43rd Avenue	Phoenix	Arizona	85009	Self Storage	Self Storage	1987	NAP	101,375
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	NAP	NAP	9909-9915 Mira Mesa Boulevard	San Diego	California	92131	Office	Suburban	2001-2006	NAP	112,269
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	NAP	NAP	4601 East 18th Street	Vancouver	Washington	98661	Multifamily	Garden	1972	NAP	182
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	NAP	NAP	2817 North Clark Street	Chicago	Illinois	60657	Retail	Single Tenant Retail	1957	2012	26,432
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio	NAP	NAP					Self Storage	Self Storage			224,125
19.01	Property				Vineland Self Storage			820 North Delsea Drive	Vineland	New Jersey	08360	Self Storage	Self Storage	2005	NAP	98,850
19.02	Property				Buena Self Storage			714 South Harding Highway and Wheat Road	Buena	New Jersey	08310	Self Storage	Self Storage	2006	NAP	70,900
19.03	Property				South Vineland			1851 South East Avenue	Vineland	New Jersey	08360	Self Storage	Self Storage	2004	NAP	54,375
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	NAP	NAP	2900 University Avenue	West Des Moines	Iowa	50266	Retail	Anchored	1983	1997, 2015-2018	141,703
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	NAP	NAP	200 Line Creek Drive	Peachtree City	Georgia	30269	Retail	Anchored	2016	NAP	97,255
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	NAP	NAP	19501 Biscayne Boulevard	Aventura	Florida	33180	Retail	Super Regional Mall	1983	2017	1,217,508
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	NAP	NAP	33043 Hamilton Court	Farmington Hills	Michigan	48334	Hospitality	Select Service	2017	NAP	106
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	Group 1	NAP	8701 Georgia Avenue	Silver Spring	Maryland	20910	Office	CBD	1961	2017	100,175
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	NAP	NAP	11606 McKinley Drive	Tampa	Florida	33612	Hospitality	Extended Stay	2017	NAP	106
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	NAP	NAP	1421 West Shure Drive	Arlington Heights	Illinois	60004	Office	Suburban	1974	2015-2017	205,639

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Rooms, SF
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	NAP	NAP	1925 Moser Avenue	Dallas	Texas	75206	Multifamily	Garden	1972	2016-2017	109
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	NAP	NAP	921 Northwest 21st Avenue	Portland	Oregon	97209	Multifamily	Garden	2018	NAP	27
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	Group 3	NAP	118 Laurel Park Cove	Flowood	Mississippi	39232	Hospitality	Limited Service	2015-2016	NAP	112
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio	NAP	NAP					Retail	Single Tenant Retail			140,706
30.01	Property				Dollar General - Chattanooga			151 Browns Ferry Road	Chattanooga	Tennessee	37419	Retail	Single Tenant Retail	2013	NAP	12,406
30.02	Property				Dollar General - Dixon			100 East Third Street	Dixon	Missouri	65459	Retail	Single Tenant Retail	2015	NAP	10,640
30.03	Property				Dollar General - Andalusia			700 6th Avenue West	Andalusia	Illinois	61232	Retail	Single Tenant Retail	2015	NAP	9,100
30.04	Property				Dollar General - Warroad			59574 MN-11	Warroad	Minnesota	56763	Retail	Single Tenant Retail	2015	NAP	9,100
30.05	Property				Dollar General - Baudette			703 Main Street West	Baudette	Minnesota	56623	Retail	Single Tenant Retail	2015	NAP	9,026
30.06	Property				Dollar General - Woodhull			203 Southwest 5th Street	Woodhull	Illinois	61490	Retail	Single Tenant Retail	2015	NAP	9,002
30.07	Property				Dollar General - Pillager			113 State 210 West	Pillager	Minnesota	56473	Retail	Single Tenant Retail	2015	NAP	9,026
30.08	Property				Dollar General - Mapleton			315 North 4th Street	Mapleton	Iowa	51034	Retail	Single Tenant Retail	2015	NAP	9,100
30.09	Property				Dollar General - Patton			Rural Route 5 Box 1239	Patton	Missouri	63662	Retail	Single Tenant Retail	2015	NAP	9,026
30.10	Property				Dollar General - Perry			44093 MO-154	Perry	Missouri	63462	Retail	Single Tenant Retail	2015	NAP	9,026
30.11	Property				Dollar General - Keosauqua			1208 Broad Street	Keosauqua	Iowa	52565	Retail	Single Tenant Retail	2015	NAP	9,026
30.12	Property				Dollar General - Browerville			30921 US Highway 71	Browerville	Minnesota	56438	Retail	Single Tenant Retail	2015	NAP	9,002
30.13	Property				Dollar General - Sumner			1307 West 1st Street	Sumner	Iowa	50674	Retail	Single Tenant Retail	2015	NAP	9,026
30.14	Property				Dollar General - Hedrick			301 West 6th Street	Hedrick	Iowa	52563	Retail	Single Tenant Retail	2015	NAP	9,100
30.15	Property				Dollar General - Wappapello			9898 Highway T	Wappapello	Missouri	63966	Retail	Single Tenant Retail	2015	NAP	9,100
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	NAP	NAP	6221 & 6223 South Palo Verde Road	Tucson	Arizona	85706	Industrial	Flex	1999	2017	120,810
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	NAP	NAP	120 Spring Street	New York	New York	10012	Retail	Single Tenant Retail	1920	2018	2,306
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	NAP	NAP	920 University Avenue	Berkeley	California	94710	Hospitality	Limited Service	1965	2015-2016	113
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio	NAP	NAP					Self Storage	Self Storage			130,205
34.01	Property				Stor-All Storage - Acworth, GA			5745 Bells Ferry Road	Acworth	Georgia	30102	Self Storage	Self Storage	2001, 2015	NAP	50,725
34.02	Property				Compass Self Storage - Warren, MI			2420 East 14 Mile Road	Warren	Michigan	48092	Self Storage	Self Storage	2000	NAP	79,480
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	NAP	NAP	1516 North Orleans Street	Chicago	Illinois	60610	Self Storage	Self Storage	1920	1984, 2017	55,634
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	NAP	NAP	2701-2801 South Kiwanis Avenue	Sioux Falls	South Dakota	57105	Office	Suburban	1975, 1993	NAP	92,229
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	NAP	NAP	2208-2426 Southeast 182nd Avenue & 18415 Southeast Division Street	Gresham	Oregon	97233	Retail	Anchored	1962	2012	92,677
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	NAP	NAP	735 Bedford Avenue	Brooklyn	New York	11205	Mixed Use	Retail/Office	1931	2016-2017	18,000
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	NAP	NAP	2241 West Memorial Road	Oklahoma City	Oklahoma	73134	Retail	Anchored	2005	2014	70,535
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	NAP	NAP	115 Premiere Drive	State College	Pennsylvania	16801	Hospitality	Limited Service	2009	NAP	79
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	NAP	NAP	107 South Richland Creek Drive	Princeton	Indiana	47670	Hospitality	Limited Service	1997	2012	101
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	NAP	NAP	9910 Dupont Circle Drive	Fort Wayne	Indiana	46825	Office	Suburban	2001	NAP	67,922
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	NAP	NAP	2002 South East Street	Indianapolis	Indiana	46225	Industrial	Warehouse/Distribution	1907, 1947, 1960, 1983	2013	394,570
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	Group 3	NAP	5821 Highway 45 Alternate South	West Point	Mississippi	39773	Hospitality	Limited Service	2009	NAP	70
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	Group 2	NAP	277 Quality Drive	Georgetown	Kentucky	40324	Self Storage	Self Storage	1994-2008	NAP	73,050
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	NAP	NAP	29445 Beck Road, 47705, 47757 & 47815 West Road	Wixom	Michigan	48393	Industrial	Flex	2003, 2005, 2006, 2014	NAP	128,308
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	NAP	NAP	746 Knights Inn Drive	Lansing	Michigan	48917	Self Storage	Self Storage	2004	NAP	48,510
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	NAP	NAP	8485 West Sahara Avenue	Las Vegas	Nevada	89117	Retail	Anchored	1997	2017	44,479
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	Group 4	NAP	770 North McLean Boulevard	South Elgin	Illinois	60177	Office	Medical	2018	NAP	7,496
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	Group 4	NAP	600 Purcell Drive	Potosi	Missouri	63664	Office	Medical	1990	2018	7,556

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	SF	272.68	Fee Simple	88,000,000	88,000,000	88,000,000	9.96%	88,000,000	4.75000%	0.01365%	4.73635%	353,171.30	4,238,055.60
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	SF	154.72	Fee Simple	47,000,000	47,000,000	47,000,000	5.3%	47,000,000	5.36000%	0.02308%	5.33692%	212,849.07	2,554,188.84
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	SF	77.59	Fee Simple	47,000,000	47,000,000	47,000,000	5.3%	43,344,226	4.99000%	0.01308%	4.97692%	252,019.00	3,024,228.00
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	SF	170.96	Various	36,500,000	36,500,000	36,500,000	4.1%	36,500,000	5.08000%	0.01433%	5.06567%	156,662.73	1,879,952.76
4.01	Property				Gavilon Headquarters	SF		Fee Simple			15,873,826	1.8%
4.02	Property				Northland Innovation Campus	SF		Leasehold			7,006,040	0.8%
4.03	Property				Oerlikon Industrial Facility	SF		Fee Simple			6,957,047	0.8%
4.04	Property				Essence Group Headquarters	SF		Fee Simple			6,663,087	0.8%
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	SF	31.28	Fee Simple	35,000,000	35,000,000	35,000,000	4.0%	35,000,000	4.91800%	0.01433%	4.90367%	145,433.91	1,745,206.92
5.01	Property				Staples - Hagerstown, MD	SF		Fee Simple			9,714,512	1.1%
5.02	Property				Staples - Montgomery, NY	SF		Fee Simple			7,494,052	0.8%
5.03	Property				Staples - Terre Haute, IN	SF		Fee Simple			5,842,585	0.7%
5.04	Property				Staples - London, OH	SF		Fee Simple			4,302,141	0.5%
5.05	Property				Staples - Beloit, WI	SF		Fee Simple			3,136,400	0.4%
5.06	Property				Staples - Dayville, CT	SF		Fee Simple			2,636,796	0.3%
5.07	Property				Staples - Arden Hills, MN	SF		Fee Simple			971,451	0.1%
5.08	Property				Staples - Putnam, CT	SF		Fee Simple			902,062	0.1%
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	Units	616,363.64	Fee Simple	33,900,000	33,900,000	33,900,000	3.8%	33,900,000	5.18828%	0.01308%	5.17520%	148,604.59	1,783,255.08
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	SF	123.86	Fee Simple	32,750,000	32,750,000	32,750,000	3.7%	28,220,556	4.84000%	0.01461%	4.82539%	172,620.62	2,071,447.44
7.01	Property				Oak Brook Gateway	SF		Fee Simple			22,119,110	2.5%
7.02	Property				Cornerstone I at Cantera	SF		Fee Simple			10,630,890	1.2%
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	SF	472.79	Fee Simple	32,000,000	32,000,000	32,000,000	3.6%	32,000,000	4.33700%	0.01433%	4.32267%	117,259.63	1,407,115.56
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	SF	122.59	Fee Simple	30,795,000	30,795,000	30,795,000	3.5%	25,910,074	4.88000%	0.01308%	4.86692%	163,063.15	1,956,757.80
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	SF	357.03	Fee Simple/Leasehold	30,000,000	30,000,000	30,000,000	3.4%	30,000,000	5.23000%	0.03433%	5.19567%	132,565.97	1,590,791.64
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	SF	145.64	Fee Simple	27,250,000	27,250,000	27,250,000	3.1%	27,250,000	4.94000%	0.03308%	4.90692%	113,737.21	1,364,846.52
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	Rooms	294,117.65	Leasehold	25,000,000	25,000,000	25,000,000	2.8%	22,310,373	5.38000%	0.01508%	5.36492%	140,070.75	1,680,849.00
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	SF	127.00	Fee Simple	24,500,000	24,500,000	24,500,000	2.8%	24,500,000	4.67000%	0.01308%	4.65692%	96,670.08	1,160,040.96
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio	SF	204.61	Fee Simple	22,100,000	22,100,000	22,100,000	2.5%	16,491,920	4.95000%	0.01308%	4.93692%	128,551.42	1,542,617.04
14.01	Property				Kitchin Place	SF		Fee Simple			4,787,561	0.5%
14.02	Property				26 All Souls Crescent	SF		Fee Simple			4,247,030	0.5%
14.03	Property				Melrose Place	SF		Fee Simple			2,563,662	0.3%
14.04	Property				Village at Pelican Point	SF		Fee Simple			2,501,887	0.3%
14.05	Property				Harbison Crossing	SF		Fee Simple			2,486,443	0.3%
14.06	Property				Jos. A Bank North Causeway	SF		Fee Simple			2,316,562	0.3%
14.07	Property				1 All Souls Crescent	SF		Fee Simple			1,436,268	0.2%
14.08	Property				Jos. A. Bank on I-55 Frontage Road	SF		Fee Simple			1,359,050	0.2%
14.09	Property				39 Dogwood Road	SF		Fee Simple			401,537	0.0%
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	SF	79.72	Fee Simple	21,000,000	21,000,000	21,000,000	2.4%	18,726,033	5.34000%	0.01308%	5.32692%	117,136.16	1,405,633.92
15.01	Property				AAA Storage City	SF		Fee Simple			7,800,000	0.9%
15.02	Property				CubeSmart PHX - E Washington St.	SF		Fee Simple			6,900,000	0.8%
15.03	Property				CubeSmart PHX - N 43rd	SF		Fee Simple			6,300,000	0.7%
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	SF	176.32	Fee Simple	19,795,000	19,795,000	19,795,000	2.2%	19,795,000	4.65000%	0.04308%	4.60692%	77,770.98	933,251.76
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	Units	104,395.60	Fee Simple	19,000,000	19,000,000	19,000,000	2.2%	16,834,409	5.04000%	0.01308%	5.02692%	102,461.09	1,229,533.08
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	SF	705.02	Fee Simple	18,635,000	18,635,000	18,635,000	2.1%	18,635,000	5.05000%	0.06183%	4.98817%	79,511.49	954,137.88
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio	SF	79.20	Fee Simple	17,750,000	17,750,000	17,750,000	2.0%	15,813,816	5.30000%	0.01308%	5.28692%	98,566.58	1,182,798.96
19.01	Property				Vineland Self Storage	SF		Fee Simple			7,513,000	0.9%
19.02	Property				Buena Self Storage	SF		Fee Simple			6,209,000	0.7%
19.03	Property				South Vineland	SF		Fee Simple			4,028,000	0.5%
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	SF	112.57	Fee Simple	16,000,000	15,952,113	15,952,113	1.8%	13,365,749	5.50000%	0.01308%	5.48692%	90,846.24	1,090,154.88
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	SF	162.46	Fee Simple	15,800,000	15,800,000	15,800,000	1.8%	14,562,181	4.95000%	0.01308%	4.93692%	84,335.66	1,012,027.92
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	SF	1,155.39	Fee Simple	15,000,000	15,000,000	15,000,000	1.7%	15,000,000	4.12125%	0.01308%	4.10817%	52,231.12	626,773.44
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	Rooms	127,239.44	Fee Simple	13,500,000	13,487,380	13,487,380	1.5%	11,287,605	5.53000%	0.01308%	5.51692%	76,905.81	922,869.72
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	SF	128.77	Fee Simple	12,900,000	12,900,000	12,900,000	1.5%	12,900,000	4.95000%	0.01308%	4.93692%	53,951.56	647,418.72
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	Rooms	118,396.23	Fee Simple	12,550,000	12,550,000	12,550,000	1.4%	10,666,159	5.23000%	0.01308%	5.21692%	69,146.18	829,754.16
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	SF	142.85	Fee Simple	12,376,000	12,376,000	12,376,000	1.4%	11,430,644	5.09000%	0.01433%	5.07567%	67,119.44	805,433.28

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	Units	112,385.32	Fee Simple	12,250,000	12,250,000	12,250,000	1.4%	12,250,000	5.25000%	0.05308%	5.19692%	54,338.11	652,057.32
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	Units	450,185.19	Fee Simple	12,155,000	12,155,000	12,155,000	1.4%	12,155,000	5.11000%	0.04308%	5.06692%	52,478.93	629,747.16
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	Rooms	107,035.59	Fee Simple	12,000,000	11,987,986	11,987,986	1.4%	9,945,675	5.25000%	0.01308%	5.23692%	66,264.44	795,173.28
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio	SF	83.56	Fee Simple	11,757,000	11,757,000	11,757,000	1.3%	10,852,352	5.04800%	0.01308%	5.03492%	63,459.47	761,513.64
30.01	Property				Dollar General - Chattanooga	SF		Fee Simple			1,321,550	0.1%
30.02	Property				Dollar General - Dixon	SF		Fee Simple			862,773	0.1%
30.03	Property				Dollar General - Andalusia	SF		Fee Simple			814,842	0.1%
30.04	Property				Dollar General - Warroad	SF		Fee Simple			807,994	0.1%
30.05	Property				Dollar General - Baudette	SF		Fee Simple			794,299	0.1%
30.06	Property				Dollar General - Woodhull	SF		Fee Simple			780,605	0.1%
30.07	Property				Dollar General - Pillager	SF		Fee Simple			766,910	0.1%
30.08	Property				Dollar General - Mapleton	SF		Fee Simple			732,673	0.1%
30.09	Property				Dollar General - Patton	SF		Fee Simple			718,978	0.1%
30.10	Property				Dollar General - Perry	SF		Fee Simple			712,130	0.1%
30.11	Property				Dollar General - Keosauqua	SF		Fee Simple			712,130	0.1%
30.12	Property				Dollar General - Browerville	SF		Fee Simple			705,283	0.1%
30.13	Property				Dollar General - Sumner	SF		Fee Simple			691,588	0.1%
30.14	Property				Dollar General - Hedrick	SF		Fee Simple			684,741	0.1%
30.15	Property				Dollar General - Wappapello	SF		Fee Simple			650,504	0.1%
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	SF	94.52	Fee Simple	11,485,000	11,418,909	11,418,909	1.3%	9,413,326	4.90500%	0.01308%	4.89192%	60,988.87	731,866.44
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	SF	4,941.89	Fee Simple	11,396,000	11,396,000	11,396,000	1.3%	11,396,000	5.35000%	0.01308%	5.33692%	51,512.82	618,153.84
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	Rooms	92,920.35	Fee Simple	10,500,000	10,500,000	10,500,000	1.2%	9,334,616	5.20000%	0.01308%	5.18692%	57,656.64	691,879.68
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio	SF	69.12	Fee Simple	9,000,000	9,000,000	9,000,000	1.0%	8,032,166	5.38000%	0.06183%	5.31817%	50,425.47	605,105.64
34.01	Property				Stor-All Storage - Acworth, GA	SF		Fee Simple			5,300,000	0.6%
34.02	Property				Compass Self Storage - Warren, MI	SF		Fee Simple			3,700,000	0.4%
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	SF	156.38	Fee Simple	8,700,000	8,700,000	8,700,000	1.0%	7,748,132	5.28000%	0.01308%	5.26692%	48,203.51	578,442.12
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	SF	91.08	Fee Simple	8,400,000	8,400,000	8,400,000	1.0%	7,166,725	5.36500%	0.04308%	5.32192%	46,985.23	563,822.76
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	SF	89.02	Fee Simple	8,250,000	8,250,000	8,250,000	0.9%	7,118,136	4.89000%	0.01308%	4.87692%	43,734.82	524,817.84
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	SF	416.67	Fee Simple	7,500,000	7,500,000	7,500,000	0.8%	7,500,000	5.10000%	0.01308%	5.08692%	32,317.71	387,812.52
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	SF	102.08	Fee Simple	7,200,000	7,200,000	7,200,000	0.8%	6,649,022	5.08000%	0.01308%	5.06692%	39,003.95	468,047.40
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	Rooms	85,443.04	Fee Simple	6,750,000	6,750,000	6,750,000	0.8%	5,593,959	5.25000%	0.04308%	5.20692%	37,273.75	447,285.00
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	Rooms	60,829.24	Fee Simple	6,150,000	6,143,753	6,143,753	0.7%	5,087,402	5.19000%	0.01308%	5.17692%	33,732.34	404,788.08
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	SF	74.93	Fee Simple	5,100,000	5,089,641	5,089,641	0.6%	4,220,530	5.20000%	0.01308%	5.18692%	28,004.65	336,055.80
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	SF	12.62	Fee Simple	5,000,000	4,979,921	4,979,921	0.6%	4,520,724	6.00200%	0.01308%	5.98892%	32,221.18	386,654.16
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	Rooms	66,930.47	Fee Simple	4,690,000	4,685,133	4,685,133	0.5%	3,868,443	5.10000%	0.01308%	5.08692%	25,464.34	305,572.08
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	SF	61.94	Fee Simple	4,525,000	4,525,000	4,525,000	0.5%	4,028,858	5.27000%	0.01308%	5.25692%	25,043.30	300,519.60
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	SF	33.12	Fee Simple	4,250,000	4,250,000	4,250,000	0.5%	4,250,000	4.49000%	0.06308%	4.42692%	16,122.95	193,475.40
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	SF	64.94	Fee Simple	3,150,000	3,150,000	3,150,000	0.4%	2,748,400	5.34000%	0.01308%	5.32692%	17,570.42	210,845.04
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	SF	67.45	Fee Simple	3,000,000	3,000,000	3,000,000	0.3%	3,000,000	4.44000%	0.01308%	4.42692%	11,254.17	135,050.04
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	SF	363.16	Fee Simple	2,725,000	2,722,232	2,722,232	0.3%	2,254,175	5.19000%	0.01308%	5.17692%	14,946.44	179,357.28
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	SF	220.59	Fee Simple	1,670,000	1,666,753	1,666,753	0.2%	1,389,931	5.38000%	0.01308%	5.36692%	9,356.73	112,280.76

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	377,251.15	4,527,013.80	Interest Only	Actual/360	2	120	118	120	118	0	0	11/30/2018
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza			Interest Only	Actual/360	2	120	118	120	118	0	0	11/7/2018
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center			Interest Only, Then Amortizing	Actual/360	1	60	59	120	119	360	360	12/11/2018
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	163,100.93	1,957,211.16	Interest Only	Actual/360	2	120	118	120	118	0	0	11/20/2018
4.01	Property				Gavilon Headquarters
4.02	Property				Northland Innovation Campus
4.03	Property				Oerlikon Industrial Facility
4.04	Property				Essence Group Headquarters
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	378,543.70	4,542,524.40	Interest Only - ARD	Actual/360	4	120	116	120	116	0	0	9/28/2018
5.01	Property				Staples - Hagerstown, MD
5.02	Property				Staples - Montgomery, NY
5.03	Property				Staples - Terre Haute, IN
5.04	Property				Staples - London, OH
5.05	Property				Staples - Beloit, WI
5.06	Property				Staples - Dayville, CT
5.07	Property				Staples - Arden Hills, MN
5.08	Property				Staples - Putnam, CT
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street			Interest Only	Actual/360	0	120	120	120	120	0	0	1/14/2019
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	79,062.88	948,754.56	Interest Only, Then Amortizing	Actual/360	2	24	22	120	118	360	360	11/30/2018
7.01	Property				Oak Brook Gateway
7.02	Property				Cornerstone I at Cantera
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	183,218.17	2,198,618.04	Interest Only	Actual/360	2	120	118	120	118	0	0	11/7/2018
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings			Interest Only, Then Amortizing	Actual/360	1	12	11	120	119	360	360	12/12/2018
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	384,441.32	4,613,295.84	Interest Only	Actual/360	2	120	118	120	118	0	0	11/15/2018
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building			Interest Only - ARD	Actual/360	1	120	119	120	119	0	0	12/18/2018
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	84,042.45	1,008,509.40	Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360	12/19/2018
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office			Interest Only	Actual/360	2	120	118	120	118	0	0	11/28/2018
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio			Amortizing	Actual/360	0	0	0	120	120	300	300	1/8/2019
14.01	Property				Kitchin Place
14.02	Property				26 All Souls Crescent
14.03	Property				Melrose Place
14.04	Property				Village at Pelican Point
14.05	Property				Harbison Crossing
14.06	Property				Jos. A Bank North Causeway
14.07	Property				1 All Souls Crescent
14.08	Property				Jos. A. Bank on I-55 Frontage Road
14.09	Property				39 Dogwood Road
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio			Interest Only, Then Amortizing	Actual/360	2	36	34	120	118	360	360	11/28/2018
15.01	Property				AAA Storage City
15.02	Property				CubeSmart PHX - E Washington St.
15.03	Property				CubeSmart PHX - N 43rd
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center			Interest Only	Actual/360	1	120	119	120	119	0	0	12/13/2018
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village			Interest Only, Then Amortizing	Actual/360	2	36	34	120	118	360	360	11/30/2018
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago			Interest Only	Actual/360	2	120	118	120	118	0	0	11/21/2018
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio			Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360	12/13/2018
19.01	Property				Vineland Self Storage
19.02	Property				Buena Self Storage
19.03	Property				South Vineland
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square			Amortizing	Actual/360	3	0	0	120	117	360	357	10/19/2018
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center			Interest Only, Then Amortizing	Actual/360	1	60	59	120	119	360	360	12/21/2018
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	4,846,003.29	58,152,039.48	Interest Only	Actual/360	7	120	113	120	113	0	0	6/7/2018
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills			Amortizing	Actual/360	1	0	0	120	119	360	359	12/21/2018
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue			Interest Only	Actual/360	1	120	119	120	119	0	0	1/3/2019
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF			Interest Only, Then Amortizing	Actual/360	1	12	11	120	119	360	360	12/14/2018
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	92,197.03	1,106,364.36	Interest Only, Then Amortizing	Actual/360	3	60	57	120	117	360	360	10/26/2018

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments			Interest Only	Actual/360	0	120	120	120	120	0	0	1/11/2019
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor			Interest Only	Actual/360	1	120	119	120	119	0	0	12/21/2018
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood			Amortizing	Actual/360	1	0	0	120	119	360	359	12/20/2018
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio			Interest Only, Then Amortizing - ARD	Actual/360	2	60	58	120	118	360	360	11/15/2018
30.01	Property				Dollar General - Chattanooga
30.02	Property				Dollar General - Dixon
30.03	Property				Dollar General - Andalusia
30.04	Property				Dollar General - Warroad
30.05	Property				Dollar General - Baudette
30.06	Property				Dollar General - Woodhull
30.07	Property				Dollar General - Pillager
30.08	Property				Dollar General - Mapleton
30.09	Property				Dollar General - Patton
30.10	Property				Dollar General - Perry
30.11	Property				Dollar General - Keosauqua
30.12	Property				Dollar General - Browerville
30.13	Property				Dollar General - Sumner
30.14	Property				Dollar General - Hedrick
30.15	Property				Dollar General - Wappapello
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial			Amortizing	Actual/360	5	0	0	120	115	360	355	9/6/2018
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street			Interest Only	Actual/360	2	60	58	60	58	0	0	11/29/2018
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley			Amortizing	Actual/360	0	0	0	84	84	360	360	1/9/2019
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio			Interest Only, Then Amortizing	Actual/360	2	36	34	120	118	360	360	11/28/2018
34.01	Property				Stor-All Storage - Acworth, GA
34.02	Property				Compass Self Storage - Warren, MI
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans			Interest Only, Then Amortizing	Actual/360	2	36	34	120	118	360	360	12/6/2018
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office			Interest Only, Then Amortizing	Actual/360	2	12	10	120	118	360	360	11/30/2018
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center			Interest Only, Then Amortizing	Actual/360	2	24	22	120	118	360	360	11/28/2018
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue			Interest Only	Actual/360	0	120	120	120	120	0	0	1/9/2019
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center			Interest Only, Then Amortizing	Actual/360	3	60	57	120	117	360	360	10/31/2018
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College			Amortizing	Actual/360	0	0	0	120	120	360	360	1/9/2019
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana			Amortizing	Actual/360	1	0	0	120	119	360	359	12/13/2018
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center			Amortizing	Actual/360	2	0	0	120	118	360	358	11/28/2018
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis			Amortizing	Actual/360	3	0	0	60	57	300	297	11/5/2018
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point			Amortizing	Actual/360	1	0	0	120	119	360	359	12/20/2018
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage			Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360	12/20/2018
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center			Interest Only	Actual/360	1	120	119	120	119	0	0	12/20/2018
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage			Interest Only, Then Amortizing	Actual/360	1	24	23	120	119	360	360	12/28/2018
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center			Interest Only	Actual/360	1	120	119	120	119	0	0	12/19/2018
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin			Amortizing	Actual/360	1	0	0	120	119	360	359	12/7/2018
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi			Amortizing	Actual/360	2	0	0	120	118	360	358	11/20/2018

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)	2015 EGI	2015 Expenses ($)	2015 NOI ($)
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	6	1/6/2019	12/6/2028		12/6/2028	No		0	0	Lockout/26_Defeasance/87_0%/7	N/A	N/A	N/A
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	6	1/6/2019	12/6/2028		12/6/2028	No		0	0	Lockout/26_Defeasance/91_0%/3	N/A	N/A	N/A
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	6	2/6/2019	1/6/2024	2/6/2024	1/6/2029	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	6	1/6/2019	12/6/2028		12/6/2028	No		0	0	Lockout/26_Defeasance or YM1%/90_0%/4	N/A	N/A	N/A
4.01	Property				Gavilon Headquarters											N/A	N/A	N/A
4.02	Property				Northland Innovation Campus											N/A	N/A	N/A
4.03	Property				Oerlikon Industrial Facility											N/A	N/A	N/A
4.04	Property				Essence Group Headquarters											N/A	N/A	N/A
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	6	11/6/2018	10/6/2028		10/6/2028	Yes	10/6/2033	0	0	Lockout/28_Defeasance/87_0%/5	N/A	N/A	N/A
5.01	Property				Staples - Hagerstown, MD											N/A	N/A	N/A
5.02	Property				Staples - Montgomery, NY											N/A	N/A	N/A
5.03	Property				Staples - Terre Haute, IN											N/A	N/A	N/A
5.04	Property				Staples - London, OH											N/A	N/A	N/A
5.05	Property				Staples - Beloit, WI											N/A	N/A	N/A
5.06	Property				Staples - Dayville, CT											N/A	N/A	N/A
5.07	Property				Staples - Arden Hills, MN											N/A	N/A	N/A
5.08	Property				Staples - Putnam, CT											N/A	N/A	N/A
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	6	3/6/2019	2/6/2029		2/6/2029	No		0	0	Lockout/24_Defeasance/91_0%/5	N/A	N/A	N/A
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	6	1/6/2019	12/6/2020	1/6/2021	12/6/2028	No		0	0	Lockout/26_Defeasance/90_0%/4	7,115,575	3,502,863	3,612,712
7.01	Property				Oak Brook Gateway											4,185,953	2,101,481	2,084,472
7.02	Property				Cornerstone I at Cantera											2,929,622	1,401,381	1,528,240
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	1	1/1/2019	12/1/2028		12/1/2028	No		0	0	Lockout/13_YM1%/103_0%/4	12,383,021	4,013,895	8,369,126
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	6	2/6/2019	1/6/2020	2/6/2020	1/6/2029	No		0	0	Lockout/25_Defeasance/91_0%/4	3,769,075	946,038	2,823,037
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	1	1/1/2019	12/1/2028		12/1/2028	No		0	0	Lockout/25_YM1%/1_Defeasance or YM1%/91_0%/3	9,262,534	2,928,914	6,333,620
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	1	2/1/2019	1/1/2029		1/1/2029	Yes	6/1/2029	0	0	Lockout/25_Defeasance/91_0%/4	3,046,204	823,672	2,222,532
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	6	2/6/2019	1/6/2022	2/6/2022	1/6/2029	No		5 days grace, once per calendar year	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	6	1/6/2019	12/6/2028		12/6/2028	No		0	0	Lockout/26_Defeasance/88_0%/6	3,928,738	2,036,620	1,892,118
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio	6	3/6/2019		3/6/2019	2/6/2029	No		0	0	Lockout/24_Defeasance/93_0%/3	3,255,615	738,923	2,516,692
14.01	Property				Kitchin Place											703,221	124,373	578,848
14.02	Property				26 All Souls Crescent											556,888	101,118	455,770
14.03	Property				Melrose Place											416,376	156,594	259,782
14.04	Property				Village at Pelican Point											410,062	69,675	340,387
14.05	Property				Harbison Crossing											501,283	138,611	362,672
14.06	Property				Jos. A Bank North Causeway											235,317	55,242	180,076
14.07	Property				1 All Souls Crescent											195,395	45,048	150,347
14.08	Property				Jos. A. Bank on I-55 Frontage Road											187,023	40,254	146,768
14.09	Property				39 Dogwood Road											50,050	8,008	42,042
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	6	1/6/2019	12/6/2021	1/6/2022	12/6/2028	No		0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A
15.01	Property				AAA Storage City											N/A	N/A	N/A
15.02	Property				CubeSmart PHX - E Washington St.											N/A	N/A	N/A
15.03	Property				CubeSmart PHX - N 43rd											N/A	N/A	N/A
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	1	2/1/2019	1/1/2029		1/1/2029	No		5	5	Lockout/25__Defeasance or YM1%/90_YM1%/1_0%/4	N/A	N/A	N/A
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	6	1/6/2019	12/6/2021	1/6/2022	12/6/2028	No		0	0	Lockout/26_Defeasance/89_0%/5	N/A	N/A	N/A
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	6	1/6/2019	12/6/2028		12/6/2028	No		0	0	Lockout/26_Defeasance/90_0%/4	1,734,240	262,381	1,471,859
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio	6	2/6/2019	1/6/2022	2/6/2022	1/6/2029	No		0	0	Lockout/25_Defeasance or YM1%/91_0%/4	N/A	N/A	N/A
19.01	Property				Vineland Self Storage											N/A	N/A	N/A
19.02	Property				Buena Self Storage											N/A	N/A	N/A
19.03	Property				South Vineland											N/A	N/A	N/A
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	6	12/6/2018		12/6/2018	11/6/2028	No		0	0	Lockout/27_Defeasance/89_0%/4	882,811	474,196	408,616
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	6	2/6/2019	1/6/2024	2/6/2024	1/6/2029	No		0	0	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	1	8/1/2018	7/1/2028		7/1/2028	No		0	0	Lockout/31_Defeasance/82_0%/7	138,505,834	29,480,495	109,025,339
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	6	2/6/2019		2/6/2019	1/6/2029	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	6	2/6/2019	1/6/2029		1/6/2029	No		0	0	Lockout/25_Defeasance/91_0%/4	1,827,527	1,114,689	712,838
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	6	2/6/2019	1/6/2020	2/6/2020	1/6/2029	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	1	12/1/2018	11/1/2023	12/1/2023	11/1/2028	No		0	0	Lockout/25_YM1%/92_0%/3	N/A	N/A	N/A

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)	2015 EGI	2015 Expenses ($)	2015 NOI ($)
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	1	3/1/2019	2/1/2029		2/1/2029	No		0	0	Lockout/25_YM1%/92_0%/3	N/A	N/A	N/A
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	6	2/6/2019	1/6/2029		1/6/2029	No		0	0	Lockout/25_Defeasance/90_0%/5	N/A	N/A	N/A
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	1	2/1/2019		2/1/2019	1/1/2029	No		0	0	Lockout/25_YM1%/92_0%/3	N/A	N/A	N/A
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio	6	1/6/2019	12/6/2023	1/6/2024	12/6/2028	Yes	12/6/2030	0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A
30.01	Property				Dollar General - Chattanooga											N/A	N/A	N/A
30.02	Property				Dollar General - Dixon											N/A	N/A	N/A
30.03	Property				Dollar General - Andalusia											N/A	N/A	N/A
30.04	Property				Dollar General - Warroad											N/A	N/A	N/A
30.05	Property				Dollar General - Baudette											N/A	N/A	N/A
30.06	Property				Dollar General - Woodhull											N/A	N/A	N/A
30.07	Property				Dollar General - Pillager											N/A	N/A	N/A
30.08	Property				Dollar General - Mapleton											N/A	N/A	N/A
30.09	Property				Dollar General - Patton											N/A	N/A	N/A
30.10	Property				Dollar General - Perry											N/A	N/A	N/A
30.11	Property				Dollar General - Keosauqua											N/A	N/A	N/A
30.12	Property				Dollar General - Browerville											N/A	N/A	N/A
30.13	Property				Dollar General - Sumner											N/A	N/A	N/A
30.14	Property				Dollar General - Hedrick											N/A	N/A	N/A
30.15	Property				Dollar General - Wappapello											N/A	N/A	N/A
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	6	10/6/2018		10/6/2018	9/6/2028	No		0	0	Lockout/29_Defeasance/86_0%/5	668,174	283,246	384,928
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	1	1/1/2019	12/1/2023		12/1/2023	No		0	0	Lockout/25_YM1%/29_0%/6	N/A	N/A	N/A
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	1	3/1/2019		3/1/2019	2/1/2026	No		0	0	Lockout/25_YM1%/56_0%/3	3,726,809	2,787,229	939,580
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio	6	1/6/2019	12/6/2021	1/6/2022	12/6/2028	No		0	0	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A
34.01	Property				Stor-All Storage - Acworth, GA											N/A	N/A	N/A
34.02	Property				Compass Self Storage - Warren, MI											N/A	N/A	N/A
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	6	1/6/2019	12/6/2021	1/6/2022	12/6/2028	No		0	0	Lockout/26_Defeasance/89_0%/5	N/A	N/A	N/A
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	6	1/6/2019	12/6/2019	1/6/2020	12/6/2028	No		0	0	Lockout/26_Defeasance/90_0%/4	1,489,702	617,036	872,666
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	6	1/6/2019	12/6/2020	1/6/2021	12/6/2028	No		0	0	Lockout/26_YM1%/89_0%/5	N/A	N/A	N/A
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	6	3/6/2019	2/6/2029		2/6/2029	No		0	0	Lockout/24_Defeasance/93_0%/3	N/A	N/A	N/A
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	6	12/6/2018	11/6/2023	12/6/2023	11/6/2028	No		0	0	Lockout/27_Defeasance/86_0%/7	1,092,777	237,284	855,494
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	6	3/6/2019		3/6/2019	2/6/2029	No		0	0	Lockout/24_Defeasance/93_0%/3	1,904,604	1,270,515	634,090
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	6	2/6/2019		2/6/2019	1/6/2029	No		0	0	Lockout/25_Defeasance/90_0%/5	2,860,801	1,730,887	1,129,914
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	6	1/6/2019		1/6/2019	12/6/2028	No		0	0	Lockout/26_Defeasance/91_0%/3	N/A	N/A	N/A
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	6	12/6/2018		12/6/2018	11/6/2023	No		0	0	Lockout/27_Defeasance/28_0%/5	N/A	N/A	N/A
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	1	2/1/2019		2/1/2019	1/1/2029	No		0	0	Lockout/25_YM1%/92_0%/3	1,782,901	1,267,252	515,649
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	6	2/6/2019	1/6/2022	2/6/2022	1/6/2029	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	6	2/6/2019	1/6/2029		1/6/2029	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	6	2/6/2019	1/6/2021	2/6/2021	1/6/2029	No		0	0	Lockout/25_YM1%/91_0%/4	345,627	120,914	224,713
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	6	2/6/2019	1/6/2029		1/6/2029	No		0	0	Lockout/25_Defeasance/88_0%/7	N/A	N/A	N/A
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	1	2/1/2019		2/1/2019	1/1/2029	No		5	5	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	1	1/1/2019		1/1/2019	12/1/2028	No		5	5	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2016 EGI ($)	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	Most Recent EGI (if past 2017) ($)	Most Recent Expenses (if past 2017) ($)	Most Recent NOI (if past 2017) ($)	Most Recent NOI Date (if past 2017)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	33,730,904	15,156,539	18,574,365	34,088,864	16,566,079	17,522,785	32,390,743	16,631,958	15,758,785	9/30/2018	12	Trailing 12	34,812,941
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	N/A	N/A	N/A	5,715,137	2,753,211	2,961,926	4,052,255	2,692,944	1,359,311	9/30/2018	12	Trailing 12	8,474,678
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	9,450,179	4,380,640	5,069,539	9,435,876	5,323,369	4,112,507	10,168,876	5,664,424	4,504,452	9/30/2018	12	Trailing 12	11,065,980
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	11,284,065
4.01	Property				Gavilon Headquarters	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	4,302,306
4.02	Property				Northland Innovation Campus	1,295,870	242,600	1,053,269	1,946,504	435,645	1,510,860	1,949,916	571,513	1,378,403	9/30/2018	12	Trailing 12	2,119,386
4.03	Property				Oerlikon Industrial Facility	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	1,663,716
4.04	Property				Essence Group Headquarters	3,103,180	1,520,326	1,582,854	3,052,139	1,451,322	1,600,817	2,826,280	1,551,469	1,274,810	6/30/2018	12	Trailing 12	3,198,658
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	12,403,200
5.01	Property				Staples - Hagerstown, MD	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
5.02	Property				Staples - Montgomery, NY	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
5.03	Property				Staples - Terre Haute, IN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
5.04	Property				Staples - London, OH	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
5.05	Property				Staples - Beloit, WI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
5.06	Property				Staples - Dayville, CT	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
5.07	Property				Staples - Arden Hills, MN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
5.08	Property				Staples - Putnam, CT	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	N/A	N/A	N/A	N/A	N/A	N/A	1,546,780	416,229	1,130,551	10/31/2018	12	Trailing 12	2,851,173
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	7,053,036	3,507,119	3,545,917	7,096,444	3,531,456	3,564,988	7,832,105	3,723,910	4,108,195	9/30/2018	12	Trailing 12	9,497,243
7.01	Property				Oak Brook Gateway	4,760,964	2,183,336	2,577,628	4,675,046	2,244,200	2,430,846	5,385,459	2,372,759	3,012,700	9/30/2018	12	Trailing 12	6,249,142
7.02	Property				Cornerstone I at Cantera	2,292,072	1,323,783	968,289	2,421,398	1,287,256	1,134,142	2,446,646	1,351,151	1,095,495	9/30/2018	12	Trailing 12	3,248,101
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	12,780,601	4,022,405	8,758,196	12,624,745	3,900,776	8,723,969	9,307,485	3,939,998	5,367,487	9/30/2018	12	Trailing 12	12,645,120
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	3,716,760	878,669	2,838,091	3,881,399	1,124,301	2,757,098	4,033,780	1,157,735	2,876,045	9/30/2018	12	Trailing 12	4,090,980
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	10,987,815	3,287,760	7,700,055	11,752,629	4,101,991	7,650,638	12,739,202	3,686,770	9,052,432	8/31/2018	12	Trailing 12	13,968,591
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	3,012,409	802,622	2,209,787	4,040,342	1,446,065	2,594,277	4,412,835	1,515,662	2,897,172	10/31/2018	12	Trailing 12	4,780,350
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	N/A	N/A	N/A	N/A	N/A	N/A	9,775,368	3,795,149	5,980,220	12/31/2018	12	Actuals for January-November 2018 / Budget December 2018	8,892,881
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	4,614,232	2,510,076	2,104,156	4,989,531	2,565,251	2,424,280	5,401,963	2,627,326	2,774,637	9/30/2018	12	Trailing 12	5,858,329
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio	3,180,377	737,218	2,443,160	3,160,944	770,700	2,390,243	3,256,656	789,896	2,466,760	10/31/2018	12	Trailing 12	3,154,199
14.01	Property				Kitchin Place	629,791	112,133	517,658	627,198	135,739	491,459	669,087	138,900	530,187	10/31/2018	12	Trailing 12	645,453
14.02	Property				26 All Souls Crescent	512,285	103,017	409,268	530,331	110,862	419,468	534,452	103,833	430,619	10/31/2018	12	Trailing 12	525,745
14.03	Property				Melrose Place	431,824	148,805	283,019	434,875	142,535	292,340	489,243	165,442	323,802	10/31/2018	12	Trailing 12	508,388
14.04	Property				Village at Pelican Point	421,597	78,989	342,609	393,604	83,692	309,912	410,838	82,304	328,534	10/31/2018	12	Trailing 12	361,054
14.05	Property				Harbison Crossing	484,070	138,170	345,900	451,501	140,546	310,956	414,477	149,912	264,565	10/31/2018	12	Trailing 12	413,373
14.06	Property				Jos. A Bank North Causeway	251,287	60,012	191,275	258,413	51,015	207,398	247,767	39,994	207,773	10/31/2018	12	Trailing 12	264,445
14.07	Property				1 All Souls Crescent	193,318	44,788	148,530	198,452	52,798	145,654	202,912	54,445	148,467	10/31/2018	12	Trailing 12	207,208
14.08	Property				Jos. A. Bank on I-55 Frontage Road	205,655	43,404	162,252	212,737	43,995	168,742	230,702	45,673	185,029	10/31/2018	12	Trailing 12	166,756
14.09	Property				39 Dogwood Road	50,550	7,900	42,650	53,833	9,518	44,314	57,178	9,395	47,784	10/31/2018	12	Trailing 12	61,778
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	2,632,269	879,138	1,753,130	2,714,567	838,817	1,875,749	2,752,694	859,361	1,893,333	9/30/2018	12	Trailing 12	2,752,694
15.01	Property				AAA Storage City	847,512	300,678	546,834	896,547	268,400	628,147	943,200	298,761	644,439	9/30/2018	12	Trailing 12	943,200
15.02	Property				CubeSmart PHX - E Washington St.	859,922	254,896	605,026	907,608	274,833	632,775	912,527	267,966	644,561	9/30/2018	12	Trailing 12	912,527
15.03	Property				CubeSmart PHX - N 43rd	924,835	323,564	601,271	910,412	295,584	614,828	896,967	292,634	604,333	9/30/2018	12	Trailing 12	896,967
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	3,172,627	985,896	2,186,731	3,145,261	1,050,014	2,095,247	2,990,321	1,071,684	1,918,637	10/31/2018	12	Trailing 12	3,445,451
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	1,816,631	906,259	910,372	2,177,463	872,029	1,305,434	2,528,119	1,003,716	1,524,403	9/30/2018	12	Trailing 12	2,642,417
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	1,757,830	265,253	1,492,577	1,756,310	284,926	1,471,384	1,773,934	305,030	1,468,905	9/30/2018	12	Trailing 12	1,826,691
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio	1,852,168	485,487	1,366,681	2,013,292	466,023	1,547,269	2,071,526	507,056	1,564,470	9/30/2018	9	Annualized	2,071,526
19.01	Property				Vineland Self Storage	808,402	213,278	595,124	862,486	202,186	660,300	883,759	220,061	663,698	9/30/2018	9	Annualized	883,759
19.02	Property				Buena Self Storage	676,772	162,916	513,856	693,273	151,828	541,445	715,799	169,744	546,055	9/30/2018	9	Annualized	715,799
19.03	Property				South Vineland	366,994	109,293	257,701	457,533	112,009	345,524	471,968	117,251	354,717	9/30/2018	9	Annualized	471,968
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	1,349,039	451,080	897,959	1,497,636	489,120	1,008,516	1,588,306	496,292	1,092,014	6/30/2018	12	Trailing 12	2,085,672
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	N/A	N/A	N/A	1,572,434	321,544	1,250,891	1,798,736	315,148	1,483,588	10/31/2018	12	Trailing 12	1,864,913
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	139,956,585	29,303,182	110,653,403	145,286,882	30,046,320	115,240,562	149,776,330	31,484,933	118,291,397	3/31/2018	12	Trailing 12	185,479,647
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	N/A	N/A	N/A	2,459,821	1,610,053	849,767	3,582,710	1,918,398	1,664,312	10/31/2018	12	Trailing 12	3,582,710
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	2,149,058	1,099,208	1,049,850	2,400,275	1,073,762	1,326,513	2,508,052	1,122,586	1,385,466	9/30/2018	12	Trailing 12	2,656,774
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	N/A	N/A	N/A	N/A	N/A	N/A	3,742,673	2,141,270	1,601,403	10/31/2018	12	Trailing 12	3,742,673
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	5,257,509

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2016 EGI ($)	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	Most Recent EGI (if past 2017) ($)	Most Recent Expenses (if past 2017) ($)	Most Recent NOI (if past 2017) ($)	Most Recent NOI Date (if past 2017)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	N/A	N/A	N/A	N/A	N/A	N/A	1,488,333	346,424	1,141,909	11/30/2018	12	Trailing 12	1,508,431
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	N/A	N/A	N/A	N/A	N/A	N/A	1,042,853	223,095	819,759	11/20/2018	1	Annualized	1,197,590
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	N/A	N/A	N/A	4,194,368	2,888,488	1,305,880	4,144,247	2,805,265	1,338,982	10/31/2018	12	Trailing 12	4,144,247
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	1,174,389
30.01	Property				Dollar General - Chattanooga	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.02	Property				Dollar General - Dixon	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.03	Property				Dollar General - Andalusia	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.04	Property				Dollar General - Warroad	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.05	Property				Dollar General - Baudette	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.06	Property				Dollar General - Woodhull	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.07	Property				Dollar General - Pillager	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.08	Property				Dollar General - Mapleton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.09	Property				Dollar General - Patton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.10	Property				Dollar General - Perry	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.11	Property				Dollar General - Keosauqua	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.12	Property				Dollar General - Browerville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.13	Property				Dollar General - Sumner	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.14	Property				Dollar General - Hedrick	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
30.15	Property				Dollar General - Wappapello	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	N/A
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	672,807	270,395	402,411	1,142,958	361,006	781,952	1,454,553	313,289	1,141,265	7/31/2018	12	Trailing 12	1,653,398
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	N/A	N/A	N/A	N/A	N/A	N/A	691,668	95,887	595,781	5/31/2018	12	Trailing 12	871,598
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	4,085,591	2,708,274	1,377,317	4,155,333	2,956,640	1,198,693	4,370,087	3,000,022	1,370,065	9/30/2018	12	Trailing 12	4,370,087
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio	1,147,517	491,001	656,516	1,259,727	536,355	723,372	1,374,099	539,836	834,263	10/31/2018	12	Trailing 12	1,374,099
34.01	Property				Stor-All Storage - Acworth, GA	446,671	193,092	253,578	499,224	228,941	270,283	539,159	231,108	308,051	10/31/2018	12	Trailing 12	539,159
34.02	Property				Compass Self Storage - Warren, MI	700,846	297,909	402,937	760,503	307,414	453,089	834,940	308,728	526,212	10/31/2018	12	Trailing 12	834,940
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	1,245,065	801,264	443,801	N/A	N/A	N/A	1,357,518	642,625	714,893	9/30/2018	12	Trailing 12	1,460,906
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	1,494,916	643,413	851,503	1,508,417	666,329	842,088	1,570,854	679,130	891,724	8/31/2018	12	Trailing 12	1,691,038
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	1,158,035	358,224	799,811	1,142,277	349,490	792,787	1,206,280	354,376	851,903	6/30/2018	12	Trailing 12	1,305,165
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	807,555
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	1,017,565	221,690	795,875	1,114,664	228,717	885,948	1,087,623	230,891	856,731	8/31/2018	12	Trailing 12	1,108,065
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	1,963,350	1,324,582	638,768	2,210,636	1,450,593	760,043	2,304,458	1,445,613	858,846	11/30/2018	12	Trailing 12	2,304,458
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	2,782,914	1,830,658	952,256	2,832,491	1,788,554	1,043,937	2,971,044	1,873,560	1,097,484	9/30/2018	12	Trailing 12	2,971,044
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	793,245	481,702	311,543	804,496	477,532	326,964	832,724	507,195	325,529	9/30/2018	12	Trailing 12	1,119,869
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	867,101	114,562	752,539	864,033	91,674	772,359	864,033	87,575	776,458	6/30/2018	6	Annualized	838,112
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	1,779,101	1,269,663	509,437	1,888,491	1,317,271	571,220	1,846,712	1,281,372	565,340	10/31/2018	12	Trailing 12	1,846,712
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	623,233	183,760	439,473	621,149	192,063	429,086	629,801	186,541	443,260	10/31/2018	12	Trailing 12	629,801
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	788,597	281,509	507,089	921,240	284,850	636,390	993,872	314,579	679,292	9/30/2018	12	Trailing 12	1,128,794
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	375,717	141,624	234,093	387,170	122,487	264,683	403,631	130,707	272,924	9/30/2018	12	Trailing 12	403,631
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	850,896	173,802	677,095	929,903	198,094	731,809	832,235	196,282	635,953	10/31/2018	12	Trailing 12	891,235
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	317,129
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available	174,901

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (5)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (6)
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	16,549,901	18,263,040	10.0%	222,521	1,950,188	16,090,332	1.84	8.8%	505,000,000	10/25/2018	36.0%	36.0%	85.5%
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	3,211,792	5,262,886	11.2%	60,755	353,309	4,848,822	1.90	10.3%	76,000,000	9/26/2018	61.8%	61.8%	96.6%
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	5,671,713	5,394,267	11.5%	121,153	605,767	4,667,346	1.54	9.9%	69,100,000	7/13/2018	68.0%	62.7%	98.2%
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	3,954,386	7,329,679	9.8%	74,241	175,176	7,080,263	1.85	9.5%	113,250,000	Various	65.8%	65.8%	98.4%
4.01	Property				Gavilon Headquarters	1,470,400	2,831,905		7,669	0	2,824,237			47,100,000	11/6/2018			100.0%
4.02	Property				Northland Innovation Campus	588,701	1,530,685		2,603	39,336	1,488,746			20,500,000	11/1/2018			91.9%
4.03	Property				Oerlikon Industrial Facility	279,685	1,384,031		1,588	0	1,382,443			22,400,000	11/7/2018			100.0%
4.04	Property				Essence Group Headquarters	1,615,599	1,583,058		62,381	135,840	1,384,838			23,250,000	11/1/2019			100.0%
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	372,096	12,031,104	9.5%	403,113	800,822	10,827,169	1.72	8.6%	201,450,000	Various	62.6%	62.6%	100.0%
5.01	Property				Staples - Hagerstown, MD	N/A	N/A		N/A	N/A	N/A			54,700,000	8/29/2018			100.0%
5.02	Property				Staples - Montgomery, NY	N/A	N/A		N/A	N/A	N/A			40,000,000	8/31/2018			100.0%
5.03	Property				Staples - Terre Haute, IN	N/A	N/A		N/A	N/A	N/A			38,750,000	8/31/2018			100.0%
5.04	Property				Staples - London, OH	N/A	N/A		N/A	N/A	N/A			24,100,000	8/31/2018			100.0%
5.05	Property				Staples - Beloit, WI	N/A	N/A		N/A	N/A	N/A			18,700,000	9/4/2018			100.0%
5.06	Property				Staples - Dayville, CT	N/A	N/A		N/A	N/A	N/A			14,300,000	8/29/2018			100.0%
5.07	Property				Staples - Arden Hills, MN	N/A	N/A		N/A	N/A	N/A			5,600,000	9/4/2018			100.0%
5.08	Property				Staples - Putnam, CT	N/A	N/A		N/A	N/A	N/A			5,300,000	8/29/2018			100.0%
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	528,535	2,322,637	6.9%	9,295	0	2,313,342	1.30	6.8%	52,300,000	11/8/2018	64.8%	64.8%	100.0%
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	3,836,166	5,661,077	11.9%	146,239	500,557	5,014,281	1.66	10.5%	64,700,000	10/22/2018	73.8%	63.6%	84.7%
7.01	Property				Oak Brook Gateway	2,420,454	3,828,687		74,576	312,720	3,441,392			43,400,000	10/22/2018			88.1%
7.02	Property				Cornerstone I at Cantera	1,415,712	1,832,389		71,663	187,837	1,572,889			21,300,000	10/22/2018			79.6%
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	4,248,959	8,396,161	10.2%	34,688	450,941	7,910,531	2.19	9.6%	166,000,000	1/1/2019	49.4%	49.4%	100.0%
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	1,217,146	2,873,835	9.3%	30,835	90,002	2,752,998	1.41	8.9%	41,600,000	10/8/2018	74.0%	62.3%	98.2%
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	4,609,164	9,359,427	8.0%	49,156	327,704	8,982,567	1.45	7.7%	170,000,000	10/1/2018	68.8%	68.8%	92.4%
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	1,845,649	2,934,701	10.8%	28,065	0	2,906,635	2.13	10.7%	41,000,000	10/26/2018	66.5%	66.5%	100.0%
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	3,897,832	4,995,049	12.5%	0	90,426	4,592,626	1.71	11.5%	59,420,000	11/13/2018	67.3%	60.1%	83.2%
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	2,692,920	3,165,409	12.9%	50,158	284,200	2,831,051	2.44	11.6%	37,400,000	10/23/2018	65.5%	65.5%	92.1%
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio	815,895	2,338,305	10.6%	16,202	133,077	2,189,026	1.42	9.9%	35,775,000	Various	61.8%	46.1%	96.9%
14.01	Property				Kitchin Place	154,516	490,937		2,591	24,572	463,774			7,750,000	11/20/2018			100.0%
14.02	Property				26 All Souls Crescent	99,373	426,372		2,104	21,755	402,512			6,875,000	11/20/2018			100.0%
14.03	Property				Melrose Place	151,791	356,597		4,450	28,677	323,469			4,150,000	11/12/2018			96.0%
14.04	Property				Village at Pelican Point	81,622	279,433		1,799	15,536	262,097			4,050,000	11/21/2018			100.0%
14.05	Property				Harbison Crossing	143,898	269,475		1,869	14,816	252,790			4,025,000	11/11/2018			82.8%
14.06	Property				Jos. A Bank North Causeway	50,304	214,141		884	7,768	205,489			3,750,000	11/21/2018			100.0%
14.07	Property				1 All Souls Crescent	66,893	140,315		804	9,882	129,630			2,325,000	11/20/2018			100.0%
14.08	Property				Jos. A. Bank on I-55 Frontage Road	51,111	115,645		721	5,078	109,846			2,200,000	11/16/2018			100.0%
14.09	Property				39 Dogwood Road	16,388	45,390		979	4,992	39,420			650,000	11/20/2018			100.0%
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	866,573	1,886,121	9.1%	39,514	0	1,846,607	1.31	8.9%	29,500,000	Various	70.3%	63.5%	92.0%
15.01	Property				AAA Storage City	300,558	642,642		11,804	0	630,839			11,200,000	10/22/2018			89.2%
15.02	Property				CubeSmart PHX - E Washington St.	273,610	638,917		12,504	0	626,413			9,850,000	10/18/2018			92.4%
15.03	Property				CubeSmart PHX - N 43rd	292,405	604,562		15,206	0	589,356			8,450,000	10/18/2018			93.8%
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	1,176,390	2,269,061	11.5%	24,699	112,269	2,212,093	2.37	11.2%	33,600,000	11/1/2018	58.9%	58.9%	95.2%
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	1,002,763	1,639,654	8.6%	52,416	0	1,587,238	1.29	8.4%	31,300,000	10/23/2018	60.7%	53.8%	92.9%
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	314,894	1,511,797	8.1%	3,965	0	1,507,832	1.58	8.1%	28,900,000	10/22/2018	64.5%	64.5%	100.0%
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio	490,481	1,581,044	8.9%	22,413	12,000	1,546,631	1.31	8.7%	25,100,000	10/5/2018	70.7%	63.0%	96.7%
19.01	Property				Vineland Self Storage	207,998	675,761		9,885	0	665,876			10,600,000	10/5/2018			98.6%
19.02	Property				Buena Self Storage	157,247	558,551		7,090	12,000	539,461			8,800,000	10/5/2018			93.7%
19.03	Property				South Vineland	125,236	346,732		5,438	0	341,294			5,700,000	10/5/2018			97.3%
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	621,878	1,463,794	9.2%	28,342	70,855	1,364,597	1.25	8.6%	21,900,000	8/27/2018	72.8%	61.0%	92.4%
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	332,956	1,531,956	9.7%	14,588	87,351	1,430,017	1.41	9.1%	24,300,000	11/25/2018	65.0%	59.9%	100.0%
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	30,620,668	154,858,979	11.0%	243,502	3,043,770	151,571,708	2.58	10.8%	3,450,000,000	4/16/2018	40.8%	40.8%	92.8%
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	2,002,417	1,580,293	11.7%	143,308	0	1,436,985	1.56	10.7%	19,600,000	11/1/2018	68.8%	57.6%	63.5%
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	1,101,953	1,554,821	12.1%	20,035	111,959	1,422,827	2.20	11.0%	20,400,000	11/6/2018	63.2%	63.2%	88.8%
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	2,247,971	1,494,702	11.9%	149,707	0	1,344,995	1.62	10.7%	19,500,000	10/26/2018	64.4%	54.7%	80.5%
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	1,918,999	3,338,510	11.4%	41,128	227,661	3,069,721	1.61	10.4%	41,000,000	8/31/2018	71.6%	66.2%	100.0%

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (5)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (6)
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	395,108	1,113,323	9.1%	21,800	0	1,091,523	1.67	8.9%	18,500,000	12/17/2018	66.2%	66.2%	95.4%
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	256,363	941,227	7.7%	6,750	0	929,944	1.48	7.7%	18,750,000	12/1/2018	64.8%	64.8%	100.0%
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	2,820,615	1,323,632	11.0%	0	0	1,323,632	1.66	11.0%	18,000,000	11/1/2018	66.6%	55.3%	73.7%
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio	35,232	1,139,157	9.7%	21,504	0	1,117,653	1.47	9.5%	17,170,000	Various	68.5%	63.2%	100.0%
30.01	Property				Dollar General - Chattanooga	N/A	N/A		N/A	N/A	N/A			1,930,000	10/18/2018			100.0%
30.02	Property				Dollar General - Dixon	N/A	N/A		N/A	N/A	N/A			1,260,000	10/20/2018			100.0%
30.03	Property				Dollar General - Andalusia	N/A	N/A		N/A	N/A	N/A			1,190,000	10/18/2018			100.0%
30.04	Property				Dollar General - Warroad	N/A	N/A		N/A	N/A	N/A			1,180,000	10/19/2018			100.0%
30.05	Property				Dollar General - Baudette	N/A	N/A		N/A	N/A	N/A			1,160,000	10/19/2018			100.0%
30.06	Property				Dollar General - Woodhull	N/A	N/A		N/A	N/A	N/A			1,140,000	10/18/2018			100.0%
30.07	Property				Dollar General - Pillager	N/A	N/A		N/A	N/A	N/A			1,120,000	10/19/2018			100.0%
30.08	Property				Dollar General - Mapleton	N/A	N/A		N/A	N/A	N/A			1,070,000	10/20/2018			100.0%
30.09	Property				Dollar General - Patton	N/A	N/A		N/A	N/A	N/A			1,050,000	10/19/2018			100.0%
30.10	Property				Dollar General - Perry	N/A	N/A		N/A	N/A	N/A			1,040,000	10/20/2018			100.0%
30.11	Property				Dollar General - Keosauqua	N/A	N/A		N/A	N/A	N/A			1,040,000	10/19/2018			100.0%
30.12	Property				Dollar General - Browerville	N/A	N/A		N/A	N/A	N/A			1,030,000	10/20/2018			100.0%
30.13	Property				Dollar General - Sumner	N/A	N/A		N/A	N/A	N/A			1,010,000	10/19/2018			100.0%
30.14	Property				Dollar General - Hedrick	N/A	N/A		N/A	N/A	N/A			1,000,000	10/19/2018			100.0%
30.15	Property				Dollar General - Wappapello	N/A	N/A		N/A	N/A	N/A			950,000	10/19/2018			100.0%
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	356,939	1,296,459	11.4%	24,162	69,058	1,203,240	1.64	10.5%	16,750,000	7/23/2018	68.2%	56.2%	100.0%
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	120,720	750,878	6.6%	346	2,306	748,226	1.21	6.6%	14,800,000	8/15/2018	77.0%	77.0%	100.0%
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	3,084,773	1,285,314	12.2%	0	0	1,285,314	1.86	12.2%	21,800,000	12/11/2018	48.2%	42.8%	69.9%
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio	529,620	844,480	9.4%	17,721	0	826,758	1.37	9.2%	13,000,000	Various	69.2%	61.8%	80.4%
34.01	Property				Stor-All Storage - Acworth, GA	223,819	315,340		6,594	0	308,746			5,750,000	10/11/2018			81.7%
34.02	Property				Compass Self Storage - Warren, MI	305,800	529,140		11,127	0	518,013			7,250,000	10/12/2018			79.5%
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	642,420	818,487	9.4%	8,419	0	810,068	1.40	9.3%	12,600,000	10/16/2018	69.0%	61.5%	76.3%
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	697,731	993,307	11.8%	23,058	80,289	889,960	1.58	10.6%	12,150,000	10/5/2018	69.1%	59.0%	94.6%
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	353,603	951,563	11.5%	18,536	58,659	874,368	1.67	10.6%	11,500,000	10/19/2018	71.7%	61.9%	89.5%
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	170,660	636,895	8.5%	3,600	30,456	602,839	1.55	8.0%	11,500,000	10/19/2018	65.2%	65.2%	100.0%
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	252,540	855,524	11.9%	28,214	48,772	778,538	1.66	10.8%	11,200,000	10/4/2018	64.3%	59.4%	96.1%
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	1,449,774	854,684	12.7%	92,178	0	762,506	1.70	11.3%	10,400,000	11/28/2018	64.9%	53.8%	65.1%
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	1,971,441	999,603	16.3%	118,842	0	880,761	2.18	14.3%	10,400,000	10/15/2019	59.1%	48.9%	77.3%
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	512,187	607,682	11.9%	13,584	90,806	503,292	1.50	9.9%	8,300,000	10/1/2019	61.3%	50.8%	90.9%
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	93,034	745,078	15.0%	90,751	45,270	609,057	1.58	12.2%	8,000,000	8/1/2018	62.2%	56.5%	100.0%
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	1,287,844	558,869	11.9%	0	0	558,869	1.83	11.9%	7,250,000	11/1/2018	64.6%	53.4%	65.2%
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	211,057	418,744	9.3%	7,305	0	411,439	1.37	9.1%	6,250,000	12/4/2018	72.4%	64.5%	86.9%
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	360,928	767,867	18.1%	34,643	65,102	668,122	3.45	15.7%	9,110,000	12/3/2018	46.7%	46.7%	98.5%
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	129,609	274,022	8.7%	5,821	0	268,201	1.27	8.5%	4,650,000	10/12/2018	67.7%	59.1%	95.7%
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	194,250	696,985	23.2%	8,896	51,077	637,012	4.72	21.2%	11,500,000	10/12/2018	26.1%	26.1%	92.4%
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	75,690	241,438	8.9%	1,124	3,162	237,152	1.32	8.7%	3,925,000	11/14/2018	69.4%	57.4%	100.0%
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	27,965	146,937	8.8%	1,133	2,331	143,473	1.28	8.6%	2,350,000	10/19/2018	70.9%	59.1%	100.0%

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (7)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (7)	Third Largest Tenant
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	10/23/2018	NAP	NAP	Houghton Mifflin Harcourt	101,821	12/31/2027	TransPerfect Translations	91,220	9/30/2019	P. Kaufmann Contract
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	11/1/2018	NAP	NAP	Octapharma	63,761	12/31/2034	Sony Electronics	55,866	5/31/2029	Merrill Lynch
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	10/6/2018	NAP	NAP	TCF National Bank	437,186	12/31/2025	Comm-Works	65,356	2/28/2027	Meritain Health (Aetna)
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	Various	NAP	NAP
4.01	Property				Gavilon Headquarters	2/6/2019	NAP	NAP	The Gavilon Group, LLC	127,810	11/30/2033	NAP			NAP
4.02	Property				Northland Innovation Campus	8/6/2018	NAP	NAP	North Kansas City School District	60,000	4/30/2036	Northwest Missouri State University	18,529	4/30/2026	Edward D. Jones & Co, LP
4.03	Property				Oerlikon Industrial Facility	2/6/2019	NAP	NAP	Oerlikon Metco, Inc.	79,401	5/31/2038	NAP			NAP
4.04	Property				Essence Group Headquarters	2/6/2019	NAP	NAP	Essence Group Holdings Corp.	141,774	7/31/2029	NAP			NAP
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	2/6/2019	NAP	NAP
5.01	Property				Staples - Hagerstown, MD	2/6/2019	NAP	NAP	US Retail Inc	1,022,145	9/30/2038	NAP			NAP
5.02	Property				Staples - Montgomery, NY	2/6/2019	NAP	NAP	Staples Inc.	766,484	9/30/2038	NAP			NAP
5.03	Property				Staples - Terre Haute, IN	2/6/2019	NAP	NAP	US Retail Inc	809,560	9/30/2038	NAP			NAP
5.04	Property				Staples - London, OH	2/6/2019	NAP	NAP	Staples Inc.	496,818	9/30/2038	NAP			NAP
5.05	Property				Staples - Beloit, WI	2/6/2019	NAP	NAP	Staples Inc.	399,652	9/30/2038	NAP			NAP
5.06	Property				Staples - Dayville, CT	2/6/2019	NAP	NAP	US Retail Inc	310,157	9/30/2038	NAP			NAP
5.07	Property				Staples - Arden Hills, MN	2/6/2019	NAP	NAP	Staples Inc.	113,096	9/30/2038	NAP			NAP
5.08	Property				Staples - Putnam, CT	2/6/2019	NAP	NAP	Staples Inc.	113,215	9/30/2038	NAP			NAP
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	1/2/2019	NAP	NAP	NAP			NAP			NAP
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	Various	NAP	NAP
7.01	Property				Oak Brook Gateway	10/24/2018	NAP	NAP	Lewis University	32,634	12/31/2023	U.S. Census Bureau	29,171	11/15/2023	Thomson Reuters (Markets) LLC
7.02	Property				Cornerstone I at Cantera	9/30/2018	NAP	NAP	Sargent & Lundy, LLC	29,239	6/30/2027	AECOM	26,749	10/31/2020	RGN National Business Centers
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	2/1/2019	NAP	NAP	Dana Farber	173,439	12/31/2030	NAP			NAP
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	10/1/2018	NAP	NAP	Kohl’s (Ground Lease)	88,904	1/31/2027	Sprouts Farmers Market	30,033	2/28/2021	Home Goods
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	8/1/2018	NAP	NAP	VONS Companies	51,839	10/31/2027	Stone Brewing Co.	22,514	8/31/2027	Liberty Public Market
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	2/1/2019	NAP	NAP	Power Systems MFG, LLC	187,103	6/30/2029	NAP			NAP
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	11/30/2018	155.77	129.61	NAP			NAP			NAP
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	11/28/2018	NAP	NAP	Hospice Care Network (Northwell)	22,669	7/31/2025	AdvantageCare Physicians	13,582	1/31/2021	Meridian Imaging Group
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio	Various	NAP	NAP
14.01	Property				Kitchin Place	12/31/2018	NAP	NAP	Jos. A. Bank	5,679	12/31/2030	Biltmore Property Group Real Estate Trust, LLC	5,380	12/31/2030	lululemon Athletica
14.02	Property				26 All Souls Crescent	12/31/2018	NAP	NAP	Ruth’s Chris	9,150	1/31/2032	The Columbus Group, Inc.	3,750	1/31/2023	Capital at Play, Inc.
14.03	Property				Melrose Place	12/31/2018	NAP	NAP	Talbots	9,476	1/31/2022	M.S. McClellan & Co.	8,029	7/31/2020	Sherwin-Williams
14.04	Property				Village at Pelican Point	12/31/2018	NAP	NAP	Jos. A. Bank	4,080	12/31/2030	Ochsner Urgent Care L.L.C.	3,100	3/31/2024	Lilly Pulitzer
14.05	Property				Harbison Crossing	12/31/2018	NAP	NAP	Jos. A. Bank	4,316	12/31/2030	Eyemart Express Ltd	3,418	6/30/2020	The Columbus Group, Inc.
14.06	Property				Jos. A Bank North Causeway	2/6/2019	NAP	NAP	Jos. A. Bank	5,895	12/31/2030	NAP			NAP
14.07	Property				1 All Souls Crescent	10/31/2018	NAP	NAP	Brooks Brothers	3,181	7/31/2021	Lilly Pulitzer	2,179	1/31/2021	NAP
14.08	Property				Jos. A. Bank on I-55 Frontage Road	2/6/2019	NAP	NAP	Jos. A. Bank	4,808	12/31/2030	NAP			NAP
14.09	Property				39 Dogwood Road	2/6/2019	NAP	NAP	Hayes and Lunsford Electrical Contractors	6,525	6/30/2020	NAP			NAP
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	Various	NAP	NAP
15.01	Property				AAA Storage City	9/30/2018	NAP	NAP	NAP			NAP			NAP
15.02	Property				CubeSmart PHX - E Washington St.	10/3/2018	NAP	NAP	NAP			NAP			NAP
15.03	Property				CubeSmart PHX - N 43rd	10/2/2018	NAP	NAP	NAP			NAP			NAP
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	11/1/2018	NAP	NAP	SmartDraw Software, LLC	14,567	4/30/2024	Morris & Sullivan, & Lemkul	9,987	6/30/2022	The Regents of the U of CA
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	10/22/2018	NAP	NAP	NAP			NAP			NAP
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	2/6/2019	NAP	NAP	Walgreens	26,432	10/31/2038	NAP			NAP
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio	Various	NAP	NAP
19.01	Property				Vineland Self Storage	9/30/2018	NAP	NAP	NAP			NAP			NAP
19.02	Property				Buena Self Storage	9/29/2018	NAP	NAP	NAP			NAP			NAP
19.03	Property				South Vineland	9/29/2018	NAP	NAP	NAP			NAP			NAP
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	8/1/2018	NAP	NAP	TJ Maxx	30,775	1/31/2027	Fresh Thyme Farmers Market	27,538	1/31/2026	Tuesday Morning
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	10/31/2018	NAP	NAP	TJ Maxx	40,500	8/31/2026	Michaels	17,107	3/31/2025	Ulta Beauty
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	2/14/2018	NAP	NAP	J. C. Penney Co.	193,759	4/30/2023	AMC Theatres	78,738	8/31/2023	Zara
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	10/31/2018	129.76	82.41	NAP			NAP			NAP
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	12/28/2018	NAP	NAP	FirstService Residential	16,131	7/31/2022	Rite Aid	9,516	2/28/2026	Aurotech, Inc.
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	10/31/2018	117.83	94.81	NAP			NAP			NAP
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	7/19/2018	NAP	NAP	HSBC Technology & Services	163,863	3/31/2027	Northrop Grumman Systems Corporation	41,776	5/13/2023	NAP

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (7)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (7)	Third Largest Tenant
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	11/30/2018	NAP	NAP	NAP			NAP			NAP
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	12/21/2018	NAP	NAP	NAP			NAP			NAP
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	10/31/2018	121.17	89.29	NAP			NAP			NAP
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio	2/6/2019	NAP	NAP
30.01	Property				Dollar General - Chattanooga	2/6/2019	NAP	NAP	Dollar General	12,406	9/30/2028	NAP			NAP
30.02	Property				Dollar General - Dixon	2/6/2019	NAP	NAP	Dollar General	10,640	11/30/2030	NAP			NAP
30.03	Property				Dollar General - Andalusia	2/6/2019	NAP	NAP	Dollar General	9,100	10/31/2030	NAP			NAP
30.04	Property				Dollar General - Warroad	2/6/2019	NAP	NAP	Dollar General	9,100	11/30/2030	NAP			NAP
30.05	Property				Dollar General - Baudette	2/6/2019	NAP	NAP	Dollar General	9,026	11/30/2030	NAP			NAP
30.06	Property				Dollar General - Woodhull	2/6/2019	NAP	NAP	Dollar General	9,002	10/31/2030	NAP			NAP
30.07	Property				Dollar General - Pillager	2/6/2019	NAP	NAP	Dollar General	9,026	10/31/2030	NAP			NAP
30.08	Property				Dollar General - Mapleton	2/6/2019	NAP	NAP	Dollar General	9,100	8/31/2030	NAP			NAP
30.09	Property				Dollar General - Patton	2/6/2019	NAP	NAP	Dollar General	9,026	10/31/2030	NAP			NAP
30.10	Property				Dollar General - Perry	2/6/2019	NAP	NAP	Dollar General	9,026	11/30/2030	NAP			NAP
30.11	Property				Dollar General - Keosauqua	2/6/2019	NAP	NAP	Dollar General	9,026	11/30/2030	NAP			NAP
30.12	Property				Dollar General - Browerville	2/6/2019	NAP	NAP	Dollar General	9,002	9/30/2030	NAP			NAP
30.13	Property				Dollar General - Sumner	2/6/2019	NAP	NAP	Dollar General	9,026	11/30/2030	NAP			NAP
30.14	Property				Dollar General - Hedrick	2/6/2019	NAP	NAP	Dollar General	9,100	7/31/2030	NAP			NAP
30.15	Property				Dollar General - Wappapello	2/6/2019	NAP	NAP	Dollar General	9,100	7/31/2030	NAP			NAP
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	8/28/2018	NAP	NAP	Revenue Cycle Service Center, LLC	60,405	10/31/2024	Centene Corporation	60,405	2/28/2023	NAP
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	2/1/2019	NAP	NAP	Birkenstock	2,306	11/30/2027	NAP			NAP
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	9/30/2018	151.06	105.52	NAP			NAP			NAP
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio	10/31/2018	NAP	NAP
34.01	Property				Stor-All Storage - Acworth, GA	10/31/2018	NAP	NAP	NAP			NAP			NAP
34.02	Property				Compass Self Storage - Warren, MI	10/31/2018	NAP	NAP	NAP			NAP			NAP
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	10/29/2018	NAP	NAP	NAP			NAP			NAP
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	10/1/2018	NAP	NAP	YRC Freight	20,574	4/30/2021	US Postal Service	20,533	10/31/2019	United States of America
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	10/1/2018	NAP	NAP	Dollar Tree	22,025	6/30/2021	Planet Fitness	20,964	2/29/2024	POIC
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	9/30/2018	NAP	NAP	All Year Management	5,500	6/30/2033	Chai Health Care	5,000	6/30/2037	Preventive Diagnostics
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	10/22/2018	NAP	NAP	Gold’s Gym	48,171	4/30/2027	CEC Entertainment, Inc	13,711	1/31/2024	AT&T Mobility
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	11/30/2018	120.80	78.68	NAP			NAP			NAP
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	9/30/2018	103.70	80.13	NAP			NAP			NAP
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	1/1/2019	NAP	NAP	Cooper Standard	17,718	11/30/2028	Raymond James	13,184	4/30/2021	Trine University
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	2/6/2019	NAP	NAP	GRM	394,570	10/1/2033	NAP			NAP
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	10/31/2018	109.21	71.22	NAP			NAP			NAP
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	11/27/2018	NAP	NAP	NAP			NAP			NAP
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	12/12/2018	NAP	NAP	VendTek Wholesale	8,685	8/31/2023	Zeiss Metrology	8,493	10/31/2019	Hamaton Inc.
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	10/31/2018	NAP	NAP	NAP			NAP			NAP
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	11/30/2018	NAP	NAP	Smart & Final	24,059	10/31/2028	Pegs Glorified Ham & Eggs	4,480	11/30/2028	Del Taco
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	2/1/2019	NAP	NAP	Fresenius Medical Care	7,496	11/30/2033	NAP			NAP
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	2/1/2019	NAP	NAP	Washington Dialysis Clinic	7,556	1/31/2033	NAP			NAP

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (7)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (7)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (7)	Environmental Phase I Report Date	Environmental Phase II Y/N
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	57,000	12/31/2022	Return Path, Inc.	46,002	7/31/2025	Pira Energy Group	27,577	2/29/2020	10/18/2018	No
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	48,548	11/30/2024	Nationwide	13,449	6/30/2023	Nuvolo Technologies	11,696	2/28/2023	11/21/2018	No
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	64,095	10/31/2023	LLSC Holdings Corp	20,208	1/31/2023	NAP			8/13/2018	No
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio
4.01	Property				Gavilon Headquarters			NAP			NAP			7/16/2018	No
4.02	Property				Northland Innovation Campus	1,200	9/30/2027	NAP			NAP			11/5/2018	No
4.03	Property				Oerlikon Industrial Facility			NAP			NAP			7/20/2018	No
4.04	Property				Essence Group Headquarters			NAP			NAP			8/28/2018	No
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial
5.01	Property				Staples - Hagerstown, MD			NAP			NAP			9/20/2018	No
5.02	Property				Staples - Montgomery, NY			NAP			NAP			9/20/2018	No
5.03	Property				Staples - Terre Haute, IN			NAP			NAP			9/20/2018	No
5.04	Property				Staples - London, OH			NAP			NAP			9/20/2018	No
5.05	Property				Staples - Beloit, WI			NAP			NAP			9/20/2018	No
5.06	Property				Staples - Dayville, CT			NAP			NAP			9/19/2018	No
5.07	Property				Staples - Arden Hills, MN			NAP			NAP			9/20/2018	No
5.08	Property				Staples - Putnam, CT			NAP			NAP			9/20/2018	No
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street			NAP			NAP			11/16/2018	No
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio
7.01	Property				Oak Brook Gateway	22,699	12/31/2019	Oxford Bank & Trust	16,974	4/30/2025	Aerotek, Inc.	14,596	5/31/2023	6/12/2018	No
7.02	Property				Cornerstone I at Cantera	15,290	1/31/2020	Dugan & Lopatka	10,895	8/31/2026	Docusign, Inc.	9,352	7/31/2021	8/16/2018	No
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place			NAP			NAP			10/19/2018	No
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	23,948	7/31/2021	Today’s Patio	18,363	2/29/2024	Summit Hut	11,128	6/30/2023	9/14/2018	No
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	21,929	1/31/2026	828 Events	14,896	5/31/2029	Trader Joes	14,843	3/31/2022	Various	No
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building			NAP			NAP			9/25/2018	No
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson			NAP			NAP			11/13/2018	No
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	11,013	4/30/2024	ExamWorks	11,000	9/30/2019	Barbara Thayer	10,555	10/31/2027	9/24/2018	No
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio
14.01	Property				Kitchin Place	2,523	1/31/2023	White House Black Market	2,346	5/31/2020	The Bell Company, Inc.	1,346	12/31/2030	11/29/2018	No
14.02	Property				26 All Souls Crescent	820	10/31/2021	Nathan Scott Pritchard	308	MTM	NAP			11/29/2018	No
14.03	Property				Melrose Place	4,916	7/31/2019	Castleton Ventures, LLC - Castleton Production, LLC	2,613	9/30/2019	The Columbus Group, Inc.	1,345	5/31/2021	11/27/2018	No
14.04	Property				Village at Pelican Point	2,440	1/31/2024	Christ Driven, LLC	2,372	10/31/2028	NAP			11/29/2018	No
14.05	Property				Harbison Crossing	1,350	7/31/2022	Mr. PC, LLC	1,227	3/31/2023	NAP			11/27/2018	No
14.06	Property				Jos. A Bank North Causeway			NAP			NAP			11/29/2018	No
14.07	Property				1 All Souls Crescent			NAP			NAP			11/29/2018	No
14.08	Property				Jos. A. Bank on I-55 Frontage Road			NAP			NAP			11/29/2018	No
14.09	Property				39 Dogwood Road			NAP			NAP			11/29/2018	No
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio
15.01	Property				AAA Storage City			NAP			NAP			10/4/2018	No
15.02	Property				CubeSmart PHX - E Washington St.			NAP			NAP			10/25/2018	No
15.03	Property				CubeSmart PHX - N 43rd			NAP			NAP			10/25/2018	No
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	8,715	6/14/2019	KB Home Coastal Inc	7,357	10/19/2024	San Diego PCB, Inc., a CA Corp	6,232	10/31/2020	11/8/2018	No
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village			NAP			NAP			11/1/2018	No
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago			NAP			NAP			11/15/2018	No
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio
19.01	Property				Vineland Self Storage			NAP			NAP			11/2/2018	No
19.02	Property				Buena Self Storage			NAP			NAP			11/2/2018	No
19.03	Property				South Vineland			NAP			NAP			11/2/2018	No
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	12,266	9/30/2028	Waterfront Seafood Market, Inc.	8,430	10/31/2025	Brazil Terra Grill	6,396	12/31/2028	9/19/2018	No
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	10,000	8/31/2026	Five Below	8,496	1/31/2029	Versona	6,000	1/31/2027	12/5/2018	No
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	34,454	10/31/2029	XXI Forever	32,504	MTM	H & M	28,830	1/31/2027	4/27/2018	No
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills			NAP			NAP			11/7/2018	No
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	8,626	11/30/2027	Ad Adstra, Inc.	7,543	12/31/2023	Baltimore Work, Inc.	5,500	10/31/2025	8/31/2018	No
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF			NAP			NAP			11/15/2018	No
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive			NAP			NAP			8/9/2018	No

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (7)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (7)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (7)	Environmental Phase I Report Date	Environmental Phase II Y/N
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments			NAP			NAP			12/28/2018	No
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor			NAP			NAP			11/5/2018	No
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood			NAP			NAP			11/5/2018	No
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio
30.01	Property				Dollar General - Chattanooga			NAP			NAP			10/26/2018	No
30.02	Property				Dollar General - Dixon			NAP			NAP			10/26/2018	No
30.03	Property				Dollar General - Andalusia			NAP			NAP			10/26/2018	No
30.04	Property				Dollar General - Warroad			NAP			NAP			10/26/2018	No
30.05	Property				Dollar General - Baudette			NAP			NAP			10/26/2018	No
30.06	Property				Dollar General - Woodhull			NAP			NAP			10/26/2018	No
30.07	Property				Dollar General - Pillager			NAP			NAP			10/26/2018	No
30.08	Property				Dollar General - Mapleton			NAP			NAP			10/26/2018	No
30.09	Property				Dollar General - Patton			NAP			NAP			10/26/2018	No
30.10	Property				Dollar General - Perry			NAP			NAP			10/26/2018	No
30.11	Property				Dollar General - Keosauqua			NAP			NAP			10/26/2018	No
30.12	Property				Dollar General - Browerville			NAP			NAP			10/26/2018	No
30.13	Property				Dollar General - Sumner			NAP			NAP			10/26/2018	No
30.14	Property				Dollar General - Hedrick			NAP			NAP			10/26/2018	No
30.15	Property				Dollar General - Wappapello			NAP			NAP			10/26/2018	No
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial			NAP			NAP			6/5/2018	No
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street			NAP			NAP			9/17/2018	No
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley			NAP			NAP			8/10/2018	No
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio
34.01	Property				Stor-All Storage - Acworth, GA			NAP			NAP			10/9/2018	No
34.02	Property				Compass Self Storage - Warren, MI			NAP			NAP			9/5/2018	No
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans			NAP			NAP			10/24/2018	No
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	16,838	9/30/2023	LifeScape	15,644	5/31/2027	Sanford Health	13,670	2/28/2024	10/15/2018	No
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	16,398	8/31/2027	Rice Kitchen/TinTin Buffet	6,000	8/31/2022	Pub 181	4,399	6/30/2020	11/13/2018	No
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	5,000	2/28/2033	Apt Developers	2,500	6/30/2033	NAP			5/22/2018	No
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	4,547	6/30/2023	Gourmet Prep Lifestyle Kitchen	1,360	2/29/2024	NAP			10/16/2018	No
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College			NAP			NAP			12/12/2018	No
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana			NAP			NAP			10/26/2018	No
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	12,500	10/31/2023	Crowe Horwath LLP	8,300	10/31/2022	USI Insurance Services	4,921	6/30/2022	10/5/2018	No
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis			NAP			NAP			7/31/2018	No
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point			NAP			NAP			11/5/2018	No
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage			NAP			NAP			11/30/2018	No
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	8,493	10/31/2021	R.S. Hughes	7,743	5/31/2023	Window Pro Holdings, Inc.	5,884	6/30/2021	12/11/2018	No
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage			NAP			NAP			11/1/2018	No
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	2,500	8/31/2028	iSweat Fitness, LLC	2,240	10/31/2021	H&R Block	1,120	4/30/2021	10/18/2018	No
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin			NAP			NAP			11/27/2018	No
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi			NAP			NAP			11/7/2018	No

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	NAP	10/17/2018	NAP	NAP	No	3,668,201	641,935	0	0	0	18,543	1,112,604
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	NAP	12/5/2018	NAP	NAP	No	126,226	63,113	14,117	7,059	0	5,063	0
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	NAP	8/13/2018	NAP	NAP	No	640,792	160,198	0	0	0	10,096	0
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio					No	0	0	63,812	12,762	0	6,188	0
4.01	Property				Gavilon Headquarters	NAP	7/13/2018	NAP	NAP	No
4.02	Property				Northland Innovation Campus	NAP	11/5/2018	NAP	NAP	No
4.03	Property				Oerlikon Industrial Facility	NAP	7/9/2018	NAP	NAP	No
4.04	Property				Essence Group Headquarters	NAP	8/28/2018	NAP	NAP	No
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial					No	0	0	0	0	0	0	0
5.01	Property				Staples - Hagerstown, MD	NAP	9/20/2018	NAP	NAP	No
5.02	Property				Staples - Montgomery, NY	NAP	9/20/2018	NAP	NAP	No
5.03	Property				Staples - Terre Haute, IN	NAP	9/20/2018	NAP	NAP	No
5.04	Property				Staples - London, OH	NAP	9/20/2018	NAP	NAP	No
5.05	Property				Staples - Beloit, WI	NAP	9/20/2018	NAP	NAP	No
5.06	Property				Staples - Dayville, CT	NAP	9/19/2018	NAP	NAP	No
5.07	Property				Staples - Arden Hills, MN	NAP	9/20/2018	NAP	NAP	No
5.08	Property				Staples - Putnam, CT	NAP	9/20/2018	NAP	NAP	No
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	NAP	11/16/2018	NAP	NAP	No	13,023	6,512	10,055	2,514	0	775	0
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio					No	225,883	56,471	0	0	0	12,187	0
7.01	Property				Oak Brook Gateway	NAP	11/19/2018	NAP	NAP	No
7.02	Property				Cornerstone I at Cantera	NAP	8/17/2018	NAP	NAP	No
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	NAP	10/18/2018	NAP	NAP	No	0	0	0	0	0	0	0
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	NAP	10/5/2018	NAP	NAP	No	280,095	56,019	11,190	5,595	0	2,570	0
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	NAP	10/12/2018	7/13/2018	19%	No	515,493	103,098	0	0	4,074	4,074	0
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	NAP	9/24/2018	NAP	NAP	No	69,514	23,171	0	0	2,339	2,339	0
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	NAP	11/7/2018	NAP	NAP	No	11,826	2,365	0	0	0	Greatest of (i) with respect to the first monthly payment date through and including the monthly payment date in January, 2021, 3% and (y) with respect to each monthly payment date from February, 2021 and for each monthly payment date thereafter, 4% of the projected Rents for the Hotel Property for the prior month as set forth in the most recent Approved Annual Budget (ii) the then-current amount required by the Management Agreement and (iii) the then-current amount required by the Franchise Agreement for Approved Capital Expenditures relating to the Hotel Property and the repair and replacement of the FF&E	0
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	NAP	9/27/2018	NAP	NAP	No	120,570	120,570	0	0	0	4,180	0
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio					No	61,604	20,535	35,342	11,781	0	1,350	48,605
14.01	Property				Kitchin Place	NAP	11/29/2018	NAP	NAP	No
14.02	Property				26 All Souls Crescent	NAP	11/29/2018	NAP	NAP	No
14.03	Property				Melrose Place	NAP	11/29/2018	NAP	NAP	No
14.04	Property				Village at Pelican Point	NAP	11/29/2018	NAP	NAP	No
14.05	Property				Harbison Crossing	NAP	11/29/2018	NAP	NAP	No
14.06	Property				Jos. A Bank North Causeway	NAP	11/29/2018	NAP	NAP	No
14.07	Property				1 All Souls Crescent	NAP	11/29/2018	NAP	NAP	No
14.08	Property				Jos. A. Bank on I-55 Frontage Road	NAP	11/29/2018	NAP	NAP	No
14.09	Property				39 Dogwood Road	NAP	11/29/2018	NAP	NAP	No
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio					No	72,902	14,580	20,537	2,934	279,252	3,293	0
15.01	Property				AAA Storage City	NAP	10/2/2018	NAP	NAP	No
15.02	Property				CubeSmart PHX - E Washington St.	NAP	10/25/2018	NAP	NAP	No
15.03	Property				CubeSmart PHX - N 43rd	NAP	10/25/2018	NAP	NAP	No
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	NAP	11/12/2018	11/8/2018	5%	No	178,446	29,741	0	0	2,074	2,074	49,783
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	NAP	10/31/2018	10/24/2018	4%	No	32,146	16,073	1,364	0	0	4,368	0
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	NAP	11/9/2018	NAP	NAP	No	0	0	0	0	0	0	0
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio					No	30,382	10,127	1,520	760	120,811	22,143	797,148
19.01	Property				Vineland Self Storage	NAP	11/7/2018	NAP	NAP	No
19.02	Property				Buena Self Storage	NAP	11/2/2018	NAP	NAP	No
19.03	Property				South Vineland	NAP	11/7/2018	NAP	NAP	No
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	NAP	9/13/2018	NAP	NAP	No	39,876	19,938	0	0	0	2,362	0
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	NAP	12/3/2018	NAP	NAP	No	36,033	12,011	0	0	0	1,216	30,000
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	NAP	4/27/2018	NAP	NAP	No	0	0	0	0	0	0	487,003
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	NAP	11/6/2018	NAP	NAP	No	0	23,215	0	0	0	The greatest of (i) 2.0% of prior month’s projected Rents for the Property until 1/6/2021, 3.0% of prior month’s projected Rents for the property beginning 1/6/2021 until 1/6/2022, 4.0% of prior month’s projected Rents for the Property thereafter, (ii) the amount required under the Management Agreement and (iii) the amount required under the Franchise Agreement for FF&E	0
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	NAP	11/5/2018	NAP	NAP	No	68,425	11,404	4,097	2,049	80,000	1,670	0
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	NAP	11/15/2018	NAP	NAP	No	179,496	16,318	14,188	7,094	0	6,238	0
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	NAP	8/10/2018	NAP	NAP	No	359,868	119,956	7,366	3,683	3,427	3,427	82,000

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	NAP	12/28/2018	NAP	NAP	No	0	25,219	0	0	2,271	2,271	0
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	NAP	11/8/2018	11/8/2018	8%	No	6,536	1,307	17,923	1,991	0	563	13,500
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	NAP	11/2/2018	NAP	NAP	No	12,241	12,241	0	0	13,820	4% of gross income from operations for the calendar month two months prior	0
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio					No	0	0	0	0	0	0	0
30.01	Property				Dollar General - Chattanooga	NAP	10/26/2018	NAP	NAP	No
30.02	Property				Dollar General - Dixon	NAP	10/26/2018	NAP	NAP	No
30.03	Property				Dollar General - Andalusia	NAP	10/26/2018	NAP	NAP	No
30.04	Property				Dollar General - Warroad	NAP	10/26/2018	NAP	NAP	No
30.05	Property				Dollar General - Baudette	NAP	10/26/2018	NAP	NAP	No
30.06	Property				Dollar General - Woodhull	NAP	10/26/2018	NAP	NAP	No
30.07	Property				Dollar General - Pillager	NAP	10/26/2018	NAP	NAP	No
30.08	Property				Dollar General - Mapleton	NAP	10/26/2018	NAP	NAP	No
30.09	Property				Dollar General - Patton	NAP	10/26/2018	NAP	NAP	No
30.10	Property				Dollar General - Perry	NAP	10/26/2018	NAP	NAP	No
30.11	Property				Dollar General - Keosauqua	NAP	10/26/2018	NAP	NAP	No
30.12	Property				Dollar General - Browerville	NAP	10/26/2018	NAP	NAP	No
30.13	Property				Dollar General - Sumner	NAP	10/26/2018	NAP	NAP	No
30.14	Property				Dollar General - Hedrick	NAP	10/26/2018	NAP	NAP	No
30.15	Property				Dollar General - Wappapello	NAP	10/26/2018	1/29/2019	3%	No
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	NAP	6/5/2018	NAP	NAP	No	104,142	15,258	0	0	0	2,014	48,324
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	NAP	9/6/2018	NAP	NAP	No	0	8,181	0	0	29	29	0
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	NAP	8/13/2018	8/13/2018	15%	No	25,536	12,741	4,524	4,002	3,642	(i) 1% of Gross Income for the calendar month two months prior to the payment date up to and including 1/1/2020 (ii) 2% of Gross Income for the calendar month two months prior to the payment date occurring on 2/1/2020 until 1/1/2021 (iii) 3% of Gross Income for the calendar month two months prior to the payment date during occurring on 2/1/2021 until 1/1/2022 (iv) 4% of Gross Income for the calendar month two months prior to the payment date occurring on 2/1/2022 and thereafter.	0
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio					No	12,716	12,716	0	0	0	1,477	0
34.01	Property				Stor-All Storage - Acworth, GA	NAP	10/9/2018	NAP	NAP	No
34.02	Property				Compass Self Storage - Warren, MI	NAP	9/5/2018	NAP	NAP	No
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	NAP	10/23/2018	NAP	NAP	No	128,256	25,651	0	0	0	702	0
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	NAP	10/16/2018	NAP	NAP	No	24,860	8,287	0	0	0	1,921	0
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	NAP	10/23/2018	10/23/2018	14%	No	12,633	7,703	0	0	0	1,545	0
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	NAP	11/5/2018	NAP	NAP	No	2,845	2,845	9,102	910	0	294	0
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	NAP	10/16/2018	NAP	NAP	No	0	10,468	0	0	0	2,351	0
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	NAP	12/7/2018	NAP	NAP	No	43,302	6,186	9,163	3,054	0	0	0
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	NAP	10/29/2018	NAP	NAP	No	24,530	8,177	19,950	2,494	0	9,904	0
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	NAP	10/3/2018	NAP	NAP	No	21,642	10,821	7,652	850	100,000	1,132	0
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	NAP	7/31/2018	NAP	NAP	No	3,805	3,805	0	0	0	7,563	0
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	NAP	11/5/2018	NAP	NAP	No	7,375	7,375	0	0	6,160	4% of gross income from operations for the calendar month two months prior	0
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	NAP	11/30/2018	NAP	NAP	No	7,233	3,617	750	627	0	609	0
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	NAP	12/10/2018	NAP	NAP	No	112,153	14,019	4,428	1,476	0	2,887	0
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	NAP	10/29/2018	NAP	NAP	No	12,399	3,100	1,352	676	0	606	25,000
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	NAP	10/18/2018	NAP	NAP	No	8,432	4,216	2,482	1,241	100,390	0	0
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	NAP	11/27/2018	NAP	NAP	No	0	0	0	0	0	94	3,373
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	NAP	11/9/2018	NAP	NAP	No	0	0	0	0	0	94	3,400

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	0	100,000	3,000,000	0	0	0	0	0	0	0	0
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	1,500,000	0	1,500,000	0	0	7,130	0	0	0	8,517,886	0
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	126,406	12,620	1,000,000	0	0	0	0	0	0	0	0
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	0	0	0	0	0	15,070	0	0	0	3,739,815	0
4.01	Property				Gavilon Headquarters
4.02	Property				Northland Innovation Campus
4.03	Property				Oerlikon Industrial Facility
4.04	Property				Essence Group Headquarters
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	0	0	0	0	0	0	0	0	0	0	0
5.01	Property				Staples - Hagerstown, MD
5.02	Property				Staples - Montgomery, NY
5.03	Property				Staples - Terre Haute, IN
5.04	Property				Staples - London, OH
5.05	Property				Staples - Beloit, WI
5.06	Property				Staples - Dayville, CT
5.07	Property				Staples - Arden Hills, MN
5.08	Property				Staples - Putnam, CT
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	0	0	0	0	0	0	0	0	0	0	3,000
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	150,000	70,680	1,700,000	0	0	155,431	0	0	0	2,908,094	0
7.01	Property				Oak Brook Gateway
7.02	Property				Cornerstone I at Cantera
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	0	0	0	0	0	0	0	0	0	1,073,194	0
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	550,000	0	550,000	0	0	32,938	0	0	0	0	0
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	27,159	27,309	1,638,520	0	0	0	0	0	0	1,202,027	0
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	0	0	0	0	0	49,500	0	193,750	0	0	0
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	0	0	0	0	0	0	0	0	0	0	389
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	0	16,076	0	0	0	0	0	0	0	212,880	0
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio	0	9,001	324,030	0	0	5,506	0	44,850	0	0	0
14.01	Property				Kitchin Place
14.02	Property				26 All Souls Crescent
14.03	Property				Melrose Place
14.04	Property				Village at Pelican Point
14.05	Property				Harbison Crossing
14.06	Property				Jos. A Bank North Causeway
14.07	Property				1 All Souls Crescent
14.08	Property				Jos. A. Bank on I-55 Frontage Road
14.09	Property				39 Dogwood Road
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	0	0	0	0	0	0	0	0	0	250,000	0
15.01	Property				AAA Storage City
15.02	Property				CubeSmart PHX - E Washington St.
15.03	Property				CubeSmart PHX - N 43rd
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	800,000	0	561,345	0	0	0	0	0	0	304,810	0
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	0	0	0	0	0	0	0	0	0	0	0
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	0	0	0	0	0	12,125	0	0	0	0	0
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio	0	1,000	0	0	0	87,651	0	0	0	0	0
19.01	Property				Vineland Self Storage
19.02	Property				Buena Self Storage
19.03	Property				South Vineland
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	552,001	0	300,000	0	0	6,934	0	0	0	18,122	0
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	0	7,279	550,000	0	0	11,375	0	0	0	110,799	0
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	0	0	6,087,540	0	0	0	0	0	0	26,168,910	0
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	0	0	0	0	0	0	0	0	0	9,513	0
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	180,000	10,435	500,000	0	0	0	0	0	0	101,175	0
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	0	0	0	0	0	0	0	0	0	0	0
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	0	0	0	0	0	0	0	0	0	25,577	0

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	0	0	0	0	0	0	0	0	0	0	0
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	0	378	9,066	0	0	0	0	0	0	169,118	0
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	0	0	0	0	0	0	0	0	0	0	0
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio	0	0	0	0	0	0	0	0	0	0	0
30.01	Property				Dollar General - Chattanooga
30.02	Property				Dollar General - Dixon
30.03	Property				Dollar General - Andalusia
30.04	Property				Dollar General - Warroad
30.05	Property				Dollar General - Baudette
30.06	Property				Dollar General - Woodhull
30.07	Property				Dollar General - Pillager
30.08	Property				Dollar General - Mapleton
30.09	Property				Dollar General - Patton
30.10	Property				Dollar General - Perry
30.11	Property				Dollar General - Keosauqua
30.12	Property				Dollar General - Browerville
30.13	Property				Dollar General - Sumner
30.14	Property				Dollar General - Hedrick
30.15	Property				Dollar General - Wappapello
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	767,123	12,584	453,038	0	0	0	0	0	0	0	0
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	192	192	0	0	0	0	0	0	0	263,520	0
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	0	0	0	0	0	0	0	0	0	2,204,826	0
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio	0	0	0	0	0	0	0	0	0	0	0
34.01	Property				Stor-All Storage - Acworth, GA
34.02	Property				Compass Self Storage - Warren, MI
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	0	0	0	0	0	6,822	0	0	0	99,347	0
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	350,000	9,607	750,000	0	0	5,000	0	0	0	0	0
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	0	4,886	210,000	0	0	34,328	0	0	0	0	0
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	0	2,270	0	0	0	0	0	0	0	810,867	0
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	213,600	4,064	0	0	0	13,781	0	0	0	6,801	0
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	0	0	0	0	0	0	0	0	0	543,900	0
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	0	0	0	0	0	0	0	0	0	2,963,312	0
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	100,000	5,660	350,000	0	0	2,188	0	0	0	469,170	0
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	0	0	0	0	0	355,938	0	0	0	0	0
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	0	0	0	0	0	0	0	0	0	0	0
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	0	0	0	0	0	0	0	0	0	0	0
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	0	5,132	0	0	0	25,000	0	0	0	13,484	0
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	0	0	0	0	0	27,500	0	0	0	0	0
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	0	0	0	0	0	8,813	0	0	0	0	0
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	0	0	0	0	0	0	0	0	0	0	0
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	0	0	0	0	0	0	0	0	0	0	0

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Other Reserve Description	Borrower Name	Delaware Statutory Trust? Y/N
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	Unfunded Obligations Guarantee	Three Park Building LLC	No
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	Unfunded Obligations Reserve ($5,514,958); Rent Concession Reserve ($3,002,928)	CCP Owner LLC	No
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center		TFO REVA Wildamere PCC Property, LLC	No
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	Essence Tenant Allowances Funds	KCP Fee Owner 1, LLC, KCP Fee Owner 2, LLC, KCP Fee Owner 3, LLC, KCP Fee Owner 4, LLC	No
4.01	Property				Gavilon Headquarters
4.02	Property				Northland Innovation Campus
4.03	Property				Oerlikon Industrial Facility
4.04	Property				Essence Group Headquarters
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	Quarterly Rent Reserve	LCN STP Hagerstown (Multi) LLC	No
5.01	Property				Staples - Hagerstown, MD
5.02	Property				Staples - Montgomery, NY
5.03	Property				Staples - Terre Haute, IN
5.04	Property				Staples - London, OH
5.05	Property				Staples - Beloit, WI
5.06	Property				Staples - Dayville, CT
5.07	Property				Staples - Arden Hills, MN
5.08	Property				Staples - Putnam, CT
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	REA Reserve (Monthly 1/12 of the annual REA Fee); Common Charges Reserve (Monthly 1/12 of annual Common Charges)	CB Tarter Property LLC	No
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	Unfunded Obligations Reserve ($2,321,973.61); Gap Rent Reserve ($586,120.83)	Oak Brook Gateway, LLC and Cornerstone Cantera, LLC	No
7.01	Property				Oak Brook Gateway
7.02	Property				Cornerstone I at Cantera
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	Free Rent Reserve	10 BP Realty, LLC	No
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings		Oracle Crossings LLC	No
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	Outstanding TI/LC ($970,683); Free Rent Reserve ($231,344)	Seligman Liberty Station, LLC, Seligman Liberty Station II LLC, Seligman Liberty Station III LLC, Seligman Liberty Station IV LLC, Seligman Liberty Station V LLC	No
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building		Jupiter Industrial, LLC, 4188 Jupiter Industrial, LLC, GRC Jupiter Industrial, LLC and BPA Jupiter Industrial, LLC	No
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	Retail Replacement Reserve	Tucson 5C Hotel, LLC	No
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	Unfunded Obligations Reserve	Froehlich Associates LLC	No
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio		1 All Souls Crescent LLC, 201 Harbison Blvd., LLC, 26 All Souls Crescent, LLC, 39 Dogwood Road LLC, Causeway Boulevard IV, LLC, Highway 190 Investments, LLC, Interstate Property Group, LLC, Kitchin Place LLC and 5614 Kingston Pike LLC	No
14.01	Property				Kitchin Place
14.02	Property				26 All Souls Crescent
14.03	Property				Melrose Place
14.04	Property				Village at Pelican Point
14.05	Property				Harbison Crossing
14.06	Property				Jos. A Bank North Causeway
14.07	Property				1 All Souls Crescent
14.08	Property				Jos. A. Bank on I-55 Frontage Road
14.09	Property				39 Dogwood Road
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	Property Cost Reserve	CSGBSH RidgelandSC I, LLC, CSGBSH PhoenixAZ I, LLC and CSGBSH PhoenixAZ II, LLC	No
15.01	Property				AAA Storage City
15.02	Property				CubeSmart PHX - E Washington St.
15.03	Property				CubeSmart PHX - N 43rd
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	Outstanding Tenant Obligation Reserve	Monarch Corporate Center Investors, LLC	No
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village		Thunderbird Investments, LLC	No
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago		2817 North Clark Owner, LLC	No
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio		First Neck Buena LLC, First Neck Vineland LLC and First Neck South Vineland LLC	No
19.01	Property				Vineland Self Storage
19.02	Property				Buena Self Storage
19.03	Property				South Vineland
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	Free Rent Reserve	Clocktower Square Baceline, LLC	No
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	Unfunded Obligations Reserve ($83,379); Free Rent Reserve ($27,420)	UAP-Heritage Peachtree, LLC	No
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	Outstanding Tenant Obligations Reserve ($19,392,145); Bridge Rent and Reimbursement Reserve ($6,776,765)	Aventura Mall Venture	No
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	Seasonality Reserve (Upfront: $7,013; Monthly March - November: $5,107); Comfort Letter Reserve ($2,500)	Founders Hospitality, LLC and Star Lodges, LLC	No
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	Unfunded Obligations Reserve	8701 Georgia LLC	No
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF		Ancha Investments LLC, DMS Financial Investments LLC, Hotel Acquisitions 4 Tampa USF LLC, Kollipara Investments LLC and Sama Investments LLC	No
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	Outstanding TI Reserve	Arlington Center LLC	No

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Other Reserve Description	Borrower Name	Delaware Statutory Trust? Y/N
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments		LH Moser LLC	No
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	Outstanding TI/LC ($87,725); Free Rent Reserve ($81,393)	21 Astor NW LLC	No
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood		Laurel Park Hotel, LLC	No
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio		Core DG Owner, LLC	No
30.01	Property				Dollar General - Chattanooga
30.02	Property				Dollar General - Dixon
30.03	Property				Dollar General - Andalusia
30.04	Property				Dollar General - Warroad
30.05	Property				Dollar General - Baudette
30.06	Property				Dollar General - Woodhull
30.07	Property				Dollar General - Pillager
30.08	Property				Dollar General - Mapleton
30.09	Property				Dollar General - Patton
30.10	Property				Dollar General - Perry
30.11	Property				Dollar General - Keosauqua
30.12	Property				Dollar General - Browerville
30.13	Property				Dollar General - Sumner
30.14	Property				Dollar General - Hedrick
30.15	Property				Dollar General - Wappapello
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial		6221-6223 S. Palo Verde, Tucson, LLC	No
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	Outstanding TI Reserve	120 Spring Realty Associates LLC	No
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	Seasonality Reserve (Monthly August - October: $30,000); Closing Date PIP Deposit ($2,204,826)	Kubera Hotel Properties, LP	No
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio		Amsdell Storage Ventures XXVI, LLC	No
34.01	Property				Stor-All Storage - Acworth, GA
34.02	Property				Compass Self Storage - Warren, MI
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	Pre-Paid Rent Reserve	1516 Orleans LLC	No
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office		Bluebird Real Estate Holdings, LLC	No
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center		SPE-Portland Rockwood Plaza, LLC	No
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	CO Holdback Reserve	735 Bedford LLC	No
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	Free Rent Reserve	EC Foundation Quail, LLC	No
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	Renovation Reserve ($500,000); Seasonality Reserve ($43,900)	Hospitality Lodging Investors III, LP	No
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	PIP Reserve	Hipi Holding LLC	No
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	Unfunded Obligations Reserve ($416,016); Gap Rent Reserve ($53,154)	Dupont Circle III LP	No
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis		Moonbeam Realty, LLC	No
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point		West Point Hotel, LLC	No
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage		CSGBSH GeorgetownKY I, LLC	No
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	Waterland Rent Reserve	RBL Lynn I LLC and RBL Lynn II LLC	No
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage		Delta Site, LLC	No
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center		Sahara LVLA, LLC	No
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin		Net3 (South Elgin II), LLC	No
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi		Net3 (Potosi), LLC	No

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (8)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	Charles Steven Cohen	Refinance	182,000,000	0	0	0	182,000,000	124,865,096	0
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	Joel Gluck and Nathan Indig	Acquisition	47,000,000	17,915,059	12,200,000	9,140,080	86,255,139	0	74,000,000
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	Dennis J. Doyle and Gerald T. Jokerst, Jr.	Refinance	47,000,000	0	0	0	47,000,000	45,136,082	0
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	Kawa Capital Partners LLC	Recapitalization/Acquisition	74,500,000	4,982,781	0	3,837,930	83,320,711	58,484,592	20,200,000
4.01	Property				Gavilon Headquarters
4.02	Property				Northland Innovation Campus
4.03	Property				Oerlikon Industrial Facility
4.04	Property				Essence Group Headquarters
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	LCN North American Fund II REIT	Acquisition	126,100,000	67,286,309	0	0	193,386,309	0	192,000,000
5.01	Property				Staples - Hagerstown, MD
5.02	Property				Staples - Montgomery, NY
5.03	Property				Staples - Terre Haute, IN
5.04	Property				Staples - London, OH
5.05	Property				Staples - Beloit, WI
5.06	Property				Staples - Dayville, CT
5.07	Property				Staples - Arden Hills, MN
5.08	Property				Staples - Putnam, CT
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	Charles Blaichman, Scott Shnay, Abram Shnay and Ironstate Holdings LLC	Refinance	33,900,000	482,050	2,400,000	0	36,782,050	35,954,126	0
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	Dmitry Gordeev and Fairbridge Partners, LLC	Acquisition	47,750,000	16,195,652	0	3,802,088	67,747,740	0	63,750,000
7.01	Property				Oak Brook Gateway
7.02	Property				Cornerstone I at Cantera
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	NAP	Acquisition	82,000,000	82,455,968	0	0	164,455,968	0	153,054,729
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	Town West Realty, Inc. and Town West Realty II, Inc.	Acquisition	30,795,000	10,991,621	0	659,018	42,445,638	0	41,061,255
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	Seligman & Associates, Inc.	Acquisition	117,000,000	53,514,050	0	0	170,514,050	0	165,357,991
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	HGGP Capital VIII, LLC, HGGP Capital IX, LLC, HGGP Capital X, LLC, HGGP Capital XI, LLC, HGGP Capital XII, LLC and HGGP Capital XIII, LLC	Acquisition	27,250,000	14,699,879	0	0	41,949,879	0	40,800,000
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	David R. Dabdoub, Matthew Scott Stiteler and Paul Wilbur Chellgren	Refinance	40,000,000	0	0	0	40,000,000	34,235,423	0
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	Jeffrey J. Feil	Acquisition	24,500,000	12,935,537	0	1,036,434	38,471,971	0	37,400,000
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio	John W. Bell III and John A. Batt, Jr.	Refinance	22,100,000	0	0	0	22,100,000	15,860,808	0
14.01	Property				Kitchin Place
14.02	Property				26 All Souls Crescent
14.03	Property				Melrose Place
14.04	Property				Village at Pelican Point
14.05	Property				Harbison Crossing
14.06	Property				Jos. A Bank North Causeway
14.07	Property				1 All Souls Crescent
14.08	Property				Jos. A. Bank on I-55 Frontage Road
14.09	Property				39 Dogwood Road
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	George Thacker, Lawrence Charles Kaplan and Richard Schontz	Acquisition	21,000,000	8,803,448	0	0	29,803,448	0	27,854,562
15.01	Property				AAA Storage City
15.02	Property				CubeSmart PHX - E Washington St.
15.03	Property				CubeSmart PHX - N 43rd
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	Stephen M. Zotovich	Acquisition	19,795,000	15,669,682	0	0	35,464,682	0	33,550,000
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	NBP Capital, LLC	Refinance	19,000,000	0	0	0	19,000,000	14,119,212	0
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	McLinden Holdings, L.L.C.	Refinance	18,635,000	0	0	0	18,635,000	15,648,786	0
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio	Jacob Ramage	Acquisition	17,750,000	7,663,515	0	0	25,413,515	0	24,368,288
19.01	Property				Vineland Self Storage
19.02	Property				Buena Self Storage
19.03	Property				South Vineland
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	Douglas Arnold, David Puchi and Craig Zoeller	Refinance	16,000,000	0	0	0	16,000,000	9,075,813	0
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	John E. Young	Acquisition	15,800,000	8,376,444	0	207,982	24,384,427	0	24,000,000
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	Simon Property Group, L.P., Jacquelyn Soffer and Jeffrey Soffer	Refinance	1,406,700,000	0	343,300,000	0	1,750,000,000	1,230,695,723	0
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	Majid Koza	Refinance	13,500,000	0	0	0	13,500,000	10,452,591	0
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	Scott J. Seligman	Acquisition	12,900,000	6,533,206	0	376,232	19,809,438	0	18,953,846
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	Richard C. Pietrafesa, Jr., Peter Murphy, Cambridge Capital Family Partnership, LP, Sailaja Malireddy, Sharvani Mididaddi, Murthy S. Sama, Gayathri Sama, Pavan K. Kollipara, Vijaya Kollipara, Koteswararao R. Ancha and Devinder P. Singh	Acquisition	12,550,000	7,387,225	0	0	19,937,225	0	19,300,000
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	Chaim Simkowitz, Michael Rosenberg	Acquisition	29,376,000	12,763,329	0	0	42,139,329	0	40,800,000

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (8)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	Michael E. Deiker	Refinance	12,250,000	2,956,099	0	0	15,206,099	14,859,691	0
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	Robert Ball	Refinance	12,155,000	0	0	0	12,155,000	8,949,056	0
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	Robert Anderson, David Culpepper and Chris Decamp	Refinance	12,000,000	0	0	0	12,000,000	10,377,219	0
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio	CC Real Estate Income Master Fund	Acquisition	11,757,000	5,860,661	0	0	17,617,661	0	16,797,000
30.01	Property				Dollar General - Chattanooga
30.02	Property				Dollar General - Dixon
30.03	Property				Dollar General - Andalusia
30.04	Property				Dollar General - Warroad
30.05	Property				Dollar General - Baudette
30.06	Property				Dollar General - Woodhull
30.07	Property				Dollar General - Pillager
30.08	Property				Dollar General - Mapleton
30.09	Property				Dollar General - Patton
30.10	Property				Dollar General - Perry
30.11	Property				Dollar General - Keosauqua
30.12	Property				Dollar General - Browerville
30.13	Property				Dollar General - Sumner
30.14	Property				Dollar General - Hedrick
30.15	Property				Dollar General - Wappapello
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	Kenneth Levy	Acquisition	11,485,000	5,990,039	0	0	17,475,039	0	16,416,500
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	Terrence Lowenberg and Todd Cohen	Refinance	11,396,000	0	0	0	11,396,000	8,665,804	0
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	Pradeep Kantilal Khatri	Refinance	10,500,000	0	0	0	10,500,000	5,018,996	0
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio	Robert J. Amsdell and Barry L. Amsdell	Acquisition/Refinance	9,000,000	0	0	11,600	9,011,600	2,194,603	5,500,000
34.01	Property				Stor-All Storage - Acworth, GA
34.02	Property				Compass Self Storage - Warren, MI
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	Nikita Turik and Alexander Turik	Refinance	8,700,000	0	0	0	8,700,000	7,338,073	0
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	Christopher A. Dunham and The Estate of Donald A. Dunham, Jr.	Refinance	8,400,000	0	0	0	8,400,000	1,978,755	0
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	CCA Acquisition Company, LLC	Acquisition	8,250,000	3,165,091	0	0	11,415,091	0	11,000,000
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	Yoel Goldman	Refinance	7,500,000	50,000	0	0	7,550,000	6,410,685	0
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	Mark Hamermesh and Gary Grabel	Refinance	7,200,000	0	0	0	7,200,000	6,626,543	0
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	William R. Nuttall	Refinance	6,750,000	0	0	0	6,750,000	4,791,842	0
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	Biran Patrick Martin, N. Leonard Fox and Edward D. Herrick	Acquisition	6,150,000	4,264,035	0	0	10,414,035	0	6,798,359
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	Thomas A. Marmaros	Refinance	5,100,000	0	0	0	5,100,000	2,936,028	0
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	Moishe Mana	Recapitalization	5,000,000	0	0	0	5,000,000	0	0
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	Robert Anderson, David Culpepper and Chris Decamp	Refinance	4,690,000	0	0	0	4,690,000	3,904,219	0
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	George Thacker, Lawrence Charles Kaplan and Richard Schontz	Acquisition	4,525,000	1,798,754	0	29,735	6,353,489	0	6,200,600
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	Ari Blum	Acquisition	4,250,000	4,911,771	0	191,034	9,352,805	0	8,500,000
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	Julie K. Lawton-Essa	Refinance	3,150,000	0	0	0	3,150,000	2,363,182	0
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	Goor Arie Kadosh	Acquisition	3,000,000	9,545,648	0	159,367	12,705,016	0	11,500,000
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	The David E. Cunningham Trust Dated June 2, 1998 and David E. Cunningham	Refinance	2,725,000	0	0	0	2,725,000	1,288,795	0
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	The David E. Cunningham Trust Dated June 2, 1998 and David E. Cunningham	Refinance	1,670,000	0	0	0	1,670,000	1,317,641	0

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	5,527,780	3,668,201	47,938,924	0	182,000,000	Hard	Springing
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	2,089,780	10,165,359	0	0	86,255,139	Hard	In Place
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	747,122	767,198	349,598	0	47,000,000	Hard	Springing
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	817,422	3,818,697	0	0	83,320,711	Hard	Springing
4.01	Property				Gavilon Headquarters
4.02	Property				Northland Innovation Campus
4.03	Property				Oerlikon Industrial Facility
4.04	Property				Essence Group Headquarters
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	1,386,309	0	0	0	193,386,309	Hard	In Place
5.01	Property				Staples - Hagerstown, MD
5.02	Property				Staples - Montgomery, NY
5.03	Property				Staples - Terre Haute, IN
5.04	Property				Staples - London, OH
5.05	Property				Staples - Beloit, WI
5.06	Property				Staples - Dayville, CT
5.07	Property				Staples - Arden Hills, MN
5.08	Property				Staples - Putnam, CT
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	804,845	23,079	0	0	36,782,050	Soft	In Place
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	558,331	3,439,409	0	0	67,747,740	Springing	Springing
7.01	Property				Oak Brook Gateway
7.02	Property				Cornerstone I at Cantera
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	4,033,670	1,073,194	0	6,294,375	164,455,968	Hard	Springing
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	510,162	874,222	0	0	42,445,638	Springing	Springing
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	3,407,306	1,748,753	0	0	170,514,050	Hard	Springing
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	834,777	315,103	0	0	41,949,879	Hard	In Place
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	729,554	11,826	5,023,196	0	40,000,000	Springing	Springing
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	738,521	333,450	0	0	38,471,971	Hard	Springing
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio	893,708	147,303	5,198,182	0	22,100,000	Springing	Springing
14.01	Property				Kitchin Place
14.02	Property				26 All Souls Crescent
14.03	Property				Melrose Place
14.04	Property				Village at Pelican Point
14.05	Property				Harbison Crossing
14.06	Property				Jos. A Bank North Causeway
14.07	Property				1 All Souls Crescent
14.08	Property				Jos. A. Bank on I-55 Frontage Road
14.09	Property				39 Dogwood Road
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	1,326,196	622,690	0	0	29,803,448	Springing	Springing
15.01	Property				AAA Storage City
15.02	Property				CubeSmart PHX - E Washington St.
15.03	Property				CubeSmart PHX - N 43rd
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	629,351	1,285,330	0	0	35,464,682	Springing	Springing
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	406,248	33,510	4,441,030	0	19,000,000	Springing	Springing
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	306,210	12,125	2,667,879	0	18,635,000	Springing	Springing
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio	804,863	240,364	0	0	25,413,515	Springing	Springing
19.01	Property				Vineland Self Storage
19.02	Property				Buena Self Storage
19.03	Property				South Vineland
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	378,736	616,934	5,928,518	0	16,000,000	Springing	Springing
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	226,219	158,208	0	0	24,384,427	Springing	Springing
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	13,967,630	26,168,910	278,314,718	200,853,019	1,750,000,000	Hard; Master Lease Rents (Soft Springing)	Springing
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	215,918	9,513	2,821,978	0	13,500,000	Springing	Springing
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	421,895	433,697	0	0	19,809,438	Hard	Springing
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	443,540	193,684	0	0	19,937,225	Hard	Springing
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	943,091	396,238	0	0	42,139,329	Hard	Springing

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	344,137	2,271	0	0	15,206,099	Soft	Springing
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	266,610	193,577	2,745,757	0	12,155,000	Springing	Springing
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	460,917	26,061	1,135,803	0	12,000,000	Hard	Springing
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio	820,661	0	0	0	17,617,661	Hard	Springing
30.01	Property				Dollar General - Chattanooga
30.02	Property				Dollar General - Dixon
30.03	Property				Dollar General - Andalusia
30.04	Property				Dollar General - Warroad
30.05	Property				Dollar General - Baudette
30.06	Property				Dollar General - Woodhull
30.07	Property				Dollar General - Pillager
30.08	Property				Dollar General - Mapleton
30.09	Property				Dollar General - Patton
30.10	Property				Dollar General - Perry
30.11	Property				Dollar General - Keosauqua
30.12	Property				Dollar General - Browerville
30.13	Property				Dollar General - Sumner
30.14	Property				Dollar General - Hedrick
30.15	Property				Dollar General - Wappapello
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	187,274	871,265	0	0	17,475,039	Hard	Springing
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	560,232	263,741	1,906,224	0	11,396,000	Hard	In Place
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	395,355	2,238,528	2,847,121	0	10,500,000	Springing	Springing
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio	247,335	12,716	1,056,946	0	9,011,600	Springing	Springing
34.01	Property				Stor-All Storage - Acworth, GA
34.02	Property				Compass Self Storage - Warren, MI
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	165,098	234,425	962,404	0	8,700,000	Springing	Springing
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	244,362	379,860	5,797,022	0	8,400,000	Hard	Springing
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	368,130	46,961	0	0	11,415,091	Springing	Springing
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	316,500	822,814	0	0	7,550,000	Hard	Springing
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	213,608	234,182	125,666	0	7,200,000	Hard	Springing
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	261,798	596,365	1,099,995	0	6,750,000	Hard	Springing
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	607,884	3,007,792	0	0	10,414,035	Hard	Springing
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	161,636	700,652	1,301,683	0	5,100,000	Hard	Springing
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	204,848	359,742	4,435,409	0	5,000,000	Hard	In Place
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	217,466	13,535	554,780	0	4,690,000	Hard	Springing
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	144,906	7,983	0	0	6,353,489	Springing	Springing
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	697,740	155,065	0	0	9,352,805	Springing	Springing
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	192,456	41,251	553,110	0	3,150,000	Springing	Springing
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	1,084,899	120,116	0	0	12,705,016	Springing	Springing
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	57,036	0	1,379,169	0	2,725,000	Springing	Springing
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	60,164	0	292,195	0	1,670,000	Springing	Springing

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period, (iv) the occurrence of a Mezzanine Cash Sweep Period	No
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Lease Sweep Period	No
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) Specified Tenant Bankruptcy Event, (iv) termination or cancellation of a Specified Tenant Lease, (v) a monetary or material non-monetary default under the applicable Specified Tenant Lease, (vi) a Specified Tenant failing to be in physical occupancy of it’s lease, (vii) Gavilon Group Trigger Period, (viii) North Kansas City School District Trigger Period, (ix) Essence Renewal Trigger Period	Various
4.01	Property				Gavilon Headquarters		No
4.02	Property				Northland Innovation Campus		Yes	12/31/2039	2,047
4.03	Property				Oerlikon Industrial Facility		No
4.04	Property				Essence Group Headquarters		No
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial	(i) the occurrence of the Anticipated Repayment Date, (ii) the occurrence of an Event of Default, (iii) DSCR is less than 1.20x, (iv) the occurrence of a Lease Sweep Period	No
5.01	Property				Staples - Hagerstown, MD		No
5.02	Property				Staples - Montgomery, NY		No
5.03	Property				Staples - Terre Haute, IN		No
5.04	Property				Staples - London, OH		No
5.05	Property				Staples - Beloit, WI		No
5.06	Property				Staples - Dayville, CT		No
5.07	Property				Staples - Arden Hills, MN		No
5.08	Property				Staples - Putnam, CT		No
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street	(i) the occurrence of an Event of Default, (ii) Combined Loan DSCR is less than 1.07x, (iii) Mortgage Loan DSCR is less than 1.23x, (iv) the occurrence of a Mezzanine Loan Default	No
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
7.01	Property				Oak Brook Gateway		No
7.02	Property				Cornerstone I at Cantera		No
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x	No
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.20x, (iv) Tenant Trigger Event	Yes	12/31/2070	16
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Manager, (iii) DSCR is less than 1.35x, (iv) PSM Trigger Event, (v) Extension Term Trigger Event	No
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x	Yes	Various	20
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.00%	No
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period	No
14.01	Property				Kitchin Place		No
14.02	Property				26 All Souls Crescent		No
14.03	Property				Melrose Place		No
14.04	Property				Village at Pelican Point		No
14.05	Property				Harbison Crossing		No
14.06	Property				Jos. A Bank North Causeway		No
14.07	Property				1 All Souls Crescent		No
14.08	Property				Jos. A. Bank on I-55 Frontage Road		No
14.09	Property				39 Dogwood Road		No
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
15.01	Property				AAA Storage City		No
15.02	Property				CubeSmart PHX - E Washington St.		No
15.03	Property				CubeSmart PHX - N 43rd		No
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.30x	No
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.00%, (iii) the commencement of a Mezzanine Trigger Period	No
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.50x, (iii) the occurrence of a Specified Tenant Trigger Period	No
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Event	No
19.01	Property				Vineland Self Storage		No
19.02	Property				Buena Self Storage		No
19.03	Property				South Vineland		No
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Lease Sweep Period	No
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period	No
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.35x	No
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x	No
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.75%, (iii) the occurrence of a Specified Tenant Trigger Event	No
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) a Material Action in which the Hotel Manager is a debtor	No
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.20x, (iv) the occurrence of an HSBC Trigger Event	No

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.50x	No
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x on or after January 6, 2020	No
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.25x	No
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the commencement of a Tenant Downgrade Trigger or a Tenant Bankruptcy Trigger, (iv) the occurrence of the Anticipated Repayment Date	No
30.01	Property				Dollar General - Chattanooga		No
30.02	Property				Dollar General - Dixon		No
30.03	Property				Dollar General - Andalusia		No
30.04	Property				Dollar General - Warroad		No
30.05	Property				Dollar General - Baudette		No
30.06	Property				Dollar General - Woodhull		No
30.07	Property				Dollar General - Pillager		No
30.08	Property				Dollar General - Mapleton		No
30.09	Property				Dollar General - Patton		No
30.10	Property				Dollar General - Perry		No
30.11	Property				Dollar General - Keosauqua		No
30.12	Property				Dollar General - Browerville		No
30.13	Property				Dollar General - Sumner		No
30.14	Property				Dollar General - Hedrick		No
30.15	Property				Dollar General - Wappapello		No
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Lease Sweep Period	No
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.05x, (iv) the occurrence of a Birkenstock Trigger Event	No
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.30x, (iv) the occurrence of a Franchise Termination Trigger Event	No
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x	No
34.01	Property				Stor-All Storage - Acworth, GA		No
34.02	Property				Compass Self Storage - Warren, MI		No
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x	No
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Lease Sweep Period	No
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) the occurrence of a Lease Sweep Period, (iv) the occurrence of a Mezzanine Trigger Period	No
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period	No
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.40x, (iii) Bankruptcy Action of Manager, (iv) the occurrence of a Franchise Agreement Trigger Period	No
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Manager Bankruptcy Event	No
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period	No
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) fifty percent (50%) or more of the net rentable area covered by the GRM Lease is vacant for four or more consecutive months	No
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.25x	No
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x	No
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x	No
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.70x	No
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period	No
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period	No

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	9, 10, 11, 12, 13, 14, 15	CREFI	Citi Real Estate Funding Inc.	3 Park Avenue		94,000,000.00					Yes	1
2	Loan	16, 17, 18, 19, 20, 21	CREFI	Citi Real Estate Funding Inc.	Country Club Plaza					12,200,000	8.01100%	Yes	2
3	Loan	22, 23, 24, 25, 26	GACC	German American Capital Corporation	Plymouth Corporate Center							Yes	3
4	Loan	4, 9, 27, 28, 29, 30, 31	CREFI	Citi Real Estate Funding Inc.	Kawa Mixed Use Portfolio		38,000,000.00					Yes	4
4.01	Property				Gavilon Headquarters							Yes	4.01
4.02	Property				Northland Innovation Campus							Yes	4.02
4.03	Property				Oerlikon Industrial Facility							Yes	4.03
4.04	Property				Essence Group Headquarters							Yes	4.04
5	Loan	4, 9, 32, 33, 34	GACC	Deutsche Bank AG, New York Branch	Staples Strategic Industrial		91,100,000.00					Yes	5
5.01	Property				Staples - Hagerstown, MD							Yes	5.01
5.02	Property				Staples - Montgomery, NY							Yes	5.02
5.03	Property				Staples - Terre Haute, IN							Yes	5.03
5.04	Property				Staples - London, OH							Yes	5.04
5.05	Property				Staples - Beloit, WI							Yes	5.05
5.06	Property				Staples - Dayville, CT							Yes	5.06
5.07	Property				Staples - Arden Hills, MN							Yes	5.07
5.08	Property				Staples - Putnam, CT							Yes	5.08
6	Loan	35, 36	GACC	Deutsche Bank AG, New York Branch	210 East 39th Street					2,400,000	10.75000%	Yes	6
7	Loan	4, 9, 37, 38, 39, 40, 41	CREFI	Citi Real Estate Funding Inc.	Fairbridge Office Portfolio		15,000,000.00					Yes	7
7.01	Property				Oak Brook Gateway							Yes	7.01
7.02	Property				Cornerstone I at Cantera							Yes	7.02
8	Loan	9, 42, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	10 Brookline Place		50,000,000.00					Yes	8
9	Loan	45	CREFI	Citi Real Estate Funding Inc.	Oracle Crossings							Yes	9
10	Loan	9, 46, 47, 48, 49, 50, 51, 52	JPMCB	JPMorgan Chase Bank, National Association	Liberty Station Retail		87,000,000.00					Yes	10
11	Loan	53, 54	JPMCB	JPMorgan Chase Bank, National Association	PSM Building							Yes	11
12	Loan	9, 55, 56, 57, 58, 59, 60, 61	GACC	Deutsche Bank AG, New York Branch	AC Marriott Downtown Tucson	9/21/2047	15,000,000.00					Yes	12
13	Loan	62, 63	CREFI	Citi Real Estate Funding Inc.	Woodbury Medical Office							Yes	13
14	Loan	4, 64	CREFI	Citi Real Estate Funding Inc.	Biltmore Portfolio							Yes	14
14.01	Property				Kitchin Place							Yes	14.01
14.02	Property				26 All Souls Crescent							Yes	14.02
14.03	Property				Melrose Place							Yes	14.03
14.04	Property				Village at Pelican Point							Yes	14.04
14.05	Property				Harbison Crossing							Yes	14.05
14.06	Property				Jos. A Bank North Causeway							Yes	14.06
14.07	Property				1 All Souls Crescent							Yes	14.07
14.08	Property				Jos. A. Bank on I-55 Frontage Road							Yes	14.08
14.09	Property				39 Dogwood Road							Yes	14.09
15	Loan	4, 65	CREFI	Citi Real Estate Funding Inc.	CubeSmart Phoenix & AAA Portfolio							Yes	15
15.01	Property				AAA Storage City							Yes	15.01
15.02	Property				CubeSmart PHX - E Washington St.							Yes	15.02
15.03	Property				CubeSmart PHX - N 43rd							Yes	15.03
16	Loan	66	JPMCB	JPMorgan Chase Bank, National Association	Monarch Corporate Center							Yes	16
17	Loan	67	GACC	German American Capital Corporation	Thunderbird Village							Yes	17
18	Loan		CREFI	Citi Real Estate Funding Inc.	Walgreens Chicago							Yes	18
19	Loan	4	CREFI	Citi Real Estate Funding Inc.	New Jersey Self Storage Portfolio							Yes	19
19.01	Property				Vineland Self Storage							Yes	19.01
19.02	Property				Buena Self Storage							Yes	19.02
19.03	Property				South Vineland							Yes	19.03
20	Loan	68	GACC	Deutsche Bank AG, New York Branch	Clocktower Square							Yes	20
21	Loan	69	CREFI	Citi Real Estate Funding Inc.	Overlook Shopping Center							Yes	21
22	Loan	9, 70, 71, 72, 73, 74, 75	JPMCB	JPMorgan Chase Bank, National Association, Wells Fargo Bank, N.A., Deutsche Bank AG, acting through its New York Branch and Morgan Stanley Bank, N.A.	Aventura Mall		1,391,700,000.00	343,300,000.00	4.12125%			Yes	22
23	Loan	76, 77, 78, 79	GACC	Deutsche Bank AG, New York Branch	Courtyard Farmington Hills	3/3/2037						Yes	23
24	Loan	80, 81	CREFI	Citi Real Estate Funding Inc.	8701 Georgia Avenue							Yes	24
25	Loan	82	CREFI	Citi Real Estate Funding Inc.	Home2 Suites Tampa USF	12/31/2038						Yes	25
26	Loan	9, 83	JPMCB	JPMorgan Chase Bank, National Association	1421 West Shure Drive		17,000,000.00					Yes	26

Benchmark 2019-B9 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
27	Loan	84	JPMCB	JPMorgan Chase Bank, National Association	Moser Apartments							Yes	27
28	Loan	85, 86, 87, 88	GACC	Deutsche Bank AG, New York Branch	21 Astor							Yes	28
29	Loan	89, 90	JPMCB	JPMorgan Chase Bank, National Association	Hilton Garden Inn Flowood	10/31/2033						Yes	29
30	Loan	4, 91, 92	GACC	German American Capital Corporation	Midwest Dollar General Portfolio							Yes	30
30.01	Property				Dollar General - Chattanooga							Yes	30.01
30.02	Property				Dollar General - Dixon							Yes	30.02
30.03	Property				Dollar General - Andalusia							Yes	30.03
30.04	Property				Dollar General - Warroad							Yes	30.04
30.05	Property				Dollar General - Baudette							Yes	30.05
30.06	Property				Dollar General - Woodhull							Yes	30.06
30.07	Property				Dollar General - Pillager							Yes	30.07
30.08	Property				Dollar General - Mapleton							Yes	30.08
30.09	Property				Dollar General - Patton							Yes	30.09
30.10	Property				Dollar General - Perry							Yes	30.10
30.11	Property				Dollar General - Keosauqua							Yes	30.11
30.12	Property				Dollar General - Browerville							Yes	30.12
30.13	Property				Dollar General - Sumner							Yes	30.13
30.14	Property				Dollar General - Hedrick							Yes	30.14
30.15	Property				Dollar General - Wappapello							Yes	30.15
31	Loan	93	GACC	Deutsche Bank AG, New York Branch	Palo Verde Industrial							Yes	31
32	Loan	94, 95	JPMCB	JPMorgan Chase Bank, National Association	120 Spring Street							Yes	32
33	Loan	96, 97, 98	JPMCB	JPMorgan Chase Bank, National Association	La Quinta Inn Berkeley	7/26/2027						Yes	33
34	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage MI & GA Portfolio							Yes	34
34.01	Property				Stor-All Storage - Acworth, GA							Yes	34.01
34.02	Property				Compass Self Storage - Warren, MI							Yes	34.02
35	Loan	99, 100	GACC	German American Capital Corporation	1516 North Orleans							Yes	35
36	Loan	101, 102	GACC	German American Capital Corporation	Vista Park Office							Yes	36
37	Loan	103, 104, 105	GACC	German American Capital Corporation	Rockwood Plaza Shopping Center							Yes	37
38	Loan	106	CREFI	Citi Real Estate Funding Inc.	735 Bedford Avenue							Yes	38
39	Loan		CREFI	Citi Real Estate Funding Inc.	Quail Springs Shopping Center							Yes	39
40	Loan	107, 108	CREFI	Citi Real Estate Funding Inc.	Best Western State College	11/30/2019						Yes	40
41	Loan	109	CREFI	Citi Real Estate Funding Inc.	Hampton Inn Princeton Indiana	12/31/2033						Yes	41
42	Loan	110, 111, 112	CREFI	Citi Real Estate Funding Inc.	Dupont Office Center							Yes	42
43	Loan	113	GACC	Deutsche Bank AG, New York Branch	GRM Indianapolis							Yes	43
44	Loan	114, 115	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn & Suites West Point	1/31/2030						Yes	44
45	Loan		CREFI	Citi Real Estate Funding Inc.	AAA Bypass Storage							Yes	45
46	Loan	116, 117	CREFI	Citi Real Estate Funding Inc.	Lynn Corporate Center							Yes	46
47	Loan	118	CREFI	Citi Real Estate Funding Inc.	Delta Self Storage							Yes	47
48	Loan		CREFI	Citi Real Estate Funding Inc.	Sahara Durango Shopping Center							Yes	48
49	Loan	119	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Care South Elgin							Yes	49
50	Loan	120	CREFI	Citi Real Estate Funding Inc.	Fresenius Medical Center Potosi							Yes	50

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Mortgage Loans secured by multiple Mortgaged Properties may be the subject of partial prepayments in connection with the release of one or more related Mortgaged Properties, notwithstanding that any such Mortgage Loan is in a prepayment lockout period and/or a defeasance period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” for a description of partial release provisions with respect to certain of the Mortgage Loans.

(5)	Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(6)	Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(7)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(8)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution ($)” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution ($)” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(9)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Loan Combinations” in the Prospectus for more information regarding the Loan Combination(s).

(10)	The lockout period will be at least 26 payment dates beginning with and including the First Due Date of January 6, 2019. Defeasance of the full $182,000,000 Loan Combination is permitted after the date that is earlier to occur of (i) November 30, 2021 and (ii) two years after the date of the securitization of the last portion of the Loan Combination. The assumed lockout period of 26 payments is based on the expected BMARK 2019-B9 securitization closing date in February 2019. The actual lockout period may be longer.

(11)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to five tenants executing leases since January 2018 accounting for a total of $2,607,244 underwritten base rent. This is comprised of Merus Global Investments (lease start: January 12, 2018; underwritten base rent: $546,084), Nicolas P. Chiara & Co., Inc. (lease start: June 1, 2018; underwritten base rent: $185,250), Scarinci & Hollenback (lease start: June 20, 2018; underwritten base rent: $372,000), Zeta Global Holding Corp. (lease start: February 1, 2019; underwritten base rent: $1,483,500) and Robert Burke Associates (lease start: February 1, 2018; underwritten base rent: $20,410).

(12)	On each Due Date on which the balance in the TI/LC reserve is (i) below $2,000,000, the borrower is required to deposit an amount equal to $100,000; (ii) on each Due Date on which the balance in the TI/LC reserve is equal to or greater than $2,000,000 and below $3,000,000, the borrower is required to deposit a monthly amount equal to

$50,000 and (iii) if the balance in the TI/LC reserve account is equal to or greater than $3,000,000, the borrower is not required to make monthly deposits in to the TI/LC reserve account.

(13)	The borrower is required under the related Loan Combination documents to pay for and perform 100% of the unfunded landlord obligations ($1,523,458) and deferred maintenance ($28,500, which is the estimated cost according to the engineering report) at the Mortgaged Property. If an event of default has occurred and is continuing or the borrower has breached any requirements under the Loan Combination documents, the borrower is required to deliver cash or a letter of credit to the lender in the amount that the lender determines is necessary to complete all unfunded landlord obligations, deferred maintenance and any remaining unfunded free rent obligations.

(14)	The borrower is both the ground lessee and ground lessor under a ground lease encumbering the Mortgaged Property.

(15)	The Largest Tenant, Houghton Mifflin Harcourt, leases 101,421 SF of space that expires on December 31, 2027 and 400 SF of space that expires on May 31, 2019. The Fourth Largest Tenant, Return Path, Inc., leases 23,280 SF of space that expires on July 31, 2025 and 22,722 SF of space that expires on February 29, 2020.

(16)	Limited historical financial information was provided as the previous owner acquired the Mortgaged Property in August of 2016.

(17)	The Second Largest Tenant, Sony Electronics, has a one-time option to terminate its lease effective May 31, 2024 with payment of a termination fee equal to $3,423,590. The Third Largest Tenant, Merrill Lynch, has the right to terminate its lease on November 30, 2022 with at least 12 months’ notice and payment of a termination fee equal to $1,068,566. The Fifth Largest Tenant, Nuvolo Technologies, has a one-time option to terminate its lease effective February 28, 2021 with 12 months’ notice and payment of a termination fee equal to $402,710.

(18)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to lease-up. Underwritten base rent is based on actual in-place leases. TTM Most Recent NOI (if past 2017) ($) is lower than 2017 NOI ($) and Underwritten Net Operating Income ($) due to a prior tenant that occupied 100% of the 117 West Century Road building vacating its space upon expiration of its lease in late 2017. In June 2018, Octapharma backfilled all of the space vacated by the prior tenant ($1,912,830 underwritten base rent). Octapharma was given 12 months’ free rent resulting in actual collections being lower than underwritten. Octapharma’s free rent period ends in June 2019 and all outstanding free rent has been reserved by the lender. Additionally, 84,216 SF of space ($2,331,903 in total underwritten base rent) was leased to four tenants (Sony Electronics, Steward Partners Global Advisory, First Republic Bank and Nuvolo Technologies) between October 16, 2017 and June 8, 2018. As such, most of this income is not included in the Most Recent NOI (if past 2017) ($).

(19)	The related Mortgage Loan is structured with a mezzanine loan with an original principal balance equal to $12,200,000. The mezzanine loan is interest only for the entire term, is coterminous with the Mortgage Loan and accrues interest at a fixed rate equal to 8.01100% per annum. The mezzanine loan was originated on December 7, 2018 and the First Due Date is February 6, 2019.

(20)	At origination the borrower deposited $1,500,000 into the Upfront TI/LC Reserve ($). If the balance in the TI/LC reserve falls below $1,000,000 the borrower is required to deposit a monthly amount equal to $37,972 until the balance reaches the TI/LC Caps ($) of $1,500,000.

(21)	The Largest Tenant, Octapharma, is currently finishing its buildout, which is expected to be completed in the second quarter of 2019. The lease commenced on June 12, 2018 and tenant improvement allowances of $3,379,333 were escrowed at origination.

(22)	Historical cash flow information is not available because the sponsor acquired the Mortgaged Property in 2015.

(23)	Ongoing TI/LC Reserve ($) deposits are scheduled on each Due Date until and including the Due Date in January, 2020, the sum of $12,620, (iii) on the Due Date in February, 2020 and on each Due Date thereafter until and including the Due Date in January, 2021, the sum of $25,240, (iv) on the Due Date in February, 2021 and on each Due Date thereafter until and including the Due Date in January, 2022, the sum of $37,860, and (v) on the Due Date in February, 2022 and on each Due Date thereafter, the sum of $50,481.

(24)	Upon the renewal or re-tenanting of the premises for a period of at least five years of the Largest Tenant, TCF National Bank, the TI/LC reserve account will be capped at $1,000,000 after the satisfaction of the rollover fund release conditions and release of the rollover excess as defined in the Mortgage Loan documents.

(25)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) is attributable to the Largest Tenant, TCF National Bank, expanding its space at the Mortgaged Property.

(26)	The Largest Tenant, TCF National Bank, has the following two rights to contract its leased space, in each case with at least 12 months’ notice: (i) on or around December 31, 2020, by 20,641 SF constituting Suite 150, and (ii) on or around December 31, 2022, by either (a) 20,641 SF constituting Suite 150 (if not already exercised pursuant to clause (i)) or (b) up to 20,000 SF of space mutually acceptable to such tenant and the borrower (which contraction right described in clause (ii)(b) may be exercised irrespective of whether or not the contraction right relating to Suite 150 was exercised in 2020). The Second Largest Tenant, Comm-Works, has the right to terminate its lease effective as of February 29, 2024, with delivery of notice on or before May 31, 2023 and payment of a termination fee equal to $172,000.

(27)	The appraiser’s “as-stabilized” value for the Essence Group Headquarters Mortgaged Property as of November 1, 2019 assumes the completion of Essence Group Holdings Corp.’s build out using its tenant improvement allowance. At origination, the borrower deposited $3,739,815 which represents an unfunded tenant improvement allowance and free rent related to the Essence Group Holdings Corp. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) for the portfolio are calculated based on the Mortgaged Property’s Appraised Value ($) of $23,250,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) for the portfolio are based on the “as-is” appraised value of $19,500,000, which excludes the stabilization assumption, are 68.0%

(28)	Historical operating statements were only provided for the Essence Group Headquarters and Northland Innovation Campus Mortgaged Properties (as presented in Annex A to the Prospectus). The Oerlikon Industrial Facility Mortgaged Property was built in 2018 and therefore historical information is not available. Therefore, historical cash flows for the related Loan Combination are not available on a portfolio level.

(29)	The borrower has a leasehold interest in the Northland Innovation Campus Mortgaged Property. Taxable Industrial Development Revenue Bonds (Northland Innovation Center Project), Series 2015, in the maximum principal amount of $17,700,000 (the “Northland Chapter 100 Bonds”) were issued by the City of Gladstone, Missouri, to finance the acquisition and construction of the Northland Innovation Campus property improvements. The Northland Chapter 100 Bonds are now held by KCP Fee Owner 4, LLC (the “Northland Innovation Campus Borrower”). In connection therewith, the Northland Innovation Campus property was leased by the City of Gladstone, Missouri to the Northland Innovation Campus Borrower pursuant to a lease agreement; rental payments under the lease agreement are offset against payments under the Northland Innovation Campus Bonds. The lease agreement allows the Northland Innovation Campus Borrower to mortgage and pledge its interest in the lease agreement to the lender as collateral security for the related Loan Combination. The lease agreement terminates on December 31, 2039 at which time the Northland Chapter 100 Bonds are cancelled and the Northland Innovation Campus Borrower is obligated to repurchase fee title to the Northland Innovation Campus Mortgaged Property for $1,000. The interest of the Northland Innovation Campus Borrower in and to the Northland Chapter 100 Bonds and the lease agreement were assigned by the Northland Innovation Campus Borrower to the lender pursuant to the related Loan Combination documents. The Northland Innovation Campus Mortgaged Property is exempt from payment of real estate taxes (except for an annual payment in lieu of real estate taxes equal to $2,046 under the lease agreement with the City of Gladstone, Missouri) through December 31, 2039. A portion of the parking for the Northland Innovation Campus Mortgaged Property is provided on land adjacent to the Northland Innovation Campus Mortgaged Property owned by the City of Gladstone and leased to the Northland Innovation Campus Borrower pursuant to a lease agreement date June 19, 2015 (the “Northland Innovation Campus Parking Lease”). The Northland Innovation Campus Parking Lease expires on December 31, 2039, and there are no extension options. The rent payable by the Northland Innovation Campus Borrower pursuant to the Northland Innovation Campus Parking Lease is $1 per year. The Northland Innovation Campus Borrower is permitted pursuant to the related Loan Combination documents to modify the Northland Innovation Campus Parking Lease to extend the term or, alternatively, may terminate the Northland Innovation Campus Parking Lease provided that suitable substitute parking facilities are obtained by the Northland Innovation Campus Borrower.

(30)	The Largest Tenant at the Gavilon Headquarters Mortgaged Property, The Gavilon Group, LLC, currently subleases 39,293 SF (the entire fifth floor and a portion of the fourth floor) to MetLife through September 2028. MetLife has a one-time right, effective August 31, 2025, to terminate its sublease, provided that, MetLife gives 12-

15 months’ notice and pays a termination fee equal to three months of rent as of the effective date of termination plus The Gavilon Group, LLC’s unamortized leasing costs with respect to the 39,293 SF of subleased space.

(31)	The Third Largest Tenant at the Northland Innovation Campus Mortgaged Property, Edward D. Jones & Co, LP, has the option to terminate its lease on September 30, 2022 and September 30, 2024 with 180 days’ notice and payment of a termination fee equal to four months’ rent and unamortized tenant improvement and leasing commission costs.

(32)	The related Loan Combination is an ARD loan with an anticipated repayment date (“ARD”) of October 6, 2028 and a final maturity date of October 6, 2033. From and after the ARD, the related Loan Combination accrues interest at a fixed rate equal to the greater of (i) 4.91800% (the “Initial Interest Rate”) (or when applicable, the default rate) plus 2.50000% per annum or (ii) the swap rate calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), as of the ARD plus 2.50000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. From and after the ARD, all excess cash flow from the Mortgaged Property after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the related Loan Combination and (ii) second to the payment of Accrued Interest.

(33)	For so long as the tenants pay rent on a quarterly basis, quarterly rent reserves are required to be maintained. An amount necessary to fund all outstanding reserves and pay monthly debt service on the related Loan Combination for the month in which the quarterly rent payment is made (the “Monthly Required Payment Amount”) is required to be applied to such outstanding reserves and monthly debt service for such month, an amount equal to two times the Monthly Required Payment Amount is required to be held in a quarterly rent reserve account (to be applied on the next two succeeding monthly payment dates) and, provided no trigger period is continuing, the excess is required to be disbursed to the borrower.

(34)	Historical cash flow information is not available because the Mortgaged Property was acquired as a part of a sale-leaseback transaction in October 2018.

(35)	Historical cash flow information is not available because the Mortgaged Property was built in 2017.

(36)	The related Mortgage Loan is structured with a mezzanine loan with an original principal balance equal to $2,400,000. The mezzanine loan is interest only for the entire term, is coterminous with the Mortgage Loan and accrues interest at a fixed rate equal to 10.75000% per annum. The mezzanine loan was originated on January 14, 2019 and the First Due Date is March 6, 2019.

(37)	The Second Largest Tenant at the Oak Brook Gateway Mortgaged Property, U.S. Census Bureau, occupies 1,414 SF of space through December 31, 2020 and may terminate the lease associated with this space at any time with at least 180 days’ written notice. The U.S. Census Bureau occupies the remaining 27,757 SF of space through November 2028 with annual options to terminate beginning in November 2023 with 120 days’ written notice. Because the annual termination options are unilateral and there is no termination fee, the lease expiration date is presented as November 15, 2023. The Fifth Largest Tenant at the Oak Brook Gateway Mortgaged Property, Aerotek, Inc., has the right to terminate its lease with respect to the 14,596 SF currently leased, and not with respect to any expansion space that it may lease in the future, effective as of May 31, 2021 upon at least 12 months’ notice and payment of a termination fee.

(38)	The lockout period will be at least 26 payment dates beginning with and including the First Due Date of January 6, 2019. Defeasance of the full $47,750,000 Loan Combination is permitted after the date that is earlier to occur of (i) November 30, 2022 and (ii) two years after the date of the securitization of the last portion of the Loan Combination. The assumed lockout period of 26 payments is based on the expected BMARK 2019-B9 securitization closing date in February 2019. The actual lockout period may be longer.

(39)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to the increase in occupancy across the Mortgaged Properties. The increase is also attributable to the recent leasing across the Mortgaged Properties, burn off of free rent associated with leases signed during the TTM 9/30/2018 period and the inclusion of contractual rent steps. Since November 2017, three tenants have executed new leases for an aggregate underwritten base rent of $365,747 at the Cornerstone I at Cantera Mortgaged Property and since December 2017, seven tenants have executed new leases for an aggregate underwritten base rent of $868,057 at the Oak Brook Gateway Mortgaged Property. Together, 10 new leases have been executed since November 2017 which represents a total of $1,233,803 of underwritten base rent. All outstanding free rent ($586,121) was reserved at the origination of the related Loan Combination.

(40)	The TI/LC Caps ($) will be $1,700,000 commencing on the Due Date in January 2021.

(41)	On each Due Date, the borrower is required to deposit $70,680 into the Ongoing TI/LC Reserve ($) account commencing on the First Due Date in January 2019 through the Due Date occurring in December 2020. On the Due Date occurring in January 2021 and thereafter, the borrower is required to deposit $38,553 into the Ongoing TI/LC Reserve ($) account.

(42)	The Appraised Value ($) represents the “as-stabilized” value of $166,000,000 for the Mortgaged Property, effective January 1, 2019, which assumes the Mortgaged Property achieves a stabilized occupancy as of January 1, 2019 and that all outstanding lease obligations in connection with the Dana Farber lease have been paid. At loan origination, all remaining free rent obligations were reserved. The “As-Is” appraised value as of May 11, 2018 is $156,000,000, which assumes the aforementioned lease obligations are still outstanding and results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 52.6%. The appraisal also provided a “Hypothetical Go Dark” value of $131,000,000, which assumes the property is vacant and available for lease. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “Hypothetical Go Dark” value is 62.6%.

(43)	The Mortgage Loan does not have a Carve-Out Guarantor.

(44)	The Mortgage Loan documents permit the single purpose entity principal of the borrower, any affiliated manager or any equity owner to pledge a security interest in up to 75% of the direct ownership interests in HSRE-BP, LLC, which is the owner of 100% of the direct equity interests in the borrower, to an institutional investor (as defined in the Mortgage Loan documents), subject to the satisfaction of certain terms and conditions. Please see “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt” in the Prospectus for additional information.

(45)	The TI/LC reserve is subject to an initial cap of $550,000 (the “Initial Leasing Reserve Cap”). Following the date that the Largest Tenant, Sprouts Farmers Market, has renewed its lease for a term of at least five years, and assuming no trigger period has occurred and is continuing (a “Leasing Reserve Cap Reduction Event”), the TI/LC reserve will be subject to a cap of $300,000 (the “Reduced Leasing Reserve Cap”). The borrower is required to make monthly deposits of approximately $8,373 into the Ongoing TI/LC Reserve ($) on each Due Date until the balance in the TI/LC reserve equals or exceeds (i) the Initial Leasing Reserve Cap (prior to a Leasing Reserve Cap Reduction Event), or (ii) the Reduced Leasing Reserve Cap (following a Leasing Reserve Cap Reduction Event).

(46)	The Mortgaged Property is a mixed use building containing retail and office spaces. The office spaces constitute approximately 15.9% of the underwritten rent at the Mortgaged Property.

(47)	The borrowers have the option to (i) prepay the full $117,000,000 Loan Combination on or after January 4, 2021, with payment of yield maintenance premium, or (ii) defease the full $117,000,000 Loan Combination at any time after the date that is two years from the closing date of the securitization that includes the last note to be securitized. For the purposes of the Prospectus, the assumed lockout period of 25 payments is based on the expected Benchmark 2019-B9 securitization closing date in February 2019. The actual lockout period may be longer.

(48)	The borrowers own the Mortgaged Property as tenants-in-common.

(49)	The collateral includes both fee simple and leasehold interests in the Mortgaged Property pursuant to 16 ground leases for the lots that make up the five parcels that collectively constitute the Mortgaged Property, ground leased by the City of San Diego as the ground lessor. The Ground Lease Expiration Date for all of the ground lease tracts is December 31, 2070. The base rent under each ground lease is $1, which was prepaid at the beginning of the term.

(50)	Each of the five parcels that collectively constitute the Mortgaged Property is located in an earthquake zone, with PML or SEL (%) of 19%, 19%, 14%, 8% and 19% for the parcels located at 2865 Sims Road, 2881 Roosevelt Road, 2495 Truxtun Road, 2588 Laning Road and 2750 Dewey Road, respectively.

(51)	With respect to the Fourth Largest Tenant, 828 Events, the term of the lease covering 6,119 SF of space expires in December 2019, and the term of the lease covering 8,777 SF of space expires in May 2029.

(52)	Certain loans (the “Liberty Station Subordinate Loans”) were made to the upper-tier indirect owner of each borrower and were secured by a pledge of such indirect upper-tier owner’s equity interest in the sole member of each borrower, to facilitate a “reverse” 1031 exchange under the Internal Revenue Code (each such transfer, a “Liberty Station 1031 Reverse Exchange Transfer”). The borrowers were required to complete, within 180 days following the origination date, such Liberty Station 1031 Reverse Exchange Transfer, upon which the Liberty Station Subordinate Loans would be paid off and the pledges released. On January 28, 2019, the Liberty Station 1031 Reverse Exchange Transfer was completed and the Liberty Station Subordinate Loans were paid off in full and the above-referenced pledges were released.

(53)	The Mortgage Loan has an ARD of January 1, 2029 and a Final Maturity Date of June 1, 2029. From and after the ARD, the Mortgage Loan will accrue interest at an interest rate equal to the greater of (a) 7.94000% and (b) the 10-year swap yield as of the ARD plus 8.00000%; but in no event will it exceed 9.94000%.

(54)	The borrowers own the Mortgaged Property as tenants-in-common.

(55)	The Mortgaged Property is comprised of hotel, retail and parking parcels. These components generate 71.9%, 7.5% and 5.1% of Most Recent EGI (if past 2017) ($), respectively. The remainder of the revenue is generated by abatements of sales tax income, which abatements (i) in the case of the Rio Nuevo Multipurpose Facilities District, a special taxing district of the State of Arizona, are capped at an amount in the aggregate equal to the lesser of (A) the sum of (x) $4,300,000 plus (y) the costs incurred by the borrower to renovate, refurbish and improve the retail portion of the Mortgaged Property and (B) $7,750,000, and (ii) in the case of the City of Tucson, is scheduled to expire in July 2025.

(56)	The Appraised Value ($) is based on the overall value conclusion of the hotel/parking garage and the retail portion of the Mortgaged Property. This overall value conclusion is inclusive of the contributory value of development incentives. The market value of the hotel/parking garage portion of the Mortgaged Property is $39,500,000 and the market value of the retail portion of the Mortgaged Property is $9,450,000, exclusive of the contributory value of development incentives, which results in a Cut-off Date LTV Ratio (%) of 81.7% and LTV Ratio at Maturity / ARD (%) of 72.9%.

(57)	The retail portion of the Mortgaged Property was built between 1916-1928, and the hotel and parking portion was built in 2017. The retail portion was renovated most recently in 2017.

(58)	Historical cash flow information is not available because the hotel/parking garage portion of the Mortgaged Property were built in 2017.

(59)	The Units, Rooms, SF and Occupancy (%) relate to the hotel portion of the Mortgaged Property only.

(60)	The lockout period will be at least 25 payment dates beginning with and including the First Due Date of February 6, 2019. Defeasance of the $40,000,000 Loan Combination is permitted prior to the open period and after the date that is the earlier to occur of (i) December 19, 2021 and (ii) two years from the closing date of the securitization that holds the last portion of Loan Combination to be securitized. For the purposes of the Prospectus, the assumed lockout period of 25 payments is based on the expected Benchmark 2019-B9 securitization closing date in February 2019. The actual lockout period may be longer.

(61)	The most recent cash flows are based on the Actuals for January-November 2018 / Budget December 2018 for the hotel portion of the Mortgaged Property and TTM October 2018 actuals for the retail portion.

(62)	The Largest Tenant, Hospice Care Network (Northwell), has the right to terminate its lease effective July 31, 2023 with one year’s notice and payment of a termination fee equal to $406,177.

(63)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to the recent leasing, contractual rent steps and the burn-off of free rent associated with leases executed or renewed previously. The Mortgaged Property had three leases commence on or after December 1, 2017 which accounted for an aggregate underwritten base rent of $383,985 inclusive of contractual rent steps.

(64)	The borrower deposited $44,850 in the Upfront Environmental Reserve ($) at origination. If at any time the balance in the environmental reserve account is less than 150% of the cost of the environmental mitigation plan, the borrower is required to deposit an amount which would cause the environmental reserve account to equal 150% of the cost of the environmental mitigation plan.

(65)	The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated net of a $250,000 holdback reserve. The holdback reserve of $250,000 for designated replacements is required to be disbursed to the borrower upon achieving a debt yield which is equal to or exceeds 9.00%. The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) calculated based on the fully funded aggregate Mortgage Loan amount of $21,000,000 are 71.2%, 9.0% and 8.8%, respectively.

(66)	The borrower is required to make monthly deposits of approximately $9,356 into the Ongoing TI/LC Reserve ($) at all times the amount on deposit in the reserve is less than $500,000 until the TI/LC Caps ($) of $561,345 is met.

(67)	The Mortgage Loan documents permit the members to pledge the ownership interests in the borrower, provided that, among other conditions, (i) the combined loan-to-value of the Mortgaged Property (including the mezzanine loan), does not exceed 60.7%, (ii) the combined debt service coverage ratio (including the mezzanine loan) is no less than 1.30x and (iii) the combined debt yield (including the mezzanine loan), is no less than 8.25%. See “Description of the Mortgage Pool—Additional Indebtedness” in the Prospectus for additional information.

(68)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) is attributable to numerous factors including new leases to the Third Largest Tenant, Tuesday Morning, and the Fifth Largest Tenant, Brazil Terra Grill, making up approximately 13.2% of the aggregate SF and 12.1% of the underwritten base rent at the Mortgaged Property.

(69)	The related Mortgaged Property was built in 2016 and as such no such prior financials are available.

(70)	The borrower has entered into a master lease with the Carve-Out Guarantor and Turnberry Retail Holding, L.P. for 12 spaces totaling 33,813 SF at the Mortgaged Property where executed letters of intent with tenants are in place, but executed leases are not yet in place. The master lessees are required to pay an annual rent of $3,426,159 in equal monthly installments of approximately $285,513 each during (x) a period commencing on the occurrence of the debt service coverage ratio based on the trailing four quarters falling below 1.50x for two consecutive quarters until cured in accordance with the loan documents, and/or (y) any of the following: (i) an event of default, (ii) bankruptcy of borrower, (iii) bankruptcy of the property manager or (iv) the period of time commencing on the date on which the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.35x for two consecutive quarters until cured in accordance with the loan documents. The rent payable under the master lease is required to be reduced in connection with the leasing to retail tenants of space within the portions of the Mortgaged Property covered by the master lease (so long as the tenant under any such lease has taken occupancy and has commenced the payment of rent and the rent payable is above certain thresholds set forth in the master lease). The master lease will terminate on the earliest to occur of (i) the earlier to occur of (A) the date on which the annual rent under the master lease is reduced to $0 or (B) the date on which the annualized lease payments under all leases (not including percentage rent) at the Mortgaged Property exceeds $181,850,000; (ii) July 1, 2038; or (iii) the date on which the cancellation fee made by the master lessee to the lender in connection with cancelling the master lease at the master lessee’s election after the lender has provided notice that the lender has succeeded to the interest of the master lessor under the master lease by foreclosure, deed in lieu thereof or otherwise.

(71)	If the Loan Combination’s debt service coverage ratio (calculated in accordance with the Loan Combination documents) falls below 1.50x for two consecutive calendar quarters, monthly escrows for real estate taxes, insurance premiums (waived if a blanket policy is in place and there is no event of default continuing), replacement funds ($0.20 per SF annually, subject to a cap of $487,003) and tenant rollover funds ($2.50 per SF annually, subject to a cap of approximately $6,087,540) are required to be collected under the Loan Combination documents.

(72)	The obligations and liabilities of the Carve-Out Guarantor under the nonrecourse carve-out guaranty are capped at $350,000,000 in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of lender’s rights under the guaranty.

(73)	The Loan Combination documents permit the pledge of direct or indirect equity interests in the borrower to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets, so long as the value of the property does not, in the aggregate, represent more than 20% of the value of all the collateral to be pledged, encumbered, granted or otherwise assigned or given as collateral for such corporate or parent level credit facility. There is no requirement for an intercreditor agreement.

(74)	The Loan Combination documents permit the borrower to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and rating agency confirmation.

(75)	Underwritten Net Operating Income ($) is over 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to, among other things, contractual rent steps underwritten through June 2019 for existing leases and rents from leases that are out for signature that are covered under the master lease.

(76)	Borrower is required to deposit $5,107 into the Ongoing Other Reserve ($) on each Due Date during the calendar months of March through November. The lender may reassess its estimate of the seasonal working capital reserve deposit on or before February 15th of each year during the Mortgage Loan term commencing with February 2020 provided that the lender’s estimate of the Monthly Debt Service ($) cannot exceed $84,597.

(77)	The replacement reserve will be funded at a rate of the greater of (i) 2% of the Mortgaged Property’s revenue for the first two years, (ii) 3% of the Mortgaged Property’s revenue for the third year, and (iii) 4% of the Mortgaged Property’s revenue thereafter or as required by the franchise agreement.

(78)	Historical cash flow information is not available because the Mortgaged Property was built in 2017.

(79)	The Mortgaged Property’s tax lot parcel previously included three hotels (all owned by the borrower sponsor) which has been formally split prior to the origination of the Mortgage Loan; however, for tax purposes this change will not be effective until mid-2019. To mitigate this risk, the lender required the borrower to escrow taxes for all three parcels until the new tax lot assigned become effective.

(80)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to the recently leasing and contractual rent steps at the Mortgaged Property. The Mortgaged Property had three leases commence on or after May 1, 2018 which accounted for an aggregate underwritten base rent of $99,271 inclusive of rent steps.

(81)	The Third Largest Tenant, Aurotech Inc., leases 6,284 SF of space that expires on November 30, 2027 and leases 2,342 SF of space that expires on January 31, 2024.

(82)	The related Mortgaged Property was built in 2017 and as such there are no prior financials.

(83)	The Mortgaged Property is newly acquired, and no historical financials were provided at origination.

(84)	The Mortgaged Property was renovated in 2017, and limited historical financials were provided at origination.

(85)	The Appraised Value ($) for the Mortgaged Property represents the “as stabilized” appraised value as of December 1, 2018, which is the date that the construction of the retail portion of the Mortgaged Property was completed. The “as-is” appraised value of the Mortgaged Property as of November 2, 2018 is $18,650,000, which results in a Cut-off Date LTV Ratio (%) of 65.2% and LTV Ratio at Maturity / ARD (%) of 65.2%.

(86)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) is attributable to the fact that the Mortgaged Property was built in 2018 and Underwritten Net Operating Income ($) accounts for expected ramp up.

(87)	In addition to the 27 multifamily units at the Mortgaged Property, there are two retail units occupied by Laughing Planet and Ling Garden. The retail tenants account for 13.3% of aggregate Underwritten EGI ($) at the Mortgaged Property.

(88)	Historical cash flow information is not available because the Mortgaged Property was built in 2018.

(89)	The Mortgaged Property opened in 2016, and limited historical financials were provided at origination.

(90)	The Mortgage Loan documents permit the members to pledge the ownership interests in the borrower, provided that, among other conditions, (i) the loan-to-value ratio of the Mortgaged Property (including the mezzanine loan), does not exceed 66.7%, and (ii) the projected combined debt service coverage ratio for the 12-month period following the making of the mezzanine loan is no less than 1.68x. See “Description of the Mortgage Pool—Additional Indebtedness” in the Prospectus for additional information.

(91)	The Mortgage Loan is an ARD loan with an ARD of December 6, 2028 and a final maturity date of December 6, 2030. From and after the ARD, the Mortgage Loan accrues interest at a fixed rate equal to the greater of (i) 5.04800% (the “Initial Interest Rate”), or when applicable, the default rate, plus 2.00000%, (ii) the 10-year swap rate calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), as of the date immediately following the ARD plus 2.00000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. From and after the ARD, all excess cash flow from the Mortgaged Property after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the Mortgage Loan and (ii) second to the payment of Accrued Interest.

(92)	Historical cash flow information is not available because historical operating statements were not provided by the seller.

(93)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) is attributable to the fact that the Second Largest Tenant, Centene Corporation (50% of net rentable area), prepaid about $70,000 in rent and this credit was applied to their rental income in March and April 2018.

(94)	The Mortgaged Property was renovated in 2018, and limited historical financials were provided at origination.

(95)	The sole tenant, Birkenstock, has a one-time right to terminate its lease on or after December 6, 2021, with one year’s prior written notice and payment of a termination fee in an amount equal to the aggregate base rent that would have been payable for the one year period immediately succeeding the applicable termination date.

(96)	Appraised Value ($) represents the “As-Is Assuming PIP is Escrowed” value of $21,800,000 for the Mortgaged Property, effective December 11, 2018, which assumes at least $2,200,000 for capital expenditures have been fully escrowed and will be available to fund the proposed capital improvements following the borrower’s purchase of the Mortgaged Property. The “As-Is” appraised value as of December 11, 2018 is $19,800,000, which reflects a deduction for the projected capital expenditures, assuming that the borrower would have to fund the capital improvements following the closing of the purchase of the Mortgaged Property and results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 53.0% and 47.1%, respectively.

(97)	The franchise agreement permits both the franchisor and the borrower to terminate the agreement without cause on July 26, 2022 with 12 months’ prior written notice.

(98)	The borrower is required to make monthly deposits into the Ongoing Replacement Reserve ($) in an amount equal to (i) with respect to the First Due Date and each Due Date thereafter up to and including the Due Date occurring on January 1, 2020, an amount equal to 1% of gross income from operations for the calendar month two months prior to such Due Date, (ii) with respect to the Due Date occurring on February 1, 2020 and on each Due Date up to and including the Due Date occurring on January 1, 2021, an amount equal to 2% of gross income from operations for the calendar month two months prior to such Due Date, (iii) with respect to the Due Date occurring on February 1, 2021 and on each Due Date up to and including the Due Date occurring on January 1, 2022, an amount equal to 3% of gross income from operations for the calendar month two months prior to such Due Date and (iv) with respect to the Due Date occurring on February 1, 2022 and on each Due Date thereafter, an amount equal to 4% of gross income from operations for the calendar month two months prior to such Due Date.

(99)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) which is attributable to the fact that since acquiring the Mortgaged Property in 2017, the sponsor eliminated excess expenses from other properties and reduced delinquent accounts from over 140 to 42. Occupancy (%) declined due to the sponsor removing delinquent tenants and re-leasing a significant portion of the rent roll.

(100)	Historical cash flow information is not available because historical operating statements were not provided by the seller.

(101)	The Second Largest Tenant, US Postal Service, has the right to terminate its lease upon 365 days’ notice to the lender. The Third Largest Tenant, United States of America, has the right to terminate its lease, with delivery of not less than 60 days’ notice to the lender.

(102)	A cash sweep period will be in effect commencing on the monthly payment date in February 2019 during which the borrower will be required to deposit all available cash (remaining after the payment of amounts and funding of accounts set forth in the Mortgage Loan documents) into a lease sweep account until the first to occur of (i) the date on which the Second Largest Tenant, US Postal Service, irrevocably exercises its renewal or extension option, or (ii) the related premises are leased under qualified replacement lease and, in the lender’s judgement, sufficient amounts are on deposit in the lease sweep account to cover all anticipated leasing expenses and free rent or abatement periods.

(103)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) is attributable to rent steps underwritten through August 1, 2019.

(104)	The Mortgage Loan documents permit the members to pledge the ownership interests in the borrower, provided that, among other conditions, (i) the combined loan-to-value of the Mortgaged Property (including the mezzanine loan), does not exceed 71.7%, (ii) the combined debt service coverage ratio (including the mezzanine loan) is no less than 1.67x and (iii) the combined debt yield (including the mezzanine loan) is no less than 10.6%. See “Description of the Mortgage Pool—Additional Indebtedness” in the Prospectus for additional information.

(105)	The Third Largest Tenant, POIC, has a one-time termination option with effective date 2/28/2022. Tenant must give six-months’ notice to terminate and pay a penalty of $326,756.

(106)	The related Mortgaged Property was renovated from 2016-2017 and as such historical financials prior to the renovation were not provided to the lender.

(107)	On each Due Date, the borrower is required to deposit into the Ongoing Replacement Reserve ($) the greater of (A) the amount required under the then-existing franchise agreement and (B) an amount equal to (i) commencing on the Due Date in March 2020 through the Due Date in February 2021, 1/12th of 1.0% of the greater of (x) gross revenues for the preceding calendar year and (y) projected annual gross revenues for the calendar year in which such Due Date occurs as set forth in the approved annual budget, (ii) commencing on the Due Date in March 2021 and ending on and including the Due Date in February 2022, 1/12th of 2.0% of the greater of (x) gross revenues for the preceding calendar year and (y) projected annual gross revenues for the calendar year in which such Due Date occurs as set forth in the approved annual budget, (iii) commencing on the Due Date in March 2022 and ending on and including the Due Date in February 2023, 1/12th of 3.0% of the greater of (x) gross revenues for the preceding calendar year and (y) projected annual gross revenues for the calendar year in which such Due Date occurs as set forth in the approved annual budget and (iv) commencing on the Due Date in March 2023 and on each Due Date thereafter, 1/12th of 4.0% of the greater of (x) gross revenues for the preceding calendar year and (y) projected annual gross revenues for the calendar year in which such Due Date occurs as set forth in the approved annual budget.

(108)	The Mortgaged Property has a membership agreement with Best Western which expires on November 30, 2019, but automatically renews each year. The membership agreement is able to be terminated at any time.

(109)	The Mortgaged Property’s Appraised Value ($) represents the “as complete” appraised value as of October 15, 2019, which assumes that the Mortgaged Property will undergo a $3,030,000 change of ownership PIP in connection with the acquisition. At origination, the lender reserved $2,963,312 in the Upfront Other Reserve ($) for the PIP. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based on the Mortgaged Property’s Appraised Value ($) of $10,400,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $7,200,000, which excludes the completion of the PIP, are 85.3% and 70.7%, respectively.

(110)	The Mortgaged Property’s Appraised Value ($) represents the “as stabilized” appraised value as of October 1, 2019, which assumes that the Mortgaged Property will reach a stabilized occupancy. At the time of valuation, the Largest Tenant, Cooper Standard, had not yet taken occupancy of their space at the Mortgaged Property, although the lease was executed. At origination, the lender reserved $416,016 in the Upfront Other Reserve ($) for unfunded obligations and an additional $53,154 for gap rent for Cooper Standard. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based on the Mortgaged Property’s Appraised Value ($) of $8,300,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $7,500,000, which excludes the stabilization assumption, are 67.9% and 56.3%, respectively.

(111)	The Largest Tenant, Cooper Standard, has a one-time right to terminate its lease no earlier than November 30, 2025 with nine months written notice and payment of (i) the unamortized TI allowance and brokerage commissions discounted at 8% interest and (ii) two months base rent in the amount due in the month prior to the termination date.

(112)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to the recently executed lease of the Largest Tenant, Cooper Standard, which commenced on December 1, 2018, which accounts for $318,924 of underwritten base rent.

(113)	Ongoing TI/LC Reserve ($) deposits are waived so long as (i) all of the Mortgaged Property is occupied by the sole tenant, GRM, (ii) no default, event of default or trigger event has occurred and is continuing, (iii) the GRM lease is in full force and effect and has not expired or terminated, and (iv) there is no default under the GRM lease by GRM.

(114)	The Mortgage Loan documents permit the members to pledge the ownership interests in the borrower, provided that, among other conditions, (i) the loan-to-value ratio of the Mortgaged Property (including the mezzanine loan), does not exceed 64.69% and (ii) the projected combined debt service coverage ratio for the 12-month period following the making of the mezzanine loan is no less than 1.85x. See “Description of the Mortgage Pool—Additional Indebtedness” in the Prospectus for additional information.

(115)	On the Due Date that is 14 months prior to the Maturity Date / ARD of the Mortgage Loan (the “Extension PIP Deposit Commencement Date”) and thereafter, the borrower is required to make monthly deposits into the Ongoing Replacement Reserve ($) of an amount equal to $75,000 (the “Extension PIP Monthly Deposit”) for replacements and repairs to be required under any property improvement plan required by the franchisor in connection with the extension of the franchise agreement or any replacement franchise agreement (the “Extension PIP Replacements”). If the lender has received on the Extension PIP Deposit Commencement Date satisfactory evidence that the borrower has spent at least $500 per key on maintenance and FF&E at the Mortgaged Property (excluding any amounts deposited into the Ongoing Replacement Reserve ($) for FF&E and not disbursed for FF&E replacements) during each three-year period during the term of the Mortgage Loan, funds on deposit in the Ongoing Replacement Reserve ($) for FF&E may, at the borrower’s option, be used for Extension PIP Replacements and the Extension PIP Monthly Deposit will be reduced accordingly.

(116)	The Mortgaged Property’s Underwritten Net Operating Income ($) is at least 10% higher than the Most Recent NOI (if past 2017) ($) primarily due to the recently leasing and contractual rent steps at the Mortgaged Property. The Mortgaged Property had three leases commence on or after September 1, 2018 which accounted for an aggregate underwritten base rent of $131,542 inclusive of rent steps.

(117)	The Second Largest Tenant, Zeiss Metrology, leases 5,656 SF of space that expires on October 31, 2019 and leases 2,837 SF of space that expires on April 18, 2020. The Third Largest Tenant, Hamaton Inc., leases 5,656 SF of space that expires on October 31, 2021 and leases 2,837 SF of space that expires on July 31, 2022.

(118)	On each Due Date, the borrower is required to deposit $606 into the Ongoing Replacement Reserve ($) account commencing on the First Due Date in February 2019 through the Due Date in January 2025. On the Due Date in February 2025 through and including the Due Date in January 2026 the borrower is required to deposit $930 into the Ongoing Replacement Reserve ($) account. Commencing on the Due Date in February 2026, the borrower is not required to deposit anything into the Ongoing Replacement Reserve ($) account.

(119)	The related Mortgaged Property was built in 2018 and as such historical financials are not available.

(120)	The related Mortgaged Property was renovated in 2018 and as such historical financials prior to the renovation were not provided to the lender.

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: 3 park avenue

LOAN #1: 3 park avenue

LOAN #1: 3 park avenue

LOAN #1: 3 park avenue

Mortgaged Property Information			Mortgage Loan Information

Number of Mortgaged Properties	1		Loan Seller		CREFI
Location (City/State)	New York, New York		Cut-off Date Balance(2)		$88,000,000
Property Type	Office		Cut-off Date Balance per SF(1)		$272.68
Size (SF)	667,446		Percentage of Initial Pool Balance		9.96%
Total Occupancy as of 10/23/2018	85.5%		Number of Related Mortgage Loans		None
Owned Occupancy as of 10/23/2018	85.5%		Type of Security(3)		Fee Simple
Year Built / Latest Renovation	1977 / 2001		Mortgage Rate		4.75000%
Appraised Value	$505,000,000		Original Term to Maturity (Months)		120
Appraisal Date	10/25/2018		Original Amortization Term (Months)		NAP
Borrower Sponsor	Charles Steven Cohen		Original Interest Only Period (Months)	120
Property Management	Cohen Brothers Realty Corporation		First Payment Date	1/6/2019
			Maturity Date	12/6/2028

Underwritten Revenues	$34,812,941
Underwritten Expenses	$16,549,901		Escrows(4)
Underwritten Net Operating Income (NOI)	$18,263,040			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$16,090,332		Taxes	$3,668,201	$641,935
Cut-off Date LTV Ratio(1)	36.0%		Insurance	$0	$0
Maturity Date LTV Ratio(1)	36.0%		Replacement Reserve	$0	$18,543
DSCR Based on Underwritten NOI / NCF(1)	2.08x / 1.84x		TI/LC	$0	$100,000
Debt Yield Based on Underwritten NOI / NCF(1)	10.0% / 8.8%		Other(5)	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$182,000,000	100.0%	Loan Payoff	$124,865,096	68.6%
			Principal Equity Distribution	47,938,924	26.3
			Closing Costs	5,527,780	3.0
			Reserves	3,668,201	2.0
Total Sources	$182,000,000	100.0%	Total Uses	$182,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 3 Park Avenue Loan Combination (as defined below).
(2)	The Cut-off Date Balance of $88,000,000 represents the controlling note A-1, which is part of a larger loan combination evidenced by four pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $182,000,000. The related companion loans, which are evidenced by the non-controlling notes A-2 ($34,000,000), A-3 ($30,000,000) and A-4 ($30,000,000), are currently held by CREFI and are expected to be contributed to one or more future commercial mortgage securitization transactions.
(3)	The borrower is both the ground lessee and ground lessor under a ground lease encumbering the 3 Park Avenue Property (as defined below).
(4)	See “—Escrows” below.
(5)	The borrower is required under the 3 Park Avenue Loan Combination documents to pay for and perform 100% of the unfunded landlord obligations ($1,523,458) and deferred maintenance ($28,500, which is the estimated cost according to the engineering report) at the 3 Park Avenue Property. If an event of default has occurred and is continuing or the borrower has breached any requirements under the 3 Park Avenue Loan documents, the borrower is required to deliver cash or a letter of credit to the lender in the amount that the lender determines is necessary to complete all unfunded landlord obligations, deferred maintenance and any remaining unfunded free rent obligations.

■	The Mortgage Loan. The mortgage loan (the “3 Park Avenue Loan”) is part of a loan combination (the “3 Park Avenue Loan Combination”) evidenced by four pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A office and retail condominium located in New York, New York (the “3 Park Avenue Property”). The 3 Park Avenue Loan, which is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $88,000,000 and represents approximately 9.96% of the Initial Pool Balance. The related companion loans are evidenced by the non-controlling notes A-2 ($34,000,000), A-3 ($30,000,000) and A-4 ($30,000,000), which are currently held by Citi Real Estate Funding Inc. (“CREFI”) and are expected to be contributed to one or more future commercial mortgage securitization transactions. The 3 Park Avenue Loan Combination, which accrues interest at an interest rate of 4.75000% per annum, was originated by CREFI on November 30, 2018, had an original principal balance of $182,000,000 and has an outstanding principal balance as of the Cut-off Date of $182,000,000. The proceeds of the 3 Park Avenue Loan Combination were primarily used to refinance prior debt secured by the 3 Park Avenue Property, return equity to the borrower sponsor, pay origination costs and fund upfront reserves.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$88,000,000	$88,000,000	Benchmark 2019-B9	Yes
A-2	$34,000,000	$34,000,000	CREFI(1)	No
A-3	$30,000,000	$30,000,000	CREFI(1)	No
A-4	$30,000,000	$30,000,000	CREFI(1)	No
Total	$182,000,000	$182,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

The 3 Park Avenue Loan Combination had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires monthly payments of interest only for the term of the 3 Park Avenue Loan Combination. The scheduled maturity date of the 3 Park Avenue Loan Combination is the due date in December 2028. Provided no

LOAN #1: 3 park avenue

event of default has occurred and is continuing, at any time after the earlier to occur of (i) November 30, 2021 and (ii) the second anniversary of the last securitization of a note comprising part of the 3 Park Avenue Loan Combination, the 3 Park Avenue Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 3 Park Avenue Loan Combination documents. Voluntary prepayment of the 3 Park Avenue Loan Combination is permitted on or after the due date in June 2028 without payment of any prepayment premium.

■	The Mortgaged Property. The 3 Park Avenue Property is a Class A office building located on Park Avenue in New York City (between 33rd and 34th Street), in the Murray Hill neighborhood of midtown Manhattan. The 3 Park Avenue Property, in its entirety, consists of a 42-story, 888,295 SF office building on a 46,470 SF site. The collateral for the 3 Park Avenue Loan Combination consists of a condominium unit comprised of 641,186 SF of office space on floors 14 through 41 and 26,260 SF of multi-level retail space on Park Avenue and 34th Street. The only other condominium unit within the condominium regime (not part of the collateral) consists of floors 2 through 12 and is fully occupied by the Norman Thomas High School and has a separate entrance located on 33rd Street. The 3 Park Avenue Property is currently 85.5% occupied by 31 tenants (27 office tenants and four retail tenants). Retail tenancy includes New York Sports Club, Le Pain Quotidien, Starbucks and a news stand and consists of 3.9% of NRA and 4.4% of underwritten base rent. The top office tenants at the 3 Park Avenue Property based on underwritten base rent consist of Houghton Mifflin Harcourt, TransPerfect Translations (“TransPerfect”) and Return Path, Inc. (“Return Path”) (collectively representing 35.8% of NRA and 42.4% of underwritten base rent (inclusive of rent steps)).

The 3 Park Avenue Property was built in 1977 and renovated in 2001. Additionally, the lobby is currently undergoing an approximately $3.0 million renovation, which is anticipated to be completed by year-end 2019 and will include glass and wood paneling. Since 2015, the borrower sponsor has invested approximately $23.7 million in tenant improvements and $8.6 million in various building improvements.

The largest tenant based on underwritten base rent, Houghton Mifflin Harcourt (15.3% of NRA; 18.1% of underwritten base rent; rated B- by S&P), occupies 101,421 SF of office space through December 2027 with one, five-year renewal option and an additional 400 SF of storage space through May 2019 with one, two-year renewal option. The Houghton Mifflin Harcourt space consists of the entire 18th, 19th, 21st and 24th floors (91,288 SF) and 10,533 SF on the 23rd floor. Houghton Mifflin Harcourt, a publisher of education materials, provides content, services and technology solutions for educational institutions and consumers worldwide. The company operates in two segments: (i) education and (ii) trade publishing. The education segment provides educational products, technology platforms, and services, including print and digital content in the form of textbooks, digital courseware, instructional aids, educational assessments, and intervention solutions for students. The trade publishing segment primarily develops, markets, and sells consumer books in print and digital formats, as well as licenses book rights to other publishers and electronic businesses; and trade and reference materials, such as adult and children’s fiction and non-fiction books to schools, colleges, libraries, office supply distributors, and other businesses. Houghton Mifflin Harcourt was founded in 1832 and has been located at the 3 Park Avenue Property since 2014. Houghton Mifflin Harcourt signed an initial lease for 36,932 SF in November 2014 (part of the 18th floor and the entire 19th floor) and has since expanded to occupy a total of 101,821 SF.

The second largest tenant based on underwritten base rent, TransPerfect (13.7% of NRA; 15.0% of underwritten base rent), occupies 91,220 SF of office space through September 2019 with no renewal options. TransPerfect originally executed a lease in July 1995 for a portion of the 28th floor and has since expanded and moved its space in increments to comprise its aggregate 91,220 SF footprint at the 3 Park Avenue Property as of the underwritten rent roll dated October 23, 2018. The TransPerfect space consists of the entire 38th, 39th and 40th floors at the 3 Park Avenue Property (69,735 SF) and three smaller units ranging from 4,200 to 11,334 SF on other floors throughout the building. TransPerfect, which was founded in 1992 and is headquartered at the 3 Park Avenue Property, is a privately held provider of language and business services. TransPerfect, which provides translation and discovery services primarily to companies in the legal and healthcare fields, currently employs more than 5,000 full-time employees, has a network of over 5,000 certified linguists and subject-area specialists, and operates in over 90 offices globally. As of December 2018, TransPerfect has completed more than 300,000 projects, has served over 10,000 clients and has more than 3,000 global organizations which currently employ TransPerfect’s GlobalLink product suite for management of multilingual content.

The third largest tenant based on underwritten base rent, Return Path (6.9% of NRA; 9.3% of underwritten base rate), occupies 46,002 SF of office space on the 30th and 41st floors. Return Path leases space on the 41st floor (23,280 SF) through July 2025 with no extension options and on the 30th floor (22,722 SF) through February 2020 with one, five-year renewal option which would extend the lease expiration date of the 30th floor space to July 31, 2025. Return

LOAN #1: 3 park avenue

Path, founded in 1999 and headquartered at the 3 Park Avenue Property, uses data and insight to help optimize email marketing for clients. Return Path partners with more than 70 providers of mailbox and security solutions, covering approximately 2.5 billion email inboxes. Also feeding into Return Path’s data platform is their consumer network of more than two million consumers, delivering insight into user behavior, brand affinity, and consumer preferences.

The following table presents certain information relating to the major tenants at the 3 Park Avenue Property:

Ten Largest Owned Tenants by Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Houghton Mifflin Harcourt(4)	NR/NR/B-	101,821	15.3%	$5,406,038	18.1%	$53.09	12/31/2027	1, 5-year option
TransPerfect Translations	NR/NR/NR	91,220	13.7	4,478,073	15.0	$49.09	9/30/2019	NAP
Return Path(5)	NR/NR/NR	46,002	6.9	2,782,842	9.3	$60.49	7/31/2025	1, 5-year option
P. Kaufmann Contract	NR/NR/NR	57,000	8.5	2,530,200	8.5	$44.39	12/31/2022	NAP
Zeta Global Holding Corp.	NR/NR/NR	23,000	3.4	1,483,500	5.0	$64.50	1/31/2029	NAP
Pira Energy Group	NR/NR/NR	27,577	4.1	1,434,004	4.8	$52.00	2/29/2020	NAP
Mimeo.com	NR/NR/NR	22,722	3.4	1,226,988	4.1	$54.00	11/30/2025	1, 5-year option
Institute of Electrical Engineers	NR/NR/NR	22,000	3.3	1,078,000	3.6	$49.00	12/31/2025	1, 5-year option
Icon Capital Corporation	NR/NR/NR	23,000	3.4	1,058,000	3.5	$46.00	7/31/2022	NAP
Prophase Training Group	NR/NR/NR	15,255	2.3	679,833	2.3	$44.56	5/31/2019	NAP
Ten Largest Owned Tenants		429,597	64.4%	$22,157,478	74.2%	$51.58
Remaining Tenants		141,282	21.2	7,687,051	25.8	$54.41
Vacant		96,567	14.5	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		667,446	100.0%	$29,844,528	100.0%	$52.28

(1)	Based on the underwritten rent roll dated October 23, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes $307,079 of contractual rent steps through January 2020 and the present value of rent steps for Starbucks ($34,294).

(4)	Includes 400 SF of storage space that is currently leased to Houghton Mifflin Harcourt through May 31, 2019 with 1, 2-year lease extension option. Houghton Mifflin Harcourt pays $53.19 per SF for its leased office space and $27.37 per SF for its leased storage space.

(5)	Includes 22,722 SF expiring on February 29, 2020.

The following table presents certain information relating to the lease rollover schedule at the 3 Park Avenue Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	120,051	18.0	18.0%	5,867,774	19.7	$48.88	5
2020	69,199	10.4	28.4%	3,717,747	12.5	$53.73	5
2021	14,400	2.2	30.5%	604,800	2.0	$42.00	1
2022	93,675	14.0	44.5%	4,212,370	14.1	$44.97	4
2023	3,001	0.4	45.0%	156,052	0.5	$52.00	1
2024	21,090	3.2	48.2%	1,043,198	3.5	$49.46	2
2025	73,002	10.9	59.1%	4,071,082	13.6	$55.77	3
2026	11,020	1.7	60.7%	563,031	1.9	$51.09	2
2027	123,810	18.5	79.3%	6,905,687	23.1	$55.78	4
2028	10,357	1.6	80.8%	673,205	2.3	$65.00	2
2029	31,274	4.7	85.5%	2,029584	6.8	$64.90	2
2030 & Thereafter	0	0.0	85.5%	0	0.0	$0.00	0
Vacant	96,567	14.5	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	667,446	100.0%		$29,844,528	100.0%	$52.28	31

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes $307,079 of contractual rent steps through January 2020 and the present value of rent steps for Starbucks ($34,294).

The following table presents certain information relating to historical leasing at the 3 Park Avenue Property:

Historical Leased%(1)

	2016	2017	As of 10/23/2018(2)
Owned Space	93.0%	89.0%	85.5%

(1)	As provided by the borrower and which represents average month-end occupancy for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated October 23, 2018.

LOAN #1: 3 park avenue

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 3 Park Avenue Property:

Cash Flow Analysis(1)

	2016	2017	TTM 9/30/2018	Underwritten	Underwritten $ per SF
Base Rent	$28,255,581	$29,188,961	$27,363,611	$29,503,156	$44.20
Contractual Rent Steps(2)	0	0	0	341,372	0.51
Gross Up Vacancy	0	0	0	6,429,188	9.63
Total Reimbursement Revenue	1,665,986	1,520,736	1,772,965	1,913,556	2.87
Other Income(3)	2,143,179	1,647,433	1,475,270	1,294,685	1.94
Gross Revenue	$32,064,746	$32,357,130	$30,611,845	$39,481,957	$59.15
Other Income 2(4)	1,666,158	1,731,735	1,778,898	1,760,172	2.64
Vacancy & Credit Loss(5)	0	0	0	(6,429,188)	(9.63)
Effective Gross Income	$33,730,904	$34,088,864	$32,390,743	$34,812,941	$52.16

Real Estate Taxes	$6,635,117	$7,094,175	$7,191,410	$7,336,401	$10.99
Insurance	543,256	545,365	569,379	573,019	0.86
Management Fee	1,190,355	1,369,353	1,275,076	1,044,388	1.56
Other Operating Expenses	6,787,811	7,557,185	7,596,093	7,596,093	11.38
Total Operating Expenses	$15,156,539	$16,566,079	$16,631,958	$16,549,901	$24.80

Net Operating Income(6)	$18,574,365	$17,522,785	$15,758,785	$18,263,040	$27.36
TI/LC	0	0	0	1,950,188	2.92
Capital Expenditures	0	0	0	222,521	0.33
Net Cash Flow	$18,574,365	$17,522,785	$15,758,785	$16,090,332	$24.11

Occupancy	93.0%	89.0%	85.5%(7)	83.7%(5)
NOI Debt Yield(8)	10.2%	9.6%	8.7%	10.0%
NCF DSCR(8)	2.12x	2.00x	1.80x	1.84x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Includes $307,079 of contractual rent steps through January 2020 and the present value of rent steps for Starbucks ($34,294).
(3)	Other Income consists of sub-metered electric income and electric inclusion in the rent.
(4)	Other Income 2 consists of porter wages over a base year for certain tenants, steam and water income, internet income, tenant services income and other miscellaneous sources.
(5)	Vacancy is underwritten to the current, economic vacancy of 16.3%.
(6)	The increase from TTM 9/30/2018 Net Operating Income to Underwritten Net Operating Income was primarily due to five tenants executing leases since January 2018 for a total of $2,607,244. This is comprised of Merus Global Investments (lease start: January 12, 2018; underwritten base rent: $546,084), Nicolas P. Chiara & Co., Inc. (lease start: June 1, 2018; underwritten base rent: $185,250), Scarinci & Hollenback (lease start: June 20, 2018; underwritten base rent: $372,000), Zeta Global Holding Corp. (lease start: February 1, 2019; underwritten base rent: $1,483,500) and Robert Burke Associates (lease start: February 1, 2018; underwritten base rent: $20,410).
(7)	Based on the underwritten rent roll dated October 23, 2018.
(8)	Metrics are calculated based on the 3 Park Avenue Loan Combination.

■	Appraisal. According to the appraisal, the 3 Park Avenue Property had an “as-is” appraised value of $505,000,000 as of October 25, 2018.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Yield Capitalization Approach	$505,000,000	6.25%(1)	4.75%(2)

(1)	Represents the internal rate of return.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated October 18, 2018, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at 3 Park Avenue Property.

■	Market Overview and Competition. The 3 Park Avenue Property is located in New York, New York, within the Midtown office market (specifically the Midtown East office market). Located on Park Avenue between 33rd and 34th Streets, the 3 Park Avenue Property is located within close proximity to key transportation hubs such as Grand Central Terminal and the New York City Port Authority. The Queens-Midtown Tunnel, which connects Midtown Manhattan with Long Island City, New York and provides primary access for vehicles with entrance and exit ramps, is located within three blocks from the 3 Park Avenue Property.

LOAN #1: 3 park avenue

According to the appraisal, the 3 Park Avenue Property is located within the New York-Jersey City-White Plains NY-NJ metropolitan statistical area (the “NY-NJ MSA”). As of May 2018, the NY-NJ MSA had an unemployment rate of approximately 4.0%, a median household income of approximately $69,400 and a population of approximately 14.6 million.

According to the appraisal, as of the third quarter of 2018, the Midtown Manhattan office market recorded transactions totaling approximately 17.2 million SF (approximately 15.9% higher than the same time period in 2017) with the overall vacancy rate declining by approximately 0.4% since the third quarter of 2017.

As of the third quarter of 2018, the Midtown East office market contained approximately 59.7 million SF of Class A office space, had a direct vacancy rate of 7.7% and average asking rents of $75.38 per SF (compared to underwritten gross rent of $55.63 per SF at the 3 Park Avenue Property). As of the same time period, according to the appraisal, the Murray Hill submarket contained approximately 6.8 million SF of Class A office space, had a direct vacancy rate of 4.5% and average asking rents of $71.97. The appraisal surveyed a competitive set of 21 buildings with a total net rentable area of 10,537,254 SF, average direct occupancy of approximately 88.5%, and average asking rents ranging from $60.00 per SF to $95.00 per SF. Of the buildings surveyed, six office buildings were considered directly competitive by the appraisal (highlighted in the chart below). The property’s weighted average underwritten gross rent per SF of $55.63 is approximately 23.1% lower than the appraisal’s weighted average gross market rent for occupied space of $68.49 per SF.

The following table presents certain information relating to comparable buildings for the 3 Park Avenue Property:

Office Building Comparables(1)

Property Name	NRA (SF)	Direct Available SF	Sublease Available SF	Direct Occupancy (%)	Total Occupancy (%)	Direct Asking Rent PSF (Low)	Direct Asking Rent PSF (High)
3 Park Avenue Property(2)	667,446	96,567	NAP	85.5%	85.5%	$65.00(3)	$70.00(3)
One Park Avenue	801,500	0	0	100.0%	100.0%	NAP	NAP
Two Park Avenue	960,000	62,217	4,544	93.5%	93.0%	$85.00	$95.00
260 Madison Avenue	508,891	20,718	0	95.9%	95.9%	$65.00	$65.00
99 Park Avenue	480,000	7,955	30,311	98.3%	92.0%	$75.00	$75.00
475 Park Avenue South	440,000	153,154	8,170	65.2%	63.3%	$65.00	$75.00
90 Park Avenue	785,000	88,112	13,257	88.8%	87.1%	$65.00	$90.00
Total (excluding 3 Park Avenue)	3,975,391	332,156	56,282
Average (excluding 3 Park Avenue)	662,565	55,359	9,380

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 23, 2018.

(3)	Represents the range of market rents, determined by the appraisal, for vacant space at the 3 Park Avenue Property.

■	The Borrower. The borrower is Three Park Building LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 3 Park Avenue Loan Combination.

The sponsor and non-recourse carveout guarantor is Charles Steven Cohen, the President and CEO of Cohen Brothers Realty Corporation. Cohen Brothers Realty Corporation, a private real estate development and management firm that develops, redevelops and operates various commercial property types, was founded in 1981. The firm has commercial properties in New York, Houston, South Florida and Southern California. The ongoing net worth and liquidity covenant during the term of the 3 Park Avenue Loan Combination for Charles Steven Cohen is $500.0 million and $50.0 million, respectively.

■	Escrows. In connection with the origination of the 3 Park Avenue Loan Combination, the borrower funded a reserve of $3,668,201 for real estate taxes.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the 3 Park Avenue Loan Combination: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $641,935) will be necessary to pay taxes over the then succeeding 12-month period, (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the 3 Park Avenue Loan Combination documents), (iii) a replacement reserve equal to $18,543 (subject to a cap of $1,112,604), and (iv) a TI/LC rollover reserve in an amount equal to: (a) $100,000 on each due date on which the balance in the TI/LC reserve is below $2,000,000 and (b) $50,000 on each

LOAN #1: 3 park avenue

due date on which the balance in the TI/LC reserve is equal to or greater than $2,000,000 and less than $3,000,000 (if the balance in the TI/LC reserve account is equal to or greater than $3,000,000, the borrower is not required to make monthly deposits in to the TI/LC reserve account).

■	Lockbox and Cash Management. The 3 Park Avenue Loan Combination documents require a hard lockbox and springing cash management. The borrower is required to deliver tenant direction letters to each existing tenant at the 3 Park Avenue Property directing each of them to remit their rent checks directly to the lender-controlled lockbox. The borrower is also required to deliver a tenant direction letter to each future commercial tenant. The borrower is required to (and is required to cause the property manager to) deposit all revenue derived from the 3 Park Avenue Property and deposit the same into the lockbox promptly upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed for payment of taxes, insurance premiums, operating expenses, debt service, reserves, and other amounts payable in accordance with the 3 Park Avenue Loan Combination documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 3 Park Avenue Loan Combination documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 3 Park Avenue Loan Combination. To the extent that no Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrower. Upon an event of default under the 3 Park Avenue Loan Combination documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” will commence upon the occurrence of (i) an event of default or (ii) the debt service coverage ratio being less than 1.20x, and will end, (a) with respect to clause (i) upon a cure, if applicable, of the event of default, and (b) with respect to clause (ii) if the debt service coverage ratio is at least 1.20x for two consecutive calendar quarters. Notwithstanding the foregoing, no Trigger Period will be deemed to exist pursuant to clause (ii) of the previous sentence during any period that the Collateral Cure Conditions (as defined below) are satisfied.

The “Collateral Cure Conditions” are satisfied if the borrower deposits cash into the excess cash flow account or delivers to the lender a letter of credit which, in either case, serves as additional collateral for the 3 Park Avenue Loan Combination, in an amount equal to 20% of the bi-annual aggregate debt service payments that are due as of the closing date of the 3 Park Avenue Loan Combination (i.e. an amount which, assuming the debt service coverage ratio is 1.00x for a given quarter, if added to underwritten cash flow, for said given six month period, would be sufficient to achieve a 1.20x debt service coverage ratio) (the “Collateral Deposit Amount”) and thereafter, on each six month anniversary date of the date that the borrower made such deposit (or delivered such letter of credit), the borrower deposits additional cash collateral into the excess cash flow account in the amount of the Collateral Deposit Amount or increases the amount of the letter of credit by an amount equal to the Collateral Deposit Amount (as applicable). Amounts deposited in order to satisfy the Collateral Cure Conditions will be released to the borrower if no Trigger Period would exist without satisfaction of the Collateral Cure Conditions.

■	Property Management. The 3 Park Avenue Property is managed by Cohen Brothers Realty Corporation, an affiliate of the borrower sponsor. Provided that no event of default is occurring under the 3 Park Avenue Loan Combination documents and that replacement of the manager would not give rise to any termination right or termination fee under the condominium documents, the borrower may terminate the management agreement and replace the manager with a manager approved by the lender (which approval may be conditioned upon receipt of a rating agency confirmation). The lender may, or may require the borrower to, terminate the property manager upon the occurrence of: (i) an event of default under the 3 Park Avenue Loan Combination documents, (ii) a default under the management agreement beyond the cure period, (iii) the insolvency of or commencement of insolvency or bankruptcy proceedings involving the manager that is not dismissed within 90 days of the filing thereof or any voluntary bankruptcy or insolvency proceeding involving the manager, or (iv) if at any time the manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, and replace the property manager with a manager approved by the lender (which may be conditioned upon the lender’s receipt of a rating agency confirmation). If an affiliated property manager is terminated, the borrower has the right (instead of appointing a new manager as set forth above) to self-manage the property for so long as: (x) no event of default has occurred and (y) the borrower manages the property in a manner consistent with the 3 Park Avenue Loan Combination documents.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. The borrower is permitted to incur mezzanine financing (the “Mezzanine Loan”) secured by the 100% direct or indirect equity ownership interest held in the borrower; provided, that certain conditions set forth in the 3 Park Avenue Loan Combination documents are

LOAN #1: 3 park avenue

satisfied, which include (without limitation): (i) no event of default exists; (ii) after giving effect to the Mezzanine Loan, (a) the debt yield on the 3 Park Avenue Loan Combination and the Mezzanine Loan combined is equal to or greater than 8.85%, and (b) the debt service coverage ratio on the 3 Park Avenue Loan Combination and the Mezzanine Loan combined is equal to or greater than 1.85x and the combined loan to value ratio is equal to or less than 49%; (iii) the holder of the Mezzanine Loan enters into a mezzanine intercreditor agreement with the lender in form and substance acceptable to the lender and the rating agencies; (iv) the holder of the Mezzanine Loan is a “qualified equityholder” (as such term is defined in the 3 Park Avenue Loan Combination documents); and (v) a rating agency confirmation is delivered in connection with the consummation of the Mezzanine Loan.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The 3 Park Avenue Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the original principal balance of the loan (with a replacement cost endorsement), plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable property until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $10,000. However, if the Terrorism Risk Insurance Program Reauthorization Act of 2015 (TRIPRA) is no longer in effect, the borrower is not required to spend more than two times the then-current premium for a separate “all-risk” or equivalent policy (including business interruption coverage) for terrorism coverage (but is required to purchase the maximum coverage available for such amount). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #2: COUNTRY CLUB PLAZA

LOAN #2: COUNTRY CLUB PLAZA

LOAN #2: COUNTRY CLUB PLAZA

LOAN #2: COUNTRY CLUB PLAZA

115 West Century Road

SECOND FLOOR
EAST
Merrill Lynch
40,992 SF
Exp. 11/2024
Landing
Sony Electronics
47,637 SF
Exp. 5/2029
WEST
THIRD FLOOR
EAST
Digital Media Solutions
9,038 SF
Exp. 9/2023
First Republic Bank
8,480 SF
Exp. 8/2023
Merrill Lynch
6,851 SF
Exp. 11/2024
Gattefosse Corp
5,296 SF
Exp. 12/2024
Gattefosse Corp
5,613 SF
Exp. 12/2024
Altour International
8,739 SF
Exp. 5/2020
Landing
Nationwide
13,449 SF
Exp. 6/2023
Nuvolo Technologies
11,696 SF
Exp. 2/2023
Open to Below
Sony Electronics
7,580 SF
Exp. 5/2029
Canon Business Solutions
11,096 SF
Exp. 3/2022
Ultimate Staffing (Roth)
2,543 SF
Exp. 6/2021
WEST
VACANT
BUILDING
2019 – 2020
2021 – 2022
2023 – 2024
2025+

LOAN #2: COUNTRY CLUB PLAZA

LOAN #2: COUNTRY CLUB PLAZA

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Paramus, New Jersey	Cut-off Date Balance	$47,000,000
Property Type	Office	Cut-off Date Balance per SF	$154.72
Size (SF)	303,777	Percentage of Initial Pool Balance	5.3%
Total Occupancy as of 11/1/2018	96.6%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/1/2018	96.6%	Type of Security	Fee Simple
Year Built / Latest Renovation	1988, 2008 / 2018	Mortgage Rate	5.36000%
Appraised Value	$76,000,000	Original Term to Maturity (Months)	120
Appraisal Date	9/26/2018	Original Amortization Term (Months)	NAP
Borrower Sponsors	Joel Gluck and Nathan Indig	Original Interest Only Period (Months)	120
Property Management	CBRE, Inc.	First Payment Date	1/6/2019
Maturity Date	12/6/2028

Underwritten Revenues	$8,474,678
Underwritten Expenses	$3,211,792	Escrows(1)
Underwritten Net Operating Income (NOI)	$5,262,886	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,848,822	Taxes	$126,226	$63,113
Cut-off Date LTV Ratio	61.8%	Insurance	$14,117	$7,059
Maturity Date LTV Ratio	61.8%	Replacement Reserve	$0	$5,063
DSCR Based on Underwritten NOI / NCF	2.06x / 1.90x	TI/LC(2)	$1,500,000	$0
Debt Yield Based on Underwritten NOI / NCF	11.2% / 10.3%	Other(3)	$8,525,016	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$47,000,000	54.5%	Purchase Price	$74,000,000	85.8%
Principal’s New Cash Contribution	17,915,059	20.8	Reserves	10,165,359	11.8
Mezzanine Loan(4)	12,200,000	14.1	Closing Costs	2,089,780	2.4
Other Sources(5)	9,140,080	10.6
Total Sources	$86,255,139	100.0%	Total Uses	$86,255,139	100.0%

(1)	See “—Escrows” below.
(2)	Monthly deposits into the TI/LC reserve account are waived so long as the balance in the TI/LC account remains greater than or equal to $1,000,000. If the balance in the TI/LC reserve falls below $1,000,000 the borrower is required to deposit a monthly amount equal to $37,972 until the balance reaches the cap of $1,500,000.
(3)	The Upfront Other escrow represents $5,514,958 for unfunded obligations reserve related to five tenants (see “—Escrows” below), $3,002,928 for a rent concession reserve related to five tenants (see “—Escrows” below) and $7,130 for deferred maintenance.
(4)	The Mezzanine Loan (as defined below) is interest only for the entire term, is coterminous with the Country Club Plaza Loan (as defined below) and accrues interest at a fixed rate equal to 8.01100% per annum. The Mezzanine Loan was originated on December 7, 2018 and the first monthly payment date is February 6, 2019.
(5)	Other Sources consist of various purchaser credits awarded to the sponsor including, but not limited to, credits for prepaid tenant rent, tenant security deposits and leasing commissions.

■	The Mortgage Loan. The mortgage loan (the “Country Club Plaza Loan”) is evidenced by a note in the original principal amount of $47,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a two-building office property located in Paramus, New Jersey (the “Country Club Plaza Property”). The Country Club Plaza Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on November 7, 2018 and represents approximately 5.3% of the Initial Pool Balance. The note evidencing the Country Club Plaza Loan has an outstanding principal balance as of the Cut-off Date of $47,000,000 and an interest rate of 5.36000% per annum. The proceeds of the Country Club Plaza Loan along with a $12,200,000 mezzanine loan originated on December 7, 2018, and $17,951,059 of borrower equity were primarily used to purchase the Country Club Plaza Property, fund reserves and pay loan origination costs.

The Country Club Plaza Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Country Club Plaza Loan requires monthly payments of interest only for the entire term. The scheduled maturity date of the Country Club Plaza Loan is the due date in December 2028. Provided that no event of default has occurred and is continuing under the Country Club Plaza Loan documents, at any time after the second anniversary of the securitization closing date, the Country Club Plaza Loan may be defeased with certain “government securities” as permitted under the Country Club Plaza Loan documents. Voluntary prepayment of the Country Club Plaza Loan is permitted on or after the due date occurring in October 2028 without payment of any prepayment premium.

■	The Mortgaged Property. The Country Club Plaza Property is comprised of two office buildings totaling 303,777 SF located at 115 and 117 West Century Road in Paramus, New Jersey. The previous owner acquired the Country Club Plaza Property in 2016 and invested over $18.4 million into the property for capital expenditures and leasing costs, including $3.2 million for common area and amenity upgrades. Amenity upgrades included a new lobby and landings, a shared conference center and new elevator cabs, among others. The two buildings share 1,225 parking spaces which results in a parking ratio of approximately 4 spaces per 1,000 SF. The Country Club Plaza Property was approximately 96.6% leased as of November 1, 2018.

The 115 West Century Road building was built in 1988 and is comprised of 240,016 SF of office space that is approximately 95.7% leased to 18 office tenants. Approximately 51.7% of the net rentable area in the 115 West Century Road building is leased to credit-rated tenants such as Sony Electronics, Merrill Lynch, Canon Business

LOAN #2: COUNTRY CLUB PLAZA

Solutions and First Republic Bank. Amenities include a full-service café, fitness center and newly renovated conference room.

The largest tenant at 115 West Century Road is Sony Electronics (rated BBB- by Fitch, Baa2 by Moody’s and BBB+ by S&P), which signed an 11-year lease for 55,866 SF in August 2017. Sony Electronics pays $27.50 per SF in base rent with 2.5% annual rent increases through lease expiration in May 2029 for 55,217 SF of office space. Sony Electronics also leases 649 SF of storage space at $14.00 per SF in base rent with the same 2.5% annual rent increases through lease expiration. As part of its lease, Sony Electronics received free rent through May 2019, which the lender reserved for at origination. In addition, Sony Electronics has a termination option in year 6 of its lease with 12 months’ notice and payment of an approximately $3.4 million termination fee ($61.28 per SF of Sony Electronics space).

The second largest tenant at 115 West Century Road is Merrill Lynch (rated A+ by Fitch, A3 by Moody’s and A- by S&P), which leases 47,843 SF of office space at a base rental rate of $27.50 per SF with approximately 1.8% annual rent increases through lease expiration in November 2024. Merrill Lynch also leases 705 SF of storage space at $13.00 per SF with no annual increases. The tenant has occupied its space at 115 West Century Road for over 20 years and renewed its lease in July 2017 and expanded its space in November 2017. The tenant has a termination option effective November 30, 2022 with 12 months’ notice and payment of an approximately $1.1 million termination fee ($22.01 per SF of Merrill Lynch space).

The 117 West Century Road building was built in 2008 and is comprised of 63,761 SF of office space leased to a single tenant, Octapharma. Octapharma is moving from its former United States headquarters in Hoboken, New Jersey, to the Country Club Plaza Property and the 117 West Century Road building will serve as its new United States headquarters. Octapharma is a privately owned pharmaceutical company that specializes in the development and distribution of human plasma and proteins. Octapharma serves 113 countries worldwide through its 95 plasma donation centers, six manufacturing sites, and six research and development sites. According to the company’s 2017 annual report, it had 2017 revenues of €1.7 billion, which represents a 7.5% increase year-over-year.

The lease to Octapharma commenced on June 12, 2018, expires on December 31, 2034 and provides for no termination options. As part of the lease agreement, Octapharma received 12 months of free rent that was credited by the seller at closing of the sale and reserved by the lender upon origination of the Country Club Plaza Loan. Octapharma is currently finishing its tenant buildout, which is expected to be completed in the second quarter of 2019. In addition to its tenant improvement allowance of approximately $3.4 million, Octapharma is expected to invest its own capital for the buildout.

LOAN #2: COUNTRY CLUB PLAZA

The following table presents certain information relating to the major tenants at the Country Club Plaza Property:

Ten Largest Owned Tenants(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Octapharma	NR / NR / NR	63,761	21.0%	$1,912,830	22.3%	$30.00	12/31/2034	1, 10-year option
Sony Electronics(4)	BBB- / Baa2 / BBB+	55,866	18.4	1,786,788	20.9	$31.98	5/31/2029	2, 5-year options
Merrill Lynch(5)	A+ / A3 / A-	48,548	16.0	1,435,434	16.8	$29.57	11/30/2024	2, 5-year options
Nationwide	NR / NR / NR	13,449	4.4	441,127	5.2	$32.80	6/30/2023	1, 5-year option
Nuvolo Technologies(6)	NR / NR / NR	11,696	3.9	329,710	3.9	$28.19	2/28/2023	1, 5-year option
Gattefosse Corp(7)	NR / NR / NR	11,109	3.7	313,507	3.7	$28.22	12/31/2024	2, 5-year options
Canon Business Solutions	NR / Aa3 / AA-	11,096	3.7	367,850	4.3	$33.15	3/31/2022	1, 3-year option
Digital Media Solutions	NR / NR / NR	9,038	3.0	287,182	3.4	$31.77	9/30/2023	NAP
Bond Street Mortgage	NR / NR / NR	8,944	2.9	253,339	3.0	$28.33	3/31/2023	NAP
Altour International	NR / NR / NR	8,739	2.9	262,170	3.1	$30.00	5/31/2020	1, 5-year option
Ten Largest Owned Tenants		242,246	79.7%	$7,389,937	86.3%	$30.51
Remaining Tenants		51,147	16.8	1,173,537	13.7	$22.94
Vacant		10,384	3.4	0	0.0	$0.00
Total / Wtd. Avg. All Tenants(8)		303,777	100.0%	$8,563,474	100.0%	$30.30

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes $48,960 of contractual rent steps through September 2019 and the present value of rent steps for Merrill Lynch, Sony Electronics and Canon Business Solutions ($410,111).

(4)	Includes 649 SF of storage space that is currently leased to Sony Electronics on a coterminous lease. Sony Electronics pays $32.19 per SF for its leased office space and $14.35 per SF for its leased storage space. Sony Electronics has a one-time option to terminate its lease effective May 31, 2024 with payment of a termination fee equal to $3,423,590.

(5)	Includes 705 SF of storage space that is currently leased to Merrill Lynch on a coterminous lease. Merrill Lynch pays $29.81 per SF for its leased office space and $13.00 per SF for its leased storage space. Merrill Lynch may terminate its lease on November 30, 2022 with at least 12 months’ notice and payment of a termination fee equal to $1,068,566.

(6)	Nuvolo Technologies has a one-time option to terminate its lease effective February 28, 2021 with 12 months’ notice and payment of a termination fee equal to $402,710.

(7)	Includes 200 SF of storage space that is currently leased to Gattefosse Corp on a coterminous lease. Gattefosse Corp pays $28.50 per SF for its leased office space and $13.00 per SF for its leased storage space.

(8)	The Wtd. Avg. UW Base Rent $ per SF calculation excludes 10,741 SF of amenity space.

The following table presents certain information relating to the lease rollover schedule at the Country Club Plaza Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM(3)	10,741	3.5%	3.5%	$0	0.0%	$0.00	0
2019	2,144	0.7	4.2%	61,104	0.7	$28.50	1
2020	10,395	3.4	7.7%	313,506	3.7	$30.16	2
2021	8,493	2.8	10.5%	253,354	3.0	$29.83	2
2022	18,140	6.0	16.4%	570,688	6.7	$31.46	3
2023	56,022	18.4	34.9%	1,683,305	19.7	$30.05	6
2024	59,657	19.6	54.5%	1,748,941	20.4	$29.32	2
2025	0	0.0	54.5%	0	0.0	$0.00	0
2026	0	0.0	54.5%	0	0.0	$0.00	0
2027	0	0.0	54.5%	0	0.0	$0.00	0
2028	0	0.0	54.5%	0	0.0	$0.00	0
2029	64,040	21.1	75.6%	2,019,747	23.6	$31.54	2
2030 & Thereafter	63,761	21.0	96.6%	1,912,830	22.3	$30.00	1
Vacant	10,384	3.4	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.(4)	303,777	100.0%		$8,563,474	100.0%	$30.30	19

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes $48,960 of contractual rent steps through September 2019 and the present value of rent steps for Merrill Lynch, Sony Electronics and Canon Business Solutions ($410,111).

(3)	MTM includes 10,741 of amenity space. The UW Base Rent $ per SF calculation excludes the amenity space for which there is no UW Base Rent.

(4)	The Wtd. Avg. UW Base Rent $ per SF calculation excludes the 10,741 SF of amenity space.

The following table presents certain information relating to historical leasing at the Country Club Plaza Property:

Historical Leased%(1)(2)

	2017	As of 11/1/2018(3)
Owned Space	76.4%	96.6%

(1)	As provided by the borrower and which represents average month-end occupancy for the indicated year unless otherwise specified.

(2)	Limited historical occupancy was provided as the previous owner acquired the Country Club Plaza Property in August 2016.

(3)	Based on the underwritten rent roll dated November 1, 2018.

LOAN #2: COUNTRY CLUB PLAZA

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Country Club Plaza Property:

Cash Flow Analysis(1)(2)

	2017	TTM 9/30/2018	Underwritten	Underwritten $ per SF
Base Rent(3)	$6,165,665	$5,226,028	$8,104,404	$26.68
Contractual Rent Steps(4)	0	0	459,070	1.51
Gross Up Vacancy	0	0	311,520	1.03
Total Reimbursement Revenue	2,503	2,025	828	0.00
Other Income(5)	161,033	168,491	376,675	1.24
Gross Revenue	$6,329,201	$5,396,544	$9,252,497	$30.46
Vacancy & Credit Loss	(614,064)	(1,344,289)	(777,819)	(2.56)
Effective Gross Income	$5,715,137	$4,052,255	$8,474,678	$27.90

Real Estate Taxes	$704,468	$687,884	$721,290	$2.37
Insurance	70,827	60,803	80,670	0.27
Management Fee	186,038	127,648	254,240	0.84
Other Operating Expenses	1,791,878	1,816,609	2,155,592	7.10
Total Operating Expenses	$2,753,211	$2,692,944	$3,211,792	$10.57

Net Operating Income(3)	$2,961,926	$1,359,311	$5,262,886	$17.32
TI/LC	0	0	353,309	1.16
Capital Expenditures	0	0	60,755	0.20
Net Cash Flow	$2,961,926	$1,359,311	$4,848,822	$15.96

Occupancy	76.4%	96.6%(6)	91.6%
NOI Debt Yield	6.3%	2.9%	11.2%
NCF DSCR	1.16x	0.53x	1.90x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Limited historical financial information was provided as the previous owner acquired the Country Club Plaza Property in August of 2016.
(3)	Underwritten Net Operating Income is higher than TTM 9/30/2018 and 2017 Net Operating Income primarily due to lease-up. Underwritten Base Rent is based on actual in-place leases. TTM 9/30/2018 Net Operating Income is lower than 2017 Net Operating Income and Underwritten Net Operating Income due to a prior tenant that occupied 100% of the 117 West Century Road building vacating its space upon expiration of its lease in late 2017. In June 2018, Octapharma backfilled all of the space vacated by the prior tenant ($1,912,830 Underwritten Base Rent). Octapharma was given 12 months’ free rent resulting in actual collections being lower than underwritten. Octapharma’s free rent period ends in June 2019 and all outstanding free rent has been reserved by the lender. Additionally, 84,216 SF of space ($2,331,903 in total Underwritten Base Rent) was leased to four tenants (Sony Electronics, Steward Partners Global Advisory, First Republic Bank and Nuvolo Technologies) between October 16, 2017 and June 8, 2018. As such, most of this income is not included in the TTM 9/30/2018 Net Operating Income.
(4)	Includes $48,960 of Contractual Rent Steps through September 2019 and the present value of rent steps for Sony Electronics ($259,007), Merrill Lynch ($110,586) and Canon Business Solutions ($40,518).
(5)	Other Income consists of electrical and overtime HVAC reimbursements.
(6)	Based on the underwritten rent roll dated November 1, 2018.

■	Appraisal. According to the appraisal, the Country Club Plaza Property had an “as-is” appraised value of $76,000,000 as of September 26, 2018.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$76,900,000	N/A	6.50%
Discounted Cash Flow Approach	$76,000,000	8.00%	7.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated November 21, 2018, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Country Club Plaza Property.

■	Market Overview and Competition. The Country Club Plaza Property is located in Paramus, New Jersey, within the Paramus/Fairlawn office submarket. Located at 115 and 117 West Century Road, the Country Club Plaza Property is approximately 19 miles to the northwest of midtown Manhattan. The Country Club Plaza Property benefits from regional connectivity via The Garden State Parkway, New Jersey Turnpike, Interstate 80, Interstate 287, and Routes 4, 17, 202, 208, and 46. The Country Club Plaza Property is located adjacent to the entrance ramp of Route 17, which provides access to many of the aforementioned major roadways.

According to the appraisal, the 2017 population within a one-, three- and five-mile radius of the property, was 5,068, 136,982 and 550,708, respectively. The median household income within a one-, three- and five-mile radius of the property was $109,235, $97,802 and $75,409, respectively.

LOAN #2: COUNTRY CLUB PLAZA

According to a separate market report, the submarket for the Country Club Plaza Property is defined as the Route 4/17 office submarket. As of January 4, 2019, the Route 4/17 office submarket contained approximately 6.2 million SF of office space, had a vacancy rate of 12.9% and average asking rents of $28.23 per SF (compared to underwritten base rent of $27.62 per SF at the Country Club Plaza Property). The appraisal identified seven comparable office properties within the submarket when concluding to market rent for the Country Club Plaza. Asking rents for the comparable leases ranged from $26.50 per SF to $35.00 per SF with a mean of approximately $29.83 per SF. Additionally, the appraiser identified four lease comparables which are detailed in the table below. The appraiser concluded to a market rent of $30.00 per SF. The Country Club Plaza Property has a weighted average underwritten base rent per SF of $27.62 (exclusive of rent steps).

The following table presents certain information relating to comparable leases for the Country Club Plaza Property:

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA (SF)	Lease Term (years)	Base Rent per SF	Lease Type
Country Club Plaza Property(2)	Paramus, NJ	Various	Various	Various	14.8(3)	$27.62(3)	Mod. Gross
61 South Paramus Street	Paramus, NJ	Sterling National Bank	9/2017	4,708	5.0	$29.00	Mod. Gross
45 Eisenhower Drive	Paramus, NJ	Smart Sites	5/2017	2,757	6.2	$23.00	Mod. Gross
461 From Road	Paramus, NJ	RSM Maintenance, LLC	2/2017	3,755	6.8	$27.54	Mod. Gross
Paramus Plaza I	Paramus, NJ	Commeta, Inc.	1/2017	1,800	5.0	$28.00	Mod. Gross

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated November 1, 2018.

(3)	Represents the weighted-average lease term (years) and weighted average underwritten base rent per SF (exclusive of rent steps) for the Country Club Plaza tenants.

The following table presents certain information relating to sales comparables for the Country Club Plaza Property:

Office Building Sales Comparables(1)

Property Name	Property Location	Rentable Area (SF)	Sale Date	Sale Price (in millions)	Cap Rate	Sale Price per SF
Somerset Financial	Bedminster, NJ	230,000	7/2018	$57.9	6.10%	$251.74
Landmark III	Secaucus, NJ	445,060	7/2017	$115.0	6.50%	$258.39
1776 On the Green	Morristown, NJ	145,262	1/2017	$32.1	7.00%	$220.64
100 Plaza Drive	Secaucus, NJ	265,000	10/2016	$62.0	N/A	$233.96
Polygon Plaza	Fort Lee, NJ	86,489	9/2016	$22.0	N/A	$254.37

(1)	Source: Appraisal.

■	The Borrower. The borrower is CCP Owner LLC, a single purpose entity structured to be bankruptcy remote. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Country Club Plaza Loan. The non-recourse carveout guarantors are Joel Gluck and Nathan Indig.

Joel Gluck, the president of Park Management Inc., owns and manages approximately 28 buildings which include approximately 2,459 multifamily units, 14 commercial spaces and approximately 287,000 SF of parking garage space across New York City’s five boroughs.

■	Escrows. In connection with the origination of the Country Club Plaza Loan, the borrower funded reserves of (i) $126,226 for real estate taxes, (ii) $14,117 for insurance, (iii) $1,500,000 for TI/LC, (iv) $7,130 for deferred maintenance, (v) $5,514,958 for unfunded obligations and (vi) $3,002,928 for free rent.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the Country Club Plaza Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $63,113) will be necessary to pay taxes over the then succeeding 12-month period, (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $7,059) will be necessary to cover premiums over the then succeeding 12-month period, (iii) a replacement reserve in an amount equal to $5,063, and (iv) if the TI/LC reserve drops below $1,000,000, a TI/LC rollover reserve equal to $37,972 subject to a cap of $1,500,000.

■	Lockbox and Cash Management. The Country Club Plaza Loan documents require a hard lockbox and in-place cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. All funds in the clearing account are required to be transferred on each business day into a

LOAN #2: COUNTRY CLUB PLAZA

cash management account controlled by the lender and disbursed in accordance with the loan documents. Funds in the cash management account are required to be disbursed for payment of taxes, insurance premiums, debt service and other amounts under the Country Club Plaza Loan documents, mezzanine debt service (to the extent no event of default is continuing under the County Club Plaza Loan documents), and operating expenses and to fund reserves, and excess cash in the cash management account is (x) provided no Trigger Period (as defined below) is continuing, required to be disbursed to the borrower in accordance with the Country Club Plaza loan documents, and (y) if a Trigger Period is continuing, (i) as a result of only a Mezzanine Cash Sweep Period (as defined below), deposited with the Mezzanine Lender (as defined below), or (ii) for any reason other than a Mezzanine Cash Sweep Period, held by the lender as collateral and disbursed in accordance with the Country Club Plaza loan documents. Upon an event of default under the Country Club Plaza Loan documents, the lender can apply funds in such order of priority as it may determine.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt service coverage ratio being less than 1.20x, (iii) the commencement of a Specified Tenant Trigger Period (as defined below), or (iv) the occurrence of a Mezzanine Cash Sweep Period (as defined below), and will end, (a) with respect to clause (i) upon a cure related to the event of default, (b) with respect to clause (ii) if the debt service coverage ratio is at least 1.20x for one calendar quarter, (c) with respect to clause (iii) if the Specified Tenant Trigger Period ceases to exist, and (d) with respect to clause (iv), upon the expiration of the Mezzanine Cash Sweep Period.

“Mezzanine Cash Sweep Period” means a period (A) commencing on the Mezzanine Lender’s (as defined below) delivery of a written notice to the lender stating that (i) an event of default has occurred and is continuing under the Mezzanine Loan documents and/or (ii) the Mezzanine Lender is entitled to sums pursuant to the Mezzanine Loan documents in excess and/or addition to the mezzanine debt service and (B) expiring upon the Mezzanine Lender’s delivery of a written notice to the lender stating that (x) with regard to any Mezzanine Cash Sweep Period commenced in connection with clause (i) above, the applicable Mezzanine Loan event of default has been cured or waived by the Mezzanine Lender and no Mezzanine Loan event of default is ongoing, (y) with regard to any Mezzanine Cash Sweep Period commenced in connection with clause (ii) above, the Mezzanine Lender is no longer entitled to such sums and the only amounts due and payable pursuant to the terms of the Mezzanine Loan documents are the mezzanine debt service or (z) the earlier to occur of a foreclosure of Mezzanine Lender’s rights or the Mezzanine Loan being paid in full.

“Specified Tenant” means, as applicable, (i) Octapharma, (ii) Sony Electronics, (iii) Merrill Lynch, (iv) any tenant pursuant to a lease replacing the foregoing, (v) any tenant whose lease, individually or when aggregated with all other leases at the Country Club Plaza Property with the same tenant or any affiliate of such tenant, which either (a) accounts for 15.0% or more of total rental income for the respective Country Club Plaza Property or (b) demises 15.0% or more of the respective Country Club Plaza Property’s rentable square feet or (vi) any guarantor of the foregoing tenants.

“Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a Specified Tenant being in monetary or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), or failing to operate its business during customary business hours in the Specified Tenant Space (or applicable portion thereof), (iii) a Specified Tenant giving notice that it is terminating its lease for all or any portion of the applicable Specified Tenant space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant and (vi) a Specified Tenant failing to extend or renew the applicable Specified Tenant lease for a minimum term of at least five years, on or prior to the earlier of (I) the end of the notice period granted under the applicable lease for the exercise of the applicable renewal or extension option and (II) twelve months prior to the expiration of such lease and (B) expiring upon the first to occur of (1) the satisfaction of the cure of the applicable trigger in accordance with the Country Club Plaza Loan documents or (2) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) in accordance with the applicable terms and conditions set forth in the Country Club Plaza Loan documents, the applicable tenant under each such lease being in actual, physical occupancy of the space demised under its lease and paying the full, unabated amount of the rent due under its lease; provided, however, with respect to Octapharma, the trigger described in clause (A)(ii) above will not occur as a result of its build out, during the period commencing on the loan origination date and ending six months following loan origination, and further provided that no Specified Tenant Trigger Period will commence unless the debt service coverage ratio, calculated without giving effect to the rent from the applicable Specified Tenant, is less than 1.20x.

LOAN #2: COUNTRY CLUB PLAZA

■	Property Management. The Country Club Plaza Property is managed by CBRE, Inc., an unaffiliated third party property manager. Provided that no event of default is occurring under the Country Club Plaza Loan documents and the same is permitted under the Mezzanine Loan (as defined below) documents and will not give rise to a termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a material adverse effect to occur under the declaration of covenants, restrictions and easements recorded against the Country Club Plaza Property, the borrower may replace the property manager with a person reasonably approved by the lender, which approval may be subject to receipt of a rating agency confirmation, engaged pursuant to a management agreement approved by the lender. The lender may require the borrower to replace the manager with an unaffiliated manager selected by the borrower that meets the requirements for a qualified manager set forth in the Country Club Plaza Loan documents upon the occurrence of: (i) the insolvency of or commencement of insolvency or bankruptcy proceedings involving the manger that is not dismissed within 90 days of the filing thereof or any voluntary bankruptcy or insolvency proceeding involving the manager, (ii) a Trigger Period occurs and is continuing, (iii) the debt service coverage ratio is less than 1.20x, (iv) if at any time the manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (v) a default by the manager under the management agreement beyond all applicable notice and cure periods.

■	Current Mezzanine or Secured Subordinate Indebtedness. Approximately 30 days following the funding of the Country Club Plaza Loan, Safety National Casualty Corporation (the “Mezzanine Lender”) funded a mezzanine loan in the amount of $12,200,000 to 115-117 CCP LLC (the “Mezzanine Loan”). The Mezzanine Loan carries an interest rate of 8.01100% per annum and is coterminous with the Country Club Plaza Loan. The Country Club Plaza Loan is subject to an intercreditor agreement. Based on the total combined debt of $59,200,000, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	Country Club Plaza Loan	Country Club Plaza Total Debt
Cut-off Date Balance	$47,000,000	$59,200,000
Cut-off Date LTV Ratio	61.8%	77.9%
Maturity Date LTV Ratio	61.8%	77.9%
DSCR Based on Underwritten NCF	1.90x	1.37x
Debt Yield Based on Underwritten NOI	11.2%	8.9%

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Country Club Plaza Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Country Club Plaza Property with no deductible in excess of $25,000 and business rents loss coverage for a period of not less than 18 months, plus six months of extended indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #3: PLYMOUTH CORPORATE CENTER

LOAN #3: PLYMOUTH CORPORATE CENTER

LOAN #3: PLYMOUTH CORPORATE CENTER

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Plymouth, Minnesota	Cut-off Date Balance		$47,000,000
Property Type	Office	Cut-off Date Balance per SF		$77.59
Size (SF)	605,767	Percentage of Initial Pool Balance		5.3%
Total Occupancy as of 10/6/2018	98.2%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/6/2018	98.2%	Type of Security		Fee Simple
Year Built / Latest Renovation	1973 / 2015	Mortgage Rate		4.99000%
Appraised Value	$69,100,000	Original Term to Maturity (Months)		120
Appraisal Date	7/13/2018	Original Amortization Term (Months)		360
Borrower Sponsors	Dennis J. Doyle and Gerald T. Jokerst, Jr.	Original Interest Only Period (Months)	60
Property Management	Wildamere Capital Management, LLC	First Payment Date	2/6/2019
		Maturity Date	1/6/2029

Underwritten Revenues	$11,065,980
Underwritten Expenses	$5,671,713	Escrows(1)
Underwritten Net Operating Income (NOI)	$5,394,267		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,667,346	Taxes	$640,792	$160,198
Cut-off Date LTV Ratio	68.0%	Insurance	$0	$0
Maturity Date LTV Ratio	62.7%	Replacement Reserve	$0	$10,096
DSCR Based on Underwritten NOI / NCF	1.78x / 1.54x	TI/LC(2)	$126,406	$12,620
Debt Yield Based on Underwritten NOI / NCF	11.5% / 9.9%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$47,000,000	100.0%	Loan Payoff	$45,136,082	96.0%
			Reserves	767,198	1.6
			Closing Costs	747,122	1.6
			Principal Equity Distribution	349,598	0.7
Total Sources	$47,000,000	100.0%	Total Uses	$47,000,000	100.0%

(1)	See “—Escrows” below.

(2)	Upon the largest tenant, TCF National Bank, renewing its lease or upon TCF National Bank’s space being re-tenanted for a period of at least five years, the TI/LC reserve account will be subject to a cap of $1,000,000.

■	The Mortgage Loan. The mortgage loan (the “Plymouth Corporate Center Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in an office building located in Plymouth, Minnesota (the “Plymouth Corporate Center Property”). The Plymouth Corporate Center Loan has an outstanding principal balance as of the Cut-off Date of $47,000,000 and represents approximately 5.3% of the Initial Pool Balance. The Plymouth Corporate Center Loan accrues interest at a rate of 4.99000% per annum. The proceeds of the Plymouth Corporate Center Loan were primarily used to refinance the existing debt on the Plymouth Corporate Center Property, fund reserves, pay closing costs and return equity to the sponsor.

The Plymouth Corporate Center Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Plymouth Corporate Center Loan requires interest only payments for the first 60 payment periods followed by monthly payments of principal and interest to amortize the Plymouth Corporate Center Loan on a 30-year amortization schedule. The scheduled maturity date of the Plymouth Corporate Center Loan is the due date in January 2029. Provided no event of default has occurred and is continuing, at any time after the date that is two years after the closing date of the securitization, the Plymouth Corporate Center Borrower (as defined below) has the right to defease the Plymouth Corporate Center Loan in whole, but not in part. The Plymouth Corporate Center Loan is prepayable without penalty on or after October 6, 2028.

■	The Mortgaged Property. The Plymouth Corporate Center Property is a 605,767 SF two-story Class B office building in Plymouth, Minnesota, approximately 10 miles west of the Minneapolis central business district (“CBD”). The Plymouth Corporate Center Property was originally constructed in 1973 and most recently renovated in 2015. The Plymouth Corporate Center Property consists of 504,640 SF of office space (83.3% of NRA), 72,548 SF of industrial space (12.0% of NRA) and 20,734 SF of storage space (3.4% of NRA), with the remaining 7,845 SF utilized as common space. Since acquiring the Plymouth Corporate Center Property in April 2015, the sponsor has invested approximately $1.5 million in capital expenditures and $3.7 million in TI/LCs. Amenities include a full-service cafeteria with deli and grill, a fitness center with locker rooms and showers, an on-site convenience store, bank branch, free parking, an adjacent daycare facility, and conference and training rooms. The warehouse and loading areas are situated on the westerly portion of the building and includes 14 dock doors, one of which is a drive up ramp for the parking garage. The Plymouth Corporate Center Property consists of 2,444 surface and garage parking spaces equating to approximately 4.03 spaces per 1,000 SF.

LOAN #3: PLYMOUTH CORPORATE CENTER

As of October 6, 2018, the Plymouth Corporate Center Property was 98.2% occupied by four tenants, of which the top two tenants are investment grade, representing 82.8% of the total NRA. Since 2016, the Plymouth Corporate Center has an average occupancy rate of 97.4% through September 2018.

The largest tenant, TCF National Bank (“TCF”) (S&P: BBB), leases a total of 437,186 SF (72.2% of NRA) through December 2025. TCF is the principal subsidiary of TCF Financial Corporation, a national bank holding company (NYSE:TCF). TCF operates bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota, providing financial services, full-service supermarket branches, access to automated teller machine networks and digital banking channels. Through its direct subsidiaries, TCF also provides a full range of consumer finance and commercial services, including providing consumer banking services in 46 states, commercial banking services in 34 states, commercial leasing and equipment financing in all 50 states and commercial inventory financing in all 50 states and Canada. As of September 30, 2018, TCF had $22.9 billion in total assets across 315 bank branches.

TCF has been in occupancy since 2014 and utilizes the Plymouth Corporate Center Property as its corporate headquarters. TCF has expanded its leased space multiple times since initial occupancy, including twice in 2015 (15,692 SF and 20,160 SF) and most recently in 2017 by 38,174 SF. TCF’s departments at the Plymouth Corporate Center Property include, among others: lending collections, commercial lending, retail bank operations, accounting, internal audit/risk, contact center and central filing. This location has in excess of 1,800 employees with no remaining excess space.

According to a press release dated January 28, 2019, TCF Financial Corporation will merge into Chemical Financial Corporation, and the combined holding company and bank will operate under the TCF Financial Corporation name and brand following the closing of the merger. The release also states that the combined company will be headquartered in Detroit and maintain a significant operating presence in Minneapolis as well as Midland and Chicago.

TCF’s lease expires December 31, 2025. In addition, TCF has the following two rights to contract its leased space, in each case with at least 12 months’ notice: (i) on or around December 31, 2020, by 20,641 SF constituting Suite 150, and (ii) on or around December 31, 2022, by either (a) 20,641 SF constituting Suite 150 (if not already exercised pursuant to clause (i)) or (b) up to 20,000 SF of space mutually acceptable to TCF and the Plymouth Corporate Center Borrower (as defined below) (which contraction right described in clause (ii)(b) may be exercised irrespective of whether or not the contraction right relating to Suite 150 was exercised in 2020). TCF has two, 5-year extension options remaining, with 12 months’ prior written notice. Additionally, TCF has a (i) one-time first option to purchase the Plymouth Corporate Center Property in its entirety in the event the Plymouth Corporate Center Borrower sells its entire fee interest in the Plymouth Corporate Center Property, and (ii) an ongoing right of first offer to lease available space in the building.

The second largest tenant, Comm-Works, leases a total of 65,356 SF (10.8% of NRA) through February 2027. Founded in 1995, Comm-Works is an IT project management and solutions firm that provides retail technology integration and lifecycle management services. Comm-Works is based in Minneapolis, Minnesota, and the company provides project management, assessment and design, procurement, configuration and staging, deployment and installation, depot repair, decommission and recycle, and consultation/professional services. The company serves Fortune 1000 companies in retail, quick service restaurants, finance and insurance, healthcare, manufacturing, business services, and federal government industries across the globe. With a network spanning across more than 100 countries and consisting of over 20,000 technicians, some of the Comm-Works clients include the U.S. Army, IKEA, Farmers Insurance, Pitney Bowes, Marriott, and Cargill. Comm-Works has two, 5-year extension options remaining with nine months’ prior written notice. Additionally, the tenant has a right of first offer to lease any space immediately adjacent to its premises. Comm-Works has the one-time right to terminate its lease effective as of February 29, 2024, with delivery of notice on or before May 31, 2023 and payment of a termination fee equal to $172,000.

The third largest tenant, Meritain Health (Aetna) (“Meritain Health”), leases a total of 64,095 SF (10.6% of NRA) through October 2023. Meritain Health is a subsidiary of Aetna Health Management, Inc. (“Aetna”) (NYSE: AET, Fitch: BBB, Moody’s: Baa2, S&P: BBB). Meritain Health is a division of Prodigy Health Group, an independent third-party administrator of self-funded health plans, which was acquired by Aetna in 2011. Meritain Health was founded in 1983 and offers employers comprehensive, integrated wellness and cost management services, full medical, prescription, wellness, dental, vision and consumer-directed health plan, as well as medical management, stop loss, and comprehensive network strategies.

LOAN #3: PLYMOUTH CORPORATE CENTER

Meritain Health has been in occupancy since 2010 and recently expanded by 14,261 SF in 2017. Meritain Health’s departments at the Plymouth Corporate Center Property include Aetna information systems, Meritain Health operations, including client onboarding and renewal, client advocacy, claims operations, network and provider operations, quality assurance and audit, front end operations/pre-processing, client accounting and cost management solutions. Meritain Health has one, 5-year extension option remaining with nine months’ prior written notice. Additionally, the tenant has a right of first refusal to lease Suite 250 (16,258 SF). Meritain Health has no remaining termination options.

The following table presents certain information relating to the major tenants at the Plymouth Corporate Center Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P) (2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
TCF National Bank(3)	NR / NR / BBB	437,186	72.2%	$4,020,367	73.4%	$9.20	12/31/2025	2, 5-year options
Meritain Health (Aetna)	BBB / Baa2 / BBB	64,095	10.6	779,150	14.2	$12.16	10/31/2023	1, 5-year option
Comm-Works(4)	NR / NR / NR	65,356	10.8	476,010	8.7	$7.28	2/28/2027	2, 5-year options
LLSC Holdings Corp	NR / NR / NR	20,208	3.3	203,652	3.7	$10.08	1/31/2023	1, 5-year option
Largest Owned Tenants(5)		586,845	96.9%	$5,479,179	100.0%	$9.54
Amenities(6)		7,845	1.3	0	0.0	$0.00
Vacant		11,077	1.8	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants(5)(6)		605,767	100.0%	$5,479,179	100.0%	$9.54

(1)	Based on the underwritten rent roll dated October 6, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	TCF has the following two rights to contract its leased space, in each case with at least 12 months’ notice: (i) on or around December 31, 2020, by 20,641 SF constituting Suite 150, and (ii) on or around December 31, 2022, by either (a) 20,641 SF constituting Suite 150 (if not already exercised pursuant to clause (i)) or (b) 20,000 SF of space mutually acceptable to TCF and the Plymouth Corporate Center Borrower (which contraction right described in clause (ii)(b) may be exercised if the contraction right in clause (i) is exercised).

(4)	Comm-Works has the right to terminate its lease effective as of February 29, 2024, with delivery of notice on or before May 31, 2023 and payment of a termination fee equal to $172,000.

(5)	The UW Base Rent $ per SF excludes 12,312 SF of storage space for TCF with no attributable UW Base Rent.

(6)	Amenities is inclusive of approximately 7,845 SF of conference room space and a convenience store. These spaces are represented as occupied square footage with no attributable UW Base Rent. UW Base Rent $ per SF is calculated net of Tenant GLA associated with such amenity space.

The following table presents certain information relating to the lease rollover schedule at the Plymouth Corporate Center Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants(2)
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	84,303	13.9	13.9%	982,802	17.9	$11.66	2
2024	0	0.0	13.9%	0	0.0	$0.00	0
2025	437,186	72.2	86.1%	4,020,367	73.4	$9.20	1
2026	0	0.0	86.1%	0	0.0	$0.00	0
2027	65,356	10.8	96.9%	476,010	8.7	$7.28	1
2028	0	0.0	96.9%	0	0.0	$0.00	0
2029	0	0.0	96.9%	0	0.0	$0.00	0
2030 & Thereafter(2)	7,845	1.3	98.2%	0	0.0	$0.00	0
Vacant	11,077	1.8	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.(2)(3)	605,767	100.0%		$5,479,179	100.0%	$9.54	4

(1)	Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	2030 & Thereafter is inclusive of approximately 7,845 SF associated with amenities that include conference room space and a convenience store. These spaces are represented as occupied square footage with no attributable UW Base Rent. UW Base Rent $ per SF is calculated net of Tenant GLA associated with such amenity space.

(3)	The UW Base Rent $ per SF excludes 12,312 SF of storage space for TCF with no attributable UW Base Rent.

LOAN #3: PLYMOUTH CORPORATE CENTER

The following table presents certain information relating to historical leasing at the Plymouth Corporate Center Property:

Historical Leased %(1)

	2015(2)	2016	2017	As of 10/6/2018(3)
Owned Space	36.0%	96.0%	96.4%	98.2%

(1)	As provided by the Plymouth Corporate Center Borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	2015 occupancy reflects the occupancy at acquisition of the Plymouth Corporate Center Property. At acquisition in April 2015, the Plymouth Corporate Center Property was approximately 36.0% occupied due to Carlson Companies (previous owner of Plymouth Corporate Center Property) vacating approximately 307,000 SF in 2013. The vacated space was held off the market for the TCF lease, which was executed in April 2014.

(3)	Based on the underwritten rent roll dated October 6, 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Plymouth Corporate Center Property:

Cash Flow Analysis(1)

	2016	2017	TTM 9/30/2018	Underwritten	Underwritten $ per SF
Base Rent	$4,998,469	$4,752,086	$5,200,363	$5,479,179	$9.05

Contractual Rent Steps(2)	0	0	0	453,192	0.75

Gross Up Vacancy	0	0	0	226,621	0.37

Total Reimbursement Revenue	4,291,951	4,534,297	4,810,410	5,331,305	8.80
Other Income	159,758	149,493	158,103	158,103	0.26
Gross Revenue	$9,450,179	$9,435,876	$10,168,876	$11,648,400	$19.23

Vacancy & Credit Loss	0	0	0	(582,420)	(0.96)
Effective Gross Income	$9,450,179	$9,435,876	$10,168,876	$11,065,980	$18.27

Real Estate Taxes	$987,289	$1,802,191	$1,850,335	$1,910,685	$3.15
Insurance	42,634	45,539	55,275	54,550	0.09
Management Fee	387,398	384,671	413,089	442,639	0.73
Other Operating Expenses	2,963,319	3,090,968	3,345,725	3,263,839	5.39
Total Operating Expenses	$4,380,640	$5,323,369	$5,664,424	$5,671,713	$9.36

Net Operating Income(3)	$5,069,539	$4,112,507	$4,504,452	$5,394,267	$8.90

TI/LC	0	0	0	605,767	1.00
Capital Expenditures	1,760	39,765	50,785	121,153	0.20
Net Cash Flow	$5,067,779	$4,072,742	$4,453,667	$4,667,346	$7.70

Occupancy(4)(5)	96.0%	96.4%	98.2%	95.0%
NOI Debt Yield	10.8%	8.8%	9.6%	11.5%
NCF DSCR(6)	1.68x	1.35x	1.47x	1.54x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Includes contractual rent steps through November 1, 2019 and straight line rent steps for TCF and Meritain Health.

(3)	The increase in Underwritten Net Operating Income from TTM 9/30/2018 Net Operating Income is attributed to the largest tenant, TCF, expanding its space at the Plymouth Corporate Center Property.

(4)	TTM 9/30/2018 occupancy is based on the underwritten rent roll as of October 6, 2018.

(5)	The underwritten economic vacancy is 5.0%.

(6)	The NCF DSCR is based on the amortizing monthly debt servicing payments after the initial interest only period.

■	Appraisal. According to the appraisal, the Plymouth Corporate Center had an “as-is” appraised value of $69,100,000 as of July 13, 2018.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$69,400,000	N/A	7.25%
Discounted Cash Flow Analysis	$68,700,000	8.25%	N/A

■	Environmental Matters. The Phase I environmental report dated August 13, 2018, did not identify any evidence of recognized environmental conditions at the Plymouth Corporate Center Property.

■	Market Overview and Competition. The Plymouth Corporate Center Property is located in Plymouth, Minnesota, approximately 10 miles west of the Minneapolis CBD. Primary regional access to the Plymouth Corporate Center

LOAN #3: PLYMOUTH CORPORATE CENTER

Property is provided by Interstate 494, which joins with Interstate 694 to form a loop encompassing the Twin Cities of Minneapolis and St. Paul. The Plymouth Corporate Center Property is approximately 1 mile west of US Highway 55, which provides direct access to the Minneapolis CBD and the northwestern suburbs of the city. According to the appraisal, the estimated 2017 population within a one-, three- and five-mile radius of the Plymouth Corporate Center Property was 4,114, 57,793 and 173,627, respectively. The estimated 2017 average household income within a one-, three- and five-mile radius of the Plymouth Corporate Center Property was $116,427, $123,770 and $115,912, respectively.

According to the appraisal, the Plymouth Corporate Center Property is located in the West/Northwest submarket within the Twin Cities office market. As of the first quarter of 2018, the West/Northwestern submarket contained approximately 11,740,000 SF of office space. As of the first quarter of 2018, the West/Northwestern submarket had an overall vacancy rate of 17.6% and average asking rents of $24.28 per SF. The appraisal identified six comparable office leases in the submarket in buildings ranging in size from 43,426 SF to 340,258 SF. Asking rents for the comparable leases ranged from $9.25 per SF to $17.25 per SF with a weighted average asking rent of approximately $10.27 per SF. The appraisal concluded a NNN office market rent of $10.50 which is in line with underwritten base rent PSF on the Plymouth Corporate Center Property.

The following table presents certain information relating to lease comparables for the Plymouth Corporate Center Property:

Office Lease Comparables(1)

Property Name	City, State	Year Built	Total GLA (SF)	Tenant Name	Term (Yrs)	Lease Area (SF)	Initial Annual Base Rent PSF	Lease Type
Plymouth Corporate Center	Plymouth, MN	1973	605,767	Various	Various	Various	$9.54(2)	Net
Northwest Business Campus I	Plymouth, MN	1983	84,765	Confidential	5.0	27,204	$10.00	Net
Prairie View Office Building	Eden Prairie, MN	1993	43,426	Ametek	8.0	15,550	$9.25	Net
West Bloomington Tech Park	Bloomington, MN	2002	63,463	Confidential	10.0	51,770	$9.75	Net
605 Waterfront Park	Plymouth, MN	1989	207,598	Carlson Advisors	7.4	12,075	$16.75	Net
505 Waterford	Plymouth, MN	1987	257,508	Wealth Enhancement Group	5.3	27,622	$17.25	Net
West Metro	NA	1986	340,258	Confidential	15.0	340,258	$9.62	Net

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 6, 2018.

■	The Borrower. The borrower for the Plymouth Corporate Center Loan is TFO REVA Wildamere PCC Property, LLC, a Delaware limited liability company and a special purpose entity with two independent directors (the “Plymouth Corporate Center Borrower”). Legal counsel to the Plymouth Corporate Center Borrower delivered a non-consolidation opinion in connection with the origination of the Plymouth Corporate Center Loan. Dennis J. Doyle and Gerald T. Jokerst, Jr. are the non-recourse carveout guarantors under the Plymouth Corporate Center Loan.

Dennis J. Doyle and Gerald T. Jokerst Jr. are partners at Wildamere Properties LLC (“Wildamere”). At Wildamere, Mr. Doyle serves as Chief Executive Officer, and Mr. Jokerst serves as President. Wildamere is a privately held commercial real estate ownership company headquartered in Edina, Minnesota. Wildamere currently holds ownership of an approximately 10 million SF portfolio of industrial, office, and retail properties located primarily in the Minneapolis and St. Paul region of Minnesota and across the Midwest and Southeast U.S. Wildamere also holds ownership interest in multifamily, senior housing, and hotel assets totaling approximately 2,000 units located in Minnesota, Michigan, Ohio and Florida. Through its wholly owned subsidiary, Wildamere Capital Management LLC, Wildamere provides acquisition, capital and asset management, consulting and advisory, credit enhancement, real estate development, and acquisition sourcing for section 1031 tax strategies for its partners and clients.

■	Escrows. In connection with the origination of the Plymouth Corporate Center Loan, the Plymouth Corporate Center Borrower funded reserves of (i) $640,792 for real estate taxes and (ii) $126,406 for tenant improvements and leasing commissions.

The Plymouth Corporate Center Loan documents require monthly reserve deposits for real estate taxes in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months, initially $160,198. The Plymouth Corporate Center Loan documents do not require ongoing monthly escrows for insurance premiums as long as the Plymouth Corporate Center Borrower provides the lender with evidence that the Plymouth Corporate Center Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect. The Plymouth Corporate Center Loan documents require monthly reserve deposits for capital

LOAN #3: PLYMOUTH CORPORATE CENTER

expenditures in an amount equal to $10,096. The Plymouth Corporate Center Loan documents require monthly reserve deposits for tenant improvements and leasing commissions in an amount equal to (i) $12,620 on each monthly payment date until and including the monthly payment date in January 2020, (ii) $25,240 commencing with the monthly payment date in February 2020 until and including the monthly payment date in January 2021, (iii) $37,860 commencing with the monthly payment date in February 2021 until and including the monthly payment date in January 2022 and (iv) $50,481 commencing with the monthly payment date in February 2022 and on each monthly payment date thereafter. Upon TCF renewing its lease or upon TCF’s space being re-tenanted for a period of at least five years, the TI/LC reserve account will be subject to a cap of $1,000,000.

■	Lockbox and Cash Management. The Plymouth Corporate Center Loan is structured with a hard lockbox and springing cash management. All tenants at the Plymouth Corporate Center Property are required to pay all rents directly into a lender-controlled lockbox account. All funds received by the Plymouth Corporate Center Borrower or the manager are required to be deposited in the lockbox account within two business days following receipt. Funds on deposit in the lockbox account are required to be swept daily into the Plymouth Corporate Center Borrower’s operating account unless a Trigger Period (as defined below) is continuing. During a Trigger Period, funds are required to be swept on a daily basis into the deposit account controlled by the lender and applied and disbursed in accordance with the Plymouth Corporate Center Loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the commencement of a Low Debt Service Period (as defined below) or (iii) the commencement of a Lease Sweep Period (as defined below); and will end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the applicable event of default has been cured and such cure has been accepted by the lender, (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Service Period has ended, or (C) with respect to a Trigger Period continuing due to clause (iii), such Lease Sweep Period has ended (and in the case of each of clause (A), (B) and (C), no other Trigger Period is then continuing).

A “Low Debt Service Period” will commence if as of the last day of any calendar quarter, the debt service coverage ratio is less than 1.20x and will end if the Plymouth Corporate Center Property has achieved a debt service coverage ratio of at least 1.25x for two consecutive calendar quarters, as determined by the lender.

A “Lease Sweep Period” will commence on the first monthly payment date following the occurrence of any of the following: (a) with respect to each Lease Sweep Lease (as defined below) upon the earliest to occur of (i) (X) June 30, 2023 with respect to the TCF lease and (Y) with respect to any other Lease Sweep Lease, the date that is 30 months prior to its earliest stated expiration date, or (ii) (X) December 31, 2024, with respect to the TCF lease and (Y) with respect to any other Lease Sweep Lease, upon the date required under such Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder and such renewal has not been so exercised, (b) upon the receipt of notice from any tenant under a Lease Sweep Lease exercising any right to terminate its Lease Sweep Lease, (c) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date, or upon the receipt of written notice from any tenant under a Lease Sweep Lease of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease, (d) the date that any tenant under a Lease Sweep Lease goes dark or gives notice of its intention to go dark, (e) upon a default under a Lease Sweep Lease, (f) upon the occurrence of an insolvency proceeding of a tenant under a Lease Sweep Lease or its direct or indirect parent company, or (g) the decline in credit rating of a tenant under a Lease Sweep Lease below “BBB-” or equivalent by any rating agency.

A Lease Sweep Period will end on the date: (A) in the case of each of clause (a),(b),(c) and (d) above, either the tenant under such lease has exercised its renewal option under its lease (if applicable) or the entire space demised under the applicable lease has been relet pursuant to qualified leases (based on parameters set forth in the Plymouth Corporate Center Loan documents) and, in either case, the lender has determined that sufficient funds have accumulated in the lease sweep reserve account to re-tenant such leased space, (B) in the case of clause (e) above, the subject default has been cured, and no other monetary or material non-monetary default under such Lease Sweep Lease occurs for three consecutive months following such cure, (C) in the case of clause (f) above, the applicable insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned or (D) in the case of clause (g) above, if the credit rating of the tenant under a Lease Sweep Lease has been restored to at least “BBB-” or equivalent by any rating agency.

A “Lease Sweep Lease” means (i) the TCF lease or (ii) any replacement lease that covers a majority of the applicable Lease Sweep Space (as defined below) demised under the TCF lease.

LOAN #3: PLYMOUTH CORPORATE CENTER

A “Lease Sweep Space” means the space demised under a Lease Sweep Lease.

■	Property Management. The Plymouth Corporate Center Property is managed by Wildamere Capital Management, LLC, an affiliate of the Plymouth Corporate Center Borrower.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Plymouth Corporate Center Loan documents require that the “all risk” insurance policy required to be maintained by the Plymouth Corporate Center Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Plymouth Corporate Center Property plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable property until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. If the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect and such policies contain an exclusion for acts of terrorism, the Plymouth Corporate Center Borrower will obtain, to the extent available, a stand-alone policy that provides the same coverage as the policies would have if such exclusion did not exist; provided, however, the Plymouth Corporate Center Borrower is not required to pay premiums for such terrorism insurance in excess of an amount equal to two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the Plymouth Corporate Center Loan documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #4: KAWA MIXED USE PORTFOLIO

GAVILON

Gavilon Headquarters – 1331 Capitol Avenue, Omaha, NE

Northland Innovation Campus – 6889 North Oak Trafficway, Gladstone, MO

oerlikon

Oerlikon Industrial Facility – 41144 Concept Drive, Plymouth , MI

Essence Group Headquarters – 13900 Riverport Drive, Maryland Heights, MO

LOAN #4: KAWA MIXED USE PORTFOLIO

LOAN #4: KAWA MIXED USE PORTFOLIO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	4	Loan Seller	CREFI
Location (City/State)(1)	Various	Cut-off Date Balance(5)	$36,500,000
Property Type(1)	Various	Cut-off Date Balance per SF(4)	$170.96
Size (SF)	435,763	Percentage of Initial Pool Balance	4.1%
Total Occupancy as of 2/6/2019(2)	98.4%	Number of Related Mortgage Loans	None
Owned Occupancy as of 2/6/2019(2)	98.4%	Type of Security(6)	Various
Year Built / Latest Renovation(1)	Various / NAP	Mortgage Rate	5.08000%
Appraised Value(1)	$113,250,000	Original Term to Maturity (Months)	120
Appraisal Date(1)	Various	Original Amortization Term (Months)	NAP
Borrower Sponsor	Kawa Capital Partners LLC	Original Interest Only Period (Months)	120
Property Management(3)	Various	First Payment Date	1/6/2019
Maturity Date	12/6/2028

Underwritten Revenues	$11,284,065
Underwritten Expenses	$3,954,386	Escrows(7)
Underwritten Net Operating Income (NOI)	$7,329,679	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,080,263	Taxes	$0	$0
Cut-off Date LTV Ratio(4)	65.8%	Insurance	$63,812	$12,762
Maturity Date LTV Ratio(4)	65.8%	Replacement Reserve	$0	$6,188
DSCR Based on Underwritten NOI / NCF(4)	1.91x / 1.85x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(4)	9.8% / 9.5%	Other(8)	$3,754,885	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination	$74,500,000	89.4%	Loan Payoffs(10)	$58,484,592	70.2%
Principal’s New Cash Contribution	4,982,781	6.0	Purchase Price(10)	20,200,000	24.2
Other Sources(9)	3,837,930	4.6	Upfront Reserves	3,818,697	4.6
Closing Costs	817,422	1.0
Total Sources	$83,320,711	100.0%	Total Uses	$83,320,711	100.0%

(1)	See “—The Mortgaged Properties” below.

(2)	Based on the underwritten rent rolls dated as of February 6, 2019 for the Gavilon Headquarters, the Essence Group Headquarters and the Oerlikon Industrial Facility properties and August 6, 2018 for the Northland Innovation Campus property.

(3)	See “—Property Management” below.

(4)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Kawa Mixed Use Portfolio Loan Combination (as defined below).

(5)	The Cut-off Date Balance of $36,500,000 represents the non-controlling note A-2 of the Kawa Mixed Use Portfolio Loan Combination, which is evidenced by two pari passu notes and has an aggregate outstanding principal balance as of the Cut-off Date of $74,500,000. See “—The Mortgage Loan” below.

(6)	The Northland Innovation Campus property is subject to a Taxable Industrial Development Revenue Bonds ground lease and a separate ground lease covering a portion of the accessory parking, in each case with the City of Gladstone, Missouri. The ownership interest in the Gavilon Headquarters, Oerlikon Industrial Facility and Essence Group Headquarters properties is fee simple.

(7)	See “—Escrows” below.

(8)	Other reserves consist of $15,070 for immediate repairs across the Kawa Mixed Use Portfolio Properties (as defined below) and $3,739,815 for an unfunded tenant improvement allowance and free rent related to the Essence Group tenant.

(9)	Other Sources consists of various credits with respect to the transfer of reserve balances held by the prior lender for items such as outstanding landlord obligations, tenant security deposits, free rent and gap rent related to the Essence Group tenant.

(10)	Loan Combination proceeds and sponsor equity were used to (i) pay off prior debt on the Gavilon Headquarters (purchased by the sponsor in June 2018 for approximately $46.3 million), Essence Group Headquarters (purchased by the sponsor in August 2018 for $22.3 million) and Oerlikon Industrial Facility (purchased by the sponsor in June 2018 for $22.4 million) properties, (ii) fund the acquisition of the Northland Innovation Campus (purchased by the sponsor in November 2018 for $20.2 million), (iii) fund upfront reserves and (iv) pay closing costs. The aggregate purchase price for the four properties is equal to approximately $111.2 million.

■	The Mortgage Loan. The mortgage loan (the “Kawa Mixed Use Portfolio Loan”) is part of a loan combination (the “Kawa Mixed Use Portfolio Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple and leasehold interests in a four-property office, industrial and mixed use portfolio located in Nebraska, Missouri and Michigan, comprising 435,763 SF of net rentable area (the “Kawa Mixed Use Portfolio Properties”). The Kawa Mixed Use Portfolio Loan, which is evidenced by the non-controlling note A-2, had an original principal balance of $36,500,000, has a Cut-off Date Balance of $36,500,000 and represents approximately 4.1% of the Initial Pool Balance. The Kawa Mixed Use Portfolio Loan Combination had an original principal balance of $74,500,000 and has an outstanding principal balance as of the Cut-off Date of $74,500,000. The controlling note A-1, which has an aggregate original principal balance of $38,000,000 and has an outstanding principal balance as of the Cut-off Date of $38,000,000, was contributed to the Benchmark 2018-B8 securitization transaction. The Kawa Mixed Use Portfolio Loan Combination, which accrues interest at a fixed rate of 5.08000% per annum, was originated by CREFI on November 20, 2018. The proceeds of the Kawa Mixed Use Portfolio Loan Combination and new cash contribution from the sponsor were primarily used to (i) pay off prior debt on the Gavilon Headquarters (purchased by the sponsor in June 2018 for approximately $46.3 million), Essence Group Headquarters (purchased by the sponsor in August 2018 for $22.3 million) and Oerlikon Industrial Facility (purchased by the sponsor in June 2018 for $22.4 million) properties, (ii) fund the acquisition of the Northland Innovation Campus (purchased by the sponsor in November 2018 for $20.2 million), (iii) fund upfront reserves and (iv) pay closing costs. The aggregate purchase price for the four properties is equal to approximately $111.2 million.

The Kawa Mixed Use Portfolio Loan Combination has an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Kawa Mixed Use Portfolio Loan Combination requires monthly payments of interest only for the term of the Kawa Mixed Use Portfolio Loan Combination. The scheduled maturity date of the Kawa Mixed Use Portfolio Loan Combination is the due date in December 2028. At any time after the second

LOAN #4: KAWA MIXED USE PORTFOLIO

anniversary of the securitization closing date, the Kawa Mixed Use Portfolio Loan Combination may be (i) defeased with certain “government securities” as permitted under the Kawa Mixed Use Portfolio Loan documents, or (ii) prepaid with payment of a yield maintenance premium. Voluntary prepayment of the Kawa Mixed Use Portfolio Loan Combination is permitted on or after the due date occurring in September 2028 without payment of any prepayment premium.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$38,000,000	$38,000,000	Benchmark 2018-B8	Yes
A-2	$36,500,000	$36,500,000	Benchmark 2019-B9	No
Total	$74,500,000	$74,500,000

■	The Mortgaged Properties. The Kawa Mixed Use Portfolio Properties are comprised of 435,763 SF of office, industrial and education space across four locations in Nebraska, Missouri and Michigan.

Portfolio Summary(1)

Property Name	Year Built / Renovated	SF	Allocated Loan Combination Cut-off Date Balance	% Allocated Loan Combination Original Balance	Appraisal Date(2)	Appraised Value(2)	% Appraised Value(2)	UW NCF	% of UW NCF
Gavilon Headquarters	2013 / NAP	127,810	$32,400,000	43.5%	11/6/2018	$47,100,000	41.6%	$2,824,237	39.9%
Northland Innovation Campus	2016 / NAP	86,778	14,300,000	19.2	11/1/2018	20,500,000	18.1	1,488,746	21.0
Oerlikon Industrial Facility	2018 / NAP	79,401	14,200,000	19.1	11/7/2018	22,400,000	19.8	1,382,443	19.5
Essence Group Headquarters	1999 / NAP	141,774	13,600,000	18.3	11/1/2019	23,250,000	20.5	1,384,838	19.6
Total / Wtd. Avg.		435,763	$74,500,000	100.0%		$113,250,000	100.0%	$7,080,263	100.0%

(1)	Based on the underwritten rent rolls dated as of February 6, 2019 for the Gavilon Headquarters, Essence Group Headquarters and Oerlikon Industrial Facility properties and August 6, 2018 for the Northland Innovation Campus property and the Kawa Mixed Use Portfolio Loan Combination documents.

(2)	Source: Appraisal. With respect to the Essence Group Headquarters Property, the appraiser’s “as-stabilized” value, effective as of November 1, 2019, assumes the completion of Essence Group’s build out using their tenant improvement allowance. On the origination date of the Kawa Mixed Use Portfolio Loan Combination, the borrowers deposited $3,739,815, which represents an unfunded tenant improvement allowance and free rent related to the Essence Group.

Gavilon Headquarters

The largest property by allocated loan amount, Gavilon Headquarters, is a five-story, 127,810 SF Class A office building located at 1331 Capitol Avenue in downtown Omaha, Nebraska. The property was developed in 2013 as a build-to-suit for The Gavilon Group, LLC (“Gavilon”) at a total cost of approximately $44.6 million (with approximately $9.6 million contributed by Gavilon) to utilize the space as its global headquarters. In connection with the delivery of space in 2013, Gavilon executed a 20-year triple net lease through November 2033 with no termination options. The Gavilon Headquarters property has a covered parking garage that offers 190 spaces on floors one and two of the building, which equates to approximately 1.5 spaces per 1,000 SF of rentable area. Gavilon also has a contract in place to lease between 215 and 295 spaces per month from a nearby parking garage which brings the parking ratio to approximately 3.2 to 3.8 spaces per 1,000 SF of rentable area. The south end of the third floor consists of a trading floor equipped with raised floor systems that include air, power and data systems and a 20-foot glass curtain surrounds the perimeter with an open central staircase connecting the trading floor to additional office space in the mezzanine. The northern end of the third floor and the entire fourth and fifth floors, contain typical office build-out with break rooms, conference rooms and common areas. The Gavilon Headquarters property also offers on-site amenities such as a cafeteria, landscaped rooftop patio and fitness center. Gavilon was founded in 2008 and is a commodity management firm, connecting producers and consumers of feed, food and fuel through a global supply chain network. The company provides origination, storage and handling, transportation and logistics, marketing and distribution and risk management services to tens of thousands of customers each year. The Gavilon lease is guaranteed by Gavilon Agriculture Investment, Inc., an unrated entity that is 100.0% owned by Marubeni American Corporation (rated Baa2/BBB by Moody’s/S&P). Gavilon currently subleases 39,293 SF (the entire fifth floor and a portion of the fourth floor) to MetLife through September 2028. MetLife has a one-time right, effective August 31, 2025, to terminate its sublease, provided that MetLife gives 12-15 months’ written notice and pays a termination fee equal to three months of rent as of the effective date of termination plus Gavilon’s unamortized leasing costs with respect to the subleased space.

Northland Innovation Campus

The second largest property by allocated loan amount, Northland Innovation Campus, is a four-story, 86,778 SF Class A office and educational building located at 6889 North Oak Trafficway in Gladstone, Missouri. The Northland

LOAN #4: KAWA MIXED USE PORTFOLIO

Innovation Campus property was built in 2016 and offers 189 on-site parking spaces (which equates to a parking ratio of approximately 2.2 spaces per 1,000 SF of rentable area). The two largest tenants, North Kansas City School District (69.1% of net rentable area; 77.0% of underwritten base rent; rated Aa2/AA+ by Moody’s/S&P) and Northwest Missouri State University (21.4% of net rentable area; 20.9% of underwritten base rent; rated A3 by Moody’s), utilize their space for education. Floors one and two, along with a portion of the third floor, are occupied by the North Kansas City School District through April 2036 (with no termination options) and the space consists of open classrooms, a cafeteria, conference rooms, children’s restrooms, a fabrication lab and other school related space. The North Kansas City School District utilizes its space for students participating in its Students in Academically Gifted Education (“SAGE”) program. The SAGE program began in 1974 and currently includes approximately 950 students across 26 schools that visit the Northland Innovation Campus property through a one-day-a-week rotation schedule. The rest of the third floor consists of 7,049 SF of vacant office suites and one 1,200 SF suite currently occupied by Edward D. Jones & Co, LP through September 2027. Edward D. Jones & Co, LP (1.4% of net rentable area; 2.1% of underwritten base rent) has the option to terminate its lease on September 30, 2022 and September 30, 2024 with 180 days’ written notice and payment of a termination fee equal to four months’ rent and unamortized tenant improvement and leasing commission costs. The entire fourth floor is occupied by Northwest Missouri State University through April 2026 with no termination options. Although a majority of the space at the Northland Innovation Campus property is utilized for education, there is no recreational gym or auditorium in the building, or any other special use or non-office features that would require above-market capital expenditures to convert the space to traditional office use.

Taxable Industrial Development Revenue Bonds (Northland Innovation Center Project), Series 2015, in the maximum principal amount of $17,700,000 (the “Northland Chapter 100 Bonds”) were issued by the City of Gladstone, Missouri, to finance the acquisition and construction of the Northland Innovation Campus property improvements. The Northland Chapter 100 Bonds are now held by KCP Fee Owner 4, LLC (the “Northland Innovation Campus Borrower”). In connection therewith, the Northland Innovation Campus property was leased by the City of Gladstone, Missouri to the Northland Innovation Campus Borrower pursuant to a lease agreement; rental payments under the lease agreement are offset against payments under the Northland Chapter 100 Bonds. The lease agreement allows the Northland Innovation Campus Borrower to mortgage and pledge its interest in the lease agreement to the lender as collateral security for the Kawa Mixed Use Portfolio Loan. The lease agreement terminates on December 31, 2039 at which time the Northland Chapter 100 Bonds will be cancelled and the Northland Innovation Campus Borrower will be obligated to repurchase fee title to the Northland Innovation Campus property for $1,000. The interest of the Northland Innovation Campus Borrower in and to the Northland Chapter 100 Bonds and the lease agreement were assigned by the Northland Innovation Campus Borrower to the lender pursuant to the Kawa Mixed Use Portfolio Loan documents. The Northland Innovation Campus property is exempt from payment of real estate taxes (except for an annual payment in lieu of real estate taxes equal to $2,046 under the lease agreement with the City of Gladstone, Missouri) through December 31, 2039.

A portion of the parking for the Northland Innovation Campus property is provided on land adjacent to the Northland Innovation Campus property owned by the City of Gladstone and leased to the Northland Innovation Campus Borrower pursuant to a lease agreement date June 19, 2015 (the “Northland Innovation Campus Parking Lease”). The Northland Innovation Campus Parking Lease expires on December 31, 2039, and there are no extension options. The rent payable by the Northland Innovation Campus Borrower pursuant to the Northland Innovation Campus Parking Lease is $1 per year. The Northland Innovation Campus Borrower is permitted pursuant to the Kawa Mixed Use Portfolio Loan documents to modify the Northland Innovation Campus Parking Lease to extend the term or, alternatively, may terminate the Northland Innovation Campus Parking Lease provided that suitable substitute parking facilities are obtained by the Northland Innovation Campus Borrower.

Oerlikon Industrial Facility

The third largest property by allocated loan amount, Oerlikon Industrial Facility, is a single-story, 79,401 SF industrial building located at 41144 Concept Drive in Plymouth, Michigan. Construction of the property was completed in 2018 as a build-to-suit site for Oerlikon Metco, Inc. (“Oerlikon Metco”), the surface solutions segment of OC Oerlikon Corporation AG, to be the sole occupant. Annual rent payments under the lease are guaranteed by Oerlikon Metco’s parent company, OC Oerlikon Corporation AG. Oerlikon Metco utilizes 45.0% of its space for manufacturing, 40.0% for research and development (“R&D”) and the remaining 15.0% for office use. Oerlikon Metco produces advanced titanium alloys and high-end thermal spray powders at the new facility. The developer contributed approximately $16.1 million ($203 per SF) of the total $28.1 million ($353 per SF) development cost, with the balance ($12.0 million / $151 per SF) spent by Oerlikon Metco. After the construction of the subject, Oerlikon Metco invested an additional $30.0 million in equipment to be installed at the facility. Oerlikon Metco signed a 20-year triple-net lease with no termination options that commenced April 2018 and extends to May 2038. The Oerlikon Industrial Facility property

LOAN #4: KAWA MIXED USE PORTFOLIO

offers 83 surface parking spaces, which equates to approximately 1.1 spaces per 1,000 SF of rentable area. The majority of the building has a height of 38 feet, however, there is approximately 12,800 SF of space with a building height of 63 feet. The manufacturing and R&D sections of the property are intermixed and consist of partitioned shop and laboratory spaces. They feature three dock high doors, four drive-in doors, static resistant flooring, epoxy walls, LED lighting throughout and approximately 5,000 SF of mezzanine space.

Essence Group Headquarters

The fourth largest property by allocated loan amount, Essence Group Headquarters, is a three-story, 141,774 SF Class A office building located at 13900 Riverport Drive in Maryland Heights, Missouri. The building was constructed in 1999 and is 100.0% occupied by Essence Group Holdings Corp. (“Essence Group”). Essence Group, founded in 2007, offers health insurance and software solutions necessary for health systems, health plans and provider organizations to better connect with patients. The Essence Group Headquarters property contains 664 surface parking spaces plus an additional 66 spaces at an adjacent property via a parking easement. In total, the property offers 730 surface parking spaces which equates to approximately 5.2 spaces per 1,000 SF of rentable area. Essence Group has been in occupancy at the property since April 2009, originally taking 57,482 SF comprised of 47,258 SF of third floor office space, 9,803 SF of cafeteria space and 421 SF of first floor office space. Essence then expanded by 23,629 SF in both August 2010 and February 2011, respectively, bringing the tenant’s total occupied SF to 104,740 SF (73.9% of net rentable area) with an initial lease expiration of July 31, 2019. In April 2015, the Essence Group Headquarters property was acquired by a joint venture between Starwood, Vanderbilt Real Estate Partners and Trinity Capital. In March 2018, the partnership entered into negotiations with Essence Group and the tenant subsequently agreed to lease the remaining 37,034 SF of first floor office space (previously occupied by The Boeing Company) and extended its lease to July 2029 in exchange for a $3.5 million ($25 per SF) tenant improvement allowance, 15 months of abated rent on first floor expansion space (March 2018-February 2019; August-October 2019) and nine months of abated reimbursements on the first floor expansion space (March-November 2018). The remaining landlord obligations of these inducements totaled $3,739,815 and were reserved for at loan origination. In addition to the landlord-provided tenant improvement allowance of $3.5 million, Essence Group self-funded another $1.5 million ($11 per SF) of capital expenditures into the property and used all proceeds towards a full renovation of the first floor of the building, with minor upgrades to the second and third floors. After its lease extension in March 2018, Essence Group declared the property its official corporate headquarters and leased approximately 30,000 SF in an adjacent building to accommodate the employee consolidation.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Kawa Mixed Use Portfolio Properties:

Largest Owned Tenants by Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Portfolio GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Gavilon(4)	NR / Baa2 / BBB	127,810	29.3%	$3,058,342	38.8%	$23.93	11/30/2033	1, 10-year option followed by 2, 5-year options
Essence Group	NR / NR / NR	141,774	32.5	1,750,908	22.2	$12.35	7/31/2029	2, 5-year options
Oerlikon Metco	NR / NR / NR	79,401	18.2	1,471,595	18.7	$18.53	5/31/2038	3, 5-year options
North Kansas City School District	NR / Aa2 / AA+	60,000	13.8	1,229,918	15.6	$20.50	4/30/2036	NAP
Northwest Missouri State University	NR / A3 / NR	18,529	4.3	333,522	4.2	$18.00	4/30/2026	1, 10-year option
Edward D. Jones & Co, LP(5)	NR / NR / NR	1,200	0.3	33,600	0.4	$28.00	9/30/2027	1, 5-year option
Largest Owned Tenants(6)		428,714	98.4%	$7,878,385	100.0%	$18.38
Vacant(7)		7,049	1.6	0	0.0	$0.00
Total / Wtd. Avg. All Tenants(6)		435,763	100.0%	$7,878,385	100.0%	$18.38

(1)	Based on the underwritten rent rolls dated as of February 6, 2019 for the Gavilon Headquarters, Essence Group Headquarters and Oerlikon Industrial Facility properties and August 6, 2018 for the Northland Innovation Campus property.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $89,422 in contractual rent steps through October 2019 and $149,918 which represents the present value of rent steps for investment grade tenants (North Kansas City School District).

(4)	Gavilon currently subleases 39,293 SF (the entire fifth floor and a portion of the fourth floor) to MetLife through September 2028. MetLife has a one-time right, effective August 31, 2025, to terminate its sublease, provided that, MetLife gives 12-15 months’ notice and pays a termination fee equal to three months of rent as of the effective date of termination plus Gavilon’s unamortized leasing costs with respect to the subleased space.

(5)	Edward D. Jones & Co, LP has the option to terminate its lease on September 30, 2022 and September 30, 2024 with 180 days’ notice and payment of a termination fee equal to four months’ rent and unamortized tenant improvement and leasing commission costs.

(6)	Includes $500 of underwritten base rent from Charter Communications, a roof antenna tenant at the Essence Group Headquarters property with 0 SF attributed to it in the underwritten rent roll.

(7)	Vacant SF is located at the Northland Innovation Campus property.

LOAN #4: KAWA MIXED USE PORTFOLIO

The following table presents certain information relating to the lease rollover schedule at the Kawa Mixed Use Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021(4)	0	0.0	0.0%	500	0.0	(4)	1
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	18,529	4.3	4.3%	333,522	4.2	$18.00	1
2027	1,200	0.3	4.5%	33,600	0.4	$28.00	1
2028	0	0.0	4.5%	0	0.0	$0.00	0
2029	141,774	32.5	37.1%	1,750,908	22.2	$12.35	1
2030 & Thereafter	267,211	61.3	98.4%	5,759,855	73.1	$21.56	3
Vacant	7,049	1.6	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	435,763	100.0%		$7,878,385	100.0%	$18.38	7

(1)	Calculated based on the approximate SF occupied by each collateral tenant

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $89,422 in contractual rent steps through October 2019 and $149,918 which represents the present value of rent steps for investment grade tenants (North Kansas City School District).

(4)	Represents Charter Communications, a roof antenna tenant at the Essence Group Headquarters property.

The following table presents certain information relating to historical leasing at the Kawa Mixed Use Portfolio Properties:

Historical Leased %(1)

Property	2015	2016	2017	Most Recent(2)
Gavilon Headquarters	100.0%	100.0%	100.0%	100.0%
Northland Innovation Campus	NAV	90.5%	91.9%	91.9%
Oerlikon Industrial Facility	NAV	NAV	NAV	100.0%
Essence Group Headquarters	100.0%	100.0%	100.0%	100.0%

(1)	Historical occupancies are as of December 31 of each respective year unless otherwise specified.

(2)	Most Recent occupancy is based on the underwritten rent rolls dated as of February 6, 2019 for the Gavilon Headquarters, Essence Group Headquarters and Oerlikon Industrial Facility properties and August 6, 2018 for the Northland Innovation Campus property.

LOAN #4: KAWA MIXED USE PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Kawa Mixed Use Portfolio Properties:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent(3)	$7,639,046	$17.53
Rent Steps(4)	239,340	0.55
Potential Income from Vacant Space	176,225	0.40
Reimbursements	3,888,031	8.92
Gross Potential Rent	$11,942,642	$27.41
Economic Vacancy & Credit Loss(5)	(658,577)	(1.51)
Effective Gross Income	$11,284,065	$25.89

Real Estate Taxes(6)	$1,209,919	$2.78
Insurance	145,856	0.33
Management Fee	338,522	0.78
Other Operating Expenses	2,260,089	5.19
Total Operating Expenses	$3,954,386	$9.07

Net Operating Income	$7,329,679	$16.82
Replacement Reserves	74,241	0.17
TI/LC	175,176	0.40
Net Cash Flow	$7,080,263	$16.25

Occupancy	94.5%(5)
NOI Debt Yield(7)	9.8%
NCF DSCR(7)	1.85x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Due to the nature of the sale leaseback transaction associated with the Gavilon Headquarters property and the newly built Oerlikon Industrial Facility property, historical operating statements were only provided for the Essence Group Headquarters and Northland Innovation Campus properties and complete portfolio-level cash flows are unavailable. Please refer to the Annex A to the Prospectus for the historical individual property level cash flows related to the Essence Group Headquarters and Northland Innovation Campus properties.

(3)	Underwritten Base Rent is based on the underwritten rent rolls dated as of February 6, 2019 for the Gavilon Headquarters, Essence Group Headquarters and Oerlikon Industrial Facility properties and August 6, 2018 for the Northland Innovation Campus property.

(4)	Represents approximately $89,422 in contractual rent steps through October 1, 2019 and $149,918 which represents the present value of rent steps for investment grade tenants (North Kansas City School District).

(5)	Underwritten Vacancy & Credit Loss and Underwritten Occupancy represent the economic vacancy of 5.5%.

(6)	Real Estate Taxes consists of $527,875 for the Essence Group property, $525,067 for the Gavilon Headquarters property and $156,977 for the Oerlikon Industrial Facility property. The Northland Innovation Campus property is exempt from payment of real estate taxes (except for an annual payment in lieu of real estate taxes equal to $2,047 under the lease agreement with the City of Gladstone, Missouri) through December 31, 2039. See “—The Mortgaged Properties” above.

(7)	Metrics are calculated based on the Kawa Mixed Use Portfolio Loan Combination.

LOAN #4: KAWA MIXED USE PORTFOLIO

■	Appraisal. According to the appraisal, the Kawa Mixed Use Portfolio Properties had an aggregate “as-is” appraised value of $109,500,000 as of dates ranging from November 1 through November 7, 2018. Using the “as-stabilized” value of $23,250,000 for the Essence Group Headquarters property, as of November 1, 2019, the Kawa Mixed Use Portfolio Properties had an aggregate appraised value of $113,250,000.

Property	Appraisal Approach	Value	Discount Rate	Capitalization Rate
Gavilon Headquarters	Direct Capitalization Approach	$47,000,000	N/A	6.50%
	Yield Capitalization Approach	$47,200,000	7.50%	7.00%(1)
Northland Innovation Campus	Direct Capitalization Approach	$20,900,000	N/A	6.75%
	Yield Capitalization Approach	$20,300,000	8.00%	7.00%(1)
Oerlikon Industrial Facility	Direct Capitalization Approach	$22,400,000	N/A	6.50%
	Yield Capitalization Approach	$22,500,000	7.50%	7.00%(1)
Essence Group Headquarters	Direct Capitalization Approach	$19,600,000	N/A	7.50%
	Yield Capitalization Approach	$19,000,000	8.75%	8.00%(1)

(1)	Represents the terminal cap rate.

■	Environmental Matters. According to the Phase I environmental reports, dated from July 16, 2018 through November 5, 2018, there are no recognized environmental conditions or recommendations for further action at the Kawa Mixed Use Portfolio Properties.

■	Market Overview and Competition.

Gavilon Headquarters

The Gavilon Headquarters property is located within the Omaha office market. According to the appraisal, as of June 30, 2018, the Omaha office market contained approximately 19.0 million SF with a vacancy rate of 14.3% and average asking rents of $18.27 per SF. Also according to the appraisal, the property is part of the Omaha Downtown/Midtown office submarket, which, as of the second quarter of 2018, contained approximately 5.1 million SF of space with a vacancy rate of 15.3% and average asking rents of $16.27 per SF. The Omaha central business district is bordered by Interstate 480 to the north and west, the Missouri River on the east and Leavenworth Street to the south. The Omaha commercial business district offers many notable demand drivers, including Century Link Center, Gallup University Campus, Joslyn Art Museum and Creighton University Hospital. The appraisal identified five comparable triple net leases for Class A office space with rents ranging from $19.50 per SF to $26.50 per SF and an average of $22.52 per SF. Based on the existing Gavilon lease and the five comparable leases, the appraisal’s concluded market rent for the office space at the Gavilon Headquarters property is $24.00 per SF.

Northland Innovation Campus

The Northland Innovation Campus property is located within the Kansas City office market and Clay office submarket. According to the appraisal, as of the second quarter of 2018, the Kansas City office market contained approximately 43.1 million SF of space with a 16.5% vacancy rate and average asking rents of $21.27 per SF. Also according to the appraisal, the Clay office submarket contains approximately 1.8 million SF of space with a vacancy rate of 16.3% (consisting of a Class A vacancy rate of 7.3% and Class B/C vacancy rate of 22.3%) and average asking rents of $20.30 per SF (consisting of $24.82 per SF for Class A asking rents and $17.29 per SF for Class B/C asking rents). Gladstone is located approximately 8.0 miles north of the Kansas City central business district and access is provided by Interstate 29 and US Highway 69. The appraisal identified five comparable leases for Class A office space with rents ranging from $26.54 per SF to $29.40 per SF and an average of $27.97 per SF. Based on the existing leases at the Northland Innovation Campus property and the five comparable leases, the appraisal’s concluded market rent for the office space at the property is $25.00 per SF.

Oerlikon Industrial Facility

The Oerlikon Industrial Facility property is located within the Detroit industrial market. According to the appraisal, as of the second quarter of 2018, the Detroit industrial market contained approximately 303.5 million SF of space with a vacancy rate of 8.9% and average asking rents of $5.21 per SF. According to the appraisal, the Oerlikon Industrial Facility property is located within the Airport/I- 275 industrial submarket. As of the third quarter of 2018, the submarket contained approximately 129.7 million SF with a vacancy rate of 3.5% and average asking rents of $5.89 per SF. Plymouth is located approximately 25.0 miles northwest of Detroit and 15.0 miles northeast of Ann Arbor. Access is provided by Interstate 275, Interstate 96 and Interstate 696. The appraisal identified five comparable leases for new or materially renovated industrial space with rents ranging from $17.29 per SF to $21.45 per SF and an average of

LOAN #4: KAWA MIXED USE PORTFOLIO

$19.20 per SF. Based on the existing leases at the Oerlikon Industrial Facility property and the five comparable leases, the appraisal’s concluded market rent for the rentable area at the property is $18.25 per SF.

Essence Group Headquarters

The Essence Group Headquarters property is located within the St. Louis office market. According to the appraisal, as of the second quarter of 2018, the St. Louis office market contained approximately 45.6 million SF of space with a vacancy rate of 16.4% and average asking rents of $21.68 per SF. According to the appraisal, the Essence Group Headquarters property is located within the North County/St. Charles office submarket. As of the third quarter of 2018, the submarket contained approximately 5.8 million SF with a vacancy rate of 12.8% (17.7% for Class A office space and 24.5% for Class B/C office space) and average asking rents of $19.50 per SF ($22.89 per SF for Class A office space and $16.98 per SF for Class B/C office space). The Essence Group Headquarters property is located within the greater Riverport Business Park, approximately 20.0 miles northwest of the St. Louis central business district and approximately 4.0 miles west of Lambert St. Louis International Airport. Access is provided by Interstate 370 to the north, Interstate 270 to the east and Casino Center Drive to the south. The appraisal identified six comparable leases for office space in with triple net rents ranging from $9.00 per SF to $17.06 per SF and an average of $12.15 per SF. Based on the existing leases at the Essence Group Headquarters property and the six comparable leases, the appraisal’s concluded market rent for the rentable area at the property is $12.35 per SF.

■	The Borrowers. The borrowers are KCP Fee Owner I, LLC, KCP Fee Owner 2, LLC, KCP Fee Owner 3, LLC and KCP Fee Owner 4, LLC, each a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Kawa Mixed Use Portfolio Loan Combination. Kawa Capital Partners LLC, a Florida limited liability company which operates as Kawa Capital Management, is the non-recourse carve-out guarantor for the Kawa Mixed Use Portfolio Loan Combination. Kawa Capital Management is an independent asset management firm founded in 2007 with approximately $1.0 billion of assets under management (as of September 30, 2018) and headquartered in Miami, Florida.

■	Escrows. On the origination date of the Kawa Mixed Use Portfolio Loan Combination, the borrowers funded reserves of (i) $63,812 for insurance, (ii) $15,070 for immediate repairs and (iii) $3,739,815 for an unfunded tenant improvement allowance and free rent related to the Essence Group tenant.

On each due date, the borrowers will be required to fund the following reserves (i) provided that a tax trigger period under the Kawa Mixed Use Portfolio Loan Combination documents has occurred and is continuing, one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, (ii) provided that an insurance trigger period under the Kawa Mixed Use Portfolio Loan Combination documents has occurred and is continuing (which insurance trigger period is currently in effect), one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage (initially estimated at $12,762 per month), provided that an insurance reserve will be waived if the Kawa Mixed Use Portfolio Properties are covered under an acceptable blanket policy, (iii) provided that a replacement reserve trigger period under the Kawa Mixed Use Portfolio Loan Combination documents has occurred and is continuing, a monthly replacement reserve deposit of $6,188 which consists of: (a) $639 with respect to the Gavilon Headquarters property, (b) $217 with respect to the Northland Innovation Campus property, (c) $133 with respect to the Oerlikon Industrial Facility property and (d) $5,198 with respect to the Essence Group Headquarters property, (iv) provided that a leasing reserve trigger period under the Kawa Mixed Use Portfolio Loan Combination documents has occurred and is continuing, an amount equal to the excess cash flow (within the meaning of Kawa Mixed Use Portfolio Loan Combination documents) generated by the Kawa Mixed Use Portfolio Properties for the immediately preceding interest accrual period subject to certain caps under the Kawa Mixed Use Portfolio Loan Combination documents based upon the cause of the leasing reserve trigger period, and (v) during the continuance of an Essence CAM trigger period under the Kawa Mixed Use Portfolio Loan Combination documents has occurred and is continuing, a monthly amount equal to one-twelfth of the amount payable, or estimated by the lender to be payable, for all fees, dues, charges and assessments payable by the borrowers pursuant to the certain property agreements affecting the Essence Group Headquarters property during the next ensuing 12 months.

■	Lockbox and Cash Management. The Kawa Mixed Use Portfolio Loan Combination documents require a lender-controlled hard lockbox account with springing cash management. The borrowers are required to deliver tenant direction letters to each existing tenant at the Kawa Mixed Use Portfolio Properties directing each of them to remit their rent payments directly to the lockbox account. The borrowers are also required to deliver a tenant direction letter to all future commercial tenants. The borrowers are required to (and are required to cause the property manager to) deposit all revenue derived from the Kawa Mixed Use Portfolio Properties and deposit the same into the lockbox

LOAN #4: KAWA MIXED USE PORTFOLIO

account within two (2) business days of receipt. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Kawa Mixed Use Portfolio Loan Combination documents. Upon an event of default under the Kawa Mixed Use Portfolio Loan Combination documents, the lender may apply funds in such order of priority as it may determine.

A “Trigger Period” shall mean a period commencing upon (i) the occurrence and continuance of an event of default under the Kawa Mixed Use Portfolio Loan Combination documents, (ii) the debt service coverage ratio falling below 1.25x, (iii) any termination or cancellation of a Specified Tenant (as defined below) lease and/or a Specified Tenant lease failing to be in full force and effect, (iv) a Specified Tenant being in monetary or material non-monetary default under its lease, (v) a Specified Tenant (x) failing to be in possession of any portion of its space in excess of 20% of its demised space or (y) giving notice that it is terminating its lease for all or any portion of its space, (vi) the occurrence and continuance of a Gavilon Group Trigger Period (as defined under the Kawa Mixed Use Portfolio Loan documents), (vii) the occurrence and continuance of a North Kansas City School District Trigger Period (as defined under the Kawa Mixed Use Portfolio Loan documents) or (viii) the occurrence and continuance of an Essence Renewal Trigger Period (as defined under the Kawa Mixed Use Portfolio Loan Combination documents).

A Trigger Period will expire upon the cessation of the event described above and/or the satisfaction of the conditions specified in the Kawa Mixed Use Portfolio Loan Combination documents. In the case of a Trigger Period caused by the event described in clause (ii) above, such Trigger Period will cease if the DSCR is equal to or greater than 1.30x for two consecutive calendar quarters.

“Specified Tenant” means, as applicable, each of (a) (i) Gavilon, (ii) Essence Group, (iii) Oerlikon Metco, (iv) North Kansas City School District (each of the foregoing, an “Initial Specified Tenant”), (v) any other tenant leasing all or a portion of the applicable Specified Tenant space pursuant to any lease which, individually or when aggregated with all other leases at the applicable property with the same tenant or its affiliate, either (A) accounts for ten percent (10%) or more of the total rental income for the applicable property, or (B) demises ten percent (10%) or more of the applicable property’s gross leasable area and (vi) any parent or affiliate thereof providing credit support under any lease with an Initial Specified Tenant or a guaranty under any lease with any Initial Specified Tenant or (b) any tenant under a qualified replacement lease approved in accordance with the Kawa Mixed Use Loan Combination documents or any parent or affiliate thereof providing credit support under any qualified replacement lease or a guaranty under any qualified replacement lease.

■	Property Management. The Gavilon Headquarters and Oerlikon Industrial Facility properties are currently self-managed. The Essence Group Headquarters property is currently managed by Vanderbilt Office Properties, LLC and the Northland Innovation Campus property is currently managed by US Asset Services LLC, each an independent, third party property manager. Under the Kawa Mixed Use Portfolio Loan Combination documents, the lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding; (ii) an event of default under the Kawa Mixed Use Portfolio Loan Combination documents is continuing; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrowers have the right to replace the property manager with a successor property manager pursuant to a new management agreement, which is approved in writing by the lender in the lender’s reasonable discretion (which approval may, following securitization, be conditioned on receipt of a rating agency confirmation from the applicable rating agencies).

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Provided that no event of default is then continuing under the Kawa Mixed Use Portfolio Loan Combination, the Kawa Mixed Use Portfolio Loan documents permit a partial release of one or more of the individual Kawa Mixed Use Portfolio Properties at any time after the second anniversary of the securitization closing date, subject to certain conditions, including, without limitation, the following: (i) delivery of the partial defeasance collateral with respect to the Kawa Mixed Use Portfolio Property or prepayment of a portion of the Kawa Mixed Use Portfolio Loan Combination, in each case, in accordance with the Kawa Mixed Use Portfolio Loan documents and in an amount

LOAN #4: KAWA MIXED USE PORTFOLIO

equal to the greater of (A) 120% of the allocated loan amount for the individual Kawa Mixed Use Portfolio Property to be released and (B) the net sales proceeds applicable to such property, (ii) as of each of the release date and the date of notice of such release, after giving effect to the release, the debt yield for the remaining individual Kawa Mixed Use Portfolio Properties is greater than the greater of (x) the debt yield for all individual Kawa Mixed Use Portfolio Properties securing the Kawa Mixed Use Portfolio Loan Combination immediately prior to the release or the date of such notice, as applicable, and (y) 10.17%, (iii) as of each of the release date and the date of notice of such release, after giving effect to the release, the loan-to-value ratio for the remaining individual Kawa Mixed Use Portfolio Properties is no greater than the lesser of (a) 64.8%, and (b) the loan-to-value ratio for the individual Kawa Mixed Use Portfolio Properties securing the Kawa Mixed Use Portfolio Loan Combination immediately prior to the release date or the date of such notice, as applicable, (iv) as of each of the release date and the date of notice of such release, after giving effect to the release, the debt service coverage ratio for the remaining individual Kawa Mixed Use Portfolio Properties is greater than the greater of (a) 1.56x, and (b) the debt service coverage ratio for the individual Kawa Mixed Use Portfolio Properties securing the Kawa Mixed Use Portfolio Loan Combination immediately prior to the release date or the date of such notice, as applicable, and (v) delivery to lender of a REMIC opinion and rating agency confirmation.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy without an exclusion of terrorism in an amount equal to the full replacement cost of the Kawa Mixed Use Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable property until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #5: Staples strategic industrial

STAPLES

Staples – Hagerstown, MD

PALLETIZER

Staples – London, OH

DANGER!

Staples – Montgomery, NY

Staples – Beloit, WI

Staples – Putnam, CT

Staples – Terre Haute, IN

Staples – Dayville, CT

Staples – Arden Hills, MN

LOAN #5: Staples strategic industrial

LOAN #5: Staples strategic industrial

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	8	Loan Seller		GACC
Location (City/State)	Various	Cut-off Date Balance(4)		$35,000,000
Property Type	Industrial	Cut-off Date Balance per SF(3)		$31.28
Size (SF)	4,031,127	Percentage of Initial Pool Balance		4.0%
Total Occupancy as of 2/6/2019	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/6/2019	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate(5)		4.91800%
Appraised Value	$201,450,000	Original Term to Maturity (Months)		120
Appraisal Date	Various	Original Amortization Term (Months)		NAP
Borrower Sponsor(1)	LCN North American Fund II REIT	Original Interest Only Period (Months)	120
Property Management	Self-Managed	First Payment Date	11/6/2018
		Anticipated Repayment Date	10/6/2028
		Maturity Date	10/6/2033

Underwritten Revenues	$12,403,200
Underwritten Expenses	$372,096	Escrows(6)
Underwritten Net Operating Income (NOI)(2)	$12,031,104		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$10,827,169	Taxes	$0	$0
Cut-off Date LTV Ratio(3)	62.6%	Insurance	$0	$0
Maturity Date LTV Ratio(3)	62.6%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	1.91x / 1.72x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	9.5% / 8.6%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount(3)	$126,100,000	65.2%	Purchase Price	$192,000,000	99.3%
Principal’s New Cash Contribution	67,286,309	34.8	Closing Costs	1,386,309	0.7
Total Sources	$193,386,309	100.0%	Total Uses	$193,386,309	100.0%

(1)	Represents the non-recourse carveout guarantor. The loan sponsors for the Staples Strategic Industrial Loan (as defined below) are Edward V. LaPuma and Bryan York Colwell.
(2)	The Underwritten Net Operating Income (NOI) is based on the projected income of the contractual terms of the Staples Strategic Industrial Properties 20-year triple net master leases.
(3)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Staples Strategic Industrial Loan Combination (as defined below).
(4)	The Cut-off Date Balance of $35.0 million represents the non-controlling notes A-1-2, A-2-3 and A-4. At loan origination, the Staples Strategic Industrial Loan Combination had an aggregate original principal balance of $126.1 million. The aggregate principal balance of the Cut-off Date of the Staples Strategic Industrial Loan Combination is $126.1 million and is evidenced by seven pari passu notes.
(5)	The Mortgage Rate reflects the interest rate before the anticipated repayment date. See “—The Mortgage Loan” herein.
(6)	See “—Escrows” herein.

■	The Mortgage Loan. The mortgage loan (the “Staples Strategic Industrial Loan”) is part of a loan combination (the “Staples Strategic Industrial Loan Combination”) evidenced by seven pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $126,100,000. The Staples Strategic Industrial Loan Combination is secured by a first mortgage encumbering the borrower’s fee simple interest in an approximately 4.0 million SF portfolio of eight warehouse/distribution facilities that are 100.0% occupied by two of the three core business units of the former Staples, Inc. company pursuant to two new, 20-year triple-net (“NNN”) master leases. Loan proceeds were used in the sale leaseback transaction to acquire the Staples Strategic Industrial properties (“Staples Strategic Industrial Properties”), which have been occupied by the respective tenants for approximately 17 years on average and represent distribution and fulfillment centers within various East Coast and Midwest markets for the tenants, according to the loan sponsors. The Staples Strategic Industrial Loan was originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) on September 28, 2018 and represents approximately 4.0% of the Initial Pool Balance. The three pari passu notes evidencing the Staples Strategic Industrial Loan have an aggregate outstanding principal balance as of the Cut-off Date of $35,000,000 and an initial interest rate of 4.91800% per annum (“Staples Strategic Industrial Initial Interest Rate”) prior to the anticipated repayment date (“ARD”). The proceeds of the Staples Strategic Industrial Loan Combination and $67,286,309 of new cash contributions from the borrower sponsor were primarily used to acquire the Staples Strategic Industrial Properties and pay origination costs.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-2, A-2-3, A-4	$35,000,000	$35,000,000	Benchmark 2019-B9	No
A-1-1, A-3	$56,100,000	$56,100,000	Benchmark 2018-B8	Yes
A-2-1, A-2-2	$35,000,000	$35,000,000	UBS 2018-C15	No
Total	$126,100,000	$126,100,000

LOAN #5: Staples strategic industrial

The Staples Strategic Industrial Loan Combination is structured with an ARD of October 6, 2028, a final maturity date of October 6, 2033 and will be interest only for the entire term. From and after the ARD, the Staples Strategic Industrial Loan Combination accrues interest at a fixed rate that is equal to the greater of (i) 4.91800% (or when applicable the default rate) plus 2.50000% or (ii) the swap rate calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), with maturities most nearly approximating the final maturity date plus 2.50000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Staples Strategic Industrial Initial Interest Rate (the “Accrued Interest”) will be deferred. From and after the ARD, all excess cash flow from the Staples Strategic Industrial Properties after the payment of tax and insurance reserves, interest calculated at the Staples Strategic Industrial Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the Staples Strategic Industrial Loan Combination and (ii) second to the payment of Accrued Interest.

Defeasance of the Staples Strategic Industrial Loan Combination is permitted at any time two years after the closing date of the securitization. The borrower has the right to prepay the Staples Strategic Industrial Loan Combination in whole on any business day on or after June 6, 2028.

The relationship between the holders of the Staples Strategic Industrial Loan Combination will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Prospectus.

■	The Mortgaged Properties. The Staples Strategic Industrial Properties include eight industrial facilities, including five fulfilment centers and three distribution centers, across seven states within various East Coast and Midwest markets, including Connecticut (2), Indiana (1), New York (1), Ohio (1), Maryland (1), Minnesota (1) and Wisconsin (1). The Staples Strategic Industrial Properties were built between 1969 and 2006, have 34 foot clear ceiling heights on average, feature 18 to 132 loading dock doors and encompass 5- to 118-acres of land per site. The current tenants have occupied each of the Staples Strategic Industrial Properties for an average of approximately 17 years prior to the sale leaseback to the loan sponsor at loan origination.

Portfolio Summary(1)
Property	Center Type	Lease Guarantor	Net Rentable Area (SF)	Allocated Loan Combination Amount	% of Aggregate Allocated Loan Amounts	Appraised Value	Annual Rent
Staples - Hagerstown, MD	Distribution	USR Parent, Inc.	1,022,145	$35,000,000	27.8%	$54,700,000	$3,580,000
Staples - Montgomery, NY	Fulfillment	Staples, Inc.	766,484	27,000,000	21.4	40,000,000	2,490,000
Staples - Terre Haute, IN	Distribution	USR Parent, Inc.	809,560	21,050,000	16.7	38,750,000	2,020,000
Staples - London, OH	Fulfillment	Staples, Inc.	496,818	15,500,000	12.3	24,100,000	1,370,000
Staples - Beloit, WI	Fulfillment	Staples, Inc.	399,652	11,300,000	9.0	18,700,000	1,300,000
Staples - Dayville, CT	Distribution	USR Parent, Inc.	310,157	9,500,000	7.5	14,300,000	1,160,000
Staples - Arden Hills, MN	Fulfillment	Staples, Inc.	113,096	3,500,000	2.8	5,600,000	340,000
Staples - Putnam, CT	Fulfillment	Staples, Inc.	113,215	3,250,000	2.6	5,300,000	540,000
Total			4,031,127	$126,100,000	100.0%	$201,450,000	$12,800,000

(1)	Source: Appraisal

Each of the Staples Strategic Industrial Properties features warehouse build out, with five of the facilities built to suit for and by Staples, Inc. at an aggregate cost of approximately $224.1 million. Since 2014, the tenants have invested over $38.5 million of their own capital into each of the eight properties, with investments ranging from $2.8 million to $7.2 million (see “CapEx Overview” below). In addition, according to the loan sponsor, the tenant plans to invest approximately $17.0 million in the Staples - Montgomery, NY property for robotics implementation in 2019.

LOAN #5: Staples strategic industrial

CapEx Overview(1)
Property	Net Rentable Area (SF)	Year Built/ Renovated	Clear Height (feet)	Land Area (acres)	Loading Docks	Built to Suit	Development Cost	2014 – 2018 YTD Historical Capital Expensed	2014 – 2018 YTD Historical Capital Expensed PSF
Staples - Hagerstown, MD	1,022,145	1996/2005	35’	118	103	Yes	$73,600,000	$4,300,000	$4.21
Staples - Montgomery, NY	766,484	1985/2001	31’	80	132	No(2)	N/A	$6,200,000	$8.09
Staples - Terre Haute, IN	809,560	2000/2006	35’	70	116	Yes	$34,500,000	$3,800,000	$4.69
Staples - London, OH	496,818	2001	35’	55	76	Yes	$36,900,000	$6,600,000	$13.28
Staples - Beloit, WI	399,652	2006	35’	45	50	Yes	$49,900,000	$3,700,000	$9.26
Staples - Dayville, CT	310,157	1997	36’	54	46	Yes	$29,200,000	$4,100,000	$13.22
Staples - Arden Hills, MN	113,096	1969	34’	5	15	No(3)	N/A	$2,800,000	$24.76
Staples - Putnam, CT	113,215	1988	27’	19	17	No(4)	N/A	$7,200,000	$63.60
Total / Wtd. Avg.	4,031,127		34’	446	555		$224,100,000	$38,700,000	$9.60

(1)	Based on borrower provided information.
(2)	Formerly Service Merchandise; Staples took occupancy in 2001.
(3)	Built to suit for Corporate Express, which Staples acquired in 2008 and moved into the building. Formerly St. Paul Book and Stationary Company & Corporate Express.
(4)	This was an existing building that Staples took occupancy in 1998.

The Tenants. The Staples Strategic Industrial Properties are master leased and guaranteed by two of the three core divisions that formerly operated together under Staples, Inc. The leases with the two tenants, Office Superstore East LLC and Staples Contract & Commercial LLC (collectively, the “Staples Tenants”), are guaranteed by USR Parent Inc. (“US Retail” or “USR”) and Staples, Inc. (“Staples North American Delivery” or “Staples NAD”) respectively.

As of September 2017, Staples, Inc. was taken private by Sycamore Partners in a $6.8 billion acquisition, at which time Staples, Inc. was split into three distinct and independent companies, including Staples NAD, USR and Staples Canadian Retail. Although each company is independently capitalized, separately owned with dedicated management teams and separate supply chains, the companies share back office functions such as IT and combined purchasing. Sycamore Partners is a private equity firm founded in 2011 that specializes in retail and consumer investments and has over $3.5 billion of equity under management. Sycamore Partners investments include Belk, Hot Topic, Stuart Weitzman, Talbots and The Limited.

US Retail Inc. / USR (2,141,862 SF, 53.1% NRA, 52.8% of underwritten base rent). USR is the guarantor for the master lease covering three of the Staples Strategic Industrial Properties (see “Largest Owned Tenants Based on Underwritten Base Rent” table below) that supply merchandise to the brick and mortar Staples stores in the United States. USR has 1,182 stores across 47 states as of 2017, with revenues in excess of $4.7 billion with approximately $261 million of free cash flow.

Staples Inc. / Staples NAD (1,889,265 SF, 46.9% NRA, 47.2% of underwritten base rent). Staples NAD is the guarantor for the master lease covering five of the Staples Strategic Industrial Properties (see “Largest Owned Tenants Based on Underwritten Base Rent” below) that supply merchandise to the business to business (“B2B”) distributor of office supplies and extended categories in North America. Staples NAD is comprised of three online platforms including Staples Business Advantage (contract B2B sales), Quill.com (higher touch supplier to small businesses) and Staples.com (online retailer). Staples NAD is the largest office supply distributor in the E-commerce market, the fifth largest E-commerce merchant in the United States and is utilized by 65% of Fortune 100 companies. Additionally, Staples NAD has a 95% annual sales retention of large accounts since 2014, which contributed to their approximately $10.3 billion of revenue in 2017. The Staples NAD business is served by 41 fulfillment centers totaling approximately 12.0 million SF and 95% of customers are covered by free next-day delivery. Staples NAD sales are nearly two times that of their closest competitor, Office Depot.

LOAN #5: Staples strategic industrial

The following table presents certain information relating to the major tenants at the Staples Strategic Industrial Properties:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Location	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options(4)
US Retail Inc. / USR(3)	Staples – Hagerstown, MD	NR/NR/NR	1,022,145	25.4%	$3,580,000	28.0%	$3.50	9/30/2038	3, 10-year options
	Staples – Terre Haute, IN	NR/NR/NR	809,560	20.1	$2,020,000	15.8	2.50	9/30/2038	3, 10-year options
	Staples – Dayville, CT	NR/NR/NR	310,157	7.7	$1,160,000	9.1	3.74	9/30/2038	3, 10-year options
US Retail Inc. Total / Wtd. Avg.			2,141,862	53.1%	$6,760,000	52.8%	$3.16
Staples, Inc. / Staples NAD(3)	Staples – Montgomery, NY	B3/B+/NR	766,484	19.0	$2,490,000	19.5	3.25	9/30/2038	3, 10-year options
	Staples – London, OH	B3/B+/NR	496,818	12.3	$1,370,000	10.7	2.76	9/30/2038	3, 10-year options
	Staples – Beloit, WI	B3/B+/NR	399,652	9.9	$1,300,000	10.2	3.25	9/30/2038	3, 10-year options
	Staples – Putnam, CT	B3/B+/NR	113,215	2.8	$540,000	4.2	4.77	9/30/2038	3, 10-year options
	Staples – Arden Hills, MN	B3/B+/NR	113,096	2.8	$340,000	2.7	3.01	9/30/2038	3, 10-year options
Staples, Inc. Total / Wtd. Avg.			1,889,265	46.9%	$6,040,000	47.2%	$3.20
Largest Owned Tenants / Wtd. Avg.			4,031,127	100.0%	$12,800,000	100.0%	$3.18
Vacant			0	0.0	0
Total / Wtd. Avg. All Owned Tenants			4,031,127	100.0%	$12,800,000

(1)	Based on the underwritten rent roll dated February 6, 2019.
(2)	Certain ratings are those of the parent company.
(3)	The tenants each signed a new 20-year NNN master lease with no termination option and three, approximately 10-year extension options that have rent escalations of 2% per year.
(4)	The third renewal option for Staples, Inc. / Staples NAD is 9.5 years.

The following table presents certain information relating to the lease rollover schedule at the Staples Strategic Industrial Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028	0	0.0	0.0%	0	0.0	0.00	0
2029	0	0.0	0.0%	0	0.0	0.00	0
2030 & Thereafter	4,031,127	100.0	100.0%	12,800,000	100.0	3.18	2
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	4,031,127	100.0%		$12,800,000	100.0%	$3.18	2

(1)	Based on the underwritten rent roll dated February 6, 2019.

The following table presents certain information relating to historical leasing at the Staples Strategic Industrial Properties:

Historical Leased%

	2015	2016	2017	As of 2/6/2019(1)
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	Based on underwritten rent roll dated February 6, 2019.

LOAN #5: Staples strategic industrial

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Staples Strategic Industrial Properties:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent	$12,800,000	$3.18
Contractual Rent Steps(3)	256,000	0.06
Gross Potential Rent	$13,056,000	$3.24
Total Reimbursements	0	0.00
Net Rental Income	$13,056,000	$3.24
Economic Vacancy & Credit Loss	(652,800)	(0.16)
Effective Gross Income	$12,403,200	$3.08

Management Fee	372,096	0.09
Total Expenses(4)	$372,096	$0.09

Net Operating Income	$12,031,104	$2.98
TI/LC	800,822	0.20
Capital Expenditures	403,113	0.10
Net Cash Flow	$10,827,169	$2.69

Occupancy	95.0%
NOI Debt Yield(5)	9.5%
NCF DSCR(5)	1.72x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Historical cash flow figures were not provided by the borrowers as the Staples Strategic Industrial Properties were owned and operated by the tenant prior to the execution of a new 20-year master leases as part of a sale-leaseback in October 2018.
(3)	Contractual Rent Steps are underwritten through September 2019.
(4)	Underwritten Total Expenses includes an unrecoverable 3.0% management fee.
(5)	Debt service coverage ratios and debt yields are based on the Staples Strategic Industrial Loan Combination.

■	Appraisal. According to the appraisal, the Staples Strategic Industrial Properties have an aggregate “as-is” appraised value of $201,450,000 with an appraisal date for each between August 29, 2018 and September 4, 2018.

Appraisal Approach(1)(2)	Value	Discount Rate	Capitalization Rate
Staples - Hagerstown, MD	$54,700,000	7.00%	N/A
Staples - Montgomery, NY	$40,000,000	7.25%	N/A
Staples - Terre Haute, IN	$38,750,000	7.75%	N/A
Staples - London, OH	$24,100,000	7.75%	N/A
Staples - Beloit, WI	$18,700,000	8.00%	N/A
Staples - Dayville, CT	$14,300,000	8.00%	N/A
Staples - Arden Hills, MN	$5,600,000	7.50%	N/A
Staples - Putnam, CT	$5,300,000	8.00%	N/A

(1)	Source: Appraisal
(2)	Based on Discounted Cash Flow Analysis Approach.

■	Environmental Matters. The Phase I environmental report dated September 19, 2018 for the Staples - Dayville, CT property (the “Dayville Property”) identified a recognized environmental condition in connection with suspected groundwater and soil pollution and recommended further sampling in accordance with the Connecticut Property Transfer Act’s assessment requirements to determine if long-term monitoring or remediation is necessary. The first round of sampling was completed in April 2018 and results indicated that additional delineation and characterization was needed at five of the areas of concern at the Dayville Property. On July 31, 2018 and August 1, 2018, a second round of investigation was conducted including 16 soil borings and the installation of two additional monitoring wells. The results of the second round of sampling concluded that additional delineation was still required for three remaining areas of concern at the Dayville Property. At origination, the borrower obtained a Lender Environmental Collateral Protection and Liability Insurance Policy from Steadfast Insurance Company, with individual claim limits and an aggregate claim limit of $1,000,000, a $25,000 deductible and an expiration date of September 29, 2031. The borrower is required, on or prior to the ARD date, to obtain a new secured lender’s policy (on terms and with limits substantially similar to the policy in place at origination) with a term of no less than eight years unless, prior to the ARD, the borrower delivers (i) a “no further action” letter from the applicable governmental authority indicating that no additional monitoring or remediation is required and (ii) a clean Phase I environmental report. The related tenant also purchased a premises pollution liability policy (the “Dayville PPL Policy”), with individual claim limits and an aggregate claim limit

LOAN #5: Staples strategic industrial

of $5,000,000, a $25,000 deductible and a term of 10 years, that named the lender as an additional insured. The lender agreed pursuant to the loan agreement to look to the Dayville PPL Policy first before making a claim under the environmental indemnity agreement. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

■	Market Overview and Competition. The Staples Strategic Industrial Properties are located in a mix of secondary and tertiary industrial markets including Baltimore/DC, Greater NYC, Greater Indianapolis, Columbus, Greater Chicago, Greater Boston and Minneapolis. According to the loan sponsors, these markets were selected by Staples, Inc.’s senior leadership for their access to skilled labor pools and proximity to logistics corridors and to Staples Strategic Industrial customers. The Staples Strategic Industrial Properties are within industrial markets that report market vacancy rates below 5.5% and submarket vacancy ranging from 0.0% to 7.2%. According to the appraisers’ concluded market rents, the Staples Strategic Industrial in-place rents are below market by 17.8% on a weighted average basis.

The below tables summarizes the market information for the Staples Strategic Industrial Properties:

Market Summary(1)

							Rent			Vacancy
Property Name “Staples – ”	% of Allocated Loan Amount	Market	5 Mile Radius 2017 Population	5 Mile Radius 2017 Household Income	Industrial Market	Industrial Submarket	Market / Submarket as of Q2 2018	Appraiser Concluded	In Place(2)	Market / Submarket as of Q2 2018
Hagerstown, MD	27.8%	Baltimore / DC	61,542	$50,119	NAV	Washington County	NAV / $4.81	$3.75	$3.50	NAV / 2.6%
Montgomery, NY	21.4%	Greater NYC	28,583	$82,328	Northern New Jersey	Orange County	$7.87 / $6.81	$5.25	$3.25	3.9% / 5.0%
Terre Haute, IN	16.7%	Greater Indianapolis	14,249	$59,287	Vigo County	NAV	$2.07 / NAV	$3.15	$2.50	4.6% / NAV
London, OH	12.3%	Columbus	17,139	$50,544	Columbus	Madison County	$3.66 / $6.23	$3.20	$2.76	4.1% / 0.0%
Beloit, WI	9.0%	Greater Chicago	59,938	$47,466	Madison	Rock County	$4.90 / $4.15	$3.50	$3.25	3.5% / 5.2%
Dayville, CT	7.5%	Greater Boston	25,383	$57,992	Hartford	Windham County	$4.60 / $3.83	$4.25	$3.74	5.4% / 7.2%
Arden Hills, MN	2.8%	Minneapolis	198,195	$68,851	Minneapolis / St. Paul	North Central	$6.72 / $6.79	$4.00	$3.01	3.6% / 3.5%
Putnam, CT	2.6%	Greater Boston	22,735	$60,123	Hartford	Windham County	$4.60 / $3.83	$4.00	$4.77	5.4% / 7.2%
Total / Wtd. Avg.	100.0%							$3.87	$3.18

(1)	Source: Appraisal
(2)	In Place figures are based on the underwritten rent roll dated February 6, 2019.

Staples - Hagerstown, MD (27.8% of Allocated Loan Amount (“ALA”)): Staples - Hagerstown, MD, encompassing over 1.0 million SF on 118 acres, is USR’s largest distribution center serving 300 stores throughout the eastern seaboard and handling nearly $1.7 billion in sales volume as of fiscal year 2017. Staples - Hagerstown, MD is located in the Washington County industrial market. According to the appraisal, Hagerstown’s central location and ease of access to Interstate 81 and Interstate 70, provides an ideal location for shipping and logistics companies in the area. As such, the concentration of transportation and warehousing employment in the area is more than twice that of the state and nation and has risen over the past five years. Top employers in the area include national companies, such as FedEx and smaller companies, such as Bowman Logistics. Developers have entered the market and are building industrial properties. Vacancies have been at or below 5.0% for the past five years for this market. The market will deliver a 504,000 SF warehouse later this year, which is likely to raise vacancy levels to 5.0% from 2.6% as of the second quarter 2018.

Staples - Montgomery, NY (21.4% of ALA): Staples - Montgomery, NY is located within a 75 mile radius of New York City, in the Northern New Jersey industrial market and services the New York Department of Education as well as the general New York City market. According to an industry report and the appraisal, vacancy in the Northern New Jersey industrial market has declined in eight consecutive years, following the economic downturn in 2008. Additionally, in the first half of 2018 nearly 9.3 million SF of space has been absorbed.

Staples - Terre Haute, IN (16.7% of ALA): Staples - Terre Haute, IN is located in a rural community of southwestern Indiana, approximately 75 miles from the Indianapolis central business district. Staples - Terre Haute, IN is located within the Greater Indianapolis market and services 300 stores and handles more than $1.0 billion in sales volume in the Midwest and Texas.

Staples - London, OH (12.3% of ALA): Staples - London, OH is located in the Columbus industrial market, approximately 25 miles west of Columbus and services 100% business customers and moves nearly 15 million

LOAN #5: Staples strategic industrial

cartons annually and generates approximately $756 million in sales volume. According to the appraisal, the Columbus metro area population has grown over the past decade and exhibits both a higher rate of GDP growth and a higher level of GDP per capita than the nation overall. The Columbus industrial market also exhibited net absorption totaling approximately 2.4 million SF in the second quarter 2018.

Staples - Beloit, WI (9.0% of ALA): Staples - Beloit, WI is located in south central Wisconsin and services the Chicago and Milwaukee markets that are located within a 75 mile radius. Staples - Beloit, WI property moves more than 9.5 million cartons annually and generates over $500 million in sales volume.

Staples - Dayville, CT (7.5% of ALA) and Staples – Putnam,CT (2.6% ALA): Staples - Dayville, CT and Staples – Putnam, CT are located within the Windham County industrial submarket within a two-mile radius. Staples - Dayville, CT features a distribution center buildout and is complimentary to the fulfillment center buildout of Staples - Putnam, CT. Windham County is situated along Interstate 395, and is within a 70 mile radius of Worchester, Hartford and Boston.

Staples - Dayville, CT is in proximity to the Boston and New York City markets and serves over 100 of USR’s stores.

Staples - Putnam, CT services the Northeastern US and handles approximately $384 million of sales volume annually.

Staples - Arden Hills, MN (2.8% of ALA): Staples - Arden Hills, MN, is located within a 15-mile radius of the Minneapolis CBD and enables next day service to enterprise customer accounts that produce approximately $86 million in annual sales and features newly invested robotics that help move more than two million cartons annually.

■	The Borrower. The borrower for the Staples Strategic Industrial Loan Combination is LCN STP Hagerstown (Multi) LLC, a Delaware limited liability company and a special purpose entity with two independent directors (the “Staples Strategic Industrial Borrower”). Legal counsel to the Staples Strategic Industrial Borrower delivered a non-consolidation opinion in connection with the origination of the Staples Strategic Industrial Loan Combination.

The loan sponsors for the Staples Strategic Industrial Loan are Edward V. LaPuma and Bryan York Colwell, the co-founders and managing partners of LCN Capital Partners (“LCN”). The non-recourse carveout guarantor is LCN North American Fund II REIT, a fund of LCN. LCN is a private equity firm with offices in New York, London and Luxembourg that specializes in sale-leaseback, built-to-suit and select net lease investments that range from $20 million to $200 million across North America and Europe. LCN currently has over $1.2 billion in discretionary equity capital committed and has over $2 billion in real estate assets under management.

■	Escrows.

Tax Escrows - Real estate tax escrows are waived so long as (i) no Trigger Period (as defined below) is continuing, (ii) the Staples Tenants or any replacement NNN lease are obligated to pay (and are paying) all real estate taxes directly to the applicable governmental authority, and (iii) the Staples Tenants’ leases or any replacement NNN lease remain in full force and effect and no event of default beyond the expiration of any applicable notice and cure period is continuing thereunder. If such conditions are no longer satisfied, on a monthly basis, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes into a tax reserve.

Insurance Escrows - Insurance escrows are waived so long as (i) no Trigger Period is continuing, (ii) the Staples Tenants or any replacement NNN lease are obligated to obtain and pay for (and are paying for) all insurance coverages required under the Staples Strategic Industrial loan documents, and (iii) the Staples Tenants’ leases or any replacement NNN lease, respectively, remain in full force and effect and no event of default beyond the expiration of any applicable notice and cure period is continuing thereunder. If such conditions are no longer satisfied, on each due date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Reserves - On a monthly basis, during the continuance of (i) a Lease Sweep Period (as defined below) or (ii) any period when the entirety of the Staples Strategic Industrial Properties are not leased pursuant to the respective leases or a replacement NNN lease which, in either case, requires such tenant to pay for all capital expenditures at their respective property, the borrower is required to escrow an amount equal to approximately $50,389 per month into a capital expenditure reserve.

LOAN #5: Staples strategic industrial

Quarterly Rent Reserves - For so long as the respective lessees pay rent to the borrower on a quarterly basis, a quarterly rent reserves will be maintained to hold such full quarterly rent payments. An amount necessary to fund all outstanding reserves and pay monthly debt service on the Staples Strategic Industrial Loan for the month in which the quarterly rent payment is made (the “Monthly Required Payment Amount”) is applied to such outstanding reserves and monthly debt service for such month, an amount equal to two times the Monthly Required Payment Amount is held in a quarterly rent reserve account (to be applied on the next two succeeding monthly payment dates) and the excess is disbursed to the borrower, provided no Trigger Period is continuing.

■	Lockbox and Cash Management. The Staples Strategic Industrial Loan is structured with a hard lockbox and in-place cash management. The related borrower is required to cause all rents to be deposited directly into the lender-controlled lockbox account. All funds received by the borrower or the manager are required to be deposited in the lockbox account within two business days following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves and budgeted monthly operating expenses. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account will be disbursed to the borrower in accordance with the Staples Strategic Industrial Loan documents. If a Trigger Period is continuing (and no Lease Sweep Period (as defined below) is continuing), excess cash in the deposit account will be transferred to an account held by the lender as additional collateral for the Staples Strategic Industrial Loan.

A “Trigger Period” occurs on the date that any of the following has occurred: (i) the ARD, (ii) any event of default, (iii) the date that the debt service coverage ratio, as calculated in the loan documents at the end of each calendar quarter, falls below 1.20x and (iv) the commencement of a Lease Sweep Period (as defined below) and may be cured (a) with respect to clause (i) above, if the debt is paid in full, (b) with respect to clause (ii) above, upon the acceptance by the lender of a cure of such event of default, (c) with respect to clause (iii) above, upon the achievement of a debt service coverage ratio of 1.25x or greater for one calendar quarter and (d) with respect to clause (iv), such Lease Sweep Period has ended pursuant to the terms of the Staples Strategic Industrial Loan Combination documents.

A “Lease Sweep Period” commences upon the first monthly payment date following the occurrence of any of the following: (a) the date by which the related tenant is required under the Sweep Lease (as defined below) to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) the early termination, early cancellation or early surrender of a Sweep Lease (or any material portion thereof) or the borrower’s receipt of notice by the related tenant of its intent to effect an early termination, early cancellation or early surrender of its Sweep Lease (or any material portion thereof); (c) a tenant under a Sweep Lease (as defined below) ceasing to operate its business at 40% or more of the space leased by Staples USR or 40% or more of the space on the leased by Staples NAD or 40% or more of the aggregate SF of all Staples Strategic Industrial Properties (i.e., “going dark”); (d) a monetary or material non-monetary default under a Sweep Lease by a tenant beyond any applicable notice and cure period or (e) a bankruptcy or insolvency proceeding of a tenant under a Sweep Lease or its parent.

A Lease Sweep Period ends when (1) in the case of clauses (a), (b) or (c) above, the Staples Strategic Industrial Properties (or applicable portion thereof) have been leased pursuant to one or more “qualified leases” (as such term is defined in the Staples Strategic Industrial Loan documents) and, in the lender’s reasonable judgment, sufficient funds have accumulated in the lease sweep reserve account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved leasing expenses, free rent periods and/or rent abatement periods set forth in all such “qualified leases” and any shortfalls in required payments under the loan documents or operating expenses as a result of any anticipated down time prior to the commencement of payments under such qualified leases, (2) in the case of clause (a) above, the tenant exercises its renewal option and in the lender’s reasonable judgment, sufficient funds have accumulated in the lease sweep reserve account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension, (3) in the case of clause (c) above, either (x) funds in an amount equal to the applicable Go Dark Event Sweep Cap (as defined below) have accumulated in the lease sweep reserve account or (y) the borrower has delivered an acceptable letter of credit to the lender with a face amount at least equal to the applicable Go Dark Event Sweep Cap, (4) in the case of clause (d) above, the subject default has been cured and (5) in the case of clause (e) above, the applicable bankruptcy has terminated and the applicable Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender.

Under the Staples, Inc. lease and the USR Parent Inc. lease, if the tenant thereunder goes dark (by either vacating or subleasing) in 40% or more of the total SF demised under such lease, the tenant thereunder will be required to post a letter of credit with the borrower, in an amount equal to (i) 12 months’ base rent due under the applicable lease (if the tenant goes dark in 40% or more but less than 60% of such space) or (ii) 24 months’ base rent due under the applicable lease (if the tenant goes dark in more than 60% of such leased space). Upon receipt of any such letter of

LOAN #5: Staples strategic industrial

credit, the borrower is required to immediately assign such letter of credit to the lender and, if a lease sweep tenant is in a Lease Sweep Period pursuant to clause (c) above, such letter of credit will be deemed to be a letter of credit delivered to the lender for the purpose of curing the applicable Lease Sweep Period, provided such letter of credit is at least equal to the portion of rent payable with respect to the dark space in question for the following 12 months, as determined by the lender. For so long as the lender is holding a letter of credit, the lender will hold such letter of credit in accordance with the terms of the applicable lease, except that, from and after an event of default under such lease, the lender will have the right to immediately draw on such letter of credit in full and deposit such drawn amount into the lease sweep reserve under the loan. To the extent that the lender is unable to draw on such letter of credit after the occurrence of an event of default under the loan or an event of default under the applicable lease, the amount of such letter of credit (up to the portion of rent payable with respect to the dark space in question for the following 12 months) will be recourse to the guarantor.

“Sweep Lease” means (i) the leases with Staples NAD and/or Staples USR as applicable, and (ii) any replacement lease at the Staples Strategic Industrial Properties which covers (x) the entire rentable space at an individual Staples Strategic Industrial Property or (y) 250,000 or more rentable SF at the Staples Strategic Industrial Properties.

“Go Dark Event Sweep Cap” means an amount equal to a portion of the rent payable under the Lease Sweep Lease in question and allocated to the dark space, for the 12 months following the tenant under the Lease Sweep Lease going dark.

■	Property Management. The Staples Strategic Industrial Properties are self-managed by Staples, Inc., an affiliate of the tenant, under the respective master leases.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The Staples Strategic Industrial Loan permits the release of a 0.97-acre vacant strip of land located on the edge of the 80-acre Staples - Montgomery, NY property, which the borrower is currently under contract to sell to the adjacent landowner. In connection with such sale, the borrower will be permitted to release such strip of land from the lien without payment of any consideration for the release, provided that (i) no event of default is continuing, (ii) such strip of land is legally subdivided and on a separate tax parcel from the remainder of the Staples - Montgomery, NY property, (iii) the release does not adversely affect the use or operation of, or access to or from, the remaining portion of the Staples - Montgomery, NY property, (iv) after giving effect to such release, the loan-to-value ratio of the remaining Staples Strategic Industrial Properties is no more than 125%, (v) the lender has received and approved all applicable release documents and evidence of tax parcel separation and (vi) the borrower pays all of the lender’s costs and expenses.

■	Terrorism Insurance. The Staples Strategic Industrial Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the Staples Strategic Industrial Borrower provides coverage for terrorism in an amount equal 100% of the replacement cost of the Staples Strategic Industrial Properties, or that if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect and such policies contain an exclusion for acts of terrorism, the Staples Strategic Industrial Borrower will obtain, to the extent available, a stand-alone policy that provides the same coverage as the policies would have if such exclusion did not exist. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

(THIS PAGE INTENTIONALLY LEFT BLANK)

LOAN #6: 210 East 39th street

LOAN #6: 210 East 39th street

LOAN #6: 210 East 39th street

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	New York, New York	Cut-off Date Balance		$33,900,000
Property Type	Multifamily	Cut-off Date Balance per Unit		$616,363.64
Size (Units)	55	Percentage of Initial Pool Balance		3.8%
Total Occupancy as of 1/2/2019	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 1/2/2019	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2017 / NAP	Mortgage Rate		5.18828%
Appraised Value	$52,300,000	Original Term to Maturity (Months)		120
Appraisal Date	11/8/2018	Original Amortization Term (Months)		NAP
Borrower Sponsors	Charles Blaichman, Scott Shnay, Abram Shnay	Original Interest Only Period (Months)		120
	and Michael Barry	First Payment Date		3/6/2019
Property Management	CBJ Management LLC	Maturity Date		2/6/2029

Underwritten Revenues	$2,851,173
Underwritten Expenses	$528,535
Underwritten Net Operating Income (NOI)	$2,322,637	Escrows(1)
Underwritten Net Cash Flow (NCF)	$2,313,342		Upfront	Monthly
Cut-off Date LTV Ratio	64.8%	Taxes	$13,023	$6,512
Maturity Date LTV Ratio	64.8%	Insurance	$10,055	$2,514
DSCR Based on Underwritten NOI / NCF	1.30x / 1.30x	Replacement Reserve	$0	$775
Debt Yield Based on Underwritten NOI / NCF	6.9% / 6.8%	Other	$0	$3,000(2)

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$33,900,000	92.2%	Loan Payoff	$35,954,126	97.7%
Mezzanine Loan Amount	2,400,000	6.5	Closing Costs	804,845	2.2
Principal’s New Cash Contribution	482,050	1.3	Upfront Reserves	23,079	0.1

Total Sources	$36,782,050	100.0%	Total Uses	$36,782,050	100.0%

(1)	See “—Escrows” below.
(2)	Other Monthly Escrows represents (i) one-twelfth of the common charges that the lender estimates will be payable over the next-ensuing 12-month period and (ii) one-twelfth of the REA fee that will be payable over the next ensuing 12-month period.

■	The Mortgage Loan. The mortgage loan (the “210 East 39th Street Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a newly constructed high-rise multifamily building consisting of 55 units, located in New York, New York (the “210 East 39th Street Property”). The 210 East 39th Street Loan has an outstanding principal balance as of the Cut-off Date of $33,900,000 and represents approximately 3.8% of the Initial Pool Balance. The 210 East 39th Street Loan was originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) on January 14, 2019. The 210 East 39th Street Loan accrues interest at an interest rate of 5.18828% per annum. The proceeds of the 210 East 39th Street Loan along with a $2,400,000 mezzanine loan and approximately $482,050 of new cash contribution were primarily used to refinance a previous loan secured by the 210 East 39th Street Property, pay closing costs and fund upfront reserves.

The 210 East 39th Street Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The 210 East 39th Street Loan requires interest only payments for the full term and has a scheduled maturity date that is the due date in February 2029. Provided that no event of default has occurred and is continuing under the 210 East 39th Street Loan documents, at any time after the second anniversary of the securitization closing date, the 210 East 39th Street Loan may be defeased with certain direct full faith and credit obligations of the United States or other obligations which are “government securities” permitted under the 210 East 39th Street Loan documents. Voluntary prepayment of the 210 East 39th Street Loan is permitted (in whole, but not in part) without penalty on or after the due date occurring in October 2028.

■	The Mortgaged Property. The 210 East 39th Street Property is a 19-story, Class A multifamily building containing 55 units located in the Murray Hill neighborhood in midtown Manhattan. The 210 East 39th Street Property is the residential unit of a two-unit condominium building newly constructed in the fall of 2017. The building containing the 210 East 39th Street Property has been demised into two condominium units, one for the residential portion of the building and one for the community facility component, which contains 9,730 SF across the first, second and third floors and is not part of the collateral for the 210 East 39th Street Loan. The borrower sponsors of the 210 East 39th Street Property also developed, own and operate the adjacent building at 200 East 39th Street, which along with the 210 East 39th Street Property comprise the “The Frontier” complex. The sponsors acquired the 210 East 39th Street Property in June 2014 for approximately $11.8 million and subsequently demolished the improvements to begin reconstruction in 2014-2015. The sponsors have invested approximately $29.1 million ($528,364 per unit) of capital into completing the construction of the 210 East 39th Street Property for a total cost basis of approximately $40.9 million ($743,431 per unit).

LOAN #6: 210 East 39th street

The 210 East 39th Street Property has a unit mix that consists of six studios, 34 one-bedroom and 15 two-bedroom apartments. The weighted average unit size at the 210 East 39th Street Property is 802 SF and the weighted average monthly rent is $4,385 ($5.47 per SF per month). The 210 East 39th Street Property was built as an “80/20” building in which 20% of the units (11 units) are reserved for low-income residents. The market-rate units feature granite countertops, wooden cabinetry, bamboo wood strip flooring, a stacked Bosch washer and dryer, and stainless steel Bosch appliances, including a range, microwave, dishwasher and refrigerator. The affordable units have white Whirlpool ranges and refrigerators, are carpeted, and do not have in-unit washers and dryers, a microwave or dishwasher. Common area amenities at the 210 East 39th Street Property include a furnished roof deck with a grill, a residents’ lounge with workstations, TVs, ping-pong and billiards, bike storage and laundry facilities in the cellar. There is an easement agreement between the 210 East 39th Street Property and the adjacent 200 East 39th Street building, which allows ingress and egress where the buildings are connected in the lobby and cellar. In addition, the 210 East 39th Street Property and 200 East 39th Street buildings share each building’s amenities. The Frontier complex also shares a 24-hour/7-day per week attended lobby with a reception desk, a fitness room with treadmills, bicycles and weight lifting equipment, a landscaped and furnished rooftop terrace with a grill, laundry facilities and bike storage.

The following table presents certain information relating to the units and rent at the 210 East 39th Street Property:

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupied Units	% Occupied	Average Unit Size (SF)	Average Market Rent per Month(2)(3)	In-Place Average Rent per Month
Studio - Market	5	9.1%	5	100.0%	541	$3,855	$3,880
Studio - Low Income	1	1.8%	1	100.0%	527	NAP	$833
Studio - Total / Wtd. Avg.	6	10.9%	6	100.0%	539	$3,855	$3,372
1BR/1B - Market	27	49.1%	27	100.0%	723	4,625	4,617
1BR/1B - Low Income	7	12.7%	7	100.0%	740	NAP	895
1BR/1B – Total / Wtd. Avg.	34	61.8%	34	100.0%	727	$4,625	$3,851
2BR/2B - Market	12	21.8%	12	100.0%	1,087	7,230	7,230
2BR/2B - Low Income	3	5.5%	3	100.0%	1,033	NAP	1,082
2BR/2B – Total / Wtd. Avg.	15	27.3%	15	100.0%	1,076	$7,230	$6,000
Total / Wtd. Avg.	55	100.0%	55	100.0%	802	$5,251	$4,385

(1)	Based on the underwritten rent roll dated January 2, 2019.

(2)	Source: Appraisal.

(3)	The Average Market Rent per Month represents market rent for the market-rate eligible apartments. At the end of the 20-year tax abatement period, the market rate units become “destabilized” and are legally able to achieve market rents while the 11 affordable units will remain subject to the affordable rent guidelines after the expiration of the tax abatement.

■	Tax Abatement. The 210 East 39th Street Property was built as an “80/20” building in which 20% of the units (11 units) are reserved for low-income residents and are leased to households whose income at the time of occupancy is below 60% of the area’s median income. In exchange for receiving the 421-a exemption, the landlord is obligated to register all low-income units with DHCR (the Division of Housing and Community Renewal) and follow rent stabilization guidelines in determining rent increases for the term of the exemption. At the end of the 20-year tax abatement period, the market rate units become “destabilized” and are legally able to achieve market rents while the 11 affordable units will remain subject to the affordable rent guidelines after the expiration of the tax abatement.

Pursuant to Section 421-a of the New York State Real Property Tax Law and a certain Certificate of Eligibility issued by the City of New York acting by and through the Department of Housing Preservation and Development, the 210 East 39th Street Property is entitled to a 20-year abatement of (i) 100% for years 1-12, (ii) 80% for years 13-14, (iii) 60% for years 15-16, (iv) 40% for years 17-18 and (v) 20% for years 19-20, of a certain portion of the real estate taxes in connection with the increased value attributable to completion of the building. The tax abatement began on July 1, 2018 for the July 2018/2019 tax year and expires in the 2038/2039 tax year.

■	REA. The 210 East 39th Street Property is subject to a reciprocal easement agreement (“REA”) with the adjacent rental building at 200 East 39th Street. The easement grants both buildings a mutual, nonexclusive and perpetual easement for ingress and egress to and from the properties and for use of the common areas. As a result, the buildings can share the common amenity spaces, including the lobby and doorman in 200 East 39th Street. Additionally, 200 East 39th Street is on a ground lease through 2111 and there is an annual easement fee to the ground lessor of the adjacent 200 East 39th Street property of $72,000 per year, which is shared proportionately to the SF of the two buildings, but is a joint and several obligation of the two owners. The easement fee will increase

LOAN #6: 210 East 39th street

each year beginning July 2020, by the percentage increase in gross rents from the year prior. The easement fee to the ground lessor and maintenance expenses among the owners are shared proportionately to the SF of the two buildings, with the REA fee being a joint and several obligation among the two owners. The REA is a covenant running with the land, insured as a beneficial easement in the lender’s title policy, which would remain in place as a benefit to the 210 East 39th Street Property upon a foreclosure of the 210 East 39th Street Loan. A counterpart is not permitted to expend maintenance costs (other than in an emergency) without prior to notice to the other party and agreement on such costs. Additionally, pursuant to an estoppel and agreement delivered to lender, the counterparts to the REA have agreed to notice and cure rights in favor of lender. The ground lessor of the 200 East 39th Street property has the right to terminate the REA within 90 days of the termination of the ground lease; however, the parties to the REA, including the ground lessor, have agreed in an estoppel that so long as the 210 East 39th Street Loan remains outstanding, the parties will not amend, supplement, terminate or modify the REA without the prior written consent of the lender, not to be unreasonably withheld, conditioned or delayed.

The following table presents certain information relating to historical leasing at the 210 East 39th Street Property:

Historical Leased %(1)(2)

As of 1/2/2019
Owned Space	100.0%

(1)	Based on the underwritten rent roll dated January 2, 2019.
(2)	The 210 East 39th Street Property was completed in the fall of 2017. As a result, historical occupancy information is not available.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 210 East 39th Street Property:

Cash Flow Analysis(1)(2)

	TTM 10/31/2018	Underwritten	Underwritten $ per Unit
Base Rent	$1,523,308	$2,893,841	$52,615
Vacancy & Credit Loss & Concessions	(31,256)	(144,692)	(2,631)
Other Income	54,729	102,024	1,855
Effective Gross Income	$1,546,780	$2,851,173	$51,840

Real Estate Taxes(3)	$45,578	$75,863	$1,379
Insurance	39,786	25,187	458
Management Fee	0	85,535	1,555
Other Operating Expenses	330,865	341,949	6,217
Total Operating Expenses	$416,229	$528,535	$9,610

Net Operating Income	$1,130,551	$2,322,637	$42,230
Replacement Reserves	0	9,295	169
Net Cash Flow	$1,130,551	$2,313,342	$42,061

Occupancy(4)	100.0%	95.0%
NOI Debt Yield	3.3%	6.9%
NCF DSCR	0.63x	1.30x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Historical financial information is not available as construction of the 210 East 39th Street Property was completed in the fall of 2017.
(3)	The 210 East 39th Street Property is subject to a 20-year tax abatement via a 421-a tax abatement program. The tax abatement began in July 2018 and expires in the 2038/2039 tax year. Real estate taxes at the 210 East 39th Street Property were underwritten to a 10-year expected average with a 12.72% tax rate on the taxable value with the 421-a tax abatement program.
(4)	TTM 10/31/18 Occupancy is as of January 2, 2019. The underwritten occupancy represents the economic vacancy of 5.0%.

■	Appraisal. According to the appraisal, the 210 East 39th Street Property had an “as-is” appraised value of $52,300,000 as of November 8, 2018.

Appraisal Approach	Value(1)	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$53,500,000 / $50,800,000	N/A	3.75% / 4.00%

(1)	Includes $9,800,000 present value of 421-a tax exemption.

LOAN #6: 210 East 39th street

■	Environmental Matters. According to a Phase I environmental report, dated November 16, 2018, there are no recognized environmental conditions or recommendations for further action at the 210 East 39th Street Property.

■	Market Overview and Competition. The 210 East 39th Street Property is located on 39th Street between Third Avenue and Tunnel Exit Street in the Murray Hill neighborhood of New York City. Murray Hill is a largely residential neighborhood characterized by turn of the century townhouses along the side streets, with pre- and post-war apartment buildings along the avenues. Murray Hill has access to shopping, public transportation and various cultural, educational and recreational amenities. 34th Street and Third Avenue are the primary retail areas near the 210 East 39th Street Property with local shops, restaurants and stores. The 4, 5 and 6 subway lines run along Lexington Avenue with stations at 33rd Street and 42nd Street at Grand Central Station. In addition, bus transit is available on all major avenues and cross streets including 34th Street. NYU Medical Center and Bellevue Hospital are located between 25th and 34th Street, east of First Avenue.

According to the appraisal, as of October 2018, the average monthly rental rate for non-regulated free-market rate apartments was $4,104. As of October 2018, the vacancy rate for non-regulated free-market rate apartments was 1.5%.

The following table presents certain information relating to the primary competition for the 210 East 39th Street Property:

Directly Competitive Buildings(1)

	210 East 39th Street Property(2)	The Frontier	House39	Theater House	235 East 44th Street	Aalto 57
Number of Stories	19	19	36	23	20	21
Year Built	2017	2015	2017	2017	2016	2016
Number of units	55	91	373	105	67	169
Occupancy	100%	100%	97%	99%	94%	94%

Avg. Unit Size (SF):
- Studio	539	578	454	NAP	477	544
- 1-BR	727	674	689	NAP	638	840
- 2-BR	1,076	1,070	888	NAP	965	1,191

Avg. Rent per Month:
- Studio	$3,372	$3,654	$4,050	$3,259	$2,785	$3,788
- 1-BR	$3,851	$4,454	$5,563	$4,206	$3,812	$5,214
- 2-BR	$6,000	$7,483	$6,858	$5,817	$5,038	$8,538

(1)	Source: Appraisal.
(2)	The Occupancy, Avg. Unit Size (SF) and Avg. Rent per Month for the 210 East 39th Street Property is based on the underwritten rent roll dated January 2, 2019.

■	The Borrower. The borrower is CB Tarter Property LLC, a Delaware limited liability company and single-purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 210 East 39th Street Loan. Charles Blaichman, Scott Shnay, Abram Shnay and Michael Barry are the borrower sponsors and Charles Blaichman, Scott Shnay, Abram Shnay and Ironstate Holdings LLC are nonrecourse carve-out guarantors for the 210 East 39th Street Loan.

Charles Blaichman is the owner of CB Developers, a development firm with extensive experience developing hundreds of luxury residential units and hundreds of thousands of commercial space across New York City. Scott Shnay and Abram Shnay are the owners of SK Development, who has partnered with CB Developers to develop over $500 million of projects including 10 Bond Street, 301 East 50th Street, 626 Driggs Avenue and 280 Metropolitan Avenue. Additionally, CB Developers developed The Jefferson at 211 East 13th Street, 200 East 39th Street, and Reade Chambers – 71 Reade Street.

Ironstate Development, an affiliate of Ironstate Holdings LLC, is a vertically integrated real estate development, investment, and management company that has completed over a billion dollars’ worth of development projects across New York City and New Jersey. Ironstate Development develops residential properties, hotels, and mixed-use properties, as well as properties ranging from public transit and parks to retail spaces, parking, and restaurants. Its services include mixed-use development, mixed-income housing, environmental remediation, site assembly and relocation, and parking solutions. The company was founded in 2001 and is based in Hoboken, New Jersey. Ironstate Development is currently developing or has developed over $1.0 billion of residential, hotel and mixed-use properties including the Standard East Village, a transformation of the Cooper Square Hotel into a 145-room boutique hotel with two restaurants, The Jefferson, an 83-unit condominium project in the East Village neighborhood of Manhattan that was developed in partnership with CB Developers and SK Development, 50, 70 & 80 Columbus, the construction of

LOAN #6: 210 East 39th street

two multifamily buildings with over 900 units and a 152-key Marriott, and Urby Staten Island, a new construction project that will feature 900 LEED certified residential units, 35,000 SF of ground floor retail, 600 parking spaces, and a public plaza.

■	Escrows. On the origination date of the 210 East 39th Street Loan, the borrower funded reserves of (i) $13,023 for real estate taxes and (ii) $10,055 for insurance premiums.

On each due date, the borrower will be required to fund the following reserves (i) one-twelfth of the taxes that the lender estimates will be payable over the next ensuing 12-month period (initially estimated to be $6,512), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage (initially estimated to be $2,514), (iii) $775 for replacement reserves, (iv) one-twelfth of the common charges that the lender estimates will be payable over the next-ensuing 12-month period and (v) one-twelfth of the REA fee that will be payable over the next ensuing 12-month period.

■	Lockbox and Cash Management. The 210 East 39th Street Loan is structured with a soft lockbox and in place cash management. All deposits are required to be deposited by the property manager in the lockbox account within one business day of receipt by the borrower or property manager. All amounts in the lockbox account are required to be swept into a lender-controlled cash management account on each business day. Provided no Trigger Period (as defined below) occurs, the cash management account is required to permit automatic transfers of excess cash flow into the borrower’s operating account following payment of all monthly amounts due under the loan documents including, without limitation, taxes and insurance, debt service and required reserves and also approved operating expenses and mezzanine debt service. If a Trigger Period is continuing, excess cash will be transferred to a cash collateral account.

A “Trigger Period” means a period commencing upon the earlier to occur of (i) the occurrence of an event of default under the 210 East 39th Street Loan documents, (ii) the commencement of a Low Debt Service Period (as defined below) or (iii) the commencement of a mezzanine loan default.

A “Low Debt Service Period” means a period commencing upon (i) the combined debt service coverage ratio of the 210 East 39th Street Loan and the 210 East 39th Street Mezzanine Loan (as defined below) (together, the “210 East 39th Street Total Debt”) is less than 1.07x, and will end when the 210 East 39th Street Total Debt debt service coverage ratio is at least 1.12x or (ii) following the date that a mezzanine lender has acquired title to (or otherwise takes active voting control with respect to) the ownership interests which are pledged to such mezzanine lender in connection with any mezzanine loan, whether by foreclosure, acceptance of an assignment-in-lieu of foreclosure, or otherwise exercised remedies pursuant to the applicable mezzanine loan documents, the debt service coverage ratio of the 210 East 39th Street Loan is less than 1.23x, and will end when the 210 East 39th Street Loan debt service coverage ratio has achieved at least 1.28x.

■	Property Management. The 210 East 39th Street Property is currently managed by CBJ Management LLC, a borrower affiliate. Under the 210 East 39th Street Loan documents, the lender has the right to terminate or direct the borrower to terminate the property management agreement and replace the property manager if (i) an event of default occurs, (ii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, (iii) the property manager becomes insolvent or (iv) a material default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. Subject to satisfaction of certain conditions in the 210 East 39th Street Loan documents, the borrower has the right to replace the property manager with a successor property manager pursuant to a new management agreement, each approved in writing by the lender in the lender’s reasonable discretion and, following securitization, by the applicable rating agencies.

■	Current Mezzanine or Secured Subordinate Indebtedness. Quadrant Mezz Fund, LP funded a $2,400,000 mezzanine loan (the “210 East 39th Street Mezzanine Loan”) to CB Tarter Mezz LLC (the “210 East 39th Street Mezzanine Borrower”), a Delaware limited liability company. The 210 East 39th Street Mezzanine Loan accrues interest at a rate of 10.75000% per annum and requires interest-only payments through the maturity date of February 6, 2029. The rights of the lender of the 210 East 39th Street Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt” in the Prospectus.

LOAN #6: 210 East 39th street

Financial Information

210 East 39th Street Total Debt
Cut-off Date Balance	$36,300,000
Cut-off Date LTV Ratio	69.4%
Maturity Date LTV Ratio	69.4%
DSCR Based on Underwritten NCF	1.13x
Debt Yield Based on Underwritten NOI	6.4%

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal 100% of the replacement cost of the 210 East 39th Street Property. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #7: fairbridge office portfolio

LOAN #7: fairbridge office portfolio

LOAN #7: fairbridge office portfolio

LOAN #7: fairbridge office portfolio

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	2		Loan Seller		CREFI
Location (City/State)	Various, Illinois		Cut-off Date Balance(5)		$32,750,000
Property Type	Office		Cut-off Date Balance per SF(4)		$123.86
Size (SF)	385,525		Percentage of Initial Pool Balance		3.7%
Total Occupancy as of 9/30/2018(1)	84.7%		Number of Related Mortgage Loans		None
Owned Occupancy as of 9/30/2018(1)	84.7%		Type of Security		Fee Simple
Year Built / Latest Renovation(2)	Various / NAP		Mortgage Rate		4.84000%
Appraised Value(2)	$64,700,000		Original Term to Maturity (Months)		120
Appraisal Date	10/22/2018		Original Amortization Term (Months)		360
Borrower Sponsors	Dmitry Gordeev and Fairbridge Partners, LLC		Original Interest Only Period (Months)		24
Property Management(3)	Various		First Payment Date		1/6/2019
			Maturity Date		12/6/2028

Underwritten Revenues	$9,497,243
Underwritten Expenses	$3,836,166		Escrows
Underwritten Net Operating Income (NOI)	$5,661,077			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,014,281		Taxes	$225,883	$56,471
Cut-off Date LTV Ratio(4)	73.8%		Insurance	$0	$0
Maturity Date LTV Ratio(4)	63.6%		Replacement Reserve	$0	$12,187
DSCR Based on Underwritten NOI / NCF(4)	1.87x / 1.66x		TI/LC(6)	$150,000	$70,680
Debt Yield Based on Underwritten NOI / NCF(4)	11.9% / 10.5%		Other(7)	$3,063,526	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$47,750,000	70.5%	Purchase Price(9)	$63,750,000	94.1%
Principal’s New Cash Contribution	16,195,652	23.9	Upfront Reserves	3,439,409	5.1
Other Sources(8)	3,802,088	5.6	Closing Costs	558,331	0.8
Total Sources	$67,747,740	100.0%	Total Uses	$67,747,740	100.0%

(1)	Based on the underwritten rent roll dated October 24, 2018 for the Oak Brook Gateway Property (as defined below) and the underwritten rent roll dated September 30, 2018 for the Cornerstone I at Cantera Property (as defined below).

(2)	See “Portfolio Summary” chart below for the Year Built and Appraised Values of the individual Fairbridge Office Portfolio Properties (as defined below).

(3)	See “—Property Management” below.

(4)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Fairbridge Office Portfolio Loan Combination (as defined below).

(5)	The Cut-off Date Balance of $32,750,000 represents the controlling note A-1 of the Fairbridge Office Portfolio Loan Combination, which is evidenced by two pari passu notes and has an aggregate outstanding principal balance as of the Cut-off Date of $47,750,000. See “—The Mortgage Loan” below.

(6)	Commencing on January 6, 2021, the TI/LC reserve will be subject to a cap of $1,700,000.

(7)	Upfront Other Reserve includes (i) $155,431 for immediate repairs, (ii) $2,321,974 for unfunded obligations and (iii) $586,121 for free rent related to various tenants across the Fairbridge Office Portfolio Properties.

(8)	Other Sources consist of various credits awarded to the purchaser at origination, including, but not limited to: prepaid rents, tenant improvement allowances, free rent, tenant security deposits and real estate tax credits.

(9)	The total Purchase Price of $63,750,000 is comprised of $43,000,000 for the Oak Brook Gateway Property and $20,750,000 for the Cornerstone I at Cantera Property.

■	The Mortgage Loan. The mortgage loan (the “Fairbridge Office Portfolio Loan”) is part of a loan combination (the “Fairbridge Office Portfolio Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee simple interest in a two-property Class A office portfolio located in Illinois and totaling 385,525 SF of fully rentable space (the “Fairbridge Office Portfolio Properties”). The Fairbridge Office Portfolio Loan, which is evidenced by the controlling note A-1, had an original principal balance of $32,750,000, has a Cut-off Date Balance of $32,750,000 and represents approximately 3.7% of the Initial Pool Balance. The Fairbridge Office Portfolio Loan Combination had an original principal balance of $47,750,000 and has an outstanding principal balance as of the Cut-off Date of $47,750,000. The non-controlling note A-2, which had an original principal balance of $15,000,000 and has an outstanding principal balance as of the Cut-off Date of $15,000,000, is currently held by CREFI and expected to be contributed to one or more future securitization transactions. The Fairbridge Office Portfolio Loan Combination, which accrues interest at a fixed rate of 4.84000% per annum, was originated by CREFI on November 30, 2018. The proceeds of the Fairbridge Office Portfolio Loan Combination, new cash contribution from the sponsors and purchaser credits were primarily used to acquire the Fairbridge Office Portfolio Properties, pay origination costs and fund reserves.

The Fairbridge Office Portfolio Loan Combination has an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Fairbridge Office Portfolio Loan Combination requires monthly payments of interest only through and including the monthly payment date in December 2020 followed by payments of principal and interest for the remaining term of the Fairbridge Office Portfolio Loan Combination. The scheduled maturity date of the Fairbridge Office Portfolio Loan Combination is the due date in December 2028. At any time after the earlier of (i) November 30, 2022 and (ii) the second anniversary of the securitization of the last note of the Fairbridge Office Portfolio Loan Combination, the Fairbridge Office Portfolio Loan Combination may be defeased with direct non–callable obligations backed by the full faith and credit of the United States of America. Voluntary prepayment of the Fairbridge Office Portfolio Loan is permitted on or after the due date occurring in September 2028 without payment of any prepayment premium.

LOAN #7: fairbridge office portfolio

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$32,750,000	$32,750,000	Benchmark 2019-B9	Yes
A-2	$15,000,000	$15,000,000	CREFI(1)	No
Total	$47,750,000	$47,750,000

(1)	Expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Properties. The Fairbridge Office Portfolio Properties consist of two Class A office properties located in Illinois. The property located at 1111 West 22nd Street in Oak Brook, Illinois (the “Oak Brook Gateway Property”) comprises 233,050 SF of office space and is located approximately 18.4 miles from downtown Chicago. The Oak Brook Gateway Property was built in 1984 and the improvements consist of one, eight-story building located on a 6.70 acre site. The Oak Brook Gateway Property offers 74 parking spaces provided in a grade level, asphalt paved parking area, as well as 762 spaces within a covered parking garage. The total of 836 parking spaces represents a parking ratio of approximately 3.59 spaces per 1,000 SF of rentable office space. The Oak Brook Gateway Property is currently 88.1% occupied by 21 tenants and has a fitness center (2,203 SF) and conference center (1,810 SF). The Oak Brook Gateway Property tenant roster includes investment grade tenants such as U.S. Census Bureau, Lewis University, Thomson Reuters (Markets) LLC (“Thomson Reuters”), Waddell & Reed, Inc., VEREIT Services, LLC and North American Title Company. Collectively, these investment grade tenants account for 41.9% of GLA and 54.2% of underwritten base rent at the Oak Brook Gateway Property. The Oak Brook Gateway Property represents 67.7% of the underwritten base rent for the Fairbridge Office Portfolio Loan.

The property located at 4320 Winfield Road in Warrenville, Illinois (the “Cornerstone I at Cantera Property”) comprises 152,475 SF of office space and is located approximately 30.6 miles from downtown Chicago. The Cornerstone I at Cantera Property was built in 1998 and the improvements consist of one, five-story building located on a 7.19 acre site that is part of a greater mixed-use development known as Cantera. Cantera is a 650 acre development project that features residential, retail, industrial and office properties and is currently Warrenville, Illinois’ largest employment center. The Cantera project also includes a Regal Cinemas, retailers and restaurants, five hotels and a LifeTime Fitness center. The Cornerstone I at Cantera Property offers 601 parking spaces which consists of 479 surface parking spaces, 11 ADA parking spaces, 57 underground heated parking spaces and 54 parking spaces located at a neighboring office building through a permanent easement, which represents a parking ratio of approximately 3.94 spaces per 1,000 SF of office space. The Cornerstone I at Cantera Property is currently 79.6% occupied by 13 tenants, which collectively represent 32.3% of underwritten base rent for the Fairbridge Office Portfolio Loan. National tenants at the Cornerstone I at Cantera Property include AECOM, Sargent & Lundy LLC, Rolls Royce Nuclear Field Services, Inc., Robert Half International and DocuSign, Inc. Investment grade tenants collectively represent 19.0% of GLA and 25.0% of the underwritten base rent at the Cornerstone I at Cantera Property.

Overall, investment grade tenants account for 32.8% of the Fairbridge Office Portfolio GLA and 44.7% of underwritten base rent across the Fairbridge Office Portfolio Properties.

Portfolio Summary(1)

Property Name	Year Built	GLA	Property Occupancy	Allocated Cut- off Date Loan Combination Balance	% Allocated Loan Combination Original Balance	Appraisal Date	Appraised Value(2)	% Appraised Value(2)	UW NCF
Oak Brook Gateway	1984	233,050	88.1%	$32,250,000	67.5%	10/22/2018	$43,400,000	67.1%	$3,441,392
Cornerstone I at Cantera	1998	152,475	79.6%	15,500,000	32.5	10/22/2018	21,300,000	32.9	1,572,889
Total / Wtd. Avg.		385,525	84.7%	$47,750,000	100.0%		$64,700,000	100.0%	$5,014,281

(1)	Based on the underwritten rent roll dated October 24, 2018 for the Oak Brook Gateway Property, the underwritten rent roll dated September 30, 2018 for the Cornerstone I at Cantera Property and the Fairbridge Office Portfolio Loan Combination documents.

(2)	Source: Appraisal.

U.S. Census Bureau (29,171 SF; 7.6% of Portfolio GLA; 15.3% of Underwritten Base Rent; Oak Brook Gateway Property): The U.S. Census Bureau, rated Aa2 by Moody’s, was formed in 1902 and represents the United States government’s largest statistical agency and is responsible for producing current facts and figures about America’s population, places and economy. With six regional offices located across the United States, the Oak Brook Gateway Property location is the regional center for the Chicago region and is responsible for all data collection and services in Minnesota, Iowa, Missouri, Arkansas, Wisconsin, Illinois, Michigan and Indiana. The U.S. Census Bureau has been located at the Oak Brook Gateway Property since May 2005, occupies a 1,414 SF suite on the first floor and recently expanded its space in July 2018 by 2,714 SF to occupy the entire fourth floor (27,757 SF). The current lease for the

LOAN #7: fairbridge office portfolio

fourth floor space runs through November 2028 with annual options to terminate beginning in November 2023 with 120 days’ written notice. Because the annual termination options are unilateral and there is no termination fee, the lease expiration date is presented as November 15, 2023. The 1,414 SF of space on the first floor is subject to a lease with an expiration date of December 31, 2020 and the tenant may terminate the lease with respect to this space at any time after 180 days’ written notice.

Lewis University (32,634 SF; 8.5% of Portfolio GLA; 9.9% of Underwritten Base Rent; Oak Brook Gateway Property): Lewis University, founded in 1932 and rated BBB+ by S&P, is a Catholic university offering over 80 undergraduate majors, 37 graduate programs and two doctoral programs. Lewis University has a current enrollment of approximately 6,500 students representing more than 40 countries globally. Lewis University employs 227 full-time faculty members and the main campus is located in Romeoville, Illinois. Lewis University utilizes its space at the Oak Brook Gateway Property as classroom space and has space that can be used by students to study. Lewis University has been a tenant at the Oak Brook Gateway Property since December 2012 when it leased 28,360 SF and in January 2018 expanded by 4,274 SF. Lewis University occupies its entire 32,634 SF of space through December 2023 with two, five-year renewal options and no termination options.

Sargent & Lundy, LLC (29,239 SF; 7.6% of Portfolio GLA; 8.1% of Underwritten Base Rent; Cornerstone I at Cantera Property): Sargent & Lundy, LLC, founded in 1891, provides consulting, engineering, design, analysis and project services for power projects worldwide. Overall, Sargent & Lundy, LLC has nine separate operating segments (nuclear power, coal, oil and gas, environmental services, power transmission, renewable energy, energy business consulting, construction management and commissioning, and operations and maintenance support services) and has engineered over 958 power plant units and more than 6,200 circuit miles of power delivery systems. Since inception, Sargent & Lundy has worked with more than 1,600 clients across 91 countries. Sargent & Lundy, LLC has occupied its entire 29,239 SF at the Cornerstone I at Cantera Property since December 2007 with a lease expiration of June 30, 2027, one, five-year renewal option and no termination options.

The following table presents certain information relating to the major tenants at the Fairbridge Office Portfolio Properties:

Ten Largest Owned Tenants by Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
U.S. Census Bureau(3)	NR / Aa2 / AA-	29,171	7.6%	$979,147	15.3%	$33.57	11/15/2023	(3)
Lewis University	NR / NR /BBB+	32,634	8.5	629,287	9.9	$19.28	12/31/2023	2, 5-year options
Sargent & Lundy, LLC	NR / NR / NR	29,239	7.6	514,914	8.1	$17.61	6/30/2027	1, 5-year option
AECOM	NR / NR / NR	26,749	6.9	474,795	7.4	$17.75	10/31/2020	1, 3-year option
Thomson Reuters (Markets) LLC	BBB+ / Baa2 / BBB	22,699	5.9	464,489	7.3	$20.46	12/31/2019	NAP
Oxford Bank & Trust	NR / NR / NR	16,974	4.4	339,480	5.3	$20.00	4/30/2025	2, 5-year options
Aerotek, Inc.(4)	NR / NR / NR	14,596	3.8	279,862	4.4	$19.17	5/31/2023	1, 5-year option
RGN National Business Centers	NR / NR / NR	15,290	4.0	275,220	4.3	$18.00	1/31/2020	1, 5-year option
Anderson, Mikos Architects, Ltd.(5)	NR / NR / NR	13,161	3.4	256,640	4.0	$19.50	1/31/2031	1, 5-year option
Forward Space, LLC	NR / NR / NR	12,222	3.2	213,274	3.3	$17.45	11/30/2020	1, 5-year option
Largest Owned Tenants		212,735	55.2%	$4,427,107	69.4%	$20.81
Remaining Owned Tenants(6)		113,872	29.5	1,952,951	30.6	$18.12(6)
Vacant		58,918	15.3	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants(6)		385,525	100.0%	$6,380,059	100.0%	$19.91(6)

(1)	Based on the underwritten rent roll dated October 24, 2018 for the Oak Brook Gateway Property and the underwritten rent roll dated September 30, 2018 for the Cornerstone I at Cantera Property.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $127,579 in contractual rent steps through February 2020 and $91,098 which represents the present value of rent steps for various investment grade tenants.

(3)	The U.S. Census Bureau occupies 1,414 SF of space through December 31, 2020 and may terminate the lease associated with this space at any time with at least 180 days’ written notice. The U.S. Census Bureau occupies the remaining 27,757 SF of space through November 2028 with annual options to terminate beginning in November 2023 with 120 days’ written notice. Because the annual termination options are unilateral and there is no termination fee, the lease expiration date is presented as November 15, 2023.

(4)	Aerotek, Inc. may terminate its lease with respect to the 14,596 SF currently leased, and not with respect to any expansion space that it may lease in the future, effective as of May 31, 2021 upon at least 12 months’ notice and payment of a termination fee.

(5)	Anderson, Mikos Architects, Ltd. may terminate its lease on or after February 1, 2027 with at least 12 months’ notice and payment of a termination fee.

(6)	Wtd. Avg. UW Base Rent $ per SF for Remaining Owned Tenants and All Owned Tenants excludes 4,929 SF of amenity space at the Oak Brook Gateway Property and 1,166 SF of space at the Cornerstone I at Cantera Property that is occupied by the property manager on a month-to-month basis. There is no underwritten base rent associated with this space.

LOAN #7: fairbridge office portfolio

The following table presents certain information relating to the lease rollover schedule at the Fairbridge Office Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM(4)	6,095	1.6%	1.6%	$0	0.0%	$0.00	1
2019	38,368	10.0	11.5%	711,612	11.2	$18.55	6
2020	71,747	18.6	30.1%	1,320,132	20.7	$18.40	7
2021	21,815	5.7	35.8%	404,049	6.3	$18.52	5
2022	24,281	6.3	42.1%	463,311	7.3	$19.08	5
2023	74,987	19.5	61.6%	1,842,927	28.9	$24.58	2
2024	3,687	1.0	62.5%	76,911	1.2	$20.86	1
2025	28,007	7.3	69.8%	522,735	8.2	$18.66	3
2026	10,895	2.8	72.6%	182,491	2.9	$16.75	1
2027	29,239	7.6	80.2%	514,914	8.1	$17.61	1
2028	4,325	1.1	81.3%	84,338	1.3	$19.50	1
2029	0	0.0	81.3%	0	0.0	$0.00	0
2030 & Thereafter	13,161	3.4	84.7%	256,640	4.0	$19.50	1
Vacant	58,918	15.3	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.(4)	385,525	100.0%		$6,380,059	100.0%	$19.91	34

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $127,579 in contractual rent steps through February 2020 and $91,098 which represents the present value of rent steps for various investment grade tenants.

(4)	Wtd. Avg. UW Base Rent $ per SF excludes 4,929 SF of amenity space at the Oak Brook Gateway Property and 1,166 SF of space at the Cornerstone I at Cantera Property that is occupied by the property manager on a month-to-month basis. There is no underwritten base rent associated with this space and this SF is presented as MTM in the chart above.

The following table presents certain information relating to historical leasing at the Fairbridge Office Portfolio Properties:

Historical Leased %(1)

Property	2015(2)	2016	2017	Most Recent(3)
Oak Brook Gateway	85.8%	85.0%	80.8%	88.1%
Cornerstone I at Cantera	87.8%	65.0%	65.3%	79.6%
Total Owned Space	86.5%	77.1%	74.7%	84.7%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Represents the annualized five-month average occupancy ending December 31, 2015 for the Oak Brook Gateway Property.

(3)	Based on the underwritten rent roll dated October 24, 2018 for the Oak Brook Gateway Property and the underwritten rent roll dated September 30, 2018 for the Cornerstone I at Cantera Property.

LOAN #7: fairbridge office portfolio

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Fairbridge Office Portfolio Properties:

Cash Flow Analysis(1)

	2015(2)	2016	2017	TTM 9/30/2018	Underwritten	Underwritten $ per SF
Base Rent(3)	$5,282,664	$4,843,502	$4,790,656	$5,631,426	$6,161,382	$15.98
Rent Steps(4)	0	0	0	0	218,677	0.57
Gross Up Vacancy	0	0	0	0	1,591,059	4.13
Reimbursements	2,475,919	2,456,005	2,485,647	2,727,491	2,984,449	7.74
Gross Potential Rent	$7,758,582	$7,299,508	$7,276,302	$8,358,917	$10,955,566	$28.42
Other Income(5)	76,796	68,022	85,389	79,172	52,700	0.14
Parking	22,765	47,435	70,745	80,036	80,036	0.21
Economic Vacancy & Credit Loss(6)	(742,569)	(361,928)	(335,993)	(686,019)	(1,591,059)	(4.13)
Effective Gross Income	$7,115,575	$7,053,036	$7,096,444	$7,832,105	$9,497,243	$24.63

Real Estate Taxes	$680,576	$663,568	$638,779	$631,527	$645,382	$1.67
Insurance	52,017	47,739	47,180	43,920	112,709	0.29
Management Fee	214,869	212,006	216,012	227,383	284,917	0.74
Other Operating Expenses	2,555,401	2,583,807	2,629,484	2,821,081	2,793,158	7.25
Total Operating Expenses	$3,502,863	$3,507,119	$3,531,456	$3,723,910	$3,836,166	$9.95

Net Operating Income(7)	$3,612,712	$3,545,917	$3,564,988	$4,108,195	$5,661,077	$14.68
Replacement Reserves	0	0	0	0	146,239	0.38
TI/LC	0	0	0	0	500,557	1.30
Net Cash Flow	$3,612,712	$3,545,917	$3,564,988	$4,108,195	$5,014,281	$13.01

Occupancy	86.5%	77.1%	74.7%	84.7%(8)	85.5%(6)
NOI Debt Yield(9)	7.6%	7.4%	7.5%	8.6%	11.9%
NCF DSCR(9)	1.20x	1.17x	1.18x	1.36x	1.66x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Represents the annualized five months ending December 31, 2015 for the Oak Brook Gateway Property and full-year 2015 cash flow for the Cornerstone I at Cantera Property. Limited 2015 financials were available for the Oak Brook Gateway Property because the seller purchased the property in July 2015 and historical operating statements were not available prior to the purchase date.

(3)	Underwritten Base Rent is based on the underwritten rent roll dated October 24, 2018 for the Oak Brook Gateway Property and the underwritten rent roll dated September 30, 2018 for the Cornerstone I at Cantera Property.

(4)	Represents approximately $127,579 in contractual rent steps through February 2020 and $91,098 which represents the present value of rent steps for various investment grade tenants.

(5)	Other Income consists of basement rental, storage space rental, service, tenant service, miscellaneous, antenna and telecommunications income.

(6)	Underwritten Vacancy & Credit Loss represents the economic vacancy of 14.5%.

(7)	The increase from 2017 to the TTM 9/30/2018 Net Operating Income is primarily attributable to the increase in occupancy across the Fairbridge Office Portfolio Properties. The increase from TTM 9/30/2018 to Underwritten Net Operating Income is primarily attributable to the recent leasing across the Fairbridge Office Portfolio Properties, burn off of free rent associated with leases signed during the TTM 9/30/2018 period and the inclusion of contractual rent steps. Since November 2017, three tenants have executed new leases for an aggregate underwritten base rent of $365,747 at the Cornerstone I at Cantera Property and since December 2017, seven tenants have executed new leases for an aggregate underwritten base rent of $868,057 at the Oak Brook Gateway Property. Together, ten new leases have been executed since November 2017 which represents a total of $1,233,803 of underwritten base rent. All outstanding free rent ($586,121) was reserved at the origination of the Fairbridge Office Portfolio Loan Combination.

(8)	Based on the underwritten rent roll dated October 24, 2018 for the Oak Brook Gateway Property and the underwritten rent roll dated September 30, 2018 for the Cornerstone I at Cantera Property.

(9)	Metrics are calculated based on the Fairbridge Office Portfolio Loan Combination and the NCF DSCR is calculated based on the annual amortizing debt service after the expiration of the initial interest only period of 24 months.

■	Appraisal. According to the appraisal, the Fairbridge Portfolio Properties had an aggregate “as-is” appraised value of $64,700,000 as of October 22, 2018.

Property	Appraisal Approach	Value	Discount Rate	Capitalization Rate
Oak Brook Gateway	Direct Capitalization Approach	$44,500,000	N/A	8.50%
	Discounted Cash Flow Approach	$43,400,000	10.00%	9.00%(1)
Cornerstone I at Cantera	Direct Capitalization Approach	$21,700,000	N/A	8.00%
	Discounted Cash Flow Approach	$21,300,000	9.50%	8.50%(1)

(1)	Represents the terminal cap rate.

■	Environmental Matters. According to the Phase I environmental reports, dated August 16, 2018 (Cornerstone I at Cantera Property) and June 12, 2018 (Oak Brook Gateway Property), there are no recognized environmental conditions or recommendations for further action at the Fairbridge Office Portfolio Properties.

■	Market Overview and Competition. The Fairbridge Office Portfolio Properties are both located in the Chicago Suburban Office market within the Chicago-Naperville-Elgin, IL-IN-WI Metropolitan Statistical Area (the “Chicago MSA”). According to the appraisal, the Chicago MSA was the third most populous MSA in the United States with a population of approximately 9.6 million, an unemployment rate of 4.0% and median household income of approximately $67,062.

LOAN #7: fairbridge office portfolio

The Oak Brook Gateway Property is located approximately 18.4 miles from downtown Chicago and approximately 14.6 miles from O’Hare International Airport. Primary access to the Oak Brook Gateway Property is offered via Interstates 88 and 83, which connect with 22nd Street. According to the appraisal, the average daily traffic count on 22nd Street in the vicinity of the property is 24,700 cars per day. According to the appraisal, the Oak Brook Gateway Property is located within the Interstate 88 East submarket, which has a total office inventory of approximately 35.6 million SF, a vacancy rate of 12.5% and market asking rent of $22.66 per SF. The appraisal concluded to a weighted average market rent for the Oak Brook Gateway Property of $19.29 per SF (excluding the U.S. Census Bureau space, which operates under a full service lease and has underwritten base rent of $33.57 per SF), which is in-line with the weighted average underwritten base rent inclusive of rent steps for occupied space (excluding the U.S. Census Bureau space) at the Oak Brook Gateway Property of $18.97 per SF. According to the appraisal as of the third quarter of 2018, the population and median household income within a 1-, 3- and 5-mile radius of the Oak Brook Gateway Property was 2,186, 75,483 and 303,067 and $94,994, $91,714 and $83,330, respectively.

The Cornerstone I at Cantera Property is located approximately 30.6 miles from downtown Chicago and approximately 26.9 miles from O’Hare International Airport. Primary access to the Cornerstone I at Cantera Property is offered via Interstate 88 with an interchange that connects to Winfield Road. According to the appraisal, the average daily traffic count on Winfield Road in the vicinity of the property is 29,700 cars per day. According to the appraisal, the Cornerstone I at Cantera Property is located within the Interstate 88 West submarket, which has a total office inventory of approximately 40.9 million SF, a vacancy rate of 11.8% and market asking rent of $21.23 per SF. The appraisal concluded to a weighted average market rent for the Cornerstone I at Cantera Property of $17.08 per SF, which is in-line with the weighted average underwritten base rent inclusive of rent steps for occupied space at the Cornerstone I at Cantera Property of $16.98 per SF. According to the appraisal as of the third quarter of 2018, the population and median household income within a 1-, 3- and 5-mile radius of the Cornerstone I at Cantera Property was 4,328, 61,669 and 190,686 and $94,393, $89,105 and $92,460, respectively.

The following table presents certain information relating to the primary competition for the Fairbridge Office Portfolio Properties:

Directly Competitive Buildings(1)

Property Name	Office Area (NRA)	Year Built	City	Vacancy	Gross Rent (PSF)
Oak Brook Gateway(2)	233,050	1984	Oak Brook	11.94%	$30.04(3)
Oak Brook Executive Plaza 2	149,058	1966	Oak Brook	7.46%	$28.75
Oak Brook Twenty Two	156,699	1968	Oak Brook	5.69%	$28.80
Commerce Plaza 2	162,272	1975	Oak Brook	6.86%	$33.36
Commerce Plaza 3	162,276	1975	Hinsdale	0.00%	$31.63
Commerce Plaza 1	161,468	1972	Oak Brook	0.00%	$31.70
Oak Brook Point	214,000	2000	Oak Brook	0.78%	$26.76
Oak Brook Regency East/West	371,652	1977	Oak Brook	6.41%	$30.36
The Crossings	148,964	1985	Oak Brook	16.91%	$22.32
Mid America Plaza	407,190	1985	Oak Brook Terrace	16.63%	$30.36
Drake Oak Brook Plaza	251,943	1981	Oak Brook	8.19%	$30.85
Cornerstone I at Cantera(2)	152,475	1998	Warrenville	20.39%	$26.36(3)
Cantera Meadows West	203,842	1997	Warrenville	2.70%	$24.08
215 West Diehl Road	167,000	1988	Naperville	19.97%	$29.56
Park Lake Center	127,300	1989	Naperville	31.68%	$24.58
East West Tech Center 1	135,000	1985	Naperville	12.94%	$22.00
Naperville Corporate Center 2	140,000	1991	Naperville	0.00%	$22.26
Lisle Executive Center	150,036	1987	Lisle	30.94%	$23.00
Westwood Building 1	148,063	1998	Lisle	14.19%	$27.46
Corporate Lakes	150,350	1998	Lisle	27.12%	$22.75
Westwood of Lisle 2	148,423	1991	Lisle	22.61%	$27.38
Arboretum Lakes West	190,361	1998	Lisle	15.77%	$26.77

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 24, 2018 for the Oak Brook Gateway Property and the underwritten rent roll dated September 30, 2018 for the Cornerstone I at Cantera Property.

(3)	Represents the underwritten gross rent for the Oak Brook Gateway and Cornerstone I at Cantera Properties, as applicable.

LOAN #7: fairbridge office portfolio

■	The Borrowers. The borrowers are Oak Brook Gateway, LLC and Cornerstone Cantera, LLC, each a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Fairbridge Office Portfolio Loan Combination. Dmitry Gordeev and Fairbridge Partners, LLC, a New Jersey limited liability company, are the non-recourse carve-out guarantors for the Fairbridge Office Portfolio Loan Combination.

Founded in 2013 by Dmitry Gordeev, Fairbridge Partners, LLC is a private equity real estate investment company based in Princeton, New Jersey. Fairbridge Partners, LLC acquires, develops and manages commercial properties throughout the United States with an emphasis on Boston, New York, Washington D.C. and secondary markets. The company’s current portfolio consists of approximately 950,000 SF of office space with a combined value of approximately $192.2 million. Dmitry Gordeev is the managing partner responsible for the company’s overall strategy, capital transactions, operations and the performance of its portfolio and investments.

■	Escrows. On the origination date of the Fairbridge Office Portfolio Loan Combination, the borrowers funded a reserve of (i) $225,883 for real estate taxes, (ii) $150,000 for tenant improvements and leasing commissions, (iii) $155,431 for immediate repairs, (iv) $2,321,974 for unfunded obligations and (v) $586,121 for free rent related to various tenants across the Fairbridge Office Portfolio Properties.

On each due date, the borrowers will be required to fund the following reserves (i) one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $56,471 per month), (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (such reserve has been conditionally waived so long as the borrowers maintain a blanket policy meeting the requirements of the Fairbridge Office Portfolio Loan Combination documents), (iii) $12,187 for capital expenditures and (iv) (A) commencing on the monthly payment date in January, 2019 up to and including the monthly payment date in December, 2020, the sum of $70,680 and (B) commencing on the monthly payment date in January, 2021 and for each monthly payment occurring thereafter, the sum of $38,553 for tenant improvements and leasing commissions, however, such monthly deposits for tenant improvements and leasing commissions will be subject to a cap of $1,700,000 beginning on the monthly payment date that occurs in January 2021.

■	Lockbox and Cash Management. The Fairbridge Office Portfolio Loan Combination documents require a springing lockbox with springing cash management. Within five days after the occurrence of a Trigger Period (as defined below), the borrowers are required to deliver tenant direction letters to each existing tenant at the Fairbridge Office Portfolio Properties directing each of them to remit their rent checks directly to the lender-controlled lockbox. The borrowers are also required to deliver a tenant direction letter to all future commercial tenants. The borrowers are required to (and are required to cause the property manager to) deposit all revenue derived from the Fairbridge Office Portfolio Properties into the lockbox account promptly upon receipt. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Fairbridge Office Portfolio Loan Combination documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Fairbridge Office Portfolio Loan Combination documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Fairbridge Office Portfolio Loan Combination. To the extent that no Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrowers.

A “Trigger Period” means the occurrence of the following, as applicable: (i) an event of default under the Fairbridge Office Portfolio Loan Combination documents, or (ii) the debt service coverage ratio being less than 1.20x.

A Trigger Period will expire upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure of such event of default, or (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters.

■	Property Management. The Cornerstone I at Cantera Property is currently managed by Jones Lang LaSalle Americas (Illinois), L.P. and the Oak Brook Gateway Property is currently managed by NAI Hiffman Asset Management, LLC, each an independent, third party property manager. Under the Fairbridge Office Portfolio Loan Combination documents, the lender has the right to direct the borrowers to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding; (ii) a Trigger Period exists; (iii) the property manager has engaged in gross negligence, fraud,

LOAN #7: fairbridge office portfolio

willful misconduct or misappropriation of funds; or (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrowers have the right to replace the property manager with a successor property manager pursuant to a new management agreement, which is approved in writing by the lender, which approval may be conditioned on receipt of a rating agency confirmation from the applicable rating agencies.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Provided that no event of default is then continuing under the Fairbridge Office Portfolio Loan Combination, the Fairbridge Office Portfolio Loan Combination documents permit a partial release of one or more of the individual Fairbridge Office Portfolio Properties at any time after second anniversary of the Closing Date, subject to certain conditions, including, without limitation, the following: (i) delivery of the partial defeasance collateral in an amount equal to the greater of (A) (x) 130% of the allocated loan amount for the Oak Brook Gateway Property to be released or (y) 120% of the allocated loan amount for the Cornerstone I at Cantera Property to be released and (B) 90% of the net sales proceeds applicable to such property, (ii) as of the release date and the date of notice of such release, after giving effect to the release, the debt yield for the remaining individual Fairbridge Office Portfolio Properties is greater than the greater of (x) the debt yield for all individual Fairbridge Office Portfolio Properties securing the Fairbridge Office Portfolio Loan Combination immediately prior to the release and (y) 10.25%, (iii) as of the release date and the date of notice of such release, after giving effect to the release, the loan-to-value ratio for the remaining individual Fairbridge Office Portfolio Properties is no greater than the lesser of (a) 75.0% and (b) the loan-to-value ratio for the individual Fairbridge Office Portfolio Properties securing the Fairbridge Office Portfolio Loan Combination immediately prior to the release date, (iv) as of the release date and the date of notice of such release, after giving effect to the release, the debt service coverage ratio for the remaining individual Fairbridge Office Portfolio Properties is greater than the greater of (a) 1.40x and (b) the debt service coverage ratio for the individual Fairbridge Office Portfolio Properties securing the Fairbridge Office Portfolio Loan Combination immediately prior to the release date, and (v) delivery to lender of a REMIC opinion and rating agency confirmation.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Fairbridge Office Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable property until the completion of restoration or the expiration of 18 months, with a six-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #8: 10 BROOKLINE PLACE

TEN BROOKLINE PLACE
10 BROOKLINE PLACE WEST

TEN BROOKLINE PLACE
DANA-FARBER
CANCER INSTITUTE
The Jimmy Fund

LOAN #8: 10 BROOKLINE PLACE

LOAN #8: 10 BROOKLINE PLACE

LOAN #8: 10 BROOKLINE PLACE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	JPMCB
Location (City/State)	Brookline, Massachusetts	Cut-off Date Balance(4)	$32,000,000
Property Type	Office	Cut-off Date Balance per SF(3)	$472.79
Size (SF)	173,439	Percentage of Initial Pool Balance	3.6%
Total Occupancy as of 2/1/2019	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 2/1/2019	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1969 / 2010	Mortgage Rate	4.33700%
Appraised Value(1)	$166,000,000	Original Term to Maturity (Months)	120
Appraisal Date	1/1/2019	Original Amortization Term (Months)	NAP
Borrower Sponsors(2)	The Bulfinch Companies, Inc.,	Original Interest Only Period (Months)	120
Harrison Street Real Estate Capital, LLC	First Payment Date	1/1/2019
and National Real Estate Advisors	Maturity Date	12/1/2028
Property Management	The Bulfinch Companies, Inc.

Underwritten Revenues	$12,645,120
Underwritten Expenses	$4,248,959	Escrows(5)
Underwritten Net Operating Income (NOI)	$8,396,161	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,910,531	Taxes	$0	$0
Cut-off Date LTV Ratio(1)(3)	49.4%	Insurance	$0	$0
Maturity Date LTV Ratio(1)(3)	49.4%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	2.33x / 2.19x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	10.2% / 9.6%	Other(6)	$1,073,194	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$82,000,000	49.9%	Purchase Price(7)	$153,054,729	93.1%
Principal’s New Cash Contribution	82,455,968	50.1%	Outstanding Dana Farber Leasing Costs(7)	6,294,375	3.8
Closing Costs	4,033,670	2.5
Reserves	1,073,194	0.7
Total Sources	$164,455,968	100.0%	Total Uses	$164,455,968	100.0%

(1)	The Appraised Value represents, and the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are based on, the “as stabilized” appraised value, which assumes the mortgaged property achieves a stabilized occupancy as of January 1, 2019 and that all outstanding lease obligations in connection with the Dana Farber lease have been paid. At origination, an approximately $6.1 million tenant improvement allowance and an approximately $171,195 free rent reserve deposit associated with outstanding leasing obligations were paid to Dana Farber. The “as-is” appraised value as of May 11, 2018 is $156,000,000, which assumes the aforementioned lease obligations remain outstanding, and results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 52.6%. The appraisal also provided a “hypothetical go dark” value of $131,000,000, which assumes the property is vacant and available for lease. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “hypothetical go dark” value are 62.6%.
(2)	There is no non-recourse carveout guarantor for the 10 Brookline Place Loan Combination (as defined below) and the borrower is the sole party liable for breaches or violations of the non-recourse carveout provisions in the 10 Brookline Place Loan Combination documents or the environmental indemnity. In lieu of having a non-recourse carveout guarantor be a party to the environmental indemnity, the borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. See “—The Borrower” below.
(3)	Calculated based on the aggregate outstanding principal balance of the 10 Brookline Place Loan Combination.
(4)	The Cut-off Date Balance of $32,000,000 represents the non-controlling note A-2, which, together with the controlling pari passu note A-1 with an original principal balance of $50,000,000, comprise the 10 Brookline Place Loan Combination with an aggregate original principal balance of $82,000,000. See “—The Mortgage Loan” below.
(5)	See “—Escrows” below.
(6)	Upfront Other Escrows represents a free rent reserve account associated with the Dana Farber lease.
(7)	The Purchase Price above reflects the net purchase price excluding the below mentioned leasing obligations paid by the borrower at closing. Outstanding Dana Farber Leasing Costs includes an approximately $6.1 million tenant improvement allowance and an approximately $171,195 free rent reserve deposit associated with outstanding leasing obligations paid to Dana Farber at closing.

■

The Mortgage Loan. The mortgage loan (the “10 Brookline Place Loan”) is evidenced by a note with an original principal amount of $32,000,000, and is part of a loan combination (the “10 Brookline Place Loan Combination”) evidenced by two pari passu notes with an aggregate principal balance as of the Cut-off Date of $82,000,000. The 10 Brookline Place Loan Combination is secured by a first mortgage encumbering the 10 Brookline Place borrower’s fee simple interest in a 173,439 SF Class A office building located in Brookline, Massachusetts (the “10 Brookline Place Property”). The 10 Brookline Place Loan Combination was originated by JPMCB on November 7, 2018 and represents approximately 3.6% of the Initial Pool Balance. The 10 Brookline Place Loan, which is evidenced by the non-controlling note A-2, has an outstanding principal balance as of the Cut-off Date of $32,000,000 and an interest rate of 4.33700% per annum. The related companion loan is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $50,000,000, and was contributed to the Benchmark 2018-B8 transaction. The proceeds of the 10 Brookline Place Loan, along with approximately $82.5 million of sponsor equity, were primarily used to acquire the 10 Brookline Place Property, fund outstanding leasing costs and reserves and pay origination costs.

The 10 Brookline Place Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The 10 Brookline Place Loan Combination requires monthly payments of interest only for the entire mortgage loan term. The scheduled maturity date of the 10 Brookline Place Loan Combination is the due date in December 2028. Provided that no event of default has occurred and is continuing under the 10 Brookline Place Loan Combination documents, at any time after January 1, 2020, the 10 Brookline Place Loan Combination may be prepaid in full, provided the applicable prepayment is accompanied by payment of the greater of 1% of the unpaid principal balance or a yield maintenance premium (as described in the 10 Brookline Place Loan Combination documents). Provided that no event of default has occurred and is continuing under the 10 Brookline Place Loan Combination documents, voluntary prepayment of the 10 Brookline Place Loan Combination without a prepayment premium or yield maintenance charge is permitted on or after September 1, 2028.

LOAN #8: 10 BROOKLINE PLACE

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2018-B8	Yes
A-2	$32,000,000	$32,000,000	Benchmark 2019-B9	No
Total	$82,000,000	$82,000,000

■	The Mortgaged Property. The 10 Brookline Place Property is a six-story, 173,439 SF Class A office building located in the Brookline Village neighborhood of Brookline, Massachusetts, approximately 0.5 miles southwest of the Longwood Medical Area (“LMA”). The LMA is an approximately 20.0 million SF, 213-acre medical center which features 22 institutions, including three hospitals and three research centers. The 10 Brookline Place Property was originally built in 1969 and was expanded in 2010. The 10 Brookline Place Property has a two-level, 208-space underground parking garage in addition to approximately eight surface parking spaces, resulting in a parking ratio of approximately 1.25 spaces per 1,000 SF.

As of February 1, 2019, the 10 Brookline Place Property is 100.0% leased to Dana Farber through December 2030. Founded in 1947, Dana Farber has been named the top ranked cancer hospital in New England by US News & World Report for 16 consecutive years, and is the only cancer center in the country ranked in the top five for both adult and pediatric cancer programs. Dana Farber employs more than 5,000 staff, faculty and clinicians supporting more than 640,000 annual outpatient visits, more than 1,000 hospital discharges per year and has approximately 575-600 therapeutic clinical trials open at any given time for patient accrual. Thirty-five of the 75 cancer drugs approved by the FDA in 2017 for use in cancer patients were developed at Dana Farber. Dana Farber is a principal teaching affiliate of Harvard Medical School, a federally designated Center for AIDS Research and a founding member of the Dana Farber/Harvard Cancer Center, a federally designated comprehensive cancer center.

Dana Farber has been an office tenant at the 10 Brookline Place Property since 2001, housing elements of its legal, accounting and development departments, as well as the nucleus of The Jimmy Fund, the fundraising arm of the institute. Dana Farber’s leased space has expanded at the 10 Brookline Place Property, from approximately 88,821 SF in July 2001 to 173,439 SF in January 2018. Dana Farber amended and restated its lease in January 2018 and, as of October 1, 2018, occupies the entire building under a 13-year renewal term with two consecutive 10-year extension options and no termination options. At the time of acquisition, the borrower paid approximately $6.3 million to Dana Farber in connection with outstanding leasing costs. The approximately $153.1 million purchase price reflects the net amount paid to the previous owner, exclusive of the aforementioned amounts paid to Dana Farber. Additionally, the borrower was required at loan origination to reserve approximately $1.1 million for the remaining free rent associated with the Dana Farber expansion lease for January 2019 through November 2019.

The following table presents certain information relating to the tenant at the 10 Brookline Place Property:

Largest Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Dana Farber	NR / A1 / A	173,439	100.0%	$7,558,229	100.0%	$43.58	12/31/2030	2, 10-year options
All Tenants		173,439	100.0%	$7,558,229	100.0%	$43.58
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		173,439	100.0%	$7,558,229	100.0%	$43.58

(1)	Based on the underwritten rent roll dated February 1, 2019.
(2)	Ratings represent those of revenue bonds issued through the Massachusetts Development Finance Agency.
(3)	UW Base Rent and UW Base Rent $ per SF represents average rent over the remaining loan term (current contractual rent is $40.37 per SF).

LOAN #8: 10 BROOKLINE PLACE

The following table presents certain information relating to the lease rollover schedule at the 10 Brookline Place Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.00	$0.00	0
2020	0	0.0	0.0%	0	0.00	$0.00	0
2021	0	0.0	0.0%	0	0.00	$0.00	0
2022	0	0.0	0.0%	0	0.00	$0.00	0
2023	0	0.0	0.0%	0	0.00	$0.00	0
2024	0	0.0	0.0%	0	0.00	$0.00	0
2025	0	0.0	0.0%	0	0.00	$0.00	0
2026	0	0.0	0.0%	0	0.00	$0.00	0
2027	0	0.0	0.0%	0	0.00	$0.00	0
2028	0	0.0	0.0%	0	0.00	$0.00	0
2029	0	0.0	0.0%	0	0.00	$0.00	0
2030 & Thereafter	173,439	100.0	100.0%	7,558,229	100.00	$43.58	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	173,439	100.0%		$7,558,229	100.0%	$43.58	1

(1)	Based on the underwritten rent roll dated February 1, 2019.
(2)	UW Base Rent and UW Base Rent $ per SF represents average rent over the remaining loan term (current contractual rent is $40.37 per SF).

The following table presents certain information relating to historical leasing at the 10 Brookline Place Property:

Historical Leased%(1)

	2015	2016	2017	As of 2/1/2019(2)
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Based on the underwritten rent roll dated February 1, 2019.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 10 Brookline Place Property:

Cash Flow Analysis

	2015	2016	2017	TTM 9/30/2018	Underwritten	Underwritten $ per SF
Base Rent(1)	$7,228,869	$7,691,319	$7,691,319	$6,887,055	$7,558,229	$43.58
Vacant Income	0	0	0	0	0	0.00
Total Reimbursement Revenue	5,154,152	5,089,282	4,933,426	4,323,422	5,344,954	30.82
Gross Revenue	$12,383,021	$12,780,601	$12,624,745	$11,210,477	$12,903,183	$74.40
Vacancy & Credit Loss	0	0	0	0	(258,064)	(1.49)
Concessions	0	0	0	(1,902,992)	0	0.00
Effective Gross Income	$12,383,021	$12,780,601	$12,624,745	$9,307,485	$12,645,120	$72.91

Real Estate Taxes	$2,026,673	$2,023,416	$1,978,470	$2,052,383	$2,087,728	$12.04
Insurance	38,587	36,191	31,685	29,781	52,333	0.30
Management Fee	511,490	516,566	490,631	351,714	632,256	3.65
Other Operating Expenses	1,437,145	1,446,232	1,399,990	1,506,120	1,476,642	8.51
Total Operating Expenses	$4,013,895	$4,022,405	$3,900,776	$3,939,998	$4,248,959	$24.50

Net Operating Income(2)	$8,369,126	$8,758,196	$8,723,969	$5,367,487	$8,396,161	$48.41
TI/LC, Capex/RR	0	0	0	0	485,629	2.80
Net Cash Flow	$8,369,126	$8,758,196	$8,723,969	$5,367,487	$7,910,531	$45.61

Occupancy(3)	100.0%	100.0%	100.0%	100.0%	98.0%(4)
NOI Debt Yield(5)	10.2%	10.7%	10.6%	6.5%	10.2%
NCF DSCR(5)	2.32x	2.43x	2.42x	1.49x	2.19x

(1)	Underwritten Base Rent represents average rent over the remaining loan term (current contractual rent is $40.37 per SF).
(2)	The decrease in TTM 9/30/2018 Net Operating Income from 2017 Net Operating Income and the increase in Underwritten Net Operating Income from TTM 9/30/2018 Net Operating Income is primarily attributable to free rent associated with the Dana Farber expansion lease, for which all outstanding free rent periods was reserved at origination.
(3)	Historical occupancies are as of December 31 of each respective year. TTM 9/30/2018 Occupancy is as of February 1, 2019.
(4)	Represents the underwritten economic occupancy.
(5)	Calculated based on the aggregate outstanding principal balance of the 10 Brookline Place Loan Combination.

■	Appraisal. According to the appraisal, the 10 Brookline Place Property had an “as-is” appraised value of $156,000,000 as of May 11, 2018 and an “as-stabilized” appraised value of $166,000,000 as of January 1, 2019. With respect to the “as-stabilized” value, the appraiser assumed that the 10 Brookline Place Property would achieve a

LOAN #8: 10 BROOKLINE PLACE

stabilized occupancy as of January 1, 2019 and that all outstanding lease obligations in connection with the Dana Farber lease would have been paid. At origination, an approximately $6.1 million tenant improvement allowance and an approximately $171,195 free rent reserve deposit associated with outstanding leasing obligations were paid to Dana Farber. The appraiser also concluded a “hypothetical go-dark” appraised value of $131,000,000 as of May 11, 2018, equating to a Cut-off Date LTV Ratio and a Maturity Date LTV Ratio of 62.6%.

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Income Capitalization Approach	$166,000,000	6.25%	5.25%(2)
Discounted Cash Flow Analysis	$166,000,000	6.25%	4.79%

(1)	ased on the “as-stabilized” appraised value.
(2)	Represents the terminal capitalization rate.

■	Environmental Matters. The Phase I environmental report dated October 19, 2018 did not identify any evidence of recognized environmental conditions at the 10 Brookline Place Property.

■	Market Overview and Competition. The 10 Brookline Place Property is located on the northwest corner of Washington Street (Route 9) and Boylston Street in the Brookline Village neighborhood of Brookline, Massachusetts. Route 9 is a heavily travelled roadway that extends east to Boston and west to Worcester and provides access to Route 128/I-95.

The 10 Brookline Place Property is located approximately 0.5 miles southwest of the LMA, which features medical institutions including the Beth Israel Deaconess Medical Center, Boston Children’s Hospital, Dana Farber Cancer Institute, Joslin Diabetes Center, Massachusetts College of Pharmacy and Health Sciences and Harvard Medical School. The LMA is located approximately 3.0 miles southwest of downtown Boston, adjacent to the neighborhoods of Fenway, Mission Hill, Audubon Circle and the Town of Brookline. More than 110,800 people commute to and visit the LMA daily including employees, students, volunteers, patients and visitors. The LMA is served by rail stations at opposite ends of Longwood Avenue on the MBTA Green Line D Branch and E Branch, as well as the LMA Medical Academic and Scientific Community Organization shuttle buses. The LMA is projected to grow by approximately 13,200 employees and approximately 6.9 million gross SF by 2030.

According to the appraisal, the 10 Brookline Place Property is located in the Route 128 West office submarket within the greater Boston office market. According to the appraisal, as of the first quarter of 2018, the Route 128 West office submarket, was comprised of 1,112 buildings and approximately 38.2 million SF with an overall vacancy rate of 10.3% and average rents of approximately $27.53 per SF. The appraisal identified 10 comparable NNN office leases in the Boston market signed between January 2016 and May 2018 and ranging in size from approximately 6,185 SF to 143,750 SF. Base rents for comparable NNN office leases ranged from $35.75 to $53.25 per SF, with a weighted average of approximately $42.40 per SF. The underwritten base rent for the property, based on the straight-line average over the remaining loan term, is $43.58 per SF, in-line with the appraisal’s concluded NNN market rent of $42.50 per SF.

■	The Borrower. The borrowing entity for the 10 Brookline Place Loan Combination is 10 BP Realty, LLC, a Delaware limited liability company and a single-purpose entity structured to be bankruptcy remote with one independent director.

The borrower sponsors of the 10 Brookline Place Loan Combination are The Bulfinch Companies, Inc. (“Bulfinch”), National Real Estate Advisors and Harrison Street Real Estate Capital, LLC (“Harrison Street”). Bulfinch is a third-generation commercial real estate investment firm specializing in the development, acquisition, repositioning and management of properties in the Greater Boston area. Bullfinch has real estate assets of nearly $1.0 billion and currently owns and/or manages approximately 3.0 million SF of real estate. National Real Estate Advisors is a real estate investment firm headquartered in Washington, DC that has approximately $2.7 billion of assets under management across 57 investments in various real estate sectors, including mixed use, multifamily, office, retail, industrial, hospitality and data storage. Harrison Street is a real estate investment manager headquartered in Chicago, Illinois that manages approximately $12.2 billion in property assets and publicly traded securities. There is no non-recourse carveout guarantor for the 10 Brookline Place Loan Combination, and the borrower is the sole party that is liable for breaches or violations of the non-recourse carveout provisions in the 10 Brookline Place Loan Combination documents or the environmental indemnity. In lieu of having a non-recourse carveout guarantor be a party to the environmental indemnity, the borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability.

LOAN #8: 10 BROOKLINE PLACE

■	Escrows. At loan origination, the borrower deposited $1,073,194 into a free rent reserve account to cover free rent associated with the Dana Farber lease.

The 10 Brookline Place Loan Combination documents require monthly deposits into the real estate tax reserve in the amount of one-twelfth of annual estimated real estate taxes (a) during an event of default, (b) if the debt service coverage ratio, as calculated in the 10 Brookline Place Loan Combination documents and based on the trailing three-month period immediately preceding the date of determination, is less than 1.35x or (c) if the borrower fails to provide evidence satisfactory to the lender that all taxes and other charges have been paid prior to the related due date. The 10 Brookline Place Loan Combination documents require monthly deposits into the insurance reserve account in the amount of one-twelfth of the annual insurance premiums (a) upon an event of default or (b) if an acceptable blanket insurance policy is not in place. Neither reserve is currently in place.

■	Lockbox and Cash Management. The 10 Brookline Place Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to send a tenant direction letter to the sole tenant at the 10 Brookline Place Property, instructing it to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the 10 Brookline Place Loan Combination documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the 10 Brookline Place Loan Combination. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the 10 Brookline Place Loan Combination.

A “Cash Sweep Event” means the occurrence of (i) an event of default or (ii) a DSCR Trigger Event (as defined below).

A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (which may not be unreasonably withheld, conditioned or delayed unless the lender has accelerated the 10 Brookline Place Loan Combination, commenced foreclosure proceedings or initiated any other remedy) or (b) with respect to a DSCR Trigger Event, a DSCR Cure Event (as defined below) has taken place.

A “DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the 10 Brookline Place Loan Combination documents and based on the trailing three-month period immediately preceding the date of determination) is less than 1.25x.

A “DSCR Cure Event” means the debt service coverage ratio (as calculated in the 10 Brookline Place Loan Combination documents and based on the trailing three-month period immediately preceding the date of determination) is at least 1.25x for two consecutive quarters.

■	Property Management. The property is managed by The Bulfinch Companies, Inc., an affiliate of the borrower. The lender may require the borrower to terminate the management agreement and replace the manager with a manager qualified in the lender’s discretion and otherwise in accordance with the terms of the 10 Brookline Place Loan Combination documents, pursuant to a replacement management agreement, if (a) an event of default under the 10 Brookline Place Loan Combination documents has occurred and remains uncured, (b) the manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, or (c) a default by the manager occurs under the management agreement and continues beyond applicable cure periods.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Partial Release of Collateral. Not permitted.

LOAN #8: 10 BROOKLINE PLACE

■	Terrorism Insurance. The borrower is required to maintain the following insurance policies covering perils of terrorism and acts of terrorism (and losses therefrom): (i) an “all-risk” insurance policy that provides coverage in an amount equal to 100% of the full replacement cost of the 10 Brookline Place Property, with no deductible in excess of $25,000 (provided, however, that deductibles for damage caused by earth movement and wind may not exceed 5% of the total insurable value of the applicable individual property), and (ii) a business interruption insurance policy that provides 24 months of business interruption coverage (plus up to six months of extended indemnity). If the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect, then the borrower’s requirement for the terrorism insurance premium will be capped at the amount equal to two times the amount of the insurance premium payable in respect of the Property. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #9: ORACLE CROSSINGS

SPROUTS
FARMERS MARKET
FARM FRESH PRODUCE

Oracle Crossings
SPROUTS
FARMERS MARKET
HomeGoods
TODAY'S PATIO
FLEET FEET
Sports
BRAKEmax
CAR CARE CENTERS
TREK
BICYCLES OF TUCSON

HomeGoods

KOHL'S

CARRABBA'S
ITALIAN GRILL

LOAN #9: ORACLE CROSSINGS

LOAN #9: ORACLE CROSSINGS

LOAN #9: ORACLE CROSSINGS

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Oro Valley, Arizona	Cut-off Date Balance	$30,795,000
Property Type	Retail	Cut-off Date Balance per SF	$122.59
Size (SF)	251,194	Percentage of Initial Pool Balance	3.5%
Total Occupancy as of 10/1/2018	98.2%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/1/2018	98.2%	Type of Security	Fee Simple
Year Built / Latest Renovation	2006 / NAP	Mortgage Rate	4.88000%
Appraised Value	$41,600,000	Original Term to Maturity (Months)	120
Appraisal Date	10/8/2018	Original Amortization Term (Months)	360
Borrower Sponsors	Town West Realty, Inc. and Town West Realty II, Inc.	Original Interest Only Period (Months)	12
Property Management	Town West Realty, Inc.	First Payment Date	2/6/2019
Maturity Date	1/6/2029

Underwritten Revenues	$4,090,980
Underwritten Expenses	$1,217,146	Escrows(1)
Underwritten Net Operating Income (NOI)	$2,873,835	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,752,998	Taxes	$280,095	$56,019
Cut-off Date LTV Ratio	74.0%	Insurance	$11,190	$5,595
Maturity Date LTV Ratio	62.3%	Replacement Reserve	$0	$2,570
DSCR Based on Underwritten NOI / NCF	1.47x / 1.41x	TI/LC(2)	$550,000	$0
Debt Yield Based on Underwritten NOI / NCF	9.3% / 8.9%	Other(3)	$32,938	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$30,795,000	72.6%	Purchase Price	$41,061,255	96.7%
Principal’s New Cash Contribution	10,991,621	25.9	Reserves	874,222	2.1
Other Sources(4)	659,018	1.6	Closing Costs	510,162	1.2

Total Sources	$42,445,638	100.0%	Total Uses	$42,445,638	100.0%

(1)	See “—Escrows” below.
(2)	The TI/LC reserve is subject to an initial cap of $550,000 (the “Initial Leasing Reserve Cap”). Following the date that Sprouts Farmers Market has renewed its lease for a term of at least five years, and assuming no Oracle Crossings Trigger Period (as defined below) has occurred and is continuing (a “Leasing Reserve Cap Reduction Event”), the TI/LC reserve will be subject to a cap of $300,000 (the “Reduced Leasing Reserve Cap”). The borrower is required to make monthly deposits of approximately $8,373 into the TI/LC reserve on each monthly payment date until the balance in the TI/LC reserve equals or exceeds (i) the Initial Leasing Reserve Cap (prior to a Leasing Reserve Cap Reduction Event), or (ii) the Reduced Leasing Reserve Cap (following a Leasing Reserve Cap Reduction Event).
(3)	Other Upfront escrow represents $32,938 for deferred maintenance.
(4)	Other Sources represents seller credits in connection with the acquisition of the Oracle Crossings Property (as defined below).

■	The Mortgage Loan. The mortgage loan (the “Oracle Crossings Loan”) is evidenced by a note in the original principal amount of $30,795,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 251,194 SF anchored retail shopping center located in Oro Valley, Arizona (the “Oracle Crossings Property”). The Oracle Crossings Loan was originated by Citi Real Estate Funding Inc. on December 12, 2018. The Oracle Crossings Loan has an outstanding principal balance as of the Cut-off Date of $30,795,000 and an interest rate of 4.88000% per annum. The Oracle Crossings Loan represents approximately 3.5% of the Initial Pool Balance. The proceeds of the Oracle Crossings Loan along with approximately $11.0 million of new cash contribution were primarily used to acquire the Oracle Crossings Property, fund upfront reserves and pay closing costs.

The Oracle Crossings Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Oracle Crossings Loan requires payments of interest only for the initial 12 months, followed by monthly payments of principal and interest sufficient to amortize the Oracle Crossings Loan over a 30-year amortization schedule. The scheduled maturity date of the Oracle Crossings Loan is the due date in January 2029. Voluntary prepayment of the Oracle Crossings Loan is permitted on or after October 6, 2028 without payment of any prepayment premium. Provided no event of default under the Oracle Crossings Loan documents is continuing, defeasance of the Oracle Crossings Loan with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents is permitted at any time after the second anniversary of the securitization closing date.

■	The Mortgaged Property. The Oracle Crossings Property is a 251,194 SF anchored retail center located in Oro Valley, Arizona, approximately 8.9 miles north of downtown Tucson, Arizona. The Oracle Crossings Property was constructed in 2006 on an approximately 28.3 acre site with 1,158 surface parking spaces, resulting in a parking ratio of approximately 4.6 spaces per 1,000 SF. As of October 1, 2018, the Oracle Crossings Property was approximately 98.2% occupied by 32 tenants including anchors Sprouts Farmers Market, Kohl’s and Home Goods. Kohl’s lease is a ground lease expiring in January 2027 with eight, five-year renewal options remaining. The two largest tenants by UW Base Rent, Sprouts Farmers Market and Kohl’s, have been tenants at the property since its construction in 2006. National tenants located at the Oracle Crossings Property, but not falling within the top 10 tenants by UW Base Rent include Smashburger, Dunkin Donuts, Goodwill, Carrabba’s Italian Grill, Leslie’s Pool Supplies and Sport Clips. Since

LOAN #9: ORACLE CROSSINGS

2014, occupancy has not fallen below 96.0% and has averaged approximately 98.3%. Based on SF, the weighted average lease term of tenants at the Oracle Crossings Property is approximately 15.2 years.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Oracle Crossings Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF(3)	Occupancy Cost(4)	Lease Expiration	Renewal / Extension Options
Sprouts Farmers Market	NR / NR / NR	30,033	12.0%	$488,036	15.3%	$16.25	$635	3.3%	2/28/2021	4, 5-year options
Kohl’s(5)	BBB / Baa2 / BBB-	88,904	35.4	222,000	7.0	$2.50	NAV	NAV	1/31/2027	8, 5-year options
Summit Hut	NR / NR / NR	11,128	4.4	189,176	5.9	$17.00	$158	10.7%	6/30/2023	2, 5-year options
Home Goods	NR / A2 / A+	23,948	9.5	179,610	5.6	$7.50	$268	4.4%	7/31/2021	4, 5-year options
El Charro Café	NR / NR / NR	4,459	1.8	173,366	5.4	$38.88	$450	9.6%	5/31/2019	4, 3-year options
Today’s Patio	NR / NR / NR	18,363	7.3	152,964	4.8	$8.33	$159	7.9%	2/29/2024	NAP
Pacific Dental	NR / NR / NR	3,500	1.4	117,306	3.7	$33.52	NAV	NAV	7/31/2023	2, 5-year options
Massage Envy	NR / NR / NR	3,750	1.5	115,875	3.6	$30.90	NAV	NAV	5/31/2023	1, 5-year option
Southern AZ Urgent Care	NR / NR / NR	4,214	1.7	111,156	3.5	$26.38	NAV	NAV	9/30/2019	NAP
AT&T	A- / Baa2 / BBB	3,000	1.2	108,000	3.4	36.00	NAV	NAV	7/31/2021	NAP
Ten Largest Owned Tenants		191,299	76.2%	$1,857,488	58.2%	$9.71
Remaining Tenants		55,362	22.0	1,333,943	41.8	$24.09
Vacant		4,533	1.8	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		251,194	100.0%	$3,191,431	100.0%	$12.94

(1)	Based on the underwritten rent roll dated October 1, 2018 and includes contractual rent steps of $59,908 through October 1, 2019.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Tenant Sales $ per SF were provided by the borrower and reflect year-end sales for 2017.
(4)	Occupancy Cost is based on gross rent.
(5)	Kohl’s owns its improvements and operates under a ground lease at the Oracle Crossings Property.

The following table presents certain information relating to the lease rollover schedule at the Oracle Crossings Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	1,300	0.5%	0.5%	$33,098	1.0%	$25.46	1
2019	10,673	4.2	4.8%	358,722	11.2	$33.61	3
2020	11,713	4.7	9.4%	295,170	9.2	$25.20	4
2021	73,119	29.1	38.5%	1,174,365	36.8	$16.06	10
2022	9,017	3.6	42.1%	235,817	7.4	$26.15	5
2023	19,540	7.8	49.9%	455,641	14.3	$23.32	4
2024	18,363	7.3	57.2%	152,964	4.8	$8.33	1
2025	0	0.0	57.2%	0	0.0	$0.00	0
2026	8,565	3.4	60.6%	165,248	5.2	$19.29	2
2027	88,904	35.4	96.0%	222,000	7.0	$2.50	1
2028	5,467	2.2	98.2%	98,406	3.1	$18.00	1
2029	0	0.0	98.2%	0	0.0	$0.00	0
2030 & Thereafter	0	0.0	98.2%	0	0.0	$0.00	0
Vacant	4,533	1.8	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	251,194	100.0%		$3,191,431	100.0%	$12.94	32

(1)	Calculated based on the approximate square footage occupied by each collateral tenant and includes space for Kohl’s which is on a ground lease.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Based on the underwritten rent roll dated October 1, 2018 and includes contractual rent steps of $59,908 through October 1, 2019.

The following table presents certain information relating to historical leasing at the Oracle Crossings Property:

Historical Leased %(1)

	2015	2016	2017	As of 10/1/2018(2)
Owned Space	100.0%	96.0%	98.2%	98.2%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Based on the underwritten rent roll dated October 1, 2018.

LOAN #9: ORACLE CROSSINGS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Oracle Crossings Property:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 9/30/2018	Underwritten	Underwritten $ per SF
Base Rent	$2,987,112	$3,000,831	$2,931,277	$3,032,273	$3,131,523	$12.47
Rent Steps(2)	0	0	0	0	59,908	0.24
Gross Up Vacancy	0	0	0	0	94,492	0.38
Reimbursements	774,082	703,668	937,291	995,478	997,987	3.97
Other Income(3)	7,881	12,261	12,831	6,029	6,029	0.02
Vacancy & Credit Loss	0	0	0	0	(198,959)	(0.79)
Effective Gross Income	$3,769,075	$3,716,760	$3,881,399	$4,033,780	$4,090,980	$16.29

Real Estate Taxes	$476,398	$452,037	$650,983	$669,792	$658,536	$2.62
Insurance	41,735	41,385	39,625	38,244	63,941	0.25
Management Fee	76,516	75,271	75,989	77,760	122,729	0.49
Other Operating Expenses	351,389	309,976	357,704	371,939	371,939	1.48
Total Operating Expenses	$946,038	$878,669	$1,124,301	$1,157,735	$1,217,146	$4.85

Net Operating Income	$2,823,037	$2,838,091	$2,757,098	$2,876,045	$2,873,835	$11.44
TI/LC	0	0	0	0	90,002	0.36
Capital Expenditures	0	0	0	0	30,835	0.12
Net Cash Flow	$2,823,037	$2,838,091	$2,757,098	$2,876,045	$2,752,998	$10.96

Occupancy	100.0%	96.0%	98.2%	98.2%	95.4%(4)
NOI Debt Yield	9.2%	9.2%	9.0%	9.3%	9.3%
NCF DSCR(5)	1.44x	1.45x	1.41x	1.47x	1.41x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Underwritten Rent Steps includes contractual rent steps of $59,908 through October 1, 2019.
(3)	Other Income is comprised of cleaning and recycling income for two tenants and other miscellaneous income.
(4)	Represents an underwritten economic vacancy of 4.6%.
(5)	Based on the annual amortizing debt service payments of the Oracle Crossings Loan after the expiration of the initial interest only period of 12 months.

■	Appraisal. According to the appraisal, the Oracle Crossings Property had an “as-is” appraised value of $41,600,000 as of an effective date of October 8, 2018.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$42,000,000	N/A	7.00%
Discounted Cash Flow Approach	$41,600,000	8.75%	7.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated September 14, 2018, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Oracle Crossings Property.

Market Overview and Competition. The Oracle Crossings Property is located in Oro Valley, Pima County, Arizona, within the Tucson metropolitan statistical area (the “Tucson MSA”). According to the U.S. Census Bureau, the Tucson MSA had a population of approximately 1.0 million as of year-end 2017. The Oracle Crossings Property is located approximately 8.9 miles north of downtown Tucson. The University of Arizona’s main campus is located on approximately 380 acres in central Tucson, approximately one-mile northeast of downtown Tucson. For the fall 2017 semester, total enrollment at the University of Arizona was 44,831 students. Top employers in the Tucson MSA include the University of Arizona, Raytheon Missile Systems, Davis-Monthan Air Force Base, Walmart and U.S. Customs and Border Protection. The 2018 estimated population within a one-, three- and five-mile radius of the Oracle Crossings Property is approximately 4,724, 38,121 and 142,991, respectively. Median household income within a one-, three- and five-mile radius is $56,368, $61,459 and $57,079, respectively. As of October 2018, the Tucson MSA had an unemployment rate of 4.1%.

According to a third party report, the Oracle Crossings Property is located within the north retail submarket cluster within the Tucson MSA which contained a total of approximately 12.3 million SF, had a vacancy rate of 4.7% and had asking rents of $18.81 per SF as of the second quarter 2018. As of second quarter 2018 the north retail submarket cluster reported positive net absorption of 142,604 SF. According to a third party report, the Oracle Crossings Property is located within the Foothill submarket. Shopping center inventory within the Foothills submarket was approximately

LOAN #9: ORACLE CROSSINGS

2.9 million SF and had a 5.0% vacancy rate, which is less than the Tucson MSA’s shopping center vacancy rate of 9.0% as of the second quarter of 2018, and asking rents of $20.83 per SF.

The following table presents certain information relating to the primary competition for the Oracle Crossings Property:

Competitive Set(1)

	Oracle Crossings	Entrada De Oro Shopping Center	Plaza Escondida	La Toscana Village	Oracle Plaza	Plaza del Oro	Rooney Ranch	Oro Valley Marketplace
Distance from Subject	-	0.8 miles	0.6 miles	1.0 miles	1.9 miles	3.4 miles	4.6 miles	6.6 miles
Year Built	2006	1979	1985	1974	1980	1977 / 2017	1999	1997
Total GLA	251,194	88,665	91,121	108,711	120,000	112,425	565,610	102,681
Total Occupancy	98.2%(2)	95.0%	91.3%	96.6%	96.6%	98.6%	89.2%	90.2%

(1)	Source: Appraisal.
(2)	Occupancy as of underwritten rent roll dated October 1, 2018.

■	The Borrower. The borrower is Oracle Crossings LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Oracle Crossings Loan. The non-recourse carve-out guarantors and borrower sponsors of the Oracle Crossings Loan are Town West Realty, Inc. and Town West Realty II, Inc.

James Horvath is the President of Town West Realty, Inc., Town West Realty II, Inc. and Town West Design Development, Inc. (collectively “The Town West Companies”), all of which are based in Tucson, Arizona. The Town West Companies specialize in commercial real estate investments, development, construction and property and asset management. James Horvath is also the co-founder and Director of Commerce Bank of Arizona, which has branch offices in the greater Tucson and Phoenix areas.

■	Escrows. On the origination date of the Oracle Crossings Loan, the borrower funded escrow reserves of (i) $280,095 for real estate taxes, (ii) $11,190 for insurance premiums, (iii) $550,000 for tenant improvement and leasing commissions, and (iv) $32,938 for deferred maintenance at the Oracle Crossings Property.

On each due date, the borrower is required to fund the following reserves with respect to the Oracle Crossings Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially estimated to be $56,019 per month), (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period (initially estimated to be $5,595 per month), (iii) a replacement reserve in an amount equal to $2,570, and (iv) a tenant improvements and leasing commission reserve in an amount equal to $8,373 until the balance equals or exceeds (i) the Initial Leasing Reserve Cap (prior to a Leasing Reserve Cap Reduction Event), or (ii) the Reduced Leasing Reserve Cap (following a Leasing Reserve Cap Reduction Event)

■	Lockbox and Cash Management. The Oracle Crossings Loan is structured with a springing lockbox and springing cash management. During the continuance of an Oracle Crossings Trigger Period (as defined below), the borrower is required under the Oracle Crossings Loan documents to send tenant direction letters to all tenants of the Oracle Crossings Property instructing them to deposit all rents and other payments into the lockbox account controlled by the lender, and any funds received by the borrower or the property manager are required to be immediately deposited in the lockbox account. During an Oracle Crossings Trigger Period, all funds in the lockbox account are required to be transferred on each business day into a cash management account established for the sole and exclusive benefit of the lender, and applied to all required payments and reserves as set forth in the Oracle Crossings Loan documents. Provided that no Oracle Crossings Trigger Period is continuing, excess cash in the cash management account is required to be disbursed to the borrower in accordance with the Oracle Crossings Loan documents. Upon the occurrence of an event of default under the Oracle Crossings Loan documents, funds may be applied in such order of priority as the lender may determine.

An “Oracle Crossings Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default under the Oracle Crossings Loan documents or (ii) the debt service coverage ratio being less than 1.20x (“DSCR Trigger Period”), provided that if the DSCR Trigger Period Avoidance Conditions (as defined below) are satisfied, no DSCR Trigger Period will be considered to have occurred, and (B) expiring upon (y) with respect to an Oracle Crossings Trigger Period which commenced in connection with clause (i) above, the cure, if applicable, of such event of default, and (z) with respect to an Oracle Crossings Trigger Period which commenced in connection with

LOAN #9: ORACLE CROSSINGS

clause (ii) above, the debt service coverage ratio being equal to or greater than 1.25x for two consecutive calendar quarters.

The “DSCR Trigger Period Avoidance Conditions” will occur if (a) within ten days of notice from the lender that the debt service coverage ratio is less than 1.20x, the borrower deposits an amount, in the form of cash or a letter of credit, that if added to the underwritten net cash flow of the Oracle Crossings Property would cause the debt service coverage ratio to be equal to or greater than 1.15x and (b) every three months thereafter for so long as the debt service coverage ratio is less than 1.20x, if the amount deposited is insufficient (when added to underwritten net cash flow) to cause the debt service coverage ratio to be equal to or greater than 1.15x, the borrower makes a true up payment, in the form of cash or a letter of credit, in an amount that would cause the debt service coverage ratio to be equal to or greater than 1.15x.

■	Property Management. The Oracle Crossings Property is currently managed by Town West Realty, Inc., an affiliate of the borrower, pursuant to a management agreement. Under the Oracle Crossings Loan documents, the lender has the right, and has the right to direct the borrower, to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding; (ii) an Oracle Crossings Trigger Period exists; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrower has the right to replace the property manager with a successor property manager pursuant to a new management agreement that is approved in writing by the lender (which approval may be conditioned on receipt of a rating agency confirmation from the applicable rating agencies).

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Oracle Crossings Property, plus business interruption coverage in an amount equal to 100% of the projected gross income from the Oracle Crossings Property until the completion of restoration or the expiration of 18 months, with a three-month extended period of indemnity. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #10: LIBERTY STATION RETAIL

LOAN #10: LIBERTY STATION RETAIL

LIBERTY STATION EAST
Future Hotel
Developments (3)
(650 Rooms)
HARBOR SQUARE
N. HARBOR DRIVE
HOMEWOOD SUITES
(150 Rooms)
COURTYARD BY MARRIOTT
(200 Rooms)
THE LANDING
BLDG 193
NORTH CHAPEL
MARKETPLACE
NTC PARK
CUSHING ROAD
HISTORIC DECATUR ROAD
TRUXTUN ROAD
THE ARTS DISTRICT
DEWEY ROAD
ROOSEVELT ROAD
WOMBLE ROAD
FARRAGUT ROAD
LANNING ROAD
SIMS ROAD
RESIDENTIAL AREA
HIGH TECH SCHOOLS
FUTURE BOUTIQUE HOTEL
(79 Rooms)
THE LOT
ROCK CHURCH
E. PORTER ROAD
E. EVANS ROAD
E. BAINSBRIDGE ROAD
W. PORTER ROAD
W. EVANS ROAD
W. BAINSBRIDGE ROAD
Collateral

LOAN #10: LIBERTY STATION RETAIL

LOAN #10: LIBERTY STATION RETAIL

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	JPMCB
Location (City/State)	San Diego, California	Cut-off Date Balance(4)	$30,000,000
Property Type	Retail	Cut-off Date Balance per SF(3)	$357.03
Size (SF)	327,704	Percentage of Initial Pool Balance	3.4%
Total Occupancy as of 8/1/2018	92.4%	Number of Related Mortgage Loans(5)	1
Owned Occupancy as of 8/1/2018	92.4%	Type of Security(6)	Fee Simple/Leasehold
Year Built / Latest Renovation	1923, 1932, 1942, 2007 / 2007, 2009	Mortgage Rate	5.23000%
Appraised Value	$170,000,000	Original Term to Maturity (Months)	120
Appraisal Date	10/1/2018	Original Amortization Term (Months)	NAP
Borrower Sponsors(1)	Seligman & Associates, Inc. and	Original Interest Only Period (Months)	120
Pendulum Property Partners, LLC	First Payment Date	1/1/2019
Property Management(2)	Various	Maturity Date	12/1/2028

Underwritten Revenues	$13,968,591
Underwritten Expenses	$4,609,164	Escrows(7)
Underwritten Net Operating Income (NOI)	$9,359,427	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,982,567	Taxes	$515,493	$103,098
Cut-off Date LTV Ratio(3)	68.8%	Insurance	$0	$0
Maturity Date LTV Ratio(3)	68.8%	Replacement Reserve	$4,074	$4,074
DSCR Based on Underwritten NOI / NCF(3)	1.51x / 1.45x	TI/LC(8)	$27,159	$27,309
Debt Yield Based on Underwritten NOI / NCF(3)	8.0% / 7.7%	Other	$1,202,027	$0

Sources and Uses

Sources	$	%	Uses	$	%
Loan Combination Amount	$117,000,000	68.6%	Purchase Price(9)	$165,357,991	97.0%
Principal’s New Cash Contribution	53,514,050	31.4%	Closing Costs	3,407,306	2.0
			Reserves	1,748,753	1.0
Total Sources	$170,514,050	100.0%	Total Uses	$170,514,050	100.0%

(1)	Seligman & Associates, Inc. is the guarantor of the non-recourse carveouts under the Liberty Station Retail Loan Combination (as defined below) documents.
(2)	See “—Property Management” below.
(3)	Calculated based on the aggregate outstanding principal balance of the Liberty Station Retail Loan Combination (as defined below).
(4)	The Cut-off Date Balance of $30,000,000 represents the non-controlling note A-3, which, together with the controlling and non-controlling pari passu notes A-1 and A-2 with an aggregate original principal balance of $87,000,000, comprise the “Liberty Station Retail Loan Combination” with a total original principal balance of $117,000,000.
(5)	The borrower sponsors of the Liberty Station Retail Loan Combination (as defined below) are also the sponsors of the 8701 Georgia Avenue loan within the Benchmark 2019-B9 securitization.
(6)	A portion of the collateral includes the borrowers’ leasehold interests in each of the five parcels of the Liberty Station Retail Property, ground leased from the Redevelopment Agency of the City of San Diego as the ground lessor. The annual ground lease rental payment for each ground lease is $1, which was prepaid at the beginning of the term. The borrowers own the Liberty Station Retail Property as tenants-in-common. Please see “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common” in the Prospectus for additional information.
(7)	See “—Escrows” below.
(8)	The TI/LC Escrow is subject to a cap of $1,638,520.
(9)

The stated purchase price of the Liberty Station Retail Property was approximately $168.0 million, which is inclusive of an $11.0 million prepayment penalty paid by the sponsor at loan origination. The Purchase Price above is net of seller proration’s in the amount of approximately $2.6 million associated with rent collections, reimbursements and security deposits.

■	The Mortgage Loan. The mortgage loan (the “Liberty Station Retail Loan”) is part of a loan combination (the “Liberty Station Retail Loan Combination”) evidenced by three pari passu notes with an aggregate outstanding original principal balance of $117,000,000. The Liberty Station Retail Loan Combination is secured by a first mortgage encumbering the borrowers’ fee simple and leasehold interests in a 327,704 SF anchored retail center located in San Diego, California (the “Liberty Station Retail Property”). The Liberty Station Retail Loan was originated by JPMorgan Chase Bank, National Association (“JPMCB”) on November 15, 2018, and represents approximately 3.4% of the Initial Pool Balance. The Liberty Station Retail Loan is evidenced by the non-controlling note A-3, has an outstanding principal balance as of the Cut-off Date of $30,000,000 and an interest rate of 5.23000% per annum. The related companion loans are evidenced by the controlling note A-1 ($50,000,000) and non-controlling note A-2 ($37,000,000) which are currently held by JPMCB and are expected to be contributed to one or more future securitizations. The proceeds of the Liberty Station Retail Loan Combination along with approximately $53.5 million of new cash contributions were used to acquire the Liberty Station Retail Property, fund reserves and pay closing costs.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	JPMCB(1)	Yes
A-2	$37,000,000	$37,000,000	JPMCB(1)	No
A-3	$30,000,000	$30,000,000	Benchmark 2019-B9	No
Total	$117,000,000	$117,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

LOAN #10: LIBERTY STATION RETAIL

The Liberty Station Retail Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Liberty Station Retail Loan Combination requires interest only payments for the entirety of the loan term. The scheduled maturity date of the Liberty Station Retail Loan Combination is the due date in December 2028. Provided that no event of default has occurred and is continuing under the Liberty Station Retail Loan Combination documents, the borrowers have the option to (i) defease the Liberty Station Retail Loan Combination in whole, but not in part, at any time after two years after the closing date of the securitization that includes the last note to be securitized, or (ii) prepay the Liberty Station Retail Loan Combination in whole, but not in part, on or after January 4, 2021, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. The Liberty Station Retail Loan Combination is prepayable without penalty on or after October 1, 2028.

■	The Mortgaged Property. The Liberty Station Retail Property is an approximately 327,704 SF, anchored retail center located in San Diego, California. Originally constructed in various stages from 1923 to 2007, and most recently renovated in 2009, the Liberty Station Retail Property is situated on an approximately 21.5 acre site and previously served as a naval training center. The City of San Diego approved the redevelopment of a portion of the training center and established the area as a site for an approximately 360-acre urban village, of which the Liberty Station Retail Property is a part. The Liberty Station Retail Property consists of 18 buildings that are dispersed across five different sections within the larger development, each offering a different retail experience. The design of the urban village is focused on entertainment, restaurants, and daily needs along with various experiential components geared towards keeping customers on site.

As of August 1, 2018, the Liberty Station Retail Property was 92.4% leased by a roster of 69 tenants under 71 leases. Fifty-four of the tenants are retail, restaurant and entertainment tenants, totaling 260,824 SF, and 15 tenants are office tenants, totaling 41,813 SF. The Liberty Station Retail Property is anchored by VONS Companies, Stone Brewing Co., Liberty Public Market, Trader Joes and Corvette Diner, which collectively represent approximately 38.4% of NRA and approximately 29.6% of underwritten base rent. The Liberty Station Retail Property has experienced recent leasing momentum, with 30 tenants accounting for 104,794 SF and 39.6% of underwritten base rent, having renewed or signed new leases since May 2017. Gross sales for the trailing 12 month period, as of December 31, 2018, at the Liberty Station Retail Property are approximately $70.2 million for tenants that are required to report sales. The Liberty Station Retail Property reports average restaurant sales exceeding $574 per SF.

The largest tenant at the Liberty Station Retail Property, VONS Companies, leases 51,839 SF and accounts for approximately 12.2% of underwritten base rent. Founded in 1906, VONS Companies is a southern California supermarket chain that provides a wide array of grocery and general merchandise items. VONS Companies has 273 stores throughout southern California and Nevada, and also operates grocery delivery services in major U.S. cities and suburbs as well as offering online ordering capabilities. VONS Companies leases its space through October 2027 with four five-year extension options remaining. VONS Companies is located at Liberty Station Marketplace. The second largest tenant at the Liberty Station Retail Property, Stone Brewing Co., leases 22,514 SF and accounts for approximately 5.2% of underwritten base rent. Stone Brewing Co. has been at the Liberty Station Retail Property since 2011 and is the eighth largest craft brewery in the U.S. Stone Brewing Co. has been listed as one of the fastest growing private companies from Inc. 500 | 5,000 11 times. Stone Brewing Co. has accentuated the location’s historical naval presence through its layout, which replicates a military mess hall. The space also includes a large indoor and outdoor eating space, bars and games. Stone Brewing Co. leases its space through August 2027 with three five-year extension options remaining. The third largest tenant at the Liberty Station Retail Property, Liberty Public Market, leases 21,929 SF of NRA and accounts for approximately 6.0% of underwritten base rent. Liberty Public Market was the first public market in San Diego offering an extensive variety of culinary options under one roof. Liberty Public Market is open seven days a week, and the space is home to 27 vendors with an additional five vendors expected to be added. Liberty Public Market leases its space through January 2026 with two five-year extension options remaining. Both Stone Brewing Co. and Liberty Public Market are located at The Landing.

The Liberty Station Retail Property is located approximately 4.3 miles from downtown San Diego and adjacent to San Diego Bay. The Liberty Station Retail Property is located in the Point Loma/Sports Arena retail submarket in San Diego. Point Loma is a peninsula community, which is surrounded by the Pacific Ocean and Ocean Beach. Point Loma, outside of its high concentration of military bases, is primarily a residential community with high barriers to entry for retail developments. Regional access to the Liberty Station Retail Property is provided by Interstate-8 and Interstate-5. The Liberty Station Retail Property is approximately 1.3 miles away from the San Diego International Airport.

LOAN #10: LIBERTY STATION RETAIL

The following table presents certain information relating to the tenants at the Liberty Station Retail Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Tenant Sales $ per SF(4)	Occupancy Cost(4)	Lease Expiration	Renewal / Extension Options
VONS Companies	NR/B3/B	51,839	15.8%	$1,176,911	12.2%	$22.70	$390	6.8%	10/31/2027	4, 5-year options
Liberty Public Market	NR/NR/NR	21,929	6.7	575,000	6.0	26.22	$641	6.8%	1/31/2026	2, 5-year options
828 Events	NR/NR/NR	14,896	4.5	549,473	5.7	36.89	$187	28.7%	5/31/2029(5)	NAP
Stone Brewing Co.	NR/NR/NR	22,514	6.9	503,709	5.2	22.37	NAV	NAV	8/31/2027	3, 5-year options
Metron Inc.	NR/NR/NR	10,658	3.3	428,132	4.4	40.17	NAV	NAV	8/1/2025	NAP
Trader Joes	NR/NR/NR	14,843	4.5	352,730	3.7	23.76	NAV	NAV	3/31/2022	NAP
Corvette Diner	NR/NR/NR	14,801	4.5	246,463	2.6	16.65	NAV	NAV	6/21/2024	4, 5-year options
Navy Federal Credit Union	NR/NR/NR	5,643	1.7	223,914	2.3	39.68	NAV	NAV	5/31/2022	1, 5-year option
Panera Bread	NR/Baa1/A-	4,500	1.4	222,750	2.3	49.50	$438	13.9%	5/31/2022	1, 5-year option
Oggi’s Pizza & Brewing	NR/NR/NR	4,200	1.3	218,736	2.3	52.08	$462	15.9%	1/17/2022	NAP
All Occupied Tenants		302,637	92.4%	$9,659,311	100.0%	$31.92
Vacant		25,067	7.6%	0	0.0%	0.00
Total / Wtd. Avg. All Owned Tenants		327,704	100.0%	$9,659,311	100.0%	$31.92

(1)	Based on the underwritten rent roll dated August 1, 2018.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF represent average in-place leases based on the August 1, 2018 rent roll and contractual rent steps through October 22, 2019 totaling approximately $205,310.
(4)	Tenant Sales $ per SF and Occupancy Cost for 828 Events are associated with 6,119 SF currently occupied by the tenant. In January 2019, 828 Events leased an additional 8,777 SF, for which Sales $ per SF and Occupancy Cost figures are not available.
(5)	6,119 SF associated with 828 Events has a lease expiration date of April 30, 2030.

The following table presents certain information relating to the lease rollover schedule at the Liberty Station Retail Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	11,006	3.4	3.4%	387,315	4.0	$35.19	5
2020	23,603	7.2	10.6%	827,540	8.6	$35.06	10
2021	13,408	4.1	14.7%	447,399	4.6	$33.37	6
2022	59,174	18.1	32.7%	2,317,698	24.0	$39.17	19
2023	13,336	4.1	36.8%	505,711	5.2	$37.92	5
2024	24,356	7.4	44.2%	589,964	6.1	$24.22	4
2025	14,800	4.5	48.7%	569,223	5.9	$38.46	3
2026	29,827	9.1	57.8%	863,588	8.9	$28.95	4
2027	89,382	27.3	85.1%	2,244,970	23.2	$25.12	9
2028	8,849	2.7	87.8%	356,432	3.7	$40.28	4
2029	8,777	2.7	90.5%	315,972	3.3	$36.00	1
2030 & Thereafter	6,119	1.9	92.4%	233,501	2.4	$38.16	1
Vacant	25,067	7.6	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	327,704	100.0%		$9,659,311	100.0%	$31.92	71

(1)	Based on the underwritten rent roll dated August 1, 2018.
(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF represent average in-place leases based on the August 1, 2018 rent roll and contractual rent steps through October 22, 2019 totaling approximately $205,310.

The following table presents certain information relating to historical leasing at the Liberty Station Retail Property:

Historical Leased%(1)

	2015	2016	2017	As of 8/1/2018(2)
Owned Space	85.0%	91.0%	92.0%	92.4%

(1)	As provided by the borrower and which represents the average occupancy for the indicated year unless otherwise specified.
(2)	Based on the underwritten rent roll dated August 1, 2018.

LOAN #10: LIBERTY STATION RETAIL

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Liberty Station Retail Property:

Cash Flow Analysis

	2015	2016	2017	TTM 8/31/2018	Underwritten	Underwritten $ per SF
Base Rent(1)	$7,296,384	$8,336,929	$8,927,236	$9,246,582	$9,659,311	$29.48
Vacant Income(2)	0	0	0	0	761,030	2.32
Percentage Rent(3)	0	25,137	197,253	280,348	251,454	0.77
Total Reimbursement Revenue	1,949,680	2,616,920	2,617,534	3,206,254	4,015,985	12.25
Other Income(4)	16,469	8,828	10,607	6,019	41,841	0.13
Gross Revenue	$9,262,534	$10,987,815	$11,752,629	$12,739,202	$14,729,621	$44.95
Vacancy & Credit Loss	0	0	0	0	(761,030)	(2.32)
Concessions	0	0	0	0	0	0.00
Effective Gross Income	$9,262,534	$10,987,815	$11,752,629	$12,739,202	$13,968,591	$42.63

Real Estate Taxes	$713,415	$745,999	$1,555,565	$1,174,783	$2,076,800	$6.34
Insurance	126,783	126,445	110,982	137,471	137,471	0.42
Management Fee	334,527	348,314	378,488	398,681	419,058	1.28
Other Operating Expenses	1,754,188	2,067,002	2,056,956	1,975,836	1,975,836	6.03
Total Operating Expenses	$2,928,914	$3,287,760	$4,101,991	$3,686,770	$4,609,164	$14.07

Net Operating Income(5)	$6,333,620	$7,700,055	$7,650,638	$9,052,432	$9,359,427	$28.56
TI/LC, Capex/RR	0	0	0	0	376,860	1.15
Net Cash Flow	$6,333,620	$7,700,055	$7,650,638	$9,052,432	$8,982,567	$27.41

Occupancy(6)	85.0%	91.0%	92.0%	92.4%	92.4%
NOI Debt Yield	5.4%	6.6%	6.5%	7.7%	8.0%
NCF DSCR	1.02x	1.24x	1.23x	1.46x	1.45x

(1)	Underwritten Base Rent and Underwritten Base Rent $ per SF represents average in-place leases based on the August 1, 2018 rent roll and contractual rent steps through October 22, 2019 totaling approximately $205,310.
(2)	Vacant Income is inclusive of seven vacant units at the Liberty Station Retail Property totaling 25,067 SF, which includes one tenant that is currently in occupancy but has given notice to vacate.
(3)	Percentage Rent is associated with the estimated percentage rent payments for Captain Fish, Ikiru Sushi, Fig Tree Liberty, Luke 1909 and Breakfast Republic based on trailing 12 months’ sales ending August 2018.
(4)	Other Income is inclusive of cell tower income from an executed Verizon lease, late fees and non-sufficient funds fees, and administrative fees.
(5)	The increase in TTM 8/31/2018 Net Operating Income from 2017 Net Operating Income is primarily attributable to eight new triple net leases accounting for $744,561 in annual gross rent at the Liberty Station Retail Property.
(6)	Historical occupancies represents the average occupancy for the indicated year unless otherwise specified. TTM 8/31/2018 Occupancy is based on the underwritten rent roll dated August 1, 2018.

■	Appraisal. According to the appraisal, the Liberty Station Retail Property had an “as-is” appraised value of $170,000,000 as of October 1, 2018.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$168,400,000	N/A	5.00%

■	Environmental Matters. According to various Phase I environmental reports dated July 13, 2018 and July 16, 2018, the environmental consultants did not identify evidence of any recognized environmental conditions or recommendations for further action at Liberty Station Retail Property.

■	Market Overview and Competition. According to the appraisal, the 2018 estimated population within a one-, three- and five-mile radius of the Liberty Station Retail Property is 17,380, 102,941, and 306,665, respectively. Additionally, the median household income within a one-, three- and five-mile radius of the Liberty Station Retail Property is $77,924, $72,713, and $66,192, respectively. The median household income within a five-mile radius is 14.3% higher than the estimated 2018 California median household income of $57,920. According to CoStar as of November 2018, retail vacancy within the Point Loma/Sports Arena retail submarket is 3.2%, which is lower than the 3.8% weighted average vacancy rate within the submarket over the last four years.

The appraisal considered comparable leases from eight retail centers in the San Diego-Carlsbad, CA MSA located between 10.8 and 25.4 miles from the Liberty Station Retail Property. Comparable leases have net rentable areas ranging from approximately 1,090 SF to approximately 3,655 SF with base rent per SF ranging from $33.60 to $87.00 per SF. The appraiser also identified seven comparable anchor retail leases in the San Diego-Carlsbad, CA, MSA ranging from 12,078 SF to 32,000 SF with base rent per SF ranging from $19.92 to $32.52. The weighted average

LOAN #10: LIBERTY STATION RETAIL

base rent per SF for all leasing at the Liberty Station Retail Property is approximately $31.92, which compares favorably to the appraisal’s concluded market rent of $32.67 per SF.

■	The Borrowers. The borrowers are Seligman Liberty Station, LLC, Seligman Liberty Station II LLC, Seligman Liberty Station III LLC, Seligman Liberty Station IV LLC, and Seligman Liberty Station V LLC, each a Delaware limited liability company structured to be a bankruptcy remote entity with two independent directors in its organizational structure (collectively, the “Liberty Station Retail Borrowers”). The Liberty Station Retail Borrowers own the Liberty Station Retail Property (as defined below) as tenants-in-common.

The borrower sponsors are Seligman & Associates, Inc. (“Seligman & Associates”), which also serves as the non-recourse carveout guarantor of the Liberty Station Loan Combination, and Pendulum Property Partners, LLC (“Pendulum”). Seligman & Associates, along with founder Irving R. Seligman, founded the Seligman Group in 1954, the parent company of Seligman & Associates. The Seligman Group specializes in development, acquisition and management of commercial and residential properties throughout the western U.S. Pendulum is an owner, operator, developer and management firm of commercial and multi-family real estate assets, creating and executing value-enhancing strategies. Pendulum currently manages on behalf of The Seligman Group as its agent and asset manager, an asset portfolio of over 2.8 million square feet of office, retail and industrial assets, as well as 800 apartment units in San Francisco, Los Angeles, Orange County, Hawaii and Las Vegas.

■	Escrows. On the origination date, the Liberty Station Retail Borrowers deposited $970,683 for outstanding tenant improvements and leasing commissions in connection with five leases, $515,493 for upfront tax reserves, $231,344 for free rent credits in connection with five leases, $27,159 for upfront tenant improvements and leasing commission reserves and approximately $4,074 for upfront replacement reserves.

On each due date, the Liberty Station Retail Borrowers will be required to fund the following reserves (i) one-twelfth of the estimated annual real estate taxes, which currently equates to $103,098, (ii) an amount equal to $4,074 for replacement reserves (or $0.15 per SF annually), which reserve is not subject to a cap and (iii) an amount equal to approximately $27,309 for tenant improvements and leasing commission (or $1.00 per SF annually), subject to a cap of $1,638,520.

Insurance escrows are waived so long as the Liberty Station Retail Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each payment date, the Liberty Station Retail Borrowers will be required to fund an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

■	Lockbox and Cash Management. The Liberty Station Retail Loan Combination is structured with a hard lockbox and springing cash management. The Liberty Station Retail Borrowers were required within three business days of origination to send a tenant direction letter to each of the tenants at the Liberty Station Retail Property, instructing them to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the Liberty Station Retail Borrowers. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the Liberty Station Retail Loan Combination. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the Liberty Station Retail Loan Combination.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) the bankruptcy or insolvency of the Liberty Station Retail Borrowers or property manager, (iii) the debt service coverage ratio (as calculated in the loan documents and based on the trailing six-month period immediately preceding the date of determination) falling below 1.20x or (iii) the VONS Companies or any other lessee occupying the premises currently demised to VONS Companies (a “Specified Tenant”) (a) becoming involved in a bankruptcy or insolvency, (b) failing to renew its lease 12 months prior to its lease expiration date, or (c) going “dark”, vacating, ceasing to occupy or discontinuing operations in all or substantially all of the space leased to such tenant (a “Tenant Trigger Event”).

A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) above, if the Liberty Station Retail Borrowers replace the manager

LOAN #10: LIBERTY STATION RETAIL

with a qualified manager under a replacement management agreement, (c) with respect to clause (iii) above, a DSCR Cure Event (as defined below) has taken place, or (d) with respect to any Tenant Trigger Event, all or substantially all of the applicable specified tenant space is re-leased to one or more replacement tenants acceptable to lender and otherwise in accordance with the Liberty Station Loan Combination documents; provided that, notwithstanding the foregoing, a Tenant Trigger Event will be deemed to have been cured if, among other conditions, at least 70% of the space demised to a Specified Tenant is re-leased to one or more replacement tenants acceptable to the lender, and the debt service coverage ratio (calculated exclusive of any Specified Tenant relating to the applicable Tenant Trigger Event, but inclusive of any such replacement tenant or tenants) is equal to or greater than 1.25x.

A “DSCR Cure Event” means (i) the debt service coverage ratio (as calculated in the loan documents and based on the trailing six- month period immediately preceding the date of determination) is at least 1.25x for two consecutive quarters, or (ii) the Liberty Station Retail Borrowers posting with the lender cash or an irrevocable letter of credit in an amount that, if applied to repay the Liberty Station Retail Loan Combination, would cause the outstanding principal amount of the Liberty Station Retail Loan Combination to have a debt service coverage ratio of 1.25x.

■	Property Management. The Liberty Station Retail Property is managed by Seligman & Associates, LLC, an affiliate of the Liberty Station Retail Borrowers acting as the prime manager, and RiverRock Real Estate Group, Inc., acting as the sub-manager (collectively, the “Manager”).

■	Ground Leases. A portion of the collateral includes the Liberty Station Retail Borrowers’ leasehold interests in the Liberty Station Retail Property, ground leased from the City of San Diego as the ground lessor. The terms of all the ground leases for the ground lease tracts expire on December 31, 2070. The base rent under each ground lease is $1, which was prepaid at the beginning of the term. The Liberty Station Retail Borrowers have fee interest in a portion of the Liberty Station Marketplace.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Liberty Station Retail Loan documents require that the “all-risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the lesser of (i) the original principal balance of the Liberty Station Retail Loan or (ii) the full replacement cost of the Liberty Station Retail Property. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the Liberty Station Retail Property would provide, as determined by the lender. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

■	Use Restrictions. The Liberty Station Retail Property is situated within a site that previously served as a naval training center, which was subsequently redeveloped pursuant to a site plan approval by the City of San Diego. The site plan approval and certain Declaration of Covenants, Conditions, Restrictions and Reservation of Easements to which the Liberty Station Retail Property are subject require that the Liberty Station Retail Property be used in accordance with the aforementioned site plan approval and restrict the use of certain portions of the Liberty Station Retail Property. For additional information, see “Description of the Mortgage Pool—Zoning and Use Restrictions” in the Prospectus.

■	Subordinate Loans and Reverse 1031 Exchange. Certain loans (the “Liberty Station Subordinate Loans”) were made to the upper-tier indirect owner of each borrower and were secured by a pledge of such indirect upper-tier owner’s equity interest in the sole member of each borrower, to facilitate a “reverse” 1031 exchange under the Internal Revenue Code (each such transfer, a “Liberty Station 1031 Reverse Exchange Transfer”). The borrowers were required to complete, within 180 days following the origination date, such Liberty Station 1031 Reverse Exchange Transfer, upon which the Liberty Station Subordinate Loans would be paid off and the pledges released. On January 28, 2019, the Liberty Station 1031 Reverse Exchange Transfer was completed and the Liberty Station Subordinate Loans were paid off in full and the above-referenced pledges were released. For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” in the Prospectus.

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LOAN #11: psm building

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		JPMCB
Location (City/State)	Jupiter, Florida	Cut-off Date Balance		$27,250,000
Property Type	Industrial	Cut-off Date Balance per SF		$145.64
Size (SF)	187,103	Percentage of Initial Pool Balance		3.1%
Total Occupancy as of 2/1/2019	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/1/2019	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1968, 1990, 2010 / NAP	Mortgage Rate(2)		4.94000%
Appraised Value	$41,000,000	Original Term to Maturity (Months)(2)		120
Appraisal Date	10/26/2018	Original Amortization Term (Months)(2)		NAP
Borrower Sponsors(1)	Various	Original Interest Only Period (Months)(2)		120
Property Management	Harbor Group Management Co., LLC	First Payment Date		2/1/2019
		Anticipated Repayment Date(2)		1/1/2029
		Maturity Date(2)		6/1/2029

Underwritten Revenues	$4,780,350
Underwritten Expenses	$1,845,649	Escrows
Underwritten Net Operating Income (NOI)	$2,934,701		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,906,635	Taxes(3)	$69,514	$23,171
Cut-off Date LTV Ratio	66.5%	Insurance(4)	$0	$0
Maturity Date LTV Ratio	66.5%	Replacement Reserve	$2,339	$2,339
DSCR Based on Underwritten NOI / NCF	2.15x / 2.13x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	10.8% / 10.7%	Other(5)	$243,250	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$27,250,000	65.0%	Purchase Price	$40,800,000	97.3%
Principal’s New Cash Contribution	14,699,879	35.0%	Closing Costs	834,777	2.0
			Reserves	315,103	0.8
Total Sources	$41,949,879	100.0%	Total Uses	$41,949,879	100.0%

(1)	The borrower sponsors are HGGP Capital VIII, LLC, HGGP Capital IX, LLC, HGGP Capital X, LLC, HGGP Capital XI, LLC, HGGP Capital XII, LLC and HGGP Capital XIII, LLC, each of which is a Virginia limited liability company and a guarantor of the non-recourse carveouts under the PSM Building mortgage loan documents. The borrowers own the PSM Building Property (as defined below) as tenants-in-common. Please see “Description of the Mortgage Pool—Tenancies in Common” in the Prospectus for additional information.
(2)	From and after the Anticipated Repayment Date (“ARD”), the PSM Building mortgage loan will bear interest at a rate per annum equal to the greater of (a) 7.94000%, and (b) the then 10-year swap yield as of the ARD plus 8.00000%, provided that in no event may the revised interest rate exceed 9.94000% per annum. Original Term to Maturity (Months), Original Amortization Term (Months) and Original Interest Only Period (Months) were calculated through the ARD.
(3)	The related borrowers are required to deposit monthly escrows equal to one-twelfth of annual estimated real estate taxes (unless the borrowers provide evidence satisfactory to the lender that (i) all taxes and other charges have been paid prior to the related due date, (ii) the PSM Building Property consists entirely of one or more separate tax parcels, (iii) the PSM Lease (as defined in the loan documents), is in full force and effect and (iv) no event of default is continuing).
(4)	The borrowers are required to deposit monthly escrows equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of insurance coverage (unless (a) either (i) the PSM Building Property (as defined below) is insured under a blanket insurance policy meeting the requirements of the loan documents or (ii) the PSM Lease is in full force and effect and (b) no event of default is continuing).
(5)	Upfront Other Escrows includes an approximately $193,750 environmental reserve and $49,500 for deferred maintenance.

The following table presents certain information relating to the tenant at the PSM Building property (the “PSM Building Property”):

Largest Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Power Systems MFG, LLC(3)	NR / NR / NR	187,103	100.0%	$3,186,298	100.0%	$17.03	6/30/2029	1, 10-year option
All Tenants		187,103	100.0%	$3,186,298	100.0%	$17.03
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		187,103	100.0%	$3,186,298	100.0%	$17.03

(1)	Based on the underwritten rent roll dated February 1, 2019.
(2)	UW Base Rent and UW Base Rent $ per SF represents average rent over the remaining loan term (current contractual rent is $15.27 per SF).
(3)	Power Systems MFG, LLC is a wholly owned subsidiary of Ansaldo Energia S.P.A (“Ansaldo Energia”). Ansaldo Energia is 60.0% owned by Cdp Equity in the Cassa Depositi e Prestiti Group (an Italian state-owned entity) and 40.0% owned by Shanghai Electric (a Chinese state-owned producer of power generation machinery and mechanical equipment).

LOAN #11: psm building

The following table presents certain information relating to the lease rollover schedule at the PSM Building Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	187,103	100.0	100.0%	3,186,298	100.0	$17.03	1
2030 & Thereafter	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	187,103	100.0%		$3,186,298	100.0%	$17.03	1

(1)	Based on the underwritten rent roll dated February 1, 2019.
(2)	UW Base Rent and UW Base Rent $ per SF represents average rent over the remaining loan term (current contractual rent is $15.27 per SF).

The following table presents certain information relating to historical leasing at the PSM Building Property:

Historical Leased%(1)

	2015	2016	2017	As of 2/1/2019(2)
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Based on the underwritten rent roll dated February 1, 2019.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the PSM Building Property:

Cash Flow Analysis

	2015	2016	2017	TTM 10/31/2018	Underwritten	Underwritten $ per SF
Base Rent(1)	$2,108,475	$2,179,232	$2,589,144	$2,841,811	$3,186,298	$17.03
Vacant Income	0	0	0	0	0	0.00
Total Reimbursement Revenue	827,466	803,177	1,450,866	1,569,418	1,845,649	9.86
Gross Revenue	$2,935,941	$2,982,409	$4,040,010	$4,411,228	$5,031,947	$26.89
Vacancy & Credit Loss	0	0	0	0	(251,597)	(1.34)
Other Income(2)	110,263	30,000	332	1,606	0	0.00
Effective Gross Income	$3,046,204	$3,012,409	$4,040,342	$4,412,835	$4,780,350	$25.55

Real Estate Taxes	$249,981	$261,432	$276,024	$345,853	$544,470	$2.91
Insurance	125,146	109,124	64,264	138,647	99,927	0.53
Management Fee	209,712	207,714	186,193	164,715	191,214	1.02
Other Operating Expenses	238,833	224,352	919,585	866,448	1,010,038	5.40
Total Operating Expenses	$823,672	$802,622	$1,446,065	$1,515,662	$1,845,649	$9.86

Net Operating Income	$2,222,532	$2,209,787	$2,594,277	$2,897,172	$2,934,701	$15.68
Replacement Reserves	0	0	0	0	28,065	0.15
Net Cash Flow	$2,222,532	$2,209,787	$2,594,277	$2,897,172	$2,906,635	$15.53

Occupancy(3)	100.0%	100.0%	100.0%	100.0%	100.0%
NOI Debt Yield	8.2%	8.1%	9.5%	10.6%	10.8%
NCF DSCR	1.63x	1.62x	1.90x	2.12x	2.13x

(1)       Underwritten Base Rent represents average rent over the remaining loan term (current contractual rent is $15.27 per SF).

(2)       Other Income consists of parking revenue.

(3)       Historical occupancies are as of December 31 of each respective year. TTM 10/31/2018 Occupancy is as of February 1, 2019.

LOAN #12: AC Marriott downtown tucson

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Tucson, Arizona	Cut-off Date Principal Balance(5)		$25,000,000
Property Type(1)	Hospitality	Cut-off Date Principal Balance per Room(4)		$294,117.65
Size (Rooms)(2)	136	Percentage of Initial Pool Balance		2.8%
Total TTM Occupancy as of 11/30/2018	83.2%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 11/30/2018	83.2%	Type of Security(6)		Leasehold
Year Built / Latest Renovation(3)	1916-1928, 2017 / 2017	Mortgage Rate		5.38000%
Appraised Value	$59,420,000	Original Term to Maturity (Months)		120
Appraisal Date	11/13/2018	Original Amortization Term (Months)		360
Borrower Sponsors	David R. Dabdoub, Matthew Scott Stiteler	Original Interest Only Period (Months)		36
	and Paul Wilbur Chellgren	First Payment Date		2/6/2019
Property Management	Cima Enterprises, L.L.C.	Maturity Date		1/6/2029

Underwritten Revenues	$8,892,881
Underwritten Expenses	$3,897,832	Escrows
Underwritten Net Operating Income (NOI)	$4,995,049
Underwritten Net Cash Flow (NCF)	$4,592,626		Upfront	Monthly
Cut-off Date LTV Ratio(4)	67.3%	Taxes	$11,826	$2,365
Maturity Date LTV Ratio(4)	60.1%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(4)	1.86x / 1.71x	FF&E(7)	$0	3% of prior month’s rent
Debt Yield Based on Underwritten NOI / NCF(4)	12.5% / 11.5%	Other(8)	$0	$389

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$40,000,000	100.0%	Loan Payoff	$34,235,423	85.6%
			Principal Equity Distribution	5,023,196	12.6
			Closing Costs	729,554	1.8
			Reserves	11,826	0.0
Total Sources	$40,000,000	100.0%	Total Uses	$40,000,000	100.0%

(1)	The hotel parcel located at 151 East Broadway Boulevard (the “Hotel Parcel”) is subject to a condominium regime consisting of three units. Unit 1 is the ground floor retail unit (the “Retail Unit”), Unit 2 is the parking garage located on floors 2-5 above the retail unit (the “Parking Unit”), and Unit 3 is the hotel portion located on floors 6–8 above the parking garage (the “Hotel Unit”). The retail parcel is located adjacent to the Hotel Parcel at 256–278 East Congress Street (the “Retail Parcel” and, collectively with the Hotel Parcel, the “AC Marriott Downtown Tucson Property”).
(2)	The AC Marriott Downtown Tucson Property also consists of 23,259 SF of retail space. The retail space is 89.4% occupied as of November 30, 2018 and represents 7.5% of Underwritten Revenues.
(3)	The retail portion of the AC Marriott Downtown Tucson Property was built between 1916-1928 and renovated in 2017. The hotel and garage portions of the AC Marriott Downtown Tucson Property were built in 2017.
(4)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the AC Marriott Downtown Tucson Loan Combination.
(5)	The Cut-off Date Balance of $25,000,000 represents the controlling Note A-1, which, together with the non-controlling pari passu Note A-2, with an original principal balance of $15,000,000, comprise a loan combination (the “AC Marriott Downtown Tucson Loan Combination”).
(6)	The Hotel Unit, the Retail Unit and the Retail Parcel are encumbered by a land and improvements lease (the “Hotel Ground Lease”) whereby the City of Tucson (“Hotel Landlord”) leased the Hotel Unit, the Retail Unit and the Retail Parcel to the predecessor in interest to the AC Marriott Downtown Tucson borrower, 5 North Fifth Hotel, LLC (“Tenant”) in order to effectuate certain tax savings at the AC Marriott Downtown Tucson Property. The Parking Unit is encumbered by a separate triple net government excise lease (the “Parking Ground Lease” and, collectively with the Hotel Ground Lease, the “Ground Leases”) whereby the Rio Nuevo Multipurpose Facilities District, a special taxing district of the State of Arizona (“Parking Landlord”) leased the Parking Unit to Tenant in order to effectuate certain tax savings at the AC Marriott Downtown Tucson Property. The Hotel Ground Lease has a term of eight years with an expiration date of October 19, 2025. The Parking Ground Lease has a term of 25 years with an expiration date of October 19, 2042, unless the Rio Nuevo charter is not renewed by the State of Arizona on or before the expiration date on or about July 1, 2035, at which time the Parking Ground Lease will automatically terminate. Upon any expiration, cancellation or other cessation of the existence of the Ground Leases, the fee interest in the real property will automatically vest in the AC Marriott Downtown Tucson borrower. If the fee interest reverts to the AC Marriott Downtown Tucson borrower during the term of the AC Marriott Downtown Tucson Loan Combination, the AC Marriott Downtown Tucson borrower has agreed pursuant to the loan documents to cooperate and subject its fee interest to the lender’s security interest. In connection with the execution of the Ground Leases, the Tenant prepaid all ground rent upfront for the entire ground lease terms. As ground rent associated with the Ground Leases was prepaid upfront, the AC Marriott Downtown Tucson borrower is not required to make ground lease payments.
(7)	The monthly FF&E is equal to the greatest of (i) (x) with respect to the first monthly payment date through and including the monthly payment date in January, 2021, 3% and (y) with respect to each monthly payment date from February, 2021 and for each monthly payment date thereafter, 4% of the projected rents for the AC Marriott Downtown Tucson Hotel Unit for the prior month as set forth in the most recent approved annual budget, (ii) the then-current amount required by the management agreement and (iii) the then-current amount required by the franchise agreement for approved capital expenditures relating to the Hotel Unit and the repair and replacement of the FF&E.
(8)	Other Monthly Reserves represents a retail replacement reserve.

The following table presents certain information relating to the 2017 demand analysis with respect to the AC Marriott Downtown Tucson Property based on market segmentation, as provided in the appraisal for the AC Marriott Downtown Tucson Property:

2017 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
AC Marriott Downtown Tucson	55%	22%	23%

(1)	Source: Appraisal.

LOAN #12: AC Marriott downtown tucson

The following tables present certain information relating to historical occupancy, ADR and RevPAR at the AC Marriott Downtown Tucson Property and its competitive set, as provided in a market report for the property:

Historical Statistics(1)(2)

	AC Marriott Downtown Tucson		Competitive Set		Penetration

	12 /31/2017(1)	TTM 11/30/2018	12/31/2017	TTM 11/30/2018	12/31/2017	TTM 11/30/2018
Occupancy(3)	57.9%	83.2%	68.1%	69.3%	85.0%	120.1%
ADR	$145.87	$155.20	$114.21	$118.06	127.7%	131.5%
RevPAR	$84.49	$129.13	$77.82	$81.81	108.6%	157.8%

(1)	The Hotel Unit opened in September 2017. As a result, historical information prior to September 2017 is not available.
(2)	12/31/2017 figures are from a December 2017 travel research report and represent the four months the AC Marriott Downtown Tucson Hotel Unit was open for business. TTM 11/30/2018 figures are from a November 2018 travel research report.
(3)	Variances between occupancy figures from travel research reports and the borrower provided figures are attributable to variances in reporting methodologies and/or timing differences.

■	Operating History and Underwritten Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the AC Marriott Downtown Tucson Property:

Cash Flow Analysis(1)(2)

	TTM 11/30/2018(3)	Underwritten	Underwritten $ per Room
Room Revenue	$6,434,021	$6,434,021	$47,308.98
Food & Beverage Revenue	597,042	597,042	4,390.01
Retail Revenue	597,092	663,624	4,879.59
Parking Revenue	497,202	497,202	3,655.89
Other Revenue(4)	131,835	155,375	1,142.46
Sales Tax Revenue(5)	1,518,177	545,618	4,011.90
Total Revenue	$9,775,368	$8,892,881	$65,388.83

Room Expense	$1,020,202	$1,020,202	7,501.49
Food & Beverage Expense	509,702	509,702	3,747.81
Retail Expense	33,979	39,695	291.87
Parking Expense	244,048	244,048	1,794.47
Other Expense	36,230	36,230	266.39
Total Departmental Expense	$1,844,162	$1,849,877	$13,602.04
Total Undistributed Expense	1,879,125	1,853,318	13,627.34
Total Fixed Charges(6)	71,862	194,637	1,431.15
Total Operating Expenses	$1,950,987	$2,047,955	$15,058.49

Net Operating Income	$5,980,220	$4,995,049	$36,728.30
TI/LC	0	90,426	664.90
FF&E	0	311,997	2,294.10
Net Cash Flow	$5,980,220	$4,592,626	$33,769.31

Occupancy(7)	83.2%	83.2%
NOI Debt Yield(8)	15.0%	12.5%
NCF DSCR(8)	2.22x	1.71x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	The Hotel Unit opened in September 2017. As a result, historical financial information is unavailable prior to 2018.
(3)	The TTM 11/30/2018 represents the actual cash flows from January to November 2017 and the borrower sponsor’s budget for December 2018.
(4)	Other Revenue consists of revenue from telephone calls, vending commissions, miscellaneous items, internet income, pet fees, smoking fees, spa income, shops and guest laundry.
(5)	Sales Tax Revenue represents sales tax rebates (average over a 10 year loan term). Rebates included in the TTM 11/30/2018 include rebates provided for some construction costs.
(6)	During the term of the Hotel Ground Lease and Parking Ground Lease, no property taxes are due with respect to the AC Marriott Downtown Tucson Property because the Arizona Constitution exempts municipal property from taxation. However, the AC Marriott Downtown Tucson Property is subject to a Government Property Lease Excise Tax (“GPLET”). In connection with entering into the Hotel Ground Lease, Hotel Landlord agreed that Tenant’s GPLET obligations with respect to the Hotel Unit, the Retail Unit and the Retail Parcel will be abated for a period of eight years from the commencement date of the Hotel Ground Lease. The Parking Ground Lease does not abate the Tenant’s GPLET obligations with respect to the Parking Unit. The Arizona Department of Revenue adjusts the GPLET rates annually using the average annual percentage change for the two most recent fiscal years in the producer price index for new construction. As of the tax year 2018, the GPLET rate for “Hotel/Motel Structure” is $2.74 per SF and for “Parking” is $217.94 per parking space.
(7)	Occupancy is as provided by the borrower. Variances between borrower provided occupancy figures and occupancy figures from travel research reports are attributable to variances in reporting methodologies and/or timing differences.
(8)	The NOI Debt Yield and NCF DSCR are calculated based on the outstanding principal balance of the AC Marriott Downtown Tucson Loan Combination. The NCF DSCR is calculated based on amortizing debt service payments after the initial interest only period.

LOAN #13: woodbury medical office

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Woodbury, New York	Cut-off Date Balance		$24,500,000
Property Type	Office	Cut-off Date Balance per SF		$127.00
Size (SF)	192,915	Percentage of Initial Pool Balance		2.8%
Total Occupancy as of 11/28/2018	92.1%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/28/2018	92.1%	Type of Security		Fee Simple
Year Built / Latest Renovation	1978-1987 / 1996, 2000-2001	Mortgage Rate		4.67000%
Appraised Value	$37,400,000	Original Term to Maturity (Months)		120
Appraisal Date	10/23/2018	Original Amortization Term (Months)		NAP
Borrower Sponsors(1)	Jeffrey J. Feil and Feil Properties	Original Interest Only Period (Months)		120
	L.L.C.	First Payment Date		1/6/2019
Property Management	Jeffrey Management Corp.	Maturity Date		12/6/2028

Underwritten Revenues	$5,858,329
Underwritten Expenses	$2,692,920	Escrows
Underwritten Net Operating Income (NOI)	$3,165,409		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,831,051	Taxes	$120,570	$120,570
Cut-off Date LTV Ratio	65.5%	Insurance	$0	$0
Maturity Date LTV Ratio	65.5%	Replacement Reserve	$0	$4,180
DSCR Based on Underwritten NOI / NCF	2.73x / 2.44x	TI/LC	$0	$16,076
Debt Yield Based on Underwritten NOI / NCF	12.9% / 11.6%	Other(2)	$212,880	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$24,500,000	63.7%	Purchase Price	$37,400,000	97.2%
Principal’s New Cash Contribution	12,935,537	33.6	Closing Costs	738,521	1.9
Other Sources(3)	1,036,434	2.7	Reserves	333,450	0.9

Total Sources	$38,471,971	100.0%	Total Uses	$38,471,971	100.0%

(1)	Jeffrey J. Feil is the non-recourse carveout guarantor under the Woodbury Medical Office loan.

(2)	Other escrows consists of $212,880 for unfunded tenant improvement allowances related to the Prohealth Realty ($116,816) and Premier Care Dental Management ($49,616) tenants located at the Woodbury Medical Office Property (as defined below) and $46,449 for free rent.

(3)	Other Sources consists of various purchaser credits the borrower sponsor received in connection with the acquisition of the Woodbury Medical Office Property such as tenant security deposits, prepaid rents and miscellaneous other buyer credits.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Woodbury Medical Office property (the “Woodbury Medical Office Property”):

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Hospice Care Network (Northwell)(4)	A- / A3 / A-	22,669	11.8%	$679,919	12.4%	$29.99	7/31/2025	2, 5-year options
Meridian Imaging Group	NR / NR / NR	11,013	5.7	435,014	7.9	$39.50	4/30/2024	NAP
BB&T	A+ / A2 / A-	10,555	5.5	328,425	6.0	$31.12	1/31/2028	3, 5-year options
ExamWorks	NR / NR / NR	11,000	5.7	302,095	5.5	$27.46	9/30/2019	NAP
AdvantageCare Physicians	NR / NR / NR	13,582	7.0	293,779	5.3	$21.63	1/31/2021	NAP
Barbara Thayer	NR / NR / NR	10,555	5.5	285,544	5.2	$27.05	10/31/2027	NAP
Prohealth Realty(5)	NR / NR / NR	7,912	4.1	257,535	4.7	$32.55	7/31/2026	NAP
EZ Facility	NR / NR / NR	7,763	4.0	203,927	3.7	$26.27	10/31/2021	1, 5-year option
Prager Metis CPA	NR / NR / NR	7,180	3.7	199,172	3.6	$27.74	11/30/2022	NAP
Aesthetic Dermatology	NR / NR / NR	6,130	3.2	196,009	3.6	$31.98	4/30/2027	1, 5-year option
Ten Largest Owned Tenants		108,359	56.2%	$3,181,419	57.8%	$29.36
Remaining Owned Tenants		69,325	35.9	2,323,803	42.2	$33.52
Vacant		15,231	7.9	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		192,915	100.0%	$5,505,222	100.0%	$30.98

(1)	Based on the underwritten rent roll dated November 28, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps ($123,176) taken through November 1, 2019 and the present value of rent steps for investment grade tenants Hospice Care Network (Northwell) ($83,821) and BB&T ($56,634).

(4)	Hospice Care Network (Northwell) has an option to terminate its lease effective as of July 31, 2023 with one year’s written notice and payment of a termination fee of $406,177.

(5)	Prohealth Realty occupies 3,967 SF of space through July 31, 2026 and 3,945 SF of space through January 31, 2020.

LOAN #13: woodbury medical office

The following table presents certain information relating to the lease rollover schedule at the Woodbury Medical Office Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	13,898	7.2	7.2%	410,671	7.5	$29.55	2
2020	17,730	9.2	16.4%	558,683	10.1	$31.51	6
2021	26,325	13.6	30.0%	640,107	11.6	$24.32	3
2022	10,060	5.2	35.3%	293,175	5.3	$29.14	2
2023	6,299	3.3	38.5%	207,125	3.8	$32.88	3
2024	24,818	12.9	51.4%	885,555	16.1	$35.68	7
2025	29,636	15.4	66.7%	919,224	16.7	$31.02	3
2026	14,296	7.4	74.2%	494,512	9.0	$34.59	5
2027	16,685	8.6	82.8%	481,553	8.7	$28.86	2
2028	14,930	7.7	90.5%	471,750	8.6	$31.60	2
2029	3,007	1.6	92.1%	142,867	2.6	$47.51	1
2030 & Thereafter	0	0.0	92.1%	0	0.0	$0.00	0
Vacant	15,231	7.9	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	192,915	100.0%		$5,505,222	100.0%	$30.98	36

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent per SF include contractual rent steps ($123,176) taken through November 1, 2019 and the present value of rent steps for investment grade tenants Hospice Care Network (Northwell) ($83,821) and BB&T ($56,634).

(4)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Woodbury Medical Office Property:

Historical Leased %(1)

2015	2016	2017	As of 11/28/2018(2)
85.0%	92.0%	92.0%	92.1%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated November 28, 2018.

LOAN #13: woodbury medical office

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Woodbury Medical Office Property:

Cash Flow Analysis(1)

	2015		2016		2017		TTM 9/30/2018		Underwritten		Underwritten $ per SF
Base Rent	$3,682,978		$4,275,066		$4,661,314		$4,971,826		$5,241,591		$27.17
Contractual Rent Steps(2)	0		0		0		0		263,631		1.37
Gross Up Vacancy	0		0		0		0		447,159		2.32
Reimbursements	229,359		194,382		193,535		206,885		176,171		0.91
Other Income(3)	123,744		149,864		189,363		225,140		176,937		0.92
Vacancy & Credit Loss	(107,342)		(5,081)		(54,681)		(1,888)		(447,159)		(2.32)
Effective Gross Income	$3,928,738		$4,614,232		$4,989,531		$5,401,963		$5,858,329		$30.37

Real Estate Taxes	$1,159,035		$1,418,348		$1,401,832		$1,384,371		$1,432,893		$7.43
Insurance	42,195		47,966		48,833		48,465		52,965		0.27
Management Fee	124,558		137,671		152,885		167,177		175,750		0.91
Other Operating Expenses	710,831		906,090		961,701		1,027,313		1,031,312		5.35
Total Operating Expenses	$2,036,620		$2,510,076		$2,565,251		$2,627,326		$2,692,920		$13.96

Net Operating Income(4)	$1,892,118		$2,104,156		$2,424,280		$2,774,637		$3,165,409		$16.41
TI/LC	0		0		0		0		284,200		1.47
Capital Expenditures	0		0		0		0		50,158		0.26
Net Cash Flow	$1,892,118		$2,104,156		$2,424,280		$2,774,637		$2,831,051		$14.68

Occupancy	85.0%		92.0%		92.0%		92.1	%(5)	92.7	%(6)
NOI Debt Yield	7.7%		8.6%		9.9%		11.3%		12.9%
NCF DSCR	1.63	x	1.81	x	2.09	x	2.39	x	2.44	x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Consists of contractual rent steps ($123,176) taken through November 1, 2019 and the present value of rent steps for investment grade tenants Hospice Care Network (Northwell) ($83,821) and BB&T ($56,634).

(3)	Other Income includes sub-metered electric, electric inclusion rent, gas and condenser water reimbursements, tenant services income, late charges, telecommunication fees and other miscellaneous income sources.

(4)	The increase from TTM 9/30/2018 Net Operating Income to Underwritten Net Operating Income is mainly driven by the recent leasing, contractual rent steps and the burn-off of free rent associated with leases executed or renewed previously. The Woodbury Medical Office Property had three leases commence on or after December 1, 2017 which accounted for an aggregate underwritten base rent of $383,985 inclusive of contractual rent steps.

(5)	Based on the underwritten rent roll dated November 28, 2018.

(6)	Represents an underwritten economic vacancy of 7.3%.

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LOAN #14: Biltmore portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	9	Loan Seller		CREFI
Location (City/State)(1)	Various	Cut-off Date Balance		$22,100,000
Property Type(1)	Various	Cut-off Date Balance per SF		$204.61
Size (SF)	108,010	Percentage of Initial Pool Balance		2.5%
Total Occupancy(2)	96.9%	Number of Related Mortgage Loans		None
Owned Occupancy(2)	96.9%	Type of Security		Fee Simple
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		4.95000%
Appraised Value(1)	$35,775,000	Original Term to Maturity (Months)		120
Appraisal Date(1)	Various	Original Amortization Term (Months)		300
Borrower Sponsors	John W. Bell III and John A. Batt, Jr.	Original Interest Only Period (Months)		NAP
Property Management(3)	Biltmore Property Group, LLC	First Payment Date		3/6/2019
		Maturity Date		2/6/2029

Underwritten Revenues	$3,154,199
Underwritten Expenses	$815,895	Escrows
Underwritten Net Operating Income (NOI)	$2,338,305		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,189,026	Taxes	$61,604	$20,535
Cut-off Date LTV Ratio	61.8%	Insurance	$35,342	$11,781
Maturity Date LTV Ratio	46.1%	Replacement Reserve(4)	$0	$1,350
DSCR Based on Underwritten NOI / NCF	1.52x / 1.42x	TI/LC(5)	$0	$9,001
Debt Yield Based on Underwritten NOI / NCF	10.6% / 9.9%	Other(6)	$50,356	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$22,100,000	100.0%	Loan Payoff	$15,860,808	71.8%
			Principal Equity Distribution	5,198,182	23.5
			Closing Costs	893,708	4.0
			Reserves	147,303	0.7
Total Sources	$22,100,000	100.0%	Total Uses	$22,100,000	100.0%

(1)	See the “Portfolio Summary” chart below for the Location, Property Type, Year Built / Latest Renovation, Appraised Values and Appraised Value Dates of the individual Biltmore Portfolio properties.
(2)	Total Occupancy and Owned Occupancy are based on the underwritten rent rolls dated from October 31, 2018 to February 6, 2019.
(3)	Biltmore Property Group, LLC is an affiliate of the borrower sponsors.
(4)	Replacement Reserves are subject to a cap of three years’ worth of collections ($48,605).
(5)	TI/LC reserves are subject to a cap of $324,030.
(6)	Other Upfront escrows consist of $44,850 for an environmental reserve and $5,506 for deferred maintenance.

The following table presents certain information relating to the individual Biltmore Portfolio properties:

Portfolio Summary

Property Name	Location	Property Type	Year Built / Latest Renovation	Building GLA	Allocated Cut-off Date Balance	% Allocated Loan Original Principal Balance	Appraised Value Date	Appraised Value	% Appraised Value	UW NCF
Kitchin Place	Asheville, NC	Mixed Use	1926-1965 / 2012	17,274	$4,787,561	21.7%	11/20/2018	$7,750,000	21.7%	$463,774
26 All Souls Crescent	Asheville, NC	Mixed Use	2011 / NAP	14,028	4,247,030	19.2	11/20/2018	6,875,000	19.2	402,512
Melrose Place	Knoxville, TN	Mixed Use	1987 / 2004	29,668	2,563,662	11.6	11/12/2018	4,150,000	11.6	323,469
Village at Pelican Point	Mandeville, LA	Retail	2012 / NAP	11,992	2,501,887	11.3	11/21/2018	4,050,000	11.3	262,097
Harbison Crossing	Columbia, SC	Retail	2010 / NAP	12,460	2,486,443	11.3	11/11/2018	4,025,000	11.3	252,790
Jos. A Bank North Causeway	Metairie, LA	Retail	1991 / 2007	5,895	2,316,562	10.5	11/21/2018	3,750,000	10.5	205,489
1 All Souls Crescent	Asheville, NC	Retail	1964 / 2010	5,360	1,436,268	6.5	11/20/2018	2,325,000	6.5	129,630
Jos. A. Bank on I-55 Frontage Road	Jackson, MS	Retail	1985 / 2005	4,808	1,359,050	6.1	11/16/2018	2,200,000	6.1	109,846
39 Dogwood Road	Asheville, NC	Industrial	1998 / NAP	6,525	401,537	1.8	11/20/2018	650,000	1.8	39,420
Total				108,010	$22,100,000	100.0%		$35,775,000	100.0%	$2,189,026

LOAN #14: Biltmore portfolio

Most Recent Occupancy Summary(1)

Property Name	Occupancy %	Occupancy Date
Kitchin Place	100.0%	12/31/2018
26 All Souls Crescent	100.0%	12/31/2018
Melrose Place	96.0%	12/31/2018
Village at Pelican Point	100.0%	12/31/2018
Harbison Crossing	82.8%	12/31/2018
Jos. A Bank North Causeway	100.0%	2/6/2019
1 All Souls Crescent	100.0%	10/31/2018
Jos. A. Bank on I-55 Frontage Road	100.0%	2/6/2019
39 Dogwood Road	100.0%	2/6/2019
Wtd. Avg.	96.9%

(1)	Based on the underwritten rent rolls dated from October 31, 2018 to February 6, 2019.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Biltmore Portfolio properties:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Property Name	Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)(3)	Lease Expiration	Renewal / Extension Options
Various	Jos. A. Bank(4)	NR / NR / NR	24,778	22.9%	$859,792	32.8%	$34.70	12/31/2030	Various
26 All Souls Crescent	Ruth’s Chris	NR / NR / NR	9,150	8.5	366,431	14.0	$40.05	1/31/2032	2, 5-year options
Melrose Place	Talbots	NR / NR / NR	9,476	8.8	163,191	6.2	$17.22	1/31/2022	NAP
Various	Lilly Pulitzer(5)	NR / NR / NR	4,619	4.3	139,494	5.3	$30.20	1/31/2024	Various
Harbison Crossing	Eyemart Express Ltd	NR / NR / NR	3,418	3.2	133,791	5.1	$39.14	6/30/2020	2, 5-year options
1 All Souls Crescent	Brooks Brothers	NR / NR / NR	3,181	2.9	117,403	4.5	$36.91	7/31/2021	1, 5-year option
Kitchin Place	White House Black Market	NR / NR / NR	2,346	2.2	102,098	3.9	$43.52	5/31/2020	1, 3-year option, followed by 1, 5-year option
Various	The Columbus Group, Inc.(6)	NR / NR / NR	6,445	6.0	96,675	3.7	$15.00	1/31/2023	Various
Melrose Place	M.S. McClellan & Co.	NR / NR / NR	8,029	7.4	95,708	3.7	$11.92	7/31/2020	1, 5-year option
Various	Biltmore Property Group Real Estate Trust, LLC(7)	NR / NR / NR	6,526	6.0	94,445	3.6	$14.47	12/31/2030	Various
	Largest Owned Tenants		77,968	72.2%	$2,169,027	82.7%	$27.82
	Remaining Owned Tenants		26,693	24.7	452,814	17.3	$16.96
	Vacant		3,349	3.1	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants			108,010	100.0%	$2,621,841	100.0%	$25.05

(1)	Based on the underwritten rent rolls dated from October 31, 2018 to February 6, 2019.
(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF included $36,552 of contractual rents steps taken through December 1, 2019.
(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.
(4)	Jos. A. Bank leases 4,316 SF of space at the Harbison Crossing property and has one option remaining from January 1, 2031 to August 31, 2035. Jos. A. Bank leases 5,679 SF of space at the Kitchin Place property and has one option remaining from January 1, 2031 to February 28, 2032. Jos. A. Bank leases 4,808 SF of space at the Jos. A. Bank on I-55 Frontage Road property and has one remaining option from January 1, 2031 to October 24, 2034. Jos. A. Bank leases 5,895 SF of space at the Jos. A Bank North Causeway property and has one option remaining from January 1, 2031 to December 1, 2037. Jos. A. Bank leases 4,080 SF of space at the Village at Pelican Point property and has no renewal options remaining.
(5)	Lilly Pulitzer leases 2,440 SF of space at the Village at Pelican Point property with a lease expiration of January 31, 2024 and four, two-year renewal options remaining. Lilly Pulitzer leases 2,179 SF of space at the 1 All Souls Crescent property with a lease expiration of January 31, 2021 and two, five-year renewal options remaining.
(6)	The Columbus Group, LLC leases 1,345 SF of space at the Melrose Place property with a lease expiration of May 31, 2021 and has no renewal options remaining. The Columbus Group, LLC leases 3,750 SF of space at the 26 All Souls Crescent property with a lease expiration of January 31, 2023 and 1,350 SF of space at the Harbison Crossing property with a lease expiration of July 31, 2022. Both leases at the 26 All Souls Crescent property and Harbison Crossing properties have automatic one year renewals unless 60 days’ notice is given.
(7)	Biltmore Property Group Real Estate Trust, LLC is an affiliate of the borrower sponsors. The Biltmore Property Group Real Estate Trust, LLC leases 1,146 SF of space at the Melrose Place property with a lease expiration of February 28, 2022 and has one, two-year renewal option remaining. The Biltmore Group Real Estate Trust, LLC leases 5,380 SF of space at the Kitchin Place property with a lease expiration of December 31, 2030 and has no renewal options remaining.

LOAN #14: Biltmore portfolio

The following table presents certain information relating to the lease rollover schedule at the Biltmore Portfolio properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Leases
MTM	308	0.3%	0.3%	$7,200	0.3%	$23.38	1
2019	7,529	7.0	7.3%	89,456	3.4	$11.88	2
2020	20,318	18.8	26.1%	391,891	14.9	$19.29	4
2021	7,525	7.0	33.0%	223,373	8.5	$29.68	4
2022	12,915	12.0	45.0%	216,053	8.2	$16.73	4
2023	7,500	6.9	51.9%	173,627	6.6	$23.15	3
2024	5,540	5.1	57.1%	153,411	5.9	$27.69	2
2025	0	0.0	57.1%	0	0.0	$0.00	0
2026	0	0.0	57.1%	0	0.0	$0.00	0
2027	0	0.0	57.1%	0	0.0	$0.00	0
2028	2,372	2.2	59.3%	39,731	1.5	$16.75	1
2029	0	0.0	59.3%	0	0.0	$0.00	0
2030 & Thereafter	40,654	37.6	96.9%	1,327,099	50.6	$32.64	4
Vacant	3,349	3.1	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	108,010	100.0%		$2,621,841	100.0%	$25.05	25

(1)	Calculated based on the approximate SF occupied by each collateral tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF included $36,552 of contractual rents steps taken through December 1, 2019.
(4)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Biltmore Portfolio properties:

Cash Flow Analysis(1)

	2015	2016	2017	TTM 10/31/2018	Underwritten	Underwritten $ per SF
Base Rent	$2,369,865	$2,473,821	$2,457,263	$2,522,145	$2,585,289	$23.94
Contractual Rent Steps(2)	0	0	0	0	36,552	0.34
Gross Up Vacancy	0	0	0	0	92,850	0.86
Reimbursements	884,550	705,357	701,681	732,511	710,879	6.58
Mark to Market Adjustment(3)	0	0	0	0	(131,831)	(1.22)
Other Income(4)	1,200	1,200	2,000	2,000	24,608	0.23
Vacancy & Credit Loss(5)	0	0	0	0	(164,146)	(1.52)
Effective Gross Income	$3,255,615	$3,180,377	$3,160,944	$3,256,656	$3,154,199	$29.20

Real Estate Taxes	$203,054	$203,610	$231,703	$231,703	$231,432	$2.14
Insurance	72,948	87,170	86,834	83,291	124,030	1.15
Management Fee	130,177	127,167	126,358	130,186	126,168	1.17
Other Operating Expenses	332,744	319,271	325,805	344,715	334,264	3.09
Total Operating Expenses	$738,923	$737,218	$770,700	$789,896	$815,895	$7.55

Net Operating Income	$2,516,692	$2,443,160	$2,390,243	$2,466,760	$2,338,305	$21.65
TI/LC	0	0	0	0	133,077	1.23
Capital Expenditures	0	0	0	0	16,202	0.15
Net Cash Flow	$2,516,692	$2,443,160	$2,390,243	$2,466,760	$2,189,026	$20.27

Occupancy	82.2%	88.9%	89.6%	96.9%(6)	95.0%(5)
NOI Debt Yield	11.4%	11.1%	10.8%	11.2%	10.6%
NCF DSCR	1.63x	1.58x	1.55x	1.60x	1.42x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Contractual Rent Steps of $36,552 are underwritten through December 1, 2019.
(3)	Represents a mark to market adjustment on the rent associated with the Jos. A. Bank tenants located at Harbison Crossing ($32,370), Village at Pelican Point ($40,800) and Jos. A. Bank on I-55 Frontage Road ($43,272) properties, as well as a mark to market adjustment for the Lilly Pulitzer tenant ($15,389) located at the Village at Pelican Point property.
(4)	Historical Other Income includes billboard income from the Jos. A Bank North Causeway property. Underwritten Other Income includes the same billboard income from Jos. A. Bank North Causeway and flood content insurance paid directly by the tenants at the Kitchin Place property. Historically, this was paid directly by the tenants.
(5)	Represents 5.0% economic vacancy.
(6)	Based on the underwritten rent rolls dated from October 31, 2018 to February 6, 2019.

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LOAN #15: cubesmart phoenix & AAA Portfolio

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller	CREFI
Location (City/State)(1)	Various	Cut-off Date Balance	$21,000,000
Property Type	Self Storage	Cut-off Date Balance per SF	$79.72
Size (SF)(1)	263,425	Percentage of Initial Pool Balance	2.4%
Total Occupancy(1)(2)	92.0%	Number of Related Mortgage Loans(5)	1
Owned Occupancy(2)	92.0%	Type of Security	Fee Simple
Year Built / Latest Renovation(1)	Various / NAP	Mortgage Rate	5.34000%
Appraised Value(1)	$29,500,000	Original Term to Maturity (Months)	120
Appraisal Date(3)	Various	Original Amortization Term (Months)	360
Borrower Sponsors	George Thacker, Lawrence Charles Kaplan	Original Interest Only Period (Months)	36
and Richard Schontz	First Payment Date	1/6/2019
Property Management	Storage Asset Management, Inc.	Maturity Date	12/6/2028

Underwritten Revenues	$2,752,694
Underwritten Expenses	$866,573	Escrows
Underwritten Net Operating Income (NOI)	$1,886,121	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,846,607	Taxes	$72,902	$14,580
Cut-off Date LTV Ratio(4)	70.3%	Insurance	$20,537	$2,934
Maturity Date LTV Ratio	63.5%	Replacement Reserve	$279,252	$3,293
DSCR Based on Underwritten NOI / NCF	1.34x / 1.31x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(4)	9.1% / 8.9%	Other(4)	$250,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$21,000,000	70.5%	Purchase Price	$27,854,562	93.5%
Principal’s New Cash Contribution	8,803,448	29.5	Closing Costs	1,326,196	4.4
Upfront Reserves	622,690	2.1

Total Sources	$29,803,448	100.0%	Total Uses	$29,803,448	100.0%

(1)	See the “Portfolio Summary” chart below for the Location, Year Built, Property Size, Property Occupancy and Appraised Values of the individual CubeSmart AAA & Phoenix properties.
(2)	Total Occupancy and Owned Occupancy are based on the underwritten rent roll dated September 30, 2018 for the AAA Storage City property, October 3, 2018 for the CubeSmart PHX – E Washington St. property and October 2, 2018 for the CubeSmart PHX – N 43rd property.
(3)	The appraisal date for the AAA Storage City property is October 22, 2018 and the appraisal date for the CubeSmart PHX – E Washington St. property and the CubeSmart PHX – N 43rd property is October 18, 2018.
(4)	The Cut-off Date LTV Ratio, the Debt Yield Based on Underwritten NOI and the Debt Yield Based on Underwritten NCF are calculated net of a $250,000 holdback reserve. The holdback reserve of $250,000 for designated replacements is required to be disbursed to the borrower upon achieving a debt yield which is equal to or exceeds 9.00%. The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten NOI and the Debt Yield Based on Underwritten NCF calculated based on the fully funded aggregate mortgage loan amount of $21,000,000 are 71.2%, 9.0% and 8.8%, respectively.
(5)	The borrower sponsors of the CubeSmart Phoenix & AAA Portfolio loan are also the sponsors of the AAA Bypass Storage loan within the Benchmark 2019-B9 securitization.

The following table presents certain information relating to the individual CubeSmart Phoenix & AAA Portfolio properties:

Portfolio Summary

Property Name	City, State	Year Built	Property GLA	Property Occupancy(1)	Allocated Cut-off Date Balance	% Allocated Loan Original Principal Balance	Appraised Value(2)	% Appraised Value	UW NCF
AAA Storage City	Ridgeland, SC	1994	78,690	89.2%	$7,800,000	37.1%	$11,200,000	38.0%	$630,839
CubeSmart PHX – E Washington St.	Phoenix, AZ	1977	83,360	92.4%	6,900,000	32.9	9,850,000	33.4	626,413
CubeSmart PHX – N 43rd	Phoenix, AZ	1987	101,375	93.8%	6,300,000	30.0	8,450,000	28.6	589,356
Total / Wtd. Avg.			263,425	92.0%	$21,000,000	100.0%	$29,500,000	100.0%	$1,846,607

(1)	Property Occupancy is based on the underwritten rent roll dated September 30, 2018 for the AAA Storage City property, October 3, 2018 for the CubeSmart PHX – E Washington St. property and October 2, 2018 for the CubeSmart PHX – N 43rd property.
(2)	The appraisal date for the AAA Storage City property is October 22, 2018 and the appraisal date for the CubeSmart PHX – E Washington St. property and the CubeSmart PHX – N 43rd property is October 18, 2018.

LOAN #15: cubesmart phoenix & AAA Portfolio

The following table presents certain information relating to the storage units at the CubeSmart Phoenix & AAA Portfolio properties:

Storage Unit Mix(1)
Property Name	Unit Type	# of Units	Occupied Units	% Occupied
AAA Storage City(2)	Climate Controlled	260	217	83.5%
	Drive-Up	250	225	90.0%
CubeSmart PHX – E Washington St. (3)	Climate Controlled	54	51	94.4%
	Inside	189	169	89.4%
	Drive-Up	570	530	93.0%
CubeSmart PHX – N 43rd(4)	Climate Controlled	194	167	86.1%
	Inside	182	165	90.7%
	Drive-Up	392	367	93.6%

(1)	Based on the underwritten rent roll dated September 30, 2018 for the AAA Storage City property, October 3, 2018 for the CubeSmart PHX – E Washington St. property and October 2, 2018 for the CubeSmart PHX – N 43rd property.
(2)	The AAA Storage City property has 69,070 SF of storage space contributing $759,000 of underwritten base rent and 9,620 SF of office and warehouse space contributing $98,184 of underwritten base rent. The AAA Storage property also has 51 uncovered RV parking spaces contributing $34,332 of underwritten base rent.
(3)	The CubeSmart PHX – E Washington St. property is comprised of 83,360 SF of storage space and 3 uncovered RV parking spaces. The underwritten base rent for the storage space is $855,514 and $2,079 for the RV parking.
(4)	The CubeSmart PHX – N 43rd property is comprised of 101,375 SF of storage space and 15 uncovered RV parking spaces. The underwritten base rent for the storage space is $870,068 and $10,008 for the RV parking spaces.

The following table presents certain information relating to historical occupancy at The CubeSmart Phoenix & AAA Portfolio properties:

Historical Leased %(1)

	2016	2017	Most Recent(2)
Owned Space	93.8%	91.4%	92.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Most recent occupancy is based on the underwritten rent roll dated September 30, 2018 for the AAA Storage City property, October 3, 2018 for the CubeSmart PHX – E Washington St. property and October 2, 2018 for the CubeSmart PHX – N 43rd property.

LOAN #15: cubesmart phoenix & AAA Portfolio

The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the CubeSmart Phoenix & AAA Portfolio property:

Cash Flow Analysis(1)

	2016	2017	TTM 9/30/2018	Underwritten	Underwritten $ per SF
Storage Income
Base Rent	$2,532,976	$2,698,107	$2,739,393	$2,629,185	$9.98
Potential Income from Vacant Units	0	0	0	259,092	0.98
Gross Potential Rent	$2,532,976	$2,698,107	$2,739,393	$2,888,277	$10.96
Vacancy & Credit Loss & Concessions(2)	(184,125)	(288,926)	(302,040)	(450,924)	(1.71)
Storage EGI (before Other Income)	$2,348,851	$2,409,181	$2,437,353	$2,437,353	$9.25
Other Income(3)	283,418	305,386	315,341	315,341	1.20
Effective Gross Income	$2,632,269	$2,714,567	$2,752,694	$2,752,694	$10.45

Real Estate Taxes	$163,380	$163,096	$161,608	$198,589	$0.75
Insurance	42,148	28,184	27,814	21,523	0.08
Management Fee	105,290	108,582	110,108	110,108	0.42
Other Operating Expenses	568,321	538,955	559,831	536,354	2.04
Total Operating Expenses	$879,138	$838,817	$859,361	$866,573	$3.29

Net Operating Income	$1,753,130	$1,875,749	$1,893,333	$1,886,121	$7.16
Replacement Reserves	0	0	0	39,514	0.15
Net Cash Flow	$1,753,130	$1,875,749	$1,893,333	$1,846,607	$7.01

Occupancy	93.8%	91.4%	92.0%(4)	84.4%(2)
NOI Debt Yield(5)	8.3%	8.9%	9.0%	9.1%
NCF DSCR(6)	1.25x	1.33x	1.35x	1.31x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Vacancy is underwritten to the current, economic vacancy of 15.6%.
(3)	Other Income includes truck rental income, tenant insurance commission, late fees, admin fees and miscellaneous income.
(4)	Most recent occupancy is based on the underwritten rent roll dated September 30, 2018 for the AAA Storage City property, October 3, 2018 for the CubeSmart PHX – E Washington St. property and October 2, 2018 for the CubeSmart PHX – N 43rd property.
(5)	The Underwritten NOI Debt Yield is calculated net of a $250,000 holdback reserve. The holdback reserve of $250,000 for designated replacements is required to be disbursed to the borrower upon achieving a debt yield which is equal to or exceeds 9.00%. The Underwritten NOI Debt Yield calculated based on the fully funded aggregate mortgage loan amount of $21,000,000 is 9.0%
(6)	Based on the annual amortizing debt service payments of the CubeSmart Phoenix & AAA Portfolio loan after the expiration of the initial interest only period of 36 months.

ANNEX C

MORTGAGE POOL INFORMATION

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Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Acquisition	22	$420,810,662	47.6%	$19,127,757	1.82x	4.967%	118	65.2%	61.3%
Refinance	25	412,227,237	46.7	$16,489,089	1.61x	5.053%	116	58.6%	54.0%
Recapitalization/Acquisition	1	36,500,000	4.1	$36,500,000	1.85x	5.080%	118	65.8%	65.8%
Acquisition/Refinance	1	9,000,000	1.0	$9,000,000	1.37x	5.380%	118	69.2%	61.8%
Recapitalization	1	4,979,921	0.6	$4,979,921	1.58x	6.002%	57	62.2%	56.5%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Amortizing (25 Years)	2	$27,079,921	3.1%	$13,539,960	1.45x	5.143%	108	61.9%	48.0%
Amortizing (30 Years)	11	90,403,899	10.2	$8,218,536	1.61x	5.272%	114	65.2%	54.5%
Interest Only, Then Amortizing(2)	17	283,246,000	32.1	$16,661,529	1.50x	5.097%	118	69.1%	61.4%
Interest Only, Then Amortizing - ARD(2)	1	11,757,000	1.3	$11,757,000	1.47x	5.048%	118	68.5%	63.2%
Interest Only	17	408,781,000	46.3	$24,045,941	1.89x	4.920%	117	56.2%	56.2%
Interest Only - ARD	2	62,250,000	7.0	$31,125,000	1.90x	4.928%	117	64.3%	64.3%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

(2) Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1,666,753 - 4,999,999	8	$28,979,038	3.3%	$3,622,380	2.11x	5.174%	108	59.9%	53.2%
5,000,000 - 9,999,999	9	67,033,394	7.6	$7,448,155	1.61x	5.197%	118	66.5%	58.7%
10,000,000 - 19,999,999	18	254,710,388	28.8	$14,150,577	1.66x	5.069%	114	64.3%	59.3%
20,000,000 - 29,999,999	5	119,850,000	13.6	$23,970,000	1.83x	5.049%	119	66.3%	60.7%
30,000,000 - 39,999,999	7	230,945,000	26.1	$32,992,143	1.66x	4.927%	118	65.5%	62.5%
40,000,000 - 49,999,999	2	94,000,000	10.6	$47,000,000	1.72x	5.175%	119	64.9%	62.3%
50,000,000 - 88,000,000	1	88,000,000	10.0	$88,000,000	1.84x	4.750%	118	36.0%	36.0%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

	Min	$1,666,753
	Max	$88,000,000
	Average	$17,670,356

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.21 - 1.50	19	$276,458,738	31.3%	$14,550,460	1.36x	5.163%	116	68.1%	61.8%
1.51 - 2.00	22	462,220,329	52.3	$21,010,015	1.72x	5.062%	117	60.3%	56.4%
2.01 - 2.50	6	122,588,753	13.9	$20,431,459	2.26x	4.695%	119	59.9%	59.4%
2.51 - 3.00	1	15,000,000	1.7	$15,000,000	2.58x	4.121%	113	40.8%	40.8%
3.01 - 4.72	2	7,250,000	0.8	$3,625,000	3.98x	4.469%	119	38.2%	38.2%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

Min	1.21
Max	4.72
Weighted Avg.	1.72

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
4.121 - 4.500	4	$54,250,000	6.1%	$13,562,500	2.54x	4.295%	117	45.5%	45.5%
4.501 - 5.000	13	375,558,909	42.5	$28,889,147	1.79x	4.852%	118	59.7%	55.4%
5.001 - 5.500	31	435,241,609	49.3	$14,040,052	1.56x	5.232%	116	66.2%	62.0%
5.501 - 6.002	2	18,467,301	2.1	$9,233,651	1.57x	5.657%	102	67.0%	57.3%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

Min	4.121%
Max	6.002%
Weighted Avg.	5.022%

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
26.1 - 39.9	2	$91,000,000	10.3%	$45,500,000	1.93x	4.740%	118	35.7%	35.7%
40.0 - 49.9	4	61,750,000	7.0	$15,437,500	2.32x	4.442%	111	46.9%	46.0%
50.0 - 59.9	2	25,938,753	2.9	$12,969,377	2.32x	4.778%	119	58.9%	56.5%
60.0 - 69.9	32	548,368,202	62.1	$17,136,506	1.67x	5.120%	118	65.4%	61.5%
70.0 - 77.0	10	156,460,865	17.7	$15,646,087	1.43x	5.112%	114	72.8%	64.1%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to seven mortgage loans, representing approximately 14.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the "as stabilized" appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the "as complete" value which assumes the related property improvements have been completed, (iii) the Cut-off Date Principal Balance of a mortgage loan less a reserve taken at origination, the Cut-off Date LTV Ratio is presented in the aggregate. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 62.7%.

Min	26.1%
Max	77.0%
Weighted Avg.	62.2%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
26.1 - 39.9	2	$91,000,000	10.3%	$45,500,000	1.93x	4.740%	118	35.7%	35.7%
40.0 - 49.9	6	89,993,753	10.2	$14,998,959	2.09x	4.618%	114	51.4%	46.2%
50.0 - 59.9	16	148,682,954	16.8	$9,292,685	1.64x	5.128%	116	64.5%	56.6%
60.0 - 69.9	25	542,445,113	61.4	$21,697,805	1.65x	5.100%	118	67.4%	63.8%
70.0 - 77.0	1	11,396,000	1.3	$11,396,000	1.21x	5.350%	58	77.0%	77.0%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to six mortgage loans, representing approximately 11.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the "as stabilized" appraised value which is inclusive of stabilized occupancy and conditions met, or (ii) the "as complete" value which assumes the related property improvements have been completed, the Maturity Date/ARD LTV Ratio is presented in the aggregate. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 58.5%.

Min	26.1%
Max	77.0%
Weighted Avg.	58.1%

Distribution of Original Terms to Maturity/ARD(1)

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60	2	$16,375,921	1.9%	$8,187,960	1.32x	5.548%	58	72.5%	70.8%
84	1	10,500,000	1.2	$10,500,000	1.86x	5.200%	84	48.2%	42.8%
120	47	856,641,899	97.0	$18,226,423	1.72x	5.010%	118	62.1%	58.0%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

Min	60	months
Max	120	months
Weighted Avg.	118	months

Distribution of Remaining Terms to Maturity/ARD(1)

Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
57 - 58	2	$16,375,921	1.9%	$8,187,960	1.32x	5.548%	58	72.5%	70.8%
84	1	10,500,000	1.2	$10,500,000	1.86x	5.200%	84	48.2%	42.8%
113 - 120	47	856,641,899	97.0	$18,226,423	1.72x	5.010%	118	62.1%	58.0%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

Min	57	months
Max	120	months
Weighted Avg.	117	months

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	19	$471,031,000	53.3%	$24,791,105	1.89x	4.921%	117	57.2%	57.2%
300	2	27,079,921	3.1	$13,539,960	1.45x	5.143%	108	61.9%	48.0%
360	29	385,406,899	43.6	$13,289,893	1.52x	5.136%	117	68.2%	59.8%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	300	months
Max	360	months
Weighted Avg.	356	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	19	$471,031,000	53.3%	$24,791,105	1.89x	4.921%	117	57.2%	57.2%
297 - 300	2	27,079,921	3.1	$13,539,960	1.45x	5.143%	108	61.9%	48.0%
355 - 360	29	385,406,899	43.6	$13,289,893	1.52x	5.136%	117	68.2%	59.8%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	297	months
Max	360	months
Average	356	months

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12	3	$51,745,000	5.9%	$17,248,333	1.49x	5.044%	119	70.9%	59.9%
24	3	$44,150,000	5.0%	$14,716,667	1.63x	4.885%	118	73.0%	63.0%
36	7	$104,975,000	11.9%	$14,996,429	1.42x	5.284%	118	67.8%	60.6%
60	5	$94,133,000	10.7%	$18,826,600	1.53x	5.011%	118	67.7%	62.5%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	37	$672,877,702	76.2%	$18,185,884	1.70x	5.027%	118	61.6%	57.1%
Yield Maintenance	9	106,595,118	12.1	$11,843,902	1.78x	4.931%	109	61.6%	57.7%
Defeasance or Yield Maintenance	4	104,045,000	11.8	$26,011,250	1.74x	5.079%	118	66.2%	64.9%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.6 - 7.9	3	$57,451,000	6.5%	$19,150,333	1.32x	5.204%	107	67.2%	67.2%
8.0 - 8.9	8	100,423,985	11.4	$12,552,998	1.41x	5.168%	118	66.6%	63.1%
9.0 - 9.9	11	201,279,113	22.8	$18,298,101	1.54x	5.106%	118	68.1%	63.1%
10.0 - 10.9	4	169,350,000	19.2	$42,337,500	1.90x	4.729%	118	46.8%	44.8%
11.0 - 14.9	20	336,640,049	38.1	$16,832,002	1.84x	5.038%	117	64.7%	59.3%
15.0 - 23.2	4	18,373,674	2.1	$4,593,419	2.73x	5.126%	102	51.7%	46.7%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Operating Income for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Operating Income divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to one mortgage loan, representing approximately 2.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

Min	6.6%
Max	23.2%
Weighted Avg.	10.4%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.6 - 7.9	4	$87,451,000	9.9%	$21,862,750	1.36x	5.213%	111	67.8%	67.8%
8.0 - 8.9	13	273,421,097	30.9	$21,032,392	1.58x	4.999%	118	57.4%	53.6%
9.0 - 9.9	10	192,471,641	21.8	$19,247,164	1.66x	4.938%	119	63.6%	58.6%
10.0 - 10.9	11	195,682,290	22.1	$17,789,299	1.84x	5.049%	118	65.3%	60.1%
11.0 - 14.9	10	127,241,792	14.4	$12,724,179	2.03x	5.057%	114	62.8%	58.1%
15.0 - 21.2	2	7,250,000	0.8	$3,625,000	3.98x	4.469%	119	38.2%	38.2%
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%	$17,670,356	1.72x	5.022%	117	62.2%	58.1%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to one mortgage loan, representing approximately 2.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

Min	6.6%
Max	23.2%
Weighted Avg.	10.4%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	24	$502,384,342	56.9%
Springing	23	319,983,478	36.2
Soft	2	46,150,000	5.2
Hard; Master Lease Rents (Soft Springing)	1	15,000,000	1.7
Total/Avg./Wtd.Avg.	50	$883,517,820	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	42	$730,236,835	82.7%
Replacement Reserves(1)	44	$764,375,820	86.5%
TI/LC(2)	22	$480,001,663	70.5%
Insurance	21	$328,934,394	37.2%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial, mixed use, one multifamily property with commercial tenants and one self storage property with commercial tenants.

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut- off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	16	$356,736,538	40.4%	$22,296,034	1.88x	4.889%	118	57.2%	54.9%
Suburban	10	211,073,728	23.9%	$21,107,373	1.83x	4.947%	118	63.9%	60.1%
CBD	3	116,773,826	13.2%	$38,924,609	1.88x	4.817%	118	43.1%	43.1%
Medical	3	28,888,985	3.3%	$9,629,662	2.27x	4.760%	118	66.2%	64.4%
Retail	30	$177,885,323	20.1%	$5,929,511	1.59x	5.001%	114	66.3%	60.8%
Anchored	7	110,997,113	12.6%	$15,856,730	1.52x	5.075%	118	69.0%	62.3%
Single Tenant Retail	19	45,463,612	5.1%	$2,392,822	1.45x	5.117%	103	68.4%	65.8%
Super Regional Mall	1	15,000,000	1.7%	$15,000,000	2.58x	4.121%	113	40.8%	40.8%
Unanchored	3	6,424,598	0.7%	$2,141,533	1.42x	4.950%	120	61.8%	46.1%
Hospitality	8	$91,104,252	10.3%	$11,388,031	1.72x	5.307%	115	64.0%	54.8%
Limited Service	6	65,066,871	7.4%	$10,844,479	1.78x	5.275%	113	62.9%	54.2%
Select Service	1	13,487,380	1.5%	$13,487,380	1.56x	5.530%	119	68.8%	57.6%
Extended Stay	1	12,550,000	1.4%	$12,550,000	1.62x	5.230%	119	64.4%	54.7%
Industrial	14	$90,257,414	10.2%	$6,446,958	1.92x	4.975%	114	64.0%	62.1%
Flex	5	50,277,493	5.7%	$10,055,499	2.09x	4.913%	118	65.1%	62.2%
Warehouse/Distribution	9	39,979,921	4.5%	$4,442,213	1.70x	5.053%	109	62.6%	61.8%
Multifamily	4	$77,305,000	8.7%	$19,326,250	1.38x	5.149%	119	64.0%	62.3%
Garden	3	43,405,000	4.9%	$14,468,333	1.45x	5.119%	119	63.4%	60.4%
High-Rise	1	33,900,000	3.8%	$33,900,000	1.30x	5.188%	120	64.8%	64.8%
Self Storage	11	$64,125,000	7.3%	$5,829,545	1.33x	5.321%	118	70.1%	62.7%
Mixed Use	5	$26,104,293	3.0%	$5,220,859	1.57x	5.028%	119	63.9%	56.9%
Office/Retail	4	19,098,253	2.2%	$4,774,563	1.47x	5.009%	120	63.1%	53.6%
Office/Education	1	7,006,040	0.8%	$7,006,040	1.85x	5.080%	118	65.8%	65.8%
Total/Avg./Wtd. Avg.(3)	88	$883,517,820	100.0%	$10,039,975	1.72x	5.022%	117	62.2%	58.1%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 88 mortgaged properties in the Benchmark 2019-B9 trust.

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut- off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
New York	6	$172,790,052	19.6%	$28,798,342	1.76x	4.887%	114	51.0%	51.0%
Arizona	5	80,413,909	9.1	$16,082,782	1.52x	5.115%	118	70.5%	60.9%
Illinois	8	76,778,679	8.7	$9,597,335	1.59x	4.998%	118	70.4%	63.8%
New Jersey	4	64,750,000	7.3	$16,187,500	1.74x	5.344%	118	64.2%	62.1%
California	3	60,295,000	6.8	$20,098,333	1.82x	5.034%	112	62.0%	61.0%
Florida	3	54,800,000	6.2	$18,266,667	2.14x	4.782%	117	59.0%	56.8%
Minnesota	6	51,045,937	5.8	$8,507,656	1.54x	4.992%	119	67.9%	62.7%
Massachusetts	1	32,000,000	3.6	$32,000,000	2.19x	4.337%	118	49.4%	49.4%
Michigan	5	31,544,427	3.6	$6,308,885	1.83x	5.254%	119	65.1%	58.6%
Maryland	2	22,614,512	2.6	$11,307,256	1.99x	4.936%	118	62.9%	62.9%
Indiana	4	22,055,900	2.5	$5,513,975	1.77x	5.304%	104	61.2%	54.7%
Georgia	2	21,100,000	2.4	$10,550,000	1.40x	5.058%	119	66.1%	60.4%
Oregon	2	20,405,000	2.3	$10,202,500	1.56x	5.021%	119	67.6%	63.6%
Washington	1	19,000,000	2.2	$19,000,000	1.29x	5.040%	118	60.7%	53.8%
Iowa	5	18,773,245	2.1	$3,754,649	1.28x	5.432%	117	72.2%	61.3%
Missouri	7	18,280,265	2.1	$2,611,466	1.74x	5.102%	118	66.7%	64.8%
Mississippi	3	18,032,168	2.0	$6,010,723	1.69x	5.188%	119	65.7%	54.1%
Nebraska	1	15,873,826	1.8	$15,873,826	1.85x	5.080%	118	65.8%	65.8%
Texas	1	12,250,000	1.4	$12,250,000	1.67x	5.250%	120	66.2%	66.2%
North Carolina	4	10,872,396	1.2	$2,718,099	1.42x	4.950%	120	61.8%	46.1%
South Carolina	2	10,286,443	1.2	$5,143,222	1.34x	5.246%	118	68.2%	59.3%
South Dakota	1	8,400,000	1.0	$8,400,000	1.58x	5.365%	118	69.1%	59.0%
Oklahoma	1	7,200,000	0.8	$7,200,000	1.66x	5.080%	117	64.3%	59.4%
Pennsylvania	1	6,750,000	0.8	$6,750,000	1.70x	5.250%	120	64.9%	53.8%
Louisiana	2	4,818,449	0.5	$2,409,225	1.42x	4.950%	120	61.8%	46.1%
Kentucky	1	4,525,000	0.5	$4,525,000	1.37x	5.270%	119	72.4%	64.5%
Ohio	1	4,302,141	0.5	$4,302,141	1.72x	4.918%	116	62.6%	62.6%
Tennessee	2	3,885,212	0.4	$1,942,606	1.44x	4.983%	119	64.1%	51.9%
Connecticut	2	3,538,858	0.4	$1,769,429	1.72x	4.918%	116	62.6%	62.6%
Wisconsin	1	3,136,400	0.4	$3,136,400	1.72x	4.918%	116	62.6%	62.6%
Nevada	1	3,000,000	0.3	$3,000,000	4.72x	4.440%	119	26.1%	26.1%
Total/Avg./Wtd. Avg.(3)	88	$883,517,820	100.0%	$10,039,975	1.72x	5.022%	117	62.2%	58.1%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 88 mortgaged properties in the Benchmark 2019-B9 trust.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:

CONTACT INFORMATION	CONTENTS

Depositor	Distribution Summary	2

	Distribution Summary (Factors)	3

	Interest Distribution Detail	4

Master Servicer	Principal Distribution Detail	5

	Reconciliation Detail	6

	Stratification Detail	7

Operating Advisor / Asset Representations Reviewer	Mortgage Loan Detail	11

	NOI Detail	12

	Delinquency Loan Detail	13
Trustee
	Appraisal Reduction Detail	15

	Loan Modification Detail	17
Special Servicer
	Specially Serviced Loan Detail	19

Certificate Administrator	Unscheduled Principal Detail	21

	Liquidated Loan Detail	23

Deal Contact:

Reports Available at sf.citidirect.com	D-1

Distribution Date: Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2

Distribution Date: Determination Date:

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3

Distribution Date: Determination Date:

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4

Distribution Date: Determination Date:

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5

Distribution Date: Determination Date:

Reconciliation

Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6

Distribution Date:
Determination Date:

Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7

Distribution Date:
Determination Date:

Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8

Distribution Date:
Determination Date:

Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9

Distribution Date:
Determination Date:

Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10

Distribution Date:
Determination Date:

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11

Distribution Date:
Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12

Distribution Date:
Determination Date:

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13

Distribution Date:
Determination Date:

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14

Distribution Date:
Determination Date:

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15

Distribution Date:
Determination Date:

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16

Distribution Date:
Determination Date:

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17

Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18

Distribution Date:
Determination Date:	Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19

Distribution Date:
Determination Date:	Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20

Distribution Date:
Determination Date:	Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21

Distribution Date:
Determination Date:	Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalty	Yield Maintenance Premium

There is no historical unscheduled principal activity.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22

Distribution Date:
Determination Date:	Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23

Distribution Date:
Determination Date:	Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24

ANNEX E-1A

SPONSOR REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC. And german american capital corporation)

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications“).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes,

 E-1A-1

Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after January 15, 2019.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception“)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC“) financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy“) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), which lien

 E-1A-2

is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan“), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances“). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Loan Combination, subject to the related Assignment of Leases constituting security for the entire Loan Combination), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

 E-1A-3

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or

 E-1A-4

financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

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The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Loan Combination, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Loan Combination, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing

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systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations“) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the

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Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Loan Combination, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Loan Combination, as applicable).

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No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA“), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E1A-1, or future permitted mezzanine debt in each case as set forth on Schedule E-1B or (b) the related Mortgaged Property is

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encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity“ shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance“), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loan and situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease“ shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other

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improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

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(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

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(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate“ for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA“) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition“) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI“) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-3.

(44)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents,

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and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

 E-1A-14

SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
2	Country Club Plaza
6		210 East 39th Street

 E-1A-15

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
1	3 Park Avenue
17		Thunderbird Village
19	New Jersey Self Storage Portfolio
37		Rockwood Plaza Shopping Center

 E-1A-16

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

None.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Walgreens Chicago (Loan No. 18)	The sole tenant, Walgreens, has a right of first refusal to purchase the Mortgaged Property in the event the related borrower desires to sell the Mortgaged Property. The right of first refusal to purchase the Mortgaged Property does not apply to a sale or conveyance of the Mortgaged Property in foreclosure or pursuant to a deed in lieu of foreclosure.

(6) Permitted Liens; Title Insurance	Sahara Durango Shopping Center (Loan No. 48)	The third largest tenant, Del Taco, has a right of first refusal to purchase its leased premises of the Mortgaged Property in the event of a proposed sale of such leased premises (but not the entire Mortgaged Property) to a third party. At lease termination, Del Taco may surrender the leased premises or demolish the leased premises and replace with improvements of equal value.

(6) Permitted Liens; Title Insurance	Delta Self Storage (Loan No. 47)	The tenant under a lease for a cell tower pad site located on the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The right of first refusal to purchase the Mortgaged Property does not apply to a sale or conveyance of the Mortgaged Property in foreclosure or pursuant to a deed in lieu of foreclosure.

(16) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.

(16) Insurance	Walgreens Chicago (Loan No. 18)	With respect to the portion of the Mortgaged Property leased to the sole tenant at the Mortgaged Property, to the extent that (1) the sole tenant’s lease is in full force and effect, (2) no default is continuing under such lease, (3) the sole tenant and/or any guarantor of such lease remains fully liable for the obligations of such lease and maintains an S&P rating of at least “BBB”, (4) the sole tenant maintains, through self-insurance or otherwise, the insurance required to be maintained by it under its lease, and (5) the Mortgagor provides the lender with evidence of such coverage, the Mortgagor is not required to maintain the insurance set forth in the Mortgage Loan documents.

 E-1B-1

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(25) Licenses and Permits	3 Park Avenue (Loan No. 1)	The Mortgagor has a permanent certificate of occupancy; however, the use of portions of the first floor and the mezzanine of the Mortgaged Property as a health club is inconsistent with the permitted uses set forth on the permanent certificate of occupancy. The Mortgagor is required to obtain a new certificate of occupancy for the Mortgaged Property that remedies the non-conformity within 6 months of the origination of the Mortgage Loan. Such period may be extended so long as (x) the Mortgagor pursues obtaining a new certificate of occupancy in a diligent and good faith effort and (y) no material adverse effect occurs in connection with the non-conformity.

(25) Licenses and Permits	735 Bedford Avenue (Loan No. 38)	The existing certificate of occupancy for the Mortgaged Property permits warehouse and storage use. The related Mortgagor has filed an application for a change of use to office and medical, which is the current use of the Mortgaged Property and is required under the Mortgage Loan to obtain the permanent certificate of occupancy.

(26) Recourse Obligations	3 Park Avenue (Loan No. 1) Kawa Mixed Use Portfolio (Loan No. 4)	The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misappropriation or conversion, but not misapplication.

(26) Recourse Obligations	Woodbury Medical Office (Loan No. 13) CubeSmart Phoenix & AAA Portfolio (Loan No. 15) 8701 Georgia Avenue (Loan No. 24)	The related Mortgage Loan documents provide that the Mortgage Loan will be recourse to the related mortgagor and guarantor for losses in the event of any waste to the Mortgaged Property caused by the intentional acts or intentional omissions, but only after an event of default.

(31) Single Purpose Entity	Woodbury Medical Office (Loan No. 13)	No non-consolidation opinion was delivered in connection with the origination of the Mortgage Loan.

(31) Single Purpose Entity	CubeSmart Phoenix & AAA Portfolio (Loan No. 15)	No non-consolidation opinion was delivered in connection with the origination of the Mortgage Loan.

 E-1B-2

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(34) Ground Leases	Kawa Mixed Use Portfolio (Loan No. 4)	(c) The Northland Innovation Campus property is subject to an IDA-style ground lease. In connection with the IDA lease, the same parties entered into a parking lease (“Parking Lease”) pursuant to which an adjacent parking lot was leased to the borrower. This lease expires December 31, 2039. Rent is $1 per year. This lease, although related to the IDA lease, is a true ground lease and not tied to the IDA bonds. The parking is required for the operation of the office building but was not assigned any value in the property appraisal. The parking lease provides that an event of default by the borrower thereunder will not result in a termination of the lease and no consensual termination may occur without the consent of the lender.

(34) Ground Leases	Kawa Mixed Use Portfolio (Loan No. 4)	(l) Mortgagor is the tenant under the Parking Lease, which does not contain a provision providing that the ground lessor has agreed to enter into a new lease with the lender upon the termination of the Parking Lease.

(39) Organization of Mortgagor	Liberty Station Retail (Loan No. 10) 8701 Georgia Ave (Loan No. 24)	The related Mortgagors are affiliated.

(39) Organization of Mortgagor	CubeSmart Phoenix & AAA Portfolio (Loan No. 15) AAA Bypass Storage (Loan No. 45)	The related Mortgagors are affiliated.

(39) Organization of Mortgagor	Fresenius Medical Care South Elgin (Loan No. 49) Fresenius Medical Center Potosi (Loan No. 50)	The related Mortgagors are affiliated.

 E-1B-3

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(German American Capital Corporation)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens; Title Insurance	Plymouth Corporate Center (Loan No. 3)	The largest tenant, TCF National Bank, has a one-time right of first refusal to purchase the entire Mortgaged Property if the Mortgagor is prepared to sell the Mortgaged Property. Such right has been subordinated to the exercise of the lender’s rights under the Loan Documents and the right of first refusal does not apply to a sale of the Mortgaged Property by the lender or its designee following a foreclosure or deed-in-lieu of foreclosure.

(6) Permitted Liens; Title Insurance	Staples Strategic Industrial (Loan No. 5)	The two tenants at the Mortgaged Properties have a right of first offer to purchase any individual Mortgaged Property in the event of a proposed sale of any individual Mortgaged Property to a third party. Pursuant to the related lease, each tenant has agreed to subordinate its right of first offer to the related Mortgage and the right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure or to the first transfer from any lender if such lender succeeds to borrower’s interest.

(16) Insurance	Staples Strategic Industrial (Loan No. 5)	The Loan Documents allow the Mortgagor to rely on self-insurance by the sole tenant of each related Mortgaged Property provided that such sole tenant maintains a rating of “A-” or better by S&P and certain other conditions in the Loan Documents are satisfied, including without limitation that the sole tenant’s lease which covers such Mortgaged Property is in full force and effect and will remain in full force and effect following a casualty and the tenant thereunder is obligated per the terms of such lease to rebuild and restore the Mortgaged Property at its sole cost and expense and is entitled to no period of abatement.

(16) Insurance	AC Marriott Downtown Tucson (Loan No. 12)	The Mortgagor may maintain insurance for property and general liability with Sequoia Insurance Company, rated “A- XV” with AM Best, provided that (1) the rating of Sequoia Insurance Company is not withdrawn or downgraded below the rating in place on date of the closing of the Mortgage Loan and (2) at renewal of the current policy term, the Mortgagor will be required to replace Sequoia Insurance Company with an insurance company meeting the rating requirements set forth in the Loan Documents.

 E-1B-4

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(16) Insurance	Midwest Dollar General Portfolio (Loan No. 30)

The Loan Documents provide that the Mortgagor may rely upon the insurance coverage obtained by the sole tenant at the Mortgaged Properties, subject to certain conditions in the Loan Documents, including that such insurance coverage meets the requirements in the Loan Documents.

As long as the leases of the sole tenant, Dollar General, are in effect and the tenant is not in default of any obligations to complete restoration thereunder,  the terms the related leases related to casualty and restoration of the Mortgaged Property will govern and the  insurance proceeds in respect of a property loss will be payable to the tenant and held by the tenant for the purpose of paying for its restoration obligations.

(17) Access; Utilities; Separate Tax Lots	Courtyard Farmington Hills (Loan No. 23)	As of the closing date of the Mortgage Loan, the Mortgaged Property is a portion of tax parcel that includes other property that is not part of the Mortgaged Property.

(24) Local Law Compliance	Staples Strategic Industrial (Loan No. 5)	The Staples-Putnam, CT Mortgaged Property is legal non-conforming as to use, in that warehouse use is not permitted under the related zoning regulation and requires a special use permit, which has been obtained. The related zoning regulation provides that any structure containing a nonconforming use which is destroyed or damaged in any manner or from any cause whatsoever, to the extent of seventy-five percent of its current market value at the time such damage, as determined by the zoning enforcement officer, may not be repaired or rebuilt unless the proposed use will be in conformance with the provisions of the zoning regulations. In determining restoration cost, the cost of the land or factors other than the cost of the structure itself may not be included. The prior nonconforming use may be rebuilt only if a special use permit is granted by the zoning commission.

(24) Local Law Compliance	1516 North Orleans (Loan No. 35)	Certain building code violations are open at the Mortgaged Property.

(29) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 16 are also exceptions to this Representation 29.

(31) Single-Purpose Entity	210 East 39th Street (Loan No. 6)	The Mortgagor previously owned certain real property located adjacent to the Mortgaged Property which was the second unit of a two-unit condominium and which was transferred to an unaffiliated third party.

 E-1B-5

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(43) Cross-Collateralization	Staples Strategic Industrial (Loan No. 5)	The Mortgage Loan is evidenced by a pari passu A-1-2 note with an original principal balance of $20,000,000, a pari passu A-2-3 note with an original principal balance of $5,000,000 and a pari passu A-4 note with an original principal balance of $10,000,000. The Mortgaged Properties are also security for four other pari passu notes with an aggregate original principal balance of $91,100,000. The notes are cross-collateralized and cross defaulted with each other.

(43) Cross-Collateralization	AC Marriott Downtown Tucson (Loan No. 12)	The Mortgage Loan is evidenced by a pari passu A-1 note with an original principal balance of $25,000,000. The Mortgaged Property is also security for one other pari passu A-2 note with an original principal balance of $15,000,000. The notes are cross-collateralized and cross defaulted with each other.

 E-1B-6

ANNEX E-2A

SPONSOR REPRESENTATIONS AND WARRANTIES
(JPMORGAN CHASE BANK, NATIONAL aSSOCIATION)

JPMCB (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each JPMCB Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between JPMCB, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1) Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or the Mortgage Loan Purchase Agreement.

(2) Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Loan Combination, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Loan Combination is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Loan Combination) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(3) Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor,

E-2A-1

guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications“).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4) Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5) Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6) Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since January 15, 2019.

(7) Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined

E-2A-2

below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8) Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy“) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances“). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

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(9) Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10) Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11) Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12) Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13) Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal

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property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16) Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the depositor or servicer for the related Outside Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17) No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service,

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Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements“), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML“) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20) No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21) No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22) REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the

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date the JPMCB Mortgage Loan or Loan Combination was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB mortgage Loan or Loan Combination was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Loan Combination or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Loan Combination was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Loan Combination constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23) Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24) Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations“) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to

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restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27) Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28) Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29) Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph 34)), in each case, of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (34)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan

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to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30) Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31) Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA“), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of

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Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex E-2A, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33) Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity“ shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34) Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance“), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full

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Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the Defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the JPMCB Mortgage Loan secured by Defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35) Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36) Ground Leases. For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease“ shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a) The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b) The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c) The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

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(d) The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e) The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f) The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g) The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i) The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j) Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37) Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

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(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39) Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll“) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories“) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40) No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-2A. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41) Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42) Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor

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(i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner“) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors“). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence“). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43) Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA“) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition“) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged

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Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-2A-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-2A-1 (the “Policy Issuer“) and effective as of the date thereof (the “Environmental Insurance Policy“), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM“) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG“) and lead-based paint (“LBP“), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44) Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM“) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI“) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46) Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase

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Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(47) Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48) Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the Pooling and Servicing Agreement (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the borrower.

For purposes of these representations and warranties, “Servicing File” means a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE E-2A-1 to ANNEX E-2A

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	JPMCB Mortgage Loans
8	10 Brookline Place

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ANNEX E-2B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(JPMorgan Chase Bank, National Association)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2-A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(7) Lien; Valid Assignment	10 Brookline Place (Loan No. 8) Liberty Station Retail (Loan No. 10) Aventura Mall (Loan No. 22) 1421 West Shure Drive (Loan No. 26)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(9) Junior Liens	Aventura Mall (Loan No. 22)	The Mortgage Loan documents permit Mortgagor to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).

(9) Junior Liens	Hilton Garden Inn Flowood (Loan No. 29)

The Mortgage Loan documents permit the pledge of ownership interests in the Mortgagor, provided that the following requirements (among others) are satisfied: (i) no event of default has occurred and is continuing; (ii) the loan-to-value ratio (including the mezzanine loan) does not exceed 66.7%; (iii) the projected combined debt service coverage ratio (as calculated in the Mortgage Loan documents) for the twelve (12) month period following the making of the mezzanine loan is not less than 1.68 to 1.00; (iv) the maturity date of the mezzanine loan is not earlier than the maturity date of the Mortgage Loan; (v) the mezzanine lender enters into an intercreditor agreement in form acceptable to the lender; (vi) the lender receives prior written confirmation from the Rating Agencies that such mezzanine loan will not cause a downgrade, withdrawal or qualification of the then-current rating of the Securities; and (vii) if required under the terms of the related franchise agreement,

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Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

the lender receives satisfactory evidence that the franchisor has approved the mezzanine loan.

(9) Junior Liens	Hampton Inn & Suites West Point (Loan No. 44)	The Mortgage Loan documents permit the pledge of ownership interests in the Mortgagor, provided that the following requirements (among others) are satisfied: (i) no event of default has occurred and is continuing; (ii) the loan-to-value ratio (including the mezzanine loan) does not exceed 64.69%; (iii) the projected combined debt service coverage ratio (as calculated in the Mortgage Loan documents) for the twelve (12) month period following the making of the mezzanine loan is not less than 1.85 to 1.00; (iv) the maturity date of the mezzanine loan is not earlier than the maturity date of the Mortgage Loan; (v) the mezzanine lender enters into an intercreditor agreement in form acceptable to the lender; (vi) the lender receives prior written confirmation from the Rating Agencies that such mezzanine loan will not cause a downgrade, withdrawal or qualification of the then-current rating of the Securities; and (vii) if required under the terms of the related franchise agreement, the lender receives satisfactory evidence that the franchisor has approved the mezzanine loan.

(10) Assignment of Leases and Rents	10 Brookline Place (Loan No. 8) Liberty Station Retail (Loan No. 10) Aventura Mall (Loan No. 22) 1421 West Shure Drive (Loan No. 26)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(15) Actions Concerning Mortgage Loan	120 Spring Street (Loan No. 32)

In September 2017, the nonrecourse carveout guarantors and certain of their affiliates (collectively, “ICON”) entered into an order and a voluntary settlement agreement with the Tenant Harassment Task Force (the “Task Force”) after an investigation by the Task Force found that ICON had engaged in certain prohibited practices, including, among others, unsafe construction that failed to comply with relevant laws and regulations, failure to timely respond to rent-regulated tenants’ requests for repairs and failure to timely correct violations of the Housing Maintenance Code and the Construction Codes of the City of New York. The Task Force is comprised of certain city and state agencies in New York and was created for the purpose of investigating and enforcing actions against landlords alleged to have created unsafe conditions due to illegal construction, with a particular focus on rent-regulated tenants. The settlement resulted in an Assurance of Discontinuance (the “AOD”), which the Task

E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Force permitted ICON to enter into without any formal action or enforcement following a series of meetings and the production of documents related to construction at certain properties owned and/or managed by ICON. The AOD did not make any finding that ICON engaged in harassment, and ICON voluntarily adopted new policies and procedures related to its management and construction and hire a third party property manager. In addition, ICON was required to pay certain fines in the approximate aggregate amount of $568,733 in connection with the aforementioned violations and to cover the Task Force’s administrative costs for the investigation. According to a letter from the sponsor’s counsel based on the initial quarterly report from the Task Force, as of October 2018, there has not been any finding by the Task Force that ICON had breached its obligations under the AOD.

(15) Actions Concerning Mortgage Loan	La Quinta Inn Berkeley (Loan No. 33)	The Mortgagor and the guarantor are named defendants in a civil case filed on October 31, 2018 in the Superior Court of California for Alameda County. The plaintiff, who was an employee of the defendants from May 15, 2011 until January 2017 as a senior engineer, alleges, among other things, that the plaintiff was misclassified as an independent contractor (rather than as a W-2 employee) for purposes of overtime payments, and further alleges that he regularly worked more than 40 hours a week and was not paid overtime or minimum wage as required by California law, was required to pay Medicare and social security taxes, and was disqualified for unemployment compensation when he was terminated due to his status as an independent contractor. The plaintiff is asking for damages of $200,000, statutory penalties, prejudgment interest, costs of litigation, attorneys’ fees and all other relief as the court deems appropriate. The Mortgage Loan documents provide for a non-recourse carveout for any losses associated with the foregoing case.

(15) Actions Concerning Mortgage Loan	Hampton Inn & Suites West Point (Loan No. 44)	The Mortgagor is subject to a pending federal case in the Northern District of Mississippi Aberdeen-Eastern Division, US District Court, filed on August 23, 2018, in which the plaintiff alleges civil rights violation under the Americans with Disabilities Act. The plaintiff alleges that the Hampton Inn operated by the Mortgagor denied the plaintiff access because of the hotel’s blanket policy of not allowing animals onto its premises, including service animals, and refused to make reasonable accommodations as required under the ADA. The plaintiff filed this suit requesting injunctive relief, requiring Hampton Inn to change its service animal policy, and declaratory relief, including reimbursement for attorney’s fees and costs. No specific monetary amount is plead in the complaint and the lawsuit is still pending.

E-2B-3

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(18) Insurance	Liberty Station Retail (Loan No. 10)	The Mortgagor may continue to use Associated Industries Insurance Company, Inc. (“Associated Industries”), rated “A- XV” with AM Best as the insurer for the general liability coverage, provided that (x) the rating of Associated Industries is not withdrawn or downgraded below the rating as of the origination date of the Mortgage Loan and (y) at renewal of the current policy term on May 15, 2019, the Mortgagor replaces Associated Industries with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.

(18) Insurance	Aventura Mall (Loan No. 22)

The all-risk property insurance may contain a deductible of $250,000 (the “Required Deductible”) or such higher deductible if the Mortgagor provides the lender with cash or a letter of credit in an amount equal to the difference between the actual deductible and the Required Deductible.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

The Mortgagor may obtain a policy from an insurance company not satisfying the rating requirements set forth in the Mortgage Loan documents, provided that any such insurance company is subject to (A) the prior approval of the lender and (B) the lender’s receipt of a rating agency confirmation with respect to each such insurance carrier.

The Mortgagor may continue to utilize Pennsylvania Manufacturers’ Association Insurance (“PMA”) as the carrier for the Workers Compensation/Employers’ Liability coverage required in the Mortgage Loan documents, provided the AM Best rating of PMA is not withdrawn or downgraded below its rating as of the loan origination date.

The Mortgagor may continue to utilize Lancashire Insurance Company Limited, rated “A-” by S&P and “A3” by Moody’s, in its current participation amount and position within the syndicate of the terrorism coverage required in the Mortgage Loan documents, provided that Lancashire Insurance Company Limited maintains its ratings in place as of the loan origination date.

The Mortgagor may continue to utilize Lancashire Insurance Company Limited, rated “A-” by S&P and “A3” by Moody’s, in its current participation amount and position within the syndicate of the terrorism coverage required in the Mortgage Loan documents, provided that Lancashire Insurance

E-2B-4

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Company Limited maintains its ratings in place as of the origination date.

(18) Insurance	120 Spring Street (Loan No. 32)	For multi-layered policies, (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies (“S&P”) and “A2” or better by Moody’s Investors Service, Inc. (“Moody’s”), to the extent Moody’s rates the securities and rates the applicable insurance company, and “A” or better by Fitch, Inc. (“Fitch”), to the extent Fitch rates the securities and rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, or (B) if five (5) or more insurance companies issue the policies, then at least sixty percent (60%) of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company.

(18) Insurance	Moser Apartments (Loan No. 27)	The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is 4% of the original principal balance of the Mortgage Loan, instead of the customary 5% thereof.

(28) Recourse Obligations	10 Brookline Place (Loan No. 8)

There is no separate non-recourse carveout guarantor, and the Mortgagor is the sole party responsible for breaches or violations of the non-recourse carveout provisions in the Mortgage Loan documents or the environmental indemnity. The Mortgagor was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability.

The obligations and liabilities of the Mortgagor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on and after the date that is twenty-four (24) months following the date on which the Mortgage Loan has been paid in full, provided all of the following conditions are satisfied in full: (i) the Mortgage Loan shall have been paid in

E-2B-5

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

full on or prior to the maturity date of the Mortgage Loan and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the indemnitee will have received, at the Mortgagor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, and (iv) twenty-four (24) months have passed since the date on which the Mortgage Loan has been paid in full.

The lender has agreed that, to the extent any environmental losses are within the claims insured under the environmental insurance policy obtained at origination, the lender will use commercially reasonable efforts to collect first any such losses under the policy; provided, however, the lender has the right to enforce the obligations under the indemnity for any such losses upon the earlier of: (1) the formal and final denial of the claim by the issuer of the policy, (2) the expiration of twelve (12) months after a claim has been made under the policy for the payment of the losses, without the payment thereof by the insurer, or (3) the filing by any Mortgagor of any bankruptcy, insolvency or similar proceeding. Additionally, the lender has the right to enforce the obligations under the indemnity for (i) any losses which comprise all or any portion of any deductible or retained amount under the policy, (ii) any losses for which the insurer under the policy has refused the defense of any claim or the coverage as to any such losses following a claim under the policy, or (iii) any losses which are in or for amounts which exceed the proceeds of the policy likely to be available to cover such losses after deducting the estimated cost of defending such claim.

The non-recourse carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misapplication or conversion and does not include misappropriation of such amounts, and the Mortgage Loan documents provide that the application of rents to reasonable and customary operating expenses will not be deemed to be misapplication or conversion under the Mortgage Loan documents.

E-2B-6

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(28) Recourse Obligations	Liberty Station Retail (Loan No. 10)

The non-recourse carveout for willful misconduct is limited to willful misconduct that results in an adverse effect on the Mortgaged Property or the ability of the Mortgagor to pay the Mortgage Loan obligations (provided that the non-payment of any monetary obligations will not be considered willful misconduct to the extent that the Mortgaged Property does not generate sufficient cash flow to pay such obligations).

All obligations and liabilities under the related environmental indemnity agreement will cease and terminate two (2) years after the indefeasible payment in full of the Mortgage Loan provided that, (i) the Mortgagor or the guarantor, at its sole cost and expense, furnishes to the lender a Phase I environmental report dated no more than thirty (30) days prior to the date of the repayment in form and substance, and from an environmental consultant, reasonably acceptable to the lender, which Phase I environmental report discloses, as of the date of such report, (A) no actual noncompliance with or violation of applicable environmental laws (or of permits issued pursuant to Environmental Laws), (B) no environmental liens encumbering the Mortgaged Property, (C) no administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the related environmental indemnity agreement, (D) no presence or release of hazardous substances in, on, above or under the Mortgaged Property, and (E) no other matter for which the indemnitee is entitled to indemnification pursuant to the related environmental indemnity agreement, (ii) on the date of such repayment, none of the indemnitee, the Mortgagor or the guarantor is aware of a release or other violation of the applicable environmental law and there is no pending or asserted claim under the related environmental indemnity agreement and (iii) the Mortgagor or the guarantor has paid the indemnitee all sums due under the related environmental indemnity agreement and neither the Mortgagor nor the guarantor is in default under the related environmental indemnity agreement.

(28) Recourse Obligations	Monarch Corporate Center (Loan No. 16)

The indemnification obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate on, and be of no further force or effect from and after, the date (the “Termination Date”) that is two (2) years following delivery of the Phase I environmental site assessment acceptable to the indemnitee and does not identify any actual or potential REC’s or CREC’s or any other conditions that could result in liability under or otherwise violate any environmental law or environmental permit issued pursuant thereto or require any remediation or other action requested by any governmental authority (such report, a “Clean Phase I”), provided that (a) the Mortgage Loan has been paid and performed in full in

E-2B-7

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

normal course in accordance with the terms and provisions of the Mortgage Loan documents (and not following an event of default and the exercise of remedies by the indemnitee), (b) at any time on or after the date that the Mortgage Loan has been paid and performed in full, the Mortgagor and the guarantor delivers to the indemnitee, at the sole cost and expense of the Mortgagor or the guarantor, a Clean Phase I (as defined below), (c) there has been no change in any environmental law or other applicable law prior to the Termination Date, which change would have the effect of imposing any liability upon a lender/mortgagee for any matter, condition or circumstance for which the indemnitee is entitled to be indemnified under the environmental indemnity agreement notwithstanding the fact that the Mortgage Loan has been paid and performed in full, and (d) as of the Termination Date, there is no outstanding complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental authority, or any third party, involving violations of environmental law, releases of hazardous substances or any other environmental condition.

(28) Recourse Obligations	Aventura Mall (Loan No. 22)

The non-recourse carveout for losses for fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the closing of the Mortgage Loan or regarding matters stated in the financial statements or other information required to be delivered in connection with the Mortgage Loan or otherwise delivered and upon which the lender reasonably relied.

The non-recourse carveout for losses for willful misconduct is limited to willful misconduct regarding the operation of the Mortgaged Property.

The non-recourse carveout for losses for material physical waste is limited to material physical waste intentionally committed.

The liability of the guarantors for breaches or violations of the nonrecourse carveout guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.

(28) Recourse Obligations	1421 West Shure Drive (Loan No. 26)

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on and after the date that is twenty-four (24) months following the date on which the Mortgage Loan has been paid in full, provided all of the following conditions

E-2B-8

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

are satisfied in full: (A) the Mortgage Loan has been paid in full without the indemnitee having exercised any remedies against the Mortgagor or the guarantor under the Mortgage Loan documents and indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (B) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, and (C) the indemnitee has received, at the expense of the Mortgagor or the guarantor, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.

(28) Recourse Obligations	120 Spring Street (Loan No. 32)

The loss carveout for fraud or intentional misrepresentation is limited to fraud or material misrepresentation by Mortgagor, Principal or Guarantor or any Affiliates of Mortgagor, Principal or Guarantor in connection with (1) obtaining the Loan, (2) the execution and delivery of any of the Loan Documents, or (3) any statements made by Mortgagor, Principal or Guarantor or any Affiliates of Mortgagor, Principal or Guarantor in any document, certificate or report provided by or on behalf of Mortgagor, Principal or Guarantor or by or on behalf of any Affiliates of Mortgagor, Principal or Guarantor under, pursuant to or in connection with any of the Loan Documents.

The loss carveout for willful misconduct is limited to the willful misconduct of the Mortgagor, the single purpose entity managing member of the Mortgagor, the guarantor or any affiliates thereof in connection with (1) obtaining the Mortgage Loan, (2) the failure to perform or satisfy any covenant or negative covenant contained in the Mortgage Loan documents, or (3) the Mortgaged Property; provided, further, the Mortgagor’s failure to perform or satisfy any covenant or negative covenant contained in the Mortgage Loan documents or with respect to the Mortgaged Property shall not be construed as willful misconduct if (i) sufficient cash flow is generated by the Mortgaged Property to perform or satisfy such covenant or negative covenant, deposited into a reserve fund with the lender and specifically allocated for such performance or satisfaction, and the lender fails to make such funds available to the Mortgagor after the Mortgagor has satisfied all conditions for disbursement thereof, (ii) sufficient cash flow is generated by the Mortgaged Property to perform or satisfy such covenant or

E-2B-9

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

negative covenant, but the lender has distributed such cash flow to the Mortgagor from the cash management account and the Mortgagor has retained such or distributed such cash flow to its direct and indirect owners (for the avoidance of doubt, the lender shall have no claim due to the Mortgagor’s distribution of such cash flow), or (iii) sufficient cash flow, at such time, is not generated by the Mortgaged Property to perform or satisfy such covenant or negative covenant; provided, however, that notwithstanding the foregoing, the Mortgagor will be liable to the extent that, from and after the date an expense is accrued, any cash flow is released to the Mortgagor and the Mortgagor does not thereafter pay such expense, but such liability is in an amount equal to the lesser of (a) the free cash flow released to the Mortgagor from and after the date such expense is incurred, and (b) the total amount of the expense, unless such cash flow was spent on the Mortgaged Property.

The loss carveout for material physical waste at the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan has been paid in full and the indemnitee has not commenced foreclosure proceedings or otherwise taken possession of all or any portion of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) Mortgagor or the guarantor has delivered to the indemnitee an updated Phase I environmental report reasonably acceptable to the indemnitee dated within ninety (90) days of the requested release indicating, to the reasonable satisfaction of the indemnitee, that no material adverse change in condition from that which existed on the date hereof which remains unremediated exists, (iv) the indemnitee shall have reasonably determined that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, and (v) two (2) years have passed since the date that the Mortgage Loan has been paid in full.

Upon the acceptance by the lender of any cure by the Mortgagor of a transfer described in the Mortgage Loan documents (which the lender is not obligated to accept and

E-2B-10

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

may reject or accept in its sole and absolute discretion), the Mortgage Loan will no longer be fully recourse to the Mortgagor solely as a result of such transfer, provided, however, the Mortgagor will remain liable to the extent of any actual losses, damages, costs, expenses, liabilities, claims or other obligations actually incurred by the lender (including reasonable attorneys’ fees and expenses reasonably incurred, but specifically excluding any claim for consequential, special, exemplary or punitive damages) to the extent arising out of or in connection with such transfer.

(29) Mortgage Releases	Aventura Mall (Loan No. 22)	In the event that any of JCPenney, Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s or Nordstrom (individually and collectively, “Department Store”) ceases operations or seeks to assign the applicable lease of any Department Store (individually and collectively, “Department Store Lease”) to any party or in any manner that is not expressly permitted under any Department Store Lease, the Mortgagor may, without the consent of the lender, (x) enter into a ground lease for the entirety of the parcel of the applicable Department Store (the “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the Mortgagor and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the applicable Department Store parcel from the lien of the mortgage, upon satisfaction of certain terms and conditions in the Mortgage Loan documents, but without a requirement for such release to be accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property. Notwithstanding the foregoing, no release or transfer of any ground leasehold estate will be permitted unless, immediately after the transfer and release, either (i) the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Property (excluding personal property and going concern value, if any) must be equal to or less than 125% (to be determined by the lender in accordance with the Mortgage Loan documents) or (ii) the Mortgagor must pay down the principal balance of the Mortgage Loan (without any prepayment premium or other premium or penalty of any kind) by an amount set forth in the Mortgage Loan documents, unless the lender receives an opinion of counsel that if the amount in (ii) is not paid, the securitization will not fail to maintain its status as a REMIC as a result of the transfer and release.

E-2B-11

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(31) Acts of Terrorism Exclusion	10 Brookline Place (Loan No. 8)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any successor similar statute) or a similar or subsequent statute is not in effect, the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the Mortgage Loan documents, but in such event the Mortgagor is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents on a stand-alone basis (without giving effect to the cost of terrorism components of such property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31) Acts of Terrorism Exclusion	Aventura Mall (Loan No. 22)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended from time to time (including any extensions thereof), is not in effect, the Mortgagor is required to carry terrorism coverage throughout the term of the Mortgage Loan, but in such event the Mortgagor may not be required to pay annual premiums in excess of an amount equal to two (2) times the then-current annual insurance premiums payable by the Mortgagor for the policies insuring only the Mortgaged Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis (the “Terrorism Cap”) in order to obtain the terrorism coverage (but the Mortgagor is obligated to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Cap).

(34) Defeasance	Aventura Mall (Loan No. 22)	The Mortgage Loan documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.

E-2B-12

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(36) Ground Leases	Liberty Station Retail (Loan No. 10)

In the event that the failure to make net amount of insurance proceeds or condemnation awards available for restoration (collectively, the “Net Proceeds”) results in either (x) the termination of the applicable ground lease or (y) the ground lessor being entitled to keep the Net Proceeds pursuant to the terms of the applicable ground lease, then the Net Proceeds will not be applied to the Mortgage Loan as permitted pursuant to the terms of the Mortgage Loan documents.

Though each of the ground leases requires the lessor to provide to the lender written notice of default simultaneously with giving such notice to the Mortgagor, the ground lease does not expressly provide that no notice of default is effective unless such notice is given to the lender; provided, however, the lessor’s right to terminate the ground lease as a result of the occurrence of any default is subject to the lender’s receipt of written notice thereof and the expiration of lender’s cure period.

(38) ARD Loan	PSM Building (Loan No. 11)

The Mortgage Loan is interest only until the Anticipated Repayment Date and will not substantially fully amortize over its stated term. The maturity date of the Mortgage Loan is less than sixty (60) months following the Anticipated Repayment Date.

(47) Cross Collateralization	10 Brookline Place (Loan No. 8) Liberty Station Retail (Loan No. 10) Aventura Mall (Loan No. 22) 1421 West Shure Drive (Loan No. 26)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

E-2B-13

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B-33

ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
3/15/2019	$32,000,000.00	2/15/2024	$31,007,497.03
4/15/2019	$32,000,000.00	3/15/2024	$30,417,140.53
5/15/2019	$32,000,000.00	4/15/2024	$29,929,632.90
6/15/2019	$32,000,000.00	5/15/2024	$29,387,404.35
7/15/2019	$32,000,000.00	6/15/2024	$28,895,358.29
8/15/2019	$32,000,000.00	7/15/2024	$28,348,718.31
9/15/2019	$32,000,000.00	8/15/2024	$27,852,094.30
10/15/2019	$32,000,000.00	9/15/2024	$27,353,281.78
11/15/2019	$32,000,000.00	10/15/2024	$26,800,064.71
12/15/2019	$32,000,000.00	11/15/2024	$26,296,615.33
1/15/2020	$32,000,000.00	12/15/2024	$25,738,891.17
2/15/2020	$32,000,000.00	1/15/2025	$25,230,764.56
3/15/2020	$32,000,000.00	2/15/2025	$24,720,398.68
4/15/2020	$32,000,000.00	3/15/2025	$24,052,287.46
5/15/2020	$32,000,000.00	4/15/2025	$23,536,725.80
6/15/2020	$32,000,000.00	5/15/2025	$22,967,228.31
7/15/2020	$32,000,000.00	6/15/2025	$22,446,883.95
8/15/2020	$32,000,000.00	7/15/2025	$21,872,737.62
9/15/2020	$32,000,000.00	8/15/2025	$21,347,568.93
10/15/2020	$32,000,000.00	9/15/2025	$20,820,085.71
11/15/2020	$32,000,000.00	10/15/2025	$20,239,000.30
12/15/2020	$32,000,000.00	11/15/2025	$19,706,630.59
1/15/2021	$32,000,000.00	12/15/2025	$19,120,795.43
2/15/2021	$32,000,000.00	1/15/2026	$18,583,496.69
3/15/2021	$32,000,000.00	2/15/2026	$18,042,944.70
4/15/2021	$32,000,000.00	3/15/2026	$17,367,159.40
5/15/2021	$32,000,000.00	4/15/2026	$16,837,200.11
6/15/2021	$32,000,000.00	5/15/2026	$16,255,475.72
7/15/2021	$32,000,000.00	6/15/2026	$15,720,618.15
8/15/2021	$32,000,000.00	7/15/2026	$15,134,132.58
9/15/2021	$32,000,000.00	8/15/2026	$14,594,334.10
10/15/2021	$32,000,000.00	9/15/2026	$14,052,157.45
11/15/2021	$32,000,000.00	10/15/2026	$13,458,557.63
12/15/2021	$32,000,000.00	11/15/2026	$12,911,376.37
1/15/2022	$32,000,000.00	12/15/2026	$12,312,912.00
2/15/2022	$32,000,000.00	1/15/2027	$11,760,682.56
3/15/2022	$32,000,000.00	2/15/2027	$11,206,020.08
4/15/2022	$32,000,000.00	3/15/2027	$10,503,023.97
5/15/2022	$32,000,000.00	4/15/2027	$9,942,818.30
6/15/2022	$32,000,000.00	5/15/2027	$9,331,694.03
7/15/2022	$32,000,000.00	6/15/2027	$8,766,326.82
8/15/2022	$32,000,000.00	7/15/2027	$8,150,185.45
9/15/2022	$32,000,000.00	8/15/2027	$7,579,611.75
10/15/2022	$32,000,000.00	9/15/2027	$7,006,524.03
11/15/2022	$32,000,000.00	10/15/2027	$6,382,878.23
12/15/2022	$32,000,000.00	11/15/2027	$5,804,516.83
1/15/2023	$32,000,000.00	12/15/2027	$5,175,744.93
2/15/2023	$32,000,000.00	1/15/2028	$4,592,063.93
3/15/2023	$32,000,000.00	2/15/2028	$4,005,811.06
4/15/2023	$32,000,000.00	3/15/2028	$3,321,762.14
5/15/2023	$32,000,000.00	4/15/2028	$2,729,910.55
6/15/2023	$32,000,000.00	5/15/2028	$2,088,026.00
7/15/2023	$32,000,000.00	6/15/2028	$1,490,737.37
8/15/2023	$32,000,000.00	7/15/2028	$843,567.96
9/15/2023	$32,000,000.00	8/15/2028	$240,794.97
10/15/2023	$32,000,000.00	9/15/2028	$0.00
11/15/2023	$32,000,000.00	and thereafter
12/15/2023	$31,907,507.28
1/15/2024	$31,490,274.29

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	10
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	10
Summary of Terms	17
Risk Factors	61
Description of the Mortgage Pool	153
Transaction Parties	224
Credit Risk Retention	273
Description of the Certificates	278
The Mortgage Loan Purchase Agreements	311
The Pooling and Servicing Agreement	320
Use of Proceeds	419
Yield, Prepayment and Maturity Considerations	419
Material Federal Income Tax Consequences	432
Certain State, Local and Other Tax Considerations	443
ERISA Considerations	444
Legal Investment	451
Certain Legal Aspects of the Mortgage Loans	452
Ratings	473
Plan of Distribution (Underwriter Conflicts of Interest)	475
Incorporation of Certain Information by Reference	477
Where You Can Find More Information	477
Financial Information	477
Legal Matters	477
Index of Certain Defined Terms	478

Annex A –	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B –	Significant Loan Summaries	B-1
Annex C –	Mortgage Pool Information	C-1
Annex D –	Form of Distribution Date Statement	D-1

Annex E-1A –	Sponsor Representations and Warranties (CREFI and GACC)	E-1A-1
Annex E-1B –	Exceptions to Sponsor Representations and Warranties (CREFI and GACC)	E-1B-1
Annex E-2A –	Sponsor Representations and Warranties (JPMCB)	E-2A-1
Annex E-2B –	Exceptions to Sponsor Representations and Warranties (JPMCB)	E-2B-1

Annex F –	Class A-AB Scheduled Principal Balance Schedule	F-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$728,129,000
(Approximate)

Benchmark 2019-B9 Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2019-B9

Class A-1	$15,600,000
Class A-2	$15,800,000
Class A-3	$8,867,000
Class A-4	$130,000,000
Class A-5	$385,272,000
Class A-AB	$32,000,000
Class X-A	$649,440,000
Class A-S	$61,901,000
Class B	$38,820,000
Class C	$39,869,000

PROSPECTUS

Citigroup

Deutsche Bank Securities

J.P. Morgan

Co-Lead Managers and Joint Bookrunners

Academy Securities, Inc.

The Williams Capital Group, L.P.

Co-Managers

February 1, 2019